As filed with the Securities and Exchange Commission on April 12, 2021

Registration No. 333-249660

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

Amendment No. 6 to

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

LIANLUO SMART LIMITED

(Exact name of registrant as specified in its charter)

______________________

Not Applicable

(Translation of registrant name into English)

______________________

British Virgin Islands	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

______________________

Room 1003B, 10th Floor, BeiKong Technology Building
No. 10 Baifuquan Road, Changping District
Beijing 102200, People’s Republic of China
+ 86-10-89788107
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Kevin Sun, Esq.
BEVILACQUA PLLC
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
202-869-0888

______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the accompanying proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Shares, par value $0.021848 per share	440,890,986	N/A	$25,157.69	$2.74

____________

(1)      Represents the estimated maximum number of common shares of the Registrant expected to be issued in connection with the transactions contemplated by the agreement and plan of merger (the “merger agreement”) by and among the Registrant, Newegg Inc. (“Newegg”) and Lightning Delaware Sub, Inc., as described herein, calculated as the product of (a) the sum of (i) 849,159 shares of Newegg Class A common stock, par value $0.001 per share, issued and outstanding as of April 9, 2021, (ii) 24,870,027 shares of Newegg Series AA preferred stock, par value $0.001 per share, issued and outstanding as of April 9, 2021, (iii) 36,475,987 shares of Newegg Series A preferred stock, par value $0.001 per share, issued and outstanding as of April 9, 2021, (iv) 11,449,816 shares of Newegg Class A common stock subject to outstanding stock options and restricted stock awards outstanding as of April 9, 2021, and (v) 1,828,073 shares of Newegg Class A common stock available for issuance under Newegg’s equity plans as of April 9, 2021, and (b) 5.8417, the exchange ratio specified in the merger agreement, as described herein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions prior to the completion of the merger transaction described herein.

(2)      Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act. Newegg is a private company and no market exists for its equity securities. Newegg has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of Newegg’s capital stock being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.001 and the maximum number of shares of Newegg capital stock that may be exchanged in the merger, or 75,473,062 shares of Newegg capital stock (computed as of April 9, 2021, and inclusive of all shares of Newegg capital stock issuable upon conversion of any securities convertible into or exercisable for shares of Newegg capital stock).

(3)      Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 12, 2021

MERGER AND DISPOSITION PROPOSALS — YOUR VOTE IS VERY IMPORTANT

[            ], 2021

Dear Shareholder:

You are cordially invited to a special meeting of shareholders of Lianluo Smart Limited (which we refer to as the Company or we, us or our) to be held on May 12, 2021 at 10:00 a.m., local time, at our offices located at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing, 102200, People’s Republic of China. At the special meeting, you will be asked to vote on the important matters described in detail in the notice of special meeting of shareholders and proxy statement/prospectus accompanying this letter.

One of the matters that you will be asked to vote on at the special meeting is the adoption of an agreement and plan of merger, dated as of October 23, 2020, and as it may be amended from time to time (which we refer to as the merger agreement), by and among the Company, Newegg Inc., a Delaware corporation, or Newegg, and Lightning Delaware Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, or Merger Sub, pursuant to which Merger Sub will be merged with and into Newegg, with Newegg continuing as the surviving corporation and a wholly owned subsidiary of the Company (we refer to this transaction as the merger).

If the merger is completed, each share of the capital stock of Newegg that was issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.8417 common shares of the Company (which we refer to as the exchange ratio), plus the right, if any, to receive cash in lieu of fractional shares of the Company (which we collectively refer to as the merger consideration); provided that the exchange ratio shall be appropriately adjusted to reflect the effect of any share split, split-up, reverse share split, share dividend or distribution of securities convertible into the Company’s common shares or Newegg’s capital stock or any reorganization, recapitalization, reclassification or other like change with respect to Company’s common shares or Newegg’s capital stock having a record date occurring on or after the date of the merger agreement and prior to the completion of the merger.

Although the exchange ratio for the merger consideration is fixed (subject to the adjustments described above), the market value of the merger consideration will fluctuate with the market price of our Class A common shares. Based on the closing price of $3.28 on October 23, 2020, the last trading day before the public announcement of the signing of the merger agreement, the implied aggregate value of the merger consideration was approximately $1.19 billion. Based on the closing price on April 9, 2021, the most recent practicable date before the date of the accompanying proxy statement/prospectus, the implied aggregate value of the merger consideration was approximately $3.11 billion. Our Class A common shares are listed on the NASDAQ Capital Market under the trading symbol “LLIT.”

We estimate that we will issue approximately 363,325,542 common shares to Newegg stockholders upon completion of the merger, based on the number of shares of Newegg issued and outstanding as of April 9, 2021, the most recent practicable date for which such information was available. Immediately following the completion of merger, our shareholders immediately prior to the merger are expected to own approximately 1.32% of our outstanding common shares and former Newegg stockholders are expected to own approximately 98.68% of our outstanding common shares (based on shares outstanding as of April 9, 2021).

Another matter that you will be asked to vote on at the special meeting is adoption of an equity transfer agreement, dated as of October 23, 2020, and as it may be amended from time to time (which we refer to as the disposition agreement), among Beijing Fenjin Times Technology Development Co., Ltd., or the Purchaser, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., or Lianluo Connection, and the Company, pursuant to which we will sell all of our equity interests in Lianluo Connection, our wholly owned subsidiary, to the Purchaser immediately following completion of the merger (we refer to this transaction as the disposition).

Following completion of the merger and the disposition, the business of Newegg, as described in the proxy statement/prospectus accompanying this letter, will be the business of the Company.

In addition to the foregoing, at the special meeting shareholders will also be asked to vote on proposals to:

•        redesignate our authorized shares to eliminate the dual class structure;

•        approve a share combination of our issued and outstanding common shares by a ratio of not less than one-for-two and not more than one-for-fifty at any time no later than June 30, 2021;

•        increase the number of common shares that the Company is authorized to issue;

•        change the name of the Company to “Newegg Commerce, Inc.” upon the consummation of the transactions contemplated by the merger agreement; and

•        amend and restate our current amended and restated memorandum and articles of association to effect the foregoing and to make certain other amendments described in the accompanying proxy statement/prospectus.

Shareholders will also be asked to approve a proposal to adjourn the special meeting to a later date if necessary to solicit additional proxies if there are not sufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to approve the foregoing matters.

The record date for determining the shareholders entitled to receive notice of, and to vote at, the special meeting is March 26, 2021. Only shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.

Each of the special committee of our board of directors and our board of directors unanimously recommended that shareholders vote “FOR” each proposal set forth in the accompanying proxy statement/prospectus.

Your vote is important. Whether or not you expect to attend the special meeting, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the disposition agreement, the merger, the disposition and the other proposals described above, as well as detailed business and financial information about Newegg. We urge you to read the accompanying proxy statement/prospectus (and any documents incorporated by reference into the accompanying proxy statement/prospectus) carefully. Please pay particular attention to the section “Risk Factors” beginning on page 30 of the accompanying proxy statement/prospectus. You can also obtain information about us from documents that we have previously filed with the Securities and Exchange Commission.

We hope to see you at the special meeting and look forward to the successful completion of the merger and the disposition.

Sincerely,

/s/ Bin Lin
Bin Lin
Chief Executive Officer
Lianluo Smart Limited

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [            ], 2021 and is first being mailed to shareholders on or about [            ], 2021.

Lianluo Smart Limited
Room 1003B, 10th Floor, BeiKong Technology Building
No. 10 Baifuquan Road, Changping District
Beijing 102200, People’s Republic of China
+ 86-10-89788107

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2021

Notice is hereby given that Lianluo Smart Limited (which we refer to as the Company or we, us or our) will hold a special meeting of shareholders on May 12, 2021 at 10:00 a.m., local time, at our offices located at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing, 102200, People’s Republic of China. The special meeting will be held for the purpose of allowing shareholders to consider and vote upon proposals to:

1.      adopt an agreement and plan of merger, dated as of October 23, 2020, and as it may be amended from time to time (which we refer to as the merger agreement), by and among the Company, Newegg Inc., a Delaware corporation, or Newegg, and Lightning Delaware Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, or Merger Sub, pursuant to which Merger Sub will be merged with and into Newegg, with Newegg continuing as the surviving corporation and a wholly owned subsidiary of the Company (a copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus) (we refer to this proposal as the merger proposal);

2.      adopt the equity transfer agreement, dated as of October 23, 2020, and as it may be amended from time to time (which we refer to as the disposition agreement), among Beijing Fenjin Times Technology Development Co., Ltd., or the Purchaser, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., or Lianluo Connection, and the Company, pursuant to which we will sell all of our equity interests in Lianluo Connection, our wholly owned subsidiary, to the Purchaser immediately following completion of the merger (a copy of the disposition agreement is attached as Annex E to the accompanying proxy statement/prospectus) (we refer to this proposal as the disposition proposal);

3.      redesignate all of our issued and unissued Class A common shares of par value of $0.021848 each and Class B common shares of par value of $0.021848 each into common shares of par value of $0.021848 each on a one to one basis, thus eliminating the Company’s dual class structure (we refer to this proposal as the redesignation proposal);

4.      complete a share combination of our issued and outstanding common shares by a ratio of not less than one-for-two and not more than one-for-fifty no later than June 30, 2021, with the exact ratio to be set at a whole number within this range, as determined by our board of directors in its sole discretion (we refer to this proposal as the share combination proposal);

5.      increase the number of common shares that the Company is authorized to issue to an unlimited number of common shares (we refer to this proposal as the share increase proposal);

6.      change the name of the Company to “Newegg Commerce, Inc.” (we refer to this proposal as the name change proposal);

7.      amend and restate our current amended and restated memorandum and articles of association to effect the redesignation proposal, the share combination proposal, the share increase proposal and the name change proposal, as well as certain other amendments described in the accompanying proxy statement/prospectus (a copy of the form of amended and restated memorandum and articles of association is attached as Annex G to the accompanying proxy statement/prospectus) (we refer to this proposal as the charter amendment proposal); and

8.      approve the adjournment of the special meeting to a later date if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal or the charter amendment proposal at the time of the special meeting, or any adjournment or postponement thereof (we refer to this proposal as the adjournment proposal).

Our board of directors has fixed the close of business on March 26, 2021 as the record date for the determination of the shareholders entitled to vote at the special meeting, or any adjournment or postponement thereof. Only shareholders of record at the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof.

A quorum, which is not less than 50% of the votes of our common shares issued and outstanding and entitled to vote as of the record date, must be present to hold the special meeting. A quorum is calculated based on the number of votes represented by the shareholders attending the meeting in person and by their proxy holders.

Brokers who hold common shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter. Note that, if you are a beneficial owner and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on any of the proposals because we expect all of the proposals included in this proxy statement/prospectus are deemed “non-routine” in accordance with applicable NYSE rules and interpretations. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the special meeting.

Assuming that a quorum is present, the merger agreement requires the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of the votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo Interactive Information Technology Co., Ltd., or Hangzhou Lianluo, an entity controlled by Mr. Zhitao He, our former Chairman of Board of Directors and former Chief Executive Officer, in order to approve the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal and the charter amendment proposal. In addition, assuming that a quorum is present, approval of the redesignation proposal also requires the affirmative vote of a majority of the issued and outstanding Class B common shares entitled to vote and voting on that proposal at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

Hangzhou Lianluo owns all of our outstanding Class B common shares and has agreed to vote those shares in favor of all proposals described in this notice. These Class B common shares constitute a majority of the votes eligible to be cast at the special meeting. Your vote is very important, because proposals 1 through 7 still require the approval of a majority of the votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo.

Each of the special committee of our board of directors and our board of directors unanimously recommended that shareholders vote “FOR” each proposal above.

By Order of the Board of Directors,

Bin Lin
Chief Executive Officer

Beijing, China

[        ], 2021

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE, OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING IN PERSON AND WISH TO VOTE YOUR SHARES AT THE SPECIAL MEETING, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE SPECIAL MEETING. You may revoke your proxy or change your vote for shares you hold directly in your name by (i) sending a signed notice stating that you revoke your proxy to us, that bears a date later than the date of the proxy you want to revoke and is received prior to the special meeting, (ii) submitting revised votes over the Internet or by telephone before 10:00 a.m. (Eastern Time) on May 11, 2021, or by mail that is received prior to the special meeting, or (iii) attending the special meeting in person and voting your shares or revoking your proxy. If your shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus and its annexes carefully and in their entirety. If you have any questions concerning the special meeting, any of the proposals to be considered at the special meeting, or the accompanying proxy statement/prospectus, or if you need help voting your shares, please contact:

Lianluo Smart Limited
Room 1003B, 10th Floor, BeiKong Technology Building
No. 10 Baifuquan Road, Changping District
Beijing 102200
People’s Republic of China
Attention: Corporate Secretary
Telephone: 86-10-89788107

i

ANNEXES

Annex A	—	Agreement and Plan of Merger, dated as of October 23, 2020, among Lianluo Smart Limited, Newegg Inc. and Lightning Delaware Sub, Inc.
Annex B	—	Support Agreement, dated as of October 23, 2020, among Lianluo Smart Limited, Newegg Inc., Hangzhou Lianluo Interactive Information Technology Co., Ltd. and Hyperfinite Galaxy Holding Limited
Annex C	—	Support Agreement, dated as of October 23, 2020, among Lianluo Smart Limited, Newegg Inc. and Ping Chen
Annex D	—	Opinion of Financial Advisor for Merger
Annex E	—

Equity Transfer Agreement, dated as of October 23, 2020, among Beijing Fenjin Times Technology Development Co., Ltd., Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. and Lianluo Smart Limited

Annex F	—	Opinion of Financial Advisor for Disposition
Annex G	—	Form of Amended and Restated Memorandum and Articles of Association

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of Lianluo Smart Limited (which we refer to as the Company or we, us or our), may have regarding the special meeting and the matters to be considered at the special meeting, as well as brief answers to those questions. You are urged to carefully read this proxy statement/prospectus and its annexes in their entirety because this section may not provide all of the information that is important to you with respect to the matters to be considered at the special meeting. Additional important information is contained in the annexes to this proxy statement/prospectus. See “Where You Can Find More Information.”

Q:     Why am I receiving this document and why am I being asked to vote on the merger agreement and the disposition agreement?

A:     We have entered into a merger transaction with Newegg Inc., a Delaware corporation, or Newegg, pursuant to which Lightning Delaware Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, or Merger Sub, will be merged with and into Newegg, with Newegg continuing as the surviving corporation and a wholly owned subsidiary of the Company (we refer to this transaction as the merger). In order to complete the merger, our shareholders must vote to adopt the agreement and plan of merger, dated as of October 23, 2020, among the Company, Newegg and Merger Sub. We refer to the agreement and plan of merger, as it may be amended, supplemented or modified from time to time, as the merger agreement.

         We have also entered into an equity transfer agreement, dated as of October 23, 2020, with Beijing Fenjin Times Technology Development Co., Ltd., or the Purchaser, and Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., or Lianluo Connection, pursuant to which we will sell all of our equity interests in Lianluo Connection, our wholly owned subsidiary, to the Purchaser immediately following completion of the merger (we refer to this transaction as the disposition). We refer to the equity transfer agreement, as it may be amended, supplemented or modified from time to time, as the disposition agreement.

         We are holding a special meeting of shareholders (which we refer to as the special meeting) in order to, among other things, obtain shareholder approval to adopt the merger agreement and the disposition agreement. The merger agreement requires the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of the votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo Interactive Information Technology Co., Ltd., or Hangzhou Lianluo, an entity controlled by Mr. Zhitao He, our former Chairman of Board of Directors and former Chief Executive Officer, in order to approve the merger proposal and the disposition proposal. It is important that shareholders vote their shares on these matters, regardless of the number of shares owned.

         This document is being delivered to you as both a proxy statement and a prospectus in connection with the merger and the disposition. It is the proxy statement by which our board of directors is soliciting proxies from shareholders to vote at the special meeting, or at any adjournment or postponement of the special meeting. In addition, this document is the prospectus of the Company pursuant to which it will issue common shares to the stockholders of Newegg as merger consideration in connection with the merger.

Q:     What are shareholders being asked to vote on?

A:     Shareholders are being asked to vote on the following proposals:

•        to adopt the merger agreement (we refer to this proposal as the merger proposal);

•        to adopt the disposition agreement (we refer to this proposal as the disposition proposal);

•        to approve the redesignation of all issued and unissued Class A common shares of par value of $0.021848 each and Class B common shares of par value of $0.021848 each into common shares of par value of $0.021848 each on a one to one basis, thus eliminating the Company’s dual class structure (we refer to this proposal as the redesignation proposal);

•        to approve a share combination of our issued and outstanding common shares by a ratio of not less than one-for-two and not more than one-for-fifty (which we refer to as the share combination) at any time no later than June 30, 2021, with the exact ratio to be set at a whole number within this range, as determined by our board of directors in its sole discretion (we refer to this proposal as the share combination proposal);

•        to approve an increase of the number of common shares that the Company is authorized to issue to an unlimited number of common shares (which refer to as the share increase) following the share combination (we refer to this proposal as the share increase proposal);

•        to approve a change of the name of the Company to “Newegg Commerce, Inc.” (we refer to this proposal as the name change proposal);

•        to approve an amendment and restatement of our current amended and restated memorandum and articles of association to effect the redesignation proposal, the share combination proposal, the share increase proposal and the name change proposal, as well as certain other amendments described in this proxy statement/prospectus (we refer to this proposal as the charter amendment proposal); and

•        to approve the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal or the charter amendment proposal at the time of the special meeting, or any adjournment or postponement thereof (we refer to this proposal as the adjournment proposal).

         The approval the foregoing proposals (other than the adjournment proposal) is a condition to the obligations of the Company and Newegg to complete the merger.

Q:     When and where is the special meeting?

A:     The special meeting will be held on May 12, 2021 at 10:00 a.m., local time, at our offices located at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing, 102200, People’s Republic of China.

Q:     Who is entitled to vote at the special meeting?

A:     All holders of Class A common shares and Class B common shares who held shares at the record date for the special meeting (the close of business on March 26, 2021) are entitled to receive notice of, and to vote at, the special meeting. As of the close of business on the record date, there were 3,465,683 Class A common shares and 1,388,888 Class B common shares issued and outstanding. Each holder of Class A common shares is entitled to one vote per share and each holder of Class B common shares is entitled to ten votes per share.

Q:     What constitutes a quorum for the special meeting?

A:     The presence at the commencement of the special meeting, in person or by proxy, of not less than 50% of the votes of the common shares issued and outstanding and entitled to vote constitutes a quorum for the special meeting. Abstentions will be deemed present at the special meeting for the purpose of determining the presence of a quorum. Shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record will not be deemed present at the special meeting for the purpose of determining the presence of a quorum.

Q:     What shareholder vote is required for the approval of each proposal at the special meeting?

A:     The following are the vote requirements set forth in the merger agreement for the approval of the proposals at the special meeting:

•        Merger proposal:    Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required.

•        Disposition proposal:    Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required.

•        Redesignation proposal:    Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required. In addition, assuming that a quorum is present, the affirmative vote of a majority of the issued and outstanding Class B common shares entitled to vote and voting on this proposal at the special meeting is required.

•        Share combination proposal:    Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required.

•        Share increase proposal:    Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required.

•        Name change proposal:    Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required.

•        Charter amendment proposal:    Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required.

•        Adjournment proposal:    The affirmative vote of a majority of the votes cast at the special meeting is required.

Q:     Have any shareholders agreed to vote for or against any of the proposals?

A:     Yes. In conjunction with the merger agreement, Hangzhou Lianluo and its affiliate, Hyperfinite Galaxy Holding Limited, entered into a Support Agreement dated as of October 23, 2020 pursuant to which such shareholders agreed to vote in favor of the each of the proposals described in this proxy statement/prospectus. Hangzhou Lianluo is our controlling shareholder, and is controlled by Mr. Zhitao He, our former Chairman of Board of Directors and former Chief Executive Officer. Hyperfinite Galaxy Holding Limited is also controlled by Mr. He. Collectively, Hangzhou Lianluo and Hyperfinite Galaxy Holding Limited have voting control over 58,937 outstanding Class A common shares and 1,388,888 outstanding Class B common shares, which collectively comprise over 80.4% of the voting power of our outstanding common shares as of the record date.

         Mr. Ping Chen, our former Chief Executive Officer and board member, also entered into a similar Support Agreement. Mr. Chen holds 201,692 outstanding Class A common shares, which represents approximately 5.9% of the outstanding voting power which is not controlled by Hangzhou Lianluo as of the record date. Mr. Chen also holds options exercisable for an additional 65,733 Class A common shares at exercise prices ranging from $11.60 to $42.48 per share.

Q:     Does our board of directors recommend that shareholders approve the merger proposal?

A:     Yes. Each of the special committee of our board of directors (which we refer to as the special committee) and our board of directors unanimously recommends that shareholders vote “FOR” the approval of the merger proposal at the special meeting.

Q:     Does our board of directors recommend that shareholders approve the disposition proposal?

A:     Yes. Each of the special committee and our board of directors unanimously recommends that shareholders vote “FOR” the approval of the disposition proposal at the special meeting.

Q:     Does our board of directors recommend that shareholders approve the redesignation proposal?

A:     Yes. Each of the special committee and our board of directors unanimously recommends that shareholders vote “FOR” the approval of the redesignation proposal at the special meeting.

Q:     Does our board of directors recommend that shareholders approve the share combination proposal?

A:     Yes. Each of the special committee and our board of directors unanimously recommends that shareholders vote “FOR” the approval of the share combination proposal at the special meeting.

Q:     Does our board of directors recommend that shareholders approve the share increase proposal?

A:     Yes. Each of the special committee and our board of directors unanimously recommends that shareholders vote “FOR” the approval of the share increase proposal at the special meeting.

Q:     Does our board of directors recommend that shareholders approve the name change proposal?

A:     Yes. Each of the special committee and our board of directors unanimously recommends that shareholders vote “FOR” the approval of the name change proposal at the special meeting.

Q:     Does our board of directors recommend that shareholders approve the charter amendment proposal?

A:     Yes. Each of the special committee and our board of directors unanimously recommends that shareholders vote “FOR” the approval of the charter amendment proposal at the special meeting.

Q:     Does our board of directors recommend that shareholders approve the adjournment proposal?

A:     Yes. Each of the special committee and our board of directors unanimously recommends that shareholders vote “FOR” the adjournment proposal.

Q:     How do I vote my shares at the special meeting?

A:     Via the Internet or by Telephone

If you hold shares directly in your name as a shareholder of record, you may vote via the Internet or by telephone in accordance with the instructions on your proxy card. In order to submit a proxy to vote via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each shareholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone 24 hours a day, seven days a week, and must be received by 10:00 a.m. (Eastern Time) on May 11, 2021.

         If you hold shares in “street name,” meaning through a broker, bank or other nominee holder of record, you may vote via the Internet only if Internet voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

         By Mail

         If you hold shares directly in your name as a shareholder of record, you may submit a proxy card to vote your shares by mail. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided. Your proxy card must be received no later than the close of business on May 11, 2021.

         If you hold shares in “street name,” meaning through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail, you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

         In Person

         If you hold shares directly in your name as a shareholder of record, you may vote in person at the special meeting. Shareholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the judge of election with the applicable ballot at the special meeting.

         If you hold shares in “street name,” meaning through a broker, bank or other nominee holder of record, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the special meeting. To request a proxy executed in your favor, please contact your broker, bank or other nominee holder of record.

         Please carefully consider the information contained in this proxy statement/prospectus. Whether or not you plan to attend the special meeting, we encourage you to vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide to attend the special meeting.

         We encourage you to register your vote via the Internet, by telephone or by mail. If you attend the special meeting, you may also vote in person, in which case any votes that you previously submitted — whether via the Internet, by telephone or by mail — will be revoked and superseded by the vote that you cast at the special meeting. To vote in person at the special meeting, beneficial owners who hold shares in “street name” through a broker, bank or other nominee holder of record will need to contact the broker, bank or other nominee holder of record to obtain a written legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the special meeting, your shares will be voted at the special meeting in the manner specified by you, except as otherwise set forth in this proxy statement/prospectus.

Q:     If my shares are held in “street name,” will my broker, bank or other nominee holder of record automatically vote my shares for me?

A:      No. If your shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee holder of record with this proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold shares in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Each of the proposals to be considered at the special meeting as described in this proxy statement/prospectus are considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on any of these proposals.

         Broker non-votes are shares held by a broker, bank or other nominee holder of record that are present in person or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the proposals to be considered at the special meeting as described in this proxy statement/prospectus, if a beneficial owner of shares held in “street name” does not give voting instructions to the broker, bank or other nominee holder of record, then those shares will not be present in person or represented by proxy at the special meeting. As a result, there will not be any broker non-votes in connection with the proposals to be considered at the special meeting as described in this proxy statement/prospectus.

Q:     How will my shares be represented at the special meeting?

A:     If you correctly submit your proxy via the Internet, by telephone, or by mail, the persons named in your proxy card will vote your shares in the manner you requested. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as our board of directors unanimously recommends, which is “FOR” each of the proposals.

Q:     Can I revoke my proxy or change my voting instructions?

A:     Yes. You may revoke your proxy or change your vote in person at any time before the closing of the polls at the special meeting.

         If you are a shareholder of record at the record date for the special meeting, you can revoke your proxy or change your vote by:

•        sending a signed notice stating that you revoke your proxy to us, that bears a date later than the date of the proxy you want to revoke and is received prior to the special meeting;

•        submitting a valid, later-dated proxy via the Internet or by telephone before 10:00 a.m. (Eastern Time) on May 11, 2021, or by mail that is received prior to the special meeting; or

x

•        attending the special meeting (or, if the special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

         If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your brokerage firm, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

Q:     What happens if I sell my shares after the record date but before the special meeting?

A:     The record date for the special meeting (the close of business on March 26, 2021) is earlier than the date of the special meeting. If you sell or otherwise transfer your shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting.

Q:     What do I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the related proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another nominee holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please separately submit votes for each set of voting materials in order to ensure that all of your shares are voted.

Q:     Are shareholders of the Company entitled to appraisal rights?

A:     No, shareholders of the Company are not entitled to dissenters’ rights of appraisal in connection with any of the proposals to be voted on at the special meeting.

Q:     What are the reasons for the merger?

A:     In evaluating the merger, the special committee, in consultation with the Company’s management and outside legal counsel, considered numerous positive factors relating to the merger, including:

•        challenges facing the Company’s current medical device business, including a history of significant operating losses and negative operating cash flows;

•        challenges facing the Company in maintaining its competitive position in the highly competitive medical device market in China;

•        challenges facing the Company regarding compliance with NASDAQ Listing Rules, including the minimum bid price and stockholders’ equity requirements;

•        the belief that other strategic alternatives available to the Company, such as continuing to develop its business through internal growth, were less advisable than the proposed merger under current circumstances;

•        the terms and conditions of the merger agreement and related transaction documents, including the ability of the Company to continue to solicit, negotiate and enter into alternative acquisition proposals as described under “The Merger Agreement — Go Shop,” and to terminate the merger agreement in certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement”;

•        the positive financial condition, operating results and business outlook of Newegg as of the date of the merger agreement; and

•        the fact that the special committee received and reviewed a fairness opinion from Benchmark affirming that the merger consideration to be paid by the Company was fair to the Company’s shareholders from a financial point of view.

The special committee also considered the risks and potentially negative factors relating to the proposed merger, including:

•        the possibility that the consummation of the merger may be delayed or not occur at all, and the adverse impact of such event would have on the Company and its business;

•        the significant costs involved in connection with completing the proposed merger, the substantial management time and effort required to complete the proposed merger and the related disruption to operations of the Company;

•        the potential liabilities that the Company may inherit from Newegg as a result of the proposed merger that would not be covered by the indemnities in the merger agreement;

•        the risk that the anticipated benefits of the proposed merger may not be realized; and

•        other risks described under the section “Risk Factors” below.

         The special committee believed that, overall, the potential benefits of the merger to the Company’s shareholders outweighed the risks and uncertainties of the merger.

Q:     What are the reasons for the disposition?

A:     The Company, through its wholly owned subsidiaries, has been engaged in the medical device business. The Company develops and distributes medical devices, with a focus on sleep respiratory solutions to Obstructive Sleep Apnea Syndrome, or OSAS, since 2010. Starting from 2018, the Company has been providing examination services to hospitals and medical centers through its proprietary medical wearable devices, and doctors are able to refer to examination results provided by such devices in making diagnoses regarding OSAS.

         The Company has incurred significant operating losses for the past five years. For the years ended December 31, 2015, 2016, 2017, 2018 and 2019, the Company incurred operating losses of approximately $6.9 million, $9.1 million, $5.1 million, $9.3 million and $3.8 million, respectively. As of December 31, 2019, the Company had an accumulated deficit of approximately $44.6 million and negative shareholders’ equity of approximately $1.3 million. In addition, in 2019, the Company terminated the employment of over fifty employees and had only 28 employees as of December 31, 2019.

         On September 11, 2019, we received a notification letter from the NASDAQ Listing Qualifications Staff of the NASDAQ Stock Market LLC, or NASDAQ, notifying us that the minimum bid price per share for our common shares had been below $1.00 for a period of 30 consecutive business days, and therefore, we no longer met the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2). We were granted a compliance period of 180 days, or until March 9, 2020 to regain compliance.

         On January 2, 2020, we received another notification letter from the NASDAQ Listing Qualifications Staff notifying us that we no longer complied with the minimum of $2.5 million in stockholders’ equity for continued listing on the NASDAQ Capital Market under NASDAQ’s Listing Rule 5550(b)(1) and that we also did not comply with either of the two alternative standards of Listing Rule 5550(b), the market value standard and the net income standard. We thereafter submitted a plan to regain compliance with NASDAQ’s applicable listing standards. On March 10, 2020, in consideration of our three financings completed during the first quarter of 2020, from which we received gross proceeds of approximately $8.08 million, the NASDAQ Listing Qualifications Staff determined that we complied with the stockholders’ equity requirement set forth in Listing Rule 5550(b)(1). On that date, we met all applicable requirements for initial listing on the NASDAQ Capital Market, other than the minimum bid price requirement. The NASDAQ Listing Qualifications Staff recognized our intention of curing the minimum bid price deficiency by effecting a reverse stock split, and granted a second compliance period of 180 days, or until September 8, 2020, to regain compliance. The second compliance period was thereafter extended to November 20, 2020 by NASDAQ per SR-NASDAQ-2020-021. On October 21, 2020, we effectuated a share combination of our common shares at a ratio of one-for-eight in order to increase the per share trading price of our Class A common shares to satisfy the $1.00 minimum bid price requirement. We regained the compliance with the minimum bid price rule on November 10, 2020. However, there is no assurance that we will be able to continue to maintain our compliance with the NASDAQ continued listing requirements. If we fail to do so, our Class A common shares may lose their status on NASDAQ Capital Market and they would likely be traded on the over-the-counter market.

         Given the significant amount of liabilities incurred by our medical device business and substantial differences between this business and Newegg’s business, we believe that a plausible way to return to profitability and maintain our NASDAQ listing status is to dispose of the medical device business in connection with our merger with Newegg.

Q:     What will Newegg stockholders receive in the merger?

A:     If the merger is completed, each share of the capital stock of Newegg that was issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.8417 common shares of the Company (which we refer to as the exchange ratio), plus the right, if any, to receive cash in lieu of fractional shares of the Company (which we collectively refer to as the merger consideration); provided that the exchange ratio shall be appropriately adjusted to reflect the effect of any share split, split-up, reverse share split, share dividend or distribution of securities convertible into the Company’s common shares or Newegg’s capital stock or any reorganization, recapitalization, reclassification or other like change with respect to Company’s common shares or Newegg’s capital stock having a record date occurring on or after the date of the merger agreement and prior to the completion of the merger.

         We will issue 363,325,542 common shares to Newegg stockholders upon completion of the merger, based on the number of shares of Newegg issued and outstanding as of April 9, 2021, the most recent practicable date for which such information was available.

Q:     Will I experience dilution of my ownership percentage in the Company as a result of the merger?

A:     Yes. Based on the exchange ratio, and the number of our common shares and Newegg stock outstanding as of April 9, 2021, immediately following the completion of merger, our shareholders immediately prior to the merger are expected to own approximately 1.32% of our outstanding common shares and Newegg stockholders would own approximately 98.68% of our outstanding common shares, resulting in substantial dilution to our current shareholders. Based on the closing price of our Class A common shares on October 23, 2020, the last trading day before the public announcement of the signing of the merger agreement, the implied aggregate value of such 1.32% ownership interest in the combined company was approximately $15.9 million. Based on the closing price on April 9, 2021, the most recent practicable date before the date of this proxy statement/prospectus, the implied aggregate value of such 1.32% ownership interest was approximately $41.5 million. In addition, upon completion of the public offering of our common shares for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements, which is a condition to the completion of the merger, your ownership percentage in the Company will be further reduced.

Q:     Who will control the Company after the merger?

A:     Upon closing of the merger, Mr. Zhitao He and Mr. Fred Chang will own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding common shares, and 96.90%, collectively, based on the number of our common shares and Newegg stock outstanding as of April 9, 2021. Moreover, Mr. Zhitao He and Mr. Fred Chang, both of whom will serve as our directors upon closing, will be able to exercise substantial influence over our business and operations. They may also have conflicts of interest with our other shareholders. Where those conflicts exist, our other shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our memorandum and articles of association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their shares.

         Substantially all of Mr. He’s shares are pledged as collateral to Bank of China Limited Zhejiang Branch, or BOC, as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The total amount owed under these loans is RMB400 million in RMB denominated loans, plus $66.5 million in U.S. dollar loans, plus interest, fees and penalties on such amounts. In May 2020, BOC filed several lawsuits in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing.

BOC could sell, or force Mr. He to sell, some or all of his shares of Newegg and the Company at any time while the BOC loan remains delinquent. Mr. He could also choose to voluntarily sell some or all of his shares at any time to satisfy the BOC loan. Any such sale or attempted sale could result in a change of control of the Company. See additional disclosures relating to the shares held by Mr. He under “Risk Factors — A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.”

Q:     What are the financial terms of the disposition?

A:     Pursuant to the disposition agreement, the Purchaser will acquire 100% of the equity interests in Lianluo Connection for RMB0. In exchange for all of the equity interests in Lianluo Connection, the Purchaser agreed to contribute RMB87.784 million to Lianluo Connection’s registered capital by September 23, 2023 in accordance with the articles of association of Lianluo Connection. In addition, as an inducement for the Purchaser entering into the disposition agreement, the Company agreed to convert indebtedness in the aggregate amount of $11,255,188 that Lianluo Connection owes to the Company into additional paid-in capital of Lianluo Connection immediately prior to the closing of the disposition.

Q:     Will the Company’s business change upon completion of the merger and the disposition?

A:     Yes. Following completion of the merger and the disposition, the Company will no longer be engaged in the medical device business. Instead, the business of Newegg will become the Company’s business. Newegg is a tech-focused e-commerce company with sales in North America, and ranked second after Best Buy as the global top electronics online marketplace according to Web Retailer’s report, as measured by 32.4 million visits per month in 2019. Through newegg.com and other online platforms, Newegg operates both direct sales and marketplace models for IT computer components, consumer electronics, entertainment, smart home and gaming products and provides certain third party logistics services globally. See “Information About Newegg” for more information about our business following completion of the merger and the disposition.

Q:     What will happen if the merger and disposition are not completed?

A:     If the merger and the disposition are not approved by the shareholders or if the merger and the disposition are not completed for any other reason, the Company will remain a public company, and our Class A common shares will continue to be listed and traded on NASDAQ (assuming the Company meets all of NASDAQ’s continued listing standards). In addition, our management expects that the business will be operated as it is currently being operated, and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

         Furthermore, if the merger and the disposition are not completed, and depending on the circumstances that would have caused the merger and the disposition not to be completed, the price of our Class A common shares may decline. If that were to occur, it is uncertain when, if ever, the price of our Class A common shares would return to the price at which it trades as of the date of this proxy statement/prospectus. Accordingly, if the merger and the disposition are not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Class A common shares. If the merger and the disposition are not completed, the board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value.

         In addition, if the merger agreement is terminated under specified circumstances, we may be required to pay Newegg a termination fee of $450,000 or Newegg may be required to pay us a termination fee of $450,000, depending on the circumstances of the termination. See “The Merger Agreement — Termination Fees and Expenses” for a more detailed discussion of the termination fees.

Q:     Is completion of the merger subject to any conditions?

A:     Yes. The Company and Newegg are not required to complete the merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include the approval of the proposals (other than the adjournment proposal) described in this proxy statement/prospectus by our shareholders, and the satisfaction (or waiver, to the extent permitted by applicable law) of the other conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger. For a complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see “The Merger Agreement — Conditions to Completion of the Merger.”

Q:     Is completion of the disposition subject to any conditions?

A:     Yes. The parties are not required to complete the disposition unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include the closing of the merger, the shareholders’ approval of the disposition, and the satisfaction (or waiver, to the extent permitted by applicable law) of the other conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the disposition. For a complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the disposition, see “The Disposition Agreement — Conditions to Completion of the Disposition.”

Q:     When do you expect to complete the merger and disposition?

A:     As of the date of this proxy statement/prospectus, we expect to complete the merger and the disposition by May 31, 2021, subject to the satisfaction of the conditions described elsewhere in this proxy statement/prospectus. However, no assurance can be given as to when, or if, the merger and disposition will be completed.

Q:     Will the Company continue to qualify as a foreign private issuer upon completion of the merger and the public offering?

A:     Yes, we currently expect to maintain our foreign private issuer status after completion of the merger and the public offering. Our business will be administered through Newegg principally in the United States after the merger. Nevertheless, we expect that we will continue to be a foreign private issuer within the meaning of rule 3b-4(c) of the Securities Exchange Act of 1934, as amended, because we are organized under the laws of the British Virgin Islands and more than 50% of our outstanding voting securities will be held by residents outside of the United States.

Q:     What do I need to do now?

A:     Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your shares, which you may do by:

•        completing, dating, signing and returning the enclosed proxy card;

•        submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or

•        attending the special meeting and voting by ballot in person.

         If you hold shares in “street name” through a broker, bank or other nominee holder of record, please instruct your broker, bank or other nominee holder of record to vote your shares by following the instructions that the broker, bank or other nominee holder of record provides to you with these materials.

Q:     Who should I call with questions?

A:     If you have any questions concerning the special meeting, any of the proposals to be considered at the special meeting, or the accompanying proxy statement/prospectus, or if you need help voting your shares, please contact:

Lianluo Smart Limited
Room 1003B, 10th Floor, BeiKong Technology Building
No. 10 Baifuquan Road, Changping District
Beijing 102200
People’s Republic of China
Attention: Corporate Secretary
Telephone: 86-10-89788107

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus and the other documents attached to or referred to in this proxy statement/prospectus in order to fully understand the merger agreement, the disposition agreement, the proposed merger, the proposed disposition and the other proposals to be considered at the special meeting. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See Page 74)

Lianluo Smart Limited

The Company, through its wholly owned subsidiaries in the People’s Republic of China (which we refer to as the PRC or China), has been engaged in the medical device business, currently focusing on the development, production and marketing of sleep respiratory analysis systems in China.

The Company has developed and distributed medical devices, with a focus on sleep respiratory solutions for the Obstructive Sleep Apnea Syndrome, or OSAS, since 2010. The Company provides users with medical grade detection and monitoring, long-distance treatment and integration solutions of professional rehabilitation. Since 2018, the Company has been providing examination services to hospitals and medical centers through its proprietary medical wearable devices, and doctors are able to refer to examination results provided by such devices in making diagnoses regarding OSAS.

The Company was incorporated pursuant to the laws of the British Virgin Islands, or BVI, on July 22, 2003 under the name “De-Haier Medical Systems Limited.” It changed its name to “Lianluo Smart Limited” on November 21, 2016. As a holding company, the Company does not conduct any operations and instead relies on Lianluo Connection, and prior to August 2020, Beijing Dehaier Medical Technology Company Limited, or Beijing Dehaier, to operate in China.

The Company’s Class A common shares are listed on the NASDAQ Capital Market under the symbol “LLIT.” The Company’s principal executive offices are located at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China, and its telephone number is +86-10-89788107. Information on the Company’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus.

On October 21, 2020, we completed a share combination of our common shares at a ratio of one-for-eight, which decreased our outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and our outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased our authorized shares to 6,250,000 common shares of par value of $0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares. Accordingly, except as otherwise indicated, all share and per share information contained in this proxy statement/prospectus has been restated to retroactively show the effect of this share combination.

See “Information about the Company” and “Management Discussion and Analysis of Financial Condition and Results of Operations for the Company” for important business and financial information regarding the Company.

Lightning Delaware Sub, Inc.

Merger Sub was formed in the State of Delaware on September 23, 2020 and is a wholly owned subsidiary of the Company. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger agreement and the merger.

Merger Sub is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Merger Sub are located at c/o the Company, Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China, and its telephone number is +86-10-89788107.

Newegg Inc.

Newegg is a tech-focused e-commerce company in North America, and ranked second after Best Buy as the global top electronics online marketplace according to Web Retailer’s report, as measured by 32.4 million visits per month in 2019. Through newegg.com and other online platforms, Newegg operates a direct sales and marketplace models for IT computer components, consumer electronics, entertainment, smart home and gaming products and provides certain third party logistics services globally.

Newegg is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Newegg are located at 17560 Rowland Street, City of Industry, CA 91748, and its telephone number is 626-271-9700. Newegg maintains a website at www.newegg.com. Information on Newegg’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus.

See “Information about Newegg” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Newegg” for important business and financial information regarding Newegg.

The Merger (See Page 80)

The merger agreement provides for the merger, in which Merger Sub will be merged with and into Newegg, with Newegg surviving the merger as a wholly owned subsidiary of the Company.

Upon closing of the merger, Mr. Zhitao He and Mr. Fred Chang will own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding common shares, and 96.90%, collectively, based on the number of our common shares and Newegg stock outstanding as of April 9, 2021. See additional disclosures relating to the shares held by Mr. He under “Risk Factors — A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.” Moreover, Mr. Zhitao He and Mr. Fred Chang, both of whom will serve as our directors upon closing, will be able to exercise substantial influence over our business and operations. They may also have conflicts of interest with our other shareholders. Where those conflicts exist, our other shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our memorandum and articles of association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their shares.

The merger will be completed and become effective at such time as the certificate of merger for the merger is filed with the Secretary of State of the State of Delaware (or at such time as agreed to between the Company and Newegg and specified in such certificate of merger in accordance with applicable law). Unless another date and time are agreed to by the Company and Newegg, completion of the merger will occur no later than the second business day following the day on which the last of the conditions described in this proxy statement/prospectus is to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions).

As of the date of this proxy statement/prospectus, we expect that the merger will be completed by May 31, 2021. However, completion of the merger is subject to the satisfaction or waiver of the conditions to completion of the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before June 30, 2021, either the Company or Newegg may terminate the merger agreement. The right to terminate the merger agreement if the merger is not completed on or prior to such date will not be available to either of the Company or Newegg if the failure of the merger to be consummated by such date is due to a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Merger” and “The Merger Agreement — Termination of the Merger Agreement.”

Upon the completion of the merger, the principal executive offices of the Company will be located at 17560 Rowland Street, City of Industry, CA 91748 and its telephone number will be 626-271-9700.

A copy of the merger agreement, as amended to the date of this proxy statement/prospectus, is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

The Disposition (See Page 112)

Pursuant to the disposition agreement, the Purchaser will acquire 100% of the equity interests in Lianluo Connection for RMB0 immediately following completion of the merger. In exchange for all of the equity interests in Lianluo Connection, the Purchaser agreed to contribute RMB87.784 million to Lianluo Connection’s registered capital by September 23, 2023 in accordance with the articles of association of Lianluo Connection. In addition, as an inducement for the Purchaser to enter into the disposition agreement, the Company agreed to convert the indebtedness in the aggregate amount of $11,255,188 that Lianluo Connection owes to the Company into additional paid-in capital of Lianluo Connection immediately prior to the closing of the disposition. The disposition will be completed and become effective immediately following completion of the merger.

A copy of the disposition agreement, as amended to the date of this proxy statement/prospectus, is attached as Annex E to this proxy statement/prospectus. You should read the disposition agreement carefully because it is the legal document that governs the disposition.

Special Meeting of Shareholders (See Page 75)

Meeting.    The special meeting will be held on May 12, 2021 at 10:00 a.m., local time, at our offices located at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing, 102200, People’s Republic of China. At the special meeting, shareholders will be asked to consider and vote on the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal, the charter amendment proposal and the adjournment proposal. Under our amended and restated memorandum and articles of association, the business to be conducted at the special meeting will be limited to the proposals set forth in the notice to shareholders provided with this proxy statement/prospectus.

Record Date.    Our board of directors has fixed the close of business on March 26, 2021 as the record date for determination of the shareholders entitled to vote at the special meeting, or any adjournment or postponement thereof. Only shareholders of record at the record date are entitled to receive notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. As of the close of business on the record date, there were 3,465,683 Class A common shares and 1,388,888 Class B common shares outstanding and entitled to vote at the special meeting. Each Class A common share is entitled to one vote per share and each Class B common share is entitled to ten votes per share.

Quorum.    The presence at the commencement of the special meeting, in person or by proxy, of not less than 50% of the votes of the common shares issued and outstanding and entitled to vote constitutes a quorum for the special meeting. Abstentions will be deemed present at the special meeting for the purpose of determining the presence of a quorum. Shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record will not be deemed present at the special meeting for the purpose of determining the presence of a quorum. Shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record on any of the proposals to be voted on at the special meeting, and shares with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the special meeting for the purpose of determining the presence of a quorum. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the special meeting. There must be a quorum to hold the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment of the meeting and will subject us to additional expense.

Required Vote.    Assuming that a quorum is present, the merger agreement requires the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of the votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo to approve the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal and the charter amendment proposal. In addition, assuming that a quorum is present, approval of the redesignation proposal also requires the affirmative vote of a majority of the issued and outstanding Class B common shares entitled to vote and voting on that proposal at the special meeting. The affirmative vote of a majority of the votes cast at the special meeting is required to approve the adjournment proposal.

Share Ownership of and Voting by Directors and Executive Officers.    At the record date for the special meeting (the close of business on March 26, 2021), our current directors and executive officers and their affiliates did not beneficially own any common shares of the Company.

Support Agreements (See Page 110).    In conjunction with the merger agreement, Hangzhou Lianluo and its affiliate, Hyperfinite Galaxy Holding Limited, entered into a Support Agreement dated as of October 23, 2020 pursuant to which such shareholders agreed to vote in favor of the each of the proposals described in this proxy statement/prospectus. Hangzhou Lianluo is our controlling shareholder, and is controlled by Mr. Zhitao He, our former Chairman of Board of Directors and former Chief Executive Officer. Hyperfinite Galaxy Holding Limited is also controlled by Mr. He. Collectively, Hangzhou Lianluo and Hyperfinite Galaxy Holding Limited have voting control over 58,937 outstanding Class A common shares and 1,388,888 outstanding Class B common shares, which collectively comprise over 80.4% of the voting power of our outstanding common shares as of the record date.

Mr. Ping Chen, our former Chief Executive Officer and board member, also entered into a similar Support Agreement. Mr. Chen holds 201,692 outstanding Class A common shares, which represents approximately 5.9% of the outstanding voting power which is not controlled by Hangzhou Lianluo, measured as of the record date. Mr. Chen also holds options exercisable for an additional 65,733 Class A common shares at exercise prices ranging from $11.60 to $42.48 per share.

What Newegg Stockholders Will Receive in the Merger (See Page xiii)

If the merger is completed, each share of the capital stock of Newegg that was issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.8417 common shares of the Company (which we refer to as the exchange ratio), plus the right, if any, to receive cash in lieu of fractional shares of the Company (which we collectively refer to as the merger consideration); provided that the exchange ratio shall be appropriately adjusted to reflect the effect of any share split, split-up, reverse share split, share dividend or distribution of securities convertible into the Company’s common shares or Newegg’s capital stock or any reorganization, recapitalization, reclassification or other like change with respect to Company’s common shares or Newegg’s capital stock having a record date occurring on or after the date of the merger agreement and prior to the completion of the merger.

Although the exchange ratio for the merger consideration is fixed (subject to the adjustments described above), the market value of the merger consideration will fluctuate with the market price of our Class A common shares. Based on the closing price on October 23, 2020, the last trading day before the public announcement of the signing of the merger agreement, the implied aggregate value of the merger consideration was approximately $1.19 billion. Based on the closing price on April 9, 2021, the most recent practicable date before the date of the accompanying proxy statement/prospectus, the implied aggregate value of the merger consideration was up to approximately $3.11 billion.

Treatment of Newegg Equity Awards (See Page 98)

The terms of the equity-based compensation issued by Newegg prior to the merger will be assumed by the Company. The shares of common stock that are issued or may be issued under Newegg’s Incentive Award Plan and Significant Shareholder Incentive Plan will be exchanged for our common shares, adjusted for the exchange ratio, but otherwise on the same terms and conditions.

Recommendations of the Board and its Reasons for the Merger and the Disposition (See Pages 86 and 112)

Each of the special committee and our board of directors unanimously recommended that shareholders vote “FOR” the merger proposal and “FOR” the disposition proposal. For the factors considered by the special committee and the board of directors in reaching this decision, see “Proposal I: The Merger — Reasons for the Merger” and “Proposal II: The Disposition — Reasons and Background for the Proposed Disposition.”

Ownership of Common Shares After the Merger (See Page 92)

We will issue 363,325,542 common shares to Newegg stockholders upon completion of the merger, based on the number of shares of Newegg issued and outstanding as of April 9, 2021, the most recent practicable date for which such information was available. Based on the number of our common shares and Newegg stock outstanding as of such date, immediately following the completion of merger, our shareholders immediately prior to the merger are expected to own approximately 1.32% of our outstanding common shares and Newegg stockholders are expected to own approximately 98.68% of our outstanding common shares.

Opinions of Financial Advisor (See Pages 87 and 113)

The Company engaged The Benchmark Company, LLC, or Benchmark, to render opinions as to whether the merger consideration to be paid and the disposition consideration to be received by the Company are fair to the Company’s shareholders from a financial point of view. Benchmark rendered its written opinions to the special committee on October 23, 2020 that merger consideration to be paid and the disposition consideration to be received by the Company were fair to the Company’s shareholders from a financial point of view.

The full text of Benchmark’s written opinions, dated October 23, 2020, which describes the assumptions made and limitations upon the review undertaken by Benchmark in preparing its opinions for the merger and the disposition are attached hereto as Annexes D and F, respectively, and are incorporated by reference herein. You should read the opinions carefully in their entirety.

Interests of Directors and Executive Officers in the Merger and the Disposition (See Pages 93 and 118)

In considering the recommendations of the special committee and the board to vote for the merger proposal, you should be aware that certain of the current directors, executive officers and major shareholders of the Company and Newegg have interests in the merger that may be different from, or in addition to, the interests of our unaffiliated shareholders generally and may create potential conflicts of interest. These interests are described in more detail below. The special committee was aware of each of these interests in reviewing, considering and negotiating the terms of the proposed merger and in recommending that the board and the shareholders approve the proposed merger. The board was also aware of these interests in approving the merger agreement and the transactions thereby and in recommending the approval of the merger agreement to our shareholders.

Mr. Zhitao He, our former Chairman and Chief Executive Officer, who also controlled approximately 80.4% of our total outstanding voting power on the record date through Hangzhou Lianluo and its affiliate, Hyperfinite Galaxy Holding Limited, also serves on the board of Newegg and, through Digital Grid (Hong Kong) Technology Co., Limited, or Digital Grid, beneficially owns a majority of the equity interests in Newegg. Hangzhou Lianluo has indicated that one of the reasons it would like to complete the merger is that it believes it is the best way for Newegg to become publicly listed, which will provide it and other Newegg stockholders better liquidity for their Newegg investment. Ms. Yingmei Yang, our Interim Chief Financial Officer and one of our directors, also serves on the board of Newegg.

The merger agreement provides that all of Newegg’s shareholders, including Digital Grid, will receive our common shares. Following the merger, Mr. Zhitao He will beneficially own approximately 224,269,418 common shares, representing approximately 60.91% of our outstanding total voting power based on the number of our common shares and Newegg stock outstanding as of April 9, 2021. Substantially all of Mr. He’s shares are pledged as collateral to BOC as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The total amount owed under these loans is RMB400 million in RMB denominated loans, plus $66.5 million in U.S. dollar loans, plus interest, fees and penalties on such amounts. In May 2020, BOC filed several lawsuits in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing. BOC could sell, or force Mr. He to sell, some or all of his shares of Newegg and the Company at any time while the BOC loan remains delinquent. Mr. He could also choose to voluntarily sell some or all of his shares at any time to satisfy the BOC loan. See additional disclosures relating to the shares held by Mr. He under “Risk Factors — A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.”

In addition, because the completion of the merger is contingent upon the disposition our medical device business, Mr. Zhitao He and Ms. Yingmei Yang may also have interests in the disposition that may be different from, or in addition to, the interests of our unaffiliated shareholders.

Dissenters’ Rights Available to Shareholders (See Pages 96 and 118)

Under BVI law, our shareholders will not be entitled to appraisal or dissenters’ rights in connection with the merger or the disposition.

Completion of the Merger is Subject to Certain Conditions (See Page 97)

The obligation of each of the Company, Newegg and Merger Sub to complete the merger is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•        the shareholders of the Company shall have approved the merger, the disposition and the other proposals set forth herein (other than the adjournment proposal), which shall in all cases include approval of a majority of votes cast which are not beneficially owned by Hangzhou Lianluo;

•        all consents or filings required to be obtained from or made with any governmental authority or third parties in order to consummate the transactions contemplated by the merger agreement shall have been obtained or made;

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the merger agreement or the disposition agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the merger agreement;

•        there shall not be any pending action brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the merger or the disposition;

•        the persons identified by Newegg shall have been elected or appointed to the Company’s board of directors;

•        all of the conditions to the obligations of each party to consummate the disposition described in the disposition agreement shall have been satisfied;

•        the amendment to that certain stockholder agreement, dated March 30, 2017, between Newegg and certain stockholders of Newegg that was entered into concurrently with the merger agreement shall be in full force and effect and shall be assigned from Newegg to the Company at the closing of the merger;

•        the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

•        the registration statement on Form F-1 relating to a public offering of common shares of the Company for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements, shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

•        the foregoing offering and the disposition are capable of being consummated on the closing date.

In addition, the obligation of Newegg to complete the merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•        all of the representations and warranties of the Company and the Merger Sub set forth in the merger agreement and in any certificate delivered by the Company and the Merger Sub pursuant thereto shall be true and correct on and as of the date of the agreement and on and as of the completion date of the merger as if made on the completion date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on, or with respect to, the Company and its subsidiaries or materially and adversely affects the Company and the Merger Sub’s ability to consummate the transactions contemplated by the merger agreement;

•        the Company and the Merger Sub shall have performed in all material respects all of such party’s obligations and complied in all material respects with all of such party’s agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the completion of the merger;

•        no material adverse effect shall have occurred with respect to the Company, Merger Sub and any subsidiary since the date of the merger agreement;

•        the Company shall have entered into employment agreements, in form and substance reasonably satisfactory to Newegg, with the persons identified by Newegg;

•        Newegg shall have received a duly executed legal opinion addressed to Newegg from the Company’s legal counsel in form and substance reasonably satisfactory to Newegg;

•        Newegg shall have received from the Company copy of the amended and restated memorandum and articles of association of the Company approved by shareholders at the special meeting;

•        the Company and Merger Sub shall have delivered to Newegg customary officer’s certificates, secretary’s certificates and good standing certificates;

•        if required, the transactions contemplated by the merger agreement shall have been approved by the investors pursuant to the securities purchase agreements that the investors and the Company entered into on February 12, February 21 and February 27, 2020; and

•        the Company shall have been approved by NASDAQ for listing following the merger.

In addition, the obligation of each of the Company and Merger Sub to complete the merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•        all of the representations and warranties of Newegg (including its subsidiaries) set forth in the merger agreement and in any certificate delivered by Newegg pursuant thereto shall be true and correct on and as of the date of the merger agreement and on and as of the completion date of the merger as if made on the completion date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on, or with respect to, Newegg and any subsidiary or materially and adversely affect Newegg’s ability to consummate the transactions contemplated by the merger agreement;

•        Newegg shall have performed in all material respects all of Newegg’s obligations and complied in all material respects with all of Newegg’s agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the completion of the merger;

•        the lock-up agreements entered into on the date of the merger agreement by among Newegg, the Company and any Newegg stockholders who would hold more than 5% of the Company common shares immediately after the closing of the merger shall be in full force and effect;

•        No material adverse effect shall have occurred and be continuing with respect to Newegg and its subsidiaries, taken as whole, since the date of the merger agreement;

•        Newegg shall have delivered to the Company and Merger Sub customary officer’s certificates, secretary’s certificates, good standing certificates and a certified copy of its certificate of incorporation; and

•        the Company and Merger Sub shall have received a duly executed legal opinion addressed to the Company and Merger Sub from Newegg’s legal counsel in form and substance reasonably satisfactory to the Company and Merger Sub.

While we currently expect that the merger will be completed by May 31, 2021, there can be no assurances as to when, or if, the merger will occur.

Completion of the Disposition is Subject to Certain Conditions (See Page 119)

The obligation of each of the Purchaser, the Company and Lianluo Connection to complete the disposition is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•        obtaining any requisite regulatory approvals;

•        no law or order prohibiting or preventing consummation of the disposition;

•        no litigation to enjoin or otherwise restrict consummation of the disposition;

•        the Company shareholder’s approval of the disposition;

•        the consummation of the merger; and

•        the conversion of indebtedness in the aggregate amount of $11,255,188 owed by Lianluo Connection to the Company into additional paid-in capital of Lianluo Connection.

Regulatory Approvals (See Page 93)

The consummation of the merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (ii) the declaration by the Securities and Exchange Commission, or the SEC, of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and any required notice or other filings under applicable state securities laws.

The consummation of the disposition is not subject to any regulatory approvals.

Listing on NASDAQ (See Page 94)

The approval for listing of our common shares on the NASDAQ Capital Market, including the shares issued in the merger, subject only to official notice of issuance, is a condition to the obligations of Newegg to complete the merger. We have applied for such listing under the symbol “NEGG.”

Completion and Effectiveness of the Merger and the Disposition (See Page 97)

The merger will be completed and become effective at such time as the certificate of merger for the merger is filed with the Secretary of State of the State of Delaware (or at such time as agreed to between the Company and Newegg and specified in such certificate of merger in accordance with applicable law). Unless the merger agreement is terminated or another date and time are agreed to by the Company and Newegg, completion of the merger will occur no later than the second business day following the day on which the last of the conditions is satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions).

The disposition will be completed immediately following completion of the merger.

As of the date of this proxy statement/prospectus, we expect that the merger and the disposition will be completed by May 31, 2021. However, completion of the merger and the disposition are subject to the satisfaction or waiver of the conditions to completion of the merger and the disposition. There can be no assurances as to when, or if, the merger and the disposition will occur. If the merger is not completed on or before June 30, 2021, either the Company or Newegg may terminate the merger agreement; provided that the right to terminate the merger agreement if the merger is not completed on or prior to such date will not be available to either of the Company or Newegg if the failure of the merger to be consummated by such date is due to a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement.

Go Shop (See Page 105)

During the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the completion of the merger, each of the Company, the Merger Sub and Newegg may and may cause its representatives to directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group in connection with or in response to an acquisition proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that could be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, or (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party is a party.

Each of the Company and Newegg agreed to notify the other as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such party or any of its representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, and (ii) any request for non-public information relating to such party or its affiliates (or any subsidiary, respectively), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each of the Company, the Merger Sub and Newegg agreed to keep the other parties promptly informed of the status of any such inquiries, proposals, offers or requests for information.

For purposes of the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person or group at any time relating to an alternative transaction (other than the transactions contemplated by the merger agreement) concerning the sale of (i) all or any material part of the business or assets of any subsidiaries of Newegg or the Company and its subsidiaries, or (ii) any of the shares or other equity interests or profits of any subsidiaries of Newegg or the Company and its subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership, or otherwise.

Termination of the Merger Agreement (See Page 107)

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after our shareholders have approved the merger, in any of the following ways:

•        by mutual written consent of the Company and Newegg;

•        by either the Company or Newegg (i) if the merger shall not have occurred on or prior to June 30, 2021; provided, that the right to terminate shall not be available to any party whose material breach of a representation, warranty or covenant in the merger agreement has been a principal cause of the failure of the merger to be consummated on or before such date; (ii) if any governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and, in each case, such order or action shall have become final and non-appealable; provided, that the right to terminate shall not be available to any party whose material breach of a representation, warranty or covenant in the merger agreement has been the principal cause of such action, or (iii) if the shareholder proposals described in this proxy statement/prospectus are not approved at the special meeting by a majority of votes cast which are not beneficially owned by Hangzhou Lianluo;

•        by Newegg (provided it is not then in material breach of any of its obligations under the merger agreement) (i) if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in the merger agreement, or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the applicable conditions set forth in the merger agreement would not be satisfied; provided, however, if such breach is curable by the Company or Merger Sub, Newegg may not terminate for so long as the Company or Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Newegg to the Company, (ii) if for any reason the Company fails to call and hold the special meeting within sixty (60) days following the filing of the registration statement of which this proxy statement/prospectus forms a part, unless such failure is as a result of the Company responding in good faith to comments on such registration statement or the registration statement on Form F-1 related to the public offering of the Company’s common shares for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements, received from the SEC or comments from NASDAQ, or (iii) if the Company’s board (or any subgroup or committee thereof) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Newegg or shall have resolved to do any of the foregoing, or approves or recommends, or proposes to approve or recommend, an acquisition proposal;

•        by the Company (provided neither it nor its subsidiary is then in material breach of any of their obligations under the merger agreement) (i) if there is any breach of any representation, warranty, covenant or agreement on the part of Newegg as set forth in the merger agreement or if any representation or warranty of Newegg shall have become untrue, in either case such that the applicable conditions set forth in the merger agreement would not be satisfied; provided, however, if such breach is curable by Newegg, the Company may not terminate the merger agreement for so long as Newegg continues to exercise its best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Newegg, or (ii) if the Newegg board (or any subgroup or committee thereof) (A) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to the Company or shall have resolved to do any of the foregoing, or (B) approves or recommends, or proposes to approve or recommend, an acquisition proposal;

•        by Newegg if it receives a bona fide written offer prior to the approval of the merger by our shareholders at the special meeting, and Newegg’s special committee determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a superior offer to the stockholders of Newegg to the terms set forth in the merger agreement, and the Newegg special committee determines in good faith (based upon advice of counsel) that, in light of such superior offer, the withdrawal or modification of the Newegg board’s approval is required in order for the Newegg board to comply with its fiduciary obligations to Newegg’s stockholders under the applicable law; or

•        by the Company if it receives a bona fide written offer prior to the approval of the merger by our shareholders at the special meeting, and the Company’s special committee determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a superior offer to the shareholders of the Company to the terms set forth in the merger agreement, and the Company’s special committee determines in good faith (based upon advice of counsel) that, in light of such superior offer, the withdrawal or modification of our board’s approval is required in order for our board to comply with its fiduciary obligations to the Company’s shareholders under the applicable law.

If the merger agreement is validly terminated, the merger agreement will terminate (except that the confidentiality agreement between Newegg and the Company, and the provisions described in Section 5.12 (Public Announcements), Section 5.13 (Confidential Information), Section 7.2 (Effect of Termination), Article VII (Termination), Article VIII (Indemnification) and Article IX (General Provisions) of the merger agreement, which provisions shall survive such termination), and there will be no other liability on the part of either party to the other except as described under “— Termination Fees and Expenses;” provided, that no party will be relieved from liability for fraud or a willful breach of a representation or warranty contained in the merger agreement or the breach of any covenant contained in the merger agreement, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity.

Termination Fees and Expenses (See Page 109)

If the merger agreement is terminated (i) because the shareholder proposals described in this proxy statement/prospectus are not approved at the special meeting by a majority of votes cast which are not beneficially owned by Hangzhou Lianluo, or (ii) upon any of the events described in the third or sixth bullet under “— Termination of the Merger Agreement” above, then the Company is required to immediately pay to Newegg in cash or by wire transfer of immediately available funds or by disbursement from the escrow account, an amount equal to $450,000.

If the merger agreement is terminated upon any event described in the fourth or fifth bullet under “— Termination of the Merger Agreement” above, then Newegg is required to immediately pay to the Company in cash or by wire transfer of immediately available funds in an amount equal to $450,000. During the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the completion of the merger, Newegg agreed to keep $450,000 of cash available for the payment of the foregoing termination fee.

Termination of the Disposition Agreement (See Page 120)

The disposition agreement may be terminated prior to the closing date as follows:

•        by mutual written consent of the Purchaser and the Company;

•        by written notice by either the Purchaser or the Company if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the disposition agreement and such order or other action has become final and non-appealable;

•        by written notice by the Company if the required shareholder approval is not obtained; or

•        by written notice by the Company if the merger is not closed.

Specific Performance (See Page 109)

Under the merger agreement, each of the Company and Newegg is entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to seek to specifically enforce the terms and provisions of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (See Page 94)

The Company and Newegg have structured the merger with the intent that it will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, specifically as a “reverse subsidiary merger” under Section 368(a)(2)(E) of the Code. However, the qualification of the merger as a tax-free reorganization depends on compliance with numerous technical requirements, and there is a risk that the merger may not satisfy certain of these requirements. There cannot be any assurance that the merger will so qualify as a “reorganization”. See “Risk Factors — Risks Related to the Merger — There can be no assurances that Newegg stockholders will not be required to recognize gain for U.S. federal income tax purposes upon the exchange of Newegg stock for common shares of the Company stock in the merger.” The Company and Newegg have not sought, and will not seek, any ruling from the Internal Revenue Service, or the IRS, regarding any matter affecting the merger or any of the United States federal income tax consequences discussed herein; and have not sought, and will not seek, any tax opinion from their respective legal counsel regarding the qualification of the merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and generally as a tax-free transaction. Thus, there can be no assurance that the IRS will ultimately conclude that the merger does meet all of the requirements for qualification as a “reorganization” within the meaning of Section 368(a) of the Code, and there can be no assurance that any of the other statements made herein would not be challenged by the IRS and, if so challenged, would be sustained upon review in a court. A successful challenge by the IRS could result in taxable income to Newegg and, as described below, its stockholders.

Assuming the merger qualifies for the intended tax treatment, U.S. holders will not recognize any gain or loss upon the receipt of our common shares in the merger. However, if the merger does not qualify as a tax free reorganization as intended, then a U.S. holder will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of our common shares and the fair market value of other merger consideration received in the merger and (ii) the U.S. holder’s adjusted tax basis in the Newegg stock exchanged in the merger.

The foregoing is qualified by reference to, and each Newegg stockholder is urged to read, the sections “Proposal I: The Merger — Material U.S. Federal Income Tax Consequences of the Merger” and “Risk Factors — Risks Related to the Merger — There can be no assurances that Newegg stockholders will not be required to recognize gain for U.S. federal income tax purposes upon the exchange of Newegg stock for common shares of the Company stock in the merger,” and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

Anticipated Accounting Treatment (See Page 96)

The merger will be accounted for as a reverse merger in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Newegg comprising the ongoing operations of the combined company, Newegg’s senior management comprising the senior management of the combined company and Newegg’s stockholders having a majority of the voting power of the combined company. For accounting purposes, Newegg will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Newegg (i.e., a capital transaction involving the issuance of shares by the Company for the stock of Newegg). Accordingly, the consolidated assets, liabilities and results of operations of Newegg will become the historical financial statements of the combined company, and the Company’s assets, liabilities and results of operations will be consolidated with Newegg beginning on the acquisition date.

Transaction Expenses (See Page 96)

The Company estimates that its total merger transaction expenses will be approximately $1.20 million, which includes financial advisor fees of approximately $0.27 million, legal fees in the amount of approximately $0.60 million, accounting fees in the amount of approximately $0.14 million, transfer agent fees in the amount of approximately $0.01 million, printing and mailing fees in the amount of approximately $0.05 million, filing fees in the amount of approximately $0.10 million and other expenses in the amount of approximately $0.03 million. None of these expenses are contingent on approval and consummation of the merger unless stated otherwise.

Newegg estimates that its total merger transaction expenses will be approximately $2.24 million, which includes legal fees in the amount of approximately $1.15 million and accounting fees in the amount of approximately $1.09 million. None of these expenses are contingent on approval and consummation of the merger unless stated otherwise.

Risk Factors (See Page 30)

You should carefully read this proxy statement/prospectus and especially consider the factors discussed in “Risk Factors” in connection with your consideration of the merger and disposition before deciding whether to vote for approval of the merger proposal and the disposition proposal. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in “Risk Factors.”

Risks Related to the Merger and Disposition

Risks and uncertainties related to the merger and disposition include, but are not limited to, the following:

•        The merger and disposition are subject to a number of conditions.

•        Certain of our director, executive officer and major shareholders have interests in the merger and disposition that are different from, and may potentially conflict with, our interests and the interests of our unaffiliated shareholders.

•        Failure to complete the merger and disposition could negatively impact our business, financial condition, results of operations or share price.

•        Following the merger, our business may suffer as a result of the lack of public company operating experience of new management.

•        The transition to becoming the subsidiary of a public company will require changes in the way that Newegg operates its business and incur additional expenses pertaining to SEC reporting obligations and SEC compliance matters, and our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•        Newegg is not a publicly traded company, making it difficult to determine the fair market value of Newegg.

•        Our future results following the merger and disposition may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

•        NASDAQ may not list or continue to list our common shares on its exchange, which could prevent consummation of the merger or limit investors’ ability to make transactions in our shares. Consequently, we may be subject to additional trading restrictions.

•        A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.

Risks Related to the Business of the Company

The Company is subject to risks and uncertainties related to its business, including, but not limited to, the following:

•        Our business is seasonal and revenues and operating results could fall below investor expectations during certain periods, which could cause the trading price of our common shares to decline.

•        We sell our products primarily to distributors, and our technical services are provided to hospitals and check-up centers; our ability to add distributors, hospitals and check-up centers will impact our revenue growth. Failure to maintain or expand our distribution network and network of hospitals and check-up centers would materially and adversely affect our business.

•        We generate a significant portion of our revenues from a small number of products, and a reduction in demand for any of these products could materially and adversely affect our financial condition and results of operations.

Risks Relating to Doing Business in China

We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

•        Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

•        Currently, there are no specific laws or regulations applicable to wearable medical products in China, which are instead subject to general laws applicable to medical products. If there are applicable government regulations in the future, it may create risks and challenges with respect to our compliance efforts and our business strategies.

•        Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

Risks Related to the Business of Newegg

Newegg is subject to risks and uncertainties related to its business, including, but not limited to, the following:

•        Newegg faces risks related to system interruption, including failures caused or experienced by third-party service providers, and lack of redundancy and timely upgrades.

•        Newegg’s business faces intense domestic and international competition.

•        A decline in demand for IT and CE products could adversely affect Newegg’s operating results.

•        The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on Newegg’s ability to run its business.

•        If Newegg is unable to provide a satisfactory customer experience, its reputation would be harmed and it could lose customers.

•        Newegg depends on its vendors to source sufficient quantities of merchandise on favorable terms. If Newegg fails to maintain strong vendor relationships or if its vendors are otherwise unable to supply products that meet its standards in a timely manner, its net sales and net income could suffer.

•        Newegg’s international sales and operations require access to international markets and are subject to applicable laws relating to trade, export and import controls and economic sanctions, the violation of which could adversely affect its operations.

•        Newegg has incurred net loss in the past and may continue to experience losses in the future.

•        The successful operation of Newegg’s business depends upon the performance, reliability and security of the internet infrastructure in the countries where it operates.

•        Because many of the products that Newegg sells are manufactured abroad, Newegg may face delays, increased cost or quality control deficiencies in the importation of these products, which could reduce its net sales and profitability.

•        Assertions, claims and allegations, even if not true, that Newegg has infringed or violated intellectual property rights could harm Newegg’s business and reputation. Also, Newegg may be subject to product liability claims, which could be costly and time-consuming to defend.

•        Newegg may incur additional costs due to tax assessments resulting from ongoing and future audits by tax authorities.

•        Significant developments stemming from recent U.S. government actions and proposals concerning tariffs and other economic proposals could have a material adverse effect on Newegg.

•        Newegg and certain of its subsidiaries are parties to a revolving credit agreement, which contain a number of covenants that may restrict Newegg’s current and future operations and could adversely affect Newegg’s ability to execute business needs.

Risks Related to Ownership of our Common Shares

In addition to the risks described above, we are subject to general risks and uncertainties related to our common shares, including, but not limited to, the following:

•        If we fail to maintain compliance with NASDAQ Listing Rules, we may be delisted from the NASDAQ Capital Market, which would result in a limited public market for trading our shares and make obtaining future debt or equity financing more difficult for us.

•        The trading price of the common shares is likely to be volatile and could fluctuate widely due to multiple factors, some of which are beyond our control.

•        We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

•        As a company incorporated in the BVI, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ’s corporate governance listing standards.

•        We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

The following tables present the selected consolidated financial information for the Company. The selected consolidated statements of income (loss) data for the three years ended December 31, 2020, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements presented elsewhere in this proxy statement/prospectus. The selected consolidated statements of income (loss) data for the years ended December 31, 2017 and 2016 and the selected consolidated balance sheets data as of December 31, 2018, 2017 and 2016 have been derived from our audited consolidated financial statements for the years ended December 31, 2017 and 2016, which are not included in this proxy statement/prospectus. Our historical results do not indicate results expected for any future periods.

The selected consolidated financial data below should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and related notes and the section of this proxy statement/prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company.” Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

	For the Years Ended December 31,
	2020	2019	2018	2017	2016
Revenues	$358,536	$383,458	$559,386	$882,011	$13,062,373
Costs of revenue	(646,653)	(743,744)	(757,901)	(1,655,970)	(17,179,060)
Gross loss	(288,117)	(360,286)	(198,515)	(773,959)	(4,116,687)
Service income	—	—	—	56,030	14,587
Service expenses	—	—	—	(1,289)	(21,130)
Selling expenses	(91,820)	(835,270)	(2,082,829)	(1,170,378)	(927,243)
General and administrative expenses	(2,482,201)	(2,593,808)	(3,675,465)	(3,192,030)	(4,183,775)
(Provision for) recovery from doubtful accounts and inventories	(113,000)	(13,011)	(22,229)	23,608	150,280
Impairment loss for intangible assets	—	—	(3,281,779)	—	—
Operating loss	(2,975,138)	(3,802,375)	(9,260,817)	(5,058,018)	(9,083,968)
Loss before provision for income tax and non-controlling interest	(3,241,697)	(4,450,994)	(8,910,002)	(5,136,434)	(9,704,761)
Income tax benefit	—	—	—	—	95,026
Net loss from continuing operations	(3,241,697)	(4,450,994)	(8,910,002)	(5,136,434)	(9,609,735)
Discontinued operations:
Loss from operations of discontinued operations, net of taxes	—	—	—	—	(168,574)
Loss from disposal of discontinued operations, net of taxes	—	—	—	—	(82,579)
Net loss	(3,241,697)	(4,450,994)	(8,910,002)	(5,136,434)	(9,860,888)
Less: net loss attributable to non-controlling interest	—	—	—	—	(129,020)
Net loss attributable to Lianluo Smart Limited	$(3,241,697)	$(4,450,994)	$(8,910,002)	$(5,136,434)	$(9,731,868)
Other comprehensive (loss) income:
Foreign currency translation gain (loss)	150,340	(166,892)	(515,477)	380,077	(567,162)
Comprehensive loss	(3,091,357)	(4,617,886)	(9,425,479)	(4,756,357)	(10,428,050)
-less comprehensive loss attributable to non-controlling interest	—	—	—	—	(230,838)
Comprehensive loss attributable to Lianluo Smart Limited	$(3,091,357)	$(4,617,886)	$(9,425,479)	$(4,756,357)	$(10,197,212)
Weighted average number of common shares used in computation
-Basic and Diluted	3,389,069	2,225,821	2,202,176	2,164,071	1,302,846
Net loss per share of common stock
-Basic and Diluted	$(0.96)	$(2.00)	$(4.05)	$(2.37)	$(7.47)

	December 31,
	2020	2019	2018	2017	2016
Balance Sheet Data:
Cash and cash equivalents	$1,816,177	$22,834	$477,309	$6,809,485	$10,792,823
Working capital (deficiency)	3,255,404	(1,555,999)	1,260,558	7,152,147	10,221,074
Total current assets	5,972,526	1,677,113	2,713,362	9,833,029	11,336,148
Total assets	6,048,179	2,333,953	5,698,670	15,563,108	16,552,137
Total current liabilities	2,717,122	3,233,112	1,452,804	2,680,882	1,115,074

Total Lianluo Smart Limited shareholders’ equity (deficit)	2,812,391	(1,288,789)	3,116,620	11,153,115	13,937,701
Common shares	78,644	48,630	48,630	47,281	47,281
Total equity (deficit)	2,812,391	(1,288,789)	3,116,620	11,153,115	13,937,701

SELECTED CONSOLIDATED FINANCIAL DATA OF NEWEGG

The following tables present the selected consolidated financial information for Newegg. The selected consolidated statements of operations data for the three years ended December 31, 2020, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2020 and 2019 have been derived from Newegg’s audited consolidated financial statements presented elsewhere in this proxy statement/prospectus. Newegg’s historical results do not indicate results expected for any future periods.

The selected consolidated financial data below should be read in conjunction with, and are qualified in their entirety by reference to, Newegg’s consolidated financial statements and related notes and the section of this proxy statement/prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Newegg.” Newegg’s audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Statements of Operations Data:	For the Years Ended December 31,
	2020	2019	2018
Net sales	$2,114,872	$1,533,928	$2,022,437
Cost of sales	1,841,243	1,369,054	1,816,834
Gross profit	273,629	164,874	205,603
Other operating income/(expense)	—	28,314	(1,555)
Selling, general, and administrative expenses	250,239	229,192	247,174
Income (loss) from operations	23,390	(36,004)	(43,126)
Interest income	1,124	586	1,484
Interest expense	(664)	(2,945)	(1,595)
Other income, net	5,320	4,184	1,599
Gain from sale of and equity income from equity method investments	3,197	21,777	9,617
Income (loss) before provision for income taxes	32,367	(12,402)	(32,021)
Provision for income taxes	1,941	4,589	1,582
Net income (loss)	$30,426	$(16,991)	$(33,603)
Less: Undistributed net income allocable to Series A and Series AA convertible Preferred Stocks	(30,012)	—	—
Less: Dividend or deemed dividend paid to Series A convertible Preferred Stock	—	—	(19,960)
Net income (loss) attributable to common stock	$414	$(16,991)	$(53,562)
Basic earnings (loss) per share	$0.49	$(20.01)	$(80.68)
Diluted earnings (loss) per share	$0.09	$(20.01)	$(80.68)

Weighted average shares used in computation of earnings per share:
Basic	849	849	664
Diluted	4,562	849	664

Balance Sheet Data:	As of December 31,
	2020	2019
	(In thousands)
Cash and cash equivalents	$156,635	$79,750
Total current assets	428,611	267,593
Total assets	557,468	381,768
Total current liabilities	388,091	256,117
Total liabilities	429,971	289,724
Total temporary equity	187,801	187,801
Total deficit	(60,304)	(95,757)
Total liabilities, temporary equity and equity	$557,468	$381,768

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below sets forth the financial position and results of operations of the Company after giving effect to the merger and the disposition.

The following unaudited pro forma condensed combined financial statements give effect to the merger and the disposition and related transactions and were prepared in accordance with the regulations of the SEC.

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position actually would have been had the merger and disposition transactions been completed on the dates indicated or what the combined company’s results of operations actually would have been had the merger and disposition transactions been completed as of the beginning of the periods indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. The pro forma financial statements include adjustments for events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statements of income (loss), expected to have a continuing impact on the combined results.

It should be noted that there have been no material transactions between the Company and Newegg prior to and during the periods presented in the unaudited pro forma condensed combined financial statements. In addition, these statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the merger, or the costs to combine the operations of the Company and Newegg.

The pro forma financial information has been derived from and should be read in conjunction with the following:

(a)     The consolidated financial statements and related notes of the Company for the year ended December 31, 2020 (which are included elsewhere in this proxy statement/prospectus); and

(b)    The consolidated financial statements and related notes of Newegg for the year ended December 31, 2020 (which are included elsewhere in this proxy statement/prospectus).

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020
(In thousands, except par value)

	Newegg	Company	Combined	Pro Forma Adjustments	Notes		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$156,635	$1,816	$158,451	$(10)	Note 3	(a)	$158,441
Restricted cash	1,111	3,500	4,611	—			4,611
Marketable equity securities	—	274	274	—			274
Accounts receivable, net	66,465	5	66,470	(5)	Note 3	(a)	66,465
Inventories	182,056	89	182,145	(89)	Note 3	(a)	182,056
Income taxes receivable	2,510	246	2,756	(246)	Note 3	(a)	2,510
Prepaid expenses and other current assets	19,834	42	19,876	(24)	Note 3	(a)	19,852
Total current assets	428,611	5,972	434,583	(374)			434,209

Property and equipment, net	46,466	76	46,542	(76)	Note 3	(a)	46,466
Noncurrent deferred tax assets	669	—	669	—			669
Equity investment	9,655	—	9,655	—			9,655
Investment at cost	15,000	—	15,000	—			15,000
Right of use assets	46,557	—	46,557	—			46,557
Other noncurrent assets	10,510	—	10,510	—			10,510
Total assets	$557,468	$6,048	$563,516	$(450)			$563,066

Liabilities, Temporary Equity and Equity
Current liabilities:
Accounts payable	$241,502	$19	$241,521	$(19)	Note 3	(a)	$241,502
Accrued liabilities	83,939	914	84,853	(650)	Note 3	(a)	84,203
Deferred revenue	47,398	—	47,398	—			47,398
Line of credit	5,276	—	5,276	—			5,276
Short-term borrowings and interest payable	—	1,784	1,784	(1,784)	Note 3	(a)	—
Current portion of long-term debt	281	—	281	—			281
Lease liabilities – current	9,695	—	9,695	—			9,695
Total current liabilities	388,091	2,717	390,808	(2,453)			388,355

Long-term debt, less current portion	2,088	—	2,088	—			2,088
Income taxes payable	696	—	696	—			696
Lease liabilities – noncurrent	39,043	—	39,043	—			39,043
Warrants liabilities	—	519	519	—			519
Other liabilities	53	—	53	—			53
Total liabilities	429,971	3,236	433,207	(2,453)			430,754
Commitments and contingencies
Temporary Equity:
Series AA convertible Preferred Stock, $.001 par value; 25,890 shares authorized, 24,870 shares issued and outstanding as of December 31, 2020 on an actual basis; 0 shares authorized, issued and outstanding as adjusted	187,146	—	187,146	(187,146)	Note 3	(b)	—

	Newegg	Company	Combined	Pro Forma Adjustments	Notes		Pro Forma Combined
Series A convertible Preferred Stock, $.001 par value; 59,000 shares authorized, 36,476 shares issued and outstanding as of December 31, 2020 on an actual basis; 0 shares authorized, issued and outstanding as adjusted	655	—	655	(655)	Note 3	(b)	—
Total temporary equity	187,801	—	187,801	(187,801)			—
Equity (deficit):
Class A Common Shares, $0.021848 par value; 4,736 shares authorized, 2,211 shares issued and outstanding as of December 31, 2020 on an actual basis; unlimited shares authorized, 366,925 shares issued and outstanding as adjusted	1	48	49	7,968	Note 3	(b)(d)	8,017
Class B Common Shares, $0.021848 par value; 1,514 shares authorized; 1,389 shares issued and outstanding as of December 31, 2020 on an actual basis, 0 shares issued and outstanding as adjusted	—	30	30	(30)	Note 3	(b)	—
Additional paid-in capital	2,366	47,996	50,362	136,604	Note 3	(b)	186,966
Notes receivable	(15,186)	—	(15,186)	—			(15,186)
Accumulated other comprehensive income (loss)	3,057	2,587	5,644	(2,587)	Note 3	(c)	3,057
Accumulated deficit	(50,542)	(47,849)	(98,391)	47,849	Note 3	(c)	(50,542)
Total equity (deficit)	(60,304)	2,812	(57,492)	189,804			132,312
Total liabilities, temporary equity and equity	$557,468	$6,048	$563,516	$(450)			$563,066

See accompanying notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2020
(In thousands, except per share data)

	Newegg	Company	Combined	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$2,114,872	$359	$2,115,231	$(359)	Note 3	(a)	$2,114,872
Cost of sales	1,841,243	647	1,841,890	(647)	Note 3	(a)	1,841,243
Gross profit	273,629	(288)	273,341	288			273,629
Selling, general, and administrative expenses	250,239	2,687	252,926	(1,037)	Note 3	(a)	251,889
Income (Loss) from operations	23,390	(2,975)	20,415	1,325			21,740
Interest income	1,124	1	1,125	(1)	Note 3	(a)	1,124
Interest expense	(664)		(664)		Note 3	(a)	(664)
Other income (expense), net	5,320	(23)	5,297	22	Note 3	(a)	5,319
Unrealized loss on securities	—	130	130	—			130
Change in fair value of warrants liabilities	—	(129)	(129)	—			(129)
Gain from sale of and equity income from equity method investments	3,197	—	3,197	—			3,197
Loss on disposal of a subsidiary	—	(245)	(245)	—			(245)
Income (loss) before provision for income taxes	32,367	(3,241)	29,126	1,346			30,472
Provision for income taxes	1,941	—	1,941	—			1,941
Net income (loss)	$30,426	$(3,241)	$27,185	$1,346			$28,531
Basic earnings (loss) per share	$0.49	$(0.96)	$(0.47)				$0.08
Diluted earnings (loss) per share	$0.09	$(0.96)	$(0.87)				$0.08
Weighted average shares used in computation of earnings per share:
Basic	849	3,389	4,238	362,477	Note 4		366,715
Diluted	4,562	3,389	7,951	362,477	Note 4		370,427

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Description of Transactions

On October 23, 2020, the Company, Merger Sub, and Newegg entered into the merger agreement.  If the transactions contemplated by the merger agreement are completed, Merger Sub will merge into Newegg and Newegg will be the surviving entity. The Company will become the 100% owner of the surviving entity. As the consideration for the merger, the Company will issue to all the stockholders of Newegg an aggregate of approximately 363,325,542 common shares. Each issued and outstanding share of Newegg will be exchanged for 5.8417 common shares.

On October 23, 2020, the Company entered into the disposition agreement with the Purchaser and Lianluo Connection. If the transactions contemplated by the disposition agreement are completed, the Company will sell all of its equity interests in Lianluo Connection, a wholly owned subsidiary, to the Purchaser immediately following completion of the merger for a purchase price of RMB 0.

Immediately after consummation of the merger and disposition, the Company will own 100% of Newegg. Based on the number of the Company common shares and Newegg stock outstanding as of April 9, 2021, the Newegg stockholders will own approximately 98.68% of the outstanding common shares of the Company and existing Company shareholders will own approximately 1.32% of the outstanding common shares of the Company.

Note 2 — Basis of Presentation

The merger will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Newegg comprising the ongoing operations of the combined company, Newegg’s senior management comprising the senior management of the combined company and Newegg’s stockholders having a majority of the voting power of the combined company. For accounting purposes, Newegg will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Newegg (i.e., a capital transaction involving the issuance of shares by the Company for the stock of Newegg). Accordingly, the consolidated assets, liabilities and results of operations of Newegg will become the historical financial statements of the combined company, and the Company’s assets, liabilities and results of operations will be consolidated with Newegg beginning on the acquisition date.

The unaudited pro forma combined balance sheet as of December 31, 2020 was derived from Newegg’s consolidated balance sheet and the Company’s consolidated balance sheet as of December 31, 2020. The unaudited pro forma combined balance sheet as of December 31, 2020 assumes that the merger and disposition were completed on December 31, 2020.

The unaudited pro forma combined statement of operations information for the year ended December 31, 2020 was derived from Newegg’s consolidated statement of operations and the Company’s consolidated statements of operations for the years ended December 31, 2020. The unaudited pro forma combined statement of operations information for the year ended December 31, 2020 assumes that the merger and disposition were completed on January 1, 2020.

Note 3 — Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)     Reflects the disposition of Lianluo Connection.

(b)    Reflects the elimination of Newegg’s preferred stock and the Company’s Class B common shares upon consummation of the merger.

(c)     Reflects the elimination of accumulated deficit upon consummation of the merger and the disposition of Lianluo Connection.

(d)    Reflects the issuance of 363,325,542 common shares estimated to be issued in connection with the merger.

Note 4 — Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the Company’s historical weighted average number of shares outstanding at December 31, 2020, adjusted by 363,325,542 shares estimated to be issued in connection with the Merger.

Note 5 — Share Combination

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight, which decreased the Company’s outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and the Company’s outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares.

This share combination also decreased the Company’s authorized shares to 6,250,000 common shares of par value of US$0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares.

All outstanding options, warrants and other rights to purchase the Company’s common shares are adjusted proportionately as a result of the share combination. The number of shares authorized for issuance under the Company’s option plans are also proportionately reduced to reflect the share combination.

All share and per share information contained in these unaudited pro forma condensed combined financial statements has been restated to retroactively show the effect of this share combination.

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

The following table sets forth certain historical and pro forma per share financial information for our common shares. The pro forma per share information gives effect to the merger as if the merger had occurred on January 1, 2020 and on December 31, 2020 in the case of book value. The information in the table below has been derived from and should be read in conjunction with the historical consolidated financial statements of the Company and Newegg included elsewhere in this proxy statement/prospectus.

The pro forma earnings per share was calculated using the methodology described under the heading “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus above, and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the possible impact on the combined company that may result as a consequence of the arrangement and, accordingly, does not attempt to predict or suggest future results.

	Company Historical	Newegg Historical	Pro Forma
(Loss) Earnings per share for the year ended December 31, 2020
Basic	$(0.96)	$0.49	$0.08
Diluted	$(0.96)	$0.09	$0.08
Book value per share as of December 31, 2020(1)	$0.78	$(71.03)	$0.36

____________

(1)      Calculated as total shareholders’ equity (deficit) divided by total common shares outstanding.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Information

The Company’s Class A common shares are listed for trading on the NASDAQ Capital Market under the symbol “LLIT.” Newegg is a privately-held corporation and its securities do not trade on any marketplace.

On April 9, 2021, the most recent practicable trading day prior to the date of this proxy statement/prospectus, there were 3,465,683 Class A common shares of the Company outstanding and 62,195,173 shares of Newegg’s capital stock outstanding. As of such date, the Company had 3 holders of record of its Class A common shares and Newegg had 15 holders of record of its capital stock.

Recent Closing Prices and Comparative Market Price Information

The following table sets forth the closing sale price per share of the Company’s Class A common shares as reported on the NASDAQ Capital Market on October 23, 2020, the last trading day before the public announcement of the merger agreement, and on April 9, 2021, the most recent practicable trading day prior to the date of this proxy statement/prospectus for which this information was available. The table also shows the implied value of the merger consideration for each share of Newegg capital stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of a Class A common share of the Company on the relevant date by the exchange ratio.

	Class A Common Shares	Implied value of merger consideration per Newegg share
October 23, 2020	$3.28	$19.16
April 9, 2021	$8.55	$49.95

The market prices of the Company’s Class A common shares have fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of our Class A common shares before or after completion of the merger. The market price of our Class A common shares (and therefore the value of the merger consideration) when received by Newegg stockholders after the merger is completed could be greater than, less than or the same as shown in the table above.

Dividend Policy

To date, the Company has not paid any cash dividends on its shares. As a BVI company, the Company may only declare and pay dividends if its directors are satisfied, on reasonable grounds, that immediately after the distribution (i) the value of the Company’s assets will exceed its liabilities and (ii) the Company will be able to pay its debts as they fall due. We currently anticipate that we will retain any available funds to finance the growth and operation of our business and we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our cash held in foreign countries may be subject to certain control limitations or repatriation requirements, limiting our ability to use this cash to pay dividends.

For the year ended December 31, 2016, Newegg paid a cash dividend of $0.1154 per Newegg share, which included a noncumulative dividend of $0.0016 per Newegg share, totaling $4.95 million to holders of Newegg’s Series A convertible preferred stock.  Additionally, Newegg paid a cash dividend of $0.6038 per Newegg share, which included a noncumulative dividend of $0.49 per Newegg share, totaling $787 to the holder of Newegg’s Series B-1 redeemable convertible preferred stock at that time. Except for the foregoing, Newegg has never declared or paid cash dividends on its capital stock. Newegg intends to retain all available funds and any future earnings to fund the development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes certain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, related to the Company, Newegg and the merger. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of the Company, Newegg or the combined company. These forward-looking statements may be identified by terms such as “anticipate,” “believe,” “foresee,” “expect,” “intend,” “plan,” “may,” “will,” “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed merger and disposition, including future financial and operating results, plans, objectives, expectations and intentions and the anticipated timing of closing of the merger and disposition. In addition, all statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to creating value for shareholders, benefits of the proposed transactions to customers, vendors, employees, shareholders and other constituents of the combined company, integrating the two companies, cost savings and the expected timetable for completing the proposed transactions, are forward-looking statements.

These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing proposed transactions (including the failure to obtain necessary shareholder approvals) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of proposed transactions, including the possibility that the expected benefits from the proposed transactions will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from proposed transactions making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against the Company or Newegg; failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of the announcement or the consummation of the proposed transactions on the market price of our common shares, and on our operating results; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed transactions; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

In addition to the risks described under “Risk Factors,” the following factors, among others, could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to:

•        the timing to complete the merger and the disposition;

•        the risk that a condition to completion of the merger or disposition may not be satisfied;

•        our ability to achieve the synergies and value creation projected to be realized following the completion of the merger and disposition;

•        our ability to promptly and effectively integrate Newegg’s businesses;

•        the diversion of management time on transaction-related issues;

•        risks related to any legal proceedings that may be instituted against the Company, Newegg and others relating to the merger or disposition;

•        the risk that the merger does not qualify for the intended tax treatment;

•        the effect of the announcement of the merger and disposition on the ability of the Company and Newegg to retain key employees, and to maintain business relationships with customers, vendors and others; and

•        changes in future cash requirements, capital requirements, results of operations, financial condition and/or cash flows.

You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of the Company or Newegg. Actual results may differ materially from those discussed in this proxy statement/prospectus. All forward-looking statements speak only as of the date of this proxy statement/prospectus and we assume no duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in determining whether to vote for the proposals described in this proxy statement/prospectus. You should also read and consider the risk factors associated with each of the businesses of the Company and Newegg because these risk factors may affect the operations and financial results of the combined company.

Risks Related to the Merger and Disposition

The merger and disposition are subject to a number of conditions.

The merger agreement contains a number of conditions that must be fulfilled (or waived by the parties) to complete the merger. These conditions include, among other customary conditions, (i) the approval of the merger proposal and all other proposals included in this proxy statement/prospectus by the Company’s shareholders, (ii) receipt of all consents from all governmental authorities or third parties, (iii) the absence of any order by any governmental authority which has the effect of making the transactions or agreements contemplated by the merger agreement or the disposition agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the merger agreement, (iv) the absence of any pending any claim, action, suit, proceeding, arbitration, mediation or investigation brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the merger or the disposition, (v) the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, (vi) the registration statement on Form F-1 relating to a public offering of common shares of the Company shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (vii) the approval for listing on NASDAQ, subject to official notice of issuance, of the common shares to be issued in the merger, (viii) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of the parties contained in the merger agreement and the compliance by each party with the covenants contained in the merger agreement, (ix) the absence of a material adverse effect with respect to each of the parties thereto, and (x) a public offering of our common shares for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements; shall have simultaneously closed along with the merger, with the disposition closing immediately after the merger.

The disposition agreement contains the following closing conditions, (i) obtaining any requisite regulatory approvals for the disposition, (ii) no law or order prohibiting or preventing consummation of the disposition; (iii) no litigation to enjoin or otherwise restrict consummation of the disposition; (iv) our shareholder’s approval of the disposition; (v) the consummation of the merger with Newegg; and (vi) the conversion of debt that Lianluo Connection owes to the Company into additional paid-in capital of Lianluo Connection.

The required satisfaction (or waiver) of the foregoing conditions could delay the completion of the merger and the disposition for a significant period of time or prevent it from occurring. Any delay in completing the merger or the disposition could cause the Company not to realize some or all of the benefits that the parties expect the Company to achieve. Further, there can be no assurance that the conditions to the closing of the merger or the disposition will be satisfied or waived or that the merger will be completed.

Our shareholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger. In addition, our shareholders’ ownership interests in the Company may be further diluted as a result of the public offering.

If we are unable to realize the full strategic and financial benefits anticipated from the merger, our shareholders will have experienced substantial dilution of their ownership interests in the Company without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent we are able to realize only part of the strategic and financial benefits anticipated from the merger.

In addition, as a condition to the closing of the merger, the Company must consummate a public offering of our common shares for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements simultaneously along with the merger. There can be no assurance as to what the per share offering price will be in the public offering. As a result of the completion of the public offering, our existing shareholders’ ownership interests in the Company will be further diluted.

Certain of our director, executive officer and major shareholders have interests in the merger and disposition that are different from, and may potentially conflict with, our interests and the interests of our unaffiliated shareholders.

Certain of our director, executive officer and major shareholders have interests in the merger and disposition that may be different from, or in addition to, the interests of our unaffiliated shareholders and that may create potential conflicts of interest.

Mr. Zhitao He, who controls approximately 80.4% of our total voting power as of the record date through Hangzhou Lianluo and its affiliate, Hyperfinite Galaxy Holding Limited, also serves on the board of Newegg and beneficially owns approximately 61.3% of all issued and outstanding shares of Newegg. See additional disclosures relating to the shares held by Mr. He under “Risk Factors – A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.” Ms. Yingmei Yang, our Interim Chief Financial Officer and a director, also serves on the board of Newegg. In addition, because the completion of the merger is contingent upon the disposition our medical device business, Mr. Zhitao He and Ms. Yingmei Yang may also have interests in the disposition that may be different from, or in addition to, the interests of our unaffiliated shareholders. Hangzhou Lianluo has indicated that one of the reasons it would like to complete the merger is that it believes it is the best way for Newegg to become publicly listed, which will provide it and other Newegg stockholders better liquidity for their Newegg investment. The beneficial ownership of our major shareholders and directorship of our officer in Newegg may create additional conflicts of interest in respect of the merger and disposition. See “Proposal I: The Merger — Interests of Directors, Executive Officers and Major Shareholders in the Merger.”

Failure to complete the merger and disposition could negatively impact our business, financial condition, results of operations or share price.

Completion of the merger and disposition is conditioned upon the satisfaction of certain closing conditions, including those discussed above, and other closing conditions customary for a transaction of this size and type. The required conditions to closing may not be satisfied in a timely manner, if at all. If the merger and disposition are not consummated for these or any other reasons, we may be subject to a number of adverse effects, including:

•        we may be required under certain circumstances to pay Newegg a termination fee of $450,000;

•        the price of our common shares may decline to the extent that the current market price reflects a market assumption that the merger and disposition will be completed;

•        our operations may continue to incur loss;

•        we may have difficulty maintaining compliance with NASDAQ continued listing rules, and as a result, be delisted from the NASDAQ Capital Market; and

•        costs related to the merger and disposition, such as legal, accounting, financial advisory and printing fees, must be paid even if the merger and disposition are not completed.

Furthermore, if the merger is not completed, there can be no assurance that we will be able to find another target business on terms as favorable as those of the merger agreement.

Following the merger, our business may suffer as a result of the lack of public company operating experience of new management.

Prior to the completion of the merger, Newegg has been a privately-held company. Newegg’s management will become members of our management after the merger but have limited experience managing a publicly-traded company and complying with reporting and other obligations under securities law. The new management may not successfully manage Newegg’s transition into a public company which will be subject to significant regulatory oversight, reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new responsibilities may require significant attention from management and could divert their attention and resources from the management of our business, which could negatively affect the new management’s ability to achieve the anticipated benefits of the merger.

The transition to becoming the subsidiary of a public company will require changes in the way that Newegg operates its business and incur additional expenses pertaining to SEC reporting obligations and SEC compliance matters, and our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Private companies often have less regulated methods of operation than public companies. This results in less transparency and presents greater risks of noncompliance with rules and regulations. In anticipation of the proposed merger, Newegg’s management has begun to implement a variety of measures to ensure that the company follows the rules applicable to public companies in the United States. To the extent these new procedures and policies could not change historical behaviors that might be inconsistent with the rules regulating U.S. public company, Newegg could be at risk of violation or poor reporting as a public company following this transaction. In the event Newegg’s directors or executive officers inadvertently fail to identify, review or disclose a new relationship or arrangement causing us to fail to properly disclose any related party transaction or in the event that we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities laws violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business. The public reporting requirements and controls are new for the management of the Company post-merger, and may require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business.

Newegg is not a publicly traded company, making it difficult to determine the fair market value of Newegg.

The outstanding capital stock of Newegg is privately held and is not traded on any public market, which makes it difficult to determine the fair market value of Newegg. There can be no assurance that the merger consideration to be issued to Newegg stockholders will not exceed the actual value of Newegg.

We may fail to uncover all liabilities of Newegg’s business through the due diligence process prior to the merger, exposing us to potentially large, unanticipated costs.

Prior to completing the merger, we have and expect to continue to perform, certain due diligence reviews of Newegg’s business. In view of timing and other considerations relevant to our successfully achieving the closing of the merger, our due diligence reviews will necessarily be limited in nature and may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the merger. Any such liabilities could cause us potentially experience significant losses, which could materially adversely affect our business, results of operations and financial condition.

We have incurred and expect to continue to incur substantial transaction-related costs in connection with the merger and disposition.

We have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs associated with completing the merger and disposition. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred, which may be higher than expected and could have a material adverse effect on the new business’s financial condition and operating results.

The market price of our common shares may decline as a result of the merger.

We could encounter larger than anticipated transaction-related costs, may fail to realize some or all of the benefits anticipated from the merger or be subject to other factors that may adversely affect preliminary estimates of the results of the merger. Any of these factors could delay the expected accretive effect of the merger and contribute to a decrease in the price of our common shares. In addition, we are unable to predict the potential effects of the issuance of common shares as the merger consideration on the trading activity and market price of our common shares.

Our future results following the merger and disposition may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information contained in this proxy statement/prospectus is presented for purposes of presenting our historical consolidated financial statements with the historical financial statements of Newegg, as adjusted to give effect to the merger and disposition, and is not necessarily indicative of the financial condition or results of operations of the business following the merger and disposition. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the merger and disposition. Any change in our financial condition or results of operations may cause significant variations in the price of our common shares. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

NASDAQ may not list or continue to list our common shares on its exchange, which could prevent consummation of the merger or limit investors’ ability to make transactions in our shares. Consequently, we may be subject to additional trading restrictions.

It is a condition to closing the merger that our common shares continue to list on NASDAQ. The post-merger entity will be required to meet the initial listing standards of NASDAQ. We may not be able to meet those initial listing requirements. Even if our securities are so listed, we may be unable to maintain the listing of our securities in the future. If we fail to meet the initial listing requirements, neither we nor Newegg would be required to consummate the merger. In the event that we and Newegg elected to waive this condition, we and our shareholders could face significant material adverse consequences, including:

•        limited availability of market quotations for our securities;

•        limited amount of news coverage for the Company; and

•        decreased ability to issue additional securities or obtain additional financing in the future.

Newegg may not realize anticipated growth opportunities.

Newegg expects that it will realize growth opportunities and other financial and operating benefits as a result of the merger; however, it cannot predict with certainty if or when these growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the merger may be offset by costs incurred as a result of being a public company. See “Risks Relating to the Business of Newegg” below for more discussion of the risks relating to Newegg following the merger.

Upon consummation of the merger, Mr. Zhitao He and Mr. Fred Chang will beneficially own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding common shares, and 96.90%, collectively, of the voting power of our issued and outstanding common shares. They will exert significant influence on our business and operations and may have a conflict of interest with our other shareholders.

Upon the consummation of merger, Mr. Zhitao He and Mr. Fred Chang will own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding common shares, and 96.90%, collectively, based on the number of our common shares and Newegg stock outstanding as of April 9, 2021. See additional disclosures relating to the shares held by Mr. He under “Risk Factors – A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.” Additionally, Mr. Zhitao He and Mr. Fred Chang, both of whom will serve as our directors upon closing, will be able to exercise substantial influence over our business and operations. They may also have a conflict of interests with our other shareholders. Where those conflicts exist, our other shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our Memorandum and Articles of Association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their shares.

A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.

Digital Grid is the record owner of 38,143,279 shares of Newegg stock that will be converted into 222,821,593 of our common shares upon completion of the merger. This will represent approximately 60.5% of our outstanding shares, based on our and Newegg’s capitalization on April 9, 2021. All of these shares have been pledged by Digital

Grid to BOC, as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The loans have been guaranteed jointly and severally by Mr. Zhitao He (the controlling shareholder of Hangzhou Lianluo) and Beijing Digital Grid Technology Co., Ltd. (a subsidiary of Hangzhou Lianluo and the parent company of Digital Grid). The total amount owed under these loans is RMB400 million in RMB denominated loans, plus $66.5 million in U.S. dollar loans, plus interest, fees and penalties on such amounts. In May 2020, BOC filed several lawsuits against Hangzhou Lianluo, Digital Grid, Beijing Digital Grid Technology Co., Ltd. and Mr. He in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing.

BOC could sell, or force Digital Grid to sell, some or all of its shares of Newegg and the Company at any time while the BOC loan remains delinquent. Digital Grid could also choose to voluntarily sell some or all of its shares at any time to satisfy the BOC loan. Any such sale or attempted sale could:

•        Occur at a discount to our public trading price and over a short time period;

•        Result in a change of control of the Company to the buyer of such shares; or

•        Result in litigation over the ownership and title to those shares.

Each of these risks could cause our share price to fall significantly and is described further below.

Digital Grid’s Newegg stock certificates are physically in the possession of BOC. As a result, BOC could sell those shares at any time. Any such sale could be done quickly and without regard for maximizing the sale price, other than to enable BOC to recover the amount of indebtedness owed to it by Hangzhou Lianluo. In such a case, the sale price would likely be significantly less than the public trading price of our shares, which would likely cause our share price to fall significantly.

In addition, any transfer of those shares to a non-affiliate of Digital Grid would be subject to our amended and restated shareholders agreement. The shareholders agreement gives a right of first refusal in favor of Newegg (or, after the merger, the Company), and a right of second refusal in favor of the current Newegg stockholders (which primarily includes Mr. Fred Chang), to purchase all shares being transferred.

Because Digital Grid will control approximately 60.5% of our outstanding shares, we expect that it will be the controlling shareholder of our Company after completion of the merger. However, any sale of Digital Grid’s shares by BOC or otherwise could result in a change of control of the Company. For example, if Newegg repurchased 17,669,000 Newegg shares (or 103,216,997 of our shares) from Digital Grid under the right of first refusal, then Mr. Fred Chang would become our controlling shareholder. As another example, if Mr. Chang purchased 8,834,481 Newegg shares (or 51,608,385 of our shares) from Digital Grid under the right of second refusal, then Mr. Chang would become our controlling shareholder. Even if the right of first refusal and second refusal are not exercised, Digital Grid could still sell a controlling interest in the Company, and the buyer would thereafter control the Company. Any such change in control could result in instability to our Company which could cause our share price to fall.

In addition, the shareholders agreement may not be recognized or enforceable in China’s courts, because the agreement is governed by the laws of Delaware currently and the laws of the British Virgin Islands after the merger, and China courts generally do not recognize court decisions from those jurisdictions. As a result, BOC or Digital Grid could try to sell some or all of Digital Grid’s shares without complying with those agreements. Any such sale could result in significant litigation and uncertainty over the ownership of those shares, which could cause our share price to fall.

Certain provisions of an Amended and Restated Shareholders Agreement may delay or prevent us from raising funding in the future and may have an adverse impact on us and the liquidity and market price of our common shares.

Prior to the merger, Newegg’s stockholders have entered into that a certain stockholders agreement, dated March 30, 2017. In connection with the merger, we will assume that agreement and enter into an amended and restated shareholders agreement with Digital Grid, Hangzhou Lianluo, entities affiliated with Mr. Fred Chang and certain other stockholders of Newegg (which we collectively refer to as the principal shareholders).

Under the amended and restated shareholders agreement, the principal shareholders will have pre-emptive rights to acquire additional shares when the Company issues or sells additional securities in the future, except for the “excluded issuance” as defined in the amended and restated shareholders agreement or common shares offered pursuant to a registration statement filed with the SEC.

In addition, the Company and the principal shareholders will have rights of first refusal, subject to compliance with applicable laws and NASDAQ’s rules, over transfers of our common shares by the principal shareholders. If any principal shareholder receives a bona fide offer from any person other than its affiliate to acquire any of the principal shareholders’ common shares, then the Company will have a right of first refusal, but not the obligation, to elect to purchase all (and not less than all) of such shares, at the same price, and on the same terms and conditions offered by the purchaser. In the event the Company does not decide to purchase all such shares, then each of the principal shareholders other than the selling principal shareholder shall have a right of first refusal to elect to purchase all (and not less than all) of its pro rata share (as defined in the amended and restated shareholders agreement) of such shares on the same terms and conditions offered by the purchaser. In the event that such shares are in exchange for non-cash consideration, then such right of first refusal shall be exercisable based on the fair market value determined in good faith by the board of such non-cash consideration.

Such right of first refusal and pre-emptive rights may delay or prevent us from raising funding in the future and may have an adverse impact on the liquidity and market price of our common shares.

The amended and restated memorandum and articles of association to be adopted at the special meeting provide certain rights to certain shareholders, which will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that minority holders of common shares may view as beneficial.

Upon completion of the merger, our board of directors will consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, which, together with its affiliates, will control approximately 60.91% of our total voting power upon completion of the merger, and three of the directors shall be appointed by Mr. Fred Chang, acting on behalf of current Newegg stockholders other than Digital Grid, who collectively will own approximately 38.16% of our total voting power upon completion of the merger. See additional disclosures relating to the shares held by Mr. He under “Risk Factors – A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.” The number of directors that Digital Grid and Mr. Chang are entitled to appoint will decrease proportionately with the decrease of the respective voting power of Digital Grid and the other stockholders of Newegg. Any director positions which neither Digital Grid nor Mr. Chang is entitled to appoint shall be appointed by the remaining directors, or by any other means allowed under our amended and restated memorandum and articles of association.

Upon completion of the merger, you will have no right to appoint or elect any director to our board. The amended and restated memorandum and articles of association to be adopted at the special meeting will limit your ability to appoint or elect persons for service on our board of directors and may discourage proxy contests for the election of directors and purchases of substantial blocks of shares by making it more difficult for a potential acquirer to gain control of our board of directors. See “Proposal VII: Charter Amendment — Purpose and Effect of Charter Amendment” for more information.

There can be no assurances that Newegg stockholders will not be required to recognize gain for U.S. federal income tax purposes upon the exchange of Newegg stock for common shares of the Company stock in the merger.

The Company and Newegg have structured the merger with the intent that it will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, specifically as a non-taxable “reverse subsidiary merger” under Section 368(a)(2)(E) of the Code. However, the qualification of the merger as a tax-free reorganization depends on compliance with numerous technical requirements. The Company and Newegg have not sought and will not seek any ruling from the IRS regarding any matter affecting the merger or any of the United States federal income tax consequences discussed herein, and have not sought and will not seek any tax opinion from their respective legal counsel regarding the qualification of the merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Thus, there can be no assurance that the IRS will ultimately conclude that the merger does meet all of the requirements for qualification as a “reorganization” within the meaning of Section 368(a) of the Code and otherwise as a tax-free transaction, and there can be no assurance that any of the other statements made herein would not be challenged by the IRS and, if so challenged, would be sustained upon review in a court. A successful challenge by the IRS could result in taxable income to Newegg and its stockholders.

Risks Related to the Business of the Company

Risks Relating to Our Business

The outbreak of coronavirus may have a material adverse effect on our business and the trading price of our common shares.

Our business has been adversely affected by the outbreak of coronavirus, or COVID-19. The World Health Organization labelled the COVID-19 outbreak a pandemic on March 11, 2020, after the disease spread globally. Given the high public health risks associated with the disease, governments around the world have imposed various degrees of travel and gathering restrictions and other quarantine measures. Businesses in China have scaled back or suspended operations since the outbreak in December 2019. The COVID-19 outbreak is currently having an indeterminable adverse impact on the global economy.

All of our operating subsidiaries are located in China. Substantially all of our employees and all of our customers and suppliers are located in China. From January to February 2020, our service revenue plunged, as the number of patient users decreased sharply; and our revenue from the sale of products also dropped, because our distributors and sales personnel were trapped at home and our contract manufacturers shut down production during this period. Constrained by the epidemic, management and employees have been working from home to mitigate the impacts of operation disruptions caused by COVID-19. As of the date of this proxy statement/prospectus, we have resumed operations but at below normal levels. Medical check-up centers and hospitals in China that we have business relationships with have partially resumed operations since March 2020, including the medical check-up centers in Wuhan that focus on physical examinations. In addition, while our supply chains currently are not affected, it is unknown whether or how they may be affected if the pandemic persists for an extended period. Although the COVID-19 pandemic has a relatively limited adverse impact on our operating results for the fiscal year of 2020 as compared with the fiscal year of 2019, it may materially adversely impact our future results of operations, depending on COVID-19’s further developments and actions taken to contain it.

In addition, fears of the economic impacts of COVID-19 have sparked share prices to fluctuate significantly recently. The volatility of share prices and across-the-market selloff may depress our share price, and moreover, adversely affect our ability to obtain equity or debt financings from the financial market.

Given the uncertainty of the outbreak, the spread of COVID-19 may be prolonged and worsened, and we may be forced to further scale back or even suspend our operations. As COVID-19 spreads outside China, the global economy is suffering a noticeable slowdown. If this outbreak persists, commercial activities throughout the world could be curtailed with decreased consumer spending, business operation disruptions, interrupted supply chain, difficulties in travel, and reduced workforces. The duration and intensity of disruptions resulting from COVID-19 outbreak is uncertain. It is unclear as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The extent to which outbreak impacts our financial results will depend on its future developments. If the outbreak of COVID-19 is not effectively controlled in a short period of time, our business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

Our business is seasonal and revenues and operating results could fall below investor expectations during certain periods, which could cause the trading price of our common shares to decline.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly depending upon numerous factors. In particular, we generally experience an increase in revenues in the period from March through May, and September through December. The increase in the fourth quarter is associated with hospital purchasing designed to extinguish governmental budgets prior to the fiscal year end. We believe that our first quarter performance will generally decline as a result of the lack of business conducted during the Chinese Lunar New Year holiday. To the extent our financial performance fluctuates significantly, investors may lose confidence in our business and the price of our common shares could decrease.

We may fail to effectively develop and commercialize new products and services, which could materially and adversely affect our business, financial condition, results of operations and prospects.

The sleep respiratory market is developing rapidly, and related technology trends are constantly evolving. This results in the frequent introduction of new products and services, short product life cycles and significant price competition. Consequently, our future success depends on our ability to anticipate technology development trends and identify, develop and commercialize in a timely and cost-effective manner the new and advanced products that our customers demand. Moreover, it may take an extended period of time for our new products to gain market acceptance, if at all. Furthermore, as the life cycle for a product matures, the average selling price generally decreases. In the future, we may be unable to offset the effect of declining average sales prices through increased sales volume and controlling product costs. Lastly, during a product’s life cycle, problems may arise regarding regulatory, intellectual property, product liability or other issues that may affect the product’s continued commercial viability.

New sleep respiratory disorder related technology and relevant regulation could materially affect provision of our OSAS service to hospitals and medical centers. Development of our OSAS service business depends on our ability to decrease OSAS service-related device production cost and the relationship with hospital and medical center. It may take an extended period of time for us to decrease the cost of our new devices and to market our new devices. We may be unable to provide service to sufficient hospitals and medical centers, which could adversely affect our financial condition and results of operations and prospects.

We sell our products primarily to distributors, and our technical services are provided to hospitals and check-up centers; our ability to add distributors, hospitals and check-up centers will impact our revenue growth. Failure to maintain or expand our distribution network and network of hospitals and check-up centers would materially and adversely affect our business.

We depend on sales to distributors for a significant majority of our product revenues. Our distributors purchase all products ordered regardless of whether the products are ultimately sold. Products are not purchased by distributors on consignment, and distributors have no right to return unsold products. As our existing distributor agreements expire, we may be unable to renew such agreements on favorable terms or at all, and we do not own, employ or control these independent distributors. Furthermore, we actively manage our distribution network and regularly review the performance of each distributor. We may terminate agreements with distributors, without penalty, if we are not satisfied with their performance for any reason. We periodically terminate relationships with underperforming exclusive distributors. Our distributors may also terminate their relationship with us without penalty. When an exclusive distributor in a particular geographic area fails to meet our expectations, then we are economically incentivized to replace that distributor with a new distributor so that area can be served as well as possible. We occasionally terminate a relationship with a non-exclusive distributor and are more likely to simply appoint another one; however, we have found that in some instances we are better served to replace an underperforming non-exclusive distributor with an exclusive distributor. Additionally, we have found that even in cases where there may not be an economic incentive to terminate a non-exclusive distributor, having the ability to replace a distributor often motivates distributors to increase their efforts to meet our expectations. This policy may make us less attractive to some distributors. In addition, we compete for distributors with other medical device companies who may enter into long-term distribution agreements, effectively preventing many distributors from selling our products. As a result, a significant amount of time and resources must be devoted to maintaining and growing our distribution network.

In the OSAS sector, starting from fiscal 2018 we provide technical services in relation to detection and analysis of OSAS. We focused on the promotion of sleep respiratory solutions and service in public hospitals. Our wearable sleep diagnostic products and cloud-based services are also available in the medical centers of private preventive healthcare companies in China. We sign service agreements with public hospitals usually for a period of 1 to 3 years, and check-up centers usually for a period of one year or less, with the aim of provision of wearable sleep diagnostic products and cloud-based services and we charge a fixed technical service fee on a per user basis when our OSAS diagnostic services are provided to the user at medical centers and public hospitals. Our service revenue is dependent on the number of OSAS tests performed by each hospital/check-up center. The provision of these OSAS diagnosis services is still in its early stage and we may be required to invest more marketing efforts in order to build up and consolidate our partnership with hospitals and physical examination centers in China. We may terminate relationships with underperforming hospital/check-up center. The hospital/check-up may also terminate their relationship with us without penalty, and they may not renew their service agreement with us upon expiration.

Although we do not own or control our distributors, the actions of these distributors may affect our business operations or our reputation in the marketplace.

Our distributors are independent from us, and as such, our ability to effectively manage their activities is limited. Distributors could take any number of actions that could have material adverse effects on our business. If we fail to adequately manage our distribution network or if distributors do not comply with our distribution agreements, our corporate image could be tarnished among end users, disrupting our sales. Furthermore, we could be liable for actions taken by our distributors, including any violations of applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws. The PRC government has increased its anti-bribery efforts in the healthcare sector in recent years to reduce improper payments received by hospital administrators and doctors in connection with the purchase of pharmaceutical products and medical devices. Our distributors may violate these laws or otherwise engage in illegal practices with respect to their sales or marketing of our products. If our distributors violate these laws, we could be required to pay damages or fines, which could materially and adversely affect our financial condition and results of operations. In addition, our brand and reputation, our sales activities or the price of our shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our distributors.

We are highly dependent on our key personnel such as key executives.

We are highly dependent on the continued service of our key executives, including our Chief Executive Officer, Mr. Bin Lin, and other key personnel. We have entered into standard three-year employment contracts, or where required by law, open-term employment contracts, with all of our officers and managers and other key personnel, and three-year employment contracts, or where required by law, open-term employment contracts with our other employees. These contracts prohibit our employees from engaging in any conduct or activity that would be competitive with our business during the term of their employment. Loss of any of our key personnel could severely disrupt our business. We may not be able to find suitable or qualified replacements and will likely incur additional expenses in order to recruit and train any new personnel.

If we fail to accurately project demand for our products, we may encounter problems of inadequate supply or oversupply, which would materially and adversely affect our financial condition and results of operations, as well as damage our reputation and brand.

Our distributors typically order our products on a purchase order basis. We project demand for our products based on rolling projections from our distributors, our understanding of anticipated hospital procurement spending, and distributor inventory levels. The varying sales and purchasing cycles of our distributors and other customers, however, makes it difficult for us to forecast future demand accurately.

If we overestimate demand, we may purchase more unassembled parts or components for our branded products than we require. If we underestimate demand, our third-party suppliers may have inadequate supply of parts or product component inventories, which would delay shipments of our branded products, and could result in lost sales. In particular, we are seeking to reduce our procurement and inventory costs by matching our inventory closely with our projected product needs and by, from time to time, deferring our purchase of components in anticipation of supplier price reductions. As we seek to balance reduced inventory costs, we may fail to accurately forecast demand and coordinate our procurement to meet demand on a timely basis. Our inability to accurately predict our demand and to timely meet our demand could materially and adversely affect our financial conditions and results of operations as well as damage our reputation and corporate brand.

We generate a significant portion of our revenues from a small number of products, and a reduction in demand for any of these products could materially and adversely affect our financial condition and results of operations.

We derive a substantial percentage of our revenues from a small number of products. We expect that a small number of our key products will continue to account for a significant portion of our net revenues for the foreseeable future. As a result, continued market acceptance and popularity of these products is critical to our success, and a reduction in demand due to, among other factors, the introduction of competing products by our competitors, the entry of new competitors, or end-users’ dissatisfaction with the quality of these products could materially and adversely affect our financial condition and results of operations.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, copyright, trademark and trade secret laws and non-disclosure agreements and other methods to protect our intellectual property rights. The process of seeking patent protection can be lengthy and expensive and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents may also be challenged, invalidated or circumvented.

We also rely on trade secret rights to protect our business through non-disclosure provisions in employment agreements with employees. If our employees breach their non-disclosure obligations, we may not have adequate remedies in China, and our trade secrets may become known to our competitors.

Intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

We may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use and develop our technology and know-how without infringing third party intellectual property rights. If we sell our branded products internationally, and as litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our branded products in either China or other countries, including the United States and other countries in Asia. The validity and scope of claims relating to medical device technology patents involve complex scientific, legal and factual questions and analysis and, as a result, may be highly uncertain. In addition, the defense of intellectual property suits, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become a party could cause us to:

•        pay damage awards;

•        seek licenses from third parties;

•        pay ongoing royalties;

•        redesign our branded products; or

•        be restricted by injunctions.

Each of the foregoing could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase or use of our branded products, which could have a material adverse effect on our financial condition and results of operations.

We are subject to product liability exposure and currently do not have insurance coverage for product-related liabilities. Any product liability claims or potential safety-related regulatory actions could damage our reputation and materially and adversely affect our business, financial condition and results of operations.

The medical devices we assemble and sell can expose us to potential product liability claims if the use of these products causes or is alleged to have caused personal injuries or other adverse effects. Any product liability claim or regulatory action could be costly and time-consuming to defend. If successful, product liability claims may require us to pay substantial damages. We do not maintain product liability insurance to cover potential product liability arising from the use of our branded products because product liability insurance available in China offers only limited coverage compared to coverage offered in many other countries. A product liability claim or potential safety-related regulatory action, with or without merit, could result in significant negative publicity and could materially and adversely affect the marketability of our branded products and our reputation, as well as our business, financial condition and results of operations.

Moreover, a material design, manufacturing or quality failure or defect in our branded products, other safety issues or heightened regulatory scrutiny could each warrant a product recall by us and result in increased product liability claims. Also, if these products are deemed by the authorities in China where we currently sell our branded products to fail to conform to product quality and safety requirements, we could be subject to regulatory action. In China, violation of PRC product quality and safety requirements may subject us to confiscation of related earnings, penalties, an order to cease sales of the violating product, or to cease operations pending rectification. Furthermore, if the violation is determined to be serious, our business license to assemble or sell violating and other products could be suspended or revoked.

We may need additional capital in the future, and we may be unable to obtain such capital in a timely manner or on acceptable terms, if at all.

In order for us to grow, remain competitive, develop new products, and expand our distribution network, we may require additional capital in the future. Our ability to obtain additional capital in the future is subject to a variety of uncertainties, including:

•        our future financial condition, results of operations and cash flows;

•        general market conditions for capital raising activities by medical device manufacturers and other related companies; and

•        economic, political and other conditions in China and elsewhere.

We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. Furthermore, the terms and amount of any additional capital raised through issuances of equity securities may result in significant shareholder dilution.

If our security measures are breached or fail, and unauthorized access to a client’s data is obtained, our services may be perceived as not being secure, clients may curtail or stop using our services, and we may incur significant liabilities.

Our products and services involve the web-based storage and transmission of clients’ proprietary information and protected health information of patients. Because of the sensitivity of this information, security features of our software are very important. From time to time we may detect vulnerabilities in our systems, which, even if they do not result in a security breach, may reduce customer confidence and require substantial resources to address. If our security measures are breached or fail as a result of third-party action, employee error, malfeasance, insufficiency, defective design, or otherwise, someone may be able to obtain unauthorized access to client or patient data. As a result, our reputation could be damaged, our business may suffer, and we could face damages for contract breach, penalties for violation of applicable laws or regulations, and significant costs for remediation and efforts to prevent future occurrences. We rely upon our clients as users of our system for key activities to promote security of the system and the data within it, such as administration of client-side access credentialing and control of client-side display of data. On occasion, our clients have failed to perform these activities. Failure of clients to perform these activities may result in claims against us that this reliance was misplaced, which could expose us to significant expense and harm to our reputation. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and clients. In addition, our clients may authorize or enable third parties to access their client data or the data of their patients on our systems. Because we do not control such access, we cannot ensure the complete propriety of that access or integrity or security of such data in our systems.

If our services fail to provide accurate and timely information, or if our content or any other element of any of our services is associated with faulty clinical decisions or treatment, we could have liability to clients, clinicians, or patients, which could adversely affect our results of operations.

Our products, software, content, and services are used to assist clinical decision-making and provide information about treatment plans. If our products, software, content, or services fail to provide accurate and timely information or are associated with faulty clinical decisions or treatment, then clients, clinicians, or their patients could assert claims against us that could result in substantial costs to us, harm our reputation in the industry, and cause demand for our services to decline.

The assertion of such claims and ensuing litigation, regardless of its outcome, could result in substantial cost to us, divert management’s attention from operations, damage our reputation, and decrease market acceptance of our products and services. We attempt to limit by contract our liability for damages and to require that our clients assume responsibility for medical care and approve key system rules, protocols, and data. Despite these precautions, the allocations of responsibility and limitations of liability set forth in our contracts may not be enforceable, be binding upon patients, or otherwise protect us from liability for damages.

Our proprietary software may contain errors or failures that are not detected until after the software is introduced or updates and new versions are released. It is challenging for us to test our software for all potential problems because it is difficult to simulate the wide variety of computing environments or treatment methodologies that our clients may deploy or rely upon. From time to time we have discovered defects or errors in our software, and such defects or errors can be expected to appear in the future. Defects and errors that are not timely detected and remedied could expose us to risk of liability to clients, clinicians, and patients and cause delays in introduction of new services, result in increased costs and diversion of development resources, require design modifications, or decrease market acceptance or client satisfaction with our services.

We rely on Internet infrastructure, bandwidth providers, other third parties, and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with users, adversely affecting our brand and our business.

Our ability to deliver our Internet and telecommunications-based services is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security for providing reliable Internet access and services. Our services are designed to operate without interruption in accordance with our service level commitments. However, we have experienced and expect that we will experience interruptions and delays in services and availability from time to time. We rely on internal systems as well as third-party vendors, including data center, bandwidth, and telecommunications equipment providers, to provide our services. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with users. Any disruption in the network access, telecommunications, or co- location services provided by these third-party providers or any failure of or by these third-party providers or our own systems to handle current or higher volume of use could significantly harm our business. We exercise limited control over these third-party vendors, which increases our vulnerability to problems with services they provide.

Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with users and adversely affect our business and could expose us to third-party liabilities. The reliability and performance of the Internet may be harmed by increased usage or by denial-of-service attacks. The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based services.

If we are unable to keep up with the rapid technological changes of the internet industry, our business may suffer.

The internet industry is experiencing rapid technological changes. The future success of our cloud-based services will depend on our ability to anticipate, adapt and support new technologies and industry standards. If we fail to anticipate and adapt to these and other technological changes, our market share, profitability and share price could suffer.

Our internal control over financial reporting is not effective and has material weaknesses.

We are subject to the reporting obligations under the U.S. securities laws. The SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, has adopted rules requiring public companies to include a report of management on the effectiveness of such companies’ internal control over financial reporting in their respective annual reports. This proxy statement/prospectus does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting because we are currently a non-accelerated filer and therefore not required to obtain such report.

Our management has concluded that under the rules of Section 404, our internal control over financial reporting was not effective as of December 31, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented, or detected and corrected on a timely basis. The material weakness we identified is insufficient qualified accounting personnel with appropriate understanding of U.S. GAAP and SEC reporting requirements commensurate with our financial reporting requirements. Also, as a small company, we do not have sufficient internal control personnel to set up adequate review functions at each reporting level.

We are in the process of implementing measures to resolve the material weakness and improve our internal and disclosure controls. However, we may not be able to successfully implement the remedial measures. The implementation of our remedial initiatives may not fully address the material weakness in our internal control over financial reporting. In addition, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate in satisfying our reporting obligations.

As a result, our business and financial condition, results of operations and prospects, as well as the trading price of our common shares may be materially and adversely affected. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misuse of corporate assets, which in turn, could subject us to potential delisting from the NASDAQ Capital Market on which our common shares are listed, regulatory investigations or civil or criminal sanctions.

Our directors, officers and we may be involved in investigations or other forms of regulatory or governmental inquiry which may cause reputational harm to the Company, result in additional expenses, and distract our management from our day-to-day operations.

From time to time, our directors, officers and we may be involved in investigations or other forms of regulatory or governmental inquiry covering a range of possible issues including but not limited to securities laws compliance. These inquiries or investigations could lead to administrative, civil or criminal proceedings involving us and could result in fines, penalties, restitution, other types of sanctions, or the need for us to undertake remedial actions, or to alter our business, financial or accounting practices. Our practice is to cooperate fully with regulatory and governmental inquiries and investigations.

For example, on August 6, 2020, Hangzhou Lianluo and Mr. Zhitao He received an investigation notice from China Securities Regulatory Commission, or CSRC, for alleged violation of laws and regulations regarding information disclosures of Hangzhou Lianluo. Hangzhou Lianluo is a PRC company with shares listed on Shenzhen Stock Exchange. Mr. He is the Chairman and Chief Executive Officer of Hangzhou Lianluo. Hangzhou Lianluo is also the largest shareholder of the Company and Newegg, and Mr. He was the former Chairman and the former Chief Executive Officer of the Company and will be appointed as the chairman of the board of the Company upon completion of the merger. Hangzhou Lianluo announced this investigation on August 7, 2020 and stated that it will fully cooperate with CSRC in the investigation. As the investigation is still at a relatively early stage, the Company is currently unable to assess the likely outcomes of such proceedings. On October 19, 2020, Hangzhou Lianluo announced that it has received a notice of administrative punishment from Zhejiang Regulatory Bureau of CSRC, which provides, among other things, that (i) Hangzhou Lianluo is receiving a warning and required to correct its unlawful acts and pay a fine of RMB 300,000, and (ii) Mr. Zhitao He is receiving a warning and required to pay a fine of RMB 400,000. The unfavorable ultimate outcome regarding this investigation could cause reputational harm to us.

Legal proceedings, inquiries and regulatory investigations are often unpredictable, and it is possible that the ultimate resolution of any such matters, if unfavorable, may be material to the results of operations in any future period, depending, in part, upon the size of the loss or liability imposed and the operating results for the period, and could have a material adverse effect on our business. In addition, regardless of the ultimate outcome of any such legal proceeding, inquiry or investigation, any such matter could cause us to incur additional expenses, which could be significant, and possibly material, to our results of operations in any future period. Any of these factors may result in large and sudden changes in the volume and price at which our common shares will trade.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources.

While the PRC economy has grown more rapidly in the past 30 years than the world economy as a whole, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. In addition, since 2012, growth of the Chinese economy has slowed down. We cannot assure you that Chinese economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on our business and results of operations.

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early stage of development. In particular, PRC insurance companies offer limited insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

Currently, there are no specific laws or regulations applicable to wearable medical products in China, which are instead subject to general laws applicable to medical products. If there are applicable government regulations in the future, it may create risks and challenges with respect to our compliance efforts and our business strategies.

The health care industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. Existing and new laws and regulations affecting the health care industry could create unexpected liabilities for us, cause us to incur additional costs, and restrict our operations. Many health care laws are complex, and their application to specific services and relationships may not be clear. In particular, many existing health care laws and regulations, when enacted, did not anticipate the wearable medical products and services that we provide, and these laws and regulations may be applied to our business in ways that we do not anticipate. Our failure to accurately anticipate the application of these laws and regulations, or our other failure to comply, could create liability for us, result in adverse publicity, and negatively affect our business.

Restrictions on currency exchange may limit our ability to receive and use our income effectively.

Lianluo Connection, our directly wholly-owned PRC subsidiary, is a foreign invested enterprise, or FIE, under PRC laws, and substantially all of our sales are settled in RMB. Any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside of China or to make dividend or other payments in U.S. dollars. Although the conversion of RMB into foreign currency for current account transactions, such as interest payments, profit distributions, and trade or service related transactions, can be made without prior governmental approval, significant restrictions still remain, including primarily the restriction that FIEs may only buy, sell, or remit foreign currencies after providing valid commercial documents to certain banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, are subject to governmental approval in China, and requires companies to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary, Lianluo Connection in the PRC. Lianluo Connection is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to FIEs. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Furthermore, all of our executive officers and directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and all of our current operations are conducted in the PRC. In addition, all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce U.S. courts’ judgments entered pursuant to the civil liability provisions of the U.S. federal securities laws against us, or our officers and directors most of whom are not residents of the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. The recognition and enforcement of foreign judgments are provided for in the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements with the United States or the BVI that provide for the reciprocal recognition and enforcement of judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment, if they decide that the judgment violates basic principles of PRC law, sovereignty, national security, or public interest. It is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States against us or our officers and directors.

The PRC government exerts substantial influence over the manner in which business activities are conducted.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulations and state ownership. Our ability to operate in China may be harmed by changes in Chinese laws and regulations, including those relating to taxation, product liability, healthcare, labor, property, privacy and other matters. We believe that our operations in China comply with, in material aspects, with all applicable legal and regulatory requirements. However, the central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common shares will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB. Appreciation or depreciation in the value of RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to the exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited. We may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiary’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our revenues are earned by our PRC subsidiary. However, PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent companies. PRC legal restrictions permit payments of dividends by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said reserve fund reach 50% of the company’s registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary or limit our PRC subsidiary’s ability to increase its registered capital or distribute profits.

The State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

According to SAFE Circular 37, our shareholders or beneficial owners, who are PRC residents, are subject to SAFE Circular 37 or other foreign exchange administrative regulations in respect of their investment in the Company.

We have notified substantial beneficial owners of our common shares who we know are PRC residents of their filing obligations. Nevertheless, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of the Company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiary to fines and legal sanctions. Such failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to us. These risks may have a material adverse effect on our business, financial condition and results of operations.

Furthermore, it is uncertain how SAFE Circular 37, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to us. These risks could in the future have a material adverse effect on our business, financial condition and results of operations.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which first became effective on September 8, 2006.

On August 9, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, promulgated the Regulation on mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006, and was subsequently amended in 2009. This regulation, among other regulations and rules, governs the approval process of a PRC company’s participation in an acquisition of assets or equity interests. Depending on the structure of the transaction, the regulation requires the PRC parties to make a series of applications and supplemental applications to the government agencies for approval of acquisition of assets or equity interests of another entity. In some instances, the application process may require a presentation of economic data concerning the transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess viability of the transaction. Government approvals will have expiration dates, by which a transaction must be completed and reported to the government agencies. Compliance with the regulation is likely to be more time consuming and expensive than it was in the past, and provides the government more controls over business combination of two enterprises.

The regulation also prohibits a transaction with an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, and requires consideration be paid within a defined period, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including the initial consideration, contingent consideration, holdback provisions, indemnification provisions, and provisions related to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our shareholders’ economic interests.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our future financings to make loans to our PRC subsidiary, or to make additional capital contributions to our PRC subsidiary.

We, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiary, which is treated as foreign-invested enterprises under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to our PRC subsidiary are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprise, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our future financings, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions to our PRC subsidiary. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiary when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from our future financings, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any failure to comply with PRC regulations regarding employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

We have established a series of share incentive programs under which we issued share options to our PRC employees. In 2014, we created the 2014 Share Incentive Plan, which provides that the maximum number of shares authorized for issuance under this plan shall not exceed ten percent of the number of issued and outstanding shares of company stock as of December 31 of the immediately preceding fiscal year, and an additional number of shares may be added automatically annually to the shares issuable under the Plan on and after January 1 of each year, from January 1, 2015 through January 1, 2024. The 2014 Share Incentive Plan shall terminate on the tenth anniversary of its effective date on July 28, 2014 when the plan was approved by the shareholders of the Company. Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted restricted shares, options or restricted share units, may follow the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, to apply for the foreign exchange registration. According to those regulations, employees, directors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which may be a PRC subsidiary of the overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit their ability to make payment under the relevant equity incentive plans or receive dividends or sales proceeds related thereto in foreign currencies, or our ability to contribute additional capital into our subsidiaries in China and limit our PRC subsidiary’s ability to distribute dividends to us. We also face regulatory uncertainties under PRC law that could restrict our ability to adopt additional equity incentive plans for our directors, officers and employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions.

In addition, the State Administration of Taxation has issued circulars concerning employee share options, restricted shares restricted share units. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares or restricted share units vest, will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or restricted share units. Although we currently withhold income tax from our PRC employees in connection with their exercise of options and the vesting of their restricted shares and restricted share units, if the employees fail to pay, or the PRC subsidiary fails to withhold, their income taxes according to relevant laws, rules and regulations, the PRC subsidiary may face sanctions imposed by the tax authorities.

The Security Review Rules may make it more difficult for us to make future acquisitions or dispositions of our business operations or assets in China.

The Security Review Rules, effective as of September 1, 2011, provides that when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the national security review by Ministry of Commerce, the principle of substance-over-form should be applied and foreign investors are prohibited from circumventing the national security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. If the business of any target company that we plan to acquire falls within the scope subject to national security review, we may not be able to successfully acquire such company by equity or asset acquisition, capital increase or even through any contractual arrangement.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the EIT Law. On November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises, also referred to as SAT Circular 82 (which has been revised by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017 and by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013). The notice further interprets the application of the EIT Law and its implementation rules to Chinese enterprise or group controlled offshore entities. Pursuant to the notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management habitually reside in China. In addition, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on

the Standards of De Facto Management Bodies in January 2014 to provide more guidance on the implementation of Circular 82. This bulletin further provides that, among other things, an entity that is classified as a “resident enterprise” in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined to be a “resident enterprise,” any dividend, profit and other equity investment gain shall be taxed in accordance with the enterprise income tax law and its implementing rules. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10%, when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by Chinese natural persons. It is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for the PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations, which would materially reduce our net income. Second, a 10% withholding tax may be imposed on dividends we pay to our shareholders that are non-resident enterprises and with respect to gains derived by said shareholders from transferring our shares. Finally, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of our shares by such shareholders may be subject to PRC tax at a rate of 20%, if such income is deemed to be from PRC sources.

If we were treated as a “resident enterprise” by the PRC tax authorities, we would be subject to taxation in both the U.S. and China, and we may not be able to claim our PRC tax as a credit to reduce our U.S. tax.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

In October 2017, the State Administration of Taxation issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the State Administration of Taxation on December 10, 2009, and partially replaced and supplemented rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the State Administration of Taxation on February 3, 2015. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises and any gains from the transfer of such asset by a direct holder, who is a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In the case of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and may consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Pursuant to Bulletin 37, the withholding agent shall declare and pay the withheld tax to the competent tax authority in the place where such withholding agent is located within 7 days from the date of occurrence of the withholding obligation, while the transferor is required to declare and pay such tax to the competent tax authority within the statutory time limit according to Bulletin 7. Late payment of applicable tax will subject the transferor to default interest charges. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of Bulletin 37 or previous rules under Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. We may be subject to filing obligations or taxes if the Company is transferor in such transactions, and may be subject to withholding obligations if the Company is transferee in such transactions, under Bulletin 37 and Bulletin 7. For transfer of shares in the Company by investors that are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under Bulletin 37 and Bulletin 7. As a result, we may be required to expend valuable resources to comply with Bulletin 37 and Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that the Company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties such as distributors, and make almost all of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by our employees, consultants, sales agents, or distributors to government officials or political parties, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents, or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold the Company liable for FCPA violations committed by companies in which we invest or that we acquire.

Since substantially all of our operations are located in China, information about our operations is not readily available from independent third-party sources.

Since Lianluo Connection is based in China, our shareholders outside China may have greater difficulty in obtaining information about them on a timely basis than local shareholders of a U.S.-based company. Lianluo Connection’s operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about them from sources other than Lianluo Connection itself. Information available from newspapers, trade journals, or local, regional or national regulatory agencies may not be readily available to shareholders and, where available, will likely be available only in Chinese. Shareholders may have to be dependent upon management for reports of our PRC subsidiary’s progress, development, activities and expenditure of proceeds.

Our current auditors, like other independent registered public accounting firms operating in China and to the extent their audit clients have operations in China, are not permitted to be inspected by the U.S. Public Company Accounting Oversight Board and, as such, you may be deprived of the benefits of such inspection. In addition, as a result of the enactment of the Holding Foreign Companies Accountable Act, we could be delisted if we were unable to cure the situation to meet the PCAOB inspection requirement in time. Besides, we could be adversely affected if proposed legislation is adopted regarding improved access to audit and other information and audit inspections of accounting firms, including registered public accounting firms operating in the PRC such as our auditor, or if Nasdaq’s proposals requiring additional criteria to companies operating in “restrictive markets” become effective.

BDO China Shu Lun Pan Certified Public Accountants LLP, or BDO China, is the independent registered public accounting firm that issued the audit report included in this proxy statement/prospectus in connection with our consolidated financial statements as of, and for the years ended, December 31, 2020 and 2019. As auditors of companies that are traded publicly in the U.S., our public accounting firms are registered with the U.S. Public Company Accounting Oversight Board (United States), or the PCAOB. They are required by U.S. laws to be regularly inspected by the PCAOB to assess their compliance with the U.S. laws and professional standards.

However, our operations are solely located in the PRC, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. Our independent registered public accounting firm, like others operating in China (and Hong Kong, to the extent their audit clients have operations in China), is currently not subject to inspection conducted by the PCAOB. Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct full inspections of auditors operating in China makes it more difficult to evaluate our auditors’ audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

In December 2012, the SEC instituted proceedings under Rule 102(e)(1)(iii) of the SEC’s Rules of Practice against five PRC-based accounting firms, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ work papers related to their audits of certain PRC-based companies that are publicly traded in the United States. Rule 102(e)(1)(iii) grants to the SEC the authority to deny to any person, temporarily or permanently, the ability to practice before the SEC who is found by the SEC, after notice and opportunity for a hearing, to have willfully violated, or willfully aided and abetted the violation of, any such laws or rules and regulations. On January 22, 2014, an initial administrative law decision was issued, sanctioning four of these accounting firms and suspending them from practicing before the SEC for a period of six months. The sanction will not take effect until there is an order of effectiveness issued by the SEC. In February 2014, four of these PRC-based accounting firms filed a petition for review of the initial decision. In February 2015, each of these four accounting firms agreed to a censure and to pay fine to the SEC to settle the dispute with the SEC. The settlement stays the current proceeding for four years, during which time the firms are required to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. If a firm does not follow the procedures, the SEC would impose penalties such as suspensions, or commence a new, expedited administrative proceeding against the non-compliant firm or it could restart the administrative proceeding against all four firms. The four-year mark occurred on February 6, 2019.

On April 21, 2020, the SEC and the PCAOB issued a joint statement highlighting the significant disclosure, financial reporting and other risks associated with emerging market investments, including the PCAOB’s continued inability to inspect audit work papers of auditors in the PRC. This statement is the latest in a series of recent proposed actions:

•        In December 2018 the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by U.S. regulators in their oversight of financial statement audits of U.S.-listed reporting companies with significant operations in the PRC.

•        In June 2019 a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that, if passed, would have required the SEC to maintain a list of foreign reporting companies for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges Act, or EQUITABLE Act, would have prescribed increased disclosure requirements for these reporting companies and, beginning in 2025, provided for the delisting from U.S. stock exchanges of reporting companies included on the SEC’s list for three consecutive years.

•        In May 2020 the U.S. Senate approved a bill entitled the “Holding Foreign Companies Accountable Act,” which, if also approved by the U.S. House of Representatives, would allow the SEC to delist the stocks of foreign companies listed on US exchanges that are audited by firms not allowed to be inspected by the PCAOB.

•        In May 2020 Nasdaq requested approval by the SEC of proposals that would impact companies with businesses principally administered in jurisdictions defined as “restrictive markets,” which likely would encompass the PRC. These proposals contemplate, among other things, the application of more stringent listing criteria if a listed company’s auditor does not demonstrate a PCAOB inspection record (as is the case with our auditor), employee expertise and training, or geographic or other resources sufficient to perform the company’s audit satisfactorily. Examples of more stringent criteria that Nasdaq could apply include requiring: (a) higher levels of equity, assets, earnings or liquidity than are otherwise needed; (b) that any public offering to be underwritten on a firm commitment basis (involving more due diligence by the underwriter; and (c) the imposition of lock-up restrictions on directors and officers to allow market mechanisms to determine an appropriate price for shares before the insiders could sell. Alternatively, Nasdaq could deny continued listing to a company. It remains unclear what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on US companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange. Any such actions could materially affect our operations and stock price, including by resulting in our being de-listed from Nasdaq or being required to engage a new audit firm, which would require significant expense and management time.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, on December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law. This act amends the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. As a result, we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to address and resolve the matter, which could harm our business operations, stock price, and reputation. It could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

In the past few years, U.S. publicly traded companies that have substantially all of their operations in China like us have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered around financial and accounting irregularities and mistakes, lack of effective internal controls over financial accounting, inadequate corporate governance policies or lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stocks of many U.S. listed Chinese companies have sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions, and are conducting internal and external investigations into the allegations. It is not clear the effect of this sector-wide scrutiny, criticism, and negative publicity will have on the Company, our business, and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations defending the Company. This situation would be costly, time consuming, and distract our management from growing the Company.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC. Accordingly, our public disclosure should be reviewed in light of the fact that no governmental agency that is located in China where substantially all of our operations and business are located has conducted any due diligence on our operations, or reviewed or passed upon the accuracy and completeness of any of our disclosures.

Since we are regulated by the SEC, our reports and other filings with the SEC are subject to SEC’s review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Unlike publicly traded companies whose operations are located primarily in the United States, substantially all of our operations are presently located in China. Since substantially all of our operations and business take place in China, it may be more difficult for the SEC staff to overcome the geographic and cultural obstacles, when they review our disclosures. Such obstacles are not present for similar companies whose operations and business take place entirely or primarily in the United States. Furthermore, our SEC reports and other disclosures and public announcements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosures in our SEC reports and other filings are not subject to the review of the CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings, and other public announcements with the understanding that no local regulator has done any due diligence on the Company and that none of our SEC reports, other filings, or any of our other public announcements has been reviewed or otherwise been scrutinized by any local regulator.

Risks Related to the Business of Newegg

The impact of COVID-19 may adversely affect Newegg’s business and financial results.

The spread of COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus.

Newegg’s online business and warehouse operations have remained active to serve its customers during the COVID-19 outbreak, and to-date Newegg has seen increased demand for its products and services during the outbreak. By contrast, some of Newegg’s brick-and-mortar competitors have been forced to close down at least some of their retail locations temporarily, while some competitors have de-emphasized certain lines of business, such as computers and electronics, which represent Newegg’s core business. Both of these industry trends have contributed to increased sales and market share for Newegg. However, the course of the outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic conditions, which in turn could lead to a reduced demand for Newegg’s products and services.

As a consequence of the COVID-19 outbreak, Newegg has experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. Newegg has also experienced some increases in the cost of certain products, as well as a decrease in promotions by some manufacturers. While Newegg considers such events to be relatively minor and temporary, continued supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, and negatively impact sales in fiscal year 2020 and beyond.

COVID-19 impacted the supply chain of Newegg’s brand partners and Marketplace sellers, and its ability to timely fulfill orders and deliver such orders to its customers, particularly as a result of mandatory shutdowns in different countries and cities to mitigate the spread of the virus.

Although Newegg cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on Newegg’s results of future operations. The potential negative impact of COVID-19 on its operations remains uncertain and potentially wide-spread, including:

•        Newegg’s ability to successfully forecast sales and execute its long-term growth strategy during these uncertain times;

•        the build-up of excess inventory as a result of lower consumer demand;

•        supply chain disruptions experienced by brand partners and Marketplace sellers, resulting from closed factories, reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in infected areas, along with increased freight costs for Newegg;

•        Newegg’s ability to access capital sources and maintain compliance with its credit facilities, as well as the ability of its key customers, suppliers, and vendors to do the same in regard to their own obligations;

•        Newegg’s ability to collect outstanding receivables from its customers;

•        Newegg’s ability to attend and participate in industry and trade shows; and

•        diversion of management and employee attention and resources from key business activities and risk management outside of COVID-19 response efforts, including cybersecurity and maintenance of internal controls, with resulting potential loss of employee productivity.

The COVID-19 pandemic remains highly volatile and continues to evolve on a daily basis and therefore, there can be no assurance that these potential negative impacts will not materialize, and these and other impacts of COVID-19 may adversely affect Newegg’s future business, financial condition, cash flow, liquidity and results of operations.

Newegg faces risks related to system interruption, including failures caused or experienced by third-party service providers, and lack of redundancy and timely upgrades.

Newegg’s success depends on its ability to successfully receive and fulfill orders and to promptly deliver such orders to its customers. It could lose existing customers or fail to attract new customers, potentially resulting in a decline in net sales, if its online platforms are inaccessible or if its transaction processing systems, order fulfillment processes or network infrastructure are not operational or performing to its customers’ satisfaction.

Any internet network interruptions, latency or problems with its online platforms’ availability could prevent customers from accessing, browsing and placing orders on its online platforms, and impact its ability to fulfill orders or bill customers, which may cause customer dissatisfaction and damage its reputation and brand. Newegg has experienced brief computer system interruptions in the past, and it believes that others will occur from time to time in the future. Its systems and operations potentially are vulnerable to damage or interruption from a number of sources, including the following:

•        natural disaster or other catastrophic event such as earthquake, fire, power loss or interruption, telecommunications failure, hurricane, volcanic eruption, flood or terrorist attack. For example, its headquarters and the majority of its infrastructure, including some of its servers, are located in Southern California, a seismically active region. In addition, California has in the past experienced power outages as a result of limited electric power supply;

•        diseases or pandemics (including COVID-19) that have affected and may continue to affect the supply chain of its brand partners and Marketplace sellers, and its logistics in the future due to inconsistent and unanticipated order patterns, other diseases or pandemics or unforeseen natural disasters;

•        computer malware, physical or electronic break-ins and similar disruptions;

•        security breaches and hacking attacks;

•        failure by third-party vendors, including data center and bandwidth providers, to provide steady and high-speed access to its online platforms and systems, any disruption in its network access or co-location services, which are the services that house some of its servers and provide internet access to them, provided by these third-party providers or any failure of these third-party vendors to handle existing or higher volumes of use could significantly harm its business, or any financial or other difficulties these vendors face could also adversely affect its business; and

•        incidents of fraud.

Newegg has not yet created sufficient redundancy for its information technology systems and data, and it does not presently maintain backup copies of all of its data. Newegg has a limited disaster recovery plan in effect and may not have sufficient insurance for losses that may occur from natural disasters, catastrophic events or the resulting business interruption. Newegg is generally self-insured outside the United States. Any substantial damage to, or disruption of, its technology infrastructure could cause interruptions or delays, loss of data, or reduced system availability, which could have a material adverse effect on its business, financial condition and results of operations.

Newegg may be unable to accurately project the rate or timing of traffic flow, including any traffic increases, or successfully and cost-effectively upgrade its systems and infrastructure in a timely manner to accommodate higher traffic levels on its online platforms. If the volume of traffic on its online platforms or the number of purchases made by its customers increases substantially, it may experience unanticipated system disruptions, slower response times, reduced levels of customer service and impaired quality and delays in reporting accurate financial information. For example, it experiences surges in online traffic and orders associated with promotional activities and holiday seasons, especially during the Christmas season, which can put additional demands on its technology platform at specific times.

Additionally, Newegg must continue to upgrade and improve its technology and infrastructure to support its business growth, and failure to do so could impede its growth. However, Newegg cannot assure you that it will be successful in executing these system upgrades and improvement strategies. Any such upgrades to its systems and infrastructure could require substantial investments. In particular, its systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If its existing or future technology and infrastructure do not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn could materially and adversely affect its business, financial condition and results of operations.

Newegg relies on third-party payment processors to process deposits and withdrawals made by users of its marketplace, and if Newegg cannot manage its relationships with such third parties and other payment-related risks, its business, financial condition and results of operations could be adversely affected.

Newegg relies on a limited number of third-party payment solutions to process deposits and withdrawals made by users of its marketplace. If any third-party payment solution terminates its relationship with Newegg or refuses to renew its agreement with Newegg on commercially reasonable terms, Newegg would need to find an alternate payment solution, and may not be able to secure similar terms or replace such payment solution in an acceptable time frame. Further, the software and services provided by Newegg’s third-party payment solutions may not meet its expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause Newegg to lose its ability to accept online payments or other payment transactions or make timely payments to users of its marketplace, any of which could make Newegg’s marketplace less trustworthy and convenient and adversely affect its ability to attract and retain its users.

Nearly all of Newegg’s users’ payments are made by credit card, debit card or through other third-party payment services, which subjects Newegg to certain regulations and to the risk of fraud. Newegg may in the future offer new payment options to users that may be subject to additional regulations and risks. Newegg is also subject to a number of other laws and regulations relating to the payments Newegg accepts from its users, including with respect to money laundering, money transfers, privacy and information security. If it fails to comply with applicable rules and regulations, Newegg may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose its ability to accept online payments or other payment card transactions, which could make its marketplace less convenient and attractive to the users. If any of these events were to occur, Newegg’s business, financial condition and results of operations could be adversely affected.

Additionally, card organizations, including Visa, require Newegg to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit Newegg from providing certain offerings to some users, be costly to implement or difficult to follow. Newegg has agreed to reimburse its payment processors for fines, penalties or assessments they are assessed by card organizations, if Newegg or the users on its Marketplace violate these rules. Any of the foregoing risks could adversely affect its business, financial condition and results of operations.

Newegg’s business faces intense domestic and international competition.

The e-commerce market is intensely competitive with limited barriers to entry. Newegg’s current and potential competitors include retailers, manufacturers and distributors that offer a wide range of similar product categories and companies that provide direct-to-consumer platform services, fulfillment and logistics services and other e-commerce related services. It is expected that the competition in this market will intensify in the future as companies develop new business models and enhanced technologies, new competitors enter the market, competitors forge new business combinations or alliances, and established companies in other market segments expand to become competitive with the business of Newegg.

Many of Newegg’s current and potential online and brick-and-mortar competitors have larger bases of customers and Marketplace sellers, better brand recognition and greater financial, marketing, technical, management and other resources than it does. In addition, some of its competitors have used and may continue to use aggressive pricing or promotional strategies, may have stronger supplier relationships with more favorable terms and inventory allocation and may devote substantially greater resources to their online platforms and system development than it does. Increased competition may result in reduced operating margins, reduced profitability, loss of market share and diminished brand recognition for Newegg.

Newegg competes with online retailers such as Amazon and traditional retailers like Best Buy and Walmart, who sell through brick-and mortar stores and their online websites. In addition, Newegg also faces competition in the international markets it participates in or may enter in the future. Certain other competitors in countries where it operates are subsidiaries of e-commerce competitors in the United States with established local operations and brands and with greater experience and resources than Newegg has. In other countries that Newegg may enter, there may be incumbent online and multi-channel online or brick-and-mortar competitors presently selling IT and CE products. These incumbents may have advantages that could impede Newegg’s expansion and growth in these markets.

Newegg could also experience significant competitive pressure if any of its manufacturers or distributors were to initiate or expand their own online retail operations. Because Newegg’s manufacturers and distributors have access to merchandise at a lower cost than Newegg, they could sell products at lower prices and maintain a higher gross margin on their product sales than Newegg can, and they may have the ability to directly connect with buyers at relatively low cost. This could result in Newegg’s current and potential buyers deciding to purchase directly from these manufacturers and distributors instead of from Newegg. Increased competition from any manufacturer or distributor capable of maintaining high sales volumes and acquiring products at lower prices than Newegg could significantly reduce Newegg’s market share and adversely impact Newegg’s operating results.

There is no assurance that Newegg will be able to compete successfully against current and future competitors. Competitive pressures may materially and adversely affect Newegg’s business, financial condition and results of operations.

A decline in demand for IT and CE products could adversely affect Newegg’s operating results.

Newegg and its Marketplace sellers primarily sell IT and CE products that are often discretionary purchases rather than necessities for consumers. Consequently, Newegg’s results of operations tend to be sensitive to changes in macroeconomic conditions and their impact on consumer spending. Factors including customer confidence, employment levels, conditions in the residential real estate and mortgage markets, access to credit, interest rates, tax rates, customer debt levels and fuel and energy costs could reduce customer spending or change customer purchasing habits in ways that materially and adversely affect demand for the products that Newegg and its Marketplace sellers offer.

There could be declines in the sales of the products offered by Newegg and its Marketplace sellers due to several factors, including:

•        decreased demand for IT or CE products, particularly computer components and parts that have historically generated a significant portion of Newegg’s net sales;

•        poor economic conditions and any related decline in customers’ demand for the products Newegg and its Marketplace sellers offer;

•        increased price competition from Newegg’s competitors; or

•        technological obsolescence of the products that Newegg and its Marketplace sellers offer.

Additionally, it is expected that some of Newegg’s future growth should be driven by product releases or upgrades that may occur in the near future. If such product releases do not occur or do not drive sales of IT products to the extent expected, Newegg’s future sales may be less than predicted, negatively impacting Newegg’s net sales and net income.

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on Newegg’s ability to run its business.

The loss of any of Newegg’s current executives, key employees or key advisors, or the failure to attract, integrate, motivate and retain additional key employees, could have a material adverse effect on Newegg’s business. Although Newegg has employment agreements with its executive officers, all of its executive officers are employed “at-will” and could terminate their employment at any time. If Newegg loses one or more of its executive officers or other key employees, its ability to implement its business strategy successfully could be seriously harmed. Furthermore, replacing executive officers or other key employees with other highly skilled and qualified candidates may be difficult and may take an extended period of time. Recruiting skilled personnel is highly competitive. There can be no assurance that it will continue to attract and retain the personnel needed for its business. The failure to attract or retain qualified personnel could have a material adverse effect on Newegg’s business.

If Newegg is unable to provide a satisfactory customer experience, its reputation would be harmed and it could lose customers.

The success of Newegg’s business depends largely on its ability to provide a superior customer experience to maintain and grow its customer base and keep its customers highly engaged on its online platforms, which in turn depends on a variety of factors. These include Newegg’s ability to continue to maintain a wide range of product offerings with attractive pricing, provide timely and reliable order fulfillment and provide high-quality customer support and service. If Newegg’s customers are not satisfied with its platforms, products or services, or its online platforms are severely interrupted or otherwise fail to meet its customers’ requests, Newegg’s reputation could be adversely affected.

As an e-commerce company, Newegg has limited ability to allow buyers to touch, test and feel products, personally interact with sales and customer service representatives, and receive or return products without waiting or paying for the products to be shipped, like brick-and-mortar retailers or online retailers that have brick-and-mortar operations do. Therefore, it is important that Newegg continues to improve its online platforms, including efforts to encourage the creation of more high-quality and useful user-generated content, such as reviews and commentary, on the products Newegg and its Marketplace sellers offer. If Newegg does not continue to make investments in the development of its online platforms and customer service operations and, as a result, or due to other reasons, fails to provide a high-quality customer experience, Newegg may lose customers, which could adversely impact its operating results.

Newegg currently operates customer service centers in California and Texas and has customer service representatives working remotely in California, Indiana, Nevada, New Jersey and Texas, focusing on serving North American buyers. To enhance its service capabilities and maintain increased access, Newegg operates an Asia-based multilingual customer service center that is available 24 hours a day, seven days a week via e-mail and instant messaging. Any material disruption or slowdown in its customer support services resulting from telephone or internet failures, power or service outages, natural disasters, labor disputes or other events could make it difficult or impossible for Newegg to provide adequate customer support. In addition, the future volume of customer complaints and inquiries may exceed Newegg’s present system capacities. If this occurs, Newegg could experience delays in responding to customer inquiries and addressing customer complaints and concerns. Newegg’s current level of customer support may also fail to meet the expectations of customers. Failure to provide satisfactory levels of customer service may harm Newegg’s reputation, causing potential loss of existing customers and difficulty in acquiring new customers.

Newegg may not succeed in promoting and strengthening its Newegg brand, which may materially and adversely affect its business and results of operations.

Brand recognition is a primary competitive factor in the e-commerce market and will be a key factor in maintaining and expanding Newegg’s customer base, market position and bargaining power with vendors. Any loss of trust in Newegg’s brand could harm its reputation and result in consumers, sellers, brands, vendors and other participants reducing their activity level in Newegg’s business, which could materially reduce its profitability.

If Newegg does not, or is unable to continue to, promote and strengthen the Newegg brand, or if the brand fails to continue to be viewed favorably, Newegg may not be successful in attracting new customers and Marketplace sellers, which could have a material adverse effect on its financial condition and results of operations. Additionally, Newegg competes not only for customers and Marketplace sellers, but also for favorable product allocations and cooperative advertising support from its vendors. If Newegg fails to maintain favorable recognition of its brand, it may not be successful in maintaining and strengthening its relationships with vendors in existing and new product categories or in maintaining existing offerings and sourcing new products at competitive prices and with adequate levels of inventory.

Adverse publicity about Newegg may arise from time to time. Negative comments about its online platforms, the products and services offered by it and its Marketplace sellers or its management may appear in internet postings and other media sources from time to time, and there is no assurance that other types of negative publicity of a more serious nature will not arise in the future. For example, if Newegg’s customer service representatives fail to satisfy the individual needs of the customers, the customers may become disgruntled and disseminate negative comments about Newegg’s customer service. In addition, Newegg’s Marketplace sellers and brand partners may also be subject to negative publicity for various reasons, such as customers’ complaints about the quality of their products and related services or other public relations incidents, which may adversely affect the sales of their products through Newegg and indirectly affect Newegg’s reputation. Moreover, negative publicity about other online retailers or the e-commerce industry in general may arise from time to time and cause customers to lose confidence in the products and services Newegg offers. Any such negative publicity, regardless of veracity, may have a material adverse effect on its business, reputation and financial condition.

Newegg is, or may become, subject to risks associated with its international operations, principally in Canada, which may harm its business.

Newegg began operations on its Canadian retail website, www.newegg.ca, in October 2008. Newegg also has a physical presence in China, Taiwan and the UK. While Newegg is investing in building its business in other markets, it may not be able to successfully manage the challenges associated with its current and future international operations due to risks, such as:

•        international economic and political conditions;

•        changes in, or impositions of, legislative or regulatory requirements on e-commerce businesses and companies, such as U.S. sanctions laws and regulations, and limitations on its ability to directly own or control key assets, such as overseas warehouses;

•        the legal and regulatory environment in foreign jurisdictions, including with respect to consumer privacy and data protection laws, tax, law enforcement, network security, trade compliance and intellectual property matters, as well as consumer litigation;

•        tax laws, regulations and treaties, including U.S. taxes on foreign operations and repatriation of funds;

•        difficulties in identifying, attracting, hiring, training and retaining qualified personnel, and overseeing international operations, including the efficient management of its international operations;

•        delays or additional costs resulting from import/export controls, duties, tariffs or other barriers to trade; and

•        currency exchange controls or changes in exchange rates, which could make its pricing less competitive or reduce its profit margins.

Any one of the foregoing factors could cause Newegg’s business, financial condition and results of operations to suffer.

Newegg’s expansion into new product categories, services, technologies and geographic regions subjects it to additional business, legal, financial and competitive risks.

An important element of Newegg’s business strategy is to expand into new product categories, services, technologies and regions, such as its expansion into Canada and other countries, and its plans to offer various direct-to-consumer platform services for third parties. In directing its focus into these new areas, Newegg faces numerous risks and challenges, including alienating its core customer base, facing new competitors, having the increased need to develop new strategic relationships and straining its management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. There is no assurance that Newegg’s strategy will result in increased net sales or net income. Furthermore, growth into new business areas may require changes to its existing business model and cost structure, modifications to its infrastructure, and exposure to new regulatory and legal risks related to operating in new jurisdictions, any of which may require expertise in areas in which it has little or no experience. These risks may pose a material adverse risk to Newegg’s business, financial condition and results of operations.

Any interruption in Newegg’s fulfillment operations may have an adverse impact on its business.

Newegg’s ability to process and fulfill orders accurately and provide high-quality customer service depends on the smooth operation of its fulfillment infrastructure, including its warehouses and order processing centers. If it does not optimize and operate its fulfillment infrastructure successfully and efficiently, it could result in excess or insufficient fulfillment capacity, an increase in costs or impairment charges and a reduction in its gross profit margin, or harm its business in other ways. If Newegg does not have sufficient fulfillment capacity or experiences a problem fulfilling orders in a timely manner or if certain products are out of stock, its customers may experience delays in receiving their orders, which could harm its reputation and its relationship with its customers.

Newegg’s fulfillment infrastructure may be vulnerable to damage caused by fire, floods, power outages, telecommunications failures, break-ins, earthquakes, human error and other events. For example, its warehouse located in Indianapolis experienced a significant fire in January 2019, causing damage to its inventory. Its fulfillment infrastructure and processes may also contain undetected errors or design flaws that may cause its fulfillment operations to fail and materially impact its business and results of operations. If, for example, any of its warehouses were rendered incapable of operations, Newegg may be unable to fulfill any orders in areas that rely on that warehouse. The occurrence of any of the foregoing risks could have a material adverse effect on Newegg’s business, prospects, financial condition and results of operations.

Newegg depends on its vendors to source sufficient quantities of merchandise on favorable terms. If Newegg fails to maintain strong vendor relationships or if its vendors are otherwise unable to supply products that meet its standards in a timely manner, its net sales and net income could suffer.

Newegg’s contracts or arrangements with vendors generally do not guarantee the availability of merchandise or provide for the continuation of particular pricing or other practices. Newegg’s vendors may not continue to sell their inventory to it on current terms or at all, and, if the terms are changed, Newegg may not be able to establish new supply relationships on similar or better terms. In most cases, Newegg’s relationships with its vendors do not restrict them from selling their products through its competitors. Newegg competes with other retailers for favorable product allocations and vendor incentives from product manufacturers and distributors, including marketing dollars and volume-based sales incentive programs. Some of Newegg’s competitors could enter into exclusive or favorable distribution arrangements for certain products with its vendors, which would deny Newegg complete or partial access to those products and marketing and promotional resources. In addition, some vendors whose products are offered on Newegg’s online platforms also sell their products directly to customers. If Newegg is unable to develop and maintain relationships with vendors that permit it to obtain sufficient quantities of desirable merchandise on favorable terms, Newegg’s business, financial condition and results of operations could be adversely impacted.

Newegg’s relationship with any particular vendor is dependent on its sales of products manufactured or distributed by that vendor. For certain products, Newegg does not currently, and in the future may not be able to, meet the sales volumes or other requirements necessary to receive favorable treatment from the manufacturer of that product. As a result, Newegg may not receive favorable pricing, vendor incentives or other considerations from those vendors. During times of short supply for highly desirable products, Newegg may not receive adequate, or any, allocation of a popular product, leading to lost sales and customer dissatisfaction.

Certain products help create and maintain customer loyalty to the Newegg brand. Failing to maintain an adequate supply of these products could damage its ability to retain customers. Newegg currently does not carry the full product portfolio of, and in some cases does not carry any products of, certain well-known brands. As a result, consumers who are searching for those brands may not be able to purchase products from Newegg or purchase them at the most favorable prices, leading to potentially reduced net sales and net income.

Certain vendors provide a significant portion of Newegg’s merchandise. In the United States and Canada, for the year ended December 31, 2020, ASI Corporation, an IT and CE product distributor, and Newegg’s 10 largest suppliers (including ASI Corporation) accounted for approximately 12.8% and 70.6% of the merchandise Newegg purchased, respectively. Failure to maintain a positive relationship with these key suppliers could impact Newegg’s ability to sell to customers the products they want.

Newegg’s vendors’ financial performance, liquidity and access to capital may be materially adversely affected by many factors, including but not limited to general economic factors, such as a continued slowdown in the U.S. or global economy or an uncertain economic outlook; political or financial instability; merchandise quality issues; product safety concerns; trade restrictions; work stoppages; tariffs; international trade war; foreign currency exchange rates; transportation capacity and costs; inflation; or outbreak of pandemics. These and other issues may affect their ability to maintain their inventories, production levels and/or product quality and could cause them to raise prices, lower production levels or cease their operations, all of which may in turn materially adversely affect Newegg’s net sales and net income.

If Newegg fails to attract, retain and engage appropriately skilled personnel, including senior management and technology and fulfillment professionals, Newegg’s business may be harmed.

Newegg’s future success depends on its retention of executives. Competition for well-qualified and skilled employees is intense globally, and Newegg’s future success also depends on its continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, including, in particular, software engineers, data scientists and technology and fulfillment professionals. Newegg’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate existing employees. All of its senior management and key personnel are employees at will and, as a result, any of these employees could leave with little or no prior notice. If any member of its senior management team or other key employees leave Newegg, its ability to successfully operate its business and execute its business strategy could be adversely affected. Newegg may also have to incur significant costs in identifying, hiring, training and retaining replacements of departing employees.

Newegg’s international sales and operations require access to international markets and are subject to applicable laws relating to trade, export and import controls and economic sanctions, the violation of which could adversely affect its operations.

Newegg must comply with all applicable U.S. export and import laws and regulations. Such laws and regulations include, but are not limited to, the Export Administration Act and the Export Administration Regulations. Newegg must also comply with U.S. sanctions laws and regulations, which are primarily administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, as well as other U.S. government agencies. U.S. sanctions generally prohibit transactions by U.S. persons, including Newegg, involving sanctioned countries, entities and persons, without U.S. government authorization (which will rarely be granted). Non-U.S. subsidiaries of U.S. companies are required to comply with U.S. sanctions against Cuba and Iran.

Violations of U.S. laws and regulations relating to trade, export and import controls and economic sanctions could result in significant civil and/or criminal penalties on Newegg or on its foreign subsidiaries, including fines, prohibitions on exporting and importing, prohibitions on receiving government contracts or other government assistance and other trade-related restrictions. U.S. enforcement of such laws and regulations continues to increase.

Newegg must also comply with applicable foreign laws relating to trade, export and import controls and economic sanctions. Newegg may not be aware of all of such laws applicable in the markets in which it does business, which subjects it to the risk of potential violations.

Newegg conducts marketing activities to help attract visitors to its online platforms, and if it is unable to attract these visitors or convert them into customers in a cost-effective manner, Newegg’s business and results of operations could be harmed.

Newegg’s success depends on its ability to attract visitors to its online platforms and convert them into customers in a cost-effective manner. Newegg relies on search engines, social media, shopping comparison sites and other affiliate networks to provide content, advertising banners and other links that direct visitors to its online platforms. As of December 31, 2020, approximately 36% of its website and mobile app visitors were referred to it through paid and unpaid search engine listings, shopping comparison sites and other affiliate networks that provide links to its online platforms. In particular, Newegg relies on search engines, such as Google, Microsoft Bing and Yahoo!, as important marketing channels. If search engines change their search engine algorithms periodically or penalize Newegg for non-compliance with their guidelines while using their algorithms, terms of service, or display and featuring of search results, or if competition increases for advertisements, Newegg may be unable to cost-effectively drive visitors to its websites and mobile apps. Newegg also sometimes pays these third parties to include or highlight its websites in their search results. If such third parties modify or terminate their relationship with Newegg or increase the price they charge to Newegg, if Newegg’s competitors offer them greater fees for traffic, or if any free third-party platforms on which Newegg relies begin charging fees for listing or placement, Newegg’s expenses could rise and traffic to its websites could decrease, resulting in harm to its operations.

Newegg’s success also depends on its ability to convert its visitors to its websites and mobile apps into paying customers, a process which is partially reliant upon its ability to identify and purchase relevant keyword search terms, provide relevant content on its online platforms and effectively target its other marketing programs, such as internet portal referrals, e-mail campaigns and affiliate programs. If Newegg is unable to attract visitors to its websites and mobile apps and convert them into customers cost-effectively, its business and financial results may be harmed.

Newegg is partially dependent on third parties to perform a number of its e-commerce functions. If such third parties are unwilling or unable to continue providing these services, Newegg’s business could be harmed.

As of December 31, 2020, approximately 5.7% of Newegg’s gross merchandise value, or GMV, was generated by the sale of products fulfilled through third parties. These third parties provide various services on Newegg’s behalf, including inventory maintenance and order processing. Newegg has no effective means to ensure that these third parties will continue to perform these services to its satisfaction, in a manner satisfactory to its customers or on commercially reasonable terms. Newegg’s customers may become dissatisfied and cancel their orders or decline to make future purchases if these third parties fail to deliver products on a timely basis. If Newegg’s customers become dissatisfied with the services provided by these third parties, Newegg’s reputation and brand could suffer.

If Newegg fails to manage its inventory effectively, its financial condition, results of operations and liquidity may be materially and adversely affected.

Newegg’s scale and business model require it to manage a large volume of inventory effectively. As Newegg may continue expanding its product offerings, Newegg expects to include more SKUs in its inventory, which could make it more challenging for Newegg to manage its inventory effectively and put more pressure on its warehousing system.

Newegg purchases most of the merchandise that it sells directly to customers on its online platforms from manufacturers or distributors. Newegg assumes inventory damage, theft, obsolescence and price erosion risks for its inventory. These risks are especially significant as most of the merchandise sold on its online platforms is characterized by rapid technological change, obsolescence and price erosion. For the year ended December 31, 2020, Newegg recorded inventory write-offs or write-downs totaling $4.7 million, or 0.3% of its cost of goods sold. Newegg may sell obsolete or dated merchandise at a discount or loss. If there were unforeseen product developments or if vendors were to change their terms and conditions, Newegg’s inventory risks could increase. Newegg also periodically takes advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by its vendors. These bulk purchases increase Newegg’s exposure to inventory obsolescence. Newegg’s success depends on its ability to sell its inventory rapidly, purchase inventory at attractive prices relative to its resale value and manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If Newegg is unsuccessful in any of these areas, it may be forced to write down or write off substantial amounts of inventory, or sell it at a discount or loss, which could materially and adversely impact Newegg’s business, financial condition and results of operations.

Newegg depends on its demand forecasts for various kinds of products to make purchase decisions and to manage its inventory. Newegg is exposed to inventory risks as a result of seasonality, new product launches, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand, tastes and spending patterns, and other factors. While Newegg endeavors to accurately predict these trends and avoid overstocking or understocking products it sells, the demand for products can change significantly between the time inventory is ordered and the date of sale, and Newegg may be unable to sell products in sufficient quantities as it expects. Furthermore, Newegg may in the future open additional warehouses and duplicate part of the inventory for its direct sales business that is stored at its current warehouses to increase its overall fulfillment efficiency as it grows its business, which will also increase the inventory risks its direct sales business faces. Failure to effectively manage its inventory risk could have a material adverse effect on Newegg’s business, financial condition and results of operations.

Newegg has incurred net loss in the past and may continue to experience losses in the future.

Newegg incurred a net loss of $17.0 million and $33.6 million in 2019 and 2018, respectively. We cannot assure you that Newegg will be able to generate net profits or positive cash flow from operating activities in the future. Newegg’s ability to achieve and maintain profitability will depend in large part on its ability to, among other things, source and sell higher margin products, grow and diversify its supplier base, and optimize its cost structure. Newegg may not be able to achieve any of the above. As Newegg continues to grow and expand its business, its operating expenses may increase further. As a result of the foregoing, Newegg may incur net losses in the future.

If Newegg fails to adopt new technologies or adapt its websites, mobile apps and systems to changing customer requirements or emerging industry standards, its business may be materially and adversely affected.

To remain competitive, Newegg must continue to enhance and improve the responsiveness, functionality and features of its online platforms, including its websites and mobile apps. The internet and the e-commerce industry are characterized by rapid technological evolution, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices, and changes in customer requirements and preferences, any of which could render Newegg’s existing technologies and systems obsolete. Newegg may be required to devote substantial resources to developing proprietary technologies or license technologies, enhancing its existing websites and mobile apps, developing new services and technology that address the increasingly sophisticated and varied needs of its current and prospective customers and adapting to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. The development of proprietary technology entails significant technical and business risks. There can be no assurance that Newegg’s efforts to develop proprietary technologies will succeed or that any technology licenses will be available on commercially reasonable terms. Substantial investments will be required to remain technologically competitive, and Newegg’s failure to do so may harm its business and results of operations.

The seasonality of Newegg’s business places increased strain on its operations.

Newegg historically experiences higher sales in the fourth quarter due to the holiday season. If Newegg does not stock or restock popular products in sufficient amounts such that it fails to meet customer demand, it could significantly affect its revenue and future growth. If Newegg overstocks products, Newegg may be required to take significant inventory markdowns or write-offs and incur commitment costs, which could reduce profitability. Newegg may experience an increase in its net shipping cost due to complimentary upgrades, split-shipments and additional long-zone shipments necessary to ensure timely delivery for the holiday season. If too many customers access its online platforms within a short period of time due to increased holiday demand, Newegg may experience system interruptions that make its online platforms unavailable or prevent it from efficiently fulfilling orders, which may reduce the volume of goods sold through its online platforms and the attractiveness of its products and services. In addition, Newegg may be unable to adequately staff its fulfillment and customer service capability during these peak periods.

As Newegg tends to experience higher sales in the fourth quarter, Newegg experiences an increase in its cash position at year-end, as compared to the first, second and third quarters when sales are lower. As of December 31 of each year, Newegg’s cash, cash equivalents, and marketable securities balances typically reach their highest level (other than as a result of cash flows provided by or used in investing and financing activities). In anticipation of higher sales during the holiday season, Newegg typically begins building up inventory levels in the later part of the third quarter. As a result of this inventory build-up and faster inventory turnover during the fourth quarter, Newegg’s accounts payable are typically at their highest levels at year-end. As sales begin to slow in the first and second quarters, inventory levels decrease, inventory turnover lengthens, and accounts payable and cash balances decrease as Newegg pays its vendors. The COVID-19 pandemic has resulted in an increased cash and accounts payable balances due to an increased demand in Newegg’s products. Inventory levels increased and turned faster than normal as a result of increased sales.

The successful operation of Newegg’s business depends upon the performance, reliability and security of the internet infrastructure in the countries where it operates.

Newegg’s business depends on the performance, reliability and security of the telecommunications and internet infrastructure in the countries where it operates. Newegg has several servers located in China providing development, testing and quality control services. Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of the People’s Republic of China. In addition, the national networks in China are connected to the internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the internet outside China. Newegg may face similar or other limitations in other countries in which it operates. Newegg may not have access to alternative networks in the event of disruptions, failures or other problems with the internet infrastructure in China or elsewhere. In addition, the internet infrastructure in the countries in which it operates may not support the demands associated with continued growth in internet usage.

The failure of telecommunications network operators to provide Newegg with the requisite bandwidth could also interfere with the speed and availability of Newegg’s websites and mobile apps. If the prices that Newegg pays for telecommunications and internet services rise significantly, Newegg’s gross margins could be adversely affected. In addition, if internet access fees or other charges to internet users increase, Newegg’s user traffic may decrease, which in turn may significantly decrease its revenues.

If Newegg is unable to manage its growth or execute its strategies effectively, Newegg’s business and prospects may be materially and adversely affected.

Newegg’s success depends upon its ability to manage the growth of its operations effectively. Newegg anticipates expanding further as it pursues its growth strategies. Newegg’s expansion increases the complexity of its business and places a significant strain on its management, operations, technical systems, financial resources and internal control over financial reporting functions. Newegg’s current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage its future operations, especially as it employs personnel in several geographic locations. In addition, Newegg’s growth will require it to improve its operational and financial systems, procedures and controls, successfully manage international operations and hire additional personnel. These efforts may not be successful, and Newegg may be unable to improve its systems, procedures and controls in a timely manner. Delays or problems associated with any of these initiatives could harm its business and operating results. These initiatives will also cause its operating expenses to increase. If Newegg fails to accurately estimate and assess its growth or fails to increase net sales to match its increased operating expenses, Newegg’s financial condition and results of operations could suffer.

An adverse change in the vendor payment terms and conditions may have a material adverse effect on Newegg’s business, financial condition and results of operations.

Newegg purchases its inventory from vendors on trade accounts typically requiring payment between 15 and 45 days after the date the inventory is shipped to Newegg. As of December 31, 2020, its accounts payable balance was approximately $241.5 million with 40 days of payables outstanding. Newegg’s accounts payable balances as of December 31, 2020 represented 54.6% of its liabilities, temporary equity and stockholders’ equity. An adverse change in its vendors’ payment terms and conditions would significantly increase its working capital requirements and have a material adverse effect on Newegg’s business, financial condition and results of operations.

Because many of the products that Newegg sells are manufactured abroad, Newegg may face delays, increased cost or quality control deficiencies in the importation of these products, which could reduce its net sales and profitability.

Many of the products that Newegg purchases for direct sale on its online platforms are manufactured in countries outside the United States. These imported products subject Newegg to the risk of changes in import duties or quotas, new restrictions on imports, work stoppages, delays in shipment, freight cost increases, product cost increases due to foreign currency fluctuations or revaluations and economic uncertainties (including the imposition of antidumping or countervailing duty orders, safeguards, remedies or compensation and retaliation due to illegal foreign trade practices) and instability in the political and economic environments of the countries in which the manufacturers of these products operate. If any of these or other factors were to cause a disruption of trade from these countries, Newegg may be unable to obtain sufficient quantities of these imported products to satisfy its requirements or its cost of obtaining such products may increase. Historically, instability in the political and economic environments of the countries in which Newegg’s suppliers operate has not had a material adverse effect on its operations. However, the effect that future changes in economic or political conditions in the foreign countries where Newegg’s supplying manufacturers are located may have on its operations cannot be predicted. Potential disruptions or delays in supply due to economic or political conditions in foreign countries could adversely affect Newegg’s results of operations unless and until alternative supply arrangements are made.

Newegg may not be able to adequately protect its intellectual property rights.

Newegg relies on trademark and copyright law, trade secret protection and confidentiality or licensing agreements with employees, buyers, third-party sellers, brand partners and others to protect its proprietary rights. These steps may be inadequate, agreements may be violated or there may be inadequate remedies for a violation of such agreements. Newegg’s competitors may independently develop equivalent proprietary information and rights or may otherwise gain access to Newegg’s trade secrets or proprietary information, which could affect Newegg’s ability to compete in the market. There is no assurance that the steps that Newegg has taken will adequately protect its proprietary rights, especially in countries where the laws or enforcement of the laws may not protect its rights to the same extent or in the same way as in the United States.

In addition, third parties may infringe or misappropriate Newegg’s proprietary rights, and Newegg could be required to enforce its intellectual property rights, which could require expenditure of significant financial and managerial resources. Newegg has registered and common law trademark rights in the United States and certain foreign jurisdictions, as well as pending trademark applications for a number of marks and associated domain names. Even if it obtains approval for such pending applications, the resulting registrations may not adequately cover its trademarks or protect it against infringement or dilution by others. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country or jurisdiction in which Newegg’s products may be made available online, which may cause Newegg’s business and operating results to suffer. In addition, Newegg may be unable to acquire or protect relevant domain names in the United States and in other countries. If Newegg is not able to acquire or protect its trademarks, domain names or other intellectual property, it may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

Assertions, claims and allegations, even if not true, that Newegg has infringed or violated intellectual property rights could harm Newegg’s business and reputation.

Third parties have, and likely will in the future, assert allegations and claims of intellectual property infringement against Newegg on the items or their descriptions listed on Newegg’s websites and mobile apps. Any such claims, disputes or litigation, even if resolved in Newegg’s favor or not true, could be time-consuming and costly to defend, and could divert its management’s efforts from growing its business. Newegg has intellectual property complaint and take-down procedures in place to address communications alleging that items listed on online platforms, including the Newegg Marketplace, infringe third-party copyrights, trademarks or other intellectual property rights. Newegg follows these procedures to review complaints and relevant facts to determine the appropriate action, which may include removal of the item from its online platforms and, in certain cases, discontinuing its relationship with a Marketplace seller or brand partner who violates Newegg’s policies. However, these rules and procedures may not effectively reduce or eliminate Newegg’s liability. In particular, Newegg may be subject to civil or criminal liability for activities carried out, including products listed, by sellers or brands on its online platforms.

If any third parties prevail in their intellectual property rights claims against Newegg, Newegg may be required to pay significant licensing fees, damages and attorney’s fees, and may even be liable for punitive damages if Newegg is found to have willfully infringed third parties’ proprietary rights. Newegg may have to stop using certain technology or solutions and need to develop or acquire alternative, non-infringing technology or solutions, which could require significant time and resources. Newegg could even be required to obtain a license to use certain technologies, although such licenses may not be available on reasonable terms or at all, which may result in substantial payments and royalties and significantly increase its operating expenses. If Newegg cannot develop non-infringing technology or license the appropriate technology at commercially reasonable rates, an intellectual property claim successfully asserted against it could cause significant business interruptions in Newegg’s operations, which could restrict Newegg’s ability to compete effectively and have a material adverse effect on its financial condition and results of operations.

Newegg may be subject to product liability claims, which could be costly and time-consuming to defend.

The majority of the products sold on Newegg’s online platforms are manufactured by third parties, and some of them may be defectively designed or manufactured. If any product Newegg sells were to cause physical injury or injury to property, an injured party could bring claims against Newegg as the retailer of the product. Furthermore, Newegg also offers IT components and peripherals under its private labels on its platforms or through other e-commerce platforms, such as eBay, which could potentially create more exposure for Newegg with respect to product liability than if Newegg simply acted as a retailer of third-party products. Newegg’s insurance coverage may not be adequate against such product liability claims. If a successful claim were brought against Newegg in excess of its insurance coverage, it could adversely affect Newegg’s financial condition and results of operations. Even unsuccessful claims could result in the expenditure of significant funds and management time in defending them and could have a negative impact on Newegg’s reputation and business.

Some of Newegg’s software and systems contain open source software, which may pose particular risks to Newegg’s proprietary software and solutions.

Newegg has incorporated open source software code into some of its internal software and systems and expects to continue to use this open source software in the future. The licenses applicable to open source software typically require that the source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. From time to time, Newegg may face intellectual property infringement claims from third parties, demands for the release or license of the open source software or derivative works that Newegg developed using such software (which could include Newegg’s proprietary source code) or claims that otherwise seek to enforce the terms of the applicable open source license. These claims could result in litigation and could require Newegg to purchase a costly license, publicly release the affected portions of Newegg’s source code, be limited in the licensing of Newegg’s technologies or cease offering the implicated solutions unless and until Newegg can re-engineer them to avoid infringement or change the use of the implicated open source software. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties, indemnities or other contractual protections with respect to the software (for example, non-infringement or functionality). Newegg’s use of open source software may also present additional security risks because the source code for open source software is publicly available, which may make it easier for hackers and other third parties to determine how to breach Newegg’s websites, mobile apps and systems that rely on open source software. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on Newegg’s business, financial condition and results of operations.

Newegg and its Marketplace sellers’ pricing strategy may not meet customers’ price expectations or result in net income.

Demand for Newegg’s products is generally highly sensitive to price. Its pricing strategies have had, and may continue to have, a significant impact on its net sales and net income. Newegg often offers discounted prices, free or discounted shipping or bundled products as a means of attracting customers and encouraging repeat purchases. Such offers and discounts may reduce its margins. Moreover, Newegg’s competitors’ pricing and marketing strategies are beyond its control and can significantly impact the results of its pricing strategies. If Newegg fails to meet its customers’ price expectations in any given period, or if its competitors decide to engage in aggressive pricing strategies, its business and results of operations would suffer.

In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission regulations, Newegg is required to accurately identify product offerings, not make misleading claims on its platforms, and use qualifying disclosures where and when appropriate. Newegg is particularly subject to the risks associated with its discounting pricing practices as a result of the aggressive judicial interpretations of deceptive pricing laws, particularly in California, which has led to numerous class action settlements by online and brick-mortar retailers over the past few years. For example, Newegg was named as the defendant in a putative class action accusing it of violating the False Advertising Law, the Unfair Competition Law and the Consumer Legal Remedies Act by using allegedly deceptive list prices with allegedly overstated discounts for its electronic products. While the trial court had sustained without leave to amend Newegg’s demurrer to such lawsuit, in July 2018, a California appellate panel reversed the trial court’s judgment and reinstated the action against Newegg. This matter is still pending as of the date of this proxy statement/prospectus. There can be no assurance that Newegg will be able to prevail in the foregoing action or that it will be able to settle the dispute on terms favorable to it. Any adverse outcome of the foregoing class action or other lawsuits challenging deceptive pricing against Newegg could have a material adverse effect on its reputation, business and financial condition.

Newegg does not control the pricing strategies of its Marketplace sellers, which could affect its net income and its ability to effectively compete on price with other e-commerce retailers and brick-and-mortar stores. Its Marketplace sellers may determine that they can more competitively price their products through other distribution channels and may choose such other channels instead of listing products on its Marketplace, which could adversely affect its business, financial condition, results of operations and prospects. Additionally, retailers and brands often employ different pricing based on the geographical location of consumers, which is accomplished online through geo-blocking that blocks a consumer’s ability to access certain websites based on geography. Legislation in the European Union removed certain types of geo-blocking in the European Union. This could allow Newegg’s consumers registered in the European Union to access and make purchases through its Marketplace at the prices listed in different European geographies irrespective of their country of residence in Europe. This could adversely affect Newegg’s business, financial condition, results of operations and prospects.

Newegg may incur additional costs due to tax assessments resulting from ongoing and future audits by tax authorities.

In the ordinary course of business, Newegg is subject to tax examinations by various governmental tax authorities. The global and diverse nature of Newegg’s business means that there could be additional examinations by governmental tax authorities and the resolution of ongoing and other probable audits which could impose a future risk to the results of Newegg’s business. For example, in February 2018, Newegg received from the Commonwealth of Massachusetts Department of Revenue a notice of intent to assess sales and use taxes relating to a prior tax period, which subsequently resulted in an assessment of $295,910.68, including penalties and interest. In May 2020, Newegg received from the Commonwealth of Massachusetts Department of Revenue another notice of assessment for sales and use taxes for additional prior tax periods in the amount of a total assessment of $2,721,369.77, including penalties and interest. Newegg has appealed these assessments and Newegg intends to vigorously protest the assessments. The outcome of the matter or the timing of such payment, if any, cannot be predicted at this time. However, the ultimate results, if unfavorable, could have a material impact on Newegg’s consolidated financial position, cash flows, and results of operations.

Significant developments stemming from recent U.S. government actions and proposals concerning tariffs and other economic proposals could have a material adverse effect on Newegg.

As of December 31, 2020, approximately 61% of Newegg’s products that were sold through its platforms were manufactured in China. Recent U.S. government actions are imposing greater restrictions and economic disincentives on international trade impacting imports and exports. The U.S. government has adopted changes, and may adopt further changes, to trade policy and in some cases, to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements. It has initiated the imposition of additional tariffs on certain foreign goods, including steel and aluminum, semiconductor manufacturing equipment and spare parts thereof. The government has amended export regulations regarding sales to companies on the U.S. Entity List. These changes prevent sales of foreign produced direct product of the US that is manufactured using controlled U.S.-origin equipment, technology, and software located outside the United States to companies on the U.S. Entity List.

Examples of recent actions are tariffs on steel and aluminum product imports announced by the U.S. Department of Commerce in March 2018, the scope of which increased on February 8, 2020, and a 25% tariff on certain products that originate in China announced by the United States Trade Representative, or USTR, in June 2018. The USTR also announced in June and July 2018 two additional supplemental lists of products that are subject to tariffs if the goods imported into the United States originate in China, which would increase the cost of imported products. These supplemental lists issued by the USTR added an additional 25% tariff on certain semiconductor equipment and parts originating in China that are sold by Newegg or used in its business in the United States. In August 2018, the second list was made effective with a 25% tariff and in September 2018 the third list was made effective with a 10% tariff, increasing to 25% in May 2019. A fourth list was proposed by USTR in May 2019 for all remaining items originating in China. A portion of the fourth list, was made effective September 1, 2019, with an additional tariff of 15%, reduced to 7.5% on February 14, 2020. The remainder of the fourth list was scheduled to have an additional tariff of 15% go into effect on December 15, 2019; however on December 13, 2019, the tariffs for the fourth list were suspended after the U.S. announced it would enter into a trade agreement with China (which we refer to as the Phase 1 Agreement). Although the Phase 1 Agreement was signed January 15, 2020, implementation has been delayed due to COVID-19; however, Phase 1 will have no impact on the tariffs imposed on Newegg’s products. A Phase 2 Agreement has not been announced as of date of this proxy statement/prospectus. Any increase in the cost of importing such goods and parts could decrease Newegg’s margins, reduce the competitiveness of its products, or inhibit its ability to sell products or purchase necessary parts, which could have a material adverse effect on its business results, results of operations, or financial condition.

On April 28, 2020 the U.S. Department of Commerce issued new rules that (1) expand the definition of military end use and (2) eliminate the applicability of certain license exceptions for exports to countries on Country Group D of Supplement No. 1 to part 740 of the Export Administration Regulations. These changes expand export license requirements for U.S. companies to sell certain items to companies in China that have operations that could support military end uses, even if the items sold by the U.S. companies are for civilian end use and they reduce the applicability of license exceptions for exports to those countries listed on Country Group D, including China. Additionally, amendments have been made to General Prohibition Three (Foreign-Produced Direct Product Rule) and the Entity List, the most recent of which was effective August 17, 2020. These amendments expand the restrictions on the sale of foreign-made goods that are based on U.S. technology, and software located outside the United States to companies on the U.S. Entity List, and regulate the use of U.S. origin semiconductor manufacturing equipment that produces semiconductor devices for companies on the U.S. Entity List. The rule changes for export controls may reduce or impair customers’ ability to sell products internationally, which could in turn decrease the demand for Newegg’s products and have a material adverse effect on its revenues and profitability. At this time, the additional proposed rule changes are not anticipated to impact Newegg’s sales of non-U.S. products; however, any unpredicted rule changes could adversely affect its business results, operations, or financial condition.

Changes in U.S. trade policy could result in one or more U.S. trading partners adopting responsive trade policy making it more difficult or costly for Newegg s to export its products to those countries. As indicated above, these measures could also result in increased costs for goods imported into the U.S. This in turn could require Newegg to increase prices to customers which may reduce demand, or, if it is unable to increase prices, result in lowering its margin on goods and services sold. To the extent that trade tariffs and other restrictions imposed by the U.S. increase the price of semiconductor equipment and related parts imported into the U.S., the cost of materials may be adversely affected and the demand from customers for products and services may be diminished, which could adversely affect Newegg’s revenues and profitability.

Newegg cannot predict future trade policy, the terms of any renegotiated trade agreements or additional imposed tariffs and their impact on Newegg’s business. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies has the potential to adversely impact demand for Newegg’s products, its costs, its customers, its suppliers, and the U.S. economy, which in turn could adversely impact its business, financial condition and results of operations.

Changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where it currently develops and sells products, and any negative sentiments towards the United States as a result of such changes, could adversely affect Newegg’s business. In addition, negative sentiments towards the United States among non-U.S. customers and among non-U.S. employees or prospective employees could adversely affect sales or hiring and retention, respectively.

Employment laws in some of the countries in which Newegg operates are relatively stringent.

As of December 31, 2020, Newegg had 1,789 full-time employees, of whom approximately 55% were located in the United States, 37% in China, 7% in Taiwan, 2% in Canada and 0% in other countries and regions. In some of the countries in which it operates, employment laws may grant significant job protection to employees, including rights on termination of employment and setting maximum number of hours and days per week that a particular employee is permitted to work. In addition, in certain countries in which it operates, Newegg is or may be required to consult and seek the advice of employee representatives and/or unions. These laws, coupled with the requirement to consult with any relevant employee representatives and unions, could impact Newegg’s ability to react to market changes and the needs of its business.

Newegg and certain of its subsidiaries are parties to a revolving credit agreement, which contains a number of covenants that may restrict Newegg’s current and future operations and could adversely affect Newegg’s ability to execute business needs.

Newegg and certain of its subsidiaries have entered into a credit agreement with financial institutions which contain a number of covenants that limit its ability and its subsidiaries’ ability to, among other things, incur indebtedness, create liens, make investments, merge with other companies, dispose of its assets, prepay other indebtedness and make dividends and other distributions. The obligations under the credit agreements are also guaranteed by assets of Newegg or those of Newegg’s subsidiaries. The terms of the credit agreements may restrict Newegg’s current and future operations and could adversely affect Newegg’s ability to finance its future operations or capital needs or to execute business strategies in the means or manner desired. In addition, complying with these covenants may make it more difficult for it to successfully execute its business strategy, invest in its growth strategy and compete against companies who are not subject to such restrictions. The credit agreements also contain financial covenants that require Newegg to maintain certain minimum financial ratios and maintain an operating banking relationship with the financial institutions. Although Newegg has been in compliance with the financial covenants, it cannot guarantee that it will continue to be able to generate sufficient cash flow or sales to meet the financial covenants or pay the principal or interest under the credit agreements.

If Newegg is unable to comply with its payment requirements, the financial institutions may accelerate Newegg’s obligations under the credit agreement and foreclose upon the collateral, or it may be forced to sell assets, restructure its indebtedness or seek additional equity capital, which would dilute shareholders’ interests. If Newegg fails to comply with any covenant it could result in an event of default under the agreement and the lenders could make the entire debt immediately due and payable. If this occurs, Newegg might not be able to repay the debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to Newegg.

Risks Related to Ownership of our Common Shares

If we fail to maintain compliance with NASDAQ Listing Rules, we may be delisted from the NASDAQ Capital Market, which would result in a limited public market for trading our shares and make obtaining future debt or equity financing more difficult for us.

Our Class A common shares are traded and listed on the NASDAQ Capital Market under the symbol “LLIT.” On September 11, 2019, we received a notification letter from the NASDAQ Listing Qualifications Staff of NASDAQ notifying us that the minimum bid price per share for our Class A common shares had been below $1.00 for a period of 30 consecutive business days and we therefore no longer met the minimum bid price requirements set forth in NASDAQ Listing Rule 5550(a)(2). We were granted a compliance period of 180 days, or until March 9, 2020 to regain compliance.

On January 2, 2020, we received another notification letter from the NASDAQ Listing Qualifications Staff notifying us that we no longer complied with the minimum of $2.5 million in stockholders’ equity for continued listing on the NASDAQ Capital Market under NASDAQ’s Listing Rule 5550(b)(1) and that we also did not comply with either of the two alternative standards of Listing Rule 5550(b), the market value standard and the net income standard. We thereafter submitted a plan to regain compliance with NASDAQ’s applicable listing standards. On March 10, 2020, in consideration of our three financings during the first quarter of 2020, from which we received gross proceeds of approximately $8.08 million, the NASDAQ Listing Qualifications Staff determined that we complied with the stockholders’ equity requirement set forth in Listing Rule 5550(b)(1). On that date, we met all applicable requirements for initial listing on the NASDAQ Capital Market, other than the minimum bid price requirement. The NASDAQ Listing Qualifications Staff recognized our intention of curing the minimum bid price deficiency by effecting a reverse stock split, and granted a second compliance period of 180 days, or until September 8, 2020, to regain compliance. The second compliance period was thereafter extended to November 20, 2020 by NASDAQ per SR-NASDAQ-2020-021. On October 21, 2020, we effectuated a share combination of our common shares at a ratio of one-for-eight in order to increase the per share trading price of our Class A common shares to satisfy the $1.00 minimum bid price requirement. We regained compliance with the minimum bid price rule on November 10, 2020.

However, there is no assurance that we will be able to continue to maintain our compliance with the NASDAQ continued listing requirements. If we fail to do so, our Class A common shares may lose their status on NASDAQ Capital Market and they would likely be traded on the over-the-counter markets, including the Pink Sheets market. As a result, selling our common shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common shares are delisted, broker dealers would bear certain regulatory burdens which may discourage broker dealers from effecting transactions in our common shares and further limit the liquidity of our shares. These factors could result in lower prices and larger spreads in the bid and ask prices for our common shares. Such delisting from NASDAQ and continued or further declines in our common share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

An active trading market for our common shares may not develop and the trading price for the common shares may fluctuate significantly.

It is a closing condition to merger that our common shares continue to list on NASDAQ. The post-merger entity will be required to meet the initial listing standards of NASDAQ, which are generally more stringent than NASDAQ’s continued listing standards. We may not be able to meet those initial listing requirements. Even if our common shares are approved for listing on NASDAQ upon completion of the merger, we cannot assure you that a liquid public market for our common shares will develop. If an active public market for our common shares does not develop, the market price and liquidity of our common shares may be materially and adversely affected.

The trading price of the common shares is likely to be volatile and could fluctuate widely due to multiple factors, some of which are beyond our control.

The market price of our common shares is volatile, and this volatility may continue. This may happen because of broad market and industry factors. In addition to market and industry factors, the price and trading volume for the common shares may be highly volatile due to other factors, including the following:

•        variations in our revenues, operating costs and expenses, earnings, and cash flow;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements about our earnings that are not in line with analysts’ expectations;

•        announcements of new products and services by us or our competitors;

•        changes in financial estimates by securities analysts;

•        detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our product offerings, our business model, or our industry;

•        announcements of new regulations, rules or policies relevant for our business;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the common shares will trade.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If we were delisted from NASDAQ, we may become subject to the trading complications experienced by “Penny Stocks” in the over-the-counter market.

Delisting from NASDAQ may cause our common shares to become subject to the SEC’s “penny stock” rules. The SEC generally defines a penny stock as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. One such exemption is to be listed on NASDAQ. Therefore, if we were to be delisted from NASDAQ, our common shares could become subject to the SEC’s “penny stock” rules. These rules require, among other things, that any broker engaging in a purchase or sale of our securities provide its customers with: (i) a risk disclosure document, (ii) disclosure of market quotations, if any, (iii) disclosure of the compensation of the broker and its salespersons in the transaction, and (iv) monthly account statements showing the market values of our securities held in the customer’s accounts. A broker would be required to provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer’s confirmation. Generally, brokers are less willing to effect transactions in penny stocks due to these additional delivery requirements. These requirements may make it more difficult for shareholders to purchase or sell our common shares. Since the broker, not us, prepares this information, we would not be able to assure that such information is accurate, complete or current.

We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Currently, and after completion of the merger, Hangzhou Lianluo, Digital Grid and their affiliates are and will continue to control a majority of the voting power of our outstanding common shares. As a result, we will continue to be a “controlled company” within the meaning of NASDAQ’s corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.” For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our A common shares, the market price for our common shares and trading volume could decline.

The trading market for our common shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our common shares, the market price for our common shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our common shares to decline.

Techniques employed by short sellers may drive down the market price of our common shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks appear to have, in the past, led to selling of our shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. We may not be able defend against any such short seller attacks, and may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our common shares for a return on your investment.

We currently intend to retain most, if not all, of our funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to our amended and restated memorandum and articles of association and certain requirements of BVI law. Under BVI law, a BVI company may pay a dividend provided the directors are satisfied that immediately following the dividend the value of the company’s assets will exceed its liabilities and the company will be able to pay its debts as they fall due. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common shares will likely depend entirely upon any future price appreciation of our common shares. There is no guarantee that our common shares will appreciate in value or even maintain the price at which you purchased our common shares. You may not realize a return on your investment in our common shares and you may even lose your entire investment in our common shares. Additionally, because we are a holding company, our ability to pay dividends on our common shares may be limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions that are imposed under the terms of the agreements governing our subsidiaries’ loan and credit facilities. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of such dividend.

Investors may have difficulty enforcing judgments against us, our directors and management.

We are incorporated under the laws of the BVI and many of our directors and officers reside outside the United States. Moreover, many of these persons do not have significant assets in the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

The courts of the BVI would not automatically enforce judgments of U.S. courts obtained in actions against us or our directors and officers, or some of the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or entertain actions brought in the BVI against us or such persons predicated solely upon U.S. federal securities laws. Further, there is no treaty in effect between the United States and the BVI providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which BVI courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including remedies available under the U.S. federal securities laws, may not be allowed in the BVI courts if contrary to public policy in the BVI. Because judgments of U.S. courts are not automatically enforceable in the BVI, it may be difficult for you to recover against us or our directors and officers based upon such judgments.

In addition, under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As currently there exists no treaty or other form of reciprocity between China and the U.S. governing the recognition and enforcement of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

Certain types of class or derivative actions generally available under U.S. law may not be available as a result of the fact that we are incorporated in the BVI. As a result, the rights of shareholders may be limited.

Shareholders of BVI companies may not have standing to initiate a shareholder derivative action in a court of the United States. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law or to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature.

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our corporate affairs will be governed by the provisions of our amended and restated memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable BVI law. The rights of shareholders and the fiduciary responsibilities of our directors and officers under BVI law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

These rights and responsibilities are to a large extent governed by the British Virgin Island Business Companies Act, 2004 as amended from time to time, or the BVI Act, and the common law of the BVI. The common law of the BVI is derived in part from judicial precedent in the BVI as well as from English common law, which has persuasive, but not binding, authority on a court in the BVI. In addition, BVI law does not make a distinction between public and private companies and some of the protections and safeguards (such as statutory pre-emption rights, save to the extent expressly provided for in the memorandum and articles of association) that investors may expect to find in relation to a public company are not provided for under BVI law.

There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, the BVI regulations governing the securities of BVI companies may not be as extensive as those in effect in the United States, and the BVI law and regulations regarding corporate governance matters may not be as protective of our shareholders as state corporation laws in the United States. Therefore, you may have more difficulty protecting your interests in connection with actions taken by our directors and officers or our principal shareholders than you would as a shareholder of a corporation incorporated in the United States.

The laws of BVI provide limited protections for our shareholders, so our shareholders will not have the same options as to recourse in comparison to the United States if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the BVI there is limited statutory protection of our shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protections under BVI statutory law are derivative actions, actions brought by one or more shareholders for relief from unfair prejudice, oppression and unfair discrimination and/or to enforce the BVI Act or the memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association, and are entitled to payment of the fair value of their respective shares upon dissenting from certain enumerated corporate transactions.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the BVI is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constitutional documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (i) a company is acting or proposing to act illegally or beyond the scope of its authority; (ii) the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; (iii) the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or (iv) those who control the company are perpetrating a “fraud on the minority.”

These rights may be more limited than the rights afforded to our shareholders under the laws of states in the United States.

Other than as set forth in the BVI Act, shareholders of BVI companies like us have no general rights under BVI law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders, other than as set forth in the BVI Act. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

As a company incorporated in the BVI, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NASDAQ corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with NASDAQ’s corporate governance listing standards.

As a BVI company listed on the NASDAQ Capital Market, we are subject to NASDAQ’s corporate governance listing standards. However, NASDAQ rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the BVI, which is our home country, may differ significantly from the NASDAQ corporate governance listing standards. After the completion of the merger, we intend to follow some or all BVI corporate governance practices in lieu of the corporate governance requirements of NASDAQ that listed companies must have for as long as we qualify as a foreign private issuer.

For instance, we are not required to:

•        have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•        have a compensation committee and a nominating committee to be comprised solely of independent directors; and

•        hold an annual meeting of shareholders no later than one year after the end of the Company’s fiscal year-end.

To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under NASDAQ’s corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under Regulation FD governing selective disclosure rules of material nonpublic information.

We are and will continue to be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, after the completion of merger, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

THE COMPANIES

Lianluo Smart Limited

The Company, through its wholly owned Chinese subsidiaries, has been engaged in the medical device business, currently focusing on the development, production and marketing of sleep respiratory analysis system in China.

The Company has developed and distributed medical devices, with a focus on sleep respiratory solutions for OSAS, since 2010. The Company provides users with medical grade detection and monitoring, long-distance treatment and integration solutions of professional rehabilitation. Since 2018, the Company has been providing examination services to hospitals and medical centers through its proprietary medical wearable devices, and doctors are able to refer to examination results provided by such devices in making diagnoses regarding OSAS.

The Company was incorporated pursuant to the laws of the BVI on July 22, 2003 under the name “De-Haier Medical Systems Limited.” It changed its name to “Lianluo Smart Limited” on November 21, 2016. As a holding company, the Company does not conduct any operations and instead relies on Lianluo Connection, and prior to August 2020, Beijing Dehaier, to operate in China.

The Company’s Class A common shares are listed on the NASDAQ Capital Market under the symbol “LLIT.” The Company’s principal executive offices are located at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China, and its telephone number is +86-10-89788107.

On October 21, 2020, we completed a share combination of our common shares at a ratio of one-for-eight, which decreased our outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and our outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased our authorized shares to 6,250,000 common shares of par value of $0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares. Accordingly, except as otherwise indicated, all share and per share information contained in this proxy statement/prospectus has been restated to retroactively show the effect of this share combination.

See “Information about the Company” and “Management Discussion and Analysis of Financial Condition and Results of Operations for the Company” for important business and financial information regarding the Company.

Lightning Delaware Sub, Inc.

Merger Sub was formed in the State of Delaware on September 23, 2020 and is a wholly owned subsidiary of the Company. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger agreement and the merger.

Merger Sub is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Merger Sub are located at c/o the Company, Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China, and its telephone number is +86-10-89788107.

Newegg Inc.

Newegg is a tech-focused e-commerce company in North America, and ranked second after Best Buy as the global top electronics online marketplace according to Web Retailer’s report, as measured by 32.4 million visits per month in 2019. Through newegg.com and other online platforms, Newegg operates a direct sales and marketplace models for IT computer components, consumer electronics, entertainment, smart home and gaming products and provides certain third party logistics services globally.

Newegg is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Newegg are located at 17560 Rowland Street, City of Industry, CA 91748, and its telephone number is 626-271-9700. Newegg maintains a website at www.newegg.com. Information on Newegg’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus.

See “Information about Newegg” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Newegg” for important business and financial information regarding Newegg.

SPECIAL MEETING OF SHAREHOLDERS

We are providing this proxy statement/prospectus to our shareholders in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement of the special meeting).

Date, Time and Location

Together with this proxy statement/prospectus, we are also sending shareholders a notice of the special meeting and a form of proxy card that is solicited by our board of directors for use at the special meeting to be held on May 12, 2021 at 10:00 a.m., local time, at our offices located at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing, 102200, People’s Republic of China, and any adjournments or postponements of the special meeting.

Only shareholders or their proxy holders may attend the special meeting.

Purpose

At the special meeting, shareholders will be asked to consider and vote on the following proposals:

•        to adopt the merger agreement (we refer to this proposal as the merger proposal);

•        to adopt the disposition agreement (we refer to this proposal as the disposition proposal);

•        to approve the redesignation of all issued and unissued Class A common shares of par value of $0.021848 each and Class B common shares of par value of $0.021848 each into common shares of par value of $0.021848 each on a one to one basis, thus eliminating the Company’s dual class structure (we refer to this proposal as the redesignation proposal);

•        to approve a share combination of our issued and outstanding common shares by a ratio of not less than one-for-two and not more than one-for-fifty at any time no later than June 30, 2021, with the exact ratio to be set at a whole number within this range, as determined by our board of directors in its sole discretion (we refer to this proposal as the share combination proposal);

•        to approve an increase of the number of common shares that the Company is authorized to an unlimited number of common shares (we refer to this proposal as the share increase proposal);

•        to approve a change of the name of the Company to “Newegg Commerce, Inc.” (we refer to this proposal as the name change proposal);

•        to approve an amendment and restatement of our current amended and restated memorandum and articles of association to effect the redesignation proposal, the share combination proposal, the share increase proposal and the name change proposal, as well as certain other amendments described in this proxy statement/prospectus (we refer to this proposal as the charter amendment proposal); and

•        to approve the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal or the charter amendment proposal at the time of the special meeting, or any adjournment or postponement thereof (we refer to this proposal as the adjournment proposal).

Under our memorandum and articles of association, the business to be conducted at the special meeting will be limited to the proposals set forth in the notice to shareholders provided with this proxy statement/prospectus.

Recommendations of Board of Directors

Each of the special committee and our board of directors unanimously recommends that shareholders vote “FOR” the merger proposal, “FOR” the disposition proposal, “FOR” the redesignation proposal, “FOR” the share combination proposal, “FOR” the share increase proposal, “FOR” the name change proposal, “FOR” the charter amendment proposal and “FOR” the adjournment proposal.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Our board of directors has fixed the close of business on March 26, 2021 as the record date for determination of the shareholders entitled to vote at the special meeting, or any adjournment or postponement thereof. Only shareholders of record at the record date are entitled to receive notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. As of the close of business on the record date, there were 3,465,683 Class A common shares and 1,388,888 Class B common shares outstanding and entitled to vote at the special meeting. Each Class A common share is entitled to one vote per share and each Class B common share is entitled to ten votes per share.

Quorum

The presence at the commencement of the special meeting, in person or by proxy, of not less than 50% of the votes of the common shares issued and outstanding and entitled to vote constitutes a quorum for the special meeting. Abstentions will be deemed present at the special meeting for the purpose of determining the presence of a quorum. Shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record will not be deemed present at the special meeting for the purpose of determining the presence of a quorum.

Shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record on any of the proposals to be voted on at the special meeting, and shares with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the special meeting for the purpose of determining the presence of a quorum. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the special meeting.

Required Vote

Assuming that a quorum is present, the merger agreement requires the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of the votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo in order to approve the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal and the charter amendment proposal. In addition, assuming that a quorum is present, approval of the redesignation proposal also requires the affirmative vote of a majority of the issued and outstanding Class B common shares entitled to vote and voting on that proposal at the special meeting. The affirmative vote of a majority of the votes cast at the special meeting is required to approve the adjournment proposal.

Share Ownership of and Voting by Directors and Executive Officers

At the record date for the special meeting (the close of business on March 26, 2021), our directors and executive officers and their affiliates did not beneficially own any common shares of the Company.

Support Agreements

In conjunction with the merger agreement, Hangzhou Lianluo and its affiliate, Hyperfinite Galaxy Holding Limited, entered into a Support Agreement dated as of October 23, 2020 pursuant to which such shareholders agreed to vote in favor of the each of the proposals described in this proxy statement/prospectus. Hangzhou Lianluo is our controlling shareholder, and is controlled by Mr. Zhitao He, our former Chairman of Board of Directors and former Chief Executive Officer. Hyperfinite Galaxy Holding Limited is also controlled by Mr. He. Collectively, Hangzhou Lianluo and Hyperfinite Galaxy Holding Limited have voting control over 58,937 outstanding Class A common shares and 1,388,888 outstanding Class B common shares, which collectively comprise over 80.4% of the voting power of our outstanding common shares as of the record date.

Mr. Ping Chen, our former Chief Executive Officer and board member, also entered into a similar Support Agreement. Mr. Chen holds 201,692 outstanding Class A common shares, which represents approximately 5.9% of the outstanding voting power which is not controlled by Hangzhou Lianluo as of the record date. Mr. Chen also holds options exercisable for an additional 65,733 Class A common shares at exercise prices ranging from $11.60 to $42.48 per share.

Voting of Shares

Via the Internet or by Telephone

If you hold shares directly in your name as a shareholder of record, you may vote via the Internet or by telephone in accordance with the instructions on your proxy card. In order to submit a proxy to vote via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each shareholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone 24 hours a day, seven days a week, and must be received by 10:00 a.m. (Eastern Time) on May 11, 2021.

If you hold shares in “street name,” meaning through a broker, bank or other nominee holder of record, you may vote via the Internet only if Internet voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

By Mail

If you hold shares directly in your name as a shareholder of record, you may submit a proxy card to vote your shares by mail. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided. Your proxy card must be received no later than the close of business on May 11, 2021.

If you hold shares in “street name,” meaning through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail, you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold shares directly in your name as a shareholder of record, you may vote in person at the special meeting. Shareholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the judge of election with the applicable ballot at the special meeting.

When a shareholder of record submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. You are encouraged to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also vote in person. Any votes that you previously submitted — whether via the Internet or by telephone — will be revoked and superseded by any vote that you cast at the special meeting. Your attendance at the special meeting alone will not revoke any proxy previously given.

If you hold shares in “street name” through a broker, bank or other nominee holder of record, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote in person at the special meeting. To request a proxy, please contact your broker, bank or other nominee holder of record.

Whether you vote via the Internet, by telephone or mail, or in person, if your shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee holder of record with this proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold shares in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, all proposals to be considered at the special meeting as described in this proxy statement/prospectus are considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on these proposals.

All shares represented by each properly completed and valid proxy received before or at the special meeting will be voted in accordance with the instructions given in the proxy. If a shareholder signs a proxy card and returns it without giving instructions for the voting on any proposal, the shares represented by that proxy card will be voted “FOR” each proposal at the time of the special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before the closing of the polls at the special meeting. If you are a shareholder of record at the record date (the close of business on March 26, 2021), you can revoke your proxy or change your vote by:

•        sending a signed notice stating that you revoke your proxy to us that bears a date later than the date of the proxy you want to revoke and is received prior to the special meeting;

•        submitting a valid, later-dated proxy via the Internet or by telephone before 10:00 a.m. (Eastern Time) on May 11, 2021, or by mail that is received prior to the special meeting; or

•        attending the special meeting (or, if the special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your brokerage firm, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

Solicitation of Proxies; Expenses of Solicitation

This proxy statement/prospectus is being provided to holders of our common shares in connection with the solicitation of proxies by our board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. We will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this proxy statement/prospectus for the special meeting.

In addition to solicitation by mail, directors, officers and employees of the Company or Newegg or their respective subsidiaries may solicit proxies from our shareholders by telephone, email, personal interview or other means. We currently do not expect to incur any costs beyond those customarily expended for a solicitation of proxies. None of our or Newegg’s directors, officers and employees will receive additional compensation for their solicitation activities but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus and notice to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

Adjournment

Shareholders are being asked to approve a proposal that will give our board of directors authority to adjourn the special meeting one or more times for the purpose of soliciting additional proxies in favor of the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal, or the charter amendment proposal if there are not sufficient votes at the time of the special meeting to approve such proposals. If the adjournment proposal is approved, the special meeting could be adjourned to any date. In addition, our board of directors, with or without shareholder approval, could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Other Information

The matters to be considered at the special meeting are of great importance to our shareholders. Accordingly, you are urged to read and carefully consider the information contained in this proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Lianluo Smart Limited
Room 1003B, 10th Floor, BeiKong Technology Building
No. 10 Baifuquan Road, Changping District
Beijing 102200
People’s Republic of China
Attention: Corporate Secretary
Telephone: 86-10-89788107

PROPOSAL I: THE MERGER

General

This proxy statement/prospectus is being provided to shareholders in connection with the solicitation of proxies by our board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. At the special meeting, we will ask shareholders to, among other things, adopt the merger agreement.

The merger agreement provides for the merger of Merger Sub with and into Newegg, with Newegg continuing as the surviving corporation and a wholly owned subsidiary of the Company. The merger will not be completed unless shareholders adopt the merger agreement and approve the other matters to be considered at the special meeting. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger agreement, see “The merger Agreement.”

If the merger is completed, each share of the capital stock of Newegg that was issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.8417 common shares of the Company (which we refer to as the exchange ratio), plus the right, if any, to receive cash in lieu of fractional shares of the Company (which we collectively refer to as the merger consideration); provided that the exchange ratio shall be appropriately adjusted to reflect the effect of any share split, split-up, reverse share split, share dividend or distribution of securities convertible into the Company’s common shares or Newegg’s capital stock or any reorganization, recapitalization, reclassification or other like change with respect to Company’s common shares or Newegg’s capital stock having a record date occurring on or after the date of the merger agreement and prior to the completion of the merger.

Background of the Merger

Our Company and Newegg have been affiliated with each other since at least 2017 through common control. Hangzhou Lianluo acquired a controlling interest in our Company in a stock purchase transaction entered into on April 28, 2016 and completed on August 18, 2016. Hangzhou Lianluo, through its wholly-owned subsidiary Digital Grid, acquired a controlling interest in Newegg in a stock purchase transaction that was entered into on August 15, 2016 and completed on March 30, 2017. Digital Grid and Hangzhou Lianluo are both controlled by our principal shareholder, former Chairman of the board and former chief executive officer, Mr. Zhitao He. The investment in Newegg and the investment in the Company were part of a general effort by Mr. He to diversify his investments, but were otherwise unrelated to each other.

Although affiliated by common control, Newegg and the Company have historically operated independently from each other, with separate businesses. From March 30, 2017 to August 12, 2020, Mr. He served simultaneously as the Chairman of our board and as either the Chairman or member of Newegg’s board. Mr. He also served as our Chief Executive Officer from April 1, 2020 to August 12, 2020. Ms. Yingmei Yang has served as our interim chief financial officer since March 15, 2018 and as our board member since April 1, 2020, while she simultaneously served as a board member of Newegg since July 1, 2018 and as the Vice President of Capital Markets for Newegg since March 26, 2020. In addition, Mr. Li Chen was appointed by Hangzhou Lianluo to serve on Newegg’s board from March 31, 2017 to July 1, 2018 while he also served as the legal representative and director of our former subsidiary, Beijing Dehaier, from July 26, 2017 to January 25, 2019 and as the legal representative and director of Lianluo Connection from July 26, 2017 to January 25, 2019. Other than these common officers and directors, our Company and Newegg have had separate management teams.

On September 11, 2019, we received a notification letter from the NASDAQ Listing Qualifications Staff notifying us that the minimum bid price per share for our Class A common shares had been below $1.00 for a period of 30 consecutive business days and we therefore no longer met the minimum bid price requirements set forth in NASDAQ Listing Rule 5550(a)(2). We were granted a compliance period of 180 days, or until March 9, 2020 to regain compliance.

Around November 2019, our management informally discussed the Company’s financial position and the challenges facing the Company’s medical device business, including continued decrease in revenue and the difficulties in meeting NASDAQ’s continued listing standards (e.g., minimum bid price, shareholders’ equity, market value and net income standards). Our management considered the risks and difficulties of our current medical device business and its potential to regain profitability. Mr. He mentioned to our management that one possible strategic alternative for the Company was to combine with Newegg. Other than raising this potential opportunity, no material terms or conditions relating to such combination were discussed from November 2019 to March 2020, as the Company focused its efforts on its medical device business and regaining compliance with the NASDAQ listing requirements.

On January 2, 2020, we received another notification letter from the NASDAQ Listing Qualifications Staff notifying us that we no longer complied with the minimum of $2.5 million in stockholders’ equity for continued listing on the NASDAQ Capital Market under NASDAQ’s Listing Rule 5550(b)(1) and that we also did not comply with either of the two alternative standards of Listing Rule 5550(b), the market value standard and the net income standard.

In February and March 2020, we completed three capital financings and received gross proceeds of approximately $8.08 million in exchange for the issuance of 1,373,750 of our Class A common shares and warrants to acquire an additional 1,373,750 Class A common shares. On March 10, 2020, the NASDAQ Listing Qualifications Staff determined that we complied with the stockholders’ equity requirement set forth in Listing Rule 5550(b)(1). On that date, we met all applicable requirements for initial listing on the NASDAQ Capital Market, other than the minimum bid requirement. The NASDAQ Listing Qualifications Staff recognized our intention of curing the minimum bid price deficiency by effecting a reverse stock split, and granted a second compliance period of 180 days, or until September 8, 2020, to regain compliance. The second compliance period was thereafter extended to November 20, 2020 by NASDAQ per SR-NASDAQ-2020-021.

During the first quarter of 2020, China and the rest of the world were beginning to restrict travel and daily activities in response to the outbreak of COVID-19. The World Health Organization declared the COVID-19 outbreak a pandemic on March 11, 2020, leading to worldwide travel restrictions and stay-at-home orders, which have continued intermittently through the date of this proxy statement/prospectus. These restrictions severely limited our ability to conduct in-person discussions, negotiations and due diligence with Newegg throughout the time periods discussed below. As a result, we conducted such efforts primarily through telephonic meetings and electronic correspondence.

From late March 2020 to May 11, 2020, Mr. He, in his capacity as a shareholder of the Company and Newegg, held preliminary discussions with us and Newegg regarding a potential combination. Newegg and the Company began exploring a preliminary timeline, potential deal structures and tasks that needed to be completed before a combination could occur.

The Company also considered whether the potential combination with Newegg would help the Company meet the NASDAQ’s continued listing requirements, and whether NASDAQ’s initial listing requirements (rather than the continued listing requirements) would apply in the event of a combination. The Company determined that the initial listing requirements would likely apply, including the requirement in NASDAQ Listing Rule 5505 for the Company to have, among other requirements, a minimum bid price of $4 per share, at least 300 unrestricted round lot shareholders and market value of unrestricted publicly held shares of at least $15 million. The Company considered whether to conduct a potential public offering of our common shares in addition to a combination with Newegg in order to meet those NASDAQ’s initial listing requirements.

The Company also considered the potential conflicts that Mr. He might have in any combination between the Company and Newegg, since he was the controlling shareholder of both companies. The Company considered the merits of forming a special committee of independent directors to lead the discussions and negotiations with Newegg regarding a potential combination, and the merits of engaging a qualified independent financial advisor to opine on the fairness of the financial terms of any potential combination with Newegg.

The discussions and considerations above resulted in a non-binding indication of interest presented by Newegg to the Company and executed on May 11, 2020. The material terms of this non-binding indication of interest are summarized below. Newegg indicated that it would be interested in having the Company acquire 100% of the equity interests of Newegg in exchange for newly issued Company common shares. The number, exchange ratio and class of those shares were not discussed in the indication of interest or preceding discussions, except to say that they would be based on a proposed valuation for Newegg ranging from $750 million to $950 million or an amount as otherwise agreed by the Company and Newegg.

This valuation range was first proposed by Mr. He in his capacity as a shareholder of our Company and Newegg in late April or early May. Mr. He based his proposal on his general knowledge of Newegg’s business, but he did not convey his reasoning to the Company or Newegg at that time. Nor did Mr. He propose any valuation for our Company, any exchange ratio to be used, or any other terms or conditions relating to a potential combination of us with Newegg. The board and management for our Company and Newegg did not negotiate with Mr. He on his proposal at this time because neither we nor Newegg had formed a special committee yet, because the proposed valuation for Newegg was not meaningful without a corresponding valuation for the Company, and because the indication of interest and proposed valuation for Newegg were non-binding, subject to further agreement, due diligence and approvals, and terminable by us or Newegg at will.

The indication of interest stated that the consummation of the proposed transaction would be subject to customary closing conditions, including approval by a special committee of the board of directors of Company that would be composed solely of independent directors; approval by our board and the board of directors of Newegg; approval by our shareholders; completion of an audit of Newegg’s financial statements for the prior two years; receipt of all governmental, regulatory and third party requisite approvals and consents; results of legal, financing and accounting due diligence being satisfactory to Newegg and the Company in their sole discretion; receipt of a fairness opinion by a qualified independent firm opining on the fairness of the purchase consideration from a financial point of view; the disposition of the existing medical device and related business of the Company; a public offering of equity securities by the combined entity with gross proceeds ranging from $10 million to $30 million; NASDAQ’s approval of the listing of such equity securities and of the initial listing application for the combined entity; completion of a reverse split by the combined entity as needed to satisfy the minimum bid price requirements of NASDAQ; and an increase of the Company’s authorized amount of common shares to the extent sufficient to consummate the acquisition of Newegg.

The indication of interest was effective from May 11, 2020 to the earlier of (i) 60 days from its execution, (ii) the time when Newegg or the Company indicated in writing that it no longer desired to pursue the transaction, or (iii) execution of a definitive agreement relating to the indication of interest. During the term of the indication of interest, both Newegg and the Company agreed not to engage in, solicit or pursue with any other party any discussion, negotiations or agreements of any nature with a substantially similar object or purpose as the indication of interest, except that the officers and directors of the Company could consider or negotiate any unsolicited acquisition proposal that may be superior to the transaction contemplated in the indication of interest as determined by the board of directors of the Company in good faith. The officers and directors of the Company could also consider, negotiate, approve, recommend to its shareholders, or enter into such unsolicited, superior acquisition proposal if the Company directors determined in good faith after consulting with outside counsel that such action was necessary or advisable for such directors to act in a manner consistent with their fiduciary duties under applicable law.

On May 11, 2020, the Company’s board also formed a special committee consisting of three of our directors, Richard Zhiqiang Chang (not related to Mr. Fred Chang or Mr. Robert Chang of Newegg), Bin Pan and Fuya Zheng, with Mr. Fuya Zheng acting as the chairman. All three committee members were determined by our board to be disinterested in the proposed transaction with Newegg and independent under NASDAQ rules. The scope of the special committee’s authority was to consider, review, and evaluate a potential acquisition of Newegg by the Company; to consider, review and negotiate the terms and conditions of any unsolicited acquisition proposal that may be a superior proposal to that contemplated by the Newegg indication of interest; to recommend to our full board any action that should be taken by the Company with respect to a potential acquisition of Newegg or an alternative acquisition proposal; to reject a potential acquisition of Newegg or an alternative acquisition proposal; to express the special committee’s view as to the fairness to the Company and its shareholders of a potential acquisition of Newegg or an alternative acquisition proposal; and to take all such other actions necessary or appropriate to discharge the scope of the committee’s duties. After our special committee was formed, all material negotiations and decisions of the Company relating to the proposed transaction with Newegg were done at the direction and supervision of our special committee.

In May 2020, the special committee of the Company retained Benchmark as its financial advisor to render an opinion as to the fairness to the Company’s shareholders of the consideration to be paid by the Company for the acquisition of Newegg from a financial point of view. The special committee also engaged Kaufman & Canoles, P.C., or Kaufman, as its legal counsel on July 9, 2020.

Following the establishment of our special committee, the committee had frequent discussions on the proposed acquisition of Newegg and held telephonic meetings on July 15, August 14, September 24, September 30 and October 23, 2020. At such meetings, our special committee discussed various issues involved in the proposed acquisition of Newegg, including the status of due diligence, terms of the acquisition agreement including valuation methodology, exchange ratios and non-financial matters and the status of Benchmark’s fairness opinions relating to the merger and divestment.

In June, Newegg began providing limited due diligence information to us, including a draft set of financial forecasts for the years ending December 31, 2020, 2021 and 2022. These draft forecasts were later updated by Newegg and presented to us on August 31, 2020. We and our special committee began to conduct due diligence on Newegg with the assistance of Kaufman. Additionally, Benchmark provided a preliminary draft of its fairness opinion’s supporting analysis to us in June based on the proposed valuation contained in the indication of interest.

On July 8, 2020, Newegg provided us with an initial draft of a proposed acquisition agreement whereby Newegg’s stockholders would sell all of the outstanding capital stock of Newegg to us in exchange for an unspecified class and unspecified number of our common shares. The transaction structure, acquisition consideration, exchange ratio, form of consideration, and other material terms for the proposed combination had not yet been negotiated or agreed upon at this time. Between July 8, 2020 and August 26, 2020, no material terms to the proposed acquisition agreement were discussed or negotiated by either Newegg or us.

The indication of interest expired on its own terms on July 10, 2020, although the Company and Newegg continued their discussions regarding a potential combination as described below.

In August 2020, Newegg provided us access to a datasite containing confidential due diligence materials relating to Newegg. Also during August, Newegg provided to us the first draft of its audited financial statements for the years ended December 31, 2019, 2018 and 2017. In late August 2020, we began supplying due diligence materials about our Company to Newegg.

On August 12, 2020, in connection the investigation by China Securities Regulatory Commission for alleged violation of laws and regulations regarding information disclosures of Hangzhou Lianluo, Mr. He resigned from his positions as Chief Executive Officer, Chairman and director of the Company. Mr. He’s resignation reduced any ability he might have to influence our Company with respect to our proposed combination with Newegg. On August 25, 2020, based on the Company Nominating Committee’s recommendation, the Board of the Company appointed Mr. Bin Lin as Chief Executive Officer, a director and Chairman of the Company to fill the vacancies created by Mr. He’s resignation. Prior to his appointment, Mr. Lin had no prior involvement with our Company, Newegg or either party’s affiliates or subsidiaries.

In August 2020, Mr. Zhitao He, acting in his capacity as a shareholder of the Company and Newegg, proposed to Newegg that the combination of the two companies could be based on a valuation for Newegg of $880 million. Mr. He based his proposal on his general knowledge of Newegg’s business, but he did not convey his reasoning to the Company or Newegg at that time. Nor did Mr. He propose any valuation for our Company, any exchange ratio to be used, or any other terms or conditions relating to a potential combination of us with Newegg. The board and management for our Company and Newegg did not negotiate with Mr. He on his proposal at this time because Newegg had not yet formed a special committee, and because we and Newegg had not yet completed due diligence on the proposed transaction at that time.

On August 24, 2020, Newegg’s board formed a special committee which was exclusively empowered on behalf of Newegg to consider, review, negotiate and recommend approval or rejection of a potential acquisition of or reverse merger with us. Newegg’s board determined that all members of its special committee were free of any conflicts of interest in any potential combination between Newegg and the Company, and were independent in accordance with NASDAQ standards. Newegg’s special committee engaged Gibson, Dunn & Crutcher LLP as its independent special counsel in connection with the proposed transaction with us. After Newegg’s special committee was formed, all material negotiations and decisions of Newegg relating to the proposed transaction with us were done at the direction and supervision of the special committee.

On August 26, 2020, legal counsels representing the Company, Newegg, and each of their respective special committees had a call to conduct due diligence and discuss the status and structure of a potential combination of Newegg and us. Over the next few days, we and Newegg agreed to structure the transaction as a reverse merger whereby Newegg would merge with a newly formed, wholly owned subsidiary of ours in exchange for an unspecified number and class our common shares. Over the next two months, legal counsels for us, Newegg and their respective special committees had a number of calls and communications to discuss and negotiate issues in the acquisition agreement, focusing on the exchange ratio between our common shares and Newegg stock; whether the purchase consideration would be in the form of our Class A common shares or Class B common shares; whether different classes of Newegg stock would receive the same or a different form or amount of consideration; the allocation of risks relating to our warrant liabilities, including the impact of such allocation on the exchange ratio and the establishment of reserves to settle such risks; the allocation of and indemnification for risks relating to our Company and Newegg; the board and shareholder governance structure for the combined entity after completion of the merger; termination rights for our Company and Newegg; the ability of Newegg and us to seek alternative transactions before completion of the merger; our ability to incur liabilities and make cash expenditures before completion of the merger; and conditions to closing of the merger.

On August 31, 2020, Newegg provided the Company with updated financial forecasts for the years ending December 31, 2020, 2021 and 2022. See description of these forecasts under “Reports, Opinions and Appraisals — Discounted Cash Flow Analysis”.

On September 18, 2020, Newegg delivered to us a revised draft of the acquisition agreement which reflected the merger structure agreed upon in late August. In this draft, each share of Newegg capital stock, regardless of the class of such stock, would be acquired by us in exchange for a certain number of our Class A common shares, which we refer to as the exchange ratio. The exchange ratio in this draft merger agreement was based on a stipulated valuation for Newegg of $880 million, divided by our aggregate equity value (as determined by the trading price of our Class A common shares in the 20 trading days prior to completion of the merger). If the merger had been completed on that day under the terms of this draft merger agreement, the exchange ratio would have been 4.2983 shares of our Class A common shares issued by us in exchange for each outstanding share of Newegg capital stock, and the resulting combined company would have been owned 98.67% by Newegg stockholders and 1.33% by our stockholders. The proposed exchange ratio mechanism was still being considered by the special committees for our Company and Newegg at that time.

On September 24, 2020, counsel for Newegg’s special committee delivered to us a revised draft of the merger agreement with a proposed exchange ratio similar to the prior draft, but our aggregate equity value was based on the trading price of our Class A common shares in the 20 trading days prior to the execution date of the merger agreement (rather than the completion date of the merger). If this draft merger agreement had been executed and consummated on that day, the exchange ratio would have been 4.4290 shares of our Class A common shares issued by us in exchange for each outstanding share of Newegg capital stock, and the resulting combined company would have been owned 98.71% by Newegg stockholders and 1.29% by our stockholders. The proposed exchange ratio mechanism was still being considered by the special committees for our Company and Newegg at that time. Around this time, Benchmark also provided a revised draft of the supporting analysis for its fairness opinion that was based on updated deal terms.

On September 27, 2020, counsel for Newegg’s special committee delivered to us a further revised draft of the merger agreement with a proposed exchange ratio similar to the prior draft, but our aggregate equity value was based on the trading price of our Class A common shares in the 20 trading days prior to September 26, 2020 (rather than the execution date of the merger agreement), and then deducting $5 million from our equity value. The $5 million deduction reflected the Newegg special committee’s estimate of the cost of certain potential liabilities relating to our then-outstanding warrants, as described under “Description of Securities — The Investor Warrants — Fundamental Transactions.” If this draft merger agreement had been executed and consummated on that day, the exchange ratio would have been 8.1365 shares of our Class A common shares issued by us in exchange for each outstanding share of Newegg capital stock, and the resulting combined company would have been owned 99.29% by Newegg stockholders and 0.71% by our stockholders. The proposed exchange ratio mechanism was still being considered by the special committees for our Company and Newegg at that time.

On September 29, 2020, we informed Newegg that our special committee was not willing to have $5 million deducted from our equity value in connection with calculation of the proposed exchange ratio, as proposed by Newegg on September 27. Our committee believed that the deduction proposed by Newegg was greater than the warrant liability expected by our committee at that time.

On September 30, 2020, counsel for Newegg’s special committee delivered to us a further revised draft of the merger agreement with a proposed exchange ratio similar to the prior draft, except that the previously proposed $5 million deduction relating to our then-outstanding warrants was reduced to $3.5 million. If this draft merger agreement had been executed and consummated on that day, the exchange ratio would have been 6.5636 shares of our Class A common shares issued by us in exchange for each outstanding share of Newegg capital stock, and the resulting combined company would have been owned 99.13% by Newegg stockholders and 0.87% by our stockholders.

On September 30, 2020, our special committee held a telephonic meeting with representatives of Benchmark and Kaufman to discuss a draft fairness opinion and related supporting financial analysis delivered by Benchmark. Benchmark explained to the special committee its valuation analyses and the methodologies it applied and answered questions from the members of the special committee. After the meeting, our special committee continued to consider the exchange ratio mechanism. Our committee ultimately agreed to the exchange ratio mechanism but recommended that it be based on more recent trading prices for our Class A common shares.

On October 3, 2020, our special committee proposed to Newegg to update the exchange ratio mechanism to measure our aggregate equity value based on a more recent trading price for our Class A common shares. On October 5, 2020, Newegg agreed to our request, and updated the exchange ratio mechanism in the merger agreement to be determined based on the trading price of our Class A common shares in the 20 trading days prior to and including October 6, 2020. If this draft merger agreement had been executed and consummated on that day, the exchange ratio would have been 6.2307 shares of our Class A common shares issued by us in exchange for each outstanding share of Newegg capital stock, and the resulting combined company would have been owned 99.08% by Newegg stockholders and 0.92% by our stockholders.

On October 16, 2020, we again proposed to Newegg to update the exchange ratio mechanism to be determined based on the trading price of our Class A common shares in the 20 trading days prior to and including October 16, 2020. Newegg agreed to this request on October 18, 2020. On October 21, 2020, Newegg circulated a revised draft of the merger agreement with this change, as well as a provision allowing our Company and Newegg to solicit alternative proposals, as described under “The Merger Agreement — Go Shop.” No other material changes were made to the merger agreement after this date. The exchange ratio in the final merger agreement is 5.8417 shares of our Class A common shares to be issued by us in exchange for each outstanding share of Newegg capital stock, and, at the time we signed the merger agreement, we expected the resulting combined company to be owned 99.02% by Newegg stockholders and 0.98% by our stockholders, based on shares outstanding on that date.

On October 23, 2020, Benchmark provided the fairness opinion to the special committee indicating that, as of such date and based upon and subject to the assumptions, matters and limitations set forth in its written opinion, the merger consideration to be paid by the Company was fair to the Company’s shareholders from a financial point of view.

On October 23, 2020, the Company’s special committee reviewed the final fairness opinion delivered by Benchmark and recommended that the board approve the merger agreement. Based on the special committee’s recommendation, on the same date, the board approved the execution of the merger agreement and the submission of the merger agreement to shareholders for a vote. On October 23, 2020, the special committee of Newegg also recommended that Newegg’s board approve the merger agreement. Newegg’s board, based on Newegg’s special committee’s recommendation, approved the execution of the merger agreement on the same date.

On October 23, 2020, the merger agreement was executed by the parties.

In late January 2021, investors exercised 1,255,000 of our warrants that were originally issued in February and March of 2020. This exercise resulted in the issuance of 1,255,000 of our Class A common shares and aggregate cash proceeds to the Company of $6.8 million. Because this exercise increased the number of our outstanding shares, we expect the portion of the combined company that is owned by our stockholders after completion of the merger to increase to 1.32% and the portion owned by Newegg stockholders to decrease to 98.68%, based on outstanding shares on April 9, 2021, the most recent practicable date before the date of this proxy statement/prospectus.

Reasons for the Merger

The special committee, by a unanimous vote on October 23, 2020, determined that the merger agreement and the proposed merger contemplated thereby are advisable and fair to, and in the best interests of, the Company. At this meeting, the special committee recommended that the board approve, authorize and adopt the merger agreement.

In evaluating the merger, the special committee, in consultation with the Company’s management and outside legal counsel, considered numerous positive factors relating to the merger, including:

•        challenges facing the Company’s current medical device business, including a history of significant operating losses and negative operating cash flows;

•        challenges facing the Company in maintaining its competitive position in the highly competitive medical device market in China;

•        challenges facing the Company regarding compliance with NASDAQ Listing Rules, including the minimum bid price and stockholders’ equity requirements;

•        the belief that other strategic alternatives available to the Company, such as continuing to develop its business through internal growth, were less advisable than the proposed merger under current circumstances;

•        the terms and conditions of the merger agreement and related transaction documents including the ability of the Company to continue to solicit, negotiate and enter into alternative acquisition proposals as described under “The Merger Agreement — Go Shop,” and to terminate the merger agreement in certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement;”

•        the positive financial condition, operating results and business outlook of Newegg as of the date of the merger agreement; and

•        the fact that the special committee received and reviewed a fairness opinion from Benchmark affirming that the merger consideration to be paid by the Company was fair to the Company’s shareholders from a financial point of view.

The special committee also considered the risks and potentially negative factors relating to the proposed merger, including:

•        the possibility that the consummation of the merger may be delayed or not occur at all, and the adverse impact of such event would have on the Company and its business;

•        the significant costs involved in connection with completing the proposed merger, the substantial management time and effort required to complete the proposed merger and the related disruption to operations of the Company;

•        the potential liabilities that the Company may inherit from Newegg as a result of the proposed merger that would not be covered by the indemnities in the merger agreement;

•        the risk that the anticipated benefits of the proposed merger may not be realized; and

•        other risks described under the section “Risk Factors” above.

The special committee believed that, overall, the potential benefits of the merger to the Company’s shareholders outweighed the risks and uncertainties of the merger. The foregoing discussion of factors considered by the special committee is not intended to be exhaustive and is not provided in any specific order or ranking, but includes material factors considered by the special committee. In reaching its decision regarding the proposed merger, the special committee did not quantify or otherwise assign relative weights to the specific factors. Moreover, each member of the special committee applied his own personal business judgment and may have given different weights to different factors. The special committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The special committee based its recommendation on the totality of the information presented.

Reports, Opinions and Appraisals

The Company engaged Benchmark to render an opinion as to whether the merger consideration to be paid by the Company is fair to the Company’s shareholders from a financial point of view. Benchmark is an investment bank that regularly evaluates businesses and their securities in connection with acquisitions, corporate restructuring and financings. On August 13, 2020, Lianluo Connection entered into a share transfer agreement with China Mine United Investment Group Co., Ltd., or China Mine, pursuant to which Lianluo Connection transferred its 100% equity interests in its then wholly-owned PRC subsidiary, Beijing Dehaier Medical Technology Company Limited, or Beijing Dehaier, to China Mine for cash consideration of RMB 0. Benchmark, acting as the independent financial advisor to our board, provided a written opinion that the consideration to be received by the Company in the sale of Beijing Dehaier is fair to the Company’s shareholders from a financial point of view. We paid a cash fee of $25,000 to Benchmark for the opinion.

The special committee engaged Benchmark as its financial advisor in connection with the merger as the Company determined that Benchmark has substantial experience in similar matters. Benchmark rendered its written opinion to the special committee on October 23, 2020 that merger consideration to be paid by the Company was fair to the Company’s shareholders from a financial point of view as of that date.

The Company paid an aggregate cash fee of $165,000 to Benchmark for its opinion. The Company provided to Benchmark a financial model of Newegg with projected income statement data for the fiscal years 2020-2022. The Company has obtained consent from Benchmark for the use of its fairness opinions in this proxy statement/prospectus.

Benchmark’s opinion was provided to the special committee and the board for their assessment of the merger and only addressed the fairness to the Company’s shareholders, from a financial point of view, of the merger consideration to be paid by the Company pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger.

The summary of Benchmark’s opinion below is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement/prospectus. This summary also describes the procedures, assumptions, qualifications and limitations, and other matters considered by Benchmark in preparing its opinion. However, neither Benchmark’s written opinion nor the summary of its opinion set forth in this proxy statement/prospectus purports to be, or constitutes advice or recommendations to, any shareholder as to how such shareholder should act or vote with respect to the merger proposal.

In arriving at its opinion, Benchmark reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•        the latest draft of the merger agreement provided to it on October 22, 2020;

•        certain information relating to the historical, current and future operations, financial condition and prospects of Newegg, made available to it by the Company, including financial statements that included the actual income statements for the year ending December 31, 2019 and the nine months ending September 30, 2020, a balance sheet as of September 30, 2020, and a financial model with projected income statements for the calendar years 2020-2022;

•        discussions with certain members of the management of the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

•        a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company;

•        the current and historical market prices for certain of the Company’s publicly traded securities, and the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant;

•        the publicly available financial terms of certain transactions that we deemed to be relevant; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

Benchmark has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Benchmark, and Benchmark has assumed, that the financial projections reviewed by it have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company or Newegg and Benchmark expresses no opinion with respect to such projections or the assumptions on which they are based. Benchmark has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Newegg since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or the opinion, and that there is no information or any facts that would make any of the information reviewed by Benchmark incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at its opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, Benchmark has relied upon and assumed, without independent verification, that the final form of the merger agreement will not differ in any material respect from the latest draft of the merger agreement provided to it as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or Newegg nor was Benchmark furnished with any such independent evaluations or appraisals. The opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date thereof. Although subsequent developments might affect the opinion, Benchmark does not have any obligation to update, revise or reaffirm its opinion.

Benchmark has assumed that the merger will be consummated on terms substantially similar to those set forth in the merger agreement identified above.

Benchmark has not been requested to opine as to, and the opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the board, the Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company, Newegg or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of Newegg, the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the board, on the assessments by the board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Newegg, the Company, the merger or otherwise.

In the ordinary course of its business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be shareholders of the Company.

Summary of Financial Analysis

The following is a summary of the analyses performed by Benchmark in connection with its opinion. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Benchmark’s opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Benchmark, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Benchmark’s financial analyses.

Benchmark completed a series of financial analyses to derive a range of potential equity values for Newegg and calculated the value of the implied post-merger stake of the Company’s shareholders. Benchmark’s financial analysis employed three methodologies, with no particular weight given to any:

•        selected public company analysis;

•        precedent transaction analysis; and

•        discounted cash flow analysis.

Valuation Summary

Based on its analysis, the estimated equity value of Newegg ranged from as low as $978 million to as high as $1.93 billion, as of the date of its analysis. This range is based on the following, among other factors:

•        The comparative values of tech-focused e-commerce and retail companies

•        The comparative values of recent e-commerce M&A transactions

•        Newegg’s net sales of approximately $2.04 billion in 2020 and $2.25 billion forecast in 2021

•        The results of the Selected Public Company Analysis, Precedent Transaction Analysis, and Discounted Cash Flow Analysis

Estimated Value of Newegg Equity

Valuation Methodology	Range
Selected Public Company Analysis	$1,806,572,150	$1,928,729,510
Precedent Transaction Analysis	$1,625,558,893	$1,897,533,830
Discounted Cash Flow Analysis	$978,343,709	$1,673,769,939
Range	$978,343,709	$1,928,729,510

The value of the Company shareholders’ equity stake was $12.2 million based on the Company 20-day VWAP. After adjusting for the escrow amount, this was expected to result in Company shareholders maintaining a post-merger ownership stake of approximately 0.98% of the combined entity, based on the outstanding shares of the Company and Newegg as of October 23, 2020.

•        The implied value of the 0.98% stake was estimated to be between $8.8 million and $18.1 million based on Newegg’s valuation range on October 23, 2020

	Range
Company Shareholders Equity Stake Pre- and Post- Merger	30-day Low	20-day VWAP (10/16/20)	30-day High
Pre-Merger
Company Shares Outstanding (Class A and Class B) on October 23, 2020	3,599,573	3,599,573	3,599,573
Stock Price (9/23/20 – 10/22/20)	$0.3500	$0.4243	$0.5200
Stock Price (Split-adjusted Equivalent)	$2.8000	$3.3944	$4.1600
Company Total Equity Value Pre-Combination	$10,078,804	$12,218,391	$14,974,224

Post-Merger
Escrow Amount		$3,500,000
Company Equity Value		$8,718,391
Company Per Share Value		$2.4221
Newegg Equity Value for Share Exchange		$880,000,000
Newegg Shares Outstanding on October 23, 2020		62,195,173
Newegg Per Share Value		$14.1490
Company Exchange Ratio		5.8417
Merger Consideration to Newegg (Company Shares)		363,325,542
Company Shareholders Post-Merger Stake (%) based on shares outstanding on October 23, 2020		0.98%
Company Shareholders Implied Value of Post-Merger Stake
At High End of Newegg Valuation		$18,921,034
At Low End of Newegg Valuation		$9,597,652
Transaction-related Expenses		$800,000
Company Shareholders Implied Net Equity Value Post-Merger
Net Value at High End of Newegg Valuation		$18,121,034
Net Value at Low End of Newegg Valuation		$8,797,652

Selected Public Company Analysis

Benchmark analyzed the valuation of publicly-listed tech-focused e-commerce and retail companies. Its analysis of Newegg’s valuation included the following four companies, none of which is identical to Newegg: Best Buy, CDW, Dell and HP.

	2020	2021
Selected Public Companies’ Average EV/Revenue	0.84x	0.82x
Newegg Revenue	$2,037,261,787	$2,249,715,499
Enterprise Value	$1,713,801,150	$1,835,958,510

Plus
Net Cash/(Debt), Other Adjustments	$92,771,000	$92,771,000
Equity Value	$1,806,572,150	$1,928,729,510

Source: FactSet; the Company

The individual EV/Revenue calculations for each of the selected public companies are as follows:

Company Name	EV/Revenue (2020)	EV/Revenue (2021)
Best Buy	0.65x	0.66xx
CDW	1.20x	1.14xx
Dell Technologies Corp.	0.99x	0.92xx
HP	0.51x	0.55xx

Precedent Transaction Analysis

Benchmark analyzed the valuation of M&A transactions completed over the last five years involving e-commerce marketplace companies. Benchmark’s analysis included the following four precedent transactions, none of which is identical to Newegg: HSN, Inc.; Millennial Media, Inc.; RetailMeNot, Inc.; The Bon-Ton Stores, Inc.

	2020	2021
Precedent Transactions’ Average and Median EV/Revenue	0.75x	0.80x
Newegg Revenue	$2,037,261,787	$2,249,715,499
Enterprise Value	$1,532,787,893	$1,804,762,830

Plus
Net Cash/(Debt), Other Adjustments	$92,771,000	$92,771,000
Equity Value	$1,625,558,893	$1,897,533,830

Source: FactSet; the Company

The individual EV/Revenue calculations for each of the selected precedent transactions are as follows:

Company Name	EV/Revenue
HSN, Inc.	0.73x
Millennial Media, Inc.	0.77x
RetailMeNot, Inc.	1.34x
The Bon-Ton Stores, Inc.	0.37x

Generally, the enterprise value is calculated based on the value as of a specified date of the relevant company’s outstanding equity securities, plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Discounted Cash Flow Analysis

Benchmark used a 3-year forecast model for Newegg (2020-2022) to estimate a range of equity values based on a discounted cash flow analysis of free cash flows projections as provided by the Company and Newegg. The key assumptions in its analysis include the following:

•        Newegg net sales growing from $2.0 billion in 2020, $2.2 billion in 2021 and $2.5 billion in 2022;

•        Discount rates (WACC or Weighted-Average Cost of Capital) ranging from 17.4% to 21.4%

•        Terminal value multiplies of 0.52x to 0.88x net revenue

Projected income statements of Newegg for the periods indicated below:

Income Statement Projections (Newegg)	Q4 2020	12/31/2021	12/31/2022
Net Sales	$715,823,814	$2,249,715,499	$2,489,003,013
COGS	$640,113,345	$1,950,700,005	$2,147,465,955
Gross Margin	$75,710,469	$299,015,494	$341,537,058
SG&A	$70,323,322	$260,908,584	$298,025,144
Operating Profit	$5,387,147	$38,106,910	$43,511,914

Non-operating Income (Expenses)
EBITDA	$5,387,147	$38,106,910	$43,511,914
Depreciation and Amortization	$1,956,117	$8,462,541	$8,208,665
Interest Expense (Income)	$22,241	$(104,459)	$(75,733)
Stock Comp	$186,349	$450,968	$428,420
Provision for Income Taxes	$(64,274)	$2,486,115	$2,838,741
Net Income	$3,286,713	$26,811,745	$32,111,822

The above projected income statements were made based on the following material assumptions:

GMV ($ in millions)	Fiscal year 2021	Fiscal year 2022
Direct Sales	$2,045.7	$2,235.0
Marketplace	$916.7	$1,191.7
Others	$126.5	$155.0

Gross Margin
Direct Sales	10.0%	10.0%
Marketplace	8.5%	8.3%
Net Present Value Analysis — Terminal Value Multiple 0.52x
Discount Rate	Enterprise Value	Cash/ (Net Debt)	Due from Affiliate	Working Capital Surplus/(Deficit)	Preferred Stock	Equity Investments (Mountain/ Bitmain)	Equity Value
17.4%	$953,862,315	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$1,046,633,315
18.4%	$936,087,652	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$1,028,858,652
19.4%	$918,792,239	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$1,011,563,239
20.4%	$901,959,282	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$994,730,282
21.4%	$885,572,709	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$978,343,709
Net Present Value Analysis — Terminal Value Multiple 0.88x
Discount Rate	Enterprise Value	Net Debt	Due from Affiliate	Working Capital Surplus/ (Deficit)	Preferred Stock	Equity Investments (Mountain/ Bitmain)	Equity Value
17.4%	$1,580,998,939	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$1,673,769,939
18.4%	$1,551,360,634	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$1,644,131,634
19.4%	$1,522,522,958	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$1,615,293,958
20.4%	$1,494,457,827	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$1,587,228,827
21.4%	$1,467,138,367	$76,050,000	$21,867,000	$(26,542,000)	$(61,000)	$21,457,000	$1,559,909,367

Ownership of Common Shares After the Merger

We will issue approximately 363,325,542 common shares to Newegg stockholders upon completion of the merger, based on the number of shares of Newegg issued and outstanding as of April 9, 2021, the most recent practicable date for which such information was available. Based on the number of our common shares and Newegg stock outstanding as of such date, immediately following the completion of merger, our shareholders immediately prior to the merger are expected to own approximately 1.32% of our outstanding common shares and former Newegg stockholders are expected to own approximately 98.68% of our outstanding common shares.

In addition, Mr. Zhitao He and Mr. Fred Chang will own approximately 60.91% and 35.98%, respectively, of the voting power of our issued and outstanding common shares, and 96.90%, collectively. See additional disclosures relating to the shares held by Mr. He under “Risk Factors — A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.” Moreover, Mr. Zhitao He and Mr. Fred Chang, both of whom will serve as our directors upon closing, will be able to exercise substantial influence over our business and operations. They may also have a conflict of interests with our other shareholders. Where those conflicts exist, our other shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our Memorandum and Articles of Association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their shares.

Effect on the Company if the Merger is Not Completed

If the merger is not approved by the shareholders or if the merger is not completed for any other reason, the Company will remain a public company, and our Class A common shares will continue to be listed and traded on NASDAQ (assuming the Company meets all of NASDAQ’s continued listing standards). In addition, our management expects that the business will be operated as how it is currently being operated until we pursue another strategic alternative, and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, the price of the Company’s Class A common shares may decline. If that were to occur, it is uncertain when, if ever, the price of the Company’s Class A common shares would return to the price at which it trades as of the date of this proxy statement/prospectus.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Class A common shares. If the merger is not completed, the board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value.

In addition, under specified circumstances, the Company may be required to reimburse Newegg’s expenses or pay Newegg a termination fee, upon the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees and Expenses” below.

Interests of Directors, Executive Officers and Major Shareholders in the Merger

In considering the recommendations of the special committee and the board to vote for the merger proposal, you should be aware that certain of the current directors, executive officers and major shareholders of the Company and Newegg have interests in the merger that may be different from, or in addition to, the interests of our unaffiliated shareholders generally and may create potential conflicts of interest. These interests are described in more detail below. The special committee was aware of each of these interests in reviewing, considering and negotiating the terms of the proposed merger and in recommending to the entire board to pursue the proposed merger. The board was also aware of these interests in approving the merger agreement and the transactions thereby and in recommending the approval of the merger agreement to our shareholders.

Mr. Zhitao He, our former Chairman and Chief Executive Officer, who also controls approximately 80.4% of our total voting power on the record date through Hangzhou Lianluo and its affiliate, Hyperfinite Galaxy Holding Limited, also serves on the board of Newegg and, through Digital Grid, beneficially owns a majority of the equity interests in Newegg. Hangzhou Lianluo has indicated that one of the reasons it would like to complete the merger is that it believes it is the best way for Newegg to become publicly listed, which will provide it and other Newegg stockholders better liquidity for their Newegg investment. Ms. Yingmei Yang, our Interim Chief Financial Officer and one of directors, also serves on the board of Newegg.

The merger agreement provides that all of Newegg’s shareholders, including Digital Grid, will receive common shares. Following the merger, Mr. Zhitao He will beneficially own approximately 224,269,418 outstanding common shares, representing approximately 60.91% of our outstanding total voting power. See additional disclosures relating to the shares held by Mr. He under “Risk Factors — A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.”

Regulatory Approvals Required for the Merger

The consummation of the merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (ii) the declaration by the SEC of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and any required notice or other filings under applicable state securities laws.

Listing on NASDAQ

The approval for listing of our common shares on the NASDAQ Capital Market, including the shares issued in the merger, subject only to official notice of issuance, is a condition to the obligations of Newegg to complete the merger. We have applied for such listing under the symbol “NEGG.”

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion constitutes part of the opinion of Potomac Law Group, PLLC, tax counsel to the Company, as to the material U.S. federal income tax consequences of the merger to the U.S. holders of Newegg common stock. This discussion is based upon provisions of the Code, U.S. Treasury Regulations, and administrative rulings and court decisions, all as in effect or in existence on the date of this proxy statement/prospectus and all of which are subject to change or differing interpretations by the IRS or a court, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of the merger to vary substantially from the consequences described below. An opinion from Potomac Law Group, PLLC has been requested by us and is attached to this prospectus as Exhibit 8.1. The opinion of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of us and Newegg.

This discussion addresses only those U.S. holders (as defined below) of Newegg common stock that hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all the United States federal income tax consequences that may be relevant to Newegg or to any U.S. holders of Newegg stock in light of their individual circumstances such as (i) beneficial owners of Newegg stock subject to special tax rules (e.g., banks or other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, broker-dealers, traders that elect or are required to mark-to-market for U.S. federal income tax purposes, tax-exempt organizations and retirement plans, individual retirement accounts and tax-deferred accounts, or former citizens or long-term residents of the United States) or to persons that hold Newegg stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, (ii) partnerships or other entities classified as partnerships for U.S. federal income tax purposes or their partners, (iii) U.S. holders that have a functional currency other than the U.S. dollar, (iv) U.S. holders of stock rights, options, or warrants with respect to Newegg stock, or (v) U.S. holders of Newegg stock that acquired their Newegg stock as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below. This discussion also does not address any ways in which the tax consequences may differ for holders of preferred stock. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds Newegg stock, the tax treatment of its partners generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding Newegg stock, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s purchase, ownership and sale of Newegg stock.

This discussion does not discuss (i) the U.S. federal income tax consequences to a U.S. holder of Newegg stock who dissents and exercises appraisal rights, (ii) any state or local, foreign, estate, gift or alternative minimum tax considerations concerning the merger, or (iii) any information regarding a non-U.S. holder. A non-U.S. holder is a holder that is not a U.S. holder. If you are not a U.S. holder you should consult with your own tax advisor as to the United States federal, state, local, and foreign tax laws with respect to the merger.

Accordingly, each beneficial owner of Newegg stock is urged to consult its own tax advisors regarding the U.S. federal, state, local, foreign, and other tax consequences of the merger to such owner.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Newegg common or preferred stock that:

•        is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•        a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a “United States person.”

The Company and Newegg have structured the merger with the intent that it will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, specifically as a “reverse subsidiary merger” under Section 368(a)(2)(E) of the Code. However, the qualification of the merger as a reorganization depends on compliance with numerous technical requirements, and, as described in “Risk Factors”, there is a risk that the merger may not satisfy certain of these requirements. The Company and Newegg have not sought, and will not seek, any ruling from the IRS regarding any matter affecting the merger or any of the United States federal income tax consequences discussed herein; and have not sought, and will not seek, any tax opinion from their respective legal counsel regarding the qualification of the merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Thus, there can be no assurance that the IRS will ultimately conclude that the merger does meet all of the requirements for qualification as a “reorganization” within the meaning of Section 368(a) of the Code and generally as a tax-free transaction, and there can be no assurance that any of the other statements made herein would not be challenged by the IRS and, if so challenged, would be sustained upon review in a court. A successful challenge by the IRS could result in taxable income to Newegg and, as described below, its stockholders.

If the merger is treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, then, subject to the limitations and qualifications referred to herein, the following U.S. federal income tax consequences should result:

•        A U.S. holder of Newegg stock will not recognize any gain or loss upon the receipt of Company shares in the merger.

•        The aggregate adjusted tax basis of the shares received in the transaction by a U.S. holder of Newegg stock will be equal to the aggregate adjusted tax basis of such holder’s Newegg stock exchanged therefor.

•        The holding period for shares received in the transaction by a U.S. holder of Newegg stock will include the holding period of such U.S. holder’s Newegg stock exchanged therefor.

If the merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, then the merger generally will be a taxable transaction, in which, in general, a U.S. holder will recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between (i) the sum of the fair market value of Company shares and the fair market value of other merger consideration received and (ii) the U.S. holder’s adjusted tax basis in the Newegg stock exchanged in the merger. Gain or loss, as well as the holding period, will be determined separately for each block of shares exchanged pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. holder has held (or is treated as having held) his or her Newegg stock for more than one year as of the date of the merger. Otherwise, the recognized gain or loss generally will be a short-term capital gain or loss. The deductibility of capital losses may be subject to limitations, so U.S. holders are urged to consult with their own tax advisors about their particular tax consequences, including the potential deductibility of their capital losses, if any. The U.S. holder will have an adjusted tax basis in the shares received equal to its fair market value, and the holding period of the shares received by a U.S. holder pursuant to the merger will generally start anew. If the merger is determined by the Company to be a taxable transaction, then information returns will be filed with the IRS with respect to each U.S. holder receiving shares in the merger.

U.S. federal backup withholding or other withholding may apply to any exchange of stock pursuant to the merger, unless the U.S. holder furnishes its taxpayer identification number and other required information to the exchange agent (or otherwise provides acceptable proof of an applicable exemption) and complies with all applicable requirements of the withholding rules.

For a discussion of the material U.S. federal income tax consequences of owning our common shares after the merger, see “Taxation.”

Anticipated Accounting Treatment

The merger will be accounted for as a reverse merger in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Newegg comprising the ongoing operations of the combined company, Newegg’s senior management comprising the senior management of the combined company and Newegg shareholder having a majority of the voting power of the combined company. For accounting purposes, Newegg will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Newegg (i.e., a capital transaction involving the issuance of shares by the Company for the stock of Newegg). Accordingly, the consolidated assets, liabilities and results of operations of Newegg will become the historical financial statements of the combined company, and the Company’s assets, liabilities and results of operations will be consolidated with Newegg beginning on the acquisition date.

Transaction Expenses

The Company estimates that its total merger transaction expenses will be approximately $1.20 million, which includes financial advisor fees of approximately $0.27 million, legal fees in the amount of approximately $0.60 million, accounting fees in the amount of approximately $0.14 million, transfer agent fees in the amount of approximately $0.01 million, printing and mailing fees in the amount of approximately $0.05 million, filing fees in the amount of approximately $0.10 million and other expenses in the amount of approximately $0.03 million. None of these expenses are contingent on approval and consummation of the merger unless stated otherwise.

Newegg estimates that its total merger transaction expenses will be approximately $2.24 million, which includes legal fees in the amount of approximately $1.15 million and accounting fees in the amount of approximately $1.09 million. None of these expenses are contingent on approval and consummation of the merger unless stated otherwise.

No Appraisal or Dissenters’ Rights

Under BVI law, our shareholders will not be entitled to appraisal or dissenters’ rights in connection with the merger.

Vote Required

Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required to approve the merger proposal.

Recommendation of the Board

Each of the special committee and our board of directors unanimously recommended that shareholders vote “FOR” the merger proposal.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms, conditions and information in the merger agreement are not intended to provide any public disclosure of factual information about the Company, Newegg or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement were made by the Company, Newegg and Merger Sub as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by the Company, Newegg and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect that is different from what may be viewed as material by shareholders or other investors and from the materiality standard applicable to reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone as characterizations of the actual state of facts or condition of the Company, Newegg or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for the merger, in which Merger Sub will be merged with and into Newegg, with Newegg surviving the merger as a wholly owned subsidiary of the Company.

Upon the completion of the merger, the Company’s memorandum and articles of association as in effect immediately prior to the merger shall continue to be the memorandum and articles of association of the Company, subject to the amendments to be considered at the special meeting that are described elsewhere in this proxy statement/prospectus. Upon the completion of the merger, all of the directors (except for one) and officers of Newegg immediately prior to the merger will be appointed to the same positions within the Company and all of our current directors and officers will resign. See “Directors and Executive Officers” for more information about our management upon completion of the merger.

Completion and Effectiveness of the Merger

The merger will be completed and become effective at such time as the certificate of merger for the merger is filed with the Secretary of State of the State of Delaware (or at such time as agreed to between the Company and Newegg and as specified in such certificate of merger) in accordance with applicable law. Unless the merger agreement is terminated or another date and time are agreed to by the Company and Newegg, completion of the merger will occur no later than the second business day following the day on which the last of the conditions described under “— Conditions to Completion of the Merger” is satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions).

As of the date of this proxy statement/prospectus, we expect that the merger will be completed by May 31, 2021. However, completion of the merger is subject to the satisfaction or waiver of the conditions to completion of the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before June 30, 2021, either the Company or Newegg may terminate the merger agreement; provided that the right to terminate the merger agreement if the merger is not completed on or prior to such date will not be available to either of the Company or Newegg if the failure of the merger to be consummated by such date is due to a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement. See “— Conditions to Completion of the Merger” and “— Termination of the Merger Agreement.”

Merger Consideration

If the merger is completed, each share of the capital stock of Newegg that was issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 5.8417 common shares of the Company (which we refer to as the exchange ratio), plus the right, if any, to receive cash in lieu of fractional shares of the Company (which we collectively refer to as the merger consideration); provided that the exchange ratio shall be appropriately adjusted to reflect the effect of any share split, split-up, reverse share split, share dividend or distribution of securities convertible into the Company’s common shares or Newegg’s capital stock or any reorganization, recapitalization, reclassification or other like change with respect to Company’s common shares or Newegg’s capital stock having a record date occurring on or after the date of the merger agreement and prior to the completion of the merger.

The exchange ratio is equal the Newegg per share value divided by the Company per share value. The Newegg per share value is equal $880,000,000 divided by the number of outstanding Newegg shares on October 23, 2020. The “Company per share value” shall equal (i) the volume-weighted average trading price of the Company’s Class A common shares for the consecutive twenty (20) trading days immediately prior to and including October 16, 2020, as adjusted for a 1 to 8 reverse stock split effective on the date of merger agreement minus (ii) (A) $3,500,000 deposited in the escrow account divided by (B) the number of Company Class A common shares and Class B common shares issued and outstanding on the date of merger agreement, after giving effect to such reverse stock split.

Fractional Shares

No fractional shares will be issued to any holder of Newegg capital stock upon the completion of the merger. Instead, the Company will pay in cash, without interest, an amount equal to the amount of such fractional shares times $3.3944, the volume-weighted average trading price of the Company’s Class A common shares for the consecutive twenty (20) trading days immediately prior to and including October 16, 2020, after giving effect to the 1 to 8 reverse stock split.

Shares Subject to Properly Exercised Appraisal Rights

Newegg shares issued and outstanding immediately prior to the completion of the merger and held by a holder who is entitled to demand, and has properly demanded, appraisal for such Newegg shares in accordance with the General Corporation Law of the State of Delaware will not be converted into the right to receive the merger consideration to which they would otherwise be entitled to under the merger agreement, but will instead be converted into the right to receive such consideration as may be determined to be due to such holder pursuant to the procedures set forth in the General Corporation Law of the State of Delaware. If any such holder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the General Corporation Law of the State of Delaware, then such holder’s Newegg shares will instead be deemed to have been converted into the right to receive the merger consideration.

Treatment of Newegg Equity Awards

The terms of the equity-based compensation issued by Newegg prior to the merger will be assumed by the Company. The shares of common stock that are issued or may be issued under Newegg’s Incentive Award Plan and Significant Shareholder Incentive Plan or granted by Newegg outside of such plans will be converted into the right to receive our common shares in accordance with the exchange ratio, but otherwise on the same terms and conditions.

Escrow Account

The Company has placed $3,500,000 into a U.S. bank account designated by a third-party escrow agent mutually selected by the Company and Newegg. The escrow amount will be used solely to (i) defend, indemnify and hold harmless Newegg, the Company and each of their respective affiliates and representatives against, and satisfy any liabilities relating to, any actions relating to the securities purchase agreements dated February 12, 2020, February 21, 2020 and February 27, 2020 between the Company and certain investors or the Class A common share purchase warrants issued on February 14, 2020, February 25, 2020, and March 2, 2020, in each case as amended or restated and (ii) pay the termination fee that may become payable by the Company to Newegg in accordance with the terms of the merger agreement.

Conditions to Completion of the Merger

Mutual Conditions to Completion

The obligation of each of the Company, Newegg and Merger Sub to complete the merger is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•        the shareholders of the Company shall have approved the merger, the disposition and the other proposals set forth herein (other than the adjournment proposal), which shall in all cases include approval of a majority of votes cast which are not beneficially owned by Hangzhou Lianluo;

•        all consents or filings required to be obtained from or made with any governmental authority or third parties in order to consummate the transactions contemplated by the merger agreement shall have been obtained or made;

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the merger agreement or the disposition agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the merger agreement;

•        there shall not be any pending action brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the merger or the disposition;

•        the persons identified by Newegg shall have been elected or appointed to the Company’s board of directors;

•        all of the conditions to the obligations of each party to consummate the disposition described in the disposition agreement shall have been satisfied;

•        the amendment to that certain stockholder agreement, dated March 30, 2017, between Newegg and certain stockholders of Newegg that was entered into concurrently with the merger agreement shall be in full force and effect and shall be assigned from Newegg to the Company at the closing of the merger;

•        the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

•        the registration statement on Form F-1 relating to a public offering of common shares of the Company for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

•        the foregoing offering shall have simultaneously closed at the time of the merger, with the disposition closing immediately thereafter.

Additional Conditions to Completion for the Benefit of Newegg

In addition, the obligation of Newegg to complete the merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•        all of the representations and warranties of the Company and the Merger Sub set forth in the merger agreement and in any certificate delivered by the Company and the Merger Sub pursuant thereto shall be true and correct on and as of the date of the agreement and on and as of the completion date of the merger as if made on the completion date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on, or with respect to, the Company and its subsidiaries or materially and adversely affects the Company and the Merger Sub’s ability to consummate the transactions contemplated by the merger agreement (see “— Definition of Material Adverse Effect” for the definition of material adverse effect);

•        the Company and the Merger Sub shall have performed in all material respects all of such party’s obligations and complied in all material respects with all of such party’s agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the completion of the merger;

•        no material adverse effect shall have occurred with respect to the Company, Merger Sub and any subsidiary since the date of the merger agreement;

•        the Company shall have entered into employment agreements, in form and substance reasonably satisfactory to Newegg, with the persons identified by Newegg;

•        Newegg shall have received a duly executed legal opinion addressed to Newegg from the Company’s legal counsel in form and substance reasonably satisfactory to Newegg;

•        Newegg shall have received from the Company copy of the amended and restated memorandum and articles of association of the Company approved by shareholders at the special meeting;

•        the Company and Merger Sub shall have delivered to Newegg customary officer’s certificates, secretary’s certificates and good standing certificates;

•        if required, the transactions contemplated by the merger agreement shall have been approved by the investors pursuant to the securities purchase agreements that the investors and the Company entered into on February 12, February 21 and February 27, 2020; and

•        the Company shall have been approved by NASDAQ for listing following the merger.

Additional Conditions to Completion for the Benefit of the Company and Merger Sub

In addition, the obligation of each of the Company and Merger Sub to complete the merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•        all of the representations and warranties of Newegg (including its subsidiaries) set forth in the merger agreement and in any certificate delivered by Newegg pursuant thereto shall be true and correct on and as of the date of the merger agreement and on and as of the completion date of the merger as if made on the completion date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on, or with respect to, Newegg and any subsidiary or materially and adversely affect Newegg’s ability to consummate the transactions contemplated by the merger agreement;

•        Newegg shall have performed in all material respects all of Newegg’s obligations and complied in all material respects with all of Newegg’s agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the completion of the merger;

•        the lock-up agreements entered into on the date of the merger agreement by among Newegg, the Company and any Newegg stockholders who would hold more than 5% of the Company common shares immediately after the closing of the merger shall be in full force and effect;

•        No material adverse effect shall have occurred and be continuing with respect to Newegg and its subsidiaries, taken as whole, since the date of the merger agreement;

•        Newegg shall have delivered to the Company and Merger Sub customary officer’s certificates, secretary’s certificates, good standing certificates and a certified copy of its certificate of incorporation; and

•        the Company and Merger Sub shall have received a duly executed legal opinion addressed to the Company and Merger Sub from Newegg’s legal counsel in form and substance reasonably satisfactory to the Company and Merger Sub.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the Company, Merger Sub and Newegg, that are subject in certain cases to exceptions and qualifications (including exceptions that are not material to the party making the representations and warranties and its subsidiaries, taken as a whole, and exceptions that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties). The representations and warranties in the merger agreement relate to, among other things:

•        organization, good standing and corporate power;

•        due authorization, execution and validity of the merger agreement;

•        capitalization;

•        ownership of subsidiaries;

•        governmental approvals for the merger;

•        absence of any violation, conflict, default under or breach of agreements, or any conflict with or violation of organizational documents or laws as a result of the execution or delivery of the merger agreement and completion of the merger;

•        financial statements and disclosures;

•        absence of certain changes or events since December 31, 2019;

•        compliance with laws and permits;

•        litigation;

•        material contracts;

•        intellectual property;

•        tax matters;

•        real or personal properties owned or leased by a party to the merger agreement;

•        labor and other employee matters;

•        employee benefit plans;

•        transactions with related persons;

•        books and records;

•        accounts receivable;

•        business practices;

•        Investment Company Act of 1940;

•        fees payable to finders or brokers in connection with the merger;

•        information provided by the applicable party for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•        SAFE registrations; and

•        SEC filings, the absence of material misstatements or omissions from such filings.

Definition of Material Adverse Effect

Many of the representations and warranties in the merger agreement are qualified by the term “material adverse effect.”

For purposes of the merger agreement, “material adverse effect” means any effect that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, or to the ability of such party to enter into or perform its obligations under the merger agreement or any ancillary document to which it is or is required to be a party or to consummate the transactions under the merger agreement or such ancillary document; provided, however, that with respect to Company or its subsidiaries, “material adverse effect” shall be measured after giving effect to the disposition and shall also include any effect that is or would be reasonably expected to be materially adverse to the issuance of the common shares to be issued in the merger and listing thereof on NASDAQ.

Conduct of Business Pending the Merger

Each of the Company and Newegg have agreed that, unless the other party shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the completion of the merger, except as expressly contemplated by the merger agreement or necessary for the consummation of the transaction contemplated thereby, each party shall, and shall cause its subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all laws applicable to each party and their respective businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all top customers and top suppliers (as such terms are defined in the merger agreement), and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. The Company also agreed to settle any and all pending or threatened actions, lawsuits and/or proceedings involving any it or any of its subsidiaries, its current or former directors, officers or equity holders in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing prior to the completion of the merger. The Company and its subsidiaries (excluding Lianluo Connection) will not reduce their consolidated working capital (as determined in accordance with GAAP) by more than $1,000,000, and the Company and its subsidiaries (excluding Lianluo Connection) will not reduce their consolidated net assets (measured as the sum of their assets minus their liabilities, each as determined in accordance with GAAP) by more than $1,000,000, except for any deviations from any of the foregoing due to expenses which are strictly necessary for the consummation of the transactions contemplated by the merger agreement or for maintenance of Company’s status as an SEC reporting company with its Class A common shares listed on NASDAQ.

In addition, without limiting the generality of the foregoing and except as contemplated by the terms of the merger agreement, during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the completion of the merger, each of the Company and Newegg agreed that it shall not, and shall cause its subsidiaries not to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed):

•        except for the changes contemplated by the charter amendment proposal, as otherwise necessary for the Company to maintain compliance with the minimum bid price requirements of the NASDAQ Capital Market, or to effectuate the merger agreement and the transactions contemplated thereby, amend, waive or otherwise change, in any respect, its organizational documents;

•        subject to certain exceptions, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        except for the changes contemplated by the charter amendment proposal, or as otherwise necessary for the Company to maintain compliance with the minimum bid price requirements of the NASDAQ Capital Market, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        in the case of Newegg, incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), outside the ordinary course of business, in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person outside the ordinary course of business;

•        in the case of the Company, except for accounts payable incurred in the ordinary course of business that are necessary to maintain the Company’s public listing or to implement the transactions contemplated by the merger agreement, incur, create, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise) or liability that the Company or any of its then current subsidiaries would be liable for after the disposition, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person, or prepay any indebtedness of liability;

•        increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any benefit plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable law, pursuant to the terms of any benefit plans or in the ordinary course of business consistent with past practice;

•        make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with U.S. GAAP;

•        other than the disposition of Lianluo Connection, transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company’s intellectual property, or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

•        terminate, waive or assign any material right under any material agreement to which it is a party;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP and after consulting with its outside auditors;

•        in the case of Newegg, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the merger agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Newegg or its affiliates) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Newegg’s financial statements;

•        in the case of the Company, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the merger agreement or the transactions contemplated thereby), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the Company’s financial statements;

•        in the case of Newegg, effectuate a “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or experience a “mass layoff” (as defined in such Act) affecting any site of employment or facility; or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation;

•        in the case of the Company, other than the disposition of Lianluo Connection, close or materially reduce its or any of its subsidiaries’ activities, or effect any layoff or other personnel reduction or change, at any of their respective facilities;

•        acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

•        in the case of Newegg, make capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or in the aggregate);

•        in the case of the Company, make any expenditures in excess of $50,000 individually (or for any set of related expenditures) or $250,000 in the aggregate, other than expenditures which are paid for by Lianluo Connection which are strictly necessary and in the ordinary course of business of Lianluo Connection or expenses which are strictly necessary for the consummation of the transactions contemplated by the merger agreement or to maintain the Company’s status as an SEC reporting company with its Class A common shares listed on NASDAQ;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as contemplated by the merger agreement and this proxy statement/prospectus;

•        in the case of Newegg, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate other than in the ordinary course of business or pursuant to the terms of a material contract or benefit plan in effect on the date of the merger agreement;

•        other than the disposition of Lianluo Connection, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

•        other than the support agreements, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of such party;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any governmental authority to be obtained in connection with the merger agreement;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (as defined in the merger agreement);

•        transfer any cash in excess of $1,000,000 from the Company to any of its subsidiaries (other than Merger Sub); or

•        authorize or agree to do any of the foregoing actions.

Go Shop

During the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the completion of the merger, each of the Company, Merger Sub and Newegg may and may cause its representatives to directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group in connection with or in response to an acquisition proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that could be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, or (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party is a party.

Each of the Company, Merger Sub and Newegg agreed to notify the other as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such party or any of its representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, and (ii) any request for non-public information relating to such party or its affiliates (or any subsidiary, respectively), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each of the Company, Merger Sub and Newegg agreed to keep the other parties promptly informed of the status of any such inquiries, proposals, offers or requests for information.

For purposes of the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person or group at any time relating to an alternative transaction (other than the transactions contemplated by the merger agreement) concerning the sale of (i) all or any material part of the business or assets of any subsidiaries of Newegg or the Company and its subsidiaries, or (ii) any of the shares or other equity interests or profits of any subsidiaries of Newegg or the Company and its subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership, or otherwise.

Proxy Statement and Registration Statement Covenant

The Company agreed to prepare and file this proxy statement/prospectus with the SEC. Except with respect to the information provided by or on behalf of Newegg for inclusion in this proxy statement/prospectus, the Company agreed to ensure that, when furnished, this proxy statement/prospectus will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Company also agreed to cause this proxy statement/prospectus to be disseminated as promptly as practicable to its shareholders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise. Newegg agreed to promptly provide to the Company such information concerning it and its subsidiaries and their respective businesses, operations, condition (financial or otherwise), assets, liabilities, properties, officers, directors and employees as is either required by federal securities laws or reasonably requested by the Company for inclusion in this proxy statement/prospectus. Subject to compliance by Newegg with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of it for inclusion in this proxy statement/prospectus, the Company agreed to cause the proxy statement/prospectus to comply in all material respects with federal securities laws.

The Company also agreed to provide copies of the proposed forms of the proxy statement/prospectus (including any amendments or supplements thereto) to Newegg such that Newegg and its representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or submission, and the Company agreed to reasonably consider in good faith any comments of such persons. The Company and Newegg and their respective representatives agreed to respond promptly to any comments of the SEC or its staff with respect to the proxy statement/prospectus and promptly correct any information provided by it for use in the proxy statement/prospectus if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by federal securities laws. The Company agreed to provide Newegg and its representatives with copies of any written comments, and shall inform them of any material oral comments, that the Company or any of its representatives receive from the SEC or its staff with respect to the proxy statement/prospectus promptly after the receipt of such comments and shall give Newegg a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

The Company agreed to use its reasonable commercial efforts to cause the registration statement of which this proxy statement/prospectus forms a part to “clear” comments from the SEC and its staff and to permit Newegg and its representatives to participate with the Company or its representatives in any discussions or meetings with the SEC and its staff. Newegg agreed to make, and to cause each of its subsidiaries to make, their respective directors, officers and employees, upon reasonable advance notice, available to the Company and its representatives in connection with the drafting of the public filings with respect to the transactions contemplated by the merger agreement, including the proxy statement/prospectus, and responding in a timely manner to comments from the SEC.

The Company agreed to call the special meeting as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part has “cleared” comments from the SEC.

The Company and Newegg also agreed that, if at any time prior to the completion of the merger, any information relating to the Company, on the one hand, or Newegg, on the other hand, or any of their respective affiliates, businesses, operations, condition (financial or otherwise), assets, liabilities, properties, officers, directors or employees, should be discovered by the Company, on the one hand, or Newegg, on the other hand, that should be set forth in an amendment or supplement to this proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party and an appropriate amendment or supplement describing such information shall be promptly furnished to the SEC and, to the extent required by law, disseminated to the Company’s shareholders.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring that, among other things, and subject to certain exceptions and qualifications described in the merger agreement:

•        each of the Company and Newegg will provide the other party and its representatives at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information as the other party may reasonably request;

•        from the date of the merger agreement through the completion of the merger, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, Newegg will deliver to the Company an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from the date of the most recent audited financials through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the chief executive officer and the chief financial officer of Newegg to the effect that all such financial statements fairly present in all material respects the consolidated financial position and results of operations of Newegg as of the date or for the periods indicated, in accordance with U.S. GAAP, subject to year-end audit adjustments and excluding footnotes;

•        from the date of the merger agreement through the completion of the merger, Newegg will also promptly deliver to the Company copies of any audited consolidated financial statements of Newegg and its subsidiaries that Newegg’s certified public accountants may issue;

•        during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the completion of the merger, the Company will keep current and timely file all of its public filings with the SEC (including any extension periods that may be applicable) and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts to maintain the listing of its Class A common shares on NASDAQ;

•        during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the completion of the merger, each of the Company and Newegg will to give prompt notice of certain material developments as more particularly described in the merger agreement; and

•        each of the Company and Newegg will use its commercially reasonable efforts and cooperate fully to take all actions necessary, proper or advisable in order to complete the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after shareholders have approved the merger, in any of the following ways:

•        by mutual written consent of the Company and Newegg;

•        by either the Company or Newegg (i) if the merger shall not have occurred on or prior to April 30, 2021; provided, that the right to terminate shall not be available to any party whose material breach of a representation, warranty or covenant in the merger agreement has been a principal cause of the failure of the merger to be consummated on or before such outside date, provided further that such outside date shall be automatically extended up to two additional times by one month each time if, on the then current outside date (A) all conditions to closing, except for NASDAQ initial listing, have been satisfied or waived, or are imminently capable of being satisfied, (B) NASDAQ initial listing is reasonably likely to be satisfied by such outside date, as extended, and (C) the parties have exercised and continue to exercise their best efforts to satisfy the conditions of NASDAQ initial listing; (ii) if any governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and, in each case, such order or action shall have become final and non-appealable; provided, that the right to terminate shall not be available to any party whose material breach of a representation, warranty or covenant in the merger agreement has been the principal cause of such action, (iii) if the approval of a majority of votes cast which are not beneficially owned by Hangzhou Lianluo shall not have been obtained at the special shareholder meeting; or (iv) if any required approval by the Newegg shareholders shall not have been obtained within five days after the date of the merger agreement;

•        by Newegg (provided it is not then in material breach of any of its obligations under the merger agreement) (i) if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in the merger agreement, or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that the applicable conditions set forth in the merger agreement would not be satisfied; provided, however, if such breach is curable by the Company or Merger Sub, Newegg may not terminate for so long as the Company or Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Newegg to the Company, (ii) if for any reason the Company fails to call and hold the special meeting within sixty (60) days following the filing of this registration statement of which this proxy statement/prospectus forms a part, unless such failure is as a result of the Company responding in good faith to comments on such registration statement, or the registration statement on Form F-1 related to the public offering of the Company’s common shares for $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements, received from the SEC or comments from NASDAQ, or (iii) if the Company’s board (or any subgroup or committee thereof) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Newegg or shall have resolved to do any of the foregoing, or approves or recommends, or proposes to approve or recommend, an acquisition proposal; or (iv) if the escrow amount is not placed into the escrow account within five days after the date of the merger agreement;

•        by the Company (provided neither it nor its subsidiary is then in material breach of any of their obligations under the merger agreement) (i) if there is any breach of any representation, warranty, covenant or agreement on the part of Newegg as set forth in the merger agreement or if any representation or warranty of Newegg shall have become untrue, in either case such that the applicable conditions set forth in the merger agreement would not be satisfied; provided, however, if such breach is curable by Newegg, the Company may not terminate the merger agreement for so long as Newegg continues to exercise its best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Newegg, or (ii) if the Newegg board (or any subgroup or committee thereof) (A) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to the Company or shall have resolved to do any of the foregoing, or (B) approves or recommends, or proposes to approve or recommend, an acquisition proposal;

•        by Newegg if it receives a bona fide written offer prior to the approval of the merger by our shareholders at the special meeting, and Newegg’s special committee determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a superior offer to the stockholders of Newegg to the terms set forth in the merger agreement, and the special committee determines in good faith (based upon advice of counsel) that, in light of such superior offer, the withdrawal or modification of the board’s approval is required in order for the board to comply with its fiduciary obligations to Newegg’s stockholders under the applicable law; or

•        by the Company if it receives a bona fide written offer prior to the approval of the merger by our shareholders at the special meeting, and the Company’s special committee determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a superior offer to the shareholders of the Company to the terms set forth in the merger agreement, and the special committee determines in good faith (based upon advice of counsel) that, in light of such superior offer, the withdrawal or modification of the board’s approval is required in order for the board to comply with its fiduciary obligations to the Company’s shareholders under the applicable law.

If the merger agreement is validly terminated, the merger agreement will terminate (except that the confidentiality agreement between Newegg and the Company, and the provisions described in Section 5.12 (Public Announcements), Section 5.13 (Confidential Information), Section 7.2 (Effect of Termination), Article VII (Termination), Article VIII (Indemnification) and Article IX (General Provisions) of the merger agreement, which provisions shall survive such termination), and there will be no other liability on the part of either party to the other except as described under “— Termination Fees and Expenses;” provided, that no party will be relieved from liability for any willful breach of a representation or warranty contained in the merger agreement or the breach of any covenant contained in the merger agreement, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity in accordance with the terms of the merger agreement.

Termination Fees and Expenses

If the merger agreement is terminated (i) due to the failure of the Company to obtain the approval of a majority of votes cast which are not beneficially owned by Hangzhou Lianluo at the special shareholder meeting, or (ii) upon any of the events described in the third or sixth bullet under “— Termination of the Merger Agreement” above, then the Company is required to immediately pay to Newegg in cash or by wire transfer of immediately available funds or by disbursement from the escrow account an amount equal to $450,000.

If the merger agreement is terminated (i) due to the failure of Newegg to obtain any required approval by the Newegg shareholders within five days after the date of the merger agreement, or (ii) upon the event described in the fourth or fifth bullet under “— Termination of the Merger Agreement” above, then Newegg is required to immediately pay to the Company in cash or by wire transfer of immediately available funds an amount equal to $450,000. During the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the completion of the merger, Newegg agreed to keep $450,000 of cash available for the payment of the foregoing termination fee.

Other Expenses

The merger agreement provides that each of the Company, Merger Sub and Newegg will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms of the merger agreement.

Amendments

The merger agreement may be amended by a written agreement signed by Newegg and the Company.

THE SUPPORT AGREEMENTS

The following is a summary of the material terms and conditions of the support agreements. This summary may not contain all the information about the support agreements that is important to you. This summary is qualified in its entirety by reference to the support agreements attached as Annexes B and C to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the support agreements in their entirety because they are the legal documents that governs the matters discussed in the summary below.

Agreement to Vote and Irrevocable Proxy

Concurrently with the execution of the merger agreement, the Company and Newegg entered into support agreements with Hangzhou Lianluo, Hyperfinite Galaxy Holding Limited, and Mr. Ping Chen. The common shares outstanding that are beneficially owned by these shareholders and subject to the support agreements constitute approximately 81.5% of the total voting power of the issued and outstanding common shares as of the record date.

Pursuant to the support agreements, each shareholder agreed that, prior to the earlier to occur of the termination of the merger agreement or the completion of the merger (which we refer to as the expiration date) at any meeting including any postponement or adjournment thereof of the Company’s shareholders, or in connection with any written consent of shareholders, such shareholder shall (i) appear at such meeting or otherwise cause all of his or her shares as of the date of the support agreements, and any additional shares or other equity securities of the Company that such shareholder purchases or with respect to which such shareholder otherwise acquires sole or shared voting power (including any proxy, other than to the extent such proxy expressly limits such proxy holder’s ability to act as provided in the support agreements) after the date of the support agreements, whether by the exercise of any options, warrants or otherwise, including, without limitation, by gift, succession, in the event of a share split or as a dividend or distribution of any shares, which, together with the existing shares as of the date of the support agreements, are referred to in this proxy statement/prospectus as the voting shares, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of his or her voting shares (A) in favor of each of the proposals described in this proxy statement/prospectus and (B) against any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the proposals described in this proxy statement/prospectus. The shareholders also agreed that they will not take or commit or agree to take any action inconsistent with the foregoing and will take such further affirmative steps as may be reasonably required to effect the foregoing.

In addition, each shareholder appointed Newegg and any of its designees with full power of substitution and resubstitution, as such shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such shareholder’s rights with respect to the voting shares, to vote and exercise all voting and related rights, including the right to sign such shareholder’s name (solely in its capacity as a shareholder) to any shareholder consent, if such shareholder is unable to perform or otherwise does not perform his, her or its obligations under the support agreements with respect to such voting shares, solely with respect to the proposal set forth in this proxy statement/prospectus. Such irrevocable proxy shall automatically terminate on the expiration date.

Transfer Restrictions

Each shareholder also agreed that he or she will not, prior to the expiration date, directly or indirectly, (i) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any liens) any voting shares, (ii) deposit any voting shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such voting shares or grant any proxy or power of attorney with respect thereto (other than the support agreements), (iii) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any liens) any voting shares, or (iv) take any action that would make any representation or warranty of such shareholder contained in the support agreements untrue or incorrect or have the effect of preventing or disabling such shareholder from performing such shareholder’s obligations under the support agreements.

Notwithstanding the foregoing, each shareholder may make (i) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case the support agreements shall bind the transferee, (ii) with respect to such shareholder’s options, if any, which expire on or prior to the expiration date, a transfer, sale, or other disposition of voting shares to the Company as payment for the exercise price of such shareholder’s options, warrants and taxes applicable to the exercise of such shareholder’s options or warrants, (iii) if such shareholder is a partnership or limited liability company, a transfer to one or more partners or members of such shareholder or to an affiliate of shareholder, or if such shareholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed another voting agreement in substantially the form of the support agreements, (iv) transfers to another holder of our common shares that has signed another voting agreement in substantially the form of the support agreements and (v) transfers, sales or other dispositions as Newegg may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any voting shares covered by the foregoing shall occur (including a transfer or disposition permitted by the foregoing, a sale by a shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee shall take and hold such voting shares subject to all of the restrictions, liabilities and rights under the support agreements, which shall continue in full force and effect, notwithstanding that such transferee is not a party to the support agreements and has not executed a counterpart or joinder thereto.

Agreement to Convert Class B Common Shares

Pursuant to a support agreement, Hangzhou Lianluo has also agreed (i) to convert each Class B common share that it holds into one Class A common share immediately prior to completion of the merger and (ii) that the warrant contained in Section 4(j) of the share purchase agreement, dated as of April 28, 2016, between the Company and Hangzhou Lianluo, shall become a warrant to acquire 125,000 Class A common shares at a purchase price of $17.60 per share. Following the redesignation, this warrant will be exercisable for common shares and subject to any adjustment to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change.

Governing Law

Except to the extent that the laws of British Virgin Islands shall apply to the internal corporate governance of the Company, the support agreements shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

PROPOSAL II: THE DISPOSITION

Description of the Proposed Disposition

Beijing Fenjin Times Technology Development Co., Ltd., or the Purchaser, is a limited liability company existing under the laws of the People’s Republic of China. Pursuant to the disposition agreement, the Purchaser will acquire 100% of the equity interests in Lianluo Connection for RMB0 immediately following completion of the merger. In exchange for all of the equity interests in Lianluo Connection, the Purchaser agreed to contribute RMB87.784 million to Lianluo Connection’s registered capital by September 23, 2023 in accordance with the articles of association of Lianluo Connection. In addition, as an inducement for the Purchaser entering into the disposition agreement, the Company agreed to convert indebtedness in the aggregate amount of $11,255,188 that Lianluo Connection owes to the Company into additional paid-in capital of Lianluo Connection immediately prior to the closing of the disposition.

Reasons and Background for the Proposed Disposition

The Company, through its wholly owned PRC subsidiaries, has been engaged in the medical device business. The Company develops and distributes medical devices, with a focus on sleep respiratory solutions to OSAS since 2010. Starting from 2018, the Company has been providing examination services to hospitals and medical centers through its proprietary medical wearable devices, and doctors are able to refer to examination results provided by such devices in making diagnoses regarding OSAS.

The Company has incurred significant operating losses for the past five years. For the years ended December 31, 2015, 2016, 2017, 2018 and 2019, the Company incurred operating losses of approximately $6.9 million, $9.1 million, $5.1 million, $9.3 million and $3.8 million. As of December 31, 2019, the Company had an accumulated deficit of approximately $44.6 million and negative shareholders’ equity of approximately $1.3 million. In addition, in 2019, the Company terminated the employment of over fifty employees and had only 28 employees as of December 31, 2019.

On September 11, 2019, we received a notification letter from the NASDAQ Listing Qualifications Staff of NASDAQ notifying us that the minimum bid price per share for our common shares had been below $1.00 for a period of 30 consecutive business days, and therefore, we no longer met the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2). We were granted a compliance period of 180 days, or until March 9, 2020 to regain compliance.

On January 2, 2020, we received another notification letter from the NASDAQ Listing Qualifications Staff notifying us that we no longer complied with the minimum of $2.5 million in stockholders’ equity for continued listing on the NASDAQ Capital Market under NASDAQ’s Listing Rule 5550(b)(1) and that we also did not comply with either of the two alternative standards of Listing Rule 5550(b), the market value standard and the net income standard. We thereafter submitted a plan to regain compliance with NASDAQ’s applicable listing standards. On March 10, 2020, in consideration of our recent three financings, from which we received gross proceeds of approximately $8.08 million, the NASDAQ Listing Qualifications Staff determined that we comply with the stockholders’ equity requirement set forth in Listing Rule 5550(b)(1). On the same date, given that except the minimum bid price requirement, we met all other applicable requirements for initial listing on the NASDAQ Capital Market, the NASDAQ Listing Qualifications Staff recognized our intention of curing the bid price deficiency by effecting a reverse stock split, and granted a second compliance period of 180 days, or until September 8, 2020, to regain compliance. The second compliance period was thereafter extended to November 20, 2020 by NASDAQ per SR-NASDAQ-2020-021. On October 21, 2020, we effectuated a share combination of our common shares at a ratio of one-for-eight in order to increase the per share trading price of our Class A common shares to satisfy the $1.00 minimum bid price requirement. We regained the compliance with the minimum bid price rule on November 10, 2020. However, there is no assurance that we will be able to continue to maintain our compliance with the NASDAQ continued listing requirements. If we fail to do so, our Class A common shares may lose their status on NASDAQ Capital Market and they would likely be traded on the over-the-counter market.

Given the significant amount of liabilities incurred by our medical device business, the board decided that a plausible way to return to profitability and maintain our NASDAQ listing status is to dispose of the medical device business and concurrently complete the merger with Newegg. Since December 2019, we had been searching for a suitable buyer for our medical device business. In or about March 2020, we started discussion with the Purchaser concerning sale of the medical device business.

After intensive negotiations, the parties agreed on the principal terms of the proposed transaction and entered into the disposition agreement on October 23, 2020. The terms of the disposition agreement are described in greater detail in the section below entitled “The Disposition Agreement.”

Reports, Opinions and Appraisals

The Company engaged Benchmark to render an opinion as to whether the disposition consideration to be received by the Company is fair to the Company’s shareholders from a financial point of view. The Company decided to engage Benchmark as the Company determined that Benchmark has substantial experience in similar matters. Benchmark rendered its written opinion to the board of directors on October 23, 2020 that the disposition consideration to be received by the Company was fair to the Company’s shareholders from a financial point of view.

The Company paid an aggregate cash fee of $100,000 to Benchmark for its opinion and has obtained consent from Benchmark for the use of its fairness opinions in this proxy statement/prospectus.

Benchmark’s opinion was provided to the directors for their assessment of the disposition and only addressed the fairness to the Company’s shareholders, from a financial point of view, of disposition consideration to be received by the Company pursuant to the disposition agreement as of the date of the opinion and did not address any other aspects or implications of the disposition.

The summary of Benchmark’s opinion below is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex F to this proxy statement/prospectus. This summary also describes the procedures, assumptions, qualifications and limitations, and other matters considered by Benchmark in preparing its opinion. However, neither Benchmark’s written opinion nor the summary of its opinion set forth in this proxy statement/prospectus purports to be, or constitutes advice or recommendations to, any shareholder as to how such shareholder should act or vote with respect to the merger proposal.

In arriving at its opinion, Benchmark reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•        the latest draft of the disposition agreement provided to it on October 16, 2020;

•        certain information relating to the historical, current and future operations, financial condition and prospects of Lianluo Connection, made available to it by the Company, including financial statements that included the actual income statements for the year ending December 31, 2019 and the nine months ending September 30, 2020, a balance sheet as of September 30, 2020, and a financial model with projected income statements for the calendar years 2020-2023;

•        discussions with certain members of the management of the Company and certain of the Company’s advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the disposition and related matters;

•        a certificate addressed to it from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, it by or on behalf of the Company;

•        the current and historical market prices for certain of the Company’s publicly traded securities, and the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that Benchmark deemed to be relevant;

•        the publicly available financial terms of certain transactions that Benchmark deemed to be relevant; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

Benchmark has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Benchmark, and Benchmark has assumed, that the financial projections reviewed by it have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company or Lianluo Connection and Benchmark expresses no opinion with respect to such projections or the assumptions on which they are based. Benchmark has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Lianluo Connection since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to it that would be material to its analyses or the opinion, and that there is no information or any facts that would make any of the information reviewed by Benchmark incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at its opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, Benchmark has relied upon and assumed, without independent verification, that the final form of the disposition agreement will not differ in any material respect from the latest draft of the disposition agreement provided to it as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or Lianluo Connection nor was Benchmark furnished with any such independent evaluations or appraisals. The opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date thereof. Although subsequent developments might affect the opinion, Benchmark does not have any obligation to update, revise or reaffirm its opinion.

Benchmark has assumed that the disposition will be consummated on terms substantially similar to those set forth in the disposition agreement identified above.

Benchmark has not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or Lianluo Connection or any other party, or any alternatives to the disposition, (b) negotiate the terms of the disposition, or (c) advise the board or any other party with respect to alternatives to the disposition. The opinion is provided for the benefit of the board (solely in their capacities as such) and is not for the benefit of, and may not be used for any other purpose and does not constitute a recommendation to the shareholders of the Company as to how to vote or act with respect to the merger or otherwise.

In the ordinary course of its business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be shareholders of the Company.

Summary of Financial Analysis

The following is a summary of the analyses performed by Benchmark in connection with its opinion. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Benchmark’s opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Benchmark, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Benchmark’s financial analyses.

Benchmark completed a series of financial analyses to derive a range of potential equity values for Lianluo Connection. Benchmark’s financial analysis employed three methodologies, with no particular weight given to any:

•        selected public company analysis;

•        precedent transaction analysis; and

•        discounted cash flow analysis.

Valuation Summary

Based on its analysis, the estimated equity value of Lianluo Connection ranges from RMB(100.6) million to RMB1.42 million. This range is based on the following, among other factors:

•        The comparative values of medical equipment companies focused on sleep monitoring, respiratory and/or cardio products

•        The comparative values of recent M&A transactions involving similar medical equipment companies

•        Lianluo Connection’s financial forecast for 2020-2023

•        The results of the Selected Public Company Analysis, Precedent Transaction Analysis, and Discounted Cash Flow Analysis

Estimated Value of Lianluo Connection

Valuation Methodology	Range (RMB)
Selected Public Company Analysis	603,578	1,407,214
Precedent Transaction Analysis	425,704	1,422,583
Discounted Cash Flow Analysis	286,269	399,278
Range	286,269	1,422,583
Unpaid Registered Capital	(87,784,000)	0
Working Capital Deficit	(13,057,176)	0
Equity Value	(100,554,907)	1,422,583

This compares to a net consideration of RMB (0.5) million to RMB 26.7 million to be received by Lianluo Connection

Consideration from Transaction	Range (RMB)
Purchase Price	0	0
Unpaid Registered Capital	0	87,784,000
Working Capital Deficit	0	13,057,176
Inter-company Debt Not Assumed by the Purchaser	0	(73,545,628)
Transaction-related Expenses	(1,000,000)	(1,000,000)
Net Consideration	(1,000,000)	26,295,548

Selected Public Company Analysis

Benchmark analyzed the valuation of publicly-listed medical equipment companies with a focus on sleep monitoring, respiratory and/or cardio products. Its analysis of Lianluo Connection’s valuation included the following eight companies, none of which is identical to Lianluo Connection: Andon Health A, Compumedics, Inogen, Itamar Medical, Natus Medical, NeuroMetrix, Nihon Kohden and SomnoMed.

	2020	2021
Selected Public Companies’ Average EV/Revenue	2.55x	1.76x
Lianluo Connection Revenue (RMB)	231,102	792,488
Enterprise Value (RMB)	588,253	1,391,889

Plus
Cash (RMB)	15,325	15,325

Minus
Debt (RMB)	0	0
Unpaid Registered Capital (RMB)	(87,784,000)	0
WC Deficit (RMB)	(13,057,176)	0
Equity Value (RMB)	(100,237,599)	1,407,214

Source: FactSet; the Company

The individual EV/Revenue calculations for each of the selected public companies are as follows:

Company Name	EV/Revenue (2020)	EV/Revenue (2021)
Andon Health A	3.08x
Compumedic	2.35x
Inogen	1.26x	1.31x
Itamar Medical	7.38x
Natus Medical	1.39x
NeuroMetrix	0.31x
Nihon Kohden	1.47x	1.40x
SomnoMed	3.13x	2.56x

Precedent Transaction Analysis

Benchmark analyzed the valuation of M&A transactions completed over the last three years involving medical equipment companies with focus on sleep monitoring, respiratory and/or cardio products. Benchmark’s analysis included the following five precedent transactions, none of which is identical to Lianluo Connection: Almirall De Mexico, S.A. De C.V., LifeHealthcare Group Ltd., Sarnova, Inc., Viomedex Ltd., and Vyaire Medical, Inc.

	2020	2021
Precedent Transactions’ Average EV/Revenue	1.78x	1.59x
Lianluo Connection Revenue (RMB)	231,102	792,488
Enterprise Value (RMB)	410,379	1,407,259

Plus
Cash (RMB)	15,325	15,325

Minus
Debt (RMB)	0	0
Unpaid Registered Capital (RMB)	(87,784,000)	0
WC Deficit (RMB)	(13,057,176)	0
Equity Value (RMB)	(100,415,473)	1,422,583

Source: FactSet; the Company

The individual EV/Revenue calculations for each of the selected precedent transactions are as follows:

Company Name	EV/Revenue
Almirall De Mexico, S.A. De C.V.	3.33x
LifeHealthcare Group Ltd.	1.59x
Sarnova, Inc.,	1.63x
Viomedex Ltd.	1.25x
Vyaire Medical, Inc.	1.09x

Generally, the enterprise value is calculated based on the value as of a specified date of the relevant company’s outstanding equity securities, plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Discounted Cash Flow Analysis

Benchmark used a 4-year forecast model for Lianluo Connection (2020-2023) to estimate a range of equity values based on a discounted cash flow analysis of free cash flows projections as provided by the Company. The key assumptions in its analysis include the following:

•        Lianluo Connection net sales of RMB 231,000 in 2020, RMB792,000 in 2021, and declining to RMB 218,000 by 2023;

•        Discount rates (WACC or Weighted-Average Cost of Capital) ranging from 21.4% to 25.4%

•        Terminal value multiplies of 1.78x to 2.55x revenue

Projected income statements of Lianluo Connection for the periods indicated below:

Income Statement Projections (Lianluo Connection)	Q4 2020 (RMB)	12/31/2021 (RMB)	12/31/2022 (RMB)	12/31/2023 (RMB)
Net Sales	57,170	792,488	494,682	218,117
COGS	(39,183)	(480,451)	(293,208)	(167,606)
Gross Margin	17,987	312,037	201,474	50,510
SG&A	150,079	646,115	646,115	598,297
Operating Profit	(132,092)	(334,078)	(444,641)	(547,787)
Non-operating Income (Expenses)	1,579	(6,628)	(6,628)	(6,628)
EBIT	(130,512)	(340,706)	(451,269)	(554,415)

Provision for Income Taxes
Net Income	(130,512)	(340,706)	(451,269)	(554,415)

Material Assumptions:

•        Lianluo Connection will continue its current business and generate revenues during the above periods through sales of its inventories of medical devices.

•        conversion of indebtedness of $11,255,188 that Lianluo Connection owes to the Company into additional paid-in capital of Lianluo Connection immediately prior to the closing of the disposition

Net Present Value Analysis — Terminal Value Multiple 2.55x

Discount Rate	Enterprise Value (RMB)	Cash/(Net Debt) (RMB)	Unpaid Registered Capital/WC Deficit (RMB)	Equity Value (RMB)
21.4%	383,953	15,325	0	399,278
22.4%	375,413	15,325	0	390,738
23.4%	367,159	15,325	0	382,483
24.4%	359,178	15,325	0	374,503
25.4%	351,461	15,325	0	366,786

Net Present Value Analysis — Terminal Value Multiple 1.78x

Discount Rate	Enterprise Value (RMB)	Cash/(Net Debt) (RMB)	Unpaid Registered Capital/WC Deficit (RMB)	Equity Value (RMB)
21.4%	294,481	15,325	(100,841,176)	(100,531,371)
22.4%	288,297	15,325	(100,841,176)	(100,537,555)
23.4%	282,318	15,325	(100,841,176)	(100,543,533)
24.4%	276,537	15,325	(100,841,176)	(100,549,314)
25.4%	270,944	15,325	(100,841,176)	(100,554,907)

Effect on the Company if the Disposition is Not Completed

If the disposition is not approved by the shareholders or if the disposition is not completed for any other reason, the Company will remain a public company, and Lianluo Connection will continue to be the sole subsidiary of the Company. In addition, our management expects that the business will be operated as how it is currently being operated until we pursue another strategic alternative, and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Interests of Directors and Executive Officers in the Proposed Disposition

Ms. Yingmei Yang, our Interim Chief Financial Officer and one of directors, also serves on the board of Newegg. Because the completion of the merger is contingent upon the disposition our medical device business, Ms. Yang may also have interests in the disposition that may be different from, or in addition to, the interests of our unaffiliated shareholders.

No Appraisal or Dissenters’ Rights

Under BVI law, our shareholders will not be entitled to appraisal or dissenters’ rights in connection with the disposition.

Vote Required

Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required to approve the disposition proposal.

Recommendation of the Board

Each of the special committee and our board of directors unanimously recommended that shareholders vote “FOR” the disposition proposal.

THE DISPOSITION AGREEMENT

The following is a summary of the material terms and conditions of the disposition agreement, which is attached as Annex E to this proxy statement/prospectus and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the disposition agreement that is important to you. You are encouraged to read the disposition agreement in its entirety because it is the legal document that governs the matters discussed in the summary below.

The Disposition

At the closing and subject to and upon the terms and conditions of the disposition agreement, the Company will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept from the Company, all of the equity ownership and all relevant rights and interests of Lianluo Connection (which we refer to as the equity interests), free and clear of all liens.

In exchange for the equity interests, the Purchaser agreed to contribute RMB87.784 million to Lianluo Connection’s registered capital by September 23, 2023 in accordance with the articles of association of Lianluo Connection. In addition, as an inducement for the Purchaser entering into the disposition agreement, the Company agreed to convert indebtedness in the aggregate amount of $11,255,188 that Lianluo Connection owes to the Company into additional paid-in capital of Lianluo Connection immediately prior to the closing of the disposition.

Representations and Warranties

The disposition agreement contains certain representations and warranties made by the Purchaser, the Company and Lianluo Connection. These representations and warranties relate to, among other things:

•        due organization and good standing of each party;

•        authorization and binding agreement;

•        government approvals;

•        non-contravention;

•        access to information of Lianluo Connection;

•        the unpaid registered capital of Lianluo Connection;

•        the Purchaser’s acknowledgement that the Company has no obligations or liabilities relating to Lianluo Connection upon consummation of the disposition; and

•        the Company’s good title to the equity interests, free and clear of all liens.

Closing Conditions

The obligation of each of the Purchaser, the Company and Lianluo Connection to complete the disposition is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•        obtaining any requisite regulatory approvals;

•        no law or order prohibiting or preventing consummation of the disposition;

•        no litigation to enjoin or otherwise restrict consummation of the disposition;

•        the Company shareholder’s approval of the disposition;

•        the consummation of the merger; and

•        the conversion of indebtedness in the aggregate amount of $11,255,188 owed by Lianluo Connection to the Company into additional paid-in capital of Lianluo Connection.

Amendment and Termination

The disposition agreement may only be amended, supplemented or modified pursuant to a written agreement signed by the Purchaser and the Company.

The disposition agreement may be terminated prior to the closing date as follows:

•        by mutual written consent of the Purchaser and the Company;

•        by written notice by either the Purchase or the Company if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the disposition agreement and such order or other action has become final and non-appealable;

•        by written notice by the Company if the required shareholder approval is not obtained; or

•        by written notice by the Company if the merger is not closed.

Governing Law

The execution, validity, interpretation, performance, implementation and dispute resolution of the disposition agreement is governed by and construed in accordance with the laws of China. Any dispute arising out of or in connection with the disposition agreement will be settled by the parties through friendly negotiation. Either party may submit any dispute failing friendly settlement to competent courts where this disposition agreement is executed.

PROPOSAL III: REDESIGNATION

Purpose and Effect of the Redesignation

The Company is currently authorized to issue a maximum of 6,250,000 common shares of par value of $0.021848 each, of which 4,736,111 are designated as Class A common shares of par value of $0.021848 each and 1,513,889 are designated as Class B common shares of par value of $0.021848 each.

The holder of all of the Company’s issued and outstanding Class B common shares, Hangzhou Lianluo, has agreed (i) to convert each Class B common share that it holds into one Class A common share immediately prior to completion of the merger and (ii) that the warrant contained in Section 4(j) of the share purchase agreement, dated as of April 28, 2016, between the Company and Hangzhou Lianluo, shall become a warrant to acquire 125,000 Class A common shares at a purchase price of $17.60 per share.

As a result of this conversion, the Company will not have any outstanding Class B common shares or securities convertible into Class B common shares. As a result, the special committee has determined that it is advisable and in the best interests of the Company and its shareholders that the Company’s authorized shares be renamed and redesignated into 6,250,000 common shares of par value of $0.021848 each.

All of the issued and outstanding awards, including options and restricted shares, granted by the Company under the Company’s currently effective share incentive plans, will entitle the grantees to such number of common shares equivalent to the number of Class A common shares that these grantees would be entitled to as originally set out in their relevant award agreement with the Company and the Company shall issue such common shares to the grantees of such awards granted pursuant to the applicable share incentive plan upon vesting and/or exercise of such awards, by the grantees.

The proposed redesignation will not affect in any way the validity or transferability of share certificates outstanding, the authorized shares of the Company or the trading of the Company’s common shares on the NASDAQ Capital Market. If the redesignation proposal is approved by our shareholders, it will not be necessary for shareholders to surrender their existing share certificates. Instead, when certificates are presented for transfer, new certificates representing common shares will be issued.

If the redesignation proposal is approved, it would become effective upon the filing of amended and restated memorandum and articles of association with the Registrar of Corporate Affairs of the British Virgin Islands. See also “Proposal VII: Charter Amendment.”

Vote Required

Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required to approve the redesignation proposal. In addition, assuming that a quorum is present, the affirmative vote of a majority of the issued and outstanding Class B common shares entitled to vote and voting on this proposal at the special meeting is required.

Recommendation of the Board

Each of the special committee and our board of directors unanimously recommends a vote “FOR” approval of the redesignation proposal.

PROPOSAL IV: SHARE COMBINATION

Purpose of Share Combination

The Company’s Class A common shares are listed on the NASDAQ Capital Market under the trading symbol of “LLIT.” It is recognized that, on April 8, 2020, the Company held a special shareholder meeting at which the Company’s shareholders approved a proposal to combine the Company’s issued and outstanding common shares at a ratio from one-for-two up to one-for-twenty to be determined by the board of directors, with a view to regaining compliance with NASDAQ Listing Rule 5550(a)(2) which requires listed shares to maintain a minimum bid price of $1.00 per share (which we refer to as the bid price rule). In order to regain compliance with the bid price rule, pursuant to NASDAQ Listing Rule 5810(c)(3)(A), the closing bid price of Class A common shares should be at least $1.00 for a minimum of ten consecutive business days. On October 21, 2020, we completed a share combination of our common shares at a ratio of one-for-eight and regained compliance with the bid price rule on November 10, 2020.

In connection with the merger, we believe that it is advisable and in the best interest of the Company and its shareholders to effectuate a share combination, for the purpose of enhancing our ability to meet NASDAQ’s initial listing requirements following the completion of merger, including the requirement of a minimum bid price of $4.00 per share under NASDAQ Listing Rule 5505. NASDAQ rules require the post-merger entity to comply with the initial listing standards of the applicable NASDAQ market to continue to be listed on such market following a change of control transaction. As a result, the board is soliciting shareholders’ approval of a share combination of the Company’s common shares at a ratio of not less than one-for-two and not more than one-for-fifty at any time no later than June 30, 2021, with the exact ratio to be set at a whole number within this range, as determined by our board of directors in its sole discretion.

Our board intends to effect a share combination only if it believes that a decrease in the number of outstanding common shares is likely to improve the trading price of our common shares and is necessary to meet initial listing requirements of the NASDAQ Capital Market for the completion of the merger. If shareholders approve the proposed share combination, it will be effected, if at all, only upon a determination by the board that the share combination is in the best interests of the Company and its shareholders at that time. The board reserves its right to elect not to proceed and abandon the share combination if it later determines, in its sole discretion, that implementing this proposal is not in the best interests of the Company and its shareholders.

The board also believes that the delisting of our common shares from the NASDAQ Capital Market would likely result in decreased liquidity. Such decreased liquidity would result in the increase in the volatility of the trading price of our common shares, a loss of current or future coverage by certain analysts and a diminution of institutional investor interest. In addition, the board believes that such delisting could also cause a loss of confidence of corporate partners, customers and our employees, which could harm our business and future prospects.

In evaluating whether or not to conduct the share combination, the board also took into account various negative factors associated with such corporate action. These factors include: the negative perception of share combination held by some investors, analysts and other stock market participants; the fact that the share price of some companies that have effected share combinations has subsequently declined back to pre-combination levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a share combination.

The board considered these factors, the potential harm of being delisted from the NASDAQ Capital Market and the prospective benefits resulting from the completion of the merger. The board determined that completion of the merger and continued listing on the NASDAQ Capital Market are in the best interests of the Company and its shareholders, and that the share combination is probably necessary to consummate the merger and maintain the listing of our common shares on the NASDAQ Capital Market. As noted above, even if shareholders approve the share combination, the board reserves the right not to effect the share combination if it no longer believes that a share combination is in the best interests of the Company and its shareholders.

In addition, there can be no assurance that after the share combination we would be able to consummate the merger or maintain the listing of our common shares on the NASDAQ Capital Market. Shareholders should recognize that if the share combination is effected, they will own a smaller number of common shares than they currently own. While we expect that the share combination will result in an increase in the market price of our common shares, it may not increase the market price of our common shares in proportion to the reduction in the number of common shares outstanding or result in a permanent increase in the market price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If the share combination is effected and the market price of our common shares declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the share combination. Furthermore, the liquidity of our common shares could be adversely affected by the reduced number of shares that would be outstanding after the share combination. Accordingly, the share combination may not achieve the desired results that have been outlined above.

Our board has requested that shareholders approve a combination ratio range, as opposed to approval of a specified combination ratio, in order to give our board maximum discretion and flexibility to determine the combination ratio based, among other factors, upon prevailing market, business and economic conditions at the time. No further action on the part of the shareholders will be required to either effect or abandon the share combination.

Effect of the Share Combination

The share combination will reduce the number of issued and outstanding common shares and the number of common shares that the Company is authorized to issue at the same combination ratio. In addition, the par value of the common shares will be increased by the same ratio.

For example, if our board implements a one-for-ten share combination of our common shares, then a shareholder holding 500 common shares, par value $0.021848 per share, before the share combination would hold 50 common shares, par value $0.21848 per share, after the share combination. However, each shareholder’s proportionate ownership of the issued and outstanding common shares immediately following the effectiveness of the share combination would remain the same, with the exception of adjustments related to the treatment of fractional shares (see below).

Proportionate adjustments will also be made based on the ratio of the share combination to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, our common shares. This will result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of common shares being delivered upon such exercise, exchange or conversion, immediately following the share combination as was the case immediately preceding the share combination.

Fractional Shares

The Company does not currently intend to issue fractional shares in connection with the share combination to the shareholders. If this proposal is approved by the shareholders at the special meeting, according to Article 3.7 of the Company’s amended and restated memorandum and articles of association, our board has discretionary authority to determine to compulsorily redeem any fractional shares arising under the share combination so that subsequent to such redemption, the shareholder holds a whole number of shares. If the board determines to compulsorily redeem such fractional shares, the Company will pay in cash the fair value of fractions of a share as of the time when such fractions are redeemed. Any shareholder whose fractional shares are redeemed will be entitled, upon surrendering to the transfer agent the certificates representing such common shares or, in the case of non-certificated common shares, such proof of ownership as required by the transfer agent, to receive cash (without interest or deduction) as a result of the redemption. The fair value of fractions will be determined by the board, based on the then prevailing traded price of the common shares of the Company.

Procedure for Implementing the Share Combination

As soon as practicable after the effective date of the share combination, shareholders will be notified that the share combination has been effected. The Company expects that its transfer agent, Computershare Limited, will act as transfer agent for purposes of implementing the exchange of share certificates. If needed, holders of pre-combination shares will be asked to surrender to the transfer agent certificates representing pre-combination common shares in exchange for certificates representing post-combination common shares or, in the case of holders of non-certificated shares, such proof of ownership as required by the transfer agent, in accordance with the procedures to be set forth in a letter of transmittal that the Company will send to its registered shareholders. No new share certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding share certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent.

SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Banks, brokers or other nominees will be instructed to effect the share combination for their beneficial holders holding shares in “street name.” However, these banks, brokers or other nominees may have different procedures from those that apply to registered shareholders for processing the share combination. If a shareholder holds shares with a bank, broker or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker or other nominee.

Federal Income Tax Consequences of the Share Combination

The share combination should be a tax-free transaction under the Code. Therefore, a shareholder generally will not recognize gain or loss on the share combination, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-combination shares. The holding period and tax basis of the pre-combination common shares will be transferred to the post-combination common shares (excluding any portion of the holder’s basis allocated to fractional shares).

This discussion should not be considered as tax or investment advice, and the tax consequences of the share combination may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.

If the proposed share combination is approved, it would become effective after the board determines the combination ratio and upon the filing of amended and restated memorandum and articles of association reflecting such share combination with the Registrar of Corporate Affairs of the British Virgin Islands. See also “Proposal VII: Charter Amendment.”

Vote Required

Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required to approve the share combination proposal.

Recommendation of the Board

Each of the special committee and our board of directors unanimously recommends a vote “FOR” approval of the share combination proposal.

PROPOSAL V: SHARE INCREASE

Purpose and Effect of the Share Increase

After giving effect to the conversion of all outstanding Class B common shares and the redesignation, we will be authorized to issue 6,250,000 common shares and will have 4,854,571 common shares issued and outstanding, based on our capitalization as of April 9, 2021. Following the share combination, the number of common shares that we will be authorized to issue will be reduced, which makes it necessary and advisable to increase the number of common shares we are authorized to issue. Pursuant to the merger agreement, we will issue approximately 363,325,542 common shares to the stockholders of Newegg. At the same time, we intend to issue additional common shares in connection with a public offering. As a result, the proposed share increase will become effective prior to and is contingent upon the consummation of the merger.

In addition, the board considers that the increase in the number of shares we are authorized to issue will provide the Company with flexibility for other potential acquisitions and capital raising activities in the future, if any. The Company may seek to complete additional acquisitions or raise additional capital in the future through the issuance of equity securities, such as common shares or securities convertible into common shares.

As a result, the special committee considers it advisable and in the best interests of the Company to approve the share increase proposal which increases the number of common shares we are authorized to issue to an unlimited number of common shares.

Once authorized, the additional common shares may be issued with approval of the board, but without further approval of the shareholders, unless otherwise required by applicable laws.

If the proposed share increase is approved, it would become effective upon the filing of amended and restated memorandum and articles of association reflecting such share increase with the Registrar of Corporate Affairs of the British Virgin Islands. See also “Proposal VII: Charter Amendment.”

Vote Required

Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required to approve the share increase proposal.

Recommendation of the Board

Each of the special committee and our board of directors unanimously recommends a vote “FOR” approval of the share increase proposal.

PROPOSAL VI: NAME CHANGE

Purpose and Effect of the Name Change

The board believes that it is necessary and advisable to change the Company’s corporate name to “Newegg Commerce, Inc.” to better reflect the Company’s business following the consummation of the merger.

The board has adopted resolutions approving, and recommends to the shareholders for approval, the name change proposal to change the Company’s name to “Newegg Commerce, Inc.”

If the proposed name change is approved, it would become effective upon the filing of amended and restated memorandum and articles of association reflecting such name change and the issuance of a Certificate of Incorporation on Change of Name by the Registrar of Corporate Affairs of the British Virgin Islands. See also “Proposal VII: Charter Amendment.”

Vote Required

Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required to approve the name change proposal.

Recommendation of the Board

Each of the special committee and our board of directors unanimously recommends a vote “FOR” approval of the name change proposal.

PROPOSAL VII: CHARTER AMENDMENT

Purpose and Effect of Charter Amendment

Our board believes that it is necessary and advisable to adopt an amended and restated memorandum and articles of association to, among other things, give effect to the redesignation proposal, the share combination proposal, the share increase proposal and the name change proposal, as well as certain other amendments described below. A copy of a form of the proposed amended and restated memorandum and articles of association is attached as Annex G to this proxy statement/prospectus.

In addition to the amendments to give effect to the proposals described above, the amended and restated memorandum and articles of association amend our current amended and restated memorandum and articles of association as follows:

•        Article 8 will be amended to provide for the appointment of directors by Digital Grid and a representative (which we refer to as the minority representative) of certain legacy stockholders of Newegg (which we refer to as the legacy shareholders). Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by the minority representative, with the number of directors appointed by Digital Grid and the minority representative declining proportionate to the percentage of shares or other equity interests held by Digital Grid and its affiliates and the legacy shareholders (in the case of the minority representative). Any director positions which neither Digital Grid nor the minority representative are entitled to appoint under the amended and restated memorandum and articles of association shall be nominated by the directors and appointed by the shareholders, or by any other means allowed under the amended and restated memorandum and articles of association and the BVI Act. See “Description of Securities — Amended and Restated Memorandum and Articles of Association — Appointment and Removal of Directors” for a complete description of the right to appoint directors.

•        Article 9.10 will be amended to include certain reserved matters which may not be undertaken by the Company without the approval of the affirmative vote of not less than a majority of the number of votes represented by the directors, which majority must include the primary minority board appointee who will initially be Fred Chang. See “Description of Securities — Amended and Restated Memorandum and Articles of Association — Requirements of Board Approval on Certain Matters” for a complete description of these reserved matters.

•        Article 10.5 will be amended to provide that a quorum of the board as to any action of the board shall consist of (i) at least a majority of the directors (excluding any vacancies), (ii) at least one director nominated by the minority representative, and (iii) at least one director nominated by Digital Grid.

•        Article 10.9 will be amended to provide a mechanism for the selection of the minority representative. The initial minority representative will be Fred Chang.

•        Article 23 will be deleted to remove the provisions regarding a business combination of the Company.

The board has adopted resolutions approving, and recommends to the shareholders for approval, the amended and restated memorandum and articles of association.

If the proposed amended and restated memorandum and articles of association are adopted, the amended and restated memorandum and articles of association would become effective upon the filing with the Registrar of Corporate Affairs of the British Virgin Islands.

Vote Required

Assuming that a quorum is present, the affirmative vote of both (i) a majority of the votes cast at the special meeting and (ii) a majority of votes cast at the special meeting which are not beneficially owned by Hangzhou Lianluo is required to approve the charter amendment proposal.

Recommendation of the Board

Each of the special committee and our board of directors unanimously recommends a vote “FOR” approval of the charter amendment proposal.

PROPOSAL VIII: ADJOURNMENT OF THE SPECIAL MEETING

Purpose of Adjournment Proposal

Shareholders are being asked to approve a proposal that will give the board of directors authority to adjourn the special meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal or the charter amendment proposal at the time of the special meeting, or any adjournment or postponement thereof. If this proposal is approved, the special meeting could be adjourned to any date. Any determination of whether it is necessary to adjourn the special meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by the Company consistent with the terms of the merger agreement or with the consent of Newegg.

If the special meeting is adjourned, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal and the charter amendment proposal, but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the merger proposal, the disposition proposal, the redesignation proposal, the share combination proposal, the share increase proposal, the name change proposal or the charter amendment proposal, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Vote Required

The affirmative vote of a majority of the votes cast at the special meeting is required to approve the adjournment proposal.

Recommendation of the Board

Each of the special committee and our board of directors unanimously recommends a vote “FOR” approval of the adjournment proposal.

INFORMATION ABOUT THE COMPANY

History and Development of the Company

The Company was incorporated as an international business company under the International Business Companies Act, 1984, in the BVI on July 22, 2003 under the name “De-Haier Medical Systems Limited”. We changed our name to “Dehaier Medical Systems Limited” on June 3, 2005, and to “Lianluo Smart Limited” on November 21, 2016. As a holding company, the Company does not conduct business in China and instead relies on Lianluo Connection, and prior to August 2020, Beijing Dehaier, to operate in China.

On September 24, 2003, we established our former subsidiary, Beijing Dehaier. Beijing Dehaier conducted a substantial portion of our operations in China and was responsible for generating a substantial portion of our revenues. Beijing Dehaier was formed as a joint venture between a Chinese entity, Beijing Dehaier Technology Company Limited, or BTL, and us, in order to allow foreign investments to be used to grow our business. Because Beijing Dehaier was engaged in an encouraged industry under the Foreign Investment Industrial Guidance Catalogue, it was allowed to accept foreign investments as a Chinese-foreign equity joint-venture. This structure allowed Beijing Dehaier access to foreign capital that would not have been available outside of this structure.

Beijing Dehaier was focused on the development and distribution of medical devices since its inception and began developing its respiratory and oxygen homecare business in 2006.

On April 22, 2010, we completed an initial public offering of 187,500 common shares. The offering was completed at an issuance price of $64.00 per share. Prior to the offering, the Company had 375,000 issued and outstanding shares, and after the offering, the Company had 562,500 issued and outstanding shares.

On February 21, 2014, we and certain institutional investors entered into a securities purchase agreement in connection with an offering, pursuant to which we agreed to sell an aggregate of 91,837 common shares and warrants to initially purchase an aggregate of 27,551 common shares. The purchase price was $72.96 per common share. The offering closed on February 26, 2014, and the aggregate gross proceeds from the sale of the common shares, before deducting fees to the placement agent and other estimated offering expenses payable by us was approximately $6.7 million, not including any proceeds from warrant exercises. The warrants were exercisable immediately as of the date of issuance at an exercise price of $94.88 per common share and were to expire forty-two months from the date of issuance. On April 21, 2016, we entered into warrant repurchase agreements with the holders of these warrants and the placement agent involved in the offering, pursuant to which we agreed to repurchase 36,735 warrants for cash payments equal to $30.4 per share underlying the warrants. We completed the repurchase of the warrants on June 2, 2016, and as of the date of this proxy statement/prospectus, all of such warrants have been cancelled.

On January 14, 2016, we completed an acquisition of 0.8% equity interest of Beijing Dehaier from BTL. As a result, Beijing Dehaier became our wholly owned subsidiary.

On February 1, 2016, our board of directors approved the formation of a wholly owned subsidiary, Lianluo Connection, in Beijing, and we finished the related registration procedures and established Lianluo Connection on June 20, 2016. Lianluo Connection aims at the development of wearable medical devices and mobile medical products, as well as the provision of relevant technical services.

On February 22, 2016, we discontinued part of our medical devices business, including assembly and sales of X-ray machines and anesthesia machines, monitoring devices, general medical products, and oxygen generators.

On April 28, 2016, we entered into a definitive securities purchase agreement with Hangzhou Lianluo to sell 1,388,888 of our common shares to Hangzhou Lianluo for an aggregate purchase price of $20 million. The purchase price was $14.4 per share, which represented a 35% premium to the closing price of our common shares of $10.64 on April 27, 2016. We completed our first closing under the securities purchase agreement on June 2, 2016, pursuant to which we sold 77,551 common shares for an aggregate purchase price of $1,116,744. On June 28, 2016, we entered into amendment no. 1 to the securities purchase agreement to extend the closing date from June 30, 2016 to September 30, 2016. On August 18, 2016, we completed the sale of an aggregate of $20 million of our common shares and warrants to purchase common shares.

On June 8, 2017, the Company held the annual general meeting to approve the Company’s amended and restated memorandum and articles of association in order that the Company’s authorized shares be re-classified and re-designated into 50,000,000 common shares of par value of $0.002731, of which 37,888,889 were designated as Class A common shares of par value of $0.002731 each and 12,111,111 were designated as Class B common shares of par value of $0.002731 each.

On February 14, 2020, we consummated a registered direct offering of 323,750 Class A common shares and a concurrent private placement of warrants to purchase up to 323,750 Class A common shares with certain accredited investors. The purchase price per Class A common share in the registered direct offering was $6.8. The warrants sold in the concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $6.8 per share, which was thereafter adjusted to $4.9912, subject to full ratchet anti-dilution protection. On February 25, 2020, we consummated a second registered direct offering of 437,500 Class A common shares and a concurrent private placement of warrants to purchase up to 437,500 Class A common shares with the same accredited investors. The purchase price per Class A common share in the second registered direct offering was $5.6. The warrants sold in the second concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $5.6 per share, subject to full ratchet anti-dilution protection. On March 2, 2020, we consummated a third registered direct offering of 612,500 Class A common shares and a concurrent private placement of warrants to purchase up to 612,500 Class A common shares with the same accredited investors. The purchase price per Class A common share in this registered direct offering was $5.6 per share. The warrants sold in the third concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $5.6 per share, subject to full ratchet anti-dilution protection.

On August 13, 2020, Lianluo Connection entered into a share transfer agreement with China Mine United Investment Group Co., Ltd., or China Mine, pursuant to which Lianluo Connection transferred its 100% equity interests in Beijing Dehaier to China Mine for cash consideration of RMB 0. In exchange for all of the equity interests in Beijing Dehaier, China Mine agreed to assume all liabilities of Beijing Dehaier. The board of directors of the Company approved the transaction after it received a written opinion rendered by Benchmark, the independent financial advisor to the board, to the effect that, as of the date of such opinion, the consideration to be received by the Company in the sale of Beijing Dehaier is fair to the Company’s shareholders from a financial point of view.

As a result of the transfer of Beijing Dehaier on August 13, 2020, the Company has one operating subsidiary, Lianluo Connection, which is wholly owned by the Company.

On October 21, 2020, we amended and restated our memorandum and articles of association to complete a share combination of our common shares at a ratio of one-for-eight, which decreased our outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and our outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased our authorized shares to 6,250,000 common shares of par value of $0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares. Accordingly, except for the information related to reclassification of our common shares approved by the shareholders on June 8, 2017 as set forth above in this section “— History and Development of the Company” or as otherwise indicated, all share and per share information contained in this proxy statement/prospectus has been restated to retroactively show the effect of this share combination.

In late January 2021, the investors exercised 1,255,000 of the warrants that were originally issued in February and March of 2020. This exercise resulted in the issuance of 1,255,000 Class A common shares to these investors and aggregate cash proceeds to the Company of $6.8 million. As of April 9, 2021, warrants to purchase 118,750 Class A common shares remained outstanding. The amounts in this paragraph are expressed after giving effect to the one-for-eight share combination that occurred in October 2020.

Business Overview

In 2020, we continued to scale down our operations, and we have discontinued, as appropriate, our unprofitable traditional medical equipment business. We currently focus on the marketing and sale of our sleep respiratory analysis system and certain other medical devices.

We have developed and distributed medical devices, focusing primarily on sleep respiratory solutions to the Obstructive Sleep Apnea Syndrome, or OSAS, since 2010. We provide users with medical grade detection and monitoring, long-distance treatment and integration solution of professional rehabilitation. Since fiscal 2018, we have been providing examination services to hospitals and medical centers through our developed medical wearable devices. Doctors are able to refer to examination results provided by the device in making diagnoses regarding OSAS. We have established cooperation with a number of medical check-up centers in China, such as Meinian Hospital, Ciming Hospital, to reach and serve their clients. The spread of COVID-19 has caused all hospitals and check-up centers that we have business relationships with to suspend business in February 2020 and, as a result, restricted our rendering of service. Since March 2020, these hospitals and check-up centers have gradually resumed operations and our service has been gradually recovering as well.

Our Products and Services

Our Proprietary Product

Our proprietary product is wearable sleep respiratory devices which are mainly used for hospitals, sleep centers, physical examination centers and for individuals used at-home. Our management believes that our proprietary products, which are generally more convenient and effective and less expensive than products from other competitors, tend to be more attractive to hospitals and healthcare facilities and other end-users for whom effectiveness and price are the significant factors in deciding whether to use our products.

Medical Devices (Including Related Supporting Products)

•        Sleep Apnea Diagnostic Products.    We have designed and provided two types of screening and diagnosis products which are portable sleep respiratory recording devices that can be used in a healthcare facility or in a patient’s home to assist physicians in determining whether the patient has obstructive sleep apnea.

We ceased our abdominal pressure cardiopulmonary resuscitation, or CPR, instrument line business as a result of the disposition of our wholly-owned subsidiary, Beijing Dehaier, in August 2020.

Proprietary Rights for Our Proprietary Products

We own a portfolio of intellectual property rights in China in connection with our past and present product offerings. Under the Lianluo Connection brand, we have been awarded a total of 12 software copyrights for our continuous positive airway pressure devices. In addition, we have been granted two design patents relating to sleep respiratory analysis system. We have not filed for any patent protection outside of China.

Our success in the medical equipment industry depends in substantial part on effective management of both intellectual property assets and infringement risks. In particular, we must be able to protect our own intellectual property as well as minimize the risk that any of our proprietary products may infringe upon the intellectual property rights of others.

We enter into agreements with all our employees involved in research and development, under which all intellectual property generated during their employment belongs to us, and they waive all relevant rights or claims to such intellectual property. All our employees involved in research and development are also bound by a confidentiality obligation and have agreed to disclose and assign to us all inventions conceived by them during their term of employment.

Our Distributed Products

As of 2019, we have terminated the business of distributing products for international third parties, and instead, focused on our proprietary products.

Our agency agreement with Timesco Healthcare Ltd., pursuant to which we served as a distributor for it in China for laryngoscopes, terminated in February 2019.

Our Services

In the OSAS sector, starting from fiscal 2018, we provide technical services in relation to detection and analysis of OSAS. We focused on the promotion of sleep respiratory solutions and services in public hospitals. Our wearable sleep diagnostic products and cloud-based services are also available in the medical centers of private preventive healthcare companies in China.

We have partnered with 22 hospitals, 17 distributors and 16 check-up centers over 26 cities across China, such as Beijing, Tianjin, Nanjing, Jinan and Hangzhou, for the sales of medical equipment and for the provision of OSAS diagnostic services.

We sign service agreements with public hospitals usually for a period of 3 years, and check-up centers usually for a period of one year or less, with respect to the provision of wearable sleep diagnostic products and cloud-based services and we charge a fixed technical service fee on a per user basis when our OSAS diagnostic services are provided to the user at medical centers and public hospitals.

Customers

We have three categories of customers: (i) distributors, (ii) hospitals and physical examination centers, and (iii) others to whom we sell directly. Our customer base is widely dispersed on both a geographic and revenues basis.

Our distributors.    Sales to our distributors make up the substantial majority of our revenues as over 89% of our total revenues are from distributors. We have established contractual distribution relationships with approximately 17 independent distributors. We do not own, employ or control these independent distributors.

Hospital and physical examination centers customers.    Our hospital customers primarily consist of hospitals and private physical examination centers. We also refer to these customers as our “key accounts.” Currently, we primarily provide sleep respiratory apnea analysis products and cloud-based services to hospital customers and we charge a fixed technical service fee on a per user basis. To obtain orders from such hospital customers, we sometimes enter into a bidding process where medical equipment companies compete through a state-owned bidding agent.

Dependence on Major Customers.    For the years ended December 31, 2020, 2019 and 2018, approximately 91%, 36% and 29% of our total revenues, respectively, were received from two largest customers for continuing operations.

Dependence on Major Suppliers.    For the years ended December 31, 2020, 2019 and 2018, purchases from two largest suppliers for continuing operations were approximately 100%, 100% and 48% of the total purchases, respectively.

Competition

The medical device industry is characterized by rapid product development, technological advances, intense competition and a strong emphasis on proprietary information. Across all product lines and product tiers, we face direct competition from both domestic and international competitors. We compete based on factors such as price, value, customer support, brand recognition, reputation, and product functionality, reliability and compatibility. Each of our proprietary products competes against functionally similar products from domestic and international companies.

Our competitors include publicly traded and privately held multinational companies. We believe that we can continue to compete in China because our established domestic distribution network and customer support and service network allows us significantly better access to China’s small and medium-sized hospitals. In addition, our low-cost operating model, allows us to compete effectively for sales to large hospitals.

We believe our competitive position in China varies depending on the product in question. While we are a much smaller company overall than, for example, General Electric, Siemens or Philips and are unable to offer the range or depth of products each of those companies offers, we believe our market position is favorable in several segments.

Sales and Marketing

We always deliver our products after receiving payment from distributors and settle with our corporate customers pursuant to the term of contract, which generally ranges from 3 to 7 months. Additionally, we provide sleep respiratory apnea analysis services to hospitals and physical examination centers. We require settlement of these service fees on a monthly basis. We attend conferences held by hospitals and medical organizations in various regions. We also set booths to display and promote our products and services to ensure and improve effectiveness of our sales and marketing activities.

China’s medical device market features a significant number of small distributors. For example, China is currently investing heavily in health care nationwide; however, money for healthcare is currently unevenly distributed. There are a number of large hospitals that have significant resources and a number of rural clinics that have extremely limited budgets. We are also able to supply our proprietary products and serve clinics with limited budgets at affordable prices.

We have confidence on our well-established distribution channels and market presence. We have partnered with 17 dealers and distributors, 22 hospitals, 16 check-up centers over 26 cities across China. We compete with other companies by offering effective, convenient and most competitively priced products and services to customers. Furthermore, being a NASDAQ-listed company has helped to build our brand image and reputation with potential customer and business partners.

Seasonality

We generally experience an increase in revenues and tests during March through May and September through December. This is in part because people tend to have physical check-ups during these months. Our first quarter performance generally declines as a result of fewer business activities during the Chinese New Year Holiday.

Regulations

Regulations Relating to Foreign Ownership in the Medical Device Industry

Investment activities in the PRC by foreign investors are mainly governed by the Guidance Catalog of Industries for Foreign Investment (2017 revision), or the Catalog, which was promulgated jointly by the Ministry of Commerce and the National Development and Reform Commission, or the NDRC, on June 28, 2017 and entered into force on July 28, 2017. The Catalog divides industries into four categories in terms of foreign investment, which are “encouraged,” “restricted,” and “prohibited,” and all industries that are not listed under one of these categories are deemed to be “permitted.” Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, foreign investment in restricted category projects is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations.

In June 2019, the Ministry of Commerce and NDRC promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List, effective July 30, 2019. Foreign investment in the business of manufacturing or import of medical devices falls outside the Negative List but needs to obtain certain permits.

On March 15, 2019, the Standing Committee of the National People’s Congress passed the Foreign Investment Law of PRC, which took effect on January 1, 2020, replacing the Law of the People’s Republic of China on China-Foreign Equity Joint Ventures, the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises, and the Law of the People’s Republic of China on China-Foreign Contractual Joint Ventures. On December 26, 2019, the Regulation on the Implementation of the Foreign Investment Law of the PRC, was issued by the State Council and came into force on January 1, 2020. The new Foreign Investment Law of PRC, by legislation, officially adopted the administration model of the negative list for foreign investment. A foreign investor can invest in a field where foreign investment is not prohibited according to the Negative List, as amended. To invest in a field that requires certain licenses to enter (the License Entry Class), a foreign investor shall apply to relevant administrative agencies and such agencies shall make a decision whether to grant entry according to laws and regulations.

Our PRC subsidiary, Lianluo Connection, has been granted necessary permits and licenses by relevant agencies to sell its medical devices.

Regulations Related to Intellectual Property

The Standing Committee of the National People’s Congress and the State Council have promulgated comprehensive laws and regulations to protect trademarks. The Trademark Law of the PRC (2019 revision, effective November 1, 2019) promulgated on August 23, 1982 and subsequently amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019 respectively, and the Implementation Regulation of the PRC Trademark Law (2014 revision) issued by the State Council on August 3, 2002 and amended on April 29, 2014, are the main regulations protecting registered trademarks. The Trademark Office under the State Administration for Industry and Commerce administrates the registration of trademarks on a “first-to-file” basis and grants a term of ten years to registered trademarks.

The PRC Copyright Law, adopted in 1990 and revised in 2001 and 2010 respectively, with its implementation rules adopted on August 8, 2002 and revised in 2011 and 2013 respectively, and the Regulations for the Protection of Computer Software as promulgated on December 20, 2001 and amended in 2011 and 2013 provide protection for copyright of computer software in the PRC. Under these rules and regulations, software owners, licensees and transferees may register their rights in software with the National Copyright Administration Center or its local branches to obtain software copyright registration certificates.

The Patent Law of the PRC was adopted by the Standing Committee of the National People’s Congress in 1984 and amended in 1992, 2000 and 2008, respectively. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a term of twenty years for an invention and a term of ten years for a utility model or design, commencing on the application date. Subject to limited exceptions provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, or otherwise the use will constitute an infringement of the rights of the patent holder.

The Ministry of Industry and Information Technology promulgated the Administrative Measures on Internet Domain Name, or the Domain Name Measures, on August 24, 2017 to protect domain names. According to the Domain Name Measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

We have adopted necessary mechanisms to register, maintain and enforce intellectual property rights in China. However, we cannot assure you that we can prevent our intellectual property from all the unauthorized use by any third party, neither can we promise that none of our intellectual property rights would be challenged any third party.

Regulations Related to Employment

The PRC Labor Law and the Labor Contract Law require that employers execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may constitute criminal offences.

On December 28, 2012, the PRC Labor Contract Law was amended, effective since July 1, 2013 to impose more stringent requirements on labor dispatch. Under such law, dispatched workers are entitled to pay equal to that of full-time employees for equal work, but the number of dispatched workers that an employer hires may not exceed a certain percentage of its total number of employees as determined by the Ministry of Human Resources and Social Security. Additionally, dispatched workers are only permitted to engage in temporary, auxiliary or substitute work.

According to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, the number of dispatched workers hired by an employer shall not exceed 10% of the total number of its employees (including both directly hired employees and dispatched workers). The Interim Provisions on Labor Dispatch require employers not in compliance with the PRC Labor Contract Law in this regard to reduce the number of its dispatched workers to below 10% of the total number of its employees prior to March 1, 2016.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by making social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for and on behalf of employees. The Law on Social Insurance of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on October 28, 2010, became effective on July 1, 2011, and was most recently updated on December 29, 2018, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with laws and regulations on social insurance.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Counsel and became effective on April 3, 1999, and was amended on March 24, 2002 and was partially revised on March 24, 2019 by the Decision of the State Council on Revising Some Administrative Regulations (Decree No. 710 of the State Council), housing provident fund contributions by an individual employee and housing provident fund contributions by his or her employer shall belong to the individual employee. Registration by PRC companies with the applicable housing provident fund management center is compulsory, and a special housing provident fund account for each of the employees shall be opened at an entrusted bank.

The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments of such contributions are unlawful. The employer shall make the housing provident fund payment and deposit registrations with the housing provident fund administration center. With respect to companies which violate the above regulations and fail to complete housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated time limit. Those who fail to complete their registrations within the designated period shall be levied a fine ranging from RMB 10,000 to RMB 50,000. When companies breach these regulations and fail to pay housing provident fund contributions in full amount that are due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further petition a People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

Regulations on Foreign Currency Exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and last amended on August 5, 2008 and various regulations issued by SAFE and other relevant PRC government authorities, payment of current account items in foreign currencies, such as trade and service payments, payment of interest and dividends can be made without prior approval from SAFE by following the appropriate procedural requirements. By contrast, the conversion of RMB into foreign currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires prior approval from SAFE or its local office.

On February 13, 2015, SAFE promulgated the Circular on Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, effective from June 1, 2015, which cancels the requirement for obtaining approvals of foreign exchange registration of inbound foreign direct investment and outbound overseas direct investment from SAFE. The application for the registration of foreign exchange for the purpose of inbound foreign direct investment and outbound overseas direct investment may be filed with qualified banks, which, under the supervision of SAFE, may review the application and process the registration.

The Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or SAFE Circular 19, was promulgated on March 30, 2015 and became effective on June 1, 2015. According to SAFE Circular 19, a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange bureau has confirmed monetary contribution rights and interests (or for which the bank has registered the account-crediting of monetary contribution). For the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding Account for Foreign Exchange Settlement Pending Payment with the foreign exchange bureau (bank) at the place of registration. The Circular of the SAFE on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, was promulgated and became effective on June 9, 2016. According to SAFE Circular 16, enterprises registered in PRC may also convert their foreign debts from foreign currency into Renminbi at the enterprise’s discretion. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) at the enterprise’s discretion, which applies to all enterprises registered in the PRC. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope and may not be used for investments in securities or other investment with the exception of bank financial products that can guarantee the principal within the PRC unless otherwise specifically provided. Besides, the converted Renminbi shall not be used to make loans for related enterprises unless it is within the business scope or to build or to purchase any real estate that is not for the enterprise own use with the exception for the real estate enterprise.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements, and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to SAFE Circular 3, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

On October 25, 2019, SAFE promulgated the Notice on Further Facilitating Cross-Board Trade and Investment, which became effective on the same date (except for Article 8.2 thereof). The notice removed restrictions on the capital equity investment in China by non-investment foreign-invested enterprises. In addition, restrictions on the use of funds for foreign exchange settlement of domestic accounts for the realization of assets have been removed and restrictions on the use and foreign exchange settlement of foreign investors’ security deposits have been relaxed. Eligible enterprises in the pilot areas are also allowed to use revenues under capital accounts, such as capital funds, foreign debts and overseas listing revenues for domestic payments without providing materials to the bank in advance for authenticity verification on an item by item basis, while the use of funds should be true, in compliance with applicable rules and conforming to the current capital revenue management regulations.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which became effective in July 2014, to replace the Circular of the State Administration of Foreign Exchange on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Roundtrip Investments by Domestic Residents through Offshore Special Purpose Vehicles, to regulate foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. SAFE Circular 37 defines a SPV as an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” is defined as direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 stipulates that, prior to making contributions into an SPV, PRC residents or entities be required to complete foreign exchange registration with SAFE or its local branch. In addition, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which amended SAFE Circular 37 and became effective on June 1, 2015, requiring PRC residents or entities to register with qualified banks rather than SAFE in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Regulations on Stock Incentive Plans

SAFE promulgated the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the Stock Incentive Plan Notice, in February 2012, replacing the previous rules issued by SAFE in March 2007. Pursuant to the Stock Incentive Plan Notice and other relevant rules and regulations, PRC residents participating in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and follow certain other procedures. Participants of a stock incentive plan who are PRC residents must conduct the SAFE registration and other procedures with respect to the stock incentive plan through a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution appointed by the PRC subsidiary. In addition, the PRC agent is required to update the relevant SAFE registration should there be any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee stock options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee stock options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents prior to distribution to such PRC residents.

We have established a series of share incentive programs under which we issued share options to our PRC directors, officers, and employees. In 2014, we created the 2014 Share Incentive Plan, which provides that the maximum number of shares authorized for issuance under this plan shall not exceed ten percent of the number of issued and outstanding shares of company stock as of December 31 of the immediately preceding fiscal year, and an additional number of shares may be added automatically annually to the shares issuable under the Plan on and after January 1 of each year, from January 1, 2015 through January 1, 2024. The 2014 Share Incentive Plan shall terminate on the tenth anniversary of its effective date of July 28, 2014, the date when the plan was approved by the shareholders of the Company. We have advised the recipients of awards under our share incentive plan to handle relevant foreign exchange matters in accordance with the Stock Incentive Plan Notice. However, we cannot guarantee that all employees awarded equity-based incentives can successfully register with SAFE in full compliance with the Stock Incentive Plan Notice. See “Risk Factors — Risks Related to the Business of the Company — Risks Relating to Doing Business in China — Any failure to comply with PRC regulations regarding employee share incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Regulations on Dividend Distribution

Distribution of dividends of foreign investment enterprises are mainly governed by the Foreign Investment Enterprise Law, issued in 1986 and amended in 2000 and 2016 respectively, and the Implementation Rules under the Foreign Investment Enterprise Law, issued in 1990 and amended in 2001 and 2014 respectively. Under these regulations, foreign investment enterprises in the PRC may distribute dividends only out of their accumulative profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, no less than 10% of the accumulated profits of the foreign investment enterprises in the PRC are required to be allocated to fund certain reserve funds each year unless these reserves have reached 50% of the registered capital of the enterprises. A PRC company is not permitted to distribute any profits until any losses from previous fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. Under our current corporate structure, the Company may rely on dividend payments from Lianluo Connection, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. Limitation on the ability of Lianluo Connection to pay dividends to us could limit our ability to access cash generated by the operations of those entities. See “Risk Factors — Risks Related to the Business of the Company — Risks Relating to Doing Business in China — Restrictions under PRC law on our PRC subsidiary’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.”

Regulations on Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly issued the Regulations on mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, require that (i) PRC entities or individuals obtain Ministry of Commerce approval before they establish or control a SPV overseas, provided that they intend to use the SPV to acquire their equity interests in a PRC company at the consideration of newly issued share of the SPV, or Share Swap, and list their equity interests in the PRC company overseas by listing the SPV in an overseas market; (ii) the SPV obtains the Ministry of Commerce’s approval before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by Share Swap; and (iii) the SPV obtains CSRC approval before it lists overseas. See “Risk Factors — Risks Related to the Business of the Company — Risks Relating to Doing Business in China — We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which first became effective on September 8, 2006.”

Dividend Withholding Tax

In March 2007, the National People’s Congress enacted the Enterprise Income Tax Law which became effective on January 1, 2008 and last amended on December 29, 2018. The PRC State Council promulgated the Implementation Rules of the Enterprise Income Tax Law on December 6, 2007, which became effective on January 1, 2008 and was partially amended on April 23, 2019. According to Enterprise Income Tax Law and its Implementation Rules, dividends payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, issued on January 29, 2008 and supplemented and revised on February 29, 2008, and the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, which became effective on December 8, 2006 and applicable to income derived in any year of assessment commencing on or after April 1, 2007 in Hong Kong and in any year commencing on or after January 1, 2007 in the PRC (as well as four conventions implemented as of June 11, 2008, December 20, 2010, December 29, 2015

and December 6, 2019 between the China mainland and Hong Kong), such withholding tax rate may be lowered to 5% if a Hong Kong enterprise is deemed the beneficial owner of any dividend paid by a PRC subsidiary by PRC tax authorities and holds at least 25% of the equity interest in that particular PRC subsidiary at all times within the 12-month period immediately prior to the distribution of the dividends. Furthermore, pursuant to the Announcement on Issues concerning “Beneficial Owners” in Tax Treaties issued on February 3, 2018 by the State Administration of Taxation, when determining the status of “beneficial owners,” a comprehensive analysis may be conducted through materials such as articles of association, financial statements, records of capital flows, minutes of board of directors, resolutions of board of directors, allocation of manpower and material resources, the relevant expenses, functions and risk assumption, loan contracts, royalty contracts or transfer contracts, patent registration certificates and copyright certificates, etc. However, even if an applicant has the status as a “beneficiary owner,” if the competent tax authority finds necessity to apply the principal purpose test clause in the tax treaties or the general anti-tax avoidance rules stipulated in domestic tax laws, the general anti-tax avoidance provisions shall apply.

Enterprise Income Tax

In December 2007, the State Council promulgated the Implementing Rules of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008. The Enterprise Income Tax Law and its relevant Implementing Rules (i) impose a uniform 25% enterprise income tax rate, which is applicable to both foreign invested enterprises and domestic enterprises (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules and (iii) introduces new tax incentives, subject to various qualification criteria.

The Enterprise Income Tax Law also provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementing Rules further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the production and operations, personnel, accounts and properties of an enterprise. If an enterprise organized under the laws of jurisdiction outside China is considered a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, it would be subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. Second, a 10% withholding tax would be imposed on dividends it pays to its non-PRC enterprise shareholders and with respect to gains derived by its non-PRC enterprise shareholders from transfer of its shares. Dividends paid to non-PRC individual shareholders and any gain realized on the transfer of equity by such shareholders may be subject to PRC tax at a rate of 20%, if such income is deemed to be from PRC sources. See “Risk Factors — Risks Related to the Business of the Company — Risks Relating to Doing Business in China — Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

On October 17, 2017, the State Administration of Taxation issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the State Administration of Taxation on December 10, 2009, and partially replaced and supplemented rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the State Administration of Taxation on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a PRC establishment, the relevant gain is to be regarded as effectively connected with the PRC establishment and therefore included in its enterprise income tax filing, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. See “Risk Factors — Risks Related to the Business of the Company — Risks Relating to Doing Business in China — We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.”

Value-Added Tax

Pursuant to the Provisional Regulations on Value-Added Tax of the PRC, or the VAT Regulations, which were promulgated by the State Council on December 13, 1993, and took effect on January 1, 1994, and were amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Rules for the Implementation of the Provisional Regulations on Value Added Tax of the PRC, which were promulgated by the Ministry of Finance, on December 25, 1993, and were amended on December 15, 2008, and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax, or VAT. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 6% for taxpayers selling services or intangible assets.

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the Pilot Plan. The Notice of the Ministry of Finance and the State Administration of Taxation on Implementing the Pilot Plan of Replacing Business Tax with Value-Added Tax in an All-round Manner, issued on March 23, 2016, took effect on May 1, 2016. Pursuant to the Pilot Plan and the subsequent Notice, VAT at a rate of 6% is applied nationwide to revenue generated from the provision of certain modern services in lieu of the prior Business Tax.

According to Provisions in the Notice on Adjusting the Value Added Tax Rates, or the Notice, issued by the State Administration of Taxation and the Ministry of Finance, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. The Notice took effect on May 1, 2018, and the adjusted VAT rates took effect at the same time. Pursuant to the Notice of the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs of the PRC on Relevant Policies for Deepening the Value-Added Tax Reform, which was promulgated on March 20, 2019 and became effective on April 1, 2019, the tax rate of 16% applicable to the VAT taxable sale or import of goods by a general VAT taxpayer shall be adjusted to 13%, and the tax rate of 10% applicable thereto shall be adjusted to 9%.

Other National and Sub-National Level Laws and Regulations in China

Beyond those laws and regulations, we consider material to our business, we are subject to other regulations and laws administered by governmental authorities at the national, provincial and city levels, some of which are, or may be, applicable to our business. Our hospital customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

Laws regulating the conduct of business in our industry cover a broad array of subjects. We must comply with numerous additional state and local laws relating to matters such as safe working conditions, environmental protection and fire hazard control, which affect all companies doing business in China. We believe we are currently in compliance with these laws and regulations in all material respects. We may be required to incur significant costs to comply with these laws and regulations in the future. Unanticipated changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on our business, financial condition and results of operations.

Property, Plant and Equipment

We are headquartered and our executive offices are located at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China. The following is a description of our properties, which we lease from third-parties:

Use	Address	Space
Principal Executive Office	Lianluo Smart Limited Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, China	675 square feet

Storage Facility	Lianluo Connection Room 10, Negative Level 1, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing, China	323 square feet

Offices	Lianluo Connection Room 202, 2nd Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing, China	1,269 square feet

We are using these facilities for free without written lease agreements. We believe that our current facilities are adequate to meet our ongoing needs and that, and we will be able to obtain additional facilities on commercially reasonable terms, if additional space is required.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. Other than the legal proceedings set forth below, we are currently not aware of any legal proceedings or claims that we believe will have an adverse effect on our business, financial condition or operating results. None of our directors or members of senior management or any of our subsidiaries is engaged in any proceeding materially adverse to the Company or any of its subsidiaries.

In 2019, Beijing Dehaier and Lianluo Connection terminated employment of over 50 employees due to business restructuring. As of December 31, 2019, 34 of these laid-off employees filed complaints with Beijing Changping District Employment Dispute Arbitration Commission and Beijing Shijingshan District Employment Dispute Arbitration Commission, claiming that Beijing Dehaier and Lianluo Connection failed to pay them, among others, certain salaries, overtime fees and compensation. As regards the total expenses pertaining to this lay-off, the Company recorded liabilities of RMB979,716 (approximately $140,393) in employment termination compensations and RMB2.99 million (approximately $428,467) in unpaid salaries in 2019. As of December 31, 2020, the Company has paid off all the termination compensations and salaries of Beijing Dehaier and all the salaries of Lianluo Connection. There was about RMB91,623 (approximately $14,046) termination compensations of Lianluo Connection that has not been paid.

In 2020, Beijing Dehaier and Lianluo Connection terminated the employment of additional 25 employees due to the business downturn. Most of these former employees filed complaints with Beijing Changping District Employment Dispute Arbitration Commission and Beijing Shijingshan District Employment Dispute Arbitration Commission, respectively, claiming that Beijing Dehaier and Lianluo Connection failed to pay them, among others, certain salaries, overtime fees and compensation upon termination. As of December 31, 2020, Beijing Dehaier and Lianluo Connection have entered into settlement agreements with 15 of these former employees and settled disputes through negotiations with the rest of these employees. The total settlement amount for the 25 employees was RMB3,354,405 (approximately $486,389). All of the settlement amount relating to Beijing Dehaier’s former employees has been paid off and Lianluo Connection has not paid the remaining amount of RMB1,182,098 (approximately $181,216).

On May 9, 2019, Tianjin Wuqing Bohai Printing Co., Ltd., or Wuqing Bohai, filed an arbitration application with Beijing Arbitration Commission against Beijing Dehaier, claiming that Beijing Dehaier failed to pay for goods in accordance with purchase contracts entered into with Wuqing Bohai in 2017 and 2018 and requested Beijing Dehaier to pay Wuqing Bohai an amount of RMB119,770 (approximately $17,450), plus RMB10,000 (approximately $1,457) to cover the expenses of keeping goods that Beijing Dehaier failed to accept. On June 5, 2019, Beijing Dehaier submitted an answer to compliant, noting that it had not received some of the goods under the contracts and Wuqing Bohai failed to provide invoices for some of the goods allegedly received by Beijing Dehaier. Beijing Dehaier submitted that it should only be responsible for the purchase value of RMB48,450 (approximately $7,059). On March 6, 2020, the Beijing Arbitration Commission entered an award, ordering that Beijing Dehaier pay Wuqing Bohai the disputed amount of RMB119,770 (approximately $17,203) and an arbitration fee of RMB10,443 (approximately $1,500) by March 24, 2020 and dismissed other claims of Wuqing Bohai. In May 2020, Beijing Dehaier paid off the disputed amount and the arbitration fee and the case was closed.

INFORMATION ABOUT NEWEGG

Overview

Newegg is a tech-focused e-commerce company in North America, and ranked second after Best Buy as the global top electronics online marketplace according to Web Retailer’s report, as measured by 32.4 million visits per month in 2019. Through newegg.com and other online platforms, Newegg operates a direct sales and marketplace models for IT computer components, consumer electronics, entertainment, smart home and gaming products and provides certain third party logistics services globally. Newegg has received numerous awards and accolades for its services since its inception, among which, it was ranked No. 5 on Newsweek’s 2020 List of Best Online Shops — Consumer Electronics.

The Newegg Ecosystem

Newegg takes pride in connecting customers to a wide and increasing selection of tech products and a massive pool of brands, sellers, suppliers, manufacturers, distributors and third-party service providers. Founded in 2001, Newegg has developed a tech-focused e-commerce ecosystem that enables all of its participants to discover, engage and transact with each other.

At the nexus of this e-commerce ecosystem, Newegg takes stewardship in continuously growing it and delivering compelling value propositions to its participants over the long run. On the one hand, Newegg provides customers with access to vast, yet curated tech products sourced globally; on the other hand, Newegg creates value for Newegg’s brand partners, Marketplace sellers and suppliers by connecting them to a wide audience with life-time value. Additionally, Newegg’s platforms offer a comprehensive suite of e-commerce solutions, including product listing, fulfillment, marketing, customer service and other value-added tools and services.

Key Ecosystem Participants and How Newegg Create Value for Them

There are three key participants of Newegg’s ecosystem: the customers, the Marketplace sellers, and the brand partners.

Customers

Newegg has built a large, highly engaged and loyal customer base. As of December 31, 2020, Newegg had 4.7 million active customers (defined as customers who purchased at least one item on out platform in the past 12 months).

Newegg’s core customers include both its business-to-consumer, or B2C, customers and Newegg’s business-to-business, or B2B, customers. See “— Newegg’s Business Models” below for more information about Newegg’s B2C and B2B businesses.

Newegg believes that it offers the following compelling value propositions to Newegg’s customers:

•        Wide range of tech-focused products.    With approximately 40.5 million SKUs and 1,748 categories as of December 31, 2020, Newegg is a truly one-stop shop for a vast selection of tech products, ranging from brand-name information technology/consumer electronics, or IT/CE, products and in-house brands of computer hardware to peripherals under its private labels. Newegg’s extensive product offerings enable it to meet the diverse needs of a group of sophisticated customers, which is difficult for brick-and-mortar retailers to match due to shelf space constraints.

•        Easy and enjoyable shopping experience.

•        Content-rich, user-friendly interface.    Newegg’s platforms are user-friendly and easy to navigate, with features enabling customers to easily discover new products and trends, such as intelligent product recommendations and curated, personalized content supported by its data and analytics capabilities. Newegg also empowers customers to make informed purchasing decisions by offering detailed product information, customer opinions, peer reviews, product tutorials and the opportunity to network with other members of the Newegg community. Newegg has in-house video production capabilities that generate original content to engage and inform customers, and Newegg continues to enhance such capabilities in order to produce more and better content. Newegg’s platforms also provide an extensive portfolio of user-generated content, including over 4.58 million product reviews and approximately 32,000 testimonials about people’s shopping experience with Newegg as of December 31, 2020.

•        Flexible payment options.    Newegg accepts a variety of payment options and has sought to add new payment methods to cater to the needs of its customers. Newegg also offers open terms accounts for business and public sector customers. For example, in response to increasing customer demand, Newegg introduced the Bitcoin payment solution and Apple Pay in 2014. See also “— Payment.”

•        Timely, secure and reliable fulfillment.    Leveraging its reliable logistics network and infrastructure, Newegg is able to maintain a high level of shipping accuracy and reliability and timely delivery. See also “— Logistics and Fulfillment.” As of December 31, 2020, Newegg achieved, for orders directly fulfilled by it, an over 99.8% average accuracy rate, an over 97.7% 1-business day fulfillment rate in the United States and Canada if ordered prior to Newegg’s 3PM local time order cut-off, and a 99.6% 2-business day fulfillment rate in the United States and Canada.

•        Vibrant community of tech-savvy customers.    While expanding its range of product offering, Newegg continues to maintain a large and vibrant community of tech-savvy customers, providing inspiration for visitors to discover new tech trends and products and valuable decision-making intelligence typically not found at traditional retailers. Newegg has continued to offer additional functionalities to foster this community by, for example, launching its YouTube channel, where like-minded tech enthusiasts can get information about Newegg and tech products.

•        Attractive pricing.    Newegg is able to offer competitive pricing across a broad range of categories because of Newegg’s scale and strong supplier and Marketplace seller relationships and the ability to maintain a cost-efficient infrastructure. Newegg’s experienced product management team cost-effectively matches demand with supply, minimizing inventory and allowing it to save infrastructure costs associated with brick-and-mortar retailers. Newegg is also able to find optimized pricing points by leveraging its data and analytics capability and by monitoring its major competitors’ pricing trends.

Marketplace Sellers

On the Newegg Marketplace, third-party sellers offer their products to Newegg’s customers through its platforms and pay it commissions on their sales. See “— Newegg’s Business Models — How Newegg Delivers Its Services — Marketplace” for more details. The Newegg Marketplace had 16,618 (both active and inactive) sellers, approximately 40.5 million SKUs and 1,748 categories as of December 31, 2020.

Newegg is a business enabler for the Newegg Marketplace sellers in many ways. Newegg believes the Marketplace sellers choose its platforms not just because Newegg offers a forum for them to build online presence, but also because Newegg delivers the following additional value:

•        Centralized location of tech-focused customers.    The Newegg Marketplace connects sellers, whether wholesalers or retailers, to a growing customer base, the majority of whom are tech-savvy, in more than 20 countries and regions as of December 31, 2020, without expanding their physical footprint. In particular, the Newegg Marketplace provides smaller vendors and retailers with access to profitable B2B opportunities that would otherwise be difficult to reach due to their lack of ability to provide specialized support for organizational purchasing needs.

•        Access to premium e-commerce solutions.    Sellers, particularly retailers, generally face high barriers entering the global market, including logistics and scalable economics. The Newegg Marketplace addresses these challenges by providing sellers with a comprehensive suite of e-commerce solutions, including an API-enabled portal, on-site promotions, a curated marketing program, and fulfillment and delivery services. Particularly, Newegg provides Marketplace sellers with valuable data insights, which help them to market their products more effectively, generate additional traffic and increase conversion.

•        Human touch.    The Newegg Marketplace is a key component of Newegg’s ecosystem. Since Newegg launched the Newegg Marketplace model, Newegg has carefully nurtured Newegg’s relationships with the Newegg Marketplace sellers and has invested in their success, which Newegg believes drives Newegg’s continued growth in the long run. For example, Newegg assigns dedicated account managers to qualified sellers to help them tackle all sorts of challenges associated with operating a virtual storefront.

Brand Partners

Newegg is a trusted partner and the go-to channel for many leading tech product brands and is increasingly establishing relationships with brands in a growing number of other product categories. As of December 31, 2020, Newegg sourced merchandise from over 2,000 brand partners, and the Newegg Marketplace featured the official online stores of a number of brand partners, including some of the most well-known brands.

Newegg believes it provides the following benefits for Newegg’s brand partners:

•        Access to a targeted customer base.    Enabling brands cost-effectively reach target audiences, its existing, loyal customer base is highly valued by companies targeting ready-to-buy, tech-savvy customers and foreign brands seeking to sell products and build brand awareness in markets in Asia and the Middle East region.

•        Cost-efficient distribution channel.    Leveraging Newegg’s customer friendly online platforms, established logistics network and infrastructure and extensive e-commerce experience and expertise, Newegg offers to its brand partners efficient and cost-efficient distribution channels and comprehensive supply chain capabilities, including marketing, warehousing, fulfillment and customer service;

•        Brand building and promotion solutions.    Newegg offers its brand partners solutions and support to run special promotions and targeted marketing and brand-building campaigns through its platforms utilizing data and interactive media in ways that cannot be achieved through traditional media. See “— Newegg’s Business Models — Other Services — Marketing Services.”

•        Data insights.    Newegg collects insights from its customers’ interactions with it through Newegg’s analytics and algorithms. Newegg uses these insights, coupled with customer feedback and Newegg’s knowledge of the e-commerce market, to facilitate its brand partners’ marketing decision-making.

Newegg’s Competitive Strengths

Newegg believes that it maintains its market leading position through the following continual refinement of key competitive advantages.

Strong brand recognition.    Newegg has operated for over twenty years and built an excellent reputation among technology enthusiasts. Newegg has earned consistent recognition as one of the strongest brands in IT/CE ecommerce. Our operating history has given us strong brand equity and authority in this segment. Many consumers consider us the best retailer for PC components and high end PC systems.

Robust platform of marketplace sellers.    Newegg’s large customer base allows the platform to attract top tier marketplace sellers. These sellers provide their product assortment, competitive pricing, fulfillment and marketing thus increasing the value of the Newegg platform to its customers. Marketplace sellers are responsible for the vast majority of the SKUs available for sale on Newegg. Additionally, Newegg offers its Sponsored Product Ads (SPA) Program to its sellers’ partners which strengthens visibility and sales of key seller items.

Vendor Relationships.    Newegg has built robust, long term relationships with many of the most important brands in IT/CE including Nvidia, AMD and Intel. These relationships allow Newegg to secure inventory at competitive pricing. As a trusted partner to top manufacturers, Newegg is able to match supply to consumer demands.

Excellence in supply chain management.    Newegg has adopted cost-effective, automated solutions which provide accuracy and speed in fulfillment including Bastian’s OPEX Perfect Pick and Pick to Light. These warehouse automation systems allow Newegg to achieve 99+ percent same-day e-commerce fulfillment (defined in this prospectus as the processing of an order for shipment) and inventory accuracy rates. Newegg’s highly efficient logistics allow the Company to offer its capabilities to many of its marketplace sellers and vendors via Newegg Logistics. Newegg Logistics has expanded its third-party logistics (“3PL”) portfolio over time to include a variety of services including Shipped by Newegg (SBN.) In 2020, Newegg added two additional service offerings as part of its portfolio including Newegg Bridge, a turnkey customer service outsourcing solution and Newegg Staffing, a seasonal and direct placement employment firm.

Industry leading customer service.    Newegg’s customer service is well known, consistently earning industry accolades. Its proven track record of delivering excellent customer service for nearly two decades particularly qualifies Newegg to serve as the customer service gateway for its 3PL clients via its new Newegg Bridge service.

Newegg’s Growth Strategies

Newegg’s goal is to enhance its position as a leading tech-focused e-commerce company and to continue to expand globally and into new related business. Newegg plans to achieve this through the following:

Further strengthen its position as a leading tech-focused e-commerce company

Newegg has cultivated a strong and loyal customer base. Newegg intends to further expand and engage with its customer base by increasing the efficiency of its platforms and implementing new features to augment its platforms’ mobile functionality. Newegg also plans to continue enhancing its award-winning customer service function.

Newegg intends to engage in brand promotion campaigns and other marketing activities across online and offline channels to further drive its growth and enhance its brand recognition worldwide. Newegg plans to continue engaging its existing customers and reaching out to new customers utilizing social media, customer interactions on its platforms and offline marketing events in both domestic and overseas markets.

Increase Newegg’s product assortment and introduce new product categories

Newegg will continue to grow its direct sales and Marketplace business by increasing its product assortment and introducing new product categories.

Newegg is confident that its suppliers and Marketplace sellers will increase their offerings on its platforms if it continues to offer a compelling value proposition and further develop its data-led insights, real-time visibility of customer preference shifts and fulfillment and logistics capabilities. Newegg also intends to attract new third-party sellers to its Marketplace, with a focus in China, by providing them with access to its growing customer base, the majority of whom are tech-savvy, and its ancillary e-commerce solutions. This will enable Newegg to further enhance its sourcing capabilities, expand the diversity and availability of its merchandise and penetrate into additional IT/CE related categories, such as lifestyle electronics, health tech, tech toys, maker components and kits and Internet of Things (“IoT”) products.

Expand private label business

Newegg intends to further expand its Rosewill and ABS private label assortment by continuing to offer high quality, feature rich, value priced products. As of December 31, 2020, private label products (consisting of Rosewill and ABS products) across all Newegg platforms (Newegg.com, Newegg.ca and NeweggBusiness.com) constituted collectively approximately 0.002% of Newegg’s total active SKU count, while products offered by Newegg’s Marketplace sellers constituted 99.670% of Newegg’s total active SKU count.

Newegg plans to further expand its offerings under its Rosewill brand in targeted categories which it believes provide strong growth potential and higher margins, including DIY components, gaming accessories, gaming chairs, headsets, home automation and IoT connected devices. Under its ABS brand, its goal is to continue to drive significant growth in its line of gaming and business grade PCs’ by leveraging its large audience of gamers and business customers who seek a high quality, high powered PC. Both brands are offered globally through its cross border initiative and are expected to be included in future cross border expansion.

Grow its small and medium sized business and public sector segments

Newegg seeks to expand its B2B business by further penetrating into small- and mid-sized businesses and public sector institutions and continuously enhancing its value proposition tailored to meet the needs of its target verticals. Newegg plans to offer additional electronic tools and content that allow B2B customers to troubleshoot issues on their own without having to wait for a customer representative. Newegg is also expanding its broad assortment of business class products from top brands at competitive prices, which it offers with rapid delivery options and seamless customer and technical services.

Newegg aims to continue to attract new customers and increase existing customers’ retention and repeat purchase rates by emphasizing its personal touch in customer relationships and focusing on comprehensive online and offline marketing campaigns, effective customer engagement via social media and referrals, deals and promotions and efficient conversion of high-value accounts from Newegg.com.

Further develop its IT infrastructure and expand globally and into new businesses

Newegg plans to capitalize on its leading technology and infrastructure to enter into new markets and new businesses. Newegg expects to further develop its IT infrastructure, and mobile e-commerce platform to include big data applications, supply chain management systems and AI-driven analytical capabilities by integrating commercial software packages and open-source components into its software and systems. Newegg also aims to build on its success in select countries, such as Canada, and apply its model to expand into fast-growing markets where there are attractive opportunities, like Gulf Cooperation Council (GCC) countries.

Pursue selective strategic partnership, investments and acquisition opportunities

Newegg intends to selectively pursue strategic alliances and strategic partnerships that are complementary to its business and operations, including opportunities that can help Newegg further promote its brand to new customers, increase its product offerings, improve its technology and fulfillment infrastructure, and expand its presence to more markets with a focus on Southeast Asia.

Increase service offerings

Newegg aims to expand its offering of a variety of value-added D2C platform services and solutions. It believes by providing these services, Newegg creates additional value for its business partners and customers and ultimately benefits the Newegg ecosystem and all its participants. Currently, Newegg offers 3PL, including Shipped by Newegg® Service, Newegg Logistics, Newegg Staffing, Pure Facility Solutions, Inc., Newegg Bridge, a PC Builder tool, and expects to launch a Newegg personal computer assembly service in the near future.

Newegg’s Business Models

Newegg’s primary business model is to help customers find and purchase their desired products through its platforms. From a customer base and target audience perspective, Newegg categorizes its business model into B2C and B2B operations. Newegg strives to offer a compelling online shopping experience, reliable and timely order fulfilment and superior customer service across its B2C and B2B operations through its direct sales, market place and D2C platform services.

The following chart sets forth Newegg’s business models:

Business Model	B2B	B2C	
Platforms	newegg BUSINESS Neweggbusiness.com	newegg Newegg.com / Newegg Global	newegg Newegg.ca
How We Deliver Our Services	Direct Sales + Marketplace D2C Platform Services

B2C

Newegg’s B2C business model features selling products directly to consumers. Newegg started as a B2C business since launching Newegg’s e-commerce platform in 2001. As of December 31, 2020, Newegg had approximately 36 million registered B2C customers.

With a focus on selling IT/CE products, Newegg’s B2C business has expanded to include an increasingly wide range of products, including small home appliances, health & fitness, home living, sports, personal grooming, drones, auto electronics & parts, etc.

Newegg’s B2C customers consist primarily of sophisticated IT professionals, gamers, do-it-yourself tech enthusiasts and early tech adopters who generally occupy a well-educated, affluent, and IT trendsetting demographic with relatively high purchase frequency and strong willingness to embrace tech trends and try new products. Newegg believes its success is built upon its ability to cater to the preferences, tastes and habits of this demographic. As of December 31, 2020, through Newegg’s three major platforms, namely Newegg.com, Newegg.ca and Newegg Global, Newegg served customers in over 20 countries and regions, mostly in Asia and the Middle East region. For details of these platforms, see “— The Newegg Platforms — B2C Platforms.” Newegg’s B2C operations generated GMV of $2.3 billion and $1.5 billion for the years ended December 31, 2020 and 2019, respectively.

B2B

Although business customers have been able to shop on its Newegg.com platform since its launching in 2001, Newegg did not begin focusing on building its B2B operations until 2009 when Newegg launched NeweggBusiness.com, a dedicated B2B e-commerce platform, to tap into the burgeoning B2B opportunity. With a focus on providing office and IT equipment, NeweggBusiness.com offers an increasingly extensive assortment, including access to account executives with expertise in sourcing technology for business and processing industry specific requirements. Newegg’s B2B operations generated GMV of approximately $349.9 million and $409.8 million for the year ended December 31, 2020 and 2019, respectively.

Newegg’s B2B customers span across a range of verticals, including healthcare providers, K12 and educational institutions, government agencies, and businesses of all sizes, and its B2B operations have been focused on providing specialized support for their industry- and business-specific needs. As a major business development strategy, Newegg focuses its B2B efforts on serving small office / home office, or SOHO, small- and medium-sized businesses, or SMBs, and private and public sector markets which Newegg believes are underserved by other B2B retailers. As of December 31, 2020, Newegg had over 610,000 registered accounts on NeweggBusiness.com.

Currently, while Newegg positions NeweggBusiness.com as its dedicated B2B website, a significant number of its B2B customers also shop via Newegg’s account managers, or on its flagship retail platform, Newegg.com. See “— The Newegg Platforms — B2B Platforms” for more information about these platforms.

How Newegg Delivers Its Service

Newegg sells products to its B2C and B2B businesses through direct sales and the Marketplace.

For years since it commenced operations, Newegg operated primarily as a direct sales e-commerce platform and built a well-recognized brand, a massive, loyal tech-focused customer base, a reliable logistics network and strong supplier relationships. Leveraging these existing competitive advantages, the know-how and expertise from its direct sales business, in 2010, Newegg launched Newegg Marketplace to complement its direct sales operations. Newegg Marketplace has allowed Newegg to significantly expand its global reach and product assortment that it otherwise couldn’t offer efficiently, while incurring minimal inventory risk and costs associated with building additional supplier relationships. The products sourced by it, together with those offered on the Marketplace, provide Newegg’s customers access to an unparalleled product assortment. Newegg’s online platforms (direct and Marketplace) offered approximately 40.5 million SKUs as of December 31, 2020.

Newegg believes that the integration of its direct sales and Marketplace operations have created a virtuous, self-reinforcing cycle. The Newegg Marketplace is built on the success of its direct sales business, and Newegg believes that many sellers are attracted to the Newegg Marketplace by its direct sales credentials. On the other hand, as the number of sellers and brands on the Newegg Marketplace continues to grow, the choices available to customers also should increase, generating a strong momentum for Newegg’s continued growth. Newegg believes that this self-reinforcement, coupled with its reliable logistics network, has made it a strong player in the e-commerce industry.

Direct Sales

Newegg acquires products directly from its partners that consist of manufacturers, distributors and wholesalers, and sells them directly to its B2C and B2B customers. For its direct sales, Newegg sources the products, takes inventory risk, processes customer payments, prepares packages for shipment and delivery, and provides customer service and support. Newegg stocks and ships from its own warehouses, and also drop ship directly to customers from its partners’ warehouses.

The success of Newegg’s direct sales business depends largely upon its ability to secure a broad selection of products from suppliers at competitive costs. Since the commencement of its operations, Newegg has sought and cultivated deep, longstanding relationships with some of the biggest IT brands in the world and many of the largest, most important IT distributors.  Newegg continuously seeks to build similar relationships with suppliers in new and emerging categories and in new geographies. Due to Newegg’s strong supplier relationships and Newegg’s purchasing volume, Newegg is able to obtain favorable pricing, early allocation of new products, preferential allocation of products in shortage, and funding for product promotion and cooperative marketing. Newegg also enjoys exclusive arrangements with certain suppliers where it is able to offer highly demanded products exclusively on Newegg’s platforms. For more information about merchandise sourced for direct sales, see “— Merchandise Sourcing.”

Direct sales is the basis of Newegg’s business, generating approximately 74% of its GMV for the year ended December 31, 2020. Newegg leverages the traffic, customers, infrastructure, brand promise and overall goodwill generated by its direct sales relationships to enable entry into new models, businesses and geographies. This has allowed Newegg to continuously improve its value proposition to its customers and reach new customers and geographies, while improving its relationships with its partners.

Marketplace

The Newegg Marketplace operations enable customers to discover and purchase products from qualified third-party sellers from 35 countries and regions globally as of December 31, 2020. The Newegg Marketplace operations consist of the Newegg Marketplace launched in 2010, the Newegg B2B Marketplace, the Newegg Canada Marketplace launched in 2014 and the International Seller Program launched in 2011, a cross-border selling program designed to allow qualified international sellers to list products on Newegg’s platforms for sale across at least 20 countries and regions. As of December 31, 2020, the Newegg Marketplace connected B2C and B2B customers to 16,618 third-party sellers offering approximately 40.3 million SKUs. The Newegg Marketplace offers a wide and increasing portfolio of categories, including emerging smart home automation, VR, and lifestyle electronics, health and beauty technology products, and houses online stores of some of the most well-known brands in the tech industry, such as HP, Dyson, and Lenovo.

The Newegg Marketplace sellers can use the Newegg Marketplace Seller Portal, a unified application programming interface enabled system, which enables sellers to manage items, orders, accounts and reports, for the day-to-day operations of their online stores, including product listings, inventory management, order fulfillment, customer service, promotional content and service reviews and returns. Newegg also offers the following additional features and tools to help Marketplace sellers drive traffic and maximize sales:

•        Curated Marketing programs.    Newegg has a dedicated marketing team specializing in providing sellers with both highly effective marketing tools as well as curated marketing programs, including sponsored product ads, A+ content, email communication program, social media campaigns, video creation, and more.

•        On-site promotion.    Newegg offers Marketplace sellers numerous on-site promotion options, such as homepage banners, placements to showcase flash sales and featured products, as well as personalized post-purchase emails.

•        Shipped by Newegg (SBN) fulfillment.    Newegg gives sellers the option to use Shipped by Newegg (SBN), an efficient and price-conscious fulfillment service to have Newegg house inventory and pick, pack, and ship their products.

•        Shipping Label Service.    Newegg gives sellers the ability to fulfill their own orders and print a shipping label on their own network or in the office.

•        Integration Providers.    Newegg partners with a variety of qualified integration service providers to help Marketplace sellers fill the gaps in the integration process with item creation, inventory management, order processing, as well as returns and refunds.

•        Newegg Elite Seller program.    Newegg offers the Newegg Elite Seller program, a membership program designed to give qualified sellers premium access to post-purchase customer engagement, Seller Store, and other numerous value-added operational services with significant discounts.

While Newegg encourages Marketplace sellers to offer the most attractive prices, they have the flexibility to price the products sold through the Newegg Marketplace. Due to Newegg’s scale and large visitor traffic, some of the Marketplace sellers also set aside exclusive product supplies for it and offer the most competitive pricing for its customers.

Newegg has a rigorous process in place to assess the Newegg Marketplace sellers. Newegg selects Marketplace sellers based on a number of factors, including service level, logistics capability, operation efficiency, category focus, sales volume, brand assortment, customer rating and market reputation. Newegg also requires third-party sellers to meet its strict standards and protocols in terms of product authenticity, customer services, and delivery and fulfillment so that customers are confident that they receive the same level of buying experience and customer service that they expect when buying directly from Newegg. See also “Customer Service and Support — Marketplace monitoring.” Only those sellers that meet its criteria are selected, and any that fall below its standards will not continue to sell on the Newegg Marketplace.

The Newegg Marketplace sellers pay Newegg commissions on their sales, with published commission rates varying according to the product category from 8% to 15%. Newegg also charges membership fees for the additional value-added services and tools that it provides to sellers based on their enrollment.

Merchandise Sourcing

As of December 31, 2020, Newegg offered over 40.5 million SKUs, consisting of 133,366 direct sales SKUs sourced from at least 405 suppliers globally and 40.3 million SKUs on the Newegg Marketplace from 16,618 third-party sellers globally. As of December 31, 2020, approximately 36.8% of Newegg’s direct sales inventory was purchased from distributors, 61.0% directly from manufacturers and 2.2% from other sources. As of December 31, 2020, the 10 largest suppliers accounted for 70.6% of the merchandise Newegg purchased for direct sales.

The table below shows Newegg’s product categories offered through its platforms and their selected featured brands and the number of SKUs in each category:

Category	Products	Selected Featured Brands	SKUs as of December 31, 2020
Computer System	Desktops, laptops, gaming laptops, peripherals and accessories	Asus, MSI, HP, Lenovo, Dell, Acer, Microsoft, Samsung, LG, Gigabyte, Westinghouse	Approx. 6.7 million
Components	CPU/processors, Graphic Cards, Motherboards, storage devices and computer accessories	Intel, AMD, Asus, MSI, Corsair, Gigabyte, ASRock, EVGA, Western Digital, Seagate, Samsung, G.Skill	Approx. 2.5 million
Electronics	Home Video, Home Audio, Headphones, Pro Audio/Video, Cellphones, Wearables, Digital Cameras	Samsung, LG, Sony, Denon, Yamaha, Beyerdynamic	Approx. 10.3 million
Gaming	Xbox, PlayStation, legacy gaming, gaming titles	Nintendo, Sony Playstation, Microsoft Xbox	Approx. 0.2 million
Networking & Smart Home	Home networking, commercial networking, server & components and smart home products	Asus, TP-Link, Netgear, Linksys, SonicWall, Polycom, Plantronics, Jabra, Yealink, Cisco, Ruckus, Ubiquiti	Approx. 2.8 million
Office Solutions	Display & printing, office technology furniture, office supplies and mailing & inventory supplies	HP, Brother, Epson, Xerox, Lexmark, Zebra, Honeywell, ELO Touch, Sony, Sharp, Asus, Acer, Samsung, Eureka Ergonomic, COUGAR	Approx. 2.5 million
Software & Services	Software, Digital Downloads, Warranty & Services, 3rd Party Gift Cards, and Entertainment Products	Microsoft, Adobe, Norton, Intuit, SquareTrade	Approx. 0.1 million
Automotive & Industrial	Car electronics, Marine and Aviation, Motorcycles and ATV, Performance Parts, Tools and Equipment, Wheels and Tires	Alpine, Kenwood, 3M, Garmin, Pioneer, Boss Audio, BFGoodrich, Continental Tires, Firestone, Goodyear, Hankook, Michelin, Toyo	Approx. 1.4 million
Home & Tools	Home improvement tools, home appliances, kitchen utensils, outdoor & garden furniture, and pet supplies, Generators	Dyson, Cuisinart, Frigidaire, iRobot, Hoover, Ninja, Shark, Keurig, Caterpillar, DEWALT, Makita, Bosch, Milwaukee	Approx. 7.3 million
Health & Sports	Fitness, sports and health and beauty supplies	Huffy, Vilano, Razor, Garmin, Barska, Tactical Scorpion Gear, Intex, GoPowerBike, Callaway Golf, BestMassage	Approx. 1.3 million
Apparel & Accessories	Clothing, Costumes, Maternity, Shoes, Socks, Men & Women Clothing	Adidas, Converse, Levis, Skechers, Timberland, UGG, Under Armour, Crocs, DC Shoes	Approx. 2.7 million
Hobbies & Toys	Drones, learning & educational materials, Action Figures, Collectibles, Board Games, Stem Toys, Science and Nature Toys	Disney, Funko, Lego, Bandai, Banzai, Hasbro, Razor, Spin Master, Little Tikes	Approx. 2.4 million

To ensure a steady supply of products and optimized pricing and allocation, Newegg maintains multiple sourcing arrangements for most of its products. Newegg deploys a flexible sourcing model, utilizing different distribution channels when economically and logistically beneficial while maintaining its reseller authorizations and relationships with its brand partners. As Newegg increases in scale in new or emerging product categories, it endeavors to increase its purchases directly from manufacturers and, where appropriate, to become an authorized reseller, which Newegg believes provides improved product pricing and better access to preferred product allocation.

Newegg’s tech savvy customer base, its online marketing and merchandising expertise and its ability to quickly and efficiently launch new products make it the go-to channel for many manufacturers and distributors. Newegg is particularly strong in the components categories where Newegg is one of the largest channels online or offline and it continues to gain significant traction with suppliers in other categories, such as desktop PCs, laptops, and input/output devices.

Newegg maintains extensive and longstanding relationships with many of the biggest tech product brands and distributors globally. Newegg employs a team of merchandising professionals consisting of 53 employees as of December 31, 2020, specifically trained to cultivate and manage relationships with large international IT brands, such as Gigabyte, MSI, Asus, G.Skill, Acer, Corsair, Coolermaster, AMD, Intel, WD, Seagate, Samsung, Nvidia, HP, Lenovo, Microsoft and EVGA. Its merchandising professionals review Newegg’s product categories and brands on a regular basis to assess demand and trends so that Newegg offers its customers access to the most current and desirable products. Newegg purchases its inventory from vendors on trade accounts typically requiring payment between 15 and 45 days after the date the inventory is shipped to it.

Leveraging its scale, brand and global footprint, Newegg seeks to enter into exclusive agreements with selected suppliers and third-party distributors for some or all of their products with favorable terms. Newegg has created a manufacturer portal where its suppliers can access reports regarding inventory and purchase history of the manufacturers’ products, view Newegg’s vast record of customer reviews, and analyze information about its customer purchases of their products. Newegg’s suppliers can access this information to assist in their marketing and product development effort.

Private Labels

In 2004, Newegg began to offer its private label products by launching Rosewill, its first private label brand on Newegg.com. The private label assortment is primarily focused around categories where Newegg believes that it can compete at higher than average margins while delivering lower cost, high quality options to its customers. Newegg offers its private label products both across its platforms and on other e-commerce platforms, such as Walmart, Amazon, and eBay.

Newegg’s major private labels currently include Rosewill which is focused on offering feature rich computer components, gaming peripherals and home electronics, and ABS, a private label launched in 2014 that offers high-end gaming PCs for consumers and custom configured computers for business applications requiring the performance of a gaming GPU.

Other Services and Solutions

In addition to online retail sales, Newegg also generates revenues from a range of ancillary value-added D2C platform services and solutions. Newegg believes by providing these services, Newegg creates additional value for its business partners and customers and ultimately benefits the Newegg ecosystem and all its participants.

Supply Chain Third-party (3PL) Services

•        Shipped by Newegg® Service.    Newegg began to offer Shipped by Newegg, a comprehensive suite of warehousing and fulfillment services, to the Newegg Marketplace sellers in 2013. Enrolled Newegg Marketplace sellers deliver their products to one of Newegg’s fulfillment centers, and Newegg handles the fulfillment of orders placed in the sellers’ online stores and charges service fees based on the size of the products and the shipping methods requested.

•        Newegg Logistics.    Newegg launched Newegg Logistics in 2014, a division dedicated to providing end-to-end e-commerce logistics and supply chain solutions covering warehousing, inventory management, order processing, packing and shipping, designed to reduce inventory costs and streamline supply chain efficiencies, to Newegg’s other business partners, manufacturers, whole-sellers, Marketplace sellers and B2B clients. Newegg typically enters into a master service agreement with its Newegg Logistics customers and charge service fees at a fixed rate.

•        Newegg Staffing.    Newegg launched Newegg Staffing in 2020 with a focus on providing both direct placement and seasonal placement of employees to help its partners, offering clerical, manufacturing and logistics employee placement. Offices have been launched in Southern California, Indiana, New Jersey and Texas.

•        Newegg Bridge.    Newegg launched Newegg Bridge in 2020 offering turnkey customer service outsourcing solutions with 24/7 support. The outsourcing solutions include Phone, Chat, and Email support, as well as Social Media monitoring. Newegg Bridge is a scalable solution that can assist “small, medium, and larger” customers year round or seasonally.

•        Pure Facility Solutions.    Newegg launched a cleaning service business named Pure Facility Solutions in 2020 offering commercial facilities cleaning and sanitizing services to businesses.

•        Newegg PC Assembly Service.    Newegg has launched a PC building service which offers professional assembly service, custom skins, and liquid cooling loops assembly service. This service primarily will operate in two kind of builds, BTS (Build To Stock) & BTO (Build To Order).

Marketing Services

Newegg offers flexible marketing packages consisting of advertising sales, event organization and other marketing campaigns to its brand partners. Newegg helps brands reach a potential audience by leveraging its online portals, marketing affiliates and promotional emails. Newegg has a global professional marketing team consisting of 60 people as of December 31, 2020, who help its brand partners and Marketplace sellers design marketing activities with highly effective cost of sales. In addition, Newegg also utilizes social media to market its brand partners to over three million social fans across various internet platforms, including Facebook, Twitter, YouTube and Instagram, by offering promotions, sweepstakes, and reviews in order to maximize Newegg’s brand partners’ exposure.

The Newegg Platforms

Newegg’s websites and mobile applications, which it refers to as the Newegg platforms, are the foundation of the Newegg ecosystem. While each Newegg platform is strategically focused on differential market segments, customers and/or product categories, the platforms share a common Newegg brand and are supported by its integrated logistics and fulfillment capability, operational expertise and technology infrastructure, and Newegg offers the same level of customer service and dedication across all these platforms.

B2C Platforms

•        Newegg.com.    Launched in 2001 in the United States, Newegg.com is its first online platform and currently its flagship e-commerce platform. Newegg.com offers a typical range of IT/CE categories with the continuous addition of emerging categories across the internet of things (IoT) home automation, robotics, drones, auto electronics and more. While Newegg.com operates predominantly as a B2C e-commerce platform, Newegg.com supports both direct sales where Newegg sells merchandise directly to customers and the Marketplace model where third-party sellers offer their inventory to Newegg’s customers. As of December 31, 2020, Newegg.com fulfilled orders originating from various countries, mostly in Asia and the Middle East region.

•        Newegg.ca.    Newegg launched Newegg.ca in 2008 to sell IT/CE products in Canada with a business model similar to that of Newegg.com. Newegg.ca is a leading e-commerce platform focusing on IT and CE products in Canada, with approximately 1.5 million customers as of December 31, 2020, and GMV of $181.1 million for the year ended December 31, 2020. Currently, nearly half of orders on Newegg.ca are fulfilled from Newegg warehouses. Newegg also delivers to its Canadian customers via Shipped by Newegg or other third-party shipping companies. Orders for merchandise offered by Canada-based Marketplace sellers are fulfilled locally by such sellers in Canada as well.

•        Newegg Global.    Newegg launched Newegg Global in 2017 as an expansion of its footprint in the global ecommerce market. Newegg Global can automatically detect a customer’s IP address and offer the customer an option to go to their local website or to use the U.S. website. Newegg Global currently fulfills orders originated from 20 countries or regions and offers five payment methods and one to seven business day door-to-door delivery services. Newegg Global had approximately 0.8 million registered customers outside North America as of December 31, 2020, and had a GMV of $63.9 million for the year ended December 31, 2020.

•        Mobile apps.    Since the launch of Newegg’s first mobile app in 2008, Newegg has accumulated millions of downloads of its mobile apps. Newegg currently has a mobile app for Apple devices and for Android devices, and Newegg launches updated versions of its apps periodically. As of April 9, 2021, Newegg’s mobile app for Apple devices has a customer rating of 4.8 out of 5.0, and a customer rating for its Android mobile app of 4.6. For more details, see “— Technology — Newegg’s IT Capability — Mobile Apps.”

B2B Platforms

In 2009, Newegg launched NeweggBusiness.com, a site that currently supports substantially all of its B2B operations. Over the years, Newegg has built NeweggBusiness.com into a dedicated B2B e-commerce platform offering a full range of IT, office and industrial products and solutions with a wide customer base ranging from government agencies, healthcare institutions, and education institutions to other businesses of all sizes. NeweggBusiness.com supports both direct sales and a B2B marketplace that connects its B2B customers with over 2,000 third-party sellers globally.

Other Platforms

In addition to the major Newegg platforms discussed above, Newegg also operates Newegglogistics.com, a platform dedicated to providing reliable logistics and supply chain solutions through 3PL operations. For details of Newegg’s 3PL services, see “— Newegg’s Business Models — Other Services — Third-party Logistics (3PL) Services.”

Logistics and Fulfillment

Newegg has a reliable logistics network and infrastructure designed to ensure timely and accurate shipment of a massive amount of orders. This has allowed it to handle seamless delivery of over 32,956 parcels per day on average, with an average accuracy rate of over 99.8%, an over 97.7% 1-business day fulfillment rate in the United States and Canada if ordered prior to Newegg’s 3PM local time order cut-off and a 99.6% 2-business day fulfillment rate in the United States and Canada, as of December 31, 2020.

Newegg stocks and ships the vast majority of its direct sales products. Fulfillment of orders from the Newegg Marketplace is executed by the sellers except for orders shipped through its Shipped by Newegg (SBN) services, where the items will be shipped from one of Newegg’s warehouses.

Newegg’s logistics and fulfillment infrastructure and capabilities include:

•        Warehouses.    Newegg believes the best approach in serving its customers is to maintain reasonable inventory levels and to ship directly from its own inventory. As of December 31, 2020, Newegg operated eight strategically-located fulfillment centers, including seven warehouses located in North America and one in China, covering more than 1.5 million square feet in total. Each of Newegg’s warehouses is able to process 13,000 inbound pieces and 10,000 outbound pieces on average per day. Newegg also maintains regional warehouses in Southern California, New Jersey and Indiana and Ontario, Canada to fulfill customer orders in the United States and Canada. The geographical placement of its warehouses and its warehouses in North America enable it to reach approximately 95% of the North American population in two business days.

•        Cooperation with reliable logistics service providers.    Newegg capitalizes on a robust transportation framework that connects international air and sea transport, domestic over-the-road carriers, and last mile delivery to residential consumers such as United States Postal Service, Purolator, OnTrac and UPS. Newegg has also engaged and is working with multiple logistics partners to offer a wide array of flexible delivery options.

•        Virtual fulfillment.    Newegg ships certain products to customers directly from vendors and distributors who meet its quality fulfillment standards without going through its warehouses, a practice which Newegg refers to as virtual fulfillment. Virtual fulfillment is fully utilized to broaden Newegg’s product assortment and avoid loss of sales when SKUs are out of stock. In the United States, virtual fulfillment accounted for approximately 7.7% of direct sales for the year ended December 31, 2020.

Its logistics and fulfillment focus on reliable, efficient and flexible delivery.

•        Reliability.    Newegg has a reliable technology platform and order process flows for its fulfillment operation. Each order is verified at least twice before being shipped. Customers can track the shipping status of their purchases through links to Newegg e-mail and/or its websites and mobile applications. Newegg’s inventory management and tracking also have redundant capabilities to enable each facility, if necessary, to fulfill most U.S. orders. This redundancy could allow it to continually fulfill most orders, albeit less efficiently, as long as a single warehouse is operational.

•        Efficiency.    Newegg has a well-designed, fully-customized warehousing management software system that is adopted by all warehouses, featuring smart categorization of inventory assortment in various warehouse locations to maximize logistics efficiency. When Newegg orders product from a supplier, it tracks the receipt of the merchandise and can “material optimize,” or direct, the inventory to a specific warehouse to match customer demand in a geographical area; when a purchase order is received, Newegg matches the order to its inventory, and distributes a specific order fulfillment assignment to one or more warehouses for processing. Newegg uses advanced, “pick-to-light” conveyer systems to allow its warehouse staff to fulfill orders quickly.

•        Flexibility.    Newegg’s customers may choose various shipping methods including basic ground delivery and expedited overnight shipping, and Newegg has continuously optimized its delivery options available to upgrade the shopping experience of its customers. For example, in 2019, in collaboration with UPS, Newegg introduced an option allowing customers to pick up the products they purchase at a nearby UPS location instead of having them delivered at their own addresses. This is a safe and convenient shipping option and reduces the waiting time customers would otherwise experience between the time an order is placed and their products are received.

Customer Service and Support

Newegg has built its brand on the principle of superior customer service. Newegg provides high-quality customer service and support throughout its customers’ entire engagement with it, from purchase to returns.

•        Customer service.    Newegg’s in-house customer service staff are trained to resolve customers’ inquiries as quickly as possible. Newegg currently operates multilingual customer service centers in California and has customer service representatives working remotely in California, Indiana, Nevada, New Jersey and Texas, focusing on serving North American buyers, and a multilingual customer service centers in China that is available 24 hours a day, seven days a week via e-mail and instant messaging. As of December 31, 2020, Newegg employed over 212 experienced customer service representatives responsible for handling general customer inquiries, taking orders and investigating the status of orders, shipments and payments. Newegg’s multilingual customer service representatives are available by phone, live-chat, chatbot or email. During Christmas and other peak sales periods, Newegg also hires part-time personnel to meet increased sales and customer inquiries.

•        Marketplace monitoring.    When customers purchase items from the Newegg Marketplace sellers, Newegg wants them to be confident that they receive the same level of customer service they expect from Newegg direct sales. With that in mind, Newegg closely monitors the performance of the Newegg Marketplace sellers to ensure they abide by the Newegg Marketplace rules, provide customers with quality customer support, ship orders on time, and respond to customer queries in a timely fashion. Newegg has adopted a zero-tolerance policy on counterfeit products and has rules in place to take down allegedly counterfeit or pirated products and disqualify sellers selling counterfeit or pirated products.

•        Newegg Marketplace Guarantee service.    Newegg also offers a special customer service program, Newegg Marketplace Guarantee, for Marketplace orders. With Newegg Marketplace Guarantee, if a Marketplace seller fails to reimburse the customer for products that are damaged, defective or materially different from what was displayed on the Newegg platform by that seller, the customer can submit a claim directly to Newegg and may be eligible for reimbursement of the purchase price of any product they purchase from a Newegg Marketplace seller, up to $1,000.

•        Return policy.    Newegg’s standard return policy generally allows certain items that are directly sold and shipped by it to be returned within 30 days of the original invoice date for a full refund or for a replacement, with restocking fees charged in both cases.

From a customer service perspective, in addition to customers, Newegg broadly defines its customers to also include the Newegg Marketplace sellers, from whom Newegg earns commissions, and purchasers of its 3PL services and other ancillary e-commerce solutions and services. See “— The Newegg Ecosystem — Key Ecosystem Participants and How Newegg Creates Value for Them — Marketplace Sellers” and “— Newegg’s Business Models — Other Services — Third-party logistics (3PL) services” for more information about Newegg’s engagement with these customers.

Payment

Newegg provides its customers with the flexibility to choose from a number of traditional online payment options, along with certain creative payment solutions that are popular with tech enthusiasts.

•        B2C payment options.    Newegg offers various mainstream online payment options to customers on its B2C platform, including credit cards, debit cards and pre-paid gift cards. Newegg offers customers the opportunity to pay for items purchased on its platforms with Newegg Store Credit Card, a private label credit card that Newegg launched in partnership with Synchrony Financial, a U.S. consumer financial services company. Newegg Store Credit Card has a revolving credit line and offers numerous attractive financing options, including, for example, zero interest for everyday purchases for up to 12 months, and up to 36 months on purchases of certain items on its platforms, which Newegg believes improves customer loyalty and purchase frequency and results in increased sales. In addition, Newegg allows customers to use Bitcoin and Bitcoin cash to pay for purchases made on its platforms.

•        B2B payment options.    B2B customers can make payment during checkout or request credit and pay on terms via the above-mentioned online payment options or via ACH, wire transfer or bank check. Newegg also offers open terms accounts for business and public sector customers. In most cases, the payment term that Newegg grants to its B2B customers is 30 days.

Sales and Marketing

Newegg’s marketing strategy includes generating customer traffic, increasing its brand recognition, acquiring customers cost-efficiently, building customer loyalty and maximizing repeat purchases. Newegg’s integrated marketing framework represents a core competency that it regards as essential to the success of its platform. Newegg is focused on continuing to enhance Newegg’s brand awareness through a variety of online and offline marketing and brand promotion activities, meanwhile leveraging technology to drive scalability and sustainability and eventually achieve optimal return on investment and highly effective cost of traffic as well as sales.

Referral

Newegg benefits significantly from word-of-mouth referrals and positive product reviews, and Newegg believes its reputation as a one-stop-tech-shop has led to strong word-of-mouth promotion, especially among the tech-savvy. Newegg also provides live-streaming product reviews on its platforms, through which its customers can see other people’s thoughts on the product in a more straightforward way. As of December 31, 2020, Newegg attracted 53% of its visitors without incurring a referral, click-through or advertising fee.

Online Marketing

Newegg conducts the majority of its marketing efforts online through targeted marketing via affiliates, search engines, promotional emails, social media traffic, targeting and personalization and online promotion campaigns.

•        Paid search engine marketing.    Search engine marketing is a major driver of its traffic and customer acquisition. For the year ended December 31, 2020, its spending on paid search engine marketing represented approximately 59% of its total marketing spending. Newegg bids for specific keywords and products on search engine sites, such as Google, Yahoo! and Microsoft Bing, for optimum visibility in the displayed results. Newegg’s broad and evolving product selection enables it to utilize a large quantity of keywords that Newegg frequently tests and measure for their effectiveness. Newegg also uses sophisticated software to strategically manage its keyword and SKU level bids to maximize marketing performance at an efficient rate.

•        Affiliate Marketing.    Newegg also engages in affiliate marketing programs where Newegg offers affiliated websites commissions for sales resulting from directing customer traffic to its websites through embedded hyperlinks. Such affiliates are typically deal sites that advertise retailer deals to their audiences. Affiliate marketing is Newegg’s second largest paid marketing channel and represents approximately 20% of Newegg’s total marketing expense for the year ended December 31, 2020.

•        Targeting and personalization Marketing.    Targeting and personalization have proved to be highly effective in terms of conversion and customer acquisition. Newegg’s CRM Marketing Team run various and highly diversified marketing programs through personalization and segmentation on multiple channels including website, email, social, paid search engine, and more. Based on customers’ onsite behavioral data and purchase history data, Newegg is able to identify prospect customers (that is, visitors sharing a same shopping pattern with Newegg customers) as well as existing customers and display its brand and product advertising ads to them when they are on social media or Google search or other affiliate sites.

•        Others.    Other online marketing channels include click-through based advertising on shopping comparison engines, targeted messages, email distribution, banner advertisements on high-traffic portals, social networking via major social media sites and Newegg’s own branded portal, and onsite promotions and cross-selling opportunities on its websites, such as Daily Deals and Marketplace Spotlight. Newegg had approximately 18 million email subscribers as of December 31, 2020 and successfully delivered over 1.7 billion emails to targeted customers, which is way ahead of industry benchmarks.

Offline Marketing

Newegg also devotes marketing resources to various offline formats, including displaying offline advertisement through multiple channels and sponsoring or organizing offline events.

Newegg leverages offline events as a way to engage its customers, vendors and brand partners to extend its brand recognition. Newegg has launched various offline events to enhance the interaction among IT enthusiasts and to promote its products and brands, including the Newegg Triple Crown Royal at HyperX Esports Arena in Las Vegas, Intel Extreme Masters in Chicago and the CLG Fortnite Challenge in New York. For example, Newegg held its 15th annual Eggie Awards gala in January 2019 at the Hakkasan, a renowned Asian-fusion eatery & club in Las Vegas, honoring key partner companies and individuals that are important to Newegg’s success. Other events included the Newegg Triple Crown Royal at HyperX Esports Arena Las Vegas, Caltopia at UC Berkeley, Intel Extreme Masters at Chicago, CLG Fortnite Challenge event in New York, and CLG Tailgate event in West Hollywood.

Technology

Newegg’s technology systems are a critical component of its success and are designed to enhance efficiency and scalability. Newegg’s research and development team, coupled with its proprietary technology infrastructure and the large volume of data generated and collected on its platforms, have created opportunities for continuous improvements in Newegg’s technology capabilities, empowering reliability, scalability and flexibility. Newegg’s technology strategy is to develop Newegg’s own proprietary software and license technologies from third parties as appropriate in order to simplify and improve the shopping experience, as well as facilitate Newegg’s fulfillment, financial and customer service operations.

IT Infrastructure

Newegg has built its technology platform relying primarily on software and systems that Newegg has developed in-house and to a lesser extent on third-party software. Its global research and development team consists of more than 450 IT professionals and engineers as of December 31, 2020, working to design and maintain Newegg’s IT infrastructure to support its growth. Newegg’s technology infrastructure is designed for scalability and reliability to support business growth. It utilizes high-availability clusters comprising groups of servers to provide sufficient redundancy and ensure continued service in the event of single point server failure due to hostile attacks, systematic errors or other reasons. Newegg’s high-availability data system ensures that back-up servers are connected to its network instantly once master servers experience technical difficulties.

Newegg currently has two self-owned data centers in City of Industry, California and two co-located data centers at facilities in Los Angeles, California, and New Jersey to provide redundancy for its e-commerce data. Newegg maintains over 1,500 servers stored in its data centers and 300 network devices. Newegg’s IT infrastructure enables it to support 54 million page views and with the capability to process up to 0.75 million orders per day. Newegg’s platform obtained PCI Level 1 certification in 2010.

Newegg’s IT Capability

•        Websites.    Newegg’s website incorporates proprietary technology internally developed on a primarily Microsoft.NET platform. It provides product descriptions, search and ordering functionalities and product reviews.

•        Mobile site and apps.    Customer activity on mobile devices is growing, and Newegg is investing significantly in mobile technology to increase sales to customers using mobile devices. Newegg’s mobile app aims to create a convenient shopping experience for its customers by, for example, enabling users to save their profiles and payment information for future purchases, and to provide helpful tools to Marketplace sellers by, for example, offering a mobile dashboard allowing them to better manage their inventory and orders on the go. As of December 31, 2020, the orders placed on its mobile site and apps accounted for approximately 24.5% of its total B2C orders.

•        Data and analytics.    Data collected from Newegg’s operations, including inventory data, behavioral and transactional data and pricing data, are housed in Newegg’s data centers. Newegg has deployed commercial business intelligence software to analyze this data and improve the shopping experience. Newegg applies various AI capabilities and deep learning technologies across its platforms to enhance the shopping experience. Newegg’s sophisticated user behavior analysis system leverages its large customer database to create customized product recommendations, allowing it to efficiently acquire new customers and increase sales. Also, Newegg has leveraged its AI capabilities to do category extraction for different products based on the unstructured content and images, the results of which have been used to do miscategorization correction and site search relevancy improvement.

•        Inventory management.    Newegg’s supply chain management system includes price optimization, inventory balancing, and inventory forecasting and other subsystems. It enables effective sales forecasting and inventory management that increase the efficiency of Newegg’s supply chain and help it control costs. Newegg’s inventory availability is coordinated through Newegg’s technology platform. Newegg has added functionality to update Newegg’s platforms on a real-time basis when items become out of stock in Newegg’s fulfillment centers. This feature limits the number of orders placed for out-of-stock items, allowing it to better manage aging inventory and minimize customer dissatisfaction by eliminating backorder merchandise.

•        Transaction management.    Newegg has developed and deployed a scalable back office platform that allows it to monitor transactions and changes to financial data as well as provide Newegg’s management with daily updates. Newegg utilizes both proprietary and third-party applications for accepting and validating purchase orders, placing and tracking orders with suppliers, managing inventory and assigning it to purchase orders and ensuring proper shipment of products to customers.

•        Fulfillment management.    Newegg has software for its fulfillment operations that tracks customer orders from placement through packing and shipping. Newegg has installed sophisticated, “pick-to-light” conveyor systems and associated software. Newegg has also developed software modules that efficiently manage the sorting and picking process of its products. Newegg’s systems are integrated with those from its primary U.S. shipping vendor to facilitate tracking of the orders after shipment.

•        Anti-fraud monitoring.    Online fraud is a constant threat to the security and reliability of e-commerce retailers. Newegg works with third-party vendors to monitor its network security devices and to secure its online payment systems. Newegg has developed proprietary tools in-house to monitor its online traffic for suspicious activities. Newegg’s websites have earned certifications from organizations and agencies like Tevora, based on its meeting their information protection and fraud prevention standards.

Research & Development Team

Newegg’s global research and development team, consisting of more than 450 IT professionals and engineers as of December 31, 2020, is focused on innovation through software development, algorithm design and development and IT infrastructure design and maintenance. Newegg’s research and development personnel constantly upgrade its platforms and continuously test new features to improve its customer experience. Newegg’s research and development team also develops custom-built proprietary and engages third-party solutions to support its specific customer, vendor and Newegg Marketplace seller requirements, including handling heavy traffic on its platforms and providing quick and efficient fulfillment services to meet customer expectations. In 2010, Newegg was granted a CMMI Level 4 maturity certification from the Capability Maturity Model Integration Institute for its research center in China.

Security and Privacy Policy

Newegg is committed to protecting information security across all Newegg platforms. Newegg uses a variety of techniques to protect the integrity of its networks and the confidential data it collects and stores. Confidential information concerning Newegg’s customers, sellers and suppliers is encrypted and is protected using SSL encryption software. In addition, Newegg uses multiple layers of network segregation and hierarchical levels of firewall technology to protect against attacks or unauthorized access to its networks, servers and databases. Newegg also continues to build new procedural safeguards as part of its comprehensive privacy program. Newegg operates in a secured and locked facility that requires all of its employees to check in and wear valid ID badges.

Newegg has adopted a detailed privacy policy that describes in plain language its data use practices and how privacy is protected at Newegg, including the extent to which other Newegg users may have access to this information. Newegg requires users to acknowledge and expressly agree to this policy when registering with its platforms.

Intellectual Property

Newegg relies on a combination of trademark, trade secret and other intellectual property laws as well as confidentiality agreements with its employees and suppliers for the purpose of protecting the proprietary rights associated with the products branded under Newegg’s private labels. Newegg controls access to use and distribution of its intellectual property through license agreements, confidentiality procedures, non-disclosure agreements with third parties and its employment and contractor agreements.

Newegg’s intellectual property portfolio includes numerous domain names for websites that it uses in its business. Newegg has registered the domain names newegg.com, newegg.ca and neweggbusiness.com and their variations. Newegg’s “Newegg” trademark and logo have also been registered with the relevant authorities in the United States, Canada and China (as well as in other regions, such as the European Union and Brazil. Furthermore, Newegg has also registered the trademarks and logos of its major private labels, such as Rosewill and ABS.

In addition to the protection of its intellectual property, Newegg is focusing on ensuring that its product offerings (especially its private label products) do not infringe on the intellectual property of others. Generally, its agreements with suppliers contain provisions to safeguard it against potential intellectual property infringement by its suppliers and impose penalties in the event of any infringement. Newegg reserves the right to refuse to work with or terminate its relationship with suppliers where it comes to its attention that they are violating the intellectual property rights of a third party.

Competition

The worldwide market in which Newegg competes is evolving rapidly and intensely competitive, and Newegg faces a broad array of competitors from many different industry sectors around the world. Newegg’s current and potential competitors include: (i) online, offline and multichannel retailers, publishers, vendors, distributors, manufacturers, and producers of the products Newegg offers and sells to customers; (ii) companies that provide ancillary D2C platform services and solutions, including website development, advertising, customer service and payment processing; (iii) companies that provide fulfillment and logistics services for themselves or for third parties, whether online or offline; and (iv) companies that design, manufacture, market, or sell consumer electronics, telecommunication, and electronic devices.

Newegg believe the principal competitive factors in Newegg’s market are:

•        breadth and quality of product offerings;

•        pricing;

•        fulfillment capabilities;

•        brand recognition and reputation;

•        customer service;

•        ability to respond more quickly to changing consumer preferences;

•        ability to reach a geographically broader set of customers; and

•        ability to be more flexible in marketing to a specific set of potential customers.

Some of Newegg’s current and potential competitors have greater resources, longer histories, more customers, greater brand recognition, and greater control over inputs critical to Newegg’s various businesses. They may secure better terms from suppliers, adopt more aggressive pricing, pursue restrictive distribution agreements that restrict Newegg’s access to supply, direct consumers to their own offerings instead of its, lock-in potential customers with restrictive terms, and devote more resources to technology, infrastructure, fulfillment, and marketing. Each of Newegg’s businesses is also subject to rapid change and the development of new business models and the entry of new and well-funded competitors. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

In the United States, Newegg competes with retail stores and resellers, including superstores such as Best Buy, Costco and Walmart, hardware and software vendors that sell directly to end users, online retailers such as Amazon, and other marketers and resellers of IT and CE products. Newegg also faces competition in the international markets Newegg participates in, such as Mongkok Computer Centre (HK), Umart (Australia) Best Bargain Computer (Singapore), and Noon in the Middle East, or may enter in the future.

Awards and Accolades

Since Newegg first launched its business, its customers have submitted a large number of positive reviews relating to their shopping experiences with it, many of which are posted on popular consumer review sites such as ResellerRatings. Newegg has also been rated a number of times as a top e-commerce site for IT and electronics products. For example, Newegg’s overall customer satisfaction rating is 9.3 out of 10 on Internet retail rating site www.ResellerRatings.com. Newegg’s success in pleasing its customers has also been validated in third-party survey. Newegg has been recognized as a “Google Trusted Store” with a rating of 4.5 out of 5. Newegg also became a Better Business Bureau Accredited business since September 2011 with a rating of A+.

In 2019 and 2020, Newegg received a number of national awards and ratings for its excellent customer service, including:

•        No. 4 on Forrester’s 2019 Net Promoter Score for Digital Retailers;

•        No. 8 on 2019 Twice Top 100 CE Retailers;

•        No. 7 on the Multiorders 2019 Most Popular Online Marketplaces;

•        No. 26 on the Digital Commerce 360 2020 Top 1000 E-retailers;

•        No. 33 on the Digital Commerce 360 2020 Online Marketplaces Report;

•        No. 5 on Newsweek’s 2020 List of Best Online Shops — Consumer Electronics;

•        Included in Multichannel Merchant’s 2020 Top 3PL Providers; and

•        Included in Supply & Demand Chain Executive 2020 Green Supply Chain Awards

Employees

As of December 31, 2018, 2019 and 2020, Newegg employed a total of 2,081, 1,561 and 1,789 full-time employees. The following tables give breakdowns of its full-time employees as of December 31, 2020 by function and by region.

Function	Number of Employees
ABS	7
Capital Markets and Investment	7
CEO Office	6
Customer Service	212
Facilities	14
Fulfillment	304
Global BSA	9
Global IT	27
Global MIS	48
Global Marketing	60
Global Platform	124
North Am Internal Audit	4
North Am Info. Security	2
3PL Operations	23
North Am B2B	25
North Am Finance	46
North Am Human Resources	12
North Am Legal	5
Newegg Canada	18
Newegg Logistics	19
Operations & Other Services	42
Planning & Analytics	2
Private Label	12
Tech	1
APAC Human Resources	14
APAC Business	106
APAC Finance	21
APAC Facilities	9
APAC Operations	194
APAC Tech	397
APAC Fulfillment	2
APAC Private Label	7
APAC Management Office	5
APAC Legal	1
APAC Internal Audit	4
1,789
Region	Number of Employees
United States	982
China	654
Taiwan	123
Canada	30
Total	1,789

During the holiday season, Newegg has historically added temporary workers to augment its full-time work force.

Facilities

As of December 31, 2020, Newegg leased the following principal facilities:

Description of Use	Approximate Square Footage	Geographic Location	Lease Expirations
	(in thousands)
Corporate office facilities	149,057	North America	12/31/2022 through 11/30/2029
Fulfillment and warehouse operations	1,578,999	North America	10/31/2021 through 11/30/2029

As of December 31, 2020, Newegg owned the following principal facilities:

Description of Use	Approximate Square Footage	Geographic Location
Corporate office facilities	362,044	China
Corporate office facilities	3,369	Taiwan
Fulfillment and warehouse operations	109,473	China

Newegg’s corporate headquarters is located in City of Industry, California. Newegg also leases additional corporate office facilities and fulfillment and warehouse operations throughout North America, principally in California, Indiana and New Jersey in the United States and Toronto in Canada. Outside of North America, Newegg also owns or leases corporate office facilities and fulfillment and warehouse operations, principally in China, Taiwan and the United Kingdom. Newegg’s Asia headquarters is in Shanghai. Newegg periodically evaluates its facility requirements as necessary and believes its existing and planned facilities will be sufficient for its needs for at least the next twelve months.

Seasonality

Newegg’s business performance is subject to seasonal fluctuations. It has undergone and expects to continue to undergo an increase in activity during the year-end holiday period. These seasonal effects cause differences in revenues and expenses among the various quarters of any financial year, which means that the individual quarters should not be directly compared with each other or be used to predict annual financial results. This intra-year seasonal fluctuation in demand is in accord with historic experience in the retail and e-commerce industries, with increased volumes during the fourth calendar quarter of the year.

Government Regulations

Newegg is subject to U.S. federal and state consumer protection laws, including laws protecting the privacy of customer personal information and regulations prohibiting unfair and deceptive trade practices. Other existing and future laws cover issues such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, content and quality of products and services, taxation, electronic contracts and other communications and information security.

Particularly, under applicable federal and state laws and regulations addressing privacy and data security, Newegg must provide notice to consumers of its policies with respect to the collection and use of personal information, and its sharing of personal information with third parties, and notice of changes to its data handling practices. In some instances, Newegg may be obligated to give customers the right to prevent sharing of their personal information with third parties. Under applicable federal and state laws, Newegg also is required to comply with a number of requirements when sending commercial email to consumers, including identifying advertising and promotional emails as such, ensuring that subject lines are not deceptive, giving consumers an opportunity to opt-out of further communications and clearly disclosing its name and physical address in each commercial email. Regulation of privacy and data security matters is an evolving area, with new laws and regulations enacted frequently. For example, California recently enacted legislation that, among other things, requires new disclosures to California consumers, and affords such consumers new abilities to opt out of certain sales of personal information, effective January 1, 2020. In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission, or FTC, regulations, Newegg must accurately identify product offerings, not make misleading claims on its platforms, and use qualifying disclosures where and when appropriate.

There is also great uncertainty over whether or how existing laws governing issues such as property ownership, sales and other taxes, auctions, libel and personal privacy apply to the Internet and commercial online services. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject Newegg to additional state sales and income taxes. Additionally, new state legislation may also subject it to other types of taxes. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to its business or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes or regulatory restrictions on its business or may necessitate changes to its business practices. These obligations or changes could have an adverse effect on Newegg’s financial position and results of operations.

Newegg’s international operations are subject to foreign laws and regulations addressing topics such as customs duties and taxes, advertising and marketing practices, privacy, data protection and information security and consumer rights, as well as additional laws and regulations, including restrictions on imports from, exports to, and services provided to persons located in certain countries and territories, any of which might apply by virtue of Newegg’s operations in foreign countries and territories or its contacts with consumers in such foreign countries and territories. For example, in Canada, Newegg is subject to labor and employment laws, laws governing advertising, privacy and data security laws, safety regulations and other laws, including consumer protection regulations that apply to online retailers and/or the promotion and sale of merchandise and the operation of stores and warehouse facilities. Newegg monitors changes in these laws, regulations, treaties and agreements, and believes that Newegg is in material compliance with applicable laws.

Legal Proceedings

From time to time, Newegg may be involved in legal proceedings in the ordinary course of its business. Except as disclosed below, Newegg is currently not a party to any material legal or administrative proceedings.

In February 2018, the Commonwealth of Massachusetts Department of Revenue issued a notice of intent to assess sales/use taxes on Newegg for the period from October 1, 2017 through October 31, 2017 for a total assessment of $652,254.68 including penalties and interest. The Department of Revenue subsequently reduced this amount to $295,910.68. In May 2020, Newegg received from the Commonwealth of Massachusetts Department of Revenue another notice of assessment for sales and use taxes for the months of November 2017 through September 2018 in the amount of $2,721,369.77, including penalties and interest. Newegg has appealed these assessments and Newegg intends to vigorously protest them. The outcome of this matter or the timing of such payments, if any, cannot be predicted at this time.

In 2017, Newegg, along with two of its subsidiaries and various third parties, were named as defendants in a case brought by four South Korean banks in U.S. District Court for the Central District of California. The complaint alleged claims for intentional and negligent misrepresentation, negligent supervision and unfair competition, and sought damages against, among other entities, Newegg and two of its subsidiaries. In April 2018, the Court dismissed all claims against Newegg Trading Limited without prejudice. In October 2018, the court granted Newegg’s motion to dismiss all claims against Newegg and its remaining subsidiary without leave to amend.

In December 2014, an individual plaintiff sued Newegg’s subsidiary, Newegg.com Americas Inc. in Superior Court in Los Angeles County, California, alleging that Newegg.com Americas Inc. had engaged in deceptive advertising practices and seeking to certify a class action. In 2016, the trial court sustained Newegg.com Americas Inc.’ demurrer to the plaintiff’s claims without leave to amend. The plaintiff appealed, and in July 2018 an appellate court reversed the decision of the trial court, thus allowing the case to proceed. The matter is now pending in the trial court, with Newegg having been added as a defendant. Newegg does not believe that a loss is probable and intends to vigorously defend itself and its subsidiaries. Depending on the amount and timing, an unfavorable result could materially affect Newegg’s business, consolidated results of operations, financial position or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS FOR THE COMPANY

The following discussion should be read together with the audited financial statements and the related notes thereto of the Company for the fiscal years ended December 31, 2020, 2019 and 2018 included elsewhere in this proxy statement/prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should carefully read “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

Overview

Our business of product sales is divided into two parts: (i) medical products; and (ii) mobile medicine, primarily wearable sleep respiratory solution for OSAS. For the years ended December 31, 2020, 2019 and 2018, our total revenues from product sales from continuing operations amounted to approximately $0.32 million, $0.21 million, and $0.34 million, respectively.

Since 2018, we started to earn service revenue from provision of technical services in relation to detection and analysis of OSAS. We focused on the promotion of sleep respiratory solutions and service in public hospitals. Our wearable sleep diagnostic products and cloud-based service are also available in medical centers of private preventive healthcare companies in China. For the years ended December 31, 2020, 2019 and 2018, our total service revenues generated from provision of OSAS diagnostic services amounted to approximately $0.04 million, $0.17 million and 0.22 million, respectively.

Our revenues are subject to value added tax (“VAT”) and sales returns. We deduct these amounts from our gross revenue to arrive at our total revenue. Our net loss attributable to the Company for the years ended December 31, 2020, 2019 and 2018 were approximately $3.24 million, $4.45 million, and $8.91 million, respectively.

In 2017 we discontinued the unprofitable medical device businesses, including assembly and sales of X-ray machines, laryngoscope, anesthesia machines, the first-generation ventilator, monitoring devices, general medical products, oxygen therapy, oxygen generator and telemedicine. In 2018, we stopped selling compressors and laryngoscope. Only a few potentially profitable businesses such as sales of CPR instruments continued. In August 2020, we ceased our CPR instrument line business as a result of the disposition of our wholly-owned subsidiary, Beijing Dehaier. Our corporate and business restructuring plan aims to concentrate resources on developing our mobile health business, including the wearable sleep respiratory device business. We believe these changes are crucial to improve our competitive advantages in the industry.

Recent Developments

COVID-19

The ongoing COVID-19 pandemic that first surfaced in China and has spread throughout the world has had a material adverse effect on our business. All of our operating subsidiaries are located in China, and substantially all of our employees and all of our customers and suppliers are located in China. From January to February 2020, our service revenue plunged, as the number of patient users decreased sharply; and our revenue from the sale of products also dropped, because our distributors and sales personnel were trapped at home and our contract manufacturers shut down production during this period. Constrained by the epidemic, management and employees have been working from home to mitigate the impacts of operation disruptions caused by COVID-19. As of the date of this proxy statement/prospectus, we have resumed operations but at below normal levels. Medical check-up centers and hospitals in China that we have business relationships with have partially resumed operations since March 2020, including the medical check-up centers in Wuhan that focus on physical examinations.

The COVID-19 has a relatively limited impact on our results of operations for the fiscal year ended December 31, 2020. Our total revenue decreased by 6% from approximately $0.38 million for the year ended December 31, 2019 to approximately $0.36 million for the year ended December 31, 2020, mainly due to a decrease of approximately

$0.14 million in service revenue from the provision of OSAS diagnostic services, as COVID-19 caused patient users to decrease in the hospitals and medicals centers we cooperate with, partially offset by an increase in product sales of $0.11 million.

The outbreak has been evolving rapidly. We will continue to monitor and mitigate developments affecting our workforce, our customers, and the public at large. See “Risk Factors — Risks Related to the Business of the Company — Risks Relating to Our Business — The outbreak of coronavirus may have a material adverse effect on our business and the trading price of our common shares.”

Management Changes

On April 1, 2020, Mr. Ping Chen resigned from his positions as Chief Executive Officer and director of the Company. Mr. Chen’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On the same date, Mr. Zhitao He was appointed as Chief Executive Officer of the Company. On the same date, the Company’s Interim Chief Financial Officer, Ms. Yingmei Yang, was appointed as a director to fill the vacancy created by Mr. Chen’s resignation.

On April 24, 2020, Mr. Xiaogang Tong resigned from his positions as an independent director and member of each committee of the board of directors. Mr. Tong’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On the same date, the board of directors appointed Mr. Fuya Zheng as a director and member of each committee of the board of directors, and chair of audit committee.

On August 12, 2020, Mr. He resigned from his positions as Chief Executive Officer, Chairman and director of the Company. Mr. He’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On August 25, 2020, the board of directors appointed Mr. Bin Lin as Chief Executive Officer and Chairman of the Company to fill the vacancies created by Mr. He’s resignation.

Disposition of Beijing Dehaier

On August 13, 2020, Lianluo Connection entered into a share transfer Agreement with China Mine United Investment Group Co., Ltd., or China Mine, pursuant to which Lianluo Connection transferred its 100% equity interests in Beijing Dehaier to China Mine for cash consideration of RMB 0. In exchange for all of the equity interests in Beijing Dehaier, China Mine agreed to assume all liabilities of Beijing Dehaier. The board of directors of the Company approved the transaction after it received a written opinion rendered by Benchmark, the independent financial advisor to the board, to the effect that, as of the date of such opinion, the consideration to be received by the Company in the sale of Beijing Dehaier is fair to the Company’s shareholders from a financial point of view.

Share Combination

On October 21, 2020, we amended and restated our memorandum and articles of association to complete a share combination of our common shares at a ratio of one-for-eight, which decreased our outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and our outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased our authorized shares to 6,250,000 common shares of par value of $0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares. Accordingly, except as otherwise indicated, all share and per share information contained in this proxy statement/prospectus has been restated to retroactively show the effect of this share combination.

Factors Affecting Our Results of Operations Generally

We believe the most significant factors that directly or indirectly affect our revenues and net income are:

•        our ability to position our products and services in different market segments, including our efforts to sell our products and services to hospitals and other healthcare facilities nationwide;

•        our ability to price our products and services at levels that provide favorable and acceptable margins amidst increasing pressure from our competitors who also seek better pricing strategy for their own benefit;

•        new products and services introduced by us as well as our competitors. The introduction of new products and services by our competitors may lead to a decrease in sales and market share of our products and services, or force us to sell our products and services at reduced prices or margins;

•        our ability to attract and retain distributors and key customers;

•        our capability of gathering and analyzing market data, such as market capacity, new market trends, market share, and competitive landscape;

•        our ability to establish, promote, and maintain the public relations image of the Company and product brands; and

•        changes in macro-economic environment, both global and domestic, as well as healthcare-related government policies and legislation.

Our business is primarily conducted in China and all of our revenues are denominated in RMB. The conversion of RMB into U.S. dollars for our financial data during the fiscal years ended December 31, 2020 and 2019 is based on the middle exchange rate in China for cable transfers of RMB as certified for customs purposes promulgated by the People’s Bank of China. Our income statements are translated into U.S. dollars at the average exchange rates in each applicable period. The conversion of RMB into U.S. dollars for our financial data during the fiscal year ended December 31, 2018 is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. To the extent the U.S. dollar strengthens against RMB, the translation of these foreign currency-denominated transactions results in reduced revenues, operating expenses and net income for our non-U.S. operations. Similarly, to the extent the U.S. dollar weakens against RMB, the translation of RMB transactions results in increased revenues, operating expenses and net income for our non-U.S. operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements into U.S. dollars in consolidation. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The government of the People’s Republic of China imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. The Company does not currently engage in currency hedging transactions.

For a detailed discussion of other factors that may cause our net revenues to fluctuate, see “Risk Factors — Risks Related to the Business of the Company — Risks Relating to Our Business.”

Components of Results of Operations

Revenues

Our total revenues are derived from our medical devices and sleep respiratory businesses. In 2020, our total revenues from continuing operations decreased by 6%, mainly due to the decrease in service revenue from the provision of OSAS diagnostic services by $0.14 million, partially offset by an increase in product sales by $0.11 million. Starting in 2018, we redirected our operations from unprofitable product sales of medical products and mobile medicines to marketing and expanding OSAS diagnosis services in hospitals and physical examination centers.

Medical Products (Including Related Supporting Products) — Our Proprietary and Distributed Products

We derive revenues in our medical equipment product line from the sale of general hospital products and related supporting products and medical compressor. We continue to strategically reduce our sales of traditional medical devices, and to fully realize our business focus shift from traditional medical equipment distribution to the market exploration of medical products and services based on the technology of the mobile internet, including delivering comprehensive sleep respiratory solution for OSAS patient care management other medical products. Our sale of proprietary and distributed products accounted for approximately 90% and 55% of the total revenue for the fiscal year 2020 and 2019, respectively.

We discontinued, as appropriate, the unprofitable medical device business, including assembly and sales of C-arm X-ray machines, laryngoscope, anesthesia machines, the first-generation ventilator, monitoring devices, general medical products, oxygen therapy, oxygen generator and telemedicine. We plan to maintain only a few profitable businesses on sales of our patented products including medical air compressors and the second-generation ventilator.

OSAS service (analysis and detection)

We derive revenues in our sleep respiratory line from sales of OSAS test and service. Our wearable sleep diagnostic products and cloud-based service are also available in medical centers of Chinese leading private preventive healthcare companies in China. Our portable sleep diagnostic devices business accounted for approximately 10% of the total revenue for the year 2020 and 45% of the total revenue for the year 2019.

The following represents the revenues by product lines, all derived from China:

(In U.S. dollars)

	For the years ended December 31,
	2020	2019	2018
Sale of medical equipment
Abdominal CPR Compression	$301,549	$58,750	$221,414
Mobile Medicine (sleep apnea diagnostic products)	21,776	153,644	120,930
OSAS service (analysis and detection)	35,211	171,064	217,042
Total revenues	358,536	383,458	559,386

Cost of Revenues

For the years ended December 31, 2020, 2019 and 2018, cost of revenues primarily includes costs of materials, wages, depreciation on our production plant and equipment and depreciation expenses of fixed assets for the provision of services and other expenses associated with the distribution of product.

Selling Expenses

Selling expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions, and costs associated with advertising and other marketing activities, and depreciation expenses related to equipment used for sales and marketing activities. As our growth strategies shift, we believe selling expenses will be lower than the current level which would improve profitability of our operations.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries and benefits and related costs for our administrative personnel and management, stock-based compensation, expenses associated with our research and development, registration of patents and intellectual property rights in China and abroad, fees and expenses of our outside advisers, including legal, audit and register expenses, expenses associated with our administrative offices, and the depreciation of equipment used for administrative purposes. We expect that in the near future, our general and administrative expenses will be lower than the current level which would improve profitability of our operations.

Results of Operations

Starting from 2018, we redirected our operations from unprofitable product sales of medical products and mobile medicines to marketing and expanding OSAS diagnosis services in hospitals and physical examination centers. However, the provision of these OSAS diagnosis services is still in its early stage and we may need to invest more marketing efforts in order to build up and consolidate our partnership with hospitals and physical examination centers in China.

Years Ended December 31, 2020, 2019 and 2018

The following table sets forth the components of our results of operations both in U.S. dollar amounts (in thousands) and as a percentage of total revenues for the years indicated.

	For the years ended December 31,						Changes		Changes
	2020		2019		2018		2020 vs. 2019		2019 vs. 2018
	USD		USD		USD		USD		USD
	(’000)%		(’000)%		(’000)%		(’000)%		(’000)%
Revenues	359	100	383	100	559	100	(24)	(6)	(176)	(31)
Cost of revenues	(647)	(180)	(744)	(194)	(758)	(136)	(97)	(13)	(14)	(2)
Gross loss	(288)	(80)	(361)	(94)	(199)	(36)	73	20	(162)	(81)
Selling expenses	(92)	(26)	(835)	(218)	(2,083)	(373)	(743)	(89)	(1,248)	(60)
General and administrative expenses	(2,482)	(691)	(2,594)	(677)	(3,675)	(657)	(112)	(4)	(1,081)	(29)
Provision for doubtful accounts and inventories	(113)	(31)	(13)	(3)	(22)	(4)	100	769	(9)	(41)
Impairment loss for intangible assets	—	—	—	—	(3,282)	(587)	—		(3,282)	(100)
Operating loss	(2,975)	(829)	(3,803)	(993)	(9,261)	(1,657)	828	22	5,458	59
Financial income (expenses)	1	—	1	—	(38)	(7)	—		39	103
Other expense, net	(23)	(6)	(32)	(8)	(211)	(38)	(9)	(28)	(179)	(85)
Unrealized gain (loss) on marketable securities	130	36	(1,357)	(354)	—	—	(1,487)	(110)	1,357	—
Change in fair value of warrants liability	(129)	(36)	740	193	600	107	(869)	(117)	140	23
Loss on disposal of a subsidiary	(245)	(68)	—	—	—	—	245	100	—	—
Net loss	(3,241)	(903)	(4,451)	(1,162)	(8,910)	(1,594)	1,210	27	4,459	50

Fiscal Year Ended December 31, 2020 Compared to Fiscal Year Ended December 31, 2019

Revenues.    Our total revenues from continuing operations decreased by 6% from $0.38 million for the fiscal year ended December 31, 2019 to $0.36 million for the fiscal year ended December 31, 2020. The decrease in revenue was caused by a reduction of approximately $0.14 million in OSAS diagnostic services, as COVID-19 caused patient users to decrease in the hospitals and medicals centers we cooperate with, partially offset by an increase in product sales of $0.11 million.

Cost of Revenues.    Our cost of revenues from continuing operations decreased by 13% from $0.74 million for the fiscal year ended December 31, 2019 to $0.65 million for the fiscal year ended December 31, 2020. The decrease in cost of revenues was more than the decrease in revenue, mainly because the depreciation of our long-lived assets related to our service revenues decreased about $0.25 million compared with 2019, partially offset by an increase in product sales.

Gross Loss.    Our gross loss from continuing operations decreased from $0.36 million in 2019 to $0.29 million in 2020. Gross loss as a percentage of income decreased from 94% in 2019 to 89% in 2020. We incurred significant amounts of relatively fixed costs of revenues, in particular depreciation of our long-lived assets related to our product and service revenues, in 2019, resulting in a high gross loss both in dollar terms and in percentage terms. In 2020, the long-lived assets have reached the depreciation period and accordingly the corresponding percentage has decreased.

Selling Expenses.    Our selling expenses from continuing operations decreased by 89% from $0.84 million for the year ended December 31, 2019 to $0.09 million for the year ended December 31, 2020. The decrease in selling expenses was mainly due to dismissal of certain sales personnel, as the Company disposed of Beijing Dehaier in August 2020, and laid off many staff of Lianluo Connection, resulting in a lower salary and travelling expenses during 2020.

General and Administrative Expenses.    Our general and administration expenses from continuing operations decreased by 4% from $2.59 million for the year ended December 31, 2019 to $2.48 million for the year ended December 31, 2020. The decrease is mainly because we dismissed some of our employees in 2020, resulting in approximately $0.56 million reduced expenses. In addition, our office rental payment and property costs have been reduced by about $0.19 million. We incurred approximately $0.70 million in 2020 for expenses relating to merger and acquisition activities, while we did not expend in any on similar activities in 2019.

Provision for Doubtful Accounts and Inventories.    Our provision for doubtful accounts and inventories was $113,000 for the year ended December 31, 2020, as compared to a provision for doubtful accounts and inventories of $13,011 for the year ended December 31, 2019. The increase is mainly due to the increase in accounts receivable that we determined their collectability is remote and the increase of inventories that are obsolete.

Operating Loss.    As a result of the foregoing, we incurred an operating loss of approximately $3.00 million in 2020, compared to approximately $3.80 million in 2019, representing a decrease of 22%.

Change in Fair Value of Warrants Liability.    For the year ended December 31, 2020, the fair value loss on warrants issued to our major shareholder, Hangzhou Lianluo was $0.13 million, compared to a fair value gain of $0.74 million in 2019, relating to the warrants issued to Hangzhou Lianluo and other investors and placement agents in 2016. The warrants, together with restricted common shares, were issued pursuant to a securities purchase agreement with Hangzhou Lianluo in August 2016. The change in fair value of warrants liability is mainly due to the share price decline.

Taxation.    We had no income tax expense in 2020 and 2019 as we incurred taxable losses in both years. We made full valuation allowance on deferred tax asset resulting from losses because it is more likely than not, we will not be able to utilize the tax benefits in the foreseeable future.

Net Loss.    As a result of the foregoing, we had net loss of approximately $3.24 million in 2020, compared to approximately $4.45 million in 2019.

Fiscal Year Ended December 31, 2019 Compared to Fiscal Year Ended December 31, 2018

Revenues.    Our total revenues from continuing operations decreased by 31% from $0.56 million for the fiscal year ended December 31, 2018 to $0.38 million for the fiscal year ended December 31, 2019. The decrease in revenue was caused by a reduction of product sales by $0.13 million. Starting from 2018, we redirected our operations from unprofitable product sales of medical products and mobile medicines to marketing and expanding OSAS diagnosis services in hospitals and physical examination centers.

Cost of Revenues.    Our cost of revenues from continuing operations decreased by 2% from $0.76 million for the fiscal year ended December 31, 2018 to $0.74 million for the fiscal year ended December 31, 2019. The decrease in cost of revenues was less than the decrease in revenue, mainly because a significant part of cost of revenues is relatively fixed, such as the depreciation and amortization of our long-lived assets related to our service revenues.

Gross Loss.    Our gross loss from continuing operations increased from $0.20 million in 2018 to $0.36 million in 2019. Gross loss as a percentage of income increased from 36% in 2018 to 94% in 2019. We incurred significant amounts of relatively fixed costs of revenues, in particular depreciation and amortization of our long-lived assets related to our product and service revenues, in 2019 and 2018, resulting in a high gross loss both in dollar terms and in percentage terms.

Selling Expenses.    Our selling expenses from continuing operations decreased by 60% from $2.08 million for the year ended December 31, 2018 to $0.84 million for the year ended December 31, 2019. The decrease in selling expenses was mainly due to dismissal of certain sales personnel and reducing participation in medical device exhibitions during 2019.

General and Administrative Expenses.    Our general and administration expenses from continuing operations decreased by 29% from $3.68 million for the year ended December 31, 2018 to $2.59 million for the year ended December 31, 2019. The decrease is mainly because we incurred $0.94 million in 2018 for expenses relating to merger and acquisition activities, while we did not expend any on similar activities in 2019. In addition, we dismissed some of our employees in 2019, resulting in reduced expenses. Research and development expenses from continuing operations were $0 and $301,713 for the years ended December 31, 2019 and 2018, respectively. We expect that in the near future, our general and administrative expenses will be lower than the current level in order to improve profitability of our operations.

(Provision for) Recovery from Doubtful Accounts.    Our provision for doubtful accounts was $13,011 for the year ended December 31, 2019, as compared to a provision from doubtful accounts from continuing operations of $22,229 for the year ended December 31, 2018. A reserve for doubtful accounts on our accounts receivable, if required, is based on a combination of historical experience, aging analysis, and an evaluation of the collectability of specific accounts. Management considers that receivables over 1 year to be past due. Accounts receivable balances are charged off against the reserve after all means of collection have been exhausted and the potential for recovery is considered remote.

Impairment Loss for Intangible Assets.    We recorded impairment on our intangible assets from our continuing operations of $0 and $3,281,779 for the years ended December 31, 2019 and 2018, respectively. These intangible assets related to the software copyright of new-type ventilators. In 2018, we suspended the research and development due to lower-than-expected product marketability and profitability, and we determined not to further update and maintain its software copyright and patent. The unamortized intangibles were fully impaired in 2018.

Operating Loss.    As a result of the foregoing, we incurred an operating loss of approximately $3.80 million in 2019, compared to approximately $9.26 million in 2018, representing a decrease of 59%.

Change in Fair Value of Warrants Liability.    For the year ended December 31, 2019, the fair value gain on warrants issued to our major shareholder, Hangzhou Lianluo was $0.74 million, compared to a fair value gain of $0.60 million in 2018, relating to the warrants issued to Hangzhou Lianluo and other investors and placement agents in 2016. The warrants, together with restricted common shares, were issued pursuant to a securities purchase agreement with Hangzhou Lianluo in August 2016. The change in fair value of warrants liability is mainly due to the share price decline since August 2016.

Taxation.    We had no income tax expense in 2019 and 2018 as we incurred taxable loss in both years. And we made full valuation allowance on deferred tax asset resulting from losses because it is more likely than not, we will not be able to utilize the tax benefits in the foreseeable future.

Net Loss and Net Loss Attributable to Company.    As a result of the foregoing, we had net loss and net loss attributable to the Company of approximately $4.45 million in 2019, compared to approximately $8.91 million in 2018.

Liquidity and Capital Resources

Cash Flows and Working Capital

As of December 31, 2020, we had $1.82 million in cash and cash equivalents, increased from $0.02 million at December 31, 2019. As reflected in the consolidated financial statements, we had a net loss of $3.24 million and used $2.34 million of cash in operation activities for the year ended December 31, 2020. The ability to continue as a going concern is dependent upon our profit generating operations in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Our consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as going concern.

Our principal sources of liquidity have been proceeds from issuances of equity securities and loans from related parties. We had a working capital of $3.26 million as of December 31, 2020. In February and March 2020, we obtained approximately $7.2 million from equity financings, net of placement agent’s commissions and other expenses. In late January 2021, 1,255,000 of warrants were exercised resulting in aggregate cash proceeds to the Company of $6.8 million. Considering the equity financings and our cost cutting activities, we believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements for the next 12 months.

On January 30, 2020, the World Health Organization declared a public health emergency of international concern due to the COVID-19 outbreak and the risks to the international community as the virus spreads globally. In March 2020, the World Health Organization classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

Our service was suspended due to restrictions and hospital closures except for essential services in February 2020 and recovered gradually in March 2020 as hospitals gradually resumed business. The outbreak of COVID-19 and the business downturn since 2019 have had an adverse effect on our operations. The full impact of the COVID-19 outbreak continues to evolve as of the date of this proxy statement/prospectus.

The following table sets forth a summary of our cash flows for the periods indicated:

(In U.S. dollars)

	For the Years Ended December 31,
	2020	2019	2018
Net cash used in operating activities	(2,336,325)	(1,670,903)	(3,629,567)
Net cash (used in) provided by investing activities	(2,354)	23,016	(6,225,827)
Net cash provided by financing activities	7,657,550	1,362,681	3,700,493
Cash, cash equivalents and restricted cash at beginning of year	22,834	477,309	6,809,485
Cash, cash equivalents and restricted cash at end of year	5,316,177	22,834	477,309

Operating Activities

Net cash used in operating activities was $2,336,325 for the year ended December 31, 2020, compared to $1,670,903 for the year ended December 31, 2019. The reasons for this change are mainly as follows:

(i)     Net loss from operations was $3,241,697 in 2020, a decrease of approximately $1.2 million from net loss of $4,450,994 for 2019.

(ii)    The value of non-cash items, including stock-based compensation, depreciation, change in fair value of warrants liability, unrealized loss on investments and loss on disposal of a subsidiary, decreased to approximately $0.9 million in 2020, from $1.6 million in 2019.

(iii)   Accrued expenses and other current liabilities from operations increased by $124,786 in 2020, compared with an increase of $553,354 in 2019.

(iv)   Advance to suppliers increased by $539 in 2020, while it decreased by $145,024 in 2019.

(v)    Contract liability decreased by $117,476 in 2020, compared with an increase of $34,799 in 2019.

Net cash used in operating activities was $1,670,903 for the year ended December 31, 2019, compared to $3,629,567 for the year ended December 31, 2018. The reasons for this change are mainly as follows: (i) net loss from operations was $4,450,994 in 2019, a decrease of approximately $4.4 million from net loss of $8,910,002 for 2018; (ii) inventory decreased by $255,592 in 2019, while it increased by $137,464 in 2018; (iii) accrued expenses and other current liabilities from operations increased by $553,354 in 2019, compared with an increase of $214,245 in 2018; and (iv) the value of non-cash items, including stock-based compensation, impairment loss and unrealized loss on investments, decreased to approximately $1.6 million in 2019, from $4.7 million in 2018.

Investing Activities

Net cash used in investing activities for the fiscal year 2020 was $2,354 compared to net cash of $23,016 provided by investing activities for the fiscal year 2019. The cash used in investing activities in 2020 was attributable to the disposal of the subsidiary. The cash provided by investing activities in 2019 was all attributable to proceeds from disposal of equipment.

Net cash provided by investing activities for the fiscal year 2019 was $23,016 compared to net cash of $6,225,827 used in investing activities for the fiscal year 2018. The cash provided by investing activities in 2019 was all attributable to proceeds from disposal of equipment. The cash used in investing activities in 2018 was mainly attributable to our capital expenditures of $0.8 million and a loan of $5.4 million, net of repayment, to a related party.

Financing Activities

Net cash provided by financing activities in 2020 was $7,657,550, which was mainly a result of obtaining approximately $7.2 million from equity financings and short-term loans of $0.50 million from Mr. Ping Chen. The Company has placed $3.5 million into a U.S. bank account designated by a third-party escrow agent mutually selected by the Company and Newegg. The escrow amount will be used solely to (i) defend, indemnify and hold harmless Newegg, the Company and each of their respective affiliates and representatives against, and satisfy any liabilities relating to, any actions relating to the securities purchase agreements dated February 12, 2020, February 21, 2020 and February 27, 2020 between the Company and certain investors or the Class A common share purchase warrants issued on February 14, 2020, February 25, 2020, and March 2, 2020, in each case as amended or restated and (ii) pay the termination fee that may become payable by the Company to Newegg in accordance with the terms of the Merger Agreement.

Net cash provided by financing activities in 2019 was $1,362,681, which was mainly a result of obtaining short-term loans of $0.94 million from Hangzhou Lianluo, and $0.24 million from Mr. Ping Chen. Net cash provided by financing activities in 2018 was $3,700,493, which was mainly a result of obtaining short-term loans of $3.7 million from Hangzhou Lianluo.

As of December 31, 2019, the Company has borrowings of $931,450 due to Hangzhou Lianluo. The loans were extended, interest-free and without specific repayment date, which is based upon both parties’ agreement.

Capital Expenditures

We made capital expenditures of approximately $0 million, $0 million and $0.78 million in 2020, 2019 and 2018, respectively.

Holding Company Structure

The Company is a holding company with no material operations of its own. We conduct all of our operations through our PRC subsidiary. We are permitted under PRC laws and regulations to provide funds to our PRC subsidiary through capital contributions or loans, subject to applicable government registration and approval requirements. The ability of our PRC subsidiary to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations. For more details regarding restrictions and limitations on liquidity and capital resources as a result of our holding company structure, see “Risk Factors — Risks Related to the Business of the Company — Risks Relating to Doing Business in China” of this proxy statement/prospectus. If the Company requires material amounts of cash being transferred to it in the future, we will assess the feasibility and plan cash transfers in accordance with foreign exchange regulations, taking into account of tax consequences.

Research and Development

Our research and development capabilities have allowed us to introduce new and more advanced products at competitive prices. Research and development costs from continuing operations were $0, $0 and $301,713 for the years ended December 31, 2020, 2019 and 2018, respectively.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Tabular Disclosure of Contractual Obligations

None.

Critical Accounting Policies

We prepare consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. For further information on our significant accounting policies, see Note 3 to our consolidated financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company transactions and balances are eliminated in consolidation.

Accounts Receivable

Accounts receivable are initially recorded at invoiced amount. Accounts receivable terms typically are net 60–180 days from the end of the month in which the services were provided, or when goods were delivered. The Company generally does not require collateral or other security to support accounts receivable. A reserve, if required, is based on a combination of historical experience, current conditions, and reasonable and supportable forecasts. Management considers that receivables over 1 year to be past due. Accounts receivable balances are charged off against the reserve after all means of collection have been exhausted and the potential for recovery is considered remote.

Warrant Liability

For warrants that are not indexed to the Company’s stock, the Company records the fair value of the issued warrants as a liability at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statement of operations and comprehensive income. The warrant liability is recognized in the balance sheet at the fair value (level 3). The fair value of these warrants has been determined using the Black-Scholes pricing mode. The Black-Scholes pricing model provides for assumptions regarding volatility, call and put features and risk-free interest rates within the total period to maturity.

Inventories

Inventories are stated at the lower of cost or net realizable value and consist of assembled and unassembled parts relating to medical devices. Cost is determined on a weighted-average basis. Management compares the cost of inventories with the net realizable value and writes down their inventories to net realizable value, if lower. Net realizable value is based on estimated selling prices in the ordinary course of business less cost to sell. These estimates are based on the current market and economic condition and the historical experience of selling products of similar nature. It could change significantly as a result of changes in customer taste and competitor actions in response to any industry downturn. The management of the Company reassesses the estimations at the end of each reporting period.

Impairment of Long-Lived Assets

The Company reviews the long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company compares the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Intangible Assets

Intangible assets subject to amortization are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. These intangible assets include the trade mark registered in the PRC and purchased software which are amortized on a straight-line basis over a useful life of ten year. An impairment loss would be recognized if the sum of the long-term undiscounted cash flows is less than the carrying amount of the long-lived asset being evaluated. Any write-downs are treated as permanent reductions in the carrying amount of the assets.

Based on its review, the Company determined that, as of December 31, 2018, impairment loss for intangible assets was $3,281,779.

Equity Securities

The Company’s equity securities represent equity investments in Guardion Health Sciences, Inc., or GHSI, made in November 2017. The Company holds less than 5% of the GHSI’s total shares. For additional details, see Note 9 to our consolidated financial statements. The equity securities were accounted for as non-marketable securities in 2018 on the balance sheets and as marketable securities in 2019 when GHSI went public in April 5, 2019.

Prior to January 1, 2018, the Company accounted for the equity securities at cost and only adjusted for other-than-temporary declines in fair value and distributions of earnings. An impairment loss was recognized in the consolidated statements of operations equal to the excess of the investment’s cost over its fair value at the balance sheet date of the reporting period for which the assessment was made. The fair value would then become the new cost basis of investments.

On January 1, 2018, the Company adopted Accounting Standards Update, or ASU, 2016-01 which changed the way it accounts for equity securities. Non-marketable equity securities do not have readily determinable fair value and are accounted for under the measurement alternative method of accounting. These non-marketable investments are measured at cost, less any impairment, plus or minus any changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. Any cash or stock dividends paid to us on such investments are reported as noninterest income. Marketable equity securities have readily determinable fair value and are accounted at fair value, with changes in fair value recorded through earnings.

As of December 31, 2020, the investment was accounted at fair value with changes recorded through earnings.

Revenue Recognition

Revenue is recognized when control of the promised goods or services, through performance obligations by the Company, is transferred to the customer in an amount that reflects the consideration it expects to be entitled to in exchange for the performance obligations.

The Company recognizes revenue when a sales arrangement with a customer exists, transaction price is fixed or determinable and the Company has satisfied its performance obligation per the sales arrangement. The majority of Company revenue originates from contracts with a single performance obligation to deliver products or service. The Company’s performance obligations are satisfied when control of the product is transferred to the customer.

The Company also records a contract liability when customers prepay but the Company has not yet satisfied its performance obligation.

The new revenue standards became effective for the Company on January 1, 2018, and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product or services. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to accumulated deficit was required upon adoption.

The Company has two reportable segments, which are sales of medical equipment and provision of sleep diagnostic services.

The following is a description of principal activities from which the Company generates revenue and related revenue recognition policies:

1.    Sale of Medical Equipment

Sale of medical equipment includes both mobile medicine products (sleep apnea diagnostic products) and abdominal CPR Compression.

The Company recognized revenue after it distributes products to customers and the control of products sold transfers to customers upon shipment from the Company’s facilities, and the Company’s performance obligations are satisfied at that time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer.

The Company evaluates its arrangements with distributors and determines that it is primarily obligated in the sales of distributed products, is subject to inventory risk, has latitude in establishing prices, and assumes credit risk for the amount billed to the customer, or has several but not all of these indicators. In accordance with ASC 606, the Company determines that it is appropriate to record the gross amount of product sales and related costs. As the Company is a principal and it obtains control of the specified goods before they are transferred to the customers, the revenues should be recognized in the gross amount of consideration to which it expects to be entitled in exchange for the specified goods transferred.

2.    Provision of Sleep Diagnostic Services

During 2018, the Company started to earn service revenue from provision of technical services in relation to detection and analysis of OSAS. The Company is focused on the promotion of sleep respiratory solutions and service in public hospitals. Its wearable sleep diagnostic products and cloud-based service are also available in medical centers of Chinese private preventive healthcare companies in China. Revenue is recognized when all of the revenue recognition criteria are met, which is generally when the Company’s diagnostic services are provided to the user at medical centers and public hospitals.

In the PRC, VAT of 13% of the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Foreign Currency Transaction

The accounts of the Company, Beijing Dehaier, and Lianluo Connection are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The accompanying consolidated financial statements are presented in US dollars.

Foreign currency transactions are translated into the functional currency using exchange rates in effect at the time of the transaction. Generally, foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statements of operations and comprehensive loss. The financial statements of the Company’s foreign operations are translated USD in accordance with ASC 830-10, “Foreign Currency Matters”. Assets and liabilities are translated at applicable exchange rates quoted by the People’s Bank of China at the balance sheet dates and revenues, expenses and cash flow items are translated at average exchange rates in effect during the periods. Equity is translated at the historical exchange rates. Resulting translation adjustments are recorded as other comprehensive income (loss) and accumulated as a separate component of equity.

Stock-Based Compensation

The Company accounts for stock-based share-based compensation awards to employees at fair value on the grant date and recognizes the expense over the employee’s requisite service period. The Company’s expected volatility assumption is based on the historical volatility of Company’s stock or the expected volatility of similar entities. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend is based on the Company’s current and expected dividend policy.

Share-based compensation expenses for stock-based share-based compensation awards granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. The Company applies the guidance in ASC 718 to measure share options and restricted shares granted to non-employees based on the then-current fair value at each reporting date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS FOR NEWEGG

The following discussion should be read together with the audited financial statements and the related notes thereto of Newegg for the fiscal years ended December 31, 2019, 2018 and 2017 included elsewhere in this proxy statement/prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should carefully read “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

Newegg’s Business Overview and COVID-19 Update

Newegg is a tech-focused e-commerce company in North America, and ranked second after Best Buy as the global top electronics online marketplace according to Web Retailer’s report, as measured by 32.4 million visits per month in 2019. Through Newegg.com, its flagship retail site, and other online platforms, Newegg connects its global customer base to a wide and increasing assortment of tech products and a massive pool of brands, sellers, suppliers, manufacturers, distributors and third-party service providers.

Headquartered in California, Newegg’s reach is global. Leveraging its extensive fulfillment and warehousing network and the global footprint of its suppliers and sellers, Newegg is able to offer merchandise sourced from over 30 countries and regions to customers located in over 20 countries and regions, and deliver customer services in multiple languages.

Newegg has built a massive base of loyal and highly engaged customers. As of December 31, 2020, Newegg had 4.7 million active customers (defined as unique email addresses with at least one item purchased on its platforms in the past 12 months), with a 32.5% repeat purchase rate, as measured by the percentage of customers who made at least two purchases in the preceding year, and an average order value of $301, as calculated by dividing sales by transactions during the relevant 12-month measurement period. Newegg achieves this through its deep understanding of its customers’ needs, preferences and tastes and its ability to offer an extensive product assortment, superior customer service, flexible payment options, and speedy, reliable and efficient shipping and fulfilment. As of December 31, 2020, Newegg offered 40.5 million SKUs across over 1,748 categories, which Newegg believes makes it one of the top online shopping destinations for tech consumers. Newegg also maintains a global fulfilment network that ensures speedy and reliable delivery, supported by its seven strategically located warehouses in the United States and Canada. Newegg has the capacity to deliver goods to essentially 100% of the population in the United States and to approximately 84% of the population in Canada within just two business days using multiple service level offerings.

Newegg maintains longstanding and extensive relationships with its suppliers, sellers and business partners to source merchandise at competitive pricing with early or preferential access to the latest, highly sought-after tech products, fulfilling its promise to provide its customers with all things tech. Newegg is a trusted partner and the go-to channel for many leading tech product brands and is increasingly establishing relationships with brands in a growing number of other product categories. As of December 31, 2020, Newegg sourced merchandise from at least 2,501 brand partners for its direct sales business, and Newegg featured the official online stores of various brand partners, including some of the most well-known IT/CE brands, such as Intel, AMD, HP, Asus, Acer, Lenovo, MSI, Nvidia, and Samsung.

Newegg strategically employs a dynamic mix of its established direct sales business and a scalable marketplace model. Built upon its success in direct sales, Newegg Marketplace has grown in recent years and significantly complements its direct sales business. As the number of sellers and brands on its Marketplace continues to grow, the choices available to customers should also increase, generating a strong momentum for its continued growth. As of December 31, 2020, the Newegg Marketplace connected its customers to over 16,618 third-party sellers from over 30 countries and regions offering approximately 40.3 million SKUs.

For the year ended December 31, 2020, Newegg’s total GMV was approximately $2.6 billion, an increase of approximately $0.7 billion or 36% when compared with GMV for the year ended December 31, 2019.

For the years ended December 31, 2018, 2019 and 2020, Newegg recorded net sales of $2.0 billion, $1.5 billion, and $2.1 billion, respectively. For the same periods, its total GMV was approximately $2.4 billion, $1.9 billion, and $2.6 billion, respectively. Newegg recorded net loss of $33.6 million and $17.0 million for the years ended December 31, 2018 and 2019, and net income of $30.4 million for the year ended December 31, 2020. For the same periods, its adjusted EBITDA was $(17.8) million, $1.4 million, and $39.3 million, respectively. See “— Non-GAAP Financial Measures.”

The spread of COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” orders and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus.

Newegg’s online business and warehouse operations have remained active to serve its customers during the COVID-19 outbreak, and to-date, it has seen increased demand for its products and services during the outbreak. By contrast, some of Newegg’s brick-and-mortar competitors have been forced to close down at least some of their retail locations temporarily, while some competitors have de-emphasized certain lines of business, such as computers and electronics, which represent Newegg’s core business. However, the course of the outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic conditions, which in turn could lead to a reduced demand for Newegg’s products and services.

As a consequence of the COVID-19 outbreak, Newegg has experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. Newegg has also experienced some increases in the cost of certain products, as well as a drop in promotions by some manufacturers. While Newegg considers such events to be relatively minor and temporary, continued supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, and negatively impact sales in fiscal year 2020.

COVID-19 impacted the supply chain of Newegg’s brand partners and Marketplace sellers, and its ability to timely fulfill orders and deliver such orders to its customers, particularly as a result of mandatory shutdowns in different countries and cities to mitigate the spread of the virus.

Although Newegg cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on Newegg’s results of future operations. The potential impact of COVID-19 on its operations remain uncertain and potentially wide-spread.

Newegg’s Business Model

GMV is the primary driver of Newegg’s net sales, as it derives a significant majority of net sales from the GMV transacted on its online platforms, net of cancellations and returns. Newegg defines GMV as the total dollar value of products sold on Newegg’s websites, directly to customers and by its Marketplace sellers through Newegg Marketplace, net of returns, discounts, taxes, and cancellations. Newegg generates GMV and net sales primarily from the following sources:

•        Direct sales, where Newegg controls inventories sourced from suppliers and directly sells goods to its customers on Newegg platforms or certain other third-party platforms. Newegg’s direct sales revenues include net sales generated from sales of products directly by it to customers on its Newegg platforms (including wholesale where Newegg sells inventories in bulk and mostly at a discount), sales through third-party websites of products Newegg sources from suppliers, and freight revenues from fees Newegg charges for delivery of goods that Newegg directly sells to customers.

•        Newegg Marketplace, where third-party sellers sell products through the Newegg Marketplace, and Newegg recognizes commission and service fees from such third-party sellers in its net sales. The published commission rates are based on a percentage of the GMV transacted, exclusive of the shipping fees charged, which commission rates range from 8% to 15%, depending on the product category. Newegg refers to the net sales generated from Newegg Marketplace as Marketplace revenues.

•        D2C Platform Services, where Newegg generates net sales primarily by charging service fees for a range of e-commerce services and solutions rendered to its vendor partners, Marketplace sellers and various types of customers and businesses, including third-party logistics (3PL) and other fulfilment and logistics services, advertising services, and online marketing services. Newegg refers to such net sales as services revenues.

Factors Affecting Newegg’s Results of Operations

Newegg’s financial condition and results of operations have been, and will continue to be, affected by a number of important factors, including the following:

Newegg’s ability to grow its customer base and increase their engagement level

Newegg believes the principal factors necessary to maintain and grow its GMV and net sales include the number of visits to its online platforms, its ability to convert those visits to orders, and the level of its customers’ engagement with its platforms.

Newegg monitors the following key operating metrics to evaluate its user traffic, its ability to convert visits into orders, and the size and engagement of its customer base:

	For the Year Ended As of December 31,
Key Operating Data:	2020	2019	2018
Total visits(1)	382.2 million	262.8 million	261.6 million
Number of customers(2)	37.3 million	34.4 million	32.7 million
Number of active customers(3)	4.7 million	3.2 million	3.9 million
Conversion rate(4)	2.4%	2.4%	3.2%
Repeat purchase rate(5)	32.5%	30.0%	30.9%
Average Order Value(6)	301	310	299

____________

Note:

(1)      Measured by total traffic across all Newegg platforms, excluding search bots from competitors by filtering visits of less than three seconds.

(2)      Calculated by the total number of registered accounts on all Newegg platforms.

(3)      Active customers as of a given date are calculated by unique customer ID with at least one transaction purchased on Newegg platforms during the relevant 12-month measurement period.

(4)      Calculated by dividing transactions over the total number of visits across all Newegg platforms, excluding visits less than three seconds.

(5)      Measured by the percentage of customers who made at least two purchases on Newegg platforms during the relevant 12-month measurement period.

(6)      Calculated by dividing sales volume by number of transactions during the relevant 12-month measurement period.

Newegg uses conversion rates to measure its ability to convert visits to orders. Newegg’s conversion rates have varied from time to time, and there are a number of factors that may affect conversion rates, including overall economic trends, product mix, new product releases, the level of competition Newegg faces, its merchandise sourcing ability and the purchasing patterns of consumers. The numbers of customers and active customers and repeat purchase rates are indicators of the size and engagement of its customer base. Total active customers have been relatively stable over the last two years.

Newegg’s product mix

While Newegg is a tech-focused e-retailer, Newegg also offers merchandise in a broad and increasing number of product categories, including apparel and accessories, home furnishings, personal goods and certain other products of IT — adjacent categories. As of December 31, 2020, Newegg offered a total of 40.5 million SKUs across over 1,748 categories. Products are offered on its online platforms across a range of types, brands and price points. Newegg believes that customers are attracted to its online platforms primarily by the breadth and depth of its product offerings, a critical component of its ability to increase sales and drive long-term profitability.

Newegg’s results of operations are affected by its merchandise mix, as products of different categories, brands and price points have a range of margin and profitability profiles. For example, categories where the company holds lower market share and the company strives to grow at an accelerated rate over market may offer relatively lower margins. Newegg’s merchandise mix may shift over time due to the combination of a variety of factors, including consumer demands and preferences, average selling prices, its ability to maintain and expand its supplier relationships, its ability to forecast market trends, and its marketing and promotional efforts. Newegg continuously monitors the GMV and margin mix of its product offerings and Newegg seeks to increase the percentage of GMV and net sales from categories and brands with attractive margin profiles.

Expansion of Newegg Marketplace

A key component of Newegg’s long-term strategy is to continue to grow its Newegg Marketplace, which Newegg believes is an important driver of future profitable growth.

The Newegg Marketplace has grown in recent years with an increasing contribution to Newegg’s total sales. In 2018, 2019, and 2020, the Newegg Marketplace generated GMV of $472.1 million, $495.2 million, and $663.7 million, respectively, representing a compound annual growth rate of 12% for the years 2018 to 2020, and accounted for approximately 19.6%, 25.6%, and 25.2%, respectively, of its total GMV. During the same periods, the Newegg Marketplace generated net sales of $43.2 million, $46.0 million, and $58.1 million, respectively, representing a compound annual growth rate of 10% for the years 2018 to 2020, and accounted for 2.2%, 3.0%, and 2.7%, respectively, of its total net sales. Over time, Newegg expects its Marketplace GMV, both in absolute amount and as a percentage of total GMV, to continue to grow.

Newegg believes the Marketplace model provides it with a number of benefits. As compared with direct sales, the use of the marketplace model contributes to its working capital and cash flow as there is no need to maintain inventory. Additionally, as the number of sellers and brands on the Newegg Marketplace continues to expand, the choices available to customers also should grow, generating strong momentum for its continued growth. Newegg believes that the integration of its direct sales and Marketplace operations has created a virtuous, self-reinforcing cycle.

Newegg’s results of operations have been, and will continue to be, influenced by shifts over time in the GMV mix between direct sales and Marketplace. This is primarily due to the difference in revenue recognition - Newegg recognizes revenues from direct sales on a gross basis, while Newegg recognizes revenues from the Newegg Marketplace on a net basis. See “— Key Components of Results of Operations” for details. Accordingly, for the same amount of GMV, direct sales generates more net sales than Marketplace and, therefore, an increase in the GMV contribution of Marketplace as a portion of the total GMV would have a negative impact on its net sales.

Newegg’s ability to forecast consumer needs and preferences

The IT/CE e-commerce market in North America and globally is characterized by rapidly evolving technologies, fast-changing consumer requirements and preferences and frequent releases of new products and introductions of updated industry standards and practices. Newegg must effectively respond to these changes to remain competitive. Newegg may have difficulty anticipating consumer demand and preferences, and the goods offered on its online platforms may not be accepted by the market or may be rendered obsolete or uneconomical. Newegg’s inability to adapt to these developments may lead to excessive or deficient inventories or a failure to attract new customers and retain existing customers, which could materially and adversely affect its financial condition and results of operations.

Newegg’s ability to source products from key suppliers on favorable terms

As of December 31, 2020, Newegg offered over 133,000 direct sales SKUs sourced from at least 405 suppliers globally. Newegg maintains extensive, long-standing and mutually beneficial relationships with many of the biggest tech product brands and distributors globally. However, its contracts or arrangements with such suppliers generally do not guarantee the availability of merchandise, or provide for the continuation of particular pricing or other practices. Newegg’s suppliers may not continue to sell their inventory to it on current terms or at all, and, if the terms are changed, Newegg may not be able to establish new supply relationships on similar or better terms.

Newegg competes with other retailers and direct marketers for favorable product allocations and vendor incentive programs from product manufacturers and distributors. Some of its competitors could enter into exclusive or favorable distribution arrangements for certain products with its vendors, which would deny it complete or partial access to those products and marketing and promotional resources. In addition, some vendors whose products are offered on its online platforms also sell their products directly to customers. If Newegg is unable to develop and maintain relationships with suppliers that permit it to obtain sufficient quantities of desirable merchandise on favorable terms, its results of operations could be adversely impacted.

Segment Information

Newegg’s chief operating decision maker (i.e. chief executive officer) reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue by countries or regions for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification, or ASC, 280, “Segment Reporting”, Newegg considers itself to be operating within one reportable segment.

Key Components of Results of Operations

Net Sales

Newegg’s net sales consist of direct sales revenues, Marketplace revenues and services revenues. See “— Newegg’s Business Model” for more information about these sources of net sales.

Newegg’s net sales are reported net of anticipated discounts, returns, allowances, sales tax and credit card chargebacks, which are all estimated from historical experience. Newegg also offers customer promotional programs, which Newegg records as reductions in sales based on anticipated redemption rates estimated from historical experience.

The following table sets forth the components of its net sales in absolute amounts and as percentages of total net sales, for the periods indicated.

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
Net sales	Amount	%	Amount	%	Amount	%
Direct sales revenues	$1,974.9	93.4	$1,476.7	96.3	$1,966.3	97.2
Marketplace revenues	58.1	2.7	46.0	3.0	43.2	2.1
Services revenues	81.9	3.9	11.2	0.7	12.9	0.7
Total	2,114.9	100.0	1,533.9	100.0	2,022.4	100.0

Cost of Sales

The largest component of its cost of sales is the purchase price of goods that Newegg directly sells to customers. Cost of sales also includes (i) costs relating to its service revenues, which include personnel expenses and other costs relating to its third-party logistics services; (ii) inbound and outbound freight costs; and (iii) inventory write-offs relating to refurbished, slow-moving and obsolete inventories and adjustments for vendor incentives related to inventory still on hand at the reporting date.

Cost of sales is partially offset by payments Newegg earns under vendor incentive programs, or VIPs, such as purchase rebates, marketing development funds that vendors give it to advertise their products, cooperative marketing programs jointly funded with vendors, and price protection refunds to offset reductions in the manufacturer’s suggested retail price. These VIPs are sometimes tied to the volume of its purchases or sales and represent a reduction of the selling price of the suppliers’ products. Therefore, Newegg treats these program payments as reductions to cost of sales.

The following table sets forth the components of its cost of sales, in absolute amounts and as percentages of total net sales, for the periods indicated.

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
Cost of sales	Amount	%	Amount	%	Amount	%
Purchase price of goods sold by it directly	$1,678.3	91.2	$1,300.4	95.0	$1,739.5	95.8
Costs related to marketplace & service revenues	69.9	3.8	1.0	0.1	1.7	0.1
Inbound and outbound freight costs	84.8	4.6	67.2	4.9	71.7	3.9
Inventory write-downs & reserves	8.2	0.4	0.4	0.0	3.9	0.2
Total	$1,841.2	100.0	$1,369.0	100.0	$1,816.8	100.0

Other Operating Income/(Expense)

During 2019, Newegg entered into a sale leaseback transaction for one of its real estate properties in the United States. Newegg sold the property for a gross proceed of $38.5 million, and recognized a gain of $28.8 million from the transaction, which is included as other operating income in its consolidated statement of operations.

Selling, General and Administrative Expenses

The largest component of its selling, general and administrative expenses, or SG&A expenses, is salary and other compensation costs, consisting of expenses relating to the employment of its employees, as well as temporary personnel to meet its needs in areas such as customer service and fulfillment during seasonal peaks in orders.

Other significant components of SG&A expenses include advertising and marketing expenses, payment and credit card processing fees, depreciation, rent expenses, warehouse costs, office expenses, legal expenses and other general corporate costs.

The following table sets forth the components of its SG&A expenses, in absolute amounts and as percentages of net sales, for the periods indicated.

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
Selling, general and administrative expenses	Amount	%	Amount	%	Amount	%
Salary and other compensation costs	$107.1	42.8	$107.2	46.8	$103.5	41.9
Payment and credit card processing fees	51.5	20.6	37.6	16.4	44.2	17.9
Advertising and marketing	29.0	11.6	25.8	11.3	34.8	14.1
Depreciation and amortization	9.1	3.6	10.7	4.7	10.2	4.1
Others	53.5	21.4	47.9	20.8	54.5	22.0
Total	$250.2	100.0	$229.2	100.0	$247.2	100.0

Interest Income and Expense

Interest income is earned on (i) its loans to affiliates; and (ii) cash invested in money market accounts or certificates of deposit. See “Transactions with Related Persons” for more information about its loans to affiliates. Interest expense represents the interest Newegg is charged on its borrowings, including term loan, line of credit and capital leases.

Other income, net

Newegg recorded other income, net of $5.3 million, $4.2 million, and $1.6 million for the years ended December 31, 2020, 2019, and 2018, respectively. For the year ended December 31, 2020, other income, net, primarily consisted of sales tax rebates and discounts, insurance proceeds, partnership incentives, and property rental income in China. In 2019, its other income mainly consisted of insurance proceeds primarily related to the fire loss in one of Newegg’s warehouses in the U.S., and property rental income in China. Other income, net of $1.6 million in 2018 primarily consisted of property rental income in China.

Gain from Sale of and Equity Income from Equity Method Investments

Newegg accounts for investment under the equity method for investees over which Newegg has the ability to exercise significant influence but does not have a controlling interest. Newegg recorded a gain on equity method investment of $ $9.6 million, $21.8 million and $3.2 million, respectively, in 2018, 2019 and 2020. Newegg’s gain on equity method investment in 2018 was attributed to the equity income from its equity method investment in Mountain Capital Fund L.P., or Mountain Capital. The gain in 2019 primarily included gains from the partial sale of its investment in Mountain Capital. Mountain Capital sold a portion of its investment in One97 Communication Limited, or One97, a leading Indian e-wallet provider and one of Mountain Capital’s portfolio companies, to various third-party buyers. Newegg’s ownership percentage in Mountain Capital was approximately 11% as of December 31, 2020 and 8% as of December 31, 2019.

Results of Operations

The following table summarizes Newegg’s consolidated results of operations in absolute amounts and as percentages of its net sales for the periods indicated. Period-to-period comparisons of historical results of operations should not be relied upon as indicative of future performance.

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages, net loss per share, and average number of share)
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,114.9	100.0	$1,533.9	100.0	$2,022.4	100.0
Cost of sales	1,841.2	87.1	1,369.0	89.3	1,816.8	89.8
Gross profit	273.7	12.9	164.9	10.7	205.6	10.2
Other operating Income/(expense)	—	—	28.3	1.8	(1.6)	(0.1)
Selling, general and administrative expenses(1)	250.2	11.8	229.2	14.9	247.2	12.2
Gain (Loss) from operations	23.5	1.1	(36.0)	(2.4)	(43.1)	(2.0)
Interest income	1.1	0.1	0.6	0.0	1.5	0.1
Interest expense	(0.7)	(0.0)	(2.9)	(0.2)	(1.6)	(0.1)
Other income, net	5.3	0.3	4.2	0.3	1.6	0.1
Gain from sale of and equity income from equity method investments	3.2	0.2	21.8	1.4	9.6	0.5
Gain (Loss) before provision for income taxes	32.4	1.5	(12.4)	(0.8)	(32.0)	(1.6)
Provision for income taxes	1.9	0.2	4.6	0.3	1.6	0.1
Net income (loss)	$30.4	1.4	$(17.0)	(1.1)	$(33.6)	(1.7)
Less: Undistributed net income allocable to Series A and Series AA convertible Preferred Stock	(30.0)	(1.4)	—	—	—	—
Less: Dividend or deemed dividend paid to Series A convertible Preferred Stock	—	—	—	—	(20.0)	(1.0)
Net income (loss) attributable to common stock	$0.4	—	$(17.0)	(1.1)	$(53.6)	(2.6)
Net earnings (loss) per share, basic	$0.49		$(20.01)	—	$(80.68)	—
Net earnings (loss) per share, diluted	0.09		(20.01)	—	(80.68)	—
Weighted average number of common stock outstanding used in computing per share amounts, basic	849,159		849,159	—	663,899	—
Weighted average number of common stock outstanding used in computing per share amounts, diluted	4,561,604		849,159	—	663,899	—

____________

Note:

(1)      Includes share-based compensation expenses of $1.6 million, $0.7 million and $3.9 million, respectively, in 2020, 2019 and 2018.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Net sales

Net sales increased by 37.9% for the year end December 31, 2020 compared to the comparable prior year period from $1,533.9 million in 2019 to $2,114.9 million in 2020, which was mainly due to the increase in GMV from its direct sales platforms from $1,438.2 million in 2019 to $1,970.8 million in 2020.

Such increase in GMV was primarily due to (i) a change in buying behavior of consumers from brick-and-mortar stores to online retailers due to the COVID-19 pandemic; and (ii) strong demand in computer components as a result of working and schooling from home.

Cost of Sales & Gross profit

For the year ended December 31, 2020, its cost of sales increased by 34.5% compared to the comparable prior year period from $1,369.1 million in 2019 to $1,841.2 million in 2020, generally reflective of the increase in its net sales. During the same period, its gross profit increased by 66.1% from $164.8 million in 2019 to $273.7 million in 2020.

Newegg’s profit margin increased from 10.7% in 2019 to 12.9% in 2020 primarily due to a strategy change where the company focused on selling high margin categories. There was also a high demand in sales that turned the inventories much faster. There were no aggressive promotions needed to move aged inventories that impacted the margin rate negatively.

Selling, general and administrative expenses

As of December 31, 2020, SG&A expenses increased from $229.2 million in 2019 to $250.2 million in 2020, which mainly resulted from (i) an increase in credit card charges from $37.6 million in 2019 to $51.5 million in 2020, which is directly related to the increase in net sales in 2020, and (ii) an increase in advertising and marketing expenses from $25.8 million in 2019 to $29.0 million in 2020.

Interest income and expense

For the year ended December 31, 2020, interest income increased from $0.6 million in 2019 to $1.1 million in 2020. This increase was primarily driven by an increase of $0.5 million in interest income on its loan to an affiliate.

Interest expense decreased from $2.9 million in 2019 to $0.7 million in 2020, which was generally due to a decrease in the average outstanding debt balance in 2020, as compared to that of 2019.

Other income, net

For the year ended December 31, 2020, Newegg recorded other income, net of 5.3 million, compared to other income, net of $4.2 million in 2019. For the year ended December 31, 2020, other income, net, primarily consisted of partnership incentives of $1.5 million, sales tax rebates and discounts of $1.4 million, and insurance proceeds of $0.8 million. In 2019, its other income mainly consisted of insurance proceeds of approximately $2.0 million primarily related to the fire loss in one of Newegg’s warehouses in the U.S., property rental income of $1.2 million from one of its idle warehouses in China, and government subsidies of an insignificant amount.

Gain from sale of and equity income from equity method investments

For the year ended December 31, 2020, Newegg recorded a gain on equity method investment of $3.2 million on its investment in Mountain Capital. For the year ended December 31, 2019, Newegg recorded a gain on the sale of the equity method investment in Mountain Capital of $21.8 million. Mountain Capital sold a portion of its investment in One97 to various third-party buyers, which resulted in disposal of all of Newegg’s investment in One97 in 2019.

Provision for income taxes

Newegg’s provision for income taxes decreased from $4.6 million in 2019 to $1.9 million in 2020. The decrease in its provision for income taxes was mainly due to the expense of withholding tax in first half of 2019 associated with the sale of its investment in One97 through Mountain Capital.

Net Income/(Loss)

For the year ended December 31, 2020, Newegg recorded a net income of $30.4 million in 2020, as compared to a net loss of $17.0 million for the same period in 2019. The increase in net income is primarily driven by a growth in its net sales and improvement in its gross margin.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Net sales

Net sales decreased by 24.2%, from $2,022.4 million in 2018 to $1,533.9 million in 2019, which was mainly due to a decline in the GMV from its U.S.-focused direct sales platforms from $1,745.3 million in 2018 to $1,293.5 million in 2019. Such decline in GMV was also due to the reduced price competitiveness of its product offerings as Newegg expanded the collection of sales tax in an increasing number of U.S. states in 2019. As of December 31, 2019, Newegg collected sales tax in 42 states whereas as of December 31, 2018 Newegg collected sales tax in 25 states.

The decline in the GMV from its U.S.-focused platforms was primarily due to (i) softening demand in computer components; (ii) increased import tariffs that resulted in price increases; and (iii) shortages in supply, particularly in CPU and VGA graphic cards.

The increase in the GMV contribution by the Newegg Marketplace to the total GMV was mainly due to (i) an increase in the amount of GMV from the Newegg Marketplace on its U.S.-focused platforms from $441.4 million in 2018 to $460.5 million in 2019, reflective of its strategic focus in growing its Marketplace operations and adding new sellers to expand the total product offerings on its platforms; and (ii) a partial shift in orders from the direct sales model to the Newegg Marketplace model.

Cost of Sales & Gross profit

From 2018 to 2019, Newegg’s cost of sales decreased by 24.6% from $1,816.8 million to $1,369.1 million, generally reflective of the decline in its net sales. During the same period, its gross profit decreased by 19.8% from $205.6 million to $164.9 million.

Newegg’s profit margin increased from 10.2% in 2018 to 10.7% in 2019, primarily due to a strategy change where the company focused on selling high margin products such as desktop PCs and gaming notebooks. Newegg also moved over its low margin products, such as TVs, from its direct sale business to marketplace, where the company can receive a higher commission. Newegg also ceased selling low margin video game console categories and applied a minimum margin policy to components, storage, and memory products.

Selling, general and administrative expenses

SG&A expenses decreased from $247.2 million in 2018 to $229.2 million in 2019, which mainly resulted from (i) a decrease in advertising and marketing expenses from $34.8 million in 2018 to $25.8 million in 2019, which was due to more effective control over marketing and branding efforts; (ii) a decrease in credit card fees from $44.2 million in 2018 to $37.6 million in 2019, which are directly related to the decrease in sales; and (iii) a decrease in stock-based compensation from $3.9 million to $0.7 million due to an adjustment made in 2018 as part of a repurchase of shares. These decreases were partially offset by an increase in bonus from $1.6 million in 2018 to $5.6 million in 2019, primarily due to the profit sharing and bonus related to the sale of its equity investment in Mountain Capital in 2019.

During 2019, Newegg entered into a sale leaseback transaction for one of its real estate properties in United Sates. Newegg sold the property for a gross proceed of $38.5 million, and recognized a gain of $28.8 million from the transaction, which is included as other operating income in its consolidated statement of operations. Newegg concurrently leased back the property from the buyer under a lease agreement for ten years, resulting in right-of-use (“ROU”) lease asset of $14.1 million and a lease liability of $13.9 million as of the lease commencement date.

Interest income and expense

Interest income decreased from $1.5 million in 2018 to $0.6 million in 2019. This decrease was primarily driven by a decrease of $0.9 million in interest income on its loans to affiliates, resulting from significant amounts paid by such affiliate to it under these loans in 2019.

Interest expense increased from $1.6 million in 2018 to $2.9 million in 2019, which was generally due to an increase in the average outstanding debt balance in 2019, as compared to that of 2018. In 2018, Newegg entered into a number of credit agreements and a long-term revolving loan agreement with certain financial institutions; see “— Liquidity and Capital Resources — Cash flows and working capital” and “Contractual Obligation” for more details of these agreements.

Other income, net

Other income, net was $4.2 million in 2019, compared to other income, net of $1.6 million in 2018. In 2019, its other income mainly consisted of insurance proceeds of approximately $2.0 million primarily related to the fire loss in one of Newegg’s warehouses in the U.S., property rental income of $1.2 million from one of its idle warehouses in China, and government subsidies of an insignificant amount, while Newegg recorded other income, net of $1.6 million in 2018 mainly from property rental income of $1.0 million from one of its idle warehouses in China, and government subsidies of an insignificant amount partially offset by other expense of $0.5 million.

Gain from sale of and equity income from equity method investments

Newegg recorded a gain on equity method investment of $21.8 million in 2019, as compared to $9.6 million in 2018. This increase was mainly due to a gain on the sale of equity method investment in Mountain Capital of $21.8 million. Mountain Capital sold a portion of its investment in One97 to various third-party buyers, which resulted in disposal of all of Newegg’s investment in One97. The proceeds from the sale of the investment were distributed to Newegg in 2019. In 2018, Newegg accounted for the Mountain Capital investment under the equity method, and recognized a gain on this equity method investment of $9.6 million.

Provision for income taxes

Newegg’s provision for income taxes increased significantly from $1.6 million in 2018 to $4.6 million in 2019. The increase in its provision for income taxes was mainly due to the expense of withholding tax since Newegg was generating losses and may not be able to use the tax credit. The tax withholding is for the gain from the sale of its investment in One97 through Mountain Capital and equity income from equity method investments.

Net Loss

As a result of the foregoing, Newegg recorded a net loss of $17.0 million in 2019, as compared to a net loss of $33.6 million in 2018.

Non-GAAP Measures

Newegg has included GMV and Adjusted EBITDA, non-GAAP financial measures, in this proxy statement/prospectus. Newegg believes that these are key measures used by its management and board of directors to evaluate its operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital.

GMV

GMV is the total dollar value of products sold on Newegg’s websites, directly to customers and by its Marketplace sellers through Newegg Marketplace, net of returns, discounts, taxes, and cancellations, and excluding the following: (i) sales by Newegg’s Asia subsidiaries, (ii) service revenues, and (iii) sales of Rosewill and Nutrend products made through third party platforms. GMV helps Newegg assess and analyze changes in revenues, and if reviewed in conjunction with net sales and other GAAP financial measures, it can provide more information in evaluating Newegg’s current performance and in assessing its future performance. See “Newegg’s Business Model.”

	For the Year Ended December 31,
	2020	2019	2018
	(in millions)
Net Sales	$2,114.9	$1,533.9	$2,022.4
Adjustments:
GMV – Marketplace	663.7	495.2	472.1
Marketplace Commission	(58.1)	(46.0)	(43.2)
Deferred Revenue	16.2	(6.5)	4.5
Service Revenue	(81.8)	(11.2)	(13.0)
Asia Net Sales	(0.0)	(3.9)	(21.7)
Rosewill and Nutrend sales through third party platforms	(40.6)	(31.1)	(29.8)
Other	20.3	2.9	11.6
GMV	$2,634.5	$1,933.4	$2,403.0

Adjusted EBITDA

Adjusted EBITDA is a financial measure that includes the removal of various one-time, irregular, and non-recurring items from EBITDA. Newegg believes that exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and excludes items that Newegg does not consider to be indicative of its core operating performance. Accordingly, Newegg believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under U.S. GAAP. Some of these limitations are:

•        although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•        Adjusted EBITDA does not reflect changes in, or cash requirements for, its working capital needs;

•        Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

•        Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to it; and

•        Other companies, including companies in its industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit and Newegg’s other U.S. GAAP results.

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated.

	For the Year Ended December 31,
	2020	2019	2018
	$	$	$
	(in millions)
Net income (loss)	$30.4	$(17.0)	$(33.6)
Adjustments:
Stock-based compensation expenses	1.6	0.7	3.9
Interest (income) expense, net	(0.5)	2.4	0.1
Income tax provision	1.9	4.6	1.6
Depreciation and amortization	9.1	10.7	10.2
Gain from sale of and equity income from equity method investments	(3.2)	(21.8)	(9.6)
Gain from sale of real estate property	—	(28.8)	—
Adjusted EBITDA	$39.3	$(49.2)	$(27.4)

Liquidity and Capital Resources

Cash Flows and Working Capital

Newegg has historically funded its operations through existing working capital, credit facilities, bank loans, return from investing activities, and equity financings. See Note 7 and 8 to its consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about the line of credit and long-term debt that Newegg obtains from financial institutions and Notes 11 and 12 to its consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about its equity financings.

Newegg’s cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts. Cash equivalents are all highly liquid investments with original maturities of three months or less. Amounts receivable from credit card processors are also considered cash equivalents as they are both short term and highly liquid in nature, and are typically converted to cash within three business days. Amounts due to it from credit card processors that are classified as cash and cash equivalents totaled $17.5 million and $9.2 million at December 31, 2020 and 2019, respectively. Newegg anticipates that its existing cash and funds generated from operations will be sufficient to meet its working capital needs and expected capital expenditures for at least 12 months from the date of the filing of this proxy statement/prospectus. Newegg’s cash and cash equivalents are primarily denominated in U.S. dollars.

Newegg historically experiences higher sales in the fourth quarter due to the holiday season. In anticipation of such higher sales, Newegg typically begins building up its inventory levels in the late third quarter. Such inventory build-up may require it to expend cash faster than Newegg generates by its operations during these periods. Also as a result of this inventory build-up and faster inventory turnover during the fourth quarter, its accounts payable are typically at their highest levels at year-end, as compared to the first, second and third quarters when sales are lower.

Newegg intends to finance its future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities, including the net proceeds Newegg will receive from this Offering, and return from investing activities. Newegg’s future capital requirements may, however, vary materially from those now planned or anticipated. Changes in its operating plans, lower than anticipated net sales, increased expenses or other events, including those described in “Risk Factors,” may cause it to seek additional debt or equity financing in the future. If its existing cash is insufficient to meet its requirements, Newegg may seek to issue debt or equity securities or obtain additional credit facilities. Financing may not be available on acceptable terms, on a timely basis, or at all, and its failure to raise adequate capital when needed could negatively impact its growth plans and its financial condition and results of operations. Issuance of additional equity securities, including convertible debt securities, would dilute its earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict its operations and its ability to pay dividends to its shareholders. If Newegg is unable to obtain additional equity or debt financing as required, its business operations and prospects may suffer.

Historical Cash Flows

The following table sets forth its selected consolidated cash flow data for the years ended December 31, 2018, 2019 and 2020.

	For the Year Ended December 31,
Summary Consolidated Cash Flow Data:	2020	2019	2018
	(in millions)
Net cash provided by (used in) operating activities	$84.5	$(10.1)	$(62.9)
Net cash provided by (used in) investing activities	(5.2)	84.7	(16.0)
Net cash provided by (used in) financing activities	(1.7)	(49.7)	2.0
Foreign currency effect on cash, cash equivalents and restricted cash	(0.3)	(1.1)	(0.8)
Net increase (decrease) in cash and cash equivalents	77.2	23.8	(77.7)
Cash, cash equivalents and restricted cash at beginning of the year	80.5	56.7	134.4
Cash, cash equivalents and restricted cash at end of the year	157.7	80.5	56.7

Operating Activities

Net cash provided by operating activities was $84.5 million in 2020. The adjustments for non-cash expenses are primarily comprised of (i) $9.1 million of depreciation and amortization that was associated with property and equipment; (ii) $7.3 million of bad debt expense, and (iii) $4.2 million of provision for obsolete and excess inventory. The changes in operating assets and liabilities represented a $34.4 million increase in cash provided by (i) an increase in accounts payable of $76.2 million; (ii) an increase in accrued liabilities and other liabilities of $35.1 million; and (iii) an increase in deferred revenue of $21.8 million, partially offset by (i) a decrease in accounts receivable of $13.0 million; (ii) an increase in inventory of $76.2 million; and (iii) an increase in prepaid expenses and other assets of $9.6 million.

Net cash used in operating activities was $10.1 million in 2019. Net loss was $17.0 million in 2019. The adjustments for non-cash expenses are primarily comprised of (i) $10.7 million of depreciation and amortization that was associated with property and equipment; (ii) $4.3 million of provision for obsolete and excess inventory; and (iii) $21.8 million of gain on equity method investment. The changes in operating assets and liabilities represented a $42.8 million cash provided by (i) a decrease in accounts receivable and inventory of $33.1 million and $110.1 million, respectively; and (ii) an increase in accrued liabilities and other liabilities of $8.0 million, partially offset by (i) a decrease in accounts payable of $100.7 million, and (ii) a decrease in deferred revenue of $11.2 million.

Net cash used in operating activities was $62.9 million in 2018. Net cash used in operating activities consists of net loss as adjusted for non-cash expenses and changes in operating assets and liabilities. Net loss was $33.6 million in 2018. The adjustments for non-cash expenses are primarily comprised of (i) $10.2 million of depreciation and amortization associated with property and equipment; (ii) $9.6 million of gain on equity method investment; and (iii) $3.9 million of stock-based compensation. Changes in operating assets and liabilities represented a $39.2 million use of cash, primarily comprised of (i) a decrease in accounts payable of $18.5 million; (ii) an increase in inventories of $6.3 million; and (iii) a decrease in the accrued liabilities and other liabilities of $5.9 million, partially offset by a decrease in prepaid expenses and other assets of $2.2 million.

Investing Activities

Net cash used in investing activities was $5.2 million for the year ended December 31, 2020, which was primarily attributable to the payments made to acquire property and equipment of $6.2 million partially offset by the proceeds from insurance of $0.8 million and disposal of fixed assets of $0.1 million.

Net cash provided by investing activities was $84.7 million in 2019, which was mainly due to (i) proceeds on disposal of a warehouse of $38.6 million, and (ii) proceeds on sales of equity method investment of $77.5 million, partially offset by (i) payments of $10.3 million made to acquire property and equipment; (ii) equity investments of $7 million; and (iii) loans to an affiliate of $15 million. See “Transactions with Related Persons.”

Net cash used in investing activities was $16.0 million in 2018, which was mainly attributable to (i) equity investments of $58.0 million in connection with its investment in Mountain Capital and Bitmain; (ii) loans to an affiliate of $20.0 million; and (iii) payments of $8.0 million made to acquire property and equipment, primarily for ongoing maintenance and upkeep of technology infrastructure, partially offset by loan repayments from an affiliate of $70.0 million. Newegg entered into several term loan agreements with one of its affiliates; as of December 31, 2018, there was no outstanding principal balance receivable from affiliate. See “Transactions with Related Persons.”

Financing Activities

Net cash used in financing activities was $1.7 million in 2020, due to the repayment of its line of credit.

Net cash used in financing activities was $49.7 million in 2019, which was mainly due to (i) net repayment under its line of credit of $36.4 million; and (ii) repayment of its long-term debt of $13.3 million.

Net cash provided by financing activities was $2.0 million in 2018, which was mainly due to (i) borrowings under its line of credit of $123.3 million; and (ii) borrowings of long-term debt of $13.0 million, partially offset by (i) repayments under its line of credit of $88.7 million; and (ii) payment for share repurchases of $45.1 million.

Capital Expenditures

Newegg’s capital expenditures are incurred primarily in connection with purchases of property and equipment and leasehold improvements. Newegg’s capital expenditures were $8.0 million, $10.3 million, and $6.2 million in 2018, 2019 and 2020, respectively. Newegg intends to fund its future capital expenditures with its existing cash balance and proceeds from the public offering.

Credit Agreements

In July 2018, Newegg entered into a credit agreement with East West Bank and PNC Bank that provided a revolving credit facility of up to $100.0 million with a maturity date of July 27, 2021. Prior to July 27, 2020 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the loan agreement, could be increased up to $140.0 million. The revolving credit facility includes a letter of credit sublimit of $25.0 million, which can be used to issue standby and trade letters of credit, and a $10.0 million sublimit for swingline loans. Advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the loan agreement, or the Alternate Base Rate (to be defined as the highest of the financial institution’s prime rate, the Overnight Bank Funding Rate plus 0.50%, or the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, Newegg may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base Rate loans is payable monthly. The line of credit is guaranteed by certain of Newegg’s U.S. subsidiaries and is collateralized by certain of the assets of Newegg. Such assets include all Receivables, equipment and fixtures, general intangibles, Inventory, Subsidiary Stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the loan agreement. To maintain availability of funds under the loan agreement, Newegg will pay on a quarterly basis, an unused commitment fee of either 0.25% of the difference between the amount available and the amount outstanding under the facility if the difference is less than one-third of the Maximum Revolving Advance Amount or 0.40% of the difference between the amount available and the amount outstanding under the facility if the difference is equal to or greater than one-third of the Maximum Revolving Advance Amount. As of December 31, 2019, there was no balance outstanding under this line of credit. The credit facility contains customary covenants, including covenants that limit or restrict Newegg’s ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. The credit facility also requires Newegg to maintain certain minimum financial ratios and maintain an operation banking relationship with the financial institutions. As of December 31, 2020, Newegg was in compliance with all financial covenants related to the line of credit.

Contractual Obligations

The following table sets forth its contractual obligations and commitments as of December 31, 2020.

	Payments Due by Years Ending
	Total	Less than 1 year	1 – 3 years	3 – 5 year	More than 5 years
	(in thousand)
Long-term debt payment	$2,369	$281	$577	$599	$912
Operating Leases	48,738	10,258	15,139	8,863	14,478
Total contractual obligations	$51,107	$10,539	$15,716	$9,462	$15,390

Off-Balance Sheet Commitments and Arrangements

Newegg does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. Newegg does not have any majority-owned subsidiaries that are not included in its consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

Newegg does not use financial instruments for speculative trading purposes, and does not hold any derivative financial instruments that could expose it to significant market risk. Newegg’s primary market risk exposures are changes in interest rates and foreign currency fluctuations.

Interest Rate Risk

Newegg’s main interest rate exposure relates to long-term borrowings that Newegg obtains from banks and financial institutions to meet its working capital expenditure requirements. Newegg also has interest-bearing assets, including cash and cash equivalents, restricted cash and loans to affiliates. Newegg manages its interest rate exposure with a focus on reducing its overall cost of debt and exposure to changes in interest rates. As of December 31, 2020 and 2019, Newegg had outstanding long-term borrowings in the aggregate amount of $2.4 million and $2.5 million, respectively, with the majority of its long-term borrowings having floating interest rates.

Newegg has not used derivative financial instruments to hedge the interest rate risk. Newegg has not been exposed to material risks due to changes in market interest rates. However, Newegg cannot provide assurance that Newegg will not be exposed to material risks due to changes in market interest rate in the future.

Foreign Currency Risk

Newegg has currency fluctuation exposure arising from both sales and purchases denominated in foreign currencies. Significant changes in exchange rates between foreign currencies in which Newegg transacts business and the U.S. dollar may adversely affect its results of operations and financial condition. Historically, Newegg has not entered into any hedging activities, and, to the extent that Newegg continues not to do so in the future, Newegg may be vulnerable to the effects of currency exchange-rate fluctuations.

Newegg expects its exposure to foreign currency risk will increase as Newegg increases its operations and sales in Canada and other countries and regions. Although the effect of currency fluctuations on its financial statements has not been material in the past, there can be no assurance that the effect of currency fluctuations will not be material in the future. For the years ended December 31, 2018, 2019 and 2020, Newegg recorded foreign exchange loss of $1.6 million, loss of $0.5 million, and loss of $0.7 million, respectively. Based on the balance of its foreign-denominated cash and cash equivalents, as of December 31, 2018, 2019, and 2020, an assumed 10% negative currency movement would not have a material impact.

To date, Newegg has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk.

Inflation Risk

Newegg does not believe that inflation has had a material effect on its business, financial condition or results of operations. Although Newegg does not expect it to have such an impact in the near future, Newegg cannot assure you that its business will not be affected by inflation in the future.

Related Party Transactions

For a description of its related party transactions, see “Related Party Transactions” as discussed in the notes to the consolidated financial statements within this registration statement.

Critical Accounting Policies, Judgments and Estimates

Newegg’s consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of its financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales, costs and expenses, as well as the disclosure of contingent assets and liabilities and other related disclosures. Newegg bases its estimates on historical experience and on various other assumptions that Newegg believes to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of its assets and liabilities that are not readily apparent from other sources. In many instances, Newegg could have reasonably used different accounting estimates. Actual results could differ from those estimates, and Newegg includes any revisions to its estimates in its results for the period in which the actual amounts become known.

Newegg believes the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of its consolidated financial statements. Accordingly, these are the policies Newegg believes are the most critical to aid in fully understanding and evaluating its historical consolidated financial condition and results of operations:

Revenue Recognition

Newegg adopted Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) as of January 1, 2018. Revenue recognition is evaluated through the following five step process:

1.      Identification of the contract with a customer;

2.      Identification of the performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when or as a performance obligation is satisfied.

Revenue is recognized when control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which Newegg expects to be entitled in exchange for transferring those products or services. Revenue is recognized net of sales taxes and discounts. Newegg primarily generates revenue through product sales on its platforms and through fees earned for facilitating marketplace transactions and extended warranty sales on its platforms.

Newegg recognizes revenue on product sales at a point in time to customers when control of the product passes to the customer upon delivery to the customer or when service is provided. Newegg fulfills orders with its own inventory or with inventory sourced through its suppliers. The vast majority of the Company’s product sales are fulfilled from its own inventory. The amount recognized in revenue represents the expected consideration to be received in exchange for such goods or services. For orders fulfilled with inventory sourced through its suppliers, and where the products are shipped directly by the supplier to its customer, Newegg evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether revenue should be recognized on a gross or net basis. Newegg determined that it is the principal in these transactions as it controls the specific good before it is transferred to the customer. Newegg is the entity responsible for fulfilling the promise to provide the specified good to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk before the specified good has been transferred to the customer, has discretion in establishing the price, and selects the suppliers of products sold. Newegg accounts for product sales under these arrangements on a gross basis upon receipt of the product by the customer. Product sales exceeded 95% of consolidated net sales in each of the years ended December 31, 2017, 2018 and 2019. Product sales for the year ended December 31, 2020 decreased to 93.4% of consolidated sales as Newegg expands its D2C platform services.

Newegg generally requires payment by credit card upon placement of an order, and to a limited extent, grants credit to business customers typically on a 30-day term. Shipping and handling is considered a fulfillment activity, as it takes place before the customer obtains control of the goods. Amounts billed to customers for shipping and handling are included in net sales upon completion of the performance obligation.

Newegg’s product sales contracts include terms that could cause variability in the transaction price such as sales returns and credit card chargebacks. As such, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. Sales are reported net of estimated returns and allowances and credit card chargebacks, based on historical experience.

Newegg also earns fees for facilitating marketplace transactions and extended warranty sales on its platforms. For marketplace transactions, its websites host third-party sellers and Newegg also provides the payment processing function. Newegg recognizes revenue upon the sale of products made available through its marketplace store. Newegg is not the principal in this arrangement and does not control the specific goods sold to the customer. Newegg reports the net amount earned as commissions, which are determined using a fixed percentage of the sales price or fixed reimbursement amount. Newegg also offers extended warranty programs for various products on behalf of an unrelated third party. Newegg reports the net amount earned as revenue at the time of sale, as it is not the principal in this arrangement and does not control the specific goods sold to the customer.

Newegg offers its customers the opportunity to purchase goods and services on its website using deferred financing promotional programs provided by a third-party financing company. These programs include an option to make no payments for a period of six, twelve, eighteen or twenty-four months. The third-party financing company makes all decisions to extend credit to the customer under a separate agreement with the customer, owns all such receivables from the customer, assumes all risk of collection, and has no recourse to Newegg in the event the customer does not pay. The third-party financing company pays Newegg for the purchase price on behalf of the customer, less certain transaction fees. Accordingly, sales generated through these programs are not reflected in Newegg’s receivables once payment is received from the third-party financing company. The transaction fee paid by it to the third-party financing company is recognized as a reduction of revenue. These transaction fees for the years ended December 31, 2018, 2019, and 2020 were immaterial.

To the extent that Newegg sells its products on third-party platforms, Newegg incurs incremental contract acquisition costs in the form of sales commissions paid to the platforms. The commissions are generally determined based on the sales price and an agreed-upon commission rate. Newegg elects the practical expedient under Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) to recognize sales commission as an expense as incurred, as the amortization period of the asset that Newegg otherwise would have recognized is less than one year.

Newegg has three types of contractual liabilities: (1) amounts collected, or amounts invoiced and due, related to product sales where receipt of the product by the customer has not yet occurred or revenue cannot be recognized. Such amounts are recorded in the consolidated balance sheets as deferred revenue and are recognized when the applicable revenue recognition criteria have been satisfied. For all of the product sales, Newegg ships a large volume of packages through multiple carriers. Actual delivery dates may not always be available and as such, Newegg estimates delivery dates as needed based on historical data. (2) amounts collected for its now discontinued Premier membership services, which were typically paid upfront for membership benefits over a 3-month, 6-month, or 12-month period, including free 3-day shipping, free returns, rush processing and dedicated customers service. Such amounts were initially recorded as deferred revenue and were recognized as revenue ratably over the subscription period. Newegg discontinued its Premier membership services in 2019, resulting in no balance of deferred revenue related to this program as of December 31, 2019. The amount of deferred revenue related to the Premier membership services was immaterial as of December 31, 2018. (3) unredeemed gift cards, which are initially recorded as deferred revenue and are recognized in the period they are redeemed. Subject to governmental agencies’ escheat requirements, certain gift cards not expected to be redeemed, also known as “breakage”, are recognized as revenue based on the historical redemption pattern. These gift cards breakage revenue for the years ended December 31, 2020, 2019 and 2018 were immaterial.

Incentives Earned from Vendors

Newegg participates in various vendor incentive programs that include, but are not limited to, purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements. Vendor incentives are recognized in the consolidated statements of operations as an offset to marketing and promotional expenses to the extent that they represent reimbursement of advertising costs incurred by it on behalf of the vendors that are specific, incremental, and identifiable. Reimbursements that are in excess of such costs and all other vendor incentive programs are accounted for as a reduction of cost of sales, or if the related product inventory is still on hand at the reporting date, inventory is reduced in the consolidated balance sheets.

Equity Investments

Investments are accounted for using the equity method if the investment provides Newegg with the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if Newegg has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors are considered in determining whether the equity method is appropriate. Also, investment in limited partnerships of more than 3% to 5% are generally viewed as more than minor and are accounted for using the equity method.

The investments for which Newegg is not able to exercise significant influence over the investee and which do not have readily determinable fair values were accounted for under the cost method prior to the adoption of ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Subsequent to the adoption of this standard as of January 1, 2018, Newegg has elected the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Stock-based Compensation Expense and Valuation of Shares of its Common Stock

The measurement and recognition of compensation expense for all stock-based payment awards made to employees, consultants and directors, including employee stock options and restricted stock, is based on estimated fair value of the awards on the date of grant. The value of awards that are ultimately expected to vest is recognized as expense on a straight line basis over the requisite service periods in the consolidated statements of operations.

Stock-based compensation includes stock option awards issued under Newegg’s 2005 Incentive Award Plan and restricted stock issued under a Significant Shareholder Incentive Program, which was adopted in 2016. See “Compensation of Executive Officers and Directors — Equity Incentive Plans — Newegg Plans” for a summary of the key terms and conditions of the Newegg’s 2005 Incentive Award Plan and the Significant Shareholder Incentive Program.

Common Stock Valuations

The exercise prices of stock options granted were determined contemporaneously by Newegg’s Board of Directors, in conjunction with an independent valuation firm, based on its best estimated fair value of the underlying Class A Common Stock as of the date of each option grant, including but not limited to, the following factors: (i) the rights, preferences and privileges of its preferred stock relative to the common stock; (ii) its performance and stage of development; (iii) the prices paid for its preferred stock in recent issuances of its preferred stock; and (iv) the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options.

Valuations of the Class A Common Stock were based on a combination of the income approach and the market approach, which were used to estimate its total enterprise value. The income approach quantifies the present value of the future cash flows that management expects to achieve from continuing operations. These future cash flows are discounted to their present values using a rate corresponding to its estimated weighted average cost of capital. Newegg’s weighted average cost of capital is calculated by weighting the required return on interest-bearing debt and common equity capital in proportion to their estimated percentages in its capital structure. The market approach considers multiples of financial metrics based on acquisition values or quoted trading prices of comparable public companies. An implied multiple of key financial metrics based on the trading and transaction values of publicly traded peers is applied to its similar metrics in order to derive an indication of value. A marketability discount is then applied to reflect the fact that its Class A Common Stock is not traded on a public exchange. The amount of the discount varies based on its management’s expectation of effecting a public offering of Newegg’s Class A Common Stock within the ensuing 12 months. The enterprise value indications from the income approach and market approach were used to estimate the fair value of its Class A Common Stock in the context of its capital structure as of each valuation date. Each valuation was based on certain estimates and assumptions. If different estimates and assumptions had been used, these valuations could have been different.

Preferred Stock Valuations

Valuations of Newegg’s Series A preferred stock and Series AA preferred stock were based on a combination of the income approach and market approach, which were used to estimate its total enterprise value. The income approach quantifies the present value of the future cash flows that management expects to achieve from continuing operations. These future cash flows are discounted to their present values using a rate corresponding to its estimated weighted average cost of capital. Newegg’s weighted average cost of capital is calculated by weighting the required return on interest-bearing debt and common equity capital in proportion to their estimated percentages in its capital structure. The market approach considers multiples of financial metrics based on acquisition values or quoted trading prices of comparable public companies. An implied multiple of key financial metrics based on the trading and transaction values of publicly traded peers is applied to its similar metrics in order to derive an indication of value. A marketability discount is then applied to reflect the fact that Newegg’s Series A preferred stock and Series AA preferred stock are not traded on a public exchange. The enterprise value indications from the income approach and market approach were used to estimate the fair value of its Series A preferred stock and Series AA preferred stock in the context of its capital structure as of each valuation date. Each valuation was based on certain estimates and assumptions. If different estimates and assumptions had been used, these valuations could have been different.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2 to the consolidated financial statements of Newegg included elsewhere in this proxy statement/prospectus.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers Following the Merger

Following is information about persons who will serve as directors and executive officers of the combined company following the merger.

NAME	AGE	POSITION
Anthony Chow	55	Director and Chief Executive Officer
Robert Chang	52	Chief Financial Officer
Jamie Spannos	43	Chief Operating Officer
Montaque Hou	40	Chief Technology Officer
Matt Strathman	51	General Counsel
Zhitao He	39	Chairman of the Board
Fred Faching Chang	63	Director
Yingmei Yang	51	Director
Gregory Moore	70	Independent Director
Paul Wu	50	Independent Director
Fuya Zheng	54	Independent Director

Mr. Anthony Chow.    Mr. Chow is the Global Chief Executive Officer of Newegg. He sets the company’s strategic direction and works closely with Newegg’s executives to ensure consistent execution across the organization. In addition to Mr. Chow’s role as Global CEO, he also serves on the company’s board of directors. Mr. Chow’s leadership has guided Newegg through some of the company’s most transformative years. He first served as Vice President of Newegg’s North American business from 2006 until 2008, before moving to Shanghai to oversee Newegg’s China operation, as well as OZZO Logistics, a Newegg subsidiary providing third-party logistics (3PL) support for other e-commerce companies based in China. In 2011, Mr. Chow left Newegg to become CEO of OTTO Group China, the Chinese subsidiary of Germany’s largest online retailer of fashion and lifestyle products. In this role, he helped the company extend its reach beyond Europe and into key parts of Asia. Then in 2015, he was appointed Vice President of Haier China, a global home appliance and consumer electronics manufacturer based in Qingdao, China. Upon rejoining Newegg in 2019, Mr. Chow made sweeping changes to position the company for continued success in the rapidly expanding e-commerce space. Consequently, Newegg remains one of the leading tech e-commerce companies with strong market share in consumer sales, and a growing portfolio of services for the company’s vendor partners, marketplace sellers and 3PL clients. Mr. Chow holds a Bachelor’s degree in Electrical & Electronics Engineering from the University of Toledo, and a Master of Business Administration from the UCLA Anderson School of Management.

Mr. Robert Chang.    Mr. Chang is the Chief Financial Officer of Newegg. In this role, he is responsible for overseeing all aspects of the company’s financial performance, including forecasting, evaluation and reporting. Mr. Chang has served the company in various finance-related roles for more than two decades, first joining the company in 1999 and later being appointed to the CFO role in 2015. Prior to Newegg, Mr. Chang spent five years as an Operational Analyst at Taiwan YFY Paper Manufacturers. Mr. Chang holds a Bachelor’s degree in Economics from Soochow University, and a Master’s degree in Finance from University of La Verne.

Mr. Jamie Spannos.    Mr. Spannos is the Global Chief Operating Officer of Newegg. In this role, he is responsible for the strategic direction and operational development of Newegg’s supply chain operations, managing end-to-end operations for the company’s 45M+ SKUs in more than 1,665 product categories sold into 20 countries across the globe. Mr. Spannos also oversees Newegg Logistics, a separate Newegg business unit that provides third-party logistics (3PL) services to other e-commerce companies. Prior to joining Newegg in 2018, Mr. Spannos was Senior Vice President of North America Fulfillment and Logistics at FTD.com, where he oversaw all FTD.com and sub-brand operations across 103 drop-ship and internal distribution centers. Before his time at FTD.com, Mr. Spannos spent five years heading up distribution for Kraft Heinz Company, managing the company’s robust network of 26,500 3PL and Kraft Heinz employees across 128 distribution locations. In that role, he also played an instrumental part in providing strategic and executional direction in optimizing the company’s warehousing infrastructure, in turn unifying several distribution partnership models related to a multitude of company mergers and divestitures. And before Kraft Heinz, he served as GM/VP/Managing Director of Home Depot’s Import and Domestic Distribution Field Operations, helping to build the foundation of Home Depot’s supply chain during his

12-year tenure with the company. He holds the distinction of being the youngest at Home Depot to ascend to the GM role at the time. His experience of more than 20 years across a broad range of business functions uniquely qualifies Mr. Spannos to continue and expand Newegg’s operational excellence, positively impacting Newegg’s customers and the many businesses that rely on Newegg’s 3PL support.

Mr. Montaque Hou.    Mr. Hou serves as the Chief Technical Officer of Newegg since 2016. In this role, he is responsible for all technical aspects of the Newegg shopping experience, including the website, mobile app and other touchpoints including SMS and email interaction. Mr. Hou’s global technology team of more than 500 engineers designs, develops and deploys the technology that underpins site design, customer service, Newegg’s marketplace, resource planning, logistics and inventory management of more than 100M unique SKUs. The technical development under Mr. Hou’s direction infuses the latest data science, machine learning and artificial intelligence to enhance the shopping experience with search personalization and product recommendations, as well as safeguards that deter fraudulent activity and eliminate counterfeit product listings on Newegg’s marketplace. Under Mr. Hou’s stewardship, Newegg built and maintains its reputation of pioneering new e-commerce user experiences through customer-driven innovations, personalizing the shopping experience to deliver an intuitive, rewarding shopping experience. Newegg recently became the first major e-commerce company to offer a native Dark Mode, further cementing the company’s position as a leading e-commerce innovator. Prior to Mr. Hou’s tenure as CTO, he held various technical positions at Newegg, including Solutions Architect, Director of Technology Strategy and Chief Architecture Engineer. Mr. Hou holds a Master of Science in analytical chemistry from Tongji University in Shanghai.

Mr. Matt Strathman.    Mr. Strathman is the General Counsel of Newegg. In this role, he is responsible for overseeing all aspects of the company’s legal matters, including compliance and litigation. Mr. Strathman has served the company in various legal roles for more than ten years, first joining the company in 2008. Prior to Newegg, Mr. Strathman worked as Sr. Counsel for Empire Companies, and prior to that worked as a business attorney in private practice. Mr. Strathman holds bachelor’s degrees in Economics and History from the University of California, Riverside, and a Juris Doctor from Loyola Law School.

Mr. Zhitao He.    Mr. He has served as the director of Newegg since March 2017 and the chairman of Newegg’s board of directors since March 2018. In addition, Mr. He was the former chairman of the Company’s board of directors from October 2016 to August 2020, and the Company’s former Chief Executive Officer since April 1, 2020 to August 2020. Mr. Zhitao He is also the Chairman of the Board of Lianluo Interactive, a China-listed company and a major shareholder of the Company. Mr. Zhitao He successfully led Lianluo Interactive to list on China’s A share market (ticker: 002280). Mr. Zhitao He was named one of the “10 Top Entrepreneurs of Post-1980s” by Hurun Report and “Top Ten Entrepreneurial Leader of Listed Companies” by Securities Times. In the past two years, under his leadership, Lianluo Interactive has moved into the field of smart hardware, including the purchase of Newegg (http://www.newegg.com), investments in American virtual reality device manufacturer Avegant (www.avegant.com) and hardware corporation Razer (http://www.razerzone.com), and promotion of the world’s biggest VR Operating System OSVR in China together with Razer. This investment plan has allowed Lianluo Interactive to become a closed loop of “Software and Hardware + Platform + Channels”. Mr. He currently serves on the board of directors of Lianluo Interactive, Newegg Inc., Avegant Light Field Technology, Beijing Digital Grid Technology Co., Ltd., Shenzhen Ailianluo Investment Co., Ltd., Hangzhou Lianluo Holding CO., Ltd., Beijing Lianluo Youjia Technology Co., Ltd. and Shenyang Zhitongrong Networking Technology Co., Ltd. Mr. He received his master’s degree from Beijing University of Posts and Telecommunications. Mr. He founded Lianluo Interactive in 2007 which was then known as Beijing Digital Grid Technology Co.

Mr. Fred Faching Chang (or Mr. Fred Chang).    Mr. Chang currently serves as the Vice Chairman of Newegg’s board of directors and the chairman of Newegg’s board’s strategy committee. He was previously a director of Newegg from 2005 to August 2018, and was a member of Newegg’s board’s compensation committee from 2017 to August 2018. During the periods of 2005 to 2008, January 2013 to January 2015, and October 2019 to March 2020, Mr. Chang had also been Newegg’s Chief Executive Officer.

Ms. Yingmei Yang.    Ms. Yang has served as our interim Chief Financial Officer since March 15, 2018 and on our board of directors since April 1, 2020. Upon completion of the merger, Ms. Yang will resign from her position as interim Chief Financial Officer. Ms. Yang has also served as the director of Newegg since July 2018. In addition, she acted as the Vice President of Hangzhou Lianluo from February 2018 to September 2020. From January 2015 to February 2018, Ms. Yang was Chief Financial Officer and Vice President of Hangzhou Lianluo. From February 2013 to January 2015, Ms. Yang was Chief Financial Officer and Secretary of the Board of Beijing Digit Horizon Technology Limited, the predecessor of Hangzhou Lianluo.

Mr. Gregory Moore.    Mr. Greg Moore has been a member of Newegg’s board of directors since 2011. He currently serves as the chair of Newegg’s audit and nominating& governance committees and as a member of its compensation committee. He previously served as chair of the compensation committee. Mr. Moore previously served as the Senior Vice President and Controller of Yum! Brands, Inc. until he retired in 2005. Yum! Brands is the world-wide parent company of Taco Bell, KFC and Pizza Hut. Prior to becoming Yum! Brands’ Controller, Mr. Moore was the Vice President and General Auditor of Yum! Brands. Before that, he was with PepsiCo, Inc. and held the position of Vice President, Controller of Taco Bell and Controller of PepsiCo Wines & Spirits International, a division of PepsiCola International. Before joining PepsiCo he was an Audit Manager at Arthur Young & Company in its New York, New York and Stamford, Connecticut offices. Mr. Moore also serves as Chairman of the Board of Texas Roadhouse Inc. (Nasdaq: TXRH).

Mr. Paul Wu.    Mr. Paul Wu joined Newegg’s board of directors in February 2020. He currently serves as the chair of Newegg’s compensation committee and as a member of its audit and nominating & governance committees. Mr. Wu is the founder and CEO of Carota, a supplier of connected car services. Mr. Wu is also the co-founder of the MOX mobile accelerator. He previously served as the CEO of Pocketnet Tech, a mobile content provider, and has also served in various roles with MediaTek, Hon Hai Foxconn Technology Group and Hong Kong Hutchison Wampoa’s TOM Group. Mr. Wu obtained his bachelor’s degree from the Department of Agricultural Economics at Taiwan University, and obtained an MBA from RSM Rotterdam Business School in the Netherlands.

Mr. Fuya Zheng.    Mr. Zheng has been an independent director of the Company since April 24, 2020. Mr. Zheng has extensive experience in corporate finance and investment management. He has served as Chief Financial Officer of X Financial since August 2020. He was a consultant of Yingde Gases Group Company (“Yingde Gases”), a leading industrial gas supplier in China, from September 2017 to March 2020. Mr. Zheng was an independent director of Yingde Gases from September 2009 to September 2017. From February 2018 until May 2019, Mr. Zheng was also an independent director of ChinaCache International Holdings Ltd. (CCIHY). From January 2008 to November 2012, Mr. Zheng was Chief Financial Officer of Cogo Group, Inc., a then NASDAQ listed company that provided customized module design solutions and manufactured electronic products in China. Mr. Zheng was also a director of the same company from January 2005 to November 2012. Prior to that, Mr. Zheng was vice president of travel service at eLong, Inc., one of the leading online travel service companies in China and listed on NASDAQ, where he was responsible for the overall operation of eLong Inc.’s travel services. Mr. Zheng received a Bachelor of Business Administration majoring in accounting from City University of New York in 1994.

Board of Directors

Our board of directors will consist of 7 directors upon the closing of the merger.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him or her at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he or she shall make with our company, or in which he or she is so interested and may vote on such motion. There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The listing rules of NASDAQ generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the listing rules permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board of directors. Mr. Gregory Moore, Mr. Paul Wu, and Fuya Zheng are our independent directors.

We do not have a lead independent director because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company.

The amended and restated memorandum and articles of incorporation to be adopted at the special meeting provides that, subject to compliance with applicable laws and NASDAQ rules, Digital Grid and the “Minority Representative”, which is initially Mr. Fred Faching Chang, shall be entitled to designate nominees to our board of directors in a number that is proportionate to the voting power of Digital Grid and its affiliate, and certain legacy stockholders of Newegg in the Company, respectively.

Digital Grid has nominated Mr. Zhitao He, Ms. Yingmei Yang, Mr. Paul Wu and Mr. Fuya Zheng, and Mr. Fred Faching Chang has nominated Mr. Fred Faching Chang, Mr. Greg Moore and Mr. Anthony Chow to serve as the directors of the post-closing issuer.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Duties of Directors

Under BVI law, our directors have duties to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached. The functions and powers of our board of directors include, among others:

•        appointing officers and determining the term of office of the officers;

•        authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

•        exercising the borrowing powers of the Company and mortgaging the property of the Company;

•        executing checks, promissory notes and other negotiable instruments on behalf of the Company; and

•        maintaining or registering a register of mortgages, charges or other encumbrances of the Company.

Limitation of Director and Officer Liability

BVI does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Involvement in Certain Legal Proceedings

On August 6, 2020, Hangzhou Lianluo and Mr. Zhitao He received an investigation notice from the CSRC for alleged violation of laws and regulations regarding information disclosures of Hangzhou Lianluo. Hangzhou Lianluo is a PRC company with shares listed on Shenzhen Stock Exchange. Mr. He is the Chairman and Chief Executive Officer of Hangzhou Lianluo. Hangzhou Lianluo is also the largest shareholder of the Company and Mr. He was the former Chairman and the former Chief Executive Officer of the Company.

Hangzhou Lianluo has announced this investigation on August 7, 2020 and stated that it will fully cooperate with CSRC in the investigation.

On October 19, 2020, Hangzhou Lianluo announced that it has received a notice of administrative punishment from Zhejiang Regulatory Bureau of CSRC, which provides, among others, that (i) Hangzhou Lianluo is receiving a warning and required to correct its unlawful acts and pay a fine of RMB 300,000, and (ii) Mr. Zhitao He is receiving a warning and required to pay a fine of RMB 400,000.

To the best of our knowledge, except as disclosed herein, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities or commodities laws, any laws respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud in connection with any business entity or been subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization, except for matters that were dismissed without sanction or settlement.

Family Relationship

There are no family relationships among any of the persons named above, and there are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any such person was selected as a director or member of senior management.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Committees of the Board of Directors

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee and corporate governance committee. Each committee’s members and functions are described below.

Audit Committee

Upon the closing of the merger, Mr. Gregory Moore, Mr. Paul Wu and Mr. Fuya Zheng will become the members of our audit committee. Mr. Moore will be the chairman of our audit committee. We have determined that Mr. Moore, Mr. Wu and Mr. Fuya Zheng satisfy the “independence” requirements of Section 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that Mr. Moore qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the NASDAQ Listing Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Upon the closing of the merger, Mr. Gregory Moore, Mr. Paul Wu and Mr. Fuya Zheng will become the members of our compensation committee. Mr. Wu will be the chairman of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.

Upon the closing of the merger, Mr. Gregory Moore, Mr. Paul Wu and Mr. Fuya Zheng will become the members of our nominating and corporate governance committee. Mr. Zheng will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Ethics

Our code of conduct and business ethics conforms to the rules and regulations of NASDAQ. The code of conduct and business ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, and addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of conduct and business ethics has been filed as an exhibit to our Registration Statement on Form S-1, File no. 333-163041, filed on November 12, 2009, as amended. The Company will provide any person a copy of its code of ethics, without charge, upon request. Such request should be addressed to the Company at Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Director and Executive Officer Compensation

In 2020, Newegg paid an aggregate of $6,384,304 in cash compensation to the directors and senior management.

In 2019, Newegg paid an aggregate of $2,757,363 in cash compensation to its directors and senior management. It did not separately set aside any amounts for pensions, retirement or other benefits for its executive officers, other than pursuant to relevant statutory requirements.

Employment Agreements

Upon closing of the merger, we will enter into employment agreements with our new named executive officers in form to be agreed upon between Newegg and the officers. The employment with each of our named executive officers is for no fixed term and is “at will”, which can be terminated by each named executive officer at any time and for any reason, with or without notice, with or without cause. Each named executive officer will be required to only use or disclose any confidential information for the benefit of us, and as is necessary to carry out his or her responsibilities for us. Following the end of the employment, each named executive officer will be required to return all confidential information and neither directly or indirectly, use or disclose any such confidential information, except as expressly and specifically authorized in writing by us, and will hold, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

Equity Incentive Plans

2009 Share Incentive Plan

In 2009, in connection with our initial public offering, we established our 2009 Share Incentive Plan. This plan contains options to purchase up to 56,250 of our common shares. We issued all 56,250 options pursuant to this plan on December 29, 2011 at an exercise price of $11.6 per share, which vest over five years until December 28, 2016 and will expire on December 29, 2021. As of October 7, 2013, 125 options issued under this plan had been exercised for common shares, and the board decided to grant Mr. Ping Chen 11,750 options recovered from former employees who received options under this plan and thereafter left the Company. These 11,750 options were awarded on October 7, 2013, at an exercise price of $18.4 per share, which vest over five years until October 6, 2018 and will expire on October 7, 2023. As of the date of this proxy statement/prospectus, there are an aggregate of 23,000 options issued and outstanding under this plan.

2013 Share Incentive Plan

In 2013, we established our 2013 Share Incentive Plan. This pool allows us to issue options, common shares and other securities exercisable or convertible into, in the aggregate, 57,750 of our common shares. We issued 16,375 options pursuant to this plan on August 20, 2014 at an exercise price of $42.48 per share which vest over five years until August 19, 2019. As of the date of this proxy statement/prospectus, there are 16,375 options issued and outstanding under this plan which will expire on August 20, 2024.

2014 Share Incentive Plan

On July 28, 2014, we established our 2014 Share Incentive Plan, which provides that the maximum number of shares authorized for issuance under this plan shall not exceed ten percent of the number of our issued and outstanding shares as of December 31 of the immediately preceding fiscal year, and an additional number of shares may be added automatically annually to the shares issuable under the plan on and after January 1 of each year, from January 1, 2015 through January 1, 2024. This plan will terminate on July 28, 2024.

For fiscal 2014 this plan allowed us to issue options, common shares and other securities exercisable or convertible into, in the aggregate, 58,350 of our common shares. We issued 43,625 options under this plan on August 7, 2015, at an exercise price of $13.12 per share, which vest over two years until August 6, 2017. As of the date of this proxy statement/prospectus, there are no options outstanding under this plan.

For fiscal 2015, this plan allowed us to issue options, common shares and other securities exercisable or convertible into, in the aggregate, 72,608 of our common shares. We issued 72,608 options pursuant to this plan on March 21, 2016 at an exercise price of $15.04 per share which vest over two years until March 20, 2018. As of the date of this proxy statement/prospectus, there are 26,983 options issued and outstanding under this plan which will expire on March 21, 2026.

On June 8, 2017, we held an annual general meeting to approve our amended and restated memorandum and articles of association in order that our authorized shares be re-classified and re-designated into 50,000,000 common shares of par value of $0.002731 each, of which 37,888,889 were designated as Class A common shares of par value of $0.002731 each, and 12,111,111 were designated as Class B common shares of par value of $0.002731 each. After this recapitalization event, shares issuable under this plan, either directly or upon exercise of options issued under this plan, were limited to Class A common shares.

On January 12, 2018, the Company registered on a Form S-8 143,798 Class A common shares issuable pursuant to this plan for fiscal year 2018, either directly or upon exercise of options issued under the plan. We did not issue options under this plan for 2018.

Newegg Plans

Upon closing of the merger, the Company will assume the Newegg 2005 Incentive Award Plan and Significant Shareholder Incentive Plan. The outstanding options under these plans granted by Newegg will be exchanged for options to acquire certain number of common shares upon completion of the merger, based on the exchange ratio. Below is a description of these plans.

Newegg Incentive Award Plan:

On September 22, 2005, Newegg 2005 Incentive Award Plan was approved and was later amended in January 2008, October 2009, December 2011 and September 2015. Under this plan, Newegg may grant equity incentive awards to employees, directors, and consultants based on Newegg’s Class A common stock. A committee of Newegg’s board of directors determines the eligibility, types of equity awards, vesting schedules, and exercise prices for equity awards granted. Subject to certain adjustments in the event of a change in capitalization or similar transaction, Newegg may issue a maximum of 14,200,000 shares of its Class A common stock under this plan. Newegg issues new shares of Class A common stock from its authorized share pool to settle stock-based compensation awards. The exercise price of options granted under the plan shall not be less than the fair value of Newegg’s Class A common stock as of the date of grant. Options typically vest over the term of four years, and are typically exercisable for a period of 10 years after the date of grant, except when granted to a holder who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of Newegg or any subsidiaries, in which case, the term of the option shall be no more than five years from the date of grant. In September 2015, this plan was amended to permit additional awards to be made after the tenth anniversary of the original adoption of said plan.

Newegg Significant Shareholder Incentive Program:

In 2016, Fred Chang established the Newegg Significant Shareholder Incentive Program, pursuant to which he caused to be transferred a total of 5,198,458 shares of Newegg’s Series A Preferred Stock from Tekhill USA LLC, a limited liability company fully owned by Fred Chang, into the Fred Chang Partners Trust, or the Trust. In March and May 2016, the Trust entered into restricted share award agreements with several key executives of Newegg, under which the Trust granted a total of 5,090,157 restricted shares of Newegg’s Series A Preferred Stock to those executives to be vested over a 15-year period in equal annual installments on each anniversary date of the grant date. As of December 31, 2016, the restricted share award agreements were terminated with a concurrent offer from the significant shareholder to re-establish the Significant Shareholder Incentive Program. During the year ended December 31, 2017, the re-established incentive program granted a total of 3,898,843 restricted shares of Newegg’s Series A preferred stock to a subset of the same recipients with substantially the same terms as those under the Significant Shareholder Incentive Program. The re-established Significant Shareholder Incentive Program subsequently modified the vesting period from 15 years to 10 years during the year ended December 31, 2017, which did not have a significant impact on Newegg’s consolidated financial statements.

As of the date of this proxy statement/prospectus, the restricted stock awards granted under the Newegg Significant Shareholder Incentive Program were all vested. The unvested amount of such restricted stock awards had been forfeited according to that certain amendment to the restricted stock award agreement by and between the Trust and recipient on March 31, 2020.

TRANSACTIONS WITH RELATED PERSONS

The following includes a brief summary of certain material arrangements, agreements and transactions since January 1, 2018, or any currently proposed transaction, in which the Company or Newegg was or is to be a participant and in which any person who will serve as an executive officer or director of the Company following the merger had or will have a direct or indirect material interest (other than compensation described under “Compensation of Executive Officers and Directors”).

Transactions between Company and Hangzhou Lianluo

During the years ended December 31, 2020, 2019 and 2018, the Company purchased from Hangzhou Lianluo, a company controlled by Mr. Zhitao He, for inventory, as well as from Hangzhou Lianluo’s subsidiary for service, in aggregate of $44,614, $42,000 and $204, respectively. As of December 31, 2020, the Company reported $3,019 in service charge payable to Hangzhou Lianluo’s subsidiary. On January 19, 2021, this balance was fully paid.

Starting on July 1, 2018, the Company leased office premises from Hangzhou Lianluo with an annual rental of $84,447 (RMB580,788). Rental payments charged as expenses in 2020, 2019 and 2018 were $0, $35,892 and $39,942, respectively. As of December 31, 2020, the Company reported an outstanding rental payable of $81,126 to Hangzhou Lianluo.

During the fiscal year 2019, the Company borrowed an aggregate of $942,500 from Hangzhou Lianluo and repaid $0. As of December 31, 2020, the loan balances were $996,450. These loans were extended, interest-free as of December 31, 2020 and without specific repayment date, which is based upon both parties’ agreement.

During 2018, the Company borrowed from Hangzhou Lianluo $3,682,592 carrying an annual interest rate of 5%-8%, which was fully settled through a debt offset agreement among the Company, Hangzhou Lianluo and Digital Grid as described below “Transactions between Company and Digital Grid.” As of December 31, 2018, the loan balance was zero.

Transactions between Company and Digital Grid

During 2019, the Company borrowed $33,000 interest free from Digital Grid, and repaid $0. On July 14, 2020, the Company repaid the principal of $33,000 to Digital Grid. As of December 31, 2020, the loan balance was zero.

On March 15, 2018, the Company entered into a loan agreement with Digital Grid, pursuant to which the Company loaned $6 million to Digital Grid for a term of 12 months. As of December 27, 2018, the Company also owed RMB34.34 million in loan principal and RMB1.23 million in accrued interest to Hangzhou Lianluo, its principal shareholder. Pursuant to an agreement, dated December 27, 2018, the Company, Digital Grid and Hangzhou Lianluo agreed that the outstanding amount owed by Digital Grid to the Company of RMB35.6 million be repaid by Hangzhou Lianluo on behalf of Digital Grid, to the Company. This repayment was agreed to be settled in the form of offset against the amount owed by the Company to Hangzhou Lianluo of RMB35.6 million (approximately $5.2 million) as of December 27, 2018. As a result, the Company no longer owed or was owed by Hangzhou Lianluo or Digital Grid any amount as of December 31, 2018.

Transactions between Company and Mr. Ping Chen

Starting in 2019, the Company borrowed from Mr. Ping Chen, its former CEO, free of interest to fund its operation. During 2020, 2019 and 2018, the borrowings were $498,191, $387,182 and nil, and Mr. Ping Chen forgave a debt of $143,301 of the borrowings in 2019. The balances were $787,608, $243,881 and nil as of December 31, 2020, 2019 and 2018, respectively.

During the years ended December 31, 2020, 2019 and 2018, the Company sold equipment of $nil, $9,588 and $nil, respectively, to a related party company in which Mr. Ping Chen holds 51% ownership. As of December 31, 2020, the Company reported an outstanding receivable of $11,455 due from the related party company.

Loans from Newegg to Affiliate

On April 13, 2017, Newegg loaned $12.0 million to Digital Grid under a term loan agreement with a maturity date of April 18, 2017 and an interest rate equal to the prime rate, as defined in the loan agreement. The loan was collateralized by a security interest in 2,000,000 Series AA convertible Preferred Stock of Newegg held by Digital Grid.

On June 16, 2017, Newegg loaned $50.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate of 4% per annum. The loan was collateralized by a security interest in 43,167 Series C Shares of Razer Inc., a company incorporated under the laws of the Cayman Islands, or Razer, held by Digital Grid.

On March 20, 2018, Newegg loaned $20.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate equal to 4% per annum. The loan was collateralized by a security interest in 362,732,301 Ordinary Shares of Razer held by Digital Grid.

On May 11, 2018, Newegg and Digital Grid entered into an amended and restated loan agreement which combined all of the remaining unpaid principal and interest on the $50.0 million loan and the $20.0 million loan into an amended and restated secured promissory note of approximately $23.3 million. The loan replaced, amended, and restated in their respective entirety the $50.0 million loan and the $20.0 million loan. The new loan had a maturity date of June 15, 2018 and carried an interest rate equal to 4% per annum. This loan was collateralized by a security interest in certain convertible bonds of China Digital Culture (Group) Limited, a company incorporated in the Cayman Islands, in the amount of HK$412,500,000 held by Digital Grid.

On June 15, 2018, Newegg and Digital Grid entered into the first amendment to the $23.3 million loan, pursuant to which the interest rate was amended to 5% per annum and the maturity date was extended to September 30, 2018. As of December 31, 2018, there was no outstanding principal balance receivable.

On December 17, 2019, Newegg loaned $15.0 million to Digital Grid under a term loan agreement with a maturity date of April 30, 2020 and a fixed interest rate of 5.0% (the “$15.0 Million Loan”). The $15.0 Million Loan was subsequently extended to June 30, 2021. The $15.0 Million Loan is included as “Notes receivable” at the Stockholders’ Equity section of the Consolidated Balance Sheets as of December 31, 2020 and 2019.

During the years ended December 31, 2020, 2019 and 2018, the Company recorded interest income of $0.7 million, $0.1 million and $0.9 million, respectively, from loans to affiliate in interest income in the consolidated statement of operations. As of December 31, 2020 and 2019, the amount of interest receivable on the $15.0 Million Loan outstanding included as a component of “Notes receivable” at the Stockholders’ Equity section in the consolidated balance sheets was $0.2 million and immaterial, respectively.

Loans from Affiliate to Newegg

On January 14, 2019, Newegg entered into three loan agreements with BARD Company Limited, an entity affiliated with Danny Lee, Newegg’s former Chief Executive Officer, pursuant to which Newegg borrowed a total of $15.0 million. For all of the three loans, the maturity date was March 31, 2019 unless extended to April 30, 2019 in accordance with the terms of the loan agreements, and the interest rate is 6% per annum. Newegg repaid the three loans in their entirety as of March 8, 2019.

Sales from Newegg to Related Parties

Due from related parties and net sales to related parties primarily reflect sales of finished goods and services with the exception of loans to affiliate as discussed above.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $1.5 million, respectively, due from Digital Grid (Hong Kong) Technology (“Digital Grid”). Digital Grid is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020, 2019 and 2018 to this related party were immaterial.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $4.3 million, respectively, due from Connect Technova Inc. (“Connect Technova”). Connect Technova is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020 were immaterial. Sales during the year ended December 31, 2019 and 2018 to this related party were $0.8 million and $2.9 million, respectively.

As of December 31, 2020 and 2019, amount due to related parties was immaterial.

Investment

On April 17, 2018, Newegg acquired an equity interest in Mountain Capital Fund L.P. from Pegasus View Global Ltd. The sole owner of Pegasus View Global Ltd is the spouse of a member of the Newegg’s Board of Directors.

PRINCIPAL SHAREHOLDERS

Security Ownership of the Company

The following table sets forth information with respect to beneficial ownership of our Class A common shares and Class B common shares as of April 9, 2021 by: (i) each of our directors and named executive officers, (ii) all directors and named executive officers as a group, and (iii) each person who is known by us to beneficially own 5% or more of our outstanding Class A common shares and Class B common shares, respectively.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our Class A common shares and Class B common shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of common shares beneficially owned by a person listed below and the percentage ownership of such person, including the percentage of total voting shares, common shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of April 9, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all common shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of the Company, Room 1003B, 10th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China.

	Amount of Beneficial Ownership(1)		Percent of Class A Common Shares(2)	Percent of Class B Common Shares(3)	Percent of Total Voting Shares(4)
Name and Address of Beneficial Owner	Class A Common Shares	Class B Common Shares
Bin Lin, Chairman and CEO	0	0	*	*	*
Yingmei Yang, Director and Interim CFO	0	0	*	*	*
Richard Zhiqiang Chang, Director	0	0	*	*	*
Bin Pan, Director	0	0	*	*	*
Fuya Zheng, Director	0	0	*	*	*
All officers and directors as a group	0	0	*	*	*
Zhitao He(5)	58,937	1,513,888	1.70%	100%	81.68%
Ping Chen(6)	267,425	0	7.57%	*	1.54%

____________

*        Less than 1%

(1)      Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)      Based on 3,465,683 Class A common shares outstanding as of April 9, 2021. Holders of Class A common shares are entitled to one vote per share.

(3)      Based on 1,388,888 Class B common shares outstanding as of April 9, 2021. Holders of Class B common shares are entitled to ten votes per share. Each Class B common share is convertible at any time by the holder into one Class A common share.

(4)      Percentage of Total Voting Shares represents total ownership with respect to all Class A common shares and Class B common shares, voting together as a single class.

(5)      Includes 58,937 Class A common shares held by Hyperfinite Galaxy Holding Limited, a company controlled by Zhitao He, 1,388,888 Class B common shares held by Hangzhou Lianluo and 125,000 Class B common shares issuable upon the exercise of a warrant issued to Hangzhou Lianluo that is exercisable within 60 days. Mr. He is the chairman and chief executive officer of Hangzhou Lianluo.

(6)      Includes 201,692 Class A common shares issued and outstanding and 65,733 Class A common shares underlying options exercisable within 60 days. Ping Chen pledged his 201,692 Class A common shares to Hangzhou Lianluo in favor of Lianluo Connection with respect to the indebtedness of RMB 6.5 million owed by Lianluo Connection to Hangzhou Lianluo.

Except as contemplated by the merger agreement, we do not currently have any arrangements which if consummated may result in a change of control of the Company.

Security Ownership of Newegg

The following table sets forth information with respect to beneficial ownership of the voting securities of Newegg as of April 9, 2021 by: (i) each of its directors and named executive officers, (ii) all directors and named executive officers as a group, and (iii) each person who is known by Newegg to beneficially own 5% or more of each class of its outstanding voting securities.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of Newegg’s voting securities. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, including the percentage of total voting shares, common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of April 9, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of Newegg, 17560 Rowland Street, City of Industry, CA 91748.

	Amount of Beneficial Ownership (1)			Percentage of(2)(3)
Name and Address of Beneficial Owner	Class A Common Stock	Series A Preferred Stock	Series AA Preferred Stock	Class A Common Stock	Series A Preferred Stock	Series AA Preferred Stock	Total Voting Shares(4)
Zhitao He, Chairman(5)	490,706	12,782,546	24,870,027	57.79%	35.04%	100%	61.37%
Fred Faching Chang, Vice Chairman(6)	—	22,678,616	—	—	32.28%	—	38.54%
Anthony Chow, Director and CEO	—	—	—	—	—	—	—
Paul Wu, Director	—	—	—	—	—	—	—
Gregory Moore, Director	—	—	—	—	—	—	—
Pen “Ben” Liao, Director	—	—	—	—	—	—	—
Yingmei Yang, Director	—	—	—	—	—	—	—
Robert Chang, CFO(7)	102,500	—	—	10.77%	—	—	*
Jamie Spannos, COO	—	—	—		—	—	—
Montaque Hou, CTO	—	—	—	—	—	—	—
Matt Strathman, General Counsel(8)	75,000	—	—	8.12%	—	—	*
All officers and directors as a group	668,206	35,461,162	24,870,027	76.68%	67.32%	100%	99.91%

____________

*        Less than 1%

(1)      Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)      Based (i) 849,159 shares of Newegg Class A common stock, (ii) 24,870,027 shares of Newegg Series AA preferred stock and (iii) 36,475,987 shares of Newegg Series A preferred stock outstanding as of April 9, 2021.

(3)      Each share of Newegg Class A common stock is entitled to one vote. Each share of Newegg Series A preferred stock and Series AA preferred stock is entitled to ten votes as of April 9, 2021.

(4)      Percentage of Total Voting Shares represents total ownership with respect to all Newegg Class A common stock, Newegg Class B common stock, Newegg Series A preferred stock, and Newegg Series AA preferred stock, voting together as a single class.

(5)      Includes (i) 490,706 shares of Newegg Class A common stock held by Digital Grid, a company controlled by Zhitao He, (ii) includes 12,782,546 shares of Newegg Series A preferred stock held by Digital Grid, and (iii) includes 24,870,027 shares of Newegg Series AA preferred stock held by Digital Grid. All of these shares have been pledged by Digital Grid to Bank of China Limited Zhejiang Branch, or BOC, as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The loans have been guaranteed jointly and severally by Beijing Digital Grid Technology Co., Ltd., a subsidiary of Hangzhou Lianluo, and Mr. He. The total amount owed under these loans is approximately RMB 400 million in RMB denominated loans, plus $66.5 million in U.S. dollar loans, plus interest, fees and penalties on such amounts. In May 2020, BOC filed several lawsuits against Hangzhou Lianluo, Digital Grid, Beijing Digital Grid Technology Co., Ltd. and Mr. He in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing.

(6)      Includes (i) 15,829,054 shares of Series A preferred stock held by Tekhill USA, LLC, (ii) 4,044,048 shares of Series A preferred stock held by Fred Chang Partners Trust, (iii) 1,567,790 shares of Series A preferred stock held by Nabal Spring, LLC, (iv) 930,509 shares of Series A preferred stock held by Chang Trust 2008, (v) 136,540 shares of Series A preferred stock held by Chang 2009 Annuity Trust No. 1, (vi) 56,891 shares of Series A preferred stock held by Chang 2009 Annuity Trust No.2, and (vii) 113,784 shares of Series A preferred stock held by Chang 2009 Annuity Trust No. 3. Tekhill USA, LLC, Fred Chang Partners Trust, Nabal Spring, LLC, Chang Trust 2008, Chang 2009 Annuity Trust No. 1, Chang 2009 Annuity Trust No. 2, and Chang 2009 Annuity Trust No. 3, are all controlled by Fred Faching Chang. Tekhill USA, LLC has specifically pledged 5,600,000 of these shares, and generally pledged all other shares of Newegg which it acquires, as collateral to Preferred Bank. The pledged shares secure a loan from the bank to Mr. Chang with a principal amount of $7.1 million.

(7)      Includes 102,500 shares of Newegg Class A common stock issuable upon options held by Robert Chang, exercisable within 60 days.

(8)      Includes 75,000 shares of Newegg Class A common stock issuable upon options held by Matt Strathman, exercisable within 60 days.

Security Ownership of the Company After the Merger

The following table sets forth information with respect to beneficial ownership of our common shares following the merger by: (i) each of our directors and named executive officers after the merger, (ii) all directors and named executive officers after the merger as a group, and (iii) each person who is known by us to beneficially own 5% or more of our outstanding common shares after the merger.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our common shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of common shares beneficially owned by a person listed below and the percentage ownership of such person, common shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of April 9, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all common shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of Newegg, 17560 Rowland Street, City of Industry, CA 91748.

Name and Address of Beneficial Owner	Title of Class	Amount of Beneficial Ownership(1)	Percent of Class(2)
Anthony Chow, Director and Chief Executive Officer	Common Shares	—	—
Robert Chang, Chief Financial Officer(3)	Common Shares	598,774	*
Jamie Spannos, Chief Operating Officer	Common Shares	—	—
Montaque Hou, Chief Technology Officer	Common Shares	—	—
Matt Strathman, General Counsel(4)	Common Shares	438,127	*
Zhitao He, Chairman of the Board(5)	Common Shares	224,394,418	60.91%
Fred Faching Chang, Director(6)	Common Shares	132,481,667	35.98%
Yingmei Yang, Director	Common Shares	—	—
Gregory Moore, Independent Director	Common Shares	—	—
Paul Wu, Independent Director	Common Shares	125	*
All officers and directors as a group	Common Shares		96.94%

____________

*        Less than 1%

(1)      Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)      Based on 368,180,113 common shares outstanding after the merger.

(3)      Includes 598,744 shares of common shares issuable upon options held by Robert Chang, exercisable within 60 days.

(4)      Includes 438,127 shares of common shares issuable upon options held by Matt Strathman, exercisable within 60 days.

(5)      Includes (i) 222,821,593 common shares held by Digital Grid, (ii) 58,937 common shares held by Hyperfinite Galaxy Holding Limited, (iii) 1,388,888 common shares held by Hangzhou Lianluo and (iv) 125,000 common shares issuable upon the exercise of a warrant issued to Hangzhou Lianluo that is exercisable within 60 days. The 222,821,593 common shares held by Digital Grid, have been pledged by Digital Grid to BOC as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The loans have been guaranteed jointly and severally by Beijing

Digital Grid Technology Co., Ltd., a subsidiary of Hangzhou Lianluo, and Mr. He. The total amount owed under these loans is approximately RMB 400 million in RMB denominated loans, plus $66.5 million in U.S. dollar loans, plus interest, fees and penalties on such amounts. In May 2020, BOC filed several lawsuits against Hangzhou Lianluo, Digital Grid, Beijing Digital Grid Technology Co., Ltd. and Mr. He in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing.

(6)      Includes (i) 92,468,584 common shares held by Tekhill USA, LLC, (ii) 23,624,115 common shares held by Fred Chang Partners Trust, (iii) 9,158,558 common shares held by Nabal Spring, LLC, (iv) 5,435,754 common shares held by Chang Trust 2008, (v) 797,625 common shares held by Chang 2009 Annuity Trust No. 1, (vi) 332,340 common shares held by Chang 2009 Annuity Trust No.2, and (vii) 664,691 common shares held by Chang 2009 Annuity Trust No. 3. Tekhill USA, LLC, Fred Chang Partners Trust, Nabal Spring, LLC, Chang Trust 2008, Chang 2009 Annuity Trust No. 1, Chang 2009 Annuity Trust No. 2, and Chang 2009 Annuity Trust No. 3, are all controlled by Fred Faching Chang. Tekhill USA, LLC has specifically pledged 32,713,520 of these shares, and generally pledged all other shares of Newegg which it acquires, as collateral to Preferred Bank. The pledged shares secure a loan from the bank to Mr. Chang with a principal amount of $7.1 million.

TAXATION

The following is a general summary of certain material BVI, PRC and U.S. federal income tax considerations. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular shareholder or prospective shareholder. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.

BVI Taxation

The BVI does not impose a withholding tax on dividends paid to holders of our common shares, nor does the BVI levy any capital gains or income taxes on us. Further, a holder of our common shares who is not a resident of the BVI is exempt from the BVI income tax on dividends paid with respect to the common shares. Holders of common shares are not subject to the BVI income tax on gains realized on the sale or disposition of the common shares.

Our common shares are not subject to transfer taxes, stamp duties or similar charges in the BVI. However, as a company incorporated under the BVI Act, we are required to pay the BVI government an annual license fee based on the number of shares we are authorized to issue.

There is no income tax treaty or convention currently in effect between the United States and the BVI.

PRC Taxation

We are a holding company incorporated in the BVI, which directly holds our equity interests in our PRC operating subsidiaries. The EIT Law and its implementation rules, both of which became effective as of January 1, 2008, as amended on February 24, 2017, provide that a PRC enterprise is subject to a standard income tax rate of 25% and China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiaries to its overseas parent, will normally be subject to PRC withholding tax at a rate of 10%, unless there are applicable treaties between the overseas parent’s jurisdiction of incorporation and China to reduce such rate.

The EIT Law also provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Its implementation rules further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our BVI holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends paid to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. In addition, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a rate of 10%, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our common shares, and any gain realized from the transfer of our common shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of common shares by such investors may be subject to PRC tax at a current rate of 20% (which in the case of dividends may be withheld at source). Any PRC tax liability may be reduced under applicable tax treaties or tax arrangements between China and other jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our common shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

U.S. Federal Income Taxation

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s situation. The discussion applies only to holders that hold their common shares as capital assets (generally property held for investment) within the meaning of Section 1221 of the Code. This discussion is based on the Code, income tax regulations promulgated thereunder, judicial positions, published positions of the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations or any U.S. tax considerations (e.g., estate or gift tax) that may be applicable to particular holders other than U.S. federal income tax considerations.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of particular circumstances, nor does it address the U.S. federal income tax consequences to persons who are subject to special rules under U.S. federal income tax law, including:

(a)     banks, insurance companies or other financial institutions;

(b)    persons subject to the alternative minimum tax;

(c)     tax-exempt organizations;

(d)    controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

(e)     certain former citizens or long-term residents of the United States;

(f)     dealers in securities or currencies;

(g)    traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

(h)    persons that own, or are deemed to own, more than five percent of our capital stock;

(i)     holders who acquired our stock as compensation or pursuant to the exercise of a stock option; or

(j)     persons who hold our shares as a position in a hedging transaction, “straddle,” or other risk reduction transaction.

For purposes of this discussion, a U.S. holder is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States (or treated as such under applicable U.S. tax laws), any State thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable law and regulations to be treated as a U.S. person for U.S. federal income tax purposes. A non-U.S. holder is a holder that is neither a U.S. holder nor a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

In the case of a partnership or entity classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger or of the ownership and disposition of our common shares.

U.S. Federal Income Tax Consequences for U.S. Holders

The following discussion constitutes part of the opinion of Potomac Law Group, PLLC, tax counsel to the Company, as to the material U.S. federal income tax consequences of the merger.

Distributions

We do not currently anticipate paying distributions on our common shares. In the event that distributions are paid, however, the gross amount of such distributions will be included in the gross income of the U.S. holder as dividend income on the date of receipt to the extent that the distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Notwithstanding that it is incorporated in the British Virgin Islands, the Company expects to be treated under Section 7874(b) of the Code as a domestic corporation for U.S. federal income tax purposes, in respect of both the merger transaction and for future periods. Accordingly, dividends paid by the Company should generally be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. Dividends received by non-corporate U.S. holders, including individuals, may be subject to reduced rates of taxation under current law. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on dividends paid by us. However, the foreign tax credit rules are complex, and U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules.

To the extent that dividends paid on our common shares exceed current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of the holder’s tax basis in our common shares, and to the extent that the amount of the distribution exceeds the holder’s tax basis, the excess will be treated as gain from the disposition of those common shares.

Sale or Other Disposition

U.S. holders of our common shares will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of common shares equal to the difference between the amounts realized for the common shares and the U.S. holder’s tax basis in the common shares. This gain or loss generally will be capital gain or loss. Under current law, non-corporate U.S. holders, including individuals, are eligible for reduced tax rates if the common shares have been held for more than one year. The deductibility of capital losses is subject to limitations. A U.S. holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on gain from the sale or other disposition of common shares. However, the foreign tax credit rules are complex, and U.S. holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules.

Unearned Income Medicare Contribution

Certain U.S. holders who are individuals, trusts or estates are required to pay an additional 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. U.S. holders should consult their own advisors regarding the effect, if any, of this rule on their ownership and disposition of our common shares.

U.S. Federal Income Tax Consequences for Non-U.S. Holders

Distributions

The rules applicable to non-U.S. holders for determining the extent to which distributions on our common shares, if any, constitute dividends for U.S. federal income tax purposes are the same as for U.S. holders. See “— U.S. Federal Income Tax Consequences for U.S. Holders — Distributions.”

If, at any time after the merger, the Company pays dividends to its non-U.S. holders, the Company will be required to impose U.S. withholding taxes on such dividends at the statutory rate of 30%. That rate may be reduced under an applicable income tax treaty between the United States and the holder’s country of residence. Non-U.S. holders must satisfy the eligibility requirements under the applicable income tax treaty and provide the appropriate IRS Form W-8 or other withholding certificate to the Company as the withholding agent. Under the prevailing U.S. — China income tax treaty, the rate of U.S. withholding tax on dividends paid to PRC residents who meet the relevant eligibility requirements is reduced to 10%.

Dividends received by a non-U.S. holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) will be subject to U.S. federal income tax, net of certain deductions, at the rates applicable to U.S. persons. In addition, corporate non-U.S. holders may be subject to an additional branch profits tax equal to 30% or such lower rate as may be specified by an applicable tax treaty on dividends received that are effectively connected with the conduct of a trade or business in the United States.

Sale or Other Disposition

Except as described below for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, any gain realized by a non-U.S. holder upon the sale or other disposition of our common shares generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder, and, if an income tax treaty applies, is attributable to a permanent establishment maintained by such non-U.S. holder in the U.S.;

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        the Company is or has been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which the holder has held our common shares.

Non-U.S. holders whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale, net of certain deductions, at the rates applicable to U.S. persons. Corporate non-U.S. holders whose gain is described in the first bullet point above may also be subject to the branch profits tax described above at a 30% rate or lower rate provided by an applicable income tax treaty. Individual non-U.S. holders described in the second bullet point above will be subject to a flat 30% U.S. federal income tax rate on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though such non-U.S. holders are not considered to be residents of the United States.

A corporation will be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50 percent of the aggregate of its real property interests (U.S. and non-U.S.) and its assets used or held for use in a trade or business. Because we do not currently own significant U.S. real property, we believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common shares are regularly traded on an established securities market, such common shares will be treated as U.S. real property interests only if a non-U.S. holder actually or constructively holds more than 5% of such regularly traded common shares at any time during the applicable period specified in the Code.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (generally referred to as FATCA), when applicable, will impose a U.S. federal withholding tax of 30% on payments of dividends on, and gross proceeds from dispositions of, our common shares that are held through “foreign financial institutions” (a term that is broadly defined for this purpose and that in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. U.S. Holders should consult their tax advisers regarding the effect, if any, of the FATCA provisions on their particular circumstances.

Information Reporting and Backup Withholding

Payments of proceeds on the disposition of stock made to a holder of our common shares may be subject to information reporting and backup withholding at a current rate of 24% unless such holder provides a correct taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) or establishes an exemption from backup withholding, for example by properly certifying the holder’s non-U.S. status on a Form W-8BEN, Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

DESCRIPTION OF SECURITIES

As described elsewhere in this proxy statement/prospectus, at the special meeting shareholders will be asked to adopt an amendment and restatement of our current amended and restated memorandum and articles of association. Unless otherwise indicated below, the following discussion of the rights of our shareholders reflects such amendment and restatement.

We are a BVI business company incorporated with limited liability and our affairs are governed by our amended and restated memorandum and articles of association, the BVI Act, the common law of the BVI, our corporate governance documents and rules and regulations of the stock exchange on which our common shares are traded.

We are authorized to issue a maximum 6,250,000 common shares, $0.021848 par value per share, of which 4,736,111 shares are designated as Class A common shares and 1,513,889 shares are designated as Class B common shares. As of the date of this proxy statement/prospectus, there are 3,465,683 Class A common shares and 1,388,888 Class B common shares issued and outstanding. All shares are fully paid.

Upon filing of the amended and restated memorandum and articles of association to be adopted at the special meeting, we will be authorized to issue an unlimited number of common shares.

The board of directors has the right, in its absolute discretion and without approval of the existing shareholders, to issue shares, grant rights over existing shares or issue other securities in one or more series as it deems necessary and appropriate and to determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the shares held by existing shareholders, at such times and on such other terms as it deems proper. No preferred shares have been issued.

Rights and Obligations of Shareholders

Each of common share confers on its holder:

•        the right to vote;

•        the right to an equal share in any dividend paid by the Company in accordance with the BVI Act; and

•        the right to an equal share in the distribution of the surplus of the Company.

Voting Rights.    Each common share is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Dividends.    The holders of common shares are entitled to such dividends as may be declared by the directors of the Company at such time and of such an amount as the directors think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of Company assets exceeds the Company’s liabilities and the Company will be able to pay its debts as they fall due.

Pre-emptive rights.    There are no pre-emptive rights applicable to the issue by the Company of new shares under either the BVI Act or the Company’s amended and restated memorandum and articles of association.

The Investor Warrants

As a result of the private placements that closed on February 14, 2020, February 25, 2020, and March 2, 2020, we issued to several investors warrants to purchase 1,373,750 of our Class A common shares. In late January 2021, 1,255,000 of these warrants were exercised resulting in aggregate cash proceeds to the Company of $6.8 million and leaving 118,750 warrants that remain outstanding. Following the redesignation, these warrants will be exercisable for common shares. The features of these investor warrants are discussed below:

Exercise Price.    The unexercised investor warrants have an exercise price of $5.60 per share.

Exercise Price Adjustment.    The exercise price of the investor warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A common shares and also upon any distributions of assets, including cash, stock or other property to our shareholder. The investor warrants also contain full ratchet anti-dilution protection upon the issuance or sale or the announcement of any offer, sale of other disposition of any Class A common shares or securities convertible into Class A common shares for consideration per share that is less than the then-existing exercise price of the investor warrants, with certain exceptions and limits.

The issuance of the merger consideration could result in the reduction of the exercise price of the investor warrants based on the full ratchet anti-dilution protection provisions. Any such reduction would depend on the fair value of Newegg, as determined jointly by the Company and the warrant investors. If that agreed-upon fair value, divided by the 363,325,542 Company common shares that will be issued to Newegg stockholders in the merger as merger consideration, is less than the exercise price of the warrant, then the exercise price will be reduced to equal the agreed-upon fair value per share. If the Company and the holder of the warrant are not able to agree upon the fair value of Newegg for this purpose within ten days of the issuance of the merger consideration, then the fair value will be determined by an appraiser jointly selected by the Company and the warrant holder.

Exercisability.    The outstanding investor warrants are exercisable for a period of five and one-half years commencing on March 2, 2020 and expiring on September 2, 2025. The investor warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of Class A common shares underlying the investor warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Class A common shares purchased upon such exercise. If a registration statement registering the issuance of the Class A common shares underlying the investor warrants under the Securities Act is not effective or available, at any time after the six-month anniversary of the warrant issue date, the holder may, in its sole discretion, elect to exercise the investor warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A common shares determined according to the formula set forth in the warrant.

Exercise Limitation.    A holder will not have the right to exercise any portion of the investor warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Class A common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exchange Listing.    There is no established trading market for the investor warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the investor warrants on any national securities exchange or other trading market.

Participation Rights.    If at any time we grant, issue or sell any Class A common share equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any Class A common shares, the holder of the investor warrants will be entitled to acquire, upon the terms applicable to such rights, subject to the beneficial ownership limitations, the aggregate amount of securities which the holder of the investor warrants could have acquired if the holder had held the number of Class A common shares acquirable upon complete exercise of the investor warrants.

Fundamental Transactions.    If (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Class A common shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A common shares, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our Class A common shares or any compulsory share exchange pursuant to which our Class A common shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Class A common shares (not including any Class A common shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each referred to as a fundamental transaction), then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the investor warrants with the same effect as if such successor entity had been named in the investor warrant itself. If holders of our Class A common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of investor warrants shall be given the same choice as to the consideration it receives upon any exercise of the investor warrants following such fundamental transaction. In addition, the successor entity, at the request of the holders of investor warrants, will be obligated to purchase any unexercised portion of the investor warrants in accordance with the terms of such warrants.

Dividends.    If, at any time while the investor warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our Class A common shares, by way of return of capital or otherwise, then each holder of investor warrants shall be entitled to participate in such distribution, subject to the beneficial ownership limitations, to the same extent that the holder would have participated therein if the holder had held the number of Class A common shares acquirable upon complete exercise of the investor warrants immediately prior to the record date for such distribution.

Rights as a Shareholder.    Except as otherwise provided in the investor warrants or by virtue of such holder’s ownership of our Class A common shares, the holder of investor warrants will not have the rights or privileges of a holder of our Class A common shares, including any voting rights, until the holder exercises the warrant.

Hangzhou Lianluo Warrants

On August 18, 2016, the Company closed the sale of warrants to purchase 125,000 of our Class B common shares to Hangzhou Lianluo pursuant to the terms of a certain securities purchase agreement. These warrants are exercisable at any time for an exercise price of $17.60 per share, with no expiration date.

As described elsewhere in this proxy statement/prospectus, Hangzhou Lianluo has agreed that, effective at the time of the merger, the warrant shall be exercisable for Class A common shares instead of Class B common shares. Following the redesignation, these warrants will be exercisable for common shares.

Amended and Restated Memorandum and Articles of Association

We are registered in the BVI and have been assigned company number 553525 in the register of companies. Our registered office is at the offices of Vistra (BVI) Limited, of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Objects of the Company

Under our amended and restated memorandum and articles of association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by BVI law.

Amendment

Section 12.1 of our amended and restated memorandum and articles of association provides that the Company may amend the memorandum of association or articles of association by resolution of shareholders or by resolution of directors, provided that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association; (c) in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; and (d) provided that the directors may not amend certain sections of the amended and restated memorandum and articles of association that would negatively affect existing shareholders.

Appointment and Removal of the Directors

Pursuant to the amended and restated memorandum and articles of association to be adopted at the special meeting, and subject to compliance with applicable laws and NASDAQ rules, the board of the Company shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by a representative (which we refer to as the minority representative) of certain legacy stockholders of Newegg (which we refer to as the legacy shareholders), who shall initial be Fred Chang.

Digital Grid has nominated Mr. Zhitao He, Ms. Yingmei Yang, Mr. Paul Wu and Mr. Fuya Zheng, and Mr. Fred Faching Chang has nominated Mr. Fred Faching Chang, Mr. Greg Moore and Mr. Anthony Chow to serve as the directors of the post-closing issuer.

If the number of common shares or other equity interests (as defined in the amended and restated memorandum and articles of association) of Company held by the legacy shareholders represents (i) more than two sevenths (2/7) of the total voting power of all outstanding common shares or other equity interests of the Company, then the minority representative shall be entitled to appoint and replace three directors, (ii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding common shares or equity interests of the Company, then the minority representative shall be entitled to appoint and replace two directors, (iii) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding common shares or other equity interests of the Company, then the minority representative shall be entitled to appoint and replace one director; and (iv) less than or equal to five percent (5%) of the total voting power of all outstanding common shares or other equity interests of the Company, then the minority representative shall no longer be entitled to appoint any directors.

If the number of common shares or other equity interests held by Digital Grid or its affiliates represents (i) more than fifty percent (50%) of the total voting power of all outstanding common shares or other equity interests of the Company, then Digital Grid shall be entitled to appoint and remove four directors, (ii) less than or equal to fifty percent (50%) and more than two sevenths (2/7) of the total voting power of all outstanding common shares or other equity interests of the Company, then Digital Grid shall be entitled to appoint and remove three directors, (iii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding common shares or other equity interests of the Company, then Digital Grid shall be entitled to appoint and replace two directors, (iv) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding common shares or other equity interests of the Company, then Digital Grid shall be entitled to appoint and replace one director, and (v) less than or equal to five percent (5%) of the total voting power of all outstanding common shares or other equity interests of the Company, then Digital Grid shall no longer be entitled to appoint any directors.

Of the directors appointed by the minority representative, one shall be designated by the minority representative to be the primary minority board appointee (which we refer to as primary minority board appointee) from time to time by delivering written notice thereof to the board. The initial primary minority board appointee shall be Fred Chang.

Any director positions which neither Digital Grid nor the minority representative is entitled to appoint under the amended and restated memorandum and articles of association shall be appointed by a majority of the remaining directors, or by any other means allowed under the amended and restated memorandum and articles of association and the BVI Act.

A director or member of a committee of the board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the board; provided that

(i)     Any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by the minority representative shall be removed from their position upon and only upon, the written request of the minority representative; and

(ii)    Any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Digital Grid.

The rights granted to the Digital Grid and the legacy shareholders are additive to and not intended to limit in any way the rights that the Digital Grid, the legacy shareholders or any of their affiliates may have to appoint, elect or remove our directors under our amended and restated memorandum and articles of association or laws of the British Virgin Islands.

Requirements of Board Approval on Certain Matters

The amended and restated memorandum and articles of association to be adopted at the special meeting also provides that, as long as the number of common shares held by legacy shareholders represents more than ten percent (10%) of the equity interests of the Company, the Company or any officer or agent of the Company will not to take, or permit its subsidiaries to take, certain actions, without the approval of the affirmative vote of not less than a majority of the number of votes represented by the directors, which majority must include the primary minority board appointee. Such actions include the following:

(i)     initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, restructuring or reorganization of the Company or any of its subsidiaries;

(ii)    other than to the Company or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of the Company or any of its subsidiaries in any transaction or series of related transactions;

(iii)   agree to any merger, consolidation or combination of the Company or any of its subsidiaries, or to a sale of all or substantially all of the assets of the Company in connection with a company sale (as defined in the amended and restated memorandum and articles of association);

(iv)   commence or undertake any reorganization (as defined in the amended and restated memorandum and articles of association);

(v)    issue, directly or indirectly, any equity interest of the post-closing entity or permit any of the subsidiaries to issue any equity interest other than, in each case, any excluded issuance (as defined in the amended and restated memorandum and articles of association);

(vi)   materially alter or fundamentally change the nature of the business of the Company and its subsidiaries;

(vii)  amend, change, or waive any provision of, the amended and restated memorandum and articles of association of the Company;

(viii) purchase or otherwise acquire all or any part of the assets or business of, or equity interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any person (other than the Company or any of its subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(ix)   other than to the Company or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of the Company or any of its subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(x)    other than loans to wholly-owned subsidiaries, (A) extend any credit or make any loans to any person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness;

(xi)   appoint or remove the Chief Executive Officer of the Company;

(xii)  enter into any affiliate transactions (as defined in the amended and restated memorandum and articles of association);

(xiii) amend, change or waive any of the actions of the Company described in the amended and restated memorandum and articles of association or the required voting threshold specified therein; and

(xiv) agree or commit to do any of the foregoing, or delegate any of the foregoing to the Company or any of its subsidiaries or any officer or agent of the Company or subsidiary thereof.

Limitations on Right to Own Shares

BVI law and our amended and restated memorandum and articles of association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities. There are no provisions in the amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Takeover Provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. Our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate at least thirty percent (30%) of our voting shares to requisition a special meeting of shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under BVI law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Register of Members

The Company is required to keep a register of members containing (i) the names and addresses of the shareholders, (ii) the number of each class and series of shares held by each shareholder, (iii) the date on which the name of each shareholder was entered in the register of members, and (iv) the date on which any person ceased to be a shareholder. A share is deemed to be issued when the name of the shareholder is entered in the register of members and the entry of the name of a person in the register of members as a holder of a share is prima facie evidence that legal title in the share vests in that person.

Variation of Rights of Shareholders

If at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Meetings

Any action required or permitted to be taken by the shareholders may be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action. An action that may be taken by the shareholders at a meeting (other than the election of directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution. All meetings of shareholders (whether annual or special) will be held on such dates and at such places as may be fixed from time to time by the directors. The Company is not required to hold an annual general meeting in any calendar year. However, where so determined by the directors of the Company, an annual general meeting shall be held once in each calendar year at such date and time as may be determined by the directors of the Company.

At any meeting of shareholders, a quorum will be present if there are one or more shareholders present in person or by proxy representing not less than one third of the issued shares entitled to vote on the resolutions to be considered at the meeting. The shareholders present at a duly called or held meeting of shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

A shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder. A shareholder will be deemed to be present at the meeting if he participates by telephone or other electronic means and all shareholders participating in the meeting are able to hear each other.

Transfer of Shares

Subject to the restrictions and conditions in the amended and restated memorandum and articles of association, any shareholder may transfer all or any of his or her shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of a share is effective when the name of the transferee is entered on the register of members of the Company.

Redemption of Shares

The Company may purchase, redeem or otherwise acquire any of its own shares for such consideration as the directors of the Company may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

Rights of Certain Principal Shareholders of the Company

Pre-emptive Rights

Prior to the merger, Newegg’s stockholders have entered into that certain stockholders agreement, dated March 30, 2017. In connection with the merger, we will assume that agreement and enter into an amended and restated shareholders agreement with Digital Grid and certain stockholders of Newegg (which we collectively refer to as the principal shareholders).

Under the amended and restated shareholders agreement, the principal shareholders will have pre-emptive rights to acquire additional shares when the Company issues or sells additional securities in the future, except for the “excluded issuance” or common shares offered pursuant to a registration statement filed with the SEC. For the purpose of the amended and restated shareholders agreement, “excluded issuance” means (i) any equity interests issued as share dividends, or pursuant to share splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the common shares held by the principal shareholders, (ii) common shares issuable pursuant to any stock option or any similar equity incentive plan of the Company approved by the board; and (iii) equity interests issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing equity interests primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

The Company is required to give principal shareholders a notice stating the price range (or formula by which the price will be determined, which may refer to a future contingent event) and terms of issuance of new securities and to keep the offer open to issue the principal shareholders their pro rata share of such new securities (as defined below) open until the 15th calendar day following the receipt of such notice. The principal shareholders shall deliver an exercise notice along with payment to exercise their pre-emptive rights.

In the event that the principal shareholder fails to give an exercise notice timely, or elects to purchase fewer than all of its pro rata share of such new securities, then the Company shall send written notice to any principal shareholder who has elected to purchase all of its pro rata share of such new securities, who will then have the right, by giving written notice to the Company within two business days upon receiving notice from the Company, to purchase its pro rata share of such unsubscribed portion, and such right shall continue to apply repeatedly and iteratively until all of such new securities have been allocated to the principal shareholders or none of the principal shareholders have elected to participate in such further purchase. If, at the end of such process, there are new securities that have not been subscribed for by the principal shareholders, the Company may, for a period of time not to exceed 60 days, sell such unsubscribed new securities, on the same terms to a third party purchaser. If, however, at the end of such 60-day period, the Company has not consummated a sale of any of such unsubscribed new securities, the Company shall no longer be permitted to sell such new securities without again complying with these provisions of pre-emptive rights in the amended and restated shareholders agreement.

Right of First Refusal

Pursuant to the amended and restated shareholders agreement, subject to compliance with applicable laws and NASDAQ’s rules, if any principal shareholder receives a bona fide offer from any person other than its affiliate for any common shares that such principal shareholder received in connection with the merger, then the Company will have a right of first refusal, but not the obligation, to elect to purchase all (and not less than all) of such shares, at the same price, and on the same terms and conditions offered by the purchaser. In the event the Company does not decide to purchase such shares or decides to purchase less than all of such shares, then each of the principal shareholders other than the selling principal shareholder shall have a right of first refusal to elect to purchase all (and not less than all) of its pro rata share of such shares on the same terms and conditions offered by the purchaser. For the purpose of the amended and restated shareholders agreement, “pro rata share” means the percentage which corresponds to the ratio which each selling principal shareholder’s percentage interest (which is calculated by dividing (i) the number of the common shares owned by such principal shareholder, by (ii) total number of the then outstanding shares of the common shares held by all principal shareholders) bears to the total percentage interests of all principal shareholders exercising their right of first refusal. In the event that such shares are in exchange for non-cash consideration, then such right of first refusal shall be exercisable based on the fair market value determined in good faith by the board of such non-cash consideration. Such right of first refusal may delay or prevent us from raising funding in the future and may have an adverse impact on the liquidity and market price of our common shares.

Differences Between the Law of Different Jurisdictions

We were incorporated under, and are governed by, the laws of the BVI. Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

BVI law provides that every director of a BVI company in exercising his powers or performing his duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, BVI law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes the BVI Act or the memorandum of association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. Under BVI law and our amended and restated memorandum and articles of association, we may amend the memorandum of association or articles of association by resolution of shareholders or by resolution of directors, provided that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association; (c) in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; and (d) provided that the directors may not amend certain sections of the amended and restated memorandum and articles of association that would negatively affect existing shareholders.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote. Under BVI law, directors’ consents need only a majority of directors signing to take effect. Under our amended and restated memorandum and articles of association, directors may act by written consents of all directors.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of stockholders of a corporation, may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. As permitted by BVI law, shareholders’ consents need only a majority of shareholders signing to take effect. Our amended and restated memorandum and articles of association provide that an action that may be taken by the shareholders at a meeting (other than the election of directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our amended and restated memorandum and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested.

Sale of Assets

Under Delaware corporate law, a vote of the stockholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the BVI, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by BVI law and our amended and restated memorandum and articles of association, we may by a resolution of shareholders or by resolution of directors appoint a voluntary liquidator to undertake the liquidation of the Company.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option or at the option of the holders of such stock provided there remains outstanding shares with full voting power. Such stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of such stock. As permitted by BVI law and our amended and restated memorandum and articles of association, we may purchase, redeem or otherwise acquire any of our own shares for such consideration as our directors may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by BVI law and our amended and restated memorandum and articles of association, if at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate provides otherwise. As permitted by BVI law and our amended and restated memorandum and articles of association, a director or member of a committee of the board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the board; provided that (i) any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by the minority representative shall be removed from their position upon and only upon, the written request of the minority representative; and (ii) any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Digital Grid.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law §251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Holders of our shares have no general right under BVI law to inspect or obtain copies of our list of shareholders or our corporate records.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

BVI law has no comparable provision. However, our amended and restated memorandum and articles of association provide that the Company shall not engage in any business combination with any interested shareholder for a period of 3 years following the time that such shareholder became an interested shareholder unless: (a) prior to such time the board of directors of the Company approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced, excluding for the purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder) those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at any annual or special meeting of the shareholders by the affirmative vote of at least 66⅔% of the outstanding voting shares which are not owned by the interested shareholder.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the BVI, but our amended and restated memorandum and articles of association do not provide for cumulative voting.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of our shareholders are currently governed by our amended and restated memorandum and articles of association, the BVI Act and the common law of the BVI. The rights of Newegg stockholders are currently governed by Newegg’s certificate of incorporation and bylaws and Delaware law. As a result of the merger, Newegg stockholders will be entitled to receive merger consideration in our common shares. Following completion of the merger, the rights of Newegg stockholders who become holders of our common shares in the merger will be governed by our amended and restated memorandum and articles of association, as amended in accordance with the charter amendment proposal, the BVI Act and the common law of the BVI.

The following discussion summarizes the material differences between the current rights of our shareholders and the current rights of Newegg stockholders. These differences arise from differences between Delaware law and the laws of the BVI, the governing instruments of the two companies, and the securities laws and regulations governing the two companies.

Although it is impracticable to compare all of the aspects in which Delaware law and the laws of the BVI, and each company’s governing instruments, differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, the laws of the BVI, our amended and restated memorandum and articles of association and Newegg’s certificate of incorporation and bylaws. In addition, the identification of some of the differences in the rights of shareholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of Delaware law and BVI law and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of our shareholders and the rights of Newegg stockholders. For a description of the rights of holders of our common shares, see “Description of Securities.”

Newegg	Company
AUTHORIZED CAPITAL

Newegg is authorized to issue a total number of shares 285,889,968, consisting of (I) 142,000,000 shares of Class A common stock, $.001 par value per share, (ii) 59,000,000 shares of Class B common stock, $.001 par value per share and (iii) 84,889,968 shares of preferred stock, $.001 par value per share, of which 59,000,000 shares are designated Series A preferred stock and 25,889,968 shares are designated Series AA preferred stock.

We are authorized to issue a maximum 6,250,000 common shares, $0.021848 par value per share, of which 4,736,111 shares are designated as Class A common shares and 1,513,889 shares are designated as Class B common shares. Upon filing of the amended and restated memorandum and articles of association to be adopted at the special meeting, we will be authorized to issue an unlimited number of common shares.

DIVIDEND RIGHTS

Holders of Newegg’s Preferred Stock:

Newegg shall not declare, pay or set aside any dividends on shares of Newegg’s common stock (other than dividends on all then outstanding shares of Newegg’s common stock payable in shares of Newegg’s common stock) in any year unless, the holders of the Series A preferred stock and Series AA preferred stock then outstanding shall first receive, or simultaneously receive for such year, a dividend on each outstanding share of Series A preferred stock and Series AA preferred stock in an amount at least equal to $.0016 per share of Series A preferred stock and Series AA preferred stock (subject to appropriate adjustment for stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares). The foregoing dividend shall not be cumulative.

The holders of common shares are entitled to such dividends as may be declared by the directors of the Company at such time and of such an amount as the directors think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of Company assets exceeds the Company’s liabilities and the Company will be able to pay its debts as they fall due.

Newegg	Company

Newegg shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Newegg (other than dividends on all then outstanding shares of Newegg’s common stock payable in shares of Newegg’s common stock) unless the holders of the Series A preferred stock and Series AA preferred stock then outstanding shall first receive, or simultaneously receive, in addition to any dividend payable as described above, a dividend on each outstanding share of Series A preferred stock and Series AA preferred stock in an amount at least equal to (i) in the case of a dividend on Newegg’s common stock or any class or series of capital stock that is convertible into Newegg’s common stock, that dividend per share of Series A preferred stock and Series AA preferred stock as would equal the product of (A) the dividend payable on each share of such common stock or class or series of capital stock determined, if applicable, as if all such shares of such class or series of capital stock had been converted into Newegg’s common stock and (B) the number of shares of Newegg’s common stock issuable upon conversion of a share of Series A preferred stock and Series AA preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series of capital stock that is not convertible into Newegg’s common stock, at a rate per share of Series A preferred stock and Series AA preferred stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $0.02 per share (subject to appropriate adjustment for stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares).

Holders of Newegg’s Common Stock:
Subject to the preferences applicable to any series of preferred stock outstanding at any time, the holders of Class A common stock and the holders of Class B common stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions cash, property or shares of stock of Newegg as may be declared by Newegg’s board of directors from time to time with respect to Newegg’s common stock out of assets or funds of Newegg legally available therefor; provided, however, that in the event that any such dividend or distribution is paid in the form of shares of Newegg’s common stock or rights to acquire common stock, the holders of Class A common stock shall receive shares of Class A common stock or rights to acquire shares of Class A common stock, as the case may be, and the holders of Class B common stock shall receive shares of Class B common stock or rights to acquire shares of Class B common stock, as the case may be.

Newegg	Company
PURCHASE, REDEMPTION AND PREEMPTIVE RIGHTS

Under Delaware corporate law, Newegg may generally redeem or repurchase shares of its stock unless the Delaware statutory capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation. According to Newegg’s stockholders agreement, certain holders of Series AA convertible preferred stock, Series A convertible preferred stock and common stock have pre-emptive rights to purchase any shares of Series AA convertible preferred stock, Series A convertible preferred stock or common stock that Newegg proposes to issue other than in connection with an IPO and certain excluded issuances specified in Newegg’s stockholders agreement.

The Company may purchase, redeem or otherwise acquire any of its own shares for such consideration as the directors of the Company may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Certain of our shareholders following the merger will have certain pre-emptive rights and rights of first refusal as described under “Description of Securities — Rights of Certain Principal Shareholders of the Company” above.

INSPECTION RIGHTS
According to Delaware corporate law, any stockholder of Newegg may for any proper purpose inspect or make copies of Newegg’s stock ledger, list of stockholders and other books and records.	Holders of our shares have no general right under BVI law to inspect or obtain copies of our list of shareholders or our corporate records.
APPRAISAL RIGHTS

According to Delaware corporate law, a holder of shares of any class or series of Newegg has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Court of Chancery in an action timely brought by the corporation or a dissenting stockholder. In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

The BVI Act provides that any shareholder of a BVI company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the BVI court.

Newegg	Company
VOTING RIGHTS

Except as otherwise provided in Newegg’s certificate of incorporation or by applicable law, the holders of shares of Class A common stock and Class B common stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of Newegg.

Each Class A common stock is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Each Class B common stock is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Each Series A preferred stock shall be entitled to ten (10) votes for each share of Class A common stock into which such share of Series A preferred stock is convertible as of the record date for determining stockholders entitled to vote on such matter.

Each Series AA preferred stock shall be entitled to ten (10) votes for each share of Class A common stock into which such share of Series AA preferred stock is convertible as of the record date for determining stockholders entitled to vote on such matter.

Each common share is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.
VOTE ON MERGER, CONSOLIDATIONS OR SALES OF SUBSTANTIALLY ALL ASSETS

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law §251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger. Under Delaware corporate law, a vote of the stockholders is required to approve the sale of assets only when all or substantially all assets are being sold.

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

In the BVI, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold.

Newegg	Company
CHARTER AMENDMENTS

Under Delaware corporate law, with very limited exceptions, a vote of the stockholders is required to amend the certificate of incorporation. In addition, according to Newegg’s stockholders agreement, Newegg’s certificate of incorporation could not be amended without the approval of the affirmative vote of not less than 66 2/3% of the number of votes represented by the Directors (excluding any vacancies).

Under BVI law and our amended and restated memorandum and articles of association, we may amend the memorandum of association or articles of association by resolution of shareholders or by resolution of directors, provided that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association; (c) in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; and (d) provided that the directors may not amend certain sections of the amended and restated memorandum and articles of association that would negatively affect existing shareholders.

SHAREHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, or by means of remote communication as determined by Newegg’s board of directors. Annual meeting of Newegg’s stockholders shall be held each year on a date and a time designated by the board of directors.

All meetings of shareholders (whether annual or special) will be held on such dates and at such places as may be fixed from time to time by the directors. The Company is not required to hold an annual general meeting in any calendar year. However, where so determined by the directors of the Company, an annual general meeting shall be held once in each calendar year at such date and time as may be determined by the directors of the Company.

QUORUM

A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for such meeting, except as otherwise provided by Delaware corporate law.

At any meeting of shareholders, a quorum will be present if there are one or more shareholders present in person or by proxy representing not less than one-third (33.33%) of the issued shares entitled to vote on the resolutions to be considered at the meeting. The shareholders present at a duly called or held meeting of shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

SHAREHOLDER PROPOSALS

According to the bylaws of Newegg, a special meeting of the stockholders could be called by the president or secretary at the requires in writing of stockholders owning a majority in amount of Newegg’s issued and outstanding shares, and entitled to vote,

BVI law and our amended and restated memorandum and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested.

Newegg	Company
ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

Under Delaware corporate law, Newegg’s stockholders may act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Our amended and restated memorandum and articles of association provide that an action that may be taken by the shareholders at a meeting (other than the election of directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

ANTI-TAKEOVER PROVISIONS AND OTHER SHAREHOLDER PROTECTIONS

Some provisions of Newegg’s stockholders agreement may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that requires an affirmative vote of not less than 66⅔% of the number of votes represented by the directors to take certain corporate action, including agreeing to any merger, consolidation or combination of Newegg or any of its subsidiaries.

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. For instance, our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate at least thirty percent (30%) of our voting shares to requisition a special meeting of shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. However, under BVI law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

ELECTION OF DIRECTORS

Pursuant to Newegg’s stockholders agreement, the board of directors shall consist of either five or seven Directors: (i) in the event the size of the board consists of five directors, three shall be nominated by Digital Grid and two shall be nominated by the Minority Representative, and (ii) in the event the size of the board consists of seven directors, four of the directors shall be nominated by Digital Grid, and three of the directors shall be nominated by the Minority Representative.

Pursuant to the amended and restated memorandum and articles of association to be adopted at the special meeting, and subject to compliance with applicable laws and NASDAQ rules, the board of the Company shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by the minority representative.

Of the directors appointed by the minority representative, one shall be designated by the minority representative to be the primary minority board appointee from time to time by delivering written notice thereof to the board.

Newegg	Company

Any director positions which neither Digital Grid nor the minority representative are entitled to appoint under the amended and restated memorandum and articles of association shall be appointed by a majority of the remaining directors, or by any other means allowed under the amended and restated memorandum and articles of association and the BVI Act.

See “Description of Securities — Amended and Restated Memorandum and Articles of Association — Appointment and Removal of the Directors” above for more information.

REMOVAL OF DIRECTORS

No director or member of a committee of the board or subsidiary board that is nominated by the Minority Representative shall be removed from the board, any subsidiary board, or any committee thereof shall be removed without the prior written consent of the Minority Representative. No director or board, any subsidiary board, or any committee thereof shall be removed without the prior written consent of Digital Grid. The parties to the Newegg’s stockholders agreement shall take all reasonable actions to remove any director that is nominated by the Minority Representative from the board, any subsidiary board, or any committee thereof upon the written request of the Minority Representative. Each of the parties shall take all reasonable actions to remove any director that is nominated by Digital Grid from the board, any subsidiary board, or any committee thereof upon the written request of Digital Grid.

A director or member of a committee of the board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the board; provided that

(i)     Any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by the minority representative shall be removed from their position upon and only upon, the written request of the minority representative; and

(ii)    Any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Digital Grid.

REQUIREMENTS OF BOARD APPROVAL ON CERTAIN MATTERS

Neither Newegg nor any officer or agent of the Newegg or its subsidiaries shall take, directly or indirectly, any of the following actions without the approval of the affirmative vote of not less than 66⅔% of the number of votes represented by the directors (excluding any vacancies):

(i)     initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, restructuring or reorganization;

(ii)    other than to Newegg or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of Newegg or any of its subsidiaries in any transaction or series of related transactions;

The amended and restated memorandum and articles of association to be adopted at the special meeting provide that, as long as the number of common shares held by legacy shareholders represents more than ten percent (10%) of the equity interest of the Company, the Company or any officer or agent of the Company will not to take, or permit its subsidiaries to take, certain actions, without the approval of the affirmative vote of not less than a majority of the number of votes represented by the directors, which majority must include the primary minority board appointee. See “Description of Securities — Amended and Restated Memorandum and Articles of Association — Requirements of Board Approval on Certain Matters” above for a description of these matters.

Newegg	Company

(iii)   agree to any merger, consolidation or combination of Newegg or any of its subsidiaries, or to a sale of all or substantially all of the assets of Newegg in connection with a Company Sale (as defined in Newegg’s stockholders agreement);

(iv)   commence or undertake any reorganization;

(v)    issue, directly or indirectly, any equity interest of Newegg or permit any of the subsidiaries to issue any equity interest other than, in each case, any excluded issuance;

(vi)   materially alter or fundamentally change the nature of the business of Newegg and its subsidiaries;

(vii)  amend, change, or waive any provision of, the certificate of incorporation or bylaws of Newegg (the “Organizational Documents”);

(viii) purchase or otherwise acquire all or any part of the assets or business of, or equity interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any person (other than Newegg or any of its subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(ix)   other than to Newegg or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of Newegg or any of its subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(x)    other than loans to wholly-owned subsidiaries, (A) extend any credit or make any loans to any person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness; (xi) appoint or remove the Chief Executive Officer of Newegg; (xii) enter into any affiliate transactions.

Newegg	Company
FILLING VACANCIES ON THE BOARD OF DIRECTORS

In the event that any director ceases to serve as a member of the board or any committee thereof for any reason, in each case, during such member’s term of office, the resulting vacancy on the board or committee, as applicable, shall be filled by person appointed by Digital Grid or Minority Representative.

Subject to the rights of Digital Grid and the minority representative to appoint directors, the directors shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board. Any director appointed by the board to fill a casual vacancy shall hold office until the first general meeting of shareholders after his appointment and shall resign and be subject to re-election at such meeting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Newegg provides indemnification for its directors, and the directors or managers of each subsidiary thereof, or each an Indemnitee, against, any losses, liabilities and reasonable expenses (including reasonable attorneys’ fees), or each, a Loss, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of he or she being a director of Newegg, or director or manager of any subsidiary thereof, or by reason of his or her involvement in the management of the affairs of Newegg or its subsidiaries, whether or not he or she continues to be such at the time any such Loss is paid or incurred. Notwithstanding the foregoing, an Indemnitee shall not be held harmless or indemnified for any Losses arising out of the fraud, intentional misconduct, or knowing or reckless breach of Indemnitee’s obligations under the Newegg’s stockholders agreement, or bad faith of such Indemnitee. Without limiting the foregoing, an Indemnitee shall be entitled to indemnification by Newegg against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of applicable law.

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred in connection with the execution of their duties, powers, authorities or discretions as a director or officer of the Company, unless such losses or damages arise through the willful neglect or default of such directors or officers. Our amended and restated memorandum and articles of association provide that we shall purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company or any of its subsidiaries, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXCHANGE CONTROLS

There are no material exchange controls restrictions on payment of dividends, interest or other payments to the holders of our common shares or on the conduct of our operations in the BVI, where we were incorporated. There are no material BVI laws that impose any material exchange controls on us or that affect the payment of dividends, interest or other payments to nonresident holders of our common shares. BVI law and our amended and restated memorandum and articles of association do not impose any material limitations on the right of non-residents or foreign owners to hold or vote our common shares.

For a discussion of PRC exchange controls, see “Information About the Company — Business Overview — Regulations — Regulations on Foreign Currency Exchange.”

SUBMISSION OF SHAREHOLDER PROPOSALS

Only such business will be conducted at the special meeting as will have been brought by our board before the special meeting pursuant to the attached “Notice of Special Meeting of Shareholders.”

LEGAL MATTERS

The validity of the common shares being issued to Newegg stockholders will be passed upon for us by Conyers Dill & Pearman. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for us by Potomac Law Group.

EXPERTS

The consolidated financial statements of the Company included in this proxy statement/prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Company included in this proxy statement/prospectus as of December 31, 2018 and for the year ended December 31, 2018 have been audited by Centurion ZD CPA & Co., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Newegg included in this proxy statement/prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Newegg for the year ended December 31, 2018 have been included herein and in the registration statement, include the effects of the adjustment to retrospectively apply the change in the classification of Newegg’s Series A convertible preferred stock and Series AA convertible preferred stock to temporary equity as described in Note 2(y) to the consolidated financial statements. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements of Newegg for the year ended December 31, 2018, before the effects of the retrospective adjustment, which financial statements are not included herein. BDO USA, LLP, an independent registered public accounting firm, audited the retrospective adjustment. The consolidated financial statements for the year ended December 31, 2018 have been included herein and in the registration statement in reliance upon the reports of (1) KPMG LLP, solely with respect to the consolidated financial statements of Newegg before the effects of the retrospective adjustment, and (2) BDO USA, LLP, solely with respect to the retrospective adjustment, included herein, and upon the authority of said firms as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI as an exempted company with limited liability because of certain benefits associated with being a BVI corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the BVI has a less developed body of securities laws that provides significantly less protection to investors as compared to the securities laws of the United States. In addition, BVI companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in the PRC. In addition, our directors and officers are residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

The courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a competent federal or state court of the United States of America against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the BVI; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the BVI; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI; and (f) there is due compliance with the correct procedures under the laws of the BVI.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the common shares that Newegg stockholders will receive in connection with the merger. This proxy statement/prospectus, which is part of the registration statement as well as a proxy statement with respect to the special meeting, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. The Company may also file amendments to the registration statement. For further information, you are referred to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, you are referred to the copy of the document that has been filed. Each statement in this proxy statement/prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Newegg has supplied all information contained in this proxy statement/prospectus relating to Newegg, and the Company has supplied all information contained in this proxy statement/prospectus relating to the Company.

Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of this proxy statement/prospectus and any of the annexes incorporated by reference in this document or other information concerning the special meeting, without charge, by requesting them in writing or by telephone from the Company at the following address and telephone number:

Lianluo Smart Limited
Room 1003B, 10th Floor, BeiKong Technology Building
No. 10 Baifuquan Road, Changping District
Beijing 102200
People’s Republic of China
Attention: Corporate Secretary
Telephone: 86-10-89788107

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. THE PARTIES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

THIS PROXY STATEMENT/PROSPECTUS IS DATED [ ], 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

FINANCIAL STATEMENTS

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDERS AND BOARD OF DIRECTORS
LIANLUO SMART LIMITED.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lianluo Smart Limited. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in equity shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

We have served as the Company’s auditor since 2020.

Beijing, China
March 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Lianluo Smart Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of operations and comprehensive loss, changes in equity and cash flows of Lianluo Smart Limited and subsidiaries (the “Company”) for the year ended December 31, 2018, and the related notes (collectively referred to as the “2018 financial statements”). In our opinion, the 2018 financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The 2018 financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s 2018 financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the 2018 financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the 2018 financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the 2018 financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co. (successor to Centurion ZD CPA Limited)

Hong Kong, China

May 15, 2019, except for share combination included in Note 3, as to which the date is October 26, 2020

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. dollars)

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,816,177	$22,834
Restricted cash	3,500,000	—
Accounts receivable, net	4,940	61,779
Other receivables and prepayments, net	33,942	18,867
Advances to suppliers, net	8,266	7,727
Inventories, net	88,603	1,085,016
Other taxes receivable	246,685	337,412
Marketable equity securities	273,913	143,478
Total Current Assets	5,972,526	1,677,113

Property and equipment, net	75,653	656,840
Total Assets	$6,048,179	$2,333,953

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,614	$226,215
Contract liability	48,116	267,365
Accrued expenses and other current liabilities	866,334	1,530,473
Warranty obligation	—	728

Due to related parties	1,784,058	1,208,331
Total Current Liabilities	2,717,122	3,233,112

OTHER LIABILITIES
Warrants liability	518,666	389,630
Total Liabilities	3,235,788	3,622,742

Commitments and Contingency

SHAREHOLDERS’ EQUITY
Common stock – Class A, par value $0.021848: 4,736,111 shares authorized as of December 31, 2020 and December 31, 2019; 2,210,683 and 836,933 shares issued and outstanding as of December 31, 2020 and December 31, 2019	48,299	18,285
Common stock – Class B, par value $0.021848: 1,513,889 shares authorized as of December 31, 2020 and December 31, 2019; 1,388,888 shares issued and outstanding as of December 31, 2020 and December 31, 2019	30,345	30,345
Additional paid-in capital	47,995,772	40,833,249
Accumulated deficit	(47,848,895)	(44,607,198)
Accumulated other comprehensive income	2,586,870	2,436,530
Total Equity	2,812,391	(1,288,789)
Total liabilities and equity	$6,048,179	$2,333,953

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight. Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

The accompanying notes are an integral part of these consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In U.S. dollars)

	For the Years Ended December 31,
	2020	2019	2018
Revenues	$358,536	$383,458	$559,386

Costs of revenue	(646,653)	(743,744)	(757,901)

Gross loss	(288,117)	(360,286)	(198,515)

Selling expenses	(91,820)	(835,270)	(2,082,829)
General and administrative expenses	(2,482,201)	(2,593,808)	(3,675,465)
Provision for doubtful accounts and inventories	(113,000)	(13,011)	(22,229)
Impairment loss for intangible assets	—	—	(3,281,779)

Operating loss	(2,975,138)	(3,802,375)	(9,260,817)

Financial income (expenses)	561	557	(37,899)
Other expense, net	(23,193)	(32,227)	(211,151)
Unrealized gain (loss) on marketable securities	130,435	(1,356,565)	—
Change in fair value of warrants liability	(129,036)	739,616	599,865
Loss on disposal of a subsidiary	(245,326)	—	—

Loss before income tax	(3,241,697)	(4,450,994)	(8,910,002)

Income tax benefit	—	—	—

Net loss	(3,241,697)	(4,450,994)	(8,910,002)

Other comprehensive (loss) income:
Foreign currency translation gain (loss)	150,340	(166,892)	(515,477)

Comprehensive loss	(3,091,357)	(4,617,886)	(9,425,479)

Weighted average number of common shares used in computation
-Basic and diluted	3,389,069	2,225,821	2,202,176

Net loss per share of common stock
-Basic and diluted	$(0.96)	$(2.00)	$(4.05)

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight. Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

The accompanying notes are an integral part of these consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In U.S. dollars)

	Common Stock Class A		Common Stock Class B		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount
Balance as of December 31, 2017	$775,183	$16,936	$1,388,888	$30,345	$39,233,137	$(31,246,202)	$3,118,899	$11,153,115
Issuance of shares upon excise of share-based awards	2,375	52	—	—	17,799	—	—	17,851
Issuance of shares to non-employees	59,375	1,297	—	—	1,122,702	—	—	1,123,999
Stock based compensation to employees	—	—	—	—	247,134	—	—	247,134
Foreign currency translation	—	—	—	—	—	—	(515,477)	(515,477)
Net loss	—	—	—	—	—	(8,910,002)	—	(8,910,002)
Balance as of December 31, 2018	836,933	18,285	1,388,888	$30,345	$40,620,772	$(40,156,204)	$2,603,422	$3,116,620
Stock based compensation	—	—	—	—	69,176	—	—	69,176
Exemption of borrowings from related party	—	—	—	—	143,301			143,301
Foreign currency translation	—	—	—	—	—	—	(166,892)	(166,892)
Net loss	—		—	—	—	(4,450,994)	—	(4,450,994)
Balance as of December 31, 2019	$836,933	$18,285	1,388,888	$30,345	$40,833,249	$(44,607,198)	$2,436,530	$(1,288,789)
Issuance of shares	1,373,750	30,014			7,162,523			7,192,537
Foreign currency translation	—	—	—	—	—	—	150,340	150,340
Net loss	—	—	—	—	—	(3,241,697)	—	(3,241,697)
Balance as of December 31, 2020	2,210,683	48,299	1,388,888	30,345	47,995,772	(47,848,895)	2,586,870	2,812,391

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight. Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

The accompanying notes are an integral part of these consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars)

	For the Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net loss	$(3,241,697)	$(4,450,994)	$(8,910,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation to employees	—	69,176	247,134
Stock-based compensation to non-employees	—	179,112	944,887
Depreciation and amortization	451,884	778,117	827,630
Loss from disposal of inventories	—	6,218	58,992
Change in fair value of warrants liability	129,036	(739,616)	(599,865)
Loss on disposal of equipment and intangible assets	1,499	18,502	232,171
Provision for doubtful accounts:	—	—	—
– accounts receivable	30,572	10,148	5,826
– other receivables and prepayments	26,688	499	16,403
Change in warranty obligation	(728)	(7,911)	(10,261)
Provision for inventory obsolescence	55,739	2,363	—
Impairment loss for intangible assets	—		3,281,779
Unrealized (gain) loss on marketable securities	(130,435)	1,356,565	—
Loss on disposal of a subsidiary	245,326	—	—
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(48,635)	20,222	(88,270)
Decrease (increase) in advances to suppliers	—	—	—
– third parties	(539)	145,024	233,490
– related party	—	—	—
Decrease(increase) in other receivables and prepayments	(29,176)	69,773	23,352
Increase in interest receivable – related party		(2,523)	(161,384)
Decrease(increase) in inventories	209,521	255,592	(137,464)
Decrease(increase) in other taxes receivable	17,526	36,858	(92,897)
Decrease(increase) in accounts payable	(60,944)	(8,234)	186,561
Increase in interest payable- related party	—	2,053	178,708
Decrease in due to related parties – Trade	—	—	—
Increase (decrease) in contract liabilities	(117,476)	34,799	(80,602)
Increase in accrued expenses and other current liabilities	125,514	553,354	214,245
Net cash used in operating activities	(2,336,325)	(1,670,903)	(3,629,567)

LIANLUO SMART LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In U.S. dollars)

	For the years ended December 31,
	2020	2019	2018
Cash flows from investing activities
Proceeds from disposal of equipment	—	23,016	1,309
Capital expenditures and other additions	—	—	(776,328)
Loan to a related party	—	—	(6,000,000)
Repayment from a related party	—	—	549,192
Net cash payments from disposal of subsidiaries	(2,354)	—	—
Net cash (used in) provided by investing activities	(2,354)	23,016	(6,225,827)

Cash flows from financing activities
Loans from related parties	498,191	1,362,681	3,682,642
Net proceeds from option exercises	—	—	17,851
Repayment of the loan from related party	(33,178)	—	—
Net proceeds from issuance of common stock, net of issuance costs	7,192,537	—	—
Net cash provided by financing activities	7,657,550	1,362,681	3,700,493

Effect of exchange rate fluctuations on cash and cash equivalents	(25,528)	(169,269)	(177,275)

Net increase (decrease) in cash, cash equivalents and restricted cash	5,293,343	(454,475)	(6,332,176)
Cash, cash equivalents and restricted cash at beginning of year	22,834	477,309	6,809,485
Cash, cash equivalents and restricted cash at end of year	$5,316,177	$22,834	$477,309

Supplemental cash flow information:
Cash paid during the year for:
Income tax	$—	$—	$—
Interest	$—	$—	$14,840

Reconciliation of cash, cash equivalents and restricted cash in consolidated statements of cash flows:
Cash and cash equivalent	1,816,177	22,834	477,309
Restricted cash	3,500,000	—	—
Cash, cash equivalent and restricted cash	5,316,177	22,834	477,309

Non-cash investing and financing activities:
Acquisition of property and equipment and construction in progress by decreasing inventories	$—	$—	$947,172
Offset short-term borrowings – related party against loans to a related party (including accrued interests)	$—	$—	$5,381,589

The accompanying notes are an integral part of these consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

Lianluo Smart Limited (“Lianluo Smart” or the “Company”) (previously known as “Dehaier Medical Systems Limited”) was incorporated as an international business company under the International Business Companies Act, 1984, in the British Virgin Islands on July 22, 2003. On November 21, 2016, the Company changed its name from Dehaier Medical Systems Limited to Lianluo Smart Limited, and its NASDAQ stock ticker from DHRM to LLIT.

Lianluo Smart distributed and provided after-sale services for medical equipment in China mainly through its wholly-owned subsidiaries, Beijing Dehaier Medical Technology Co., Limited (“Beijing Dehaier”) and Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. (“Lianluo Connection”), which were both formed in Beijing, the PRC, for the business development in the health equipment market.

On April 28, 2016, the Company entered into a definitive securities purchase agreement (the “SPA”) with Hangzhou Lianluo Interactive Information Technology Co., Ltd. (“Lianluo Interactive” or “Hangzhou Lianluo”) to sell 11,111,111 of its common shares and warrants to purchase common shares to Lianluo Interactive for an aggregate purchase price of $20 million (Note 14)

On August 13, 2020, Lianluo Connection sold Beijing Dehaier to China Mine United Investment Group Co., Ltd. for a cash consideration of RMB 0.

On September 18, 2020, Lianluo Smart Limited set up a wholly-owned subsidiary, Hangzhou Lianluo Technology Co., Ltd. (“Lianluo Technology”), in Hangzhou, PRC. Lianluo Technology was in the business of technology development. It has no operation as of December 31, 2020.

On September 23, 2020, Lianluo Smart set up a new subsidiary Lightning Delaware Sub, Inc. (“Merger Sub”), a Delaware corporation, through which the company entered into a Merger Agreement with Newegg. It has no operation as of December 31, 2020.

Currently, Lianluo Smart wholly owns Lianluo Connection, Lianluo Technology and Merger Sub.

Lianluo Smart, through its subsidiary, Lianluo Connection, now distributes branded, proprietary medical equipment, such as sleep apnea machines and CPR. Besides, since fiscal year 2018, the Company has been providing examination service to hospitals and medical centers through its developed medical wearable device. Doctors could refer to examination results provided by such device in making diagnosis regarding Obstructive Sleep Apnea Syndrome (“OSAS”).

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight, which decreased the Company’s outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and the Company’s outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased the Company’s authorized shares to 6,250,000 common shares of par value of US$0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares

2.    GOING CONCERN AND LIQUIDITY

As of December 31, 2020, the Company had $1.82 million in cash and cash equivalents which increased from $0.02 million on December 31, 2019. The Company’s principal sources of liquidity have been proceeds from issuances of equity securities and loans from related parties. As reflected in the consolidated financial statements, the Company had a net loss of $3.24 million and used $2.34 million of cash in operation activities for the year ended December 31, 2020. The ability to continue as a going concern is dependent upon the Company’s profit generating operations in the future and/or obtaining the necessary financing to meet the Company’s obligations and repay our liabilities arising from normal business operations when they become due. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as going concern.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. GOING CONCERN AND LIQUIDITY (cont.)

The Company’s principal sources of liquidity have been proceeds from issuances of equity securities and loans from related parties. The Company had a working capital of $3.26 million as of December 31, 2020. In February and March 2020, the Company obtained approximately $7.2 million equity financing, net of placement agent’s commissions and other expenses. In late January 2021, 1,255,000 of warrants were exercised resulting in aggregate cash proceeds to the Company of $6.8 million.

Considering equity financing and the cost cutting activities, the Company believes that the current cash and cash equivalents and the anticipated cash flows from operations will be sufficient to meet the anticipated working capital requirements and expenditures for the next 12 months.

COVID-19 Assessment

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus first surfaced in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

As a result of these events, the Company assessed its operations, working capital, finances and capital formation opportunities, and implemented, in late December 2019 and early February 2020, a downsizing of the Company’s operations, including workforce reductions, reductions of salaried employee compensation and a reduction of hours worked to preserve cash resources, cut costs and focus the Company’s operations on customer-centric sales and project management activities. The extent to which COVID-19 will impact the Company’s business and financial results will depend on future developments, which are uncertain and cannot be predicted at this time.

The Company’s service was suspended due to restrictions and hospital closures except for essential services in February 2020 and recovered gradually in March 2020 as hospitals began to resume business.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of Consolidation

The consolidated financial statements include the accounts of Lianluo Smart and its wholly-owned subsidiaries. All inter-company transactions and balances are eliminated in consolidation.

Share Combination

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight, which decreased the Company’s outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and the Company’s outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased the Company’s authorized shares to 6,250,000 common shares of par value of US$0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares.

Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign currency translation and transactions

The functional currency of Lianluo Smart Limited is United States dollars (“US$” or “$”). The functional currency of Lianluo Connection is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income for the respective periods.

The financial statements of the Company’s foreign operations are translated into US$ in accordance with ASC 830-10, “Foreign Currency Matters”. For financial reporting purposes, the financial statements of the Company’s PRC subsidiary are prepared using RMB are translated into Company’s reporting currency, the US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and Shareholders’ equity is translated at historical exchange rates except for the change in retained earnings during the year which is the result of the income. The cumulative translation adjustments are recorded in accumulated other comprehensive income in the accompanying consolidated statements of shareholders’ equity.

The exchange rates applied are as follows:

	December 31, 2020	December 31, 2019
RMB to US$ exchange rate at balance sheets dates,	6.5249	6.9762
	Year Ended December 31,
	2020	2019	2018
Average RMB to US$ exchange rate for each year	6.8976	6.8985	6.6090

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The source of the exchange rates is generated from People’s Bank of China.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, reserve for doubtful accounts, valuation of inventories, impairment testing of long-term assets, standard warranty obligation, warrants liability, stock-based compensation, recoverability of intangible assets, property and equipment, and realization of deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased. The Company maintains uninsured cash and cash equivalents with various financial institutions in the PRC.

Restricted Cash

As of December 31, 2020, restricted cash of $3.5 million represents the cash balance placed into a U.S. bank account designated by a third-party escrow agent mutually selected by the Company and Newegg. The cash can only be used by the Company and Newegg to (i) defend, indemnify and hold harmless the Parties and each of their respective

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Affiliates and Representatives against, and satisfy any Liabilities relating to, any Actions relating to the Securities Purchase Agreements dated February 12, 2020, February 21, 2020 and February 27, 2020 between LLIT, Sabby Volatility Warrant Master Fund, Ltd., Intracoastal Capital LLC, and Anson Investments Master Fund LP or the Class A Common Share Purchase Warrants issued on February 14, 2020, February 25, 2020, and March 2, 2020, in each case as amended or restated and (ii) pay the amount of any fee that is payable from the Company to Newegg pursuant to the Merger Agreement.

Accounts Receivable, net

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for expected losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowance when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balance, the Company considers many factors, including historical experience, current conditions, and reasonable and supportable forecasts. Accounts are written off after exhaustive efforts at collection. Accounts receivable terms typically are net 60-180 days from when the services were provided, or when goods were delivered. At December 31, 2020 and 2019, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amounts of $38,995 and $36,416, respectively.

Other Receivables and Prepayments, net

Other receivables and prepayments primarily include advances to employees, short-term loan and deposits to landlords and service providers. Management regularly reviews aging of receivables and prepayments and changes in payment trends and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off after exhaustive efforts at collection.

Advances to Suppliers, net

The Company, as a common practice in the PRC, often makes advance payments to suppliers for unassembled parts. Advances to suppliers are reviewed periodically to determine whether their carrying value has become impaired.

Fair Value of Financial Instruments

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC Topic 825, “Financial Instruments,” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The Company’s carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments are a reasonable estimate of their fair values because carrying value of cash and cash equivalents, accounts receivable, accounts payable, other payables and accrued liabilities approximate fair value because of the short-term nature of these items. The estimated fair values of short-term related party borrowings were not materially different from their carrying value as presented due to the short maturities. As the carrying amounts are reasonable estimates of the fair value, these financial instruments are classified within Level 1 of the fair value hierarchy. The three levels of valuation hierarchy are defined as follows:

•        Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•        Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The marketable equity securities are accounted at fair value, with changes in fair value recorded through earnings. The fair value of marketable equity securities was determined using the quote price in the active market, with Level 1 inputs (Note 9).

The fair value of warrants was determined using the Black Scholes Model, with level 3 inputs (Note 14).

Warrant Liability

For warrants that are not indexed to the Company’s stock, the Company records the fair value of the issued warrants as a liability at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statement of operations and comprehensive income. The warrant liability is recognized in the balance sheet at the fair value (level 3). The fair value of these warrants has been determined using the Black-Scholes pricing mode. The Black-Scholes pricing model provides for assumptions regarding volatility, call and put features and risk-free interest rates within the total period to maturity (Note 14).

Inventories

Inventories include finished goods relating to medical devices. Inventories are stated at the lower of cost or net realizable value. Cost is determined on a weighted-average basis. Management compares the cost of inventories with the net realizable value and writes down inventories to net realizable value, if lower. Net realizable value is based on estimated selling prices in the ordinary course of business less cost to sell. These estimates are based on the current market and economic condition and the historical experience of selling products of similar nature. Management of the Company reassesses the estimations at the end of each reporting period.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and impairment losses, if any. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Leasehold improvements	Shorter of the useful lives or the lease term
Machinery and equipment	2 – 3 years
Furniture and office equipment	3 – 5 years

Intangible Assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Amortization is calculated on a straight-line basis over the following estimated useful lives:

Software copyrights	20 years
Patent rights	10 years
Other software	5 years

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-Lived Assets

Long-lived assets such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Company compares the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the asset and eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company determined that, for the years ended December 31, 2020, 2019 and 2018, impairment loss for intangible assets was $nil, $nil and $3,281,779, respectively.

Equity securities

The Company’s equity securities represent equity investments in Guardion Health Sciences, Inc. (“GHSI”) made in November 2017. The Company holds less than 5% of the GHSI’s total shares. Details see Note 9. The equity securities were accounted for as non-marketable securities in 2018 on the balance sheets and as marketable securities in 2019 when GHSI went public in April 5, 2019.

Prior to January 1, 2018, the Company accounted for the equity securities at cost and only adjusted for other-than-temporary declines in fair value and distributions of earnings. An impairment loss was recognized in the consolidated statements of operations equal to the excess of the investment’s cost over its fair value at the balance sheet date of the reporting period for which the assessment was made. The fair value would then become the new cost basis of investments.

Subsequent to the adoption of ASU 2016-01 on January 1, 2018, equity investments, except for those accounted for under the 2016-01 equity method, those that result in consolidation of the investee and certain other investments, are measured at fair value, and any changes in fair value are recognized in earnings. For equity securities without readily determinable fair value and do not qualify for the existing practical expedient in Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) to estimate fair value using the net asset value per share (or its equivalent) of the investment, the Company elected to use the measurement alternative to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. Pursuant to ASU 2016-01, for equity investments measured at fair value with changes in fair value recorded in earnings, the Company does not assess whether those securities are impaired. For those equity investments that the Company elects to use the measurement alternative, the Company makes a qualitative assessment of whether the investment is impaired at each reporting date.

As of December 31, 2019 and 2020, the investment was accounted at fair value with changes recorded through earnings.

Revenue Recognition

Revenue is recognized when control of the promised goods or services, through performance obligations by the Company, is transferred to the customer in an amount that reflects the consideration it expects to be entitled to in exchange for the performance obligations.

The Company recognizes revenue when a sales arrangement with a customer exists, transaction price is fixed or determinable and the Company has satisfied its performance obligation per the sales arrangement. The majority of Company revenue originates from contracts with a single performance obligation to deliver products or service. The Company’s performance obligations are satisfied when control of the product is transferred to the customer.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company also records a contract liability when customers prepay but the Company has not yet satisfied its performance obligation.

The new revenue standards became effective for the Company on January 1, 2018, and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product or services. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to accumulated deficit was required upon adoption.

The Company has two reportable segments, which are sales of medical equipment and provision of sleep diagnostic services.

The following is a description of principal activities from which the Company generates revenue and related revenue recognition policies:

1.      Sale of medical equipment

Sale of medical equipment includes both mobile medicine products (sleep apnea diagnostic products) and abdominal CPR Compression

The Company distributes medical equipment in China. Control of products sold transfers to customers upon shipment from the Company’s facilities, and the Company’s performance obligations are satisfied at that time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. The Company also provides after-sale services for medical equipment, such as sleep apnea machines and CPR in China. The Company typically sells its branded products with standard warranty terms covering 12 months after purchase. The warranty requires the Company to repair all mechanical malfunctions and, if necessary, replace defective components.

The Company evaluates its arrangements with distributors and determines that it is the primary obligor in the sales of distributed products, is subject to inventory risk, has latitude in establishing prices, and assumes credit risk for the amount billed to the customer, or has several but not all of these indicators. In accordance with ASC 606, the Company determines that it is appropriate to record the gross amount of product sales and related costs. As the Company is a principal and it obtains control of the specified goods before they are transferred to the customers, the revenues should be recognized in the gross amount of consideration to which it expects to be entitled in exchange for the specified goods transferred.

2.     Provision of sleep diagnostic services

Starting from 2018, the Company started to earn service revenue from provision of technical services in relation to detection and analysis of Obstructive Sleep Apnea Syndrome (“OSAS”). The Company is focused on the promotion of sleep respiratory solutions and service in public hospitals. Its wearable sleep diagnostic products and cloud-based service are also available in medical centers of Chinese private preventive healthcare companies in China. Revenue is recognized when the Company’s diagnostic services are provided to the user at medical centers and public hospitals.

In the PRC, value added tax (“VAT”) of 13% and 6% of the invoice amount is collected in respect of the sales of goods and service rendered, respectively, on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Revenues

Cost of revenues primarily includes wages to assemble parts and the costs of unassembled parts, other expenses associated with the assembly and distribution of products and depreciation of fixed assets in the provision of services.

Selling Expenses

Selling expenses consist primarily of salaries and related expenses for personnel engaged in sales, marketing and customer support functions, and costs associated with advertising and other marketing activities, and depreciation expenses related to equipment used for sales and marketing activities.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries and benefits and related costs for our administrative personnel and management, stock-based compensation, fees and expenses of our outside advisers, including legal, audit and register expenses, expenses associated with our administrative offices, and the depreciation of equipment used for administrative purposes.

Advertising Expenses

Advertising expenses are expensed as incurred. For the years ended December 31, 2020, 2019 and 2018, advertising and promotional expenses recognized in the consolidated statements of comprehensive loss were $27,908, $19,811 and $56,259, respectively.

Warranty

The Company typically sells its branded products with standard warranty terms covering 12 months after purchase. The warranty requires the Company to repair all mechanical malfunctions and, if necessary, replace defective components.

The Company provides for the estimated cost of product warranties at the time revenue is recognized and records warranty expenses in the selling expenses. The Company’s warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting product failure. Should actual material usage or service delivery costs differ from the Company’s estimates, the Company may reverse warranty liability at warranty expiry date.

Recovery gain from warranty expense accrued for the years ended December 31, 2020, 2019 and 2018 was $728, $7,911 and $10,261, respectively.

Research and Development Costs

Research and development costs relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred, and included in general and administrative expenses. Research and development costs were $0, $0 and $301,713 for the years ended December 31, 2020, 2019 and 2018, respectively.

Government Subsidies

Government subsidies primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. For certain government subsidies, there are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of government subsidy is determined at the discretion of the

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

relevant government authorities. The government subsidies of non-operating nature with no further conditions to be met are recorded as non-operating income in “Other income” when received. The government subsidies with certain operating conditions are recorded as “deferred income” when received and will be recorded as operating income when the conditions are met. During the years ended December 31, 2020, 2019 and 2018, government subsidies with no further conditions to be met of $447, $0 and $0, respectively, were recorded.

Leases

Leases where substantially all the rewards and risk of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the shorter of the lease term or estimated economic life of the leased property. All of the Company’s leases were short term (less than 12 months) and the Company elected the practical expedient not to record right of use of assets for short term leases.

Loss per Share

The Company follows the provisions of ASC 260-10, “Earnings per Share”. The Company has been authorized to issue Class A and Class B common stock. The two classes of common stock are substantially identical in all material respects, except for voting rights. Since the Company did not declare any dividends during the years ended December 31, 2020 and 2019, the net loss per common share attributable to each class is the same under the “two-class” method. As such, the two classes of common stock have been presented on a combined basis in the consolidated statements of operations and comprehensive income and in the above computation of net income per common share.

Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Common stock equivalents having an anti-dilutive effect on earnings per share are excluded from the calculation of diluted loss per share.

Value Added Tax

The Company reports revenues, net of PRC’s value added tax, for all the periods presented in the consolidated statements of income and comprehensive income.

Stock-Based Compensation

The Company accounts for stock-based share-based compensation awards to employees at fair value on the grant date and recognizes the expense over the employee’s requisite service period. The Company’s expected volatility assumption is based on the historical volatility of Company’s stock or the expected volatility of similar entities. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend is zero based on the Company’s current and expected dividend policy.

Share-based compensation expenses for stock-based share-based compensation awards granted to non-employees are measured at fair value at the earlier of the performance commitment date or the date service is completed, and recognized over the period during which the service is provided. The Company applies the guidance in ASC 718 to measure share options and restricted shares granted to non-employees based on the then-current fair value at each reporting date.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive income (loss)

Comprehensive income (loss) is comprised of net loss and foreign exchange translation gain (loss). For the Company, comprehensive income for the years ended December 31, 2020, 2019 and 2018 included cumulative foreign currency translation adjustments.

Segment Information

The Company’s segments are business units that offer different products and services and are reviewed separately by the chief operating decision maker (the “CODM”), in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Company’s Chief Executive Officer. During 2018, the Company started to earn service revenue from provision of technical services in relation to diagnosis of Obstructive Sleep Apnea Syndrome (“OSAS”). The Company is focused on the promotion of sleep respiratory solutions and service in public hospitals. Its wearable sleep diagnostic products and cloud-based service are also available in medical centers of Chinese private preventive healthcare companies in China. We have two reportable segments: sale of medical equipment and provision of OSAS during 2020, 2019 and 2018.

	For the Years Ended December 31,
	2020	2019	2018
Revenues
Sale of medical equipment
Abdominal CPR Compression	301,549	58,750	221,414
Mobile Medicine (sleep apnea diagnostic products)	$21,776	$153,644	$120,930
Provision of OSAS diagnostic services	35,211	171,064	217,042
Total net revenues	358,536	383,458	559,386

Cost of revenue
Sale of medical equipment	(275,465)	(112,942)	(464,918)
Provision of OSAS diagnostic services	(371,188)	(630,802)	(292,983)
	(646,653)	(743,744)	(757,901)

Gross loss
Sale of medical equipment	47,860	99,452	(122,574)
Provision of OSAS diagnostic services	(335,977)	(459,738)	(75,941)
	(288,117)	(360,286)	(198,515)

Depreciation and amortization expense:
Sale of medical equipment	$7,006	$84,371	$535,800
Provision of OSAS diagnostic services	444,878	693,746	291,830
	$451,884	$778,117	$827,630

Capital expenditure
Sale of medical equipment	$—	$—	$16,137
Provision of OSAS diagnostic services	—	—	760,191
	$—	$—	$776,328

The total assets for the two reportable segments were shared and indistinguishable for reporting purposes.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentrations of credit, economic, political risks and exchange risks

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy. The Company’s operation in the PRC is subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances aboard, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, restricted cash and trade accounts receivable. All of the Company’s cash is maintained with state-owned banks within the PRC and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts. A portion of the Company’s sales are credit sales which are primarily to customers whose abilities to pay are dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables are limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of a fluctuating exchange rates, record higher or lower profit depending on exchange rate of PRC Renminbi (RMB) converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation reserve is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence. Based on management’s estimate, it is more likely than not that all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established in the financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

The implementation of ASC 740 resulted in no material liability for unrecognized tax benefits. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the statements of income and comprehensive income. During the years ended December 31, 2020, 2019 and 2018, the Company did not incur any interest or penalties.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”, which will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. The standard did not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other (Topic 350): simplifying the test for goodwill impairment”, the guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not the difference between the fair value and carrying amount of goodwill which was the step 2 test before. The ASU should be adopted on a prospective basis for the annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Changes to the Disclosure Requirements for Fair Value Measurement.” This standard eliminates the current requirement to disclose the amount or reason for transfers between level 1 and level 2 of the fair value hierarchy and the requirement to disclose the valuation methodology for level 3 fair value measurements. The standard includes additional disclosure requirements for level 3 fair value measurements, including the requirement to disclose the changes in unrealized gains and losses in other comprehensive income during the period and permits the disclosure of other relevant quantitative information for certain unobservable inputs. The new guidance is effective for interim and annual periods beginning after December 15, 2019. The standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Internal-Use Software — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement.” This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement service contract with the guidance to capitalize implementation costs of internal use software. The ASU also requires that the costs for implementation activities during the application development phase be capitalized in a hosting arrangement service contract, and costs during the preliminary and post implementation phase are expensed. The new guidance is effective for interim and annual periods beginning after December 15, 2019. The standard did not have a material impact on our consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, (“ASU 2018-17”). ASU 2018-17 requires reporting entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety for determining whether a decision-making fee is a variable interest. The standard is effective for all entities for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. Entities are required to apply the amendments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. The standard did not have a material impact on our consolidated financial statements

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, (“ASU 2019-04”). ASU 2019-04 clarifies and improves areas of guidance related to the recently issued standards on credit losses (ASU 2016-13), hedging (ASU 2017-12), and recognition and measurement of financial instruments (ASU 2016-01). The amendments generally have the same effective dates as their related standards. If already adopted, the amendments of ASU 2016-01 and ASU 2016-13 are effective for fiscal years beginning after December 15, 2019 and the amendments of ASU 2017-12 are effective as of the beginning of the Company’s next annual reporting period; early adoption is permitted. The standard did not have a material impact on our consolidated financial statements.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, (“ASU 2020-03”). ASU 2020-03 improves various financial instruments topics, including the CECL Standard. ASU 2020-03 includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The amendments related to Issue 1, Issue 2, Issue 4 and Issue 5 were effective upon issuance of ASU 2020-03. The amendments related to Issue 3, Issue 6 and Issue 7 were effective for the Company beginning on January 1, 2020. The Company does not anticipate that the adoption of the new standard will have a material effect on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 will simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. ASU 2019-12 will be effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on the Company’s financial condition, results of operations, cash flows or disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform. The amendments in this standard can be applied anytime between the first quarter of 2020 and the fourth quarter of 2022. The Company is currently in the process of evaluating the impact of adoption of the new rules on the Company’s financial condition, results of operations, cash flows and disclosures.

4.    ACCOUNTS RECEIVABLE, NET

Accounts receivable as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Accounts receivable	$43,935	$98,195
Less: reserve for doubtful accounts	(38,995)	(36,416)
Accounts receivable, net	$4,940	$61,779

During the year ended December 31, 2020, bad debt expense was $30,572, recovery of bad debt was 27,993 due to the disposal of Beijing Dehaier and during 2019 and 2018, bad debt expense was $10,148 and $5,826 respectively.

5.    OTHER RECEIVABLES AND PREPAYMENTS, NET

Other receivables and prepayments as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Rental deposits	$—	$36,846
Prepaid expenses	74,500	29,939
Interest receivable	16,130	—
Advances to employees	83	78
	90,713	66,863
Less: reserves for doubtful accounts	(56,771)	(47,996)
Other receivables and prepayment, net	$33,942	$18,867

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.    OTHER RECEIVABLES AND PREPAYMENTS, NET (cont.)

During the years ended December 31, 2020, bad debt expense was $26,688, recovery of bad debt was 17,913 due to the disposition of Beijing Dehaier. In 2019 and 2018, bad debts on other receivables were $499 and $16,403, respectively.

6.    INVENTORIES

Inventories as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Raw materials	$—	$25,985
Work in progress	—	779
Finished goods	147,533	1,060,615
Total inventories	$147,533	$1,087,379
Less: inventory impairment loss	(58,930)	(2,363)
Inventories, net	88,603	1,085,016

During the years ended December 31, 2020, 2019 and 2018, write-downs of inventories to lower of cost or net realizable value of $58,930, $2,363 and $0, respectively, were charged to costs of revenue in relation to the Company’s operations. Subsequent sale of impaired inventory items is recorded as credits to inventory write-downs previously recorded.

7.    PROPERTY AND EQUIPMENT, NET

Property and equipment as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Plant and machinery	$1,413,088	$1,915,160
Automobiles	—	137,367
Office and computer equipment	17,343	22,689
Total property and equipment	1,430,431	2,075,216
Less: Accumulated depreciation	(1,354,778)	(1,418,376)
Property and equipment, net	$75,653	$656,840

Depreciation from the Company’s operations were $451,884, $778,117 and $467,929 for the years ended December 31, 2020, 2019, and 2018 respectively.

The Company did not record any impairment on its property and equipment for the years ended December 31, 2020, 2019 and 2018.

8.    INTANGIBLE ASSETS, NET

Intangible assets as of December 31, 2020 and 2019 were $nil and $nil, respectively.

Amortization expense from the Company’s continuing operations was $0, $0 and $359,701 for the years ended December 31, 2020, 2019, and 2018, respectively.

The Company recorded impairment on its intangible assets from its continuing operations $0, $0 and $3,281,779 for the years ended December 31, 2020, 2019 and 2018, respectively. During the year ended December 31, 2018, as a result of lower-than-expected revenue performance of the Company, management determined not to further update and maintain its software copyright and patent for the therapy products of sleep respiratory business. The unamortized software copyright and patent and others of $3,281,779 were fully impaired.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    EQUITY SECURITIES

On November 3, 2017 (the “Effective Date”), the Company completed a purchase of an aggregate of 1,304,348 shares of common stock, par value $0.001 per share (the “Shares”) of Guardion Health Sciences, Inc. (“GHSI” or the “Seller”), at a purchase price of $1.15 per Share (or a purchase price of $1.5 million in the aggregate) in a private placement (the “Private Placement”). The Private Placement occurred pursuant to a Stock Purchase Agreement dated November 3, 2017 (the “Purchase Agreement”) by and among GHSI as Seller and (i) LLIT and (ii) Digital Grid (Hong Kong) Technology Co., Limited (“DGHKT”; and together with LLIT, “Purchasers”), as purchasers of, in aggregate, 4,347,827 Shares for aggregate purchase price of $5.0 million. The investments account for less five percent of GHSI’s total shares.

Prior to January 1, 2018, the Company accounted for the equity securities at cost and only adjusted for other-than-temporary declines in fair value and distributions of earnings. As of December 31, 2018, under ASU 2016-01 the Company elected to measure this equity investment using the measurement alternative, which requires that the investment is measured at cost, less any impairment, plus or minus any changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. For the year ended December 31, 2018 the investment was not impaired and there were no observable price changes.

On January 30, 2019, GHSI effectuated a one-for-two (1:2) reverse stock split of its common stock without any change to its par value. On April 9, 2019, GHSI closed its initial public offering of 1,250,000 shares of its common stock at a public offering price of $4.00 per share for total gross proceeds of $5.0 million, before deducting underwriting discounts and commissions and other offering costs and expenses payable by it. GHSI’s shares began trading on the Nasdaq Capital Market on April 5, 2019 under the symbol “GHSI”.

The Company accounted for the equity securities as marketable securities as of December 31, 2020. The share price of GHSI at December 31, 2020 is $0.42 per share, based on which the Company re-valued its equity securities in GHSI and recognized the fair value change gain of $130,435 through unrealized income on marketable securities. The share price of GHSI at December 31, 2019 is $0.22 per share, based on which the Company re-valued its equity securities in GHSI and recognized the fair value change of $1,356,565 through unrealized loss on marketable securities.

10.    DUE TO RELATED PARTIES

	December 31,
	2020	2019
Loans from Hangzhou Lianluo Interactive.	$996,450	$931,450
Loans from DGHKT.	—	33,000
Loans from Ping Chen	787,608	243,881
Total short-term borrowings	1,784,058	1,208,331

The short-term borrowings are all from related parties. See Note 19.

Interest expense on short-term borrowings amounted to $0, $0 and $200,799 for the years ended December 31, 2020, 2019 and 2018, respectively.

11.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Other payables and other current liabilities as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Accrued salaries and social welfare	$382,769	$663,929
Accrued expenses	348,023	572,932
Reimbursed employee’s expense	8,174	27,460
Deposits from customers	117,204	253,014
Others	10,164	13,1383
Total accrued expenses and other current liabilities	$866,334	$1,530,473

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    COMMITMENTS AND CONTINGENCY

Operating Leases

Rent expense for the years ended December 31, 2020, 2019 and 2018 was $57,202, $206,006 and $301,021, respectively. All of Company’s leases were short term (less than 12 months) and the Company elected the practical expedient not to record right of use of assets related to short term leases.

Employment Contracts

Under the PRC labor law, all employees have signed employment contracts with the Company. Management employees have employment contracts with terms up to three years and non-management employees have either a three-year employment contract renewable on an annual basis or non-fixed term employment contract.

Contingency

The Company is periodically the subject of various pending or threatened legal actions and claims arising out of its operations in the normal course of business. In the opinion of management of the Company, adequate provision has been made in the Company’s financial statements at December 31, 2020.

13.    EQUITY

Common Shares

LLIT is authorized to issue 4,736,111 shares of Class A common stock and 1,513,889 shares of Class B common stock, each with a par value of $0.021848. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes and is convertible at any time into one share of Class A common stock. Shares of Class A common stock and Class B common stock are treated equally, identically and ratably with respect to any dividends declared by the Board of Directors unless the Board of Directors declares different dividends to the Class A common stock and Class B common stock by getting approval from a majority of common stock holders.

On April 28, 2016, the Company entered into a definitive securities purchase agreement with Hangzhou Lianluo pursuant to which Hangzhou Lianluo has agreed to purchase 1,388,888 common shares of the Company for an aggregate of $20,000,000. The purchase price is $14.40 per share, which represents a 35% premium to the Company’s closing price of $10.64 on April 27, 2016. In August 2016, the Company closed the securities purchase agreement (the “Securities Purchase Agreement”) with Hangzhou Lianluo and Hangzhou Lianluo completed the purchase of $20 million of the Company’s common shares and warrants to purchase common shares (Note 14). As of December 31, 2016, the Company reported a subscription receivable of $1,492,538 from Hangzhou Lianluo which had been collected on April 13, 2017.

On June 8, 2017, the Company held the Annual General Meeting to approve the amend and restate the Company’s amended and restated Memorandum and Articles of Association (the “New M&AAs”) in order that the Company’s authorized share capital be re-classified and re-designated into 6,250,000 Common Shares of par value of $0.021848 each, of which 4,736,111 would be designated as Class A Common Shares of par value of $0.021848 each and 1,513,889 be designated as Class B Common Shares of par value of $0.021848 each.

In 2018, the Company issued an aggregate of 34,375 common shares to a consultant under the Company’s incentive plan for advice and services provided concerning the Company’s merger and acquisition planning, development and strategy implementation. The 34,375 common shares were issued in two tranches including 17,187 common shares issued on February 21, 2018 and 17,188 common shares issued on March 5, 2018. The fair value of the 34,375 common shares was $835,999, which was calculated based on the grant date stock price of $25.44 on February 21, 2018 and of $23.20 on March 5, 2018. During the year ended December 31, 2018, the Company amortized $835,999 as consulting expenses.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    EQUITY (cont.)

Also in 2018, the Company issued 25,000 common shares to a consulting firm for management consulting and advisory services to be provided for a period of 12 months up to August 15, 2019. The fair value of these shares on the grant date based on the closing price was approximately $288,000. During the year ended December 31, 2019 and 2018, the Company amortized $179,112 and $108,888 as consulting expenses.

On February 14, 2020, the Company consummated a registered direct offering of 323,750 Class A Common Shares and a concurrent private placement of warrants to purchase up to 323,750 Class A Common Shares with certain accredited investors. The purchase price per Class A Common Share in the registered direct offering was $6.80. The warrants sold in the concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $6.80 per share, which was thereafter adjusted to $4.9912, subject to full ratchet anti-dilution protection. On February 25, 2020, we consummated a second registered direct offering of 437,500 Class A Common Shares and a concurrent private placement of warrants to purchase up to 437,500 Class A Common Shares with the same accredited investors. The purchase price per Class A Common Share in the second registered direct offering was $5.60. The warrants sold in the second concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $5.60 per share, subject to anti-dilution protections. On March 2, 2020, we consummated a third registered direct offering of 612,500 Class A Common Shares and a concurrent private placement of warrants to purchase up to 612,500 Class A Common Shares with the same accredited investors. The purchase price per Class A Common Share in this registered direct offering was $5.60 per share. The warrants sold in the third concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $5.60 per share, subject to anti-dilution protections.

On October 21, 2020, the Company completed a share combination of its common shares at a ratio of one-for-eight, which decreased the Company’s outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and the Company’s outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased the Company’s authorized shares to 6,250,000 common shares of par value of US$0.021848 each, of which 4,736,111 are designated as Class A common shares and 1,513,889 are designated as Class B common shares. Accordingly, all share and per share information has been restated to retroactively show the effect of this share combination.

At December 31, 2020 and 2019, the number of shares of Class A common stock issued and outstanding was 2,210,683 and 836,933 respectively. At December 31, 2020 and 2019, the number of shares of Class B common stock issued and outstanding was 1,388,888.

Statutory Surplus Reserves

A PRC company is required to make appropriations to statutory surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve is required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s’ registered capital.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of shares currently held by them, provided that the remaining statutory surplus reserve balance after such issue is not less than 25% of the registered capital.

No amount was allocated to the statutory surplus reserve account as both the subsidiaries in China had incurred accumulated losses as of December 31, 2020 and 2019.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    EQUITY (cont.)

Stock Option Plan

Under the employee stock option plan, the Company’s stock options generally expire ten years from the date of grant. On December 29, 2011, the Company entered into five-year agreements with its employees and directors, pursuant to which, the Company issued an aggregate of 56,250 options at an exercise price of $11.60 per share. The options vest in equal annual installments over the five years of the agreements ending December 28, 2016.

On October 7, 2013, pursuant to the Company’s Share Incentive Plan, the Company granted a non-statutory option to acquire 11,750 of the Company’s common shares at an exercise price of $18.40 per share to Mr. Ping Chen, the CEO of the Company. The options vest in equal annual installments over the five years of the agreement ending October 6, 2018.

On August 20, 2014, pursuant to the Company’s Share Incentive Plan, the Company granted additional option to acquire 16,375 of the Company’s common shares at an exercise price of $42.48 per share to Mr. Ping Chen. The options vest in equal annual installments over the five years of the agreement ending August 19, 2019.

On August 7, 2015, the Company entered into two-year agreements with its employees and directors, pursuant to which the Company issued an aggregate of 43,625 options at an exercise price of $13.12 per share. The options vest in equal annual installments over the two years of the agreements ending August 6, 2017.

On March 21, 2016, the Company entered into two-year agreements with its employees and directors, pursuant to which the Company issued an aggregate of 72,608 options at an exercise price of $15.04 per share. The options vest in equal annual installments over the two years of the agreements ending March 20, 2018.

In 2018, 1,375 options were exercised for cash to purchase 1,375 shares of the Company’s common shares for an aggregate consideration of $17,851, and 5,000 options were exercised on a cashless basis to purchase 1,000 common shares of the Company.

As of December 31, 2020, all outstanding options have been vested.

The Company valued the stock options using the Black-Scholes model with the following assumptions:

Expected Terms (years)	Expected Volatility	Dividend Yield	Risk Free Interest Rate	Grant Date Fair Value Per share
10	126% – 228%	0%	0.73% – 1.65%	$9.76 – $41.20

The following is a summary of the option activity:

Stock options	Shares	Weighted average exercise price	Aggregate intrinsic value(1)
Outstanding as of January 1, 2019	110,233	$18.72
Forfeited	(10,875)	—
Exercised
Outstanding as of December 31, 2019	99,358	$19.20
Forfeited	(33,000)
Exercised	—
Outstanding as of December 31, 2020	66,358	$21.82	$—

____________

(1)      The intrinsic value of the stock options at December 31, 2020 is the amount by which the market value of the Company’s common stock of $4.15 as of December 31, 2020 exceeds the exercise price of the options.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    EQUITY (cont.)

Following is a summary of the status of options outstanding and exercisable at December 31, 2020:

Outstanding options			Exercisable options
Average exercise price	Number	Average remaining contractual life (years)	Average exercise price	Number	Average remaining contractual life (years)
$11.60	11,250	1.00	$11.60	11,250	1.00
$18.40	11,750	2.77	$18.40	11,750	2.77
$42.48	16,375	3.64	$42.48	16,375	3.64
$15.04	26,983	5.22	$15.04	26,983	5.22
	66,358			66,358

For the years ended December 31, 2020, 2019 and 2018, the Company recognized $0, $69,176 and $247,134 respectively, as compensation expense under its stock option plan.

As of December 31, 2020, unrecognized share-based compensation expense related to options was nil.

14.    WARRANTS

On April 28, 2016, the Company signed Share Purchase Agreement (“SPA”) with Hangzhou Lianluo. In this SPA, Hangzhou Lianluo is entitled with 125,000 warrants to acquire from the Company 125,000 common shares at purchase price of $17.60 per share. The warrants will be exercisable at any time. The Company recognized the warrants as a derivative liability because warrants can be settled in cash. Warrants are remeasured at fair value with changes in fair value recorded in earnings in each reporting period.

There was a total of 125,000 warrants issued and outstanding as of December 31, 2020 and 2019.

The fair value of the outstanding warrants was calculated using the Black Scholes Model with the following assumptions:

	December 31,
	2020	2019	2018
Market price per share (USD/share)	$4.15	$3.12	9.04
Exercise price (USD/share)	17.60	17.60	17.60
Risk free rate	0.41%	1.81%	2.60%
Dividend yield	0%	0%	0%
Expected term/Contractual life (years)	5.3	6.3	7.3
Expected volatility	341.88%	279.93%	256.20%

The following is a reconciliation of the beginning and ending balances of warrants liability measured at fair value on a recurring basis using Level 3 inputs:

	December 31,
	2020	2019	2018
Beginning balance	$389,630	$1,129,246	$1,729,111
Warrants issued to Hangzhou Lianluo	—	—	—
Warrants redeemed	—	—	—
Fair value change of the issued warrants included in earnings	129,036	(739,616)	(599,865)
Ending balance	$518,666	$389,630	1,129,246

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    WARRANTS (cont.)

The following is a summary of the warrants activity:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding as of January 1, 2019	125,000	$17.60
Granted	—
Forfeited	—
Exercised	—
Redeemed	—
Outstanding as of December 31, 2019	125,000	$17.60
Granted	—
Forfeited	—
Exercised	—
Redeemed	—
Outstanding as of December 31, 2020	125,000	$17.60

From February to March 2020, the Company consummated three registered direct offerings of 1,373,750 Class A Common Shares and concurrent private placements of warrants to purchase up to 1,373,750 Class A Common Shares with three investors. In late January 2021, 1,255,000 of these warrants were exercised and leaving 118,750 warrants that remain outstanding.

Amount of Underlying Class A Common Shares	118,750
Exercise price	$5.60
Floor Price	$1.44
Expiration Date	September 2, 2025
Issuance Date	March 2, 2020

In accordance with ASC 815-40, the Company accounted for the Warrants as equity instruments.

15.    SELLING EXPENSES

The Company’s selling expenses consist of the followings:

	Year ended December 31,
	2020	2019	2018
Salaries and social welfare	$58,915	$761,774	$1,765,019
Travelling expenses	1,256	34,244	170,931
Service fee	—	12,369	41,437
Advertising & promotion	27,908	19,811	56,259
Entertainment fee	3,377	4,848	42,656
Office expense	—	—	1,960
Others	364	2,224	4,567
Total Selling expenses	$91,820	$835,270	$2,082,829

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    GENERAL AND ADMINISTRATIVE EXPENSES

The Company’s general and administrative expenses consist of the followings:

	Year ended December 31,
	2020	2019	2018
Salaries and social welfare	$787,700	$1,358,629	$1,068,643
Service fee	1,469,810	750,734	1,493,403
Office expense	79,733	268,555	391,850
Research & Development	—	—	301,713
Depreciation &Amortization	83,531	138,811	79,177
Stock compensation	—	69,176	247,134
Entertainment fee	3,348	4,176	22,593
Travel Expense	57,237	1,056	17,902
Others	842	2,671	53,050
Total General and administrative expenses	$2,482,201	$2,593,808	$3,675,465

17.    LOSS PER SHARE

The following is a reconciliation of the basic and diluted loss per share computation for the years ended December 31, 2020, 2019 and 2018:

	Year ended December 31,
	2020	2019	2018
Net loss attributable to the Company’s common shareholders	$(3,241,697)	$(4,450,994)	$(8,910,002)
Weighted average shares outstanding – Basic and diluted	3,389,069	2,225,821	2,202,176
Loss per share – Basic and diluted	$(0.96)	$(2.00)	$(4.05)

The Company has been authorized to issue Class A and Class B common stock. The two classes of common stock are substantially identical in all material respects, except for voting rights. Since the Company did not declare any dividends during the years ended December 31, 2020 and 2019, the net loss per common share attributable to each class is the same under the “two-class” method. As such, the two classes of common stock have been presented on a combined basis in the consolidated statements of operations and comprehensive income and in the above computation of net loss per common share.

For the years ended December 31, 2020, 2019 and 2018, all the outstanding warrants and options were anti-dilutive.

18.    INCOME TAXES

British Virgin Islands

Lianluo Smart is a tax-exempt company incorporated in the British Virgin Islands.

PRC

PRC enterprise income tax is calculated based on the Enterprise Income Tax Law (the “EIT Law”). Under the EIT Law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises.

The tax rate for Lianluo Connection is 25%.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    INCOME TAXES (cont.)

The BVI and PRC components of loss before income taxes consisted of the following:

	Years Ended December 31,
	2020	2019	2018
BVI	$(1,650,230)	$(1,385,394)	$(957,973)
PRC	(1,591,467)	(3,065,600)	(7,952,029)
Loss before income taxes	$(3,241,697)	$(4,450,994)	$(8,910,002)

The income taxes (benefit) provision for the years presented is as follows:

Years Ended December 31,
	2020	2019	2018
Current:
BVI	$—	$—	$—
PRC	—	—	—
	—	—	—
Deferred:
BVI	—	—	—
PRC	—	—	—
Income taxes (benefit) provision	$—	$—	$—

A reconciliation of the provision for income taxes determined at the statutory income tax rate to the Company’s income taxes is as follows:

	Years ended December 31,
	2020	2019	2018
Loss before provision for income tax and non-controlling interests	$(3,241,697)	$(4,450,994)	$(8,910,002)
PRC corporate income tax rate	25%	25%	25%
Income tax benefit computed at PRC statutory corporate income tax rate	(810,424)	(1,112,749)	(2,227,500)
Reconciling items:
Allowances and reserves	26,352	20,414	4,940
Impairment on intangible assets	—	—	818,935
BVI tax rate and PRC tax law differential	412,557	346,349	239,493
Others	5,301	40,828	300
Valuation allowance on deferred tax assets	366,214	705,158	1,163,832
Income tax benefit	$—	$—	$—

Deferred taxes assets

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2020 and 2019 are presented below:

	2020	2019
Deferred tax assets
Allowances and reserves	$181,706	$155,354
Impairment on intangible assets	—	818,935
Net operating loss carried forward	2,418,846	3,789,703
Valuation reserve	(2,600,552)	(4,763,992)
Deferred tax assets, non-current	$—	$—

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    INCOME TAXES (cont.)

As of December 31, 2020, the Company’s PRC subsidiaries had net operating loss carry forwards of $9,675,383, which will expire in various years through year 2025. Management believes it is more likely than not that the Company will not realize these potential tax benefits as these operations will not generate any operating profits in the foreseeable future. As a result, a valuation reserve was provided against the full amount of the potential tax benefits.

Uncertain tax position

The accounting for uncertain tax positions prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is required to recognize in the financial statements the impact of a tax position, if that position is more-likely than-not of being sustained on audit, based on the technical merits of the position. The Company recorded a net charge for unrecognized tax benefits in 2020 and 2019 of $0 and $0, respectively. The Company includes interest and penalties related to unrecognized tax benefits, if any, within the benefit from (provision for) income taxes.

The Company only files income tax returns in PRC. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or its withholding agent. The statute of limitations extends to five years under special circumstances, which are not clearly defined. In the case of a related party transaction, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

19.    RELATED PARTY TRANSACTIONS AND BALANCE

In addition to the transactions and balances disclosed elsewhere in these financial statements, the Company had the following material related party transactions:

(1)    During the years ended December 31, 2020, 2019 and 2018, the Company purchased from Hangzhou Lianluo, its controlling shareholder, and subsidiary of Hangzhou Lianluo for services in amounts of $44,614, $42,000 and $204, respectively. As of December 31, 2020, the Company reported $3,019 in service charge payable to Hangzhou Lianluo’s subsidiary. On January 19, 2021, this balance was fully paid.

(2)    During the years ended December 31, 2020, 2019 and 2018, the Company sold equipment of $nil, $9,588 and $nil, respectively, to a related party company in which its previous CEO, Mr. Ping Chen holds 51% ownership. As of December 31, 2020, the Company reported an outstanding receivable of $11,455 due from the related party company.

(3)    On July 1, 2018, the Company leased office premises from Hangzhou Lianluo for a period of 1 year, with an annual rental of $84,447 (RMB580,788). Rental payments charged as expenses in 2020, 2019 and 2018 were $0, $35,892 and $39,942, respectively. As of December 31, 2020, the Company reported an outstanding rental payable of $81,126 to Hangzhou Lianluo.

(4)    Short-term borrowing from related party companies:

i) Borrowings from Hangzhou Lianluo

During the fiscal year 2019, the Company borrowed an aggregate of $942,500 from Hangzhou Lianluo and repaid $0. As of December 31, 2020, the loan balances were $996,450. These loans were extended, interest-free as of December 31, 2020 and without specific repayment date, which is based upon both parties’ agreement.

During 2018, the Company borrowed from Hangzhou Lianluo $3,682,592 carrying an annual interest rate of 5%-8%, which was fully settled through a debt offset agreement among the Company, Hangzhou Lianluo and DGHKT as described below “iv) Borrowings to DGHKT.” As of December 31, 2018, the loan balance was zero.

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.    RELATED PARTY TRANSACTIONS AND BALANCE (cont.)

ii) Borrowings from DGHKT

During 2019, the Company borrowed $33,000 interest free from DGHKT, and repaid $0. On July 14, 2020, the Company repaid the principal of $33,000 to DGHKT. As of December 31, 2020, the loan balance was zero.

iii) Borrowings from Mr. Ping Chen:

Starting from 2019, the Company borrowed from Mr. Ping Chen, its former CEO, free of interest to fund its operation. During 2020, 2019 and 2018, the borrowings were $498,191, $387,182 and nil, and Mr. Ping Chen forgave a debt of $143,301 of the borrowings in 2019. The balances were $787,608, $243,881 and nil as of December 31, 2020, 2019 and 2018, respectively.

iv) Loans to DGHKT

On March 15, 2018, the Company entered into a loan agreement with DGHKT (an affiliate of Hangzhou Lianluo), pursuant to which the Company loaned $6 million to DGHK for a term of 12 months. The Company also borrowed RMB34.3 million (approximately $5.2 million) from Hangzhou Lianluo, its principal shareholder.

Pursuant to an agreement dated December 27, 2018, the Company, DGHKT, Hangzhou Lianluo agreed that the outstanding amount owed by DGHKT to the Company of RMB35.6 million be repaid by Hangzhou Lianluo on behalf of DGHKT, to the Company. This repayment is agreed to be settled in the form of offset against the amount owed by the Company to Hangzhou Lianluo of RMB35.6 million (approximately $5.2 million). As a result, the Company no longer owed or was owed by Hangzhou Lianluo or DGHKT any amount as of December 31, 2018.

20.    CONCENTRATIONS

Major Customers

For the year ended December 31, 2020, two customers accounted for approximately 84% and 7%, respectively, of the Company’s revenues. For the year ended December 31, 2019, two customers accounted for approximately 21% and 15%, respectively, of the Company’s revenues. For the year ended December 31, 2018, two customers accounted for approximately 16% and 13%, respectively, of the Company’s revenues.

Major Suppliers

For the year ended December 31, 2020 and 2019, one supplier accounted for 100% of the Company’s purchases. For the year ended December 31, 2018, two suppliers accounted for approximately 31% and 17%, respectively, of the Company’s purchases.

Disaggregation of Revenue from Contracts with Customers

The following represents the revenues by products, all derived from China:

	For the years ended December 31,
	2020	2019	2018
Sale of medical equipment
Abdominal CPR Compression	$301,549	$58,750	$221,414
Mobile Medicine (sleep apnea diagnostic products)	21,776	153,644	120,930
OSAS service (analysis and detection)	35,211	171,064	217,042
Total Revenues	$358,536	$383,458	$559,386

LIANLUO SMART LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.    CONTINGENCIES

On October 23, 2020, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Lightning Delaware Sub, Inc., its wholly owned subsidiary (“Merger Sub”), and Newegg Inc., a Delaware corporation (“Newegg”), whereby Merger Sub will merge with and into Newegg, with Newegg continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). Under the Merger Agreement, at the effective time of the Merger, each share of the capital stock of Newegg issued and outstanding immediately prior to the effective time of Merger (other than treasury shares and any shares of Newegg capital stock held directly by us or Merger Sub) will be converted into the right to receive 5.8417 common shares of the Company and, if applicable, cash in lieu of fractional shares. The closing of the Merger is subject to customary conditions, including regulatory approval and approval by our shareholders. If the Merger are not consummated for these or any other reasons, the Company may be required under certain circumstances to pay Newegg a termination fee of $450,000;

On October 26, 2020, the Company filed the Form F-4 with the SEC to seek its shareholders’ approval of the Restructure as well as other related proposals including the elimination of its dual class share structure, an increase of the authorized shares, share combination, name change, and amendment of our memorandum and articles of association. Once the Form F-4 has been declared effective by the SEC, the Company intends to set a date for a special meeting for our shareholders to approve the proposals associated with the Merger.

On October 23, 2020, the Company also entered into an equity transfer agreement (the “Disposition Agreement”) with Beijing Fenjin Times Technology Development Co., Ltd. (“Beijing Fenjin”) and its wholly owned subsidiary, Lianluo Connection, pursuant to which Beijing Fenjin will acquire 100% of the equity interests in Lianluo Connection for RMB0 immediately following completion of the Merger. In exchange for all of the equity interests in Lianluo Connection, Beijing Fenjin agreed to contribute RMB87.784 million to Lianluo Connection’s registered capital by September 23, 2023 in accordance with the articles of association of Lianluo Connection. In addition, as an inducement for Beijing Fenjin entering into the Disposition Agreement, the Company agreed to convert the indebtedness in the aggregate amount of $11,255,188.47 that Lianluo Connection owes to the Company into additional paid-in capital of Lianluo Connection immediately prior to the closing of the disposition.

22.    SUBSEQUENT EVENTS

Exercise of warrants

As a result of the private placements that closed on February 14, 2020, February 25, 2020, and March 2, 2020, the Company issued to several investors warrants to purchase 1,373,750 of the Company’s Class A common shares. In late January 2021, 1,255,000 of these warrants were exercised resulting in aggregate cash proceeds to the Company of $6.8 million and leaving 118,750 warrants that remain outstanding.

NEWEGG INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
Newegg Inc.
City of Industry, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Newegg Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), temporary equity and equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We have also audited the retrospective adjustments to the 2018 consolidated financial statements to reclassify the Series A and AA convertible preferred stock to temporary equity as described in Note 2(y) to the consolidated financial statements. In our opinion, such retrospective adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2018 consolidated financial statements of the Company other than with respect to the retrospective adjustments, and accordingly, we do not express an opinion or any other form of assurance on the 2018 consolidated financial statements taken as a whole.

Change in Accounting Method Related to Leases

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases during the year ended December 31, 2019, due to the adoption of Accounting Standards Codification 842, “Leases.”

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Vendor Incentive Receivables

As described in Note 2 to the consolidated financial statements, the Company’s vendor incentive receivables totaled $40.3 million. The Company participates in various vendor incentive programs including purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements.

We identified management’s measurement of vendor incentive receivables as a critical audit matter because the Company has significant number of vendor agreements with various terms and conditions. Auditing these receivables was complex and subjective due to the extent of effort required to evaluate whether the vendor incentive receivables were recorded in accordance with the terms and conditions of vendor agreements.

The primary procedures we performed to address this critical audit matter included:

•        Evaluating management’s accounting policies and practices including the reasonableness of management’s judgments and assumptions relating to the Company’s accounting for vendor incentive receivables.

•        Testing a sample of vendor agreements and underlying relevant supporting documents to evaluate the appropriateness of management’s recording vendor incentive receivables including assessment of various terms and conditions in these agreements.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2019.

Los Angeles, California
March 31, 2021

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Newegg Inc.:

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustment to retrospectively apply the change in the classification of the Series A convertible Preferred Stock and Series AA convertible Preferred Stock to temporary equity as described in Note 2(y), the consolidated statements of operations, comprehensive loss, temporary equity and equity (deficit), and cash flows of Newegg Inc. and subsidiaries (the Company) for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). The 2018 consolidated financial statements before the effects of the adjustment described in Note 2(y) are not presented herein. In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in the classification of the Series A convertible Preferred Stock and Series AA convertible Preferred Stock to temporary equity as described in Note 2(y), present fairly, in all material respects, the results of operations of the Company and its cash flows for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in the classification of the Series A convertible Preferred Stock and Series AA convertible Preferred Stock to temporary equity as described in Note 2(y) and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company’s auditor from 2014 to 2019.

Irvine, California

April 18, 2019

NEWEGG INC.
Consolidated Balance Sheets
December 31, 2020 and 2019
(In thousands, except par value)

Assets	2020	2019
Current assets:
Cash and cash equivalents	$156,635	$79,750
Restricted cash	1,111	797
Accounts receivable, net	66,465	54,185
Inventories	182,056	109,509
Income taxes receivable	2,510	2,521
Prepaid expenses and other current assets	19,834	14,206
Due from related parties	—	6,625
Total current assets	428,611	267,593

Property and equipment, net	46,466	47,130
Noncurrent deferred tax assets	669	1,041
Equity investment	9,655	6,457
Investment at cost	15,000	15,000
Right of use assets	46,557	38,099
Other noncurrent assets	10,510	6,448
Total assets	$557,468	$381,768

Liabilities, Temporary Equity and Equity
Current liabilities:
Accounts payable	$241,502	$165,653
Accrued liabilities	83,939	49,396
Deferred revenue	47,398	25,846
Line of credit	5,276	6,379
Current portion of long-term debt	281	258
Lease liabilities – current	9,695	8,585
Total current liabilities	388,091	256,117
Long-term debt, less current portion	2,088	2,223
Income taxes payable	696	675
Lease liabilities – noncurrent	39,043	30,643
Other liabilities	53	66
Total liabilities	429,971	289,724

Commitments and contingencies (note 16)

Temporary Equity:
Series AA convertible Preferred Stock, $.001 par value; 25,890 shares authorized as of both December 31, 2020 and 2019; 24,870 shares issued and outstanding as of both December 31, 2020 and 2019	187,146	187,146
Series A convertible Preferred Stock, $.001 par value; 59,000 shares authorized; 36,476 shares issued and outstanding as of both December 31, 2020 and 2019	655	655
Total Temporary Equity	187,801	187,801

Equity (deficit):
Class A Common Stock, $.001 par value; 142,000 shares authorized; 849 shares issued and outstanding as of both December 31, 2020 and 2019	1	1
Class B Common Stock, $.001 par value; 59,000 shares authorized; none issued or outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	2,366	744
Notes receivable	(15,186)	(15,029)
Accumulated other comprehensive income (loss)	3,057	(505)
Accumulated deficit	(50,542)	(80,968)
Total equity (deficit)	(60,304)	(95,757)
Total liabilities, temporary equity and equity (deficit)	$557,468	$381,768

See accompanying notes to consolidated financial statements.

NEWEGG INC.
Consolidated Statements of Operations
Years ended December 31, 2020, 2019 and 2018
(In thousands, except per share data)

	2020	2019	2018
Net sales	$2,114,872	$1,533,928	$2,022,437
Cost of sales	1,841,243	1,369,054	1,816,834
Gross profit	273,629	164,874	205,603
Other operating income (loss)	—	28,314	(1,555)
Selling, general, and administrative expenses	250,239	229,192	247,174
Income (loss) from operations	23,390	(36,004)	(43,126)
Interest income	1,124	586	1,484
Interest expense	(664)	(2,945)	(1,595)
Other income, net	5,320	4,184	1,599
Gain from sale of and equity income from equity method investments	3,197	21,777	9,617

Income (loss) before provision for income taxes	32,367	(12,402)	(32,021)
Provision for income taxes	1,941	4,589	1,582
Net income (loss)	$30,426	$(16,991)	$(33,603)

Less: Undistributed net income allocable to Series A and Series AA convertible Preferred Stocks	(30,012)	—	—
Less: Dividend or deemed dividend paid to Series A convertible Preferred Stock	—	—	(19,960)

Net income (loss) attributable to common stock	$414	$(16,991)	$(53,563)
Basic earning (loss) per share	$0.49	$(20.01)	$(80.68)
Diluted earning (loss) per share	$0.09	$(20.01)	$(80.68)

Weighted average shares used in computation of earning (loss) per share:
Basic	849	849	664
Diluted	4,562	849	664

See accompanying notes to consolidated financial statements.

NEWEGG INC.
Consolidated Statements of Comprehensive Income (Loss)
Years ended December 31, 2020, 2019 and 2018
(In thousands)

	2020	2019	2018
Net income (loss)	$30,426	$(16,991)	$(33,603)
Foreign currency translation adjustments	3,562	(1,133)	(2,974)
Comprehensive income (loss)	$33,988	$(18,124)	$(36,577)

See accompanying notes to consolidated financial statements.

NEWEGG INC.
Consolidated Statements of Temporary Equity and Equity (Deficit)
Years ended December 31, 2020, 2019 and 2018
(In thousands)

	Series AA convertible preferred stock		Series A convertible preferred stock		Total temporary equity	Class A common stock		Additional paid-In capital	Notes receivable	Accumulated other comprehensive income	(Accumulated deficit)/ Retained earnings	Total equity
	Shares	Amount	Shares	Amount		Shares	Par value
Balance at December 31, 2017	24,870	$187,146	42,898	$770	$187,916	709	$1	$15,242	$—	$3,602	$(4,873)	$(13,972)
Net loss	—	—	—	—	—	—	—	—	—	—	(33,603)	(33,603)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(2,974)	—	(2,974)
Issuance of Common Stock	—	—	—	—	—	234	—	380	—	—	—	380
Stock-based compensation	—	—	—	—	—	—	—	3,895	—	—	—	3,895
Deemed dividend	—	—	—	—	—	—	—	(19,517)	—	—	(443)	(19,960)
Share repurchases	—	—	(6,422)	(115)	(115)	(94)	—	—	—	—	(25,058)	(25,058)
Balance at December 31, 2018	24,870	$187,146	36,476	$655	$187,801	849	$1	$—	$—	$628	$(63,977)	$(63,348)
Net income	—	—	—	—	—	—	—	—	—	—	(16,991)	(16,991)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(1,133)	—	(1,133)
Notes receivable	—	—	—	—	—	—	—	—	(15,000)	—	—	(15,000)
Interest on notes receivable	—	—	—	—	—	—	—	—	(29)	—	—	(29)
Stock-based compensation	—	—	—	—	—	—	—	744	—	—	—	744
Balance at December 31, 2019	24,870	$187,146	36,476	$655	$187,801	849	$1	$744	$(15,029)	$(505)	$(80,968)	$(95,757)
Net income	—	—	—	—	—	—	—	—	—	—	30,426	30,426
Other comprehensive income	—	—	—	—	—	—	—	—	—	3,562	—	3,562
Interest on notes receivable	—	—	—	—	—	—	—	—	(157)	—	—	(157)
Stock-based compensation	—	—	—	—	—	—	—	1,622	—	—	—	1,622
Balance at December 31, 2020	24,870	$187,146	36,476	$655	$187,801	849	$1	$2,366	$(15,186)	$3,057	$(50,542)	$(60,304)

See accompanying notes to consolidated financial statements.

NEWEGG INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2020, 2019 and 2018

(In thousands)

	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$30,426	$(16,991)	$(33,603)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,091	10,708	10,230
Bad debt expense	7,288	882	566
Provision for obsolete and excess inventory	4,218	4,278	3,721
Stock-based compensation	1,622	744	3,895
Gain from sale of and equity income from equity method investments	(3,197)	(21,777)	(9,617)
Deferred income taxes	372	(1,007)	1,173
Loss (Gain) on disposal of property and equipment	246	(29,726)	(30)
Changes in operating assets and liabilities:
Accounts receivable	(12,976)	33,104	(3,481)
Inventories	(76,240)	110,140	(6,252)
Prepaid expenses and other assets	(9,616)	4,525	2,158
Accounts payable	76,337	(100,733)	(18,523)
Accrued liabilities and other liabilities	35,126	8,038	(5,946)
Deferred revenue	21,817	(11,226)	(5,223)
Dues from affiliate	(2)	(1,036)	(1,955)
Net cash provided by (used in) operating activities	84,512	(10,077)	(62,887)
Cash flows from investing activities:
Loans to affiliate	—	(15,000)	(20,000)
Loan repayments from affiliate	—	—	70,000
Insurance settlement proceeds	788	900	—
Acquisition of equity investments	—	(7,000)	(58,000)
Payments to acquire property and equipment	(6,156)	(10,283)	(8,046)
Proceeds on disposal of property and equipment	132	38,550	—
Sale of equity method investment	—	77,515	—
Net cash provided by (used in) investing activities	(5,236)	84,682	(16,046)
Cash flows from financing activities:
Borrowings under line of credit	20,000	98,001	123,289
Repayments under line of credit	(21,467)	(134,440)	(88,709)
Borrowings of long-term debt	—	—	13,000
Repayments of long-term debt	(265)	(13,254)	(251)
Loan from affiliate	—	15,000	—
Repayment of loan from affiliate	—	(15,000)	—
Debt issuance costs	—	—	(620)
Proceeds from exercise of stock options	—	—	380
Payment for shares buyback	—	—	(45,134)
Net cash provided by (used in) financing activities	(1,732)	(49,693)	1,955
Foreign currency effect on cash, cash equivalents and restricted cash	(345)	(1,044)	(770)
Net increase (decrease) in cash, cash equivalents and restricted cash	77,199	23,868	(77,748)
Cash, cash equivalents and restricted cash:
Beginning of period	80,547	56,679	134,427
End of period	$157,746	$80,547	$56,679
Supplemental disclosures of cash flow information:
Cash paid for interest	$270	$2,634	$1,295
Cash paid for income taxes	$261	$4,700	$1,034
Supplemental Schedule of Noncash Investing Activities
Property and equipment acquisitions included in accounts payable	$—	$—	$19
Acquisition of investment included in accrued liabilities	$—	$2,579	$7,000

See accompanying notes to consolidated financial statements.

NEWEGG INC.
Notes to Consolidated Financial Statements

(1)     Organization and Description of Business

Newegg Inc. (“Newegg” or the “Company”) is an electronics-focused e-retailer that offers customers a comprehensive selection of the latest consumer electronics products, detailed product descriptions and images, “how-to” information, and customer reviews via its websites. The Company’s strategic focus is based on three key areas: (1) providing a differentiated and superior online shopping experience, (2) offering reliable and timely product fulfillment, and (3) delivering superior customer service.

The Company was incorporated as Newegg Computers in the state of California on February 4, 2000. In June 2005, Newegg Inc. was incorporated in the state of Delaware. On September 29, 2005, Newegg Computers was merged into Newegg Inc. under Delaware law with Newegg Inc. being the surviving company.

In August 2016, the Company entered into a share purchase agreement (the “Purchase Agreement”) with Hangzhou Liaison Interactive Information Technology Co., Ltd, (“Liaison”), a publicly traded company in China. The transaction was completed on March 30, 2017. Pursuant to the Purchase Agreement, Liaison purchased 490,706 shares of Class A Common Stock and 12,782,546 shares of Series A convertible Preferred Stock from existing shareholders for a total consideration of $91.9 million. Additionally, the Company issued, and Liaison purchased, 24,870,027 shares of Series AA Convertible Preferred Stock for a total consideration of $172.2 million. Upon the close of this transaction, Liaison, through Digital Grid (Hong Kong) Technology Co., Limited (“Digital Grid”), a fully-owned subsidiary of Liaison, became the majority owner of the Company. See Note 12 – Redeemable Convertible Preferred Stock and Convertible Preferred Stock for further discussion about the Company’s accounting treatment for this transaction.

The following table details our subsidiaries as of December 31, 2020.

Subsidiary	Jurisdiction
CAOPC, Inc.	United States
Chief Value Limited	Hong Kong
ChiefValue.com, Inc.	United States
INOPC Inc.	United States
Magnell Associate, Inc.	United States
Newegg Australia Pty Ltd	Australia
Newegg Business Inc.	United States
Newegg Canada Inc.	Canada
Newegg Capital Inc.	Taiwan
Newegg Capital International	Cayman Islands
Newegg China Inc.	Cayman Islands
Newegg Commerce (SH) Co., Ltd	China
Newegg Enterprises LLC	United States
Newegg Europe, Inc.	Cayman Islands
Newegg Greater China (Hong Kong) Company Limited	Hong Kong
Newegg International Inc.	Cayman Islands
Newegg Logistics Services Inc.	United States
Newegg North America Inc.	United States
Newegg Staffing Inc.	United States
Newegg Taiwan Inc.	Taiwan
Newegg Tech (Chengdu) Co., Ltd.	China
Newegg Tech (China) Co., Ltd.	China
Newegg Tech (Shanghai) Co., Ltd.	China
Newegg Tech (Xian) Co., Ltd.	China
Newegg Tech Corporation	Cayman Islands
Newegg Tech Inc.	Cayman Islands

NEWEGG INC.
Notes to Consolidated Financial Statements

(1)     Organization and Description of Business (cont.)

Subsidiary	Jurisdiction
Newegg Tech Research and Development Limited	Hong Kong
Newegg Tech Support Limited	Hong Kong
Newegg Tech, Inc.	United States
Newegg Texas, Inc.	United States
Newegg Trading Limited	Hong Kong
Newegg UK, Ltd.	United Kingdom
Newegg.com Americas Inc.	United States
NJOPC, Inc.	United States
Nutrend Automotive Inc.	United States
OZZO Inc.	United States
OZZO International	Cayman Islands
OZZO International Limited	Hong Kong
Pure Facility Solutions, Inc.	United States
Rosewill Inc.	United States
Rosewill Limited	Hong Kong
TNOPC, Inc.	United States

(2)     Summary of Significant Accounting Policies

(a)     Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of all consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b)     Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, revenue recognition, incentives earned from vendors, allowance for credit losses, investment valuation, and stock-based compensation. Actual results could differ from such estimates.

As of December 31, 2020, the effects of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition continue to evolve. As a result, many of our estimates and assumptions require increased judgment and carry a higher degree of variability and volatility. As additional information becomes available, our estimates may change materially in future periods.

(c)     Change in Accounting Principles

Leases

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842), as amended (“ASU 2016-02”), which requires lessees to recognize a right-of-use (“ROU”) asset and lease liabilities on the balance sheet for most lease arrangements and expands disclosures about leasing agreements, among other items. The Company adopted ASU 2016-02 using the modified retrospective transition approach through a cumulative-effect adjustment, which after completing the implementation analysis, resulted in no adjustment to the Company’s January 1, 2019 beginning retained earnings balance. On January 1, 2019, the Company recognized $26.4 million of ROU operating lease assets and $28.7 million of operating lease liabilities, including noncurrent operating lease liabilities of $21.0 million, as a result of the adoption. The difference between the ROU operating lease assets and the operating

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

lease liabilities was primarily due to previously accrued rent expense relating to periods prior to January 1, 2019, and the remaining prepaid rent balance as of December 31, 2018. The adoption of ASU 2016-02 did not have an impact on the Company’s consolidated results of operations or cash flows.

As part of the adoption, the Company elected the package of practical expedients, which among other things, permits the Company to not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, and the initial direct costs for any existing leases. The Company also elected the practical expedient to not assess whether existing land easements that were not previously accounted for as a lease are or contain a lease under the new guidance. The Company did not elect the hindsight practice expedient to use hindsight when determining lease term and assessing impairment of ROU lease assets. See Note 9 – Lease Obligations.

Financial Instruments

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13 (as amended through March 2020), Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 introduced a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables, contract assets and held-to-maturity debt securities, which requires the Company to incorporate considerations of historical information, current information and reasonable and supportable forecasts. ASU 2016-13 also expands disclosure requirements.

The Company adopted the standard on January 1, 2020 using the modified retrospective approach. Adoption of ASU 2016-13 resulted in changes to the Company’s accounting policies for trade and other receivables and contract assets. Upon adoption of ASU 2016-13 the Company evaluates trade receivables and contract assets on a collective (i.e., pool) basis if they share similar risk characteristics.

Based on the results of the Company’s evaluation, the adoption of ASU 2016-13 did not have a material impact on the reserve for credit losses as of January 1, 2020. Adoption of the standard had no impact on total cash provided from or used in operating, financing, or investing activities in the Company’s condensed consolidated statements of cash flows.

Accounts receivable include trade accounts receivables from the Company’s customers, net of an allowance for credit risk. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company’s contract assets relate to services performed which were not billed, net of an allowance for credit risk. Allowance for credit risk for accounts receivables and contract assets is established based on various factors including credit profiles of the Company’s customers, historical payments and current economic trends. The Company reviews its allowance for accounts receivables and contract assets by assessing individual accounts receivable or unbilled contract assets over a specific aging and amount. All other balances are pooled based on historical collection experience. The estimate of expected credit losses is based on information about past events, current economic conditions, and forecasts of future economic conditions that affect collectability. Accounts receivable and contract assets are written-off on a case by case basis, net of any amounts that may be collected.

(d)     Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

(e)     Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts. Cash equivalents are all highly liquid investments with original maturities of three months or less. The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk of

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

cash and cash equivalents. Amounts receivable from credit card processors are also considered cash equivalents as they are both short term and highly liquid in nature, and are typically converted to cash within three business days. Amounts due to the Company from credit card processors that are classified as cash and cash equivalents totaled $17.5 million and $9.2 million at December 31, 2020 and 2019, respectively.

(f)     Restricted Cash

Restricted cash includes amounts deposited in commercial bank time deposits and money market accounts to collateralize the Company’s deposit obligations. The Company considers restricted cash related to obligations classified as current liabilities to be current assets and restricted cash related to obligations classified as long-term liabilities as noncurrent assets. At December 31, 2020 and 2019, the Company had $1.1 million and $0.8 million, respectively, in restricted cash, primarily related to collateralization required pursuant to a lease agreement, the restricted cash account required under the Company’s health insurance plan, and the restricted cash for the cash receipts collected on behalf of the ISO Marketplace sellers. The restricted cash balance is classified as a current asset in the consolidated balance sheets.

The following is a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows (in thousands):

	December 31,
	2020	2019
Cash and cash equivalents	$156,635	$79,750
Restricted cash	1,111	797
Total cash and cash equivalents, and restricted cash	$157,746	$80,547

(g)     Accounts Receivable

Accounts receivable consist primarily of vendor receivables, which do not bear interest, and represent amounts due for marketing development funds, cooperative advertising, price protection and other incentive programs offered to the Company by certain vendors. Accounts receivable also include receivables from business customers on 30- to 60-day credit terms. On January 1, 2020, the Company adopted ASU 2016-13 (as amended through March 2020), Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. See Change in Accounting Principle above. The Company estimates the provision for credit losses based on historical experience, current conditions, and reasonable and supportable forecasts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Amounts receivable from business customers were $24.2 million and $14.6 million, net of allowances of $0.1 million and $0.1 million, at December 31, 2020 and 2019, respectively. See further discussion of amounts receivable related to vendor incentive programs under Incentives Earned from Vendors below.

(h)     Inventories

Inventories, consisting of products available for sale, are accounted for using the first-in, first-out (FIFO) method and are valued at the lower of cost and net realizable value. In-bound freight-related costs are included as part of the cost of merchandise held for resale. In addition, certain vendor payments are deducted from the cost of merchandise held for resale. The Company records an inventory provision for refurbished, slow-moving, or obsolete inventories based on historical experience and assumptions of future demand for product. These allowances are released when the related inventory is sold or disposed of. Amounts of inventory allowances were $6.2 million and $3.7 million, as of December 31, 2020 and 2019, respectively.

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

(i)     Property and Equipment

Property and equipment are stated at cost, less accumulated amortization and depreciation computed using the straight-line method over the estimated useful life of each asset. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the assets. Expenditures for repair and maintenance costs are expensed as incurred, and expenditures for major renewals and improvements are capitalized. Costs incurred during the application development stage of internal-use software and website development are capitalized and included in property and equipment. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the accounts, and any gain or loss is reflected in the Company’s consolidated statements of operations. The useful lives for depreciable assets are as follows:

Buildings	20 – 39 years
Machinery and equipment	3 – 7 years
Computer and software	3 – 5 years
Leasehold improvements	Lesser of lease term or 10 years
Capitalized software	3 – 5 years
Furniture and fixtures	5 – 7 years

(j)     Leases

The Company defines lease agreements at their inception as either operating or finance leases depending on certain defined criteria. Certain lease agreements may entitle the Company to receive rent holidays, other incentives, or periodic payment increases over the lease term. Accordingly, rent expense under operating leases is recognized on the straight-line basis over the original lease term, inclusive of predetermined minimum rent escalations or modifications and rent holidays.

(k)     Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment test consists of two steps. The first step compares the carrying amount of the asset to the sum of expected undiscounted future cash flows. If the sum of expected undiscounted future cash flows exceeds the carrying amount of the asset, no impairment is taken. If the sum of expected undiscounted future cash flows is less than the carrying amount of the asset, a second step is warranted and an impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value calculated using the present value of estimated net future cash flows. There have been no impairment losses recognized by the Company for the year ended December 31, 2020 and 2019.

(l)     Investments

Investments are accounted for using the equity method if the investment provides the Company has the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors are considered in determining whether the equity method is appropriate. Also, investments in limited partnerships of more than 3% to 5% are generally viewed as more than minor and are accounted for using the equity method.

The investments for which the Company is not able to exercise significant influence over the investee and which do not have readily determinable fair values were accounted for under the cost method prior to the adoption of ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Subsequent to the adoption of this standard as of January 1, 2018, the Company has elected the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

(m)     Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, a three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exist, therefore, requiring the Company to develop its own assumptions to determine the best estimate of fair value.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued and other liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term debt and line of credit at December 31, 2020 and 2019 approximates fair value because the interest rate approximates the current market interest rate. The fair value of these financial instruments was determined using level 2 input.

(n)     Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and adjustments to stockholders’ equity for foreign currency translation adjustments. Accumulated other comprehensive income (loss) consists entirely of foreign currency translation adjustments. The tax impact is not material to the consolidated financial statements.

(o)     Revenue Recognition

The Company adopted Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) as of January 1, 2018. Revenue recognition is evaluated through the following five step process:

1. Identification of the contract with a customer;

2. Identification of the performance obligations in the contract;

3. Determination of the transaction price;

4. Allocation of the transaction price to the performance obligations in the contract; and

5. Recognition of revenue when or as a performance obligation is satisfied.

Revenue is recognized when control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring that product or service. Revenue is recognized net of sales taxes and discounts. The Company primarily generates revenue through product sales on its platforms and through fees earned for facilitating marketplace transactions and extended warranty sales on its platforms.

The Company recognizes revenue on product sales at a point in time to customers when control of the product passes to the customer upon delivery to the customer or when service is provided. The Company fulfills orders with its owned inventory or with inventory sourced through its suppliers. The vast majority of the Company’s product sales are fulfilled from its owned inventory. The amount recognized in revenue represents the expected consideration to be received in exchange for such goods or services. For orders fulfilled with inventory sourced through the Company’s suppliers, and where the products are shipped directly by the Company’s supplier to the Company’s customer, the Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether revenue should be recognized on a gross or net basis. The Company determined that it is the principal in these transactions as it controls the specific good before it is transferred to the customer. The Company is the entity responsible for fulfilling the promise to provide the specified good to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk before the specified good has been transferred to the customer or after transfer of control to the customer, has discretion in establishing the price, and selects the suppliers of products

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

sold. The Company accounts for product sales under these arrangements on a gross basis upon receipt of the product by the customer. Product sales exceeded 93% of consolidated net sales in each of the years ended December 31, 2020, 2019 and 2018.

The Company generally requires payment by credit card upon placement of an order, and to a limited extent, grants credit to business customers on 30- to 60-day terms. Shipping and handling is considered a fulfillment activity, as it takes place before the customer obtains controls of the good. Amounts billed to customers for shipping and handling are included in net sales upon completion of the performance obligation.

The Company’s product sales contracts include terms that could cause variability in the transaction price such as sales returns and credit card chargebacks. As such, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. Sales are reported net of estimated returns and allowances and credit card chargebacks, based on historical experience.

The Company also earns fees for facilitating marketplace transactions and extended warranty sales on its platforms. For marketplace transactions, the Company’s websites host third-party sellers and the Company also provides the payment processing function. The Company recognizes revenue upon sale of products made available through its marketplace store. The Company is not the principal in this arrangement and does not control the specific goods sold to the customer. The Company reports the net amount earned as commissions, which are determined using a fixed percentage of the sales price or fixed reimbursement amount. The Company also offers extended warranty programs for various products on behalf of an unrelated third party. The Company reports the net amount earned as revenue at the time of sale, as it is not the principal in this arrangement and does not control the specific goods sold to the customer.

The Company offers its customers the opportunity to purchase goods and services on its website using deferred financing promotional programs provided by a third-party financing company. These programs include an option to make no payments for a period of six, twelve, eighteen or twenty-four months. The third-party financing company makes all decisions to extend credit to the customer under a separate agreement with the customer, owns all such receivables from the customer, assumes all risk of collection, and has no recourse to the Company in the event the customer does not pay. The third-party financing company pays the Company for the purchase price on behalf of the customer, less certain transaction fees. Accordingly, sales generated through these programs are not reflected in the Company’s receivables once payment is received from the third-party financing company. The transaction fee paid by the Company to the third-party financing company is recognized as a reduction of revenue. These transaction fees for the years ended December 31, 2020, 2019 and 2018 were immaterial.

To the extent that the Company sells its products on third-party platforms, the Company incurs incremental contract acquisition costs in the form of sales commissions paid to the platforms. The commissions are generally determined based on the sales price and an agreed-upon commission rate. The Company elects the practical expedient under Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) to recognize sales commission as an expense as incurred, as the amortization period of the asset that the Company otherwise would have recognized is less than one year.

The Company has three types of contractual liabilities: (1) amounts collected, or amounts invoiced and due, related to product sales where receipt of the product by the customer has not yet occurred or revenue cannot be recognized. Such amounts are recorded in the consolidated balance sheets as deferred revenue and are recognized when the applicable revenue recognition criteria have been satisfied. For all of the product sales, the Company ships a large volume of packages through multiple carriers. Actual delivery dates may not always be available and as such, the Company estimates delivery dates as needed based on historical data. (2) amounts collected for the Company’s Premier membership services, which are typically paid upfront for membership benefits over a 3-month, 6-month, or 12-month period, including free 3-day shipping, free returns, rush processing and dedicated customers service. Such amounts were initially recorded as deferred revenue and were recognized as revenue ratably over the subscription period. The Company discontinued its Premier membership services in 2019, resulting in no balance of deferred

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

revenue related to this program as of December 31, 2019. (3) unredeemed gift cards, which are initially recorded as deferred revenue and are recognized in the period they are redeemed. Subject to governmental agencies’ escheat requirements, certain gift cards not expected to be redeemed, also known as “breakage”, are recognized as revenue based on the historical redemption pattern. These gift cards breakage revenue for the years ended December 31, 2020, 2019 and 2018 were $0.3 million, $0.5 million, and $0.5 million, respectively.

Deferred revenue totaled $47.4 million and $25.9 million at December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, the Company recognized $23.4 million of net revenue included in deferred revenue at December 31, 2019. During the year ended December 31, 2019, the Company recognized $31.6 million of net revenue included in deferred revenue at December 31, 2018.

(p)     Cost of Sales

The Company’s cost of sales represents the purchase price of the products it sells to its customers, offset by incentives earned from vendors, including marketing development funds and other vendor incentive programs. See further discussion of vendor payments under Incentives Earned from Vendors below. Cost of sales also includes freight-in and freight-out costs and charges related to refurbished, slow-moving, or obsolete inventory.

(q)     Shipping and Handling

The Company records revenue for shipping and handling billed to its customers. Shipping and handling revenue totaled approximately $33.7 million, $17.1 million and $21.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The related shipping and handling costs are included in cost of sales. Shipping and handling costs totaled approximately $80.1 million, $62.1 million and $67.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.

(r)     Incentives Earned from Vendors

The Company participates in various vendor incentive programs that include, but are not limited to, purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements. Vendor incentives are recognized in the consolidated statements of operations as an offset to marketing and promotional expenses to the extent that they represent reimbursement of advertising costs incurred by the Company on behalf of the vendors that are specific, incremental, and identifiable. Reimbursements that are in excess of such costs and all other vendor incentive programs are accounted for as a reduction of cost of sales, or if the related product inventory is still on hand at the reporting date, inventory is reduced in the consolidated balance sheets.

The Company reduced cost of sales by $135.8 million, $143.1 million and $181.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, for these vendor incentive programs. Reductions to advertising and promotional expenses related to direct reimbursements for costs incurred in advertising vendors’ products totaled $1.1 million, $0.7 million and $0.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. Amounts receivable related to vendor incentive programs were $40.3 million and $34.8 million, net of allowances of $0.4 million and $0.5 million, at December 31, 2020 and 2019, respectively. Amounts due to the Company are included in accounts receivable in the consolidated balance sheets.

(s)     Selling, General, and Administrative Expenses

Selling, general, and administrative expenses primarily consist of marketing and advertising expenses, sales commissions, credit card processing fees, payroll and related benefits, depreciation and amortization, professional fees, litigation costs, rent expense, information technology expenses, warehouse costs, office expenses, and other general corporate costs.

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

(t)     Advertising

Advertising and promotional expenses are charged to operations when incurred and are included in selling, general, and administrative expenses. Advertising and promotional expenses for the years ended December 31, 2020, 2019 and 2018 were $29.0 million, $25.8 million and $34.8 million, respectively.

(u)     Stock-Based Compensation

The measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options and restricted stock, is based on estimated fair value of the awards on the date of grant. The value of awards that are ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods in the consolidated statements of operations. See Note 13 — Stock-Based Compensation for further information about the Company’s stock compensation plans.

(v)     Income Taxes

The Company is subject to federal and state income taxes in the United States and taxes in foreign jurisdictions. In accordance with ASC Topic 740, the Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using tax rates expected to be in effect during the years in which the bases differences are expected to reverse. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The Company measures the recognized tax benefit as the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon the ultimate settlement with a taxing authority. The Company reverses a previously recognized tax benefit if it determines that the tax position no longer meets the more-likely-than-not threshold of being sustained. The Company accrues interest and penalties related to unrecognized tax benefits in income tax expense.

(w)     Concentration of Credit Risk and Significant Customers and Vendors

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk from cash and cash equivalents.

For the years ended December 31, 2020, 2019 and 2018, the Company had no individual customers that accounted for greater than 10% of net sales.

The Company purchases its products on credit terms from vendors located primarily in the United States. For both the years ended December 31, 2020 and 2018, the Company’s cumulative annual purchase from one vendor exceeded 10% of total purchases. For the year ended December 31, 2019, the Company’s cumulative annual purchases from two vendors exceeded 10% of total purchases. The majority of products that the Company sells are available through multiple channels.

The Company has receivables due from vendors related to its advertising and promotional programs and receivables due from business customers with credit terms. As of December 31, 2020 and 2019, the Company’s receivables from one vendor exceeded 10% of net receivables, and no receivables from business customers with credit terms exceeded 10% of net receivables.

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

(x)     Foreign Currency Translation

The financial statements of foreign subsidiaries and affiliates where the local currency is the functional currency are translated into U.S. dollars using exchange rates in effect at the balance sheet date for assets and liabilities and average exchange rates during the year for revenues and expenses. Any gain or loss on currency translation is included in stockholders’ equity as accumulated other comprehensive income.

(y)     Redeemable Convertible Preferred Stock and Convertible Preferred Stock

As discussed more fully in Note 12 – Redeemable Convertible Preferred Stock and Convertible Preferred Stock, the Company’s Single Vote Series B-1, Series B-1, and Series B-2 redeemable Convertible Preferred Stock was subject to redemption. As the possible redemption of these shares was outside of the control of the Company, the carrying amounts of the Single Vote Series B-1, Series B-1, and Series B-2 redeemable convertible Preferred Stock were classified as temporary equity. The Single Vote Series B-1, Series B-1, and Series B-2 redeemable convertible Preferred Stock were initially recorded at their original issuance amounts, net of direct third-party costs incurred in connection with issuance.

Single Vote Series B-1, Series B-1, and Series B-2 redeemable convertible Preferred Stock were redeemable at two times their original issue price. The Company accreted the carrying value of the redeemable convertible Preferred Stock to the respective redemption amount on the effective interest method basis over the period from the original issuance date to the date eligible for redemption.

Under the Company’s current certificate of incorporation, Series A convertible Preferred Stock is convertible at the holder’s option into Class A Common Stock by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of conversion.  Similarly, each share of Series AA convertible Preferred Stock is convertible at the holder’s option into Class A Common Stock by dividing the sum of the Series AA Original Issue Price plus any dividends declared but unpaid thereon by the Series AA Conversion Price in effect at the time of conversion. Further, upon the date of an IPO, all outstanding shares of Series A convertible Preferred Stock and Series AA convertible Preferred Stock shall automatically be converted into shares of Class B Common Stock at the then-effective conversion rate. Upon a date (prior to the date of an IPO) specified by vote or written consent of at least a majority of the then outstanding shares of Series A convertible Preferred Stock, all outstanding shares of Series A convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversation rate. Upon a date (prior to the date of an IPO) specified by vote or written consent of at least a majority of the then outstanding shares of Series AA convertible Preferred Stock, all outstanding shares of Series AA convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversation rate. The Company’s current certificate of incorporation also allows the Series A convertible Preferred Stock and Series AA convertible Preferred Stock to be redeemed upon certain defined deemed liquidation events.  As the possible redemption of these shares was outside of the control of the Company, the carrying amount of the Series A and AA convertible preferred stocks were classified as temporary equity. The transactions and the carrying amount of the Series A and AA convertible preferred stocks was reclassified to temporary equity retrospectively for years 2018 to conform with year 2019 and 2020 presentation. The Series A and Series AA convertible Preferred Stocks were initially recorded at their original issuance amounts, net of direct third-party costs incurred in connection with issuance.

(z)     Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, (“ASU 2018-13”) which modifies the disclosure requirements on fair value measurements, including the consideration of costs and benefits. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption of this ASU did not have a material impact on its consolidated financial statements.

NEWEGG INC.
Notes to Consolidated Financial Statements

(2)     Summary of Significant Accounting Policies (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general income tax accounting methodology including an exception for the recognition of a deferred tax liability when a foreign subsidiary becomes an equity method investment and an exception for interim periods showing operating losses in excess of anticipated operating losses for the year. The amendment also reduces the complexity surrounding franchise tax recognition; the step up in the tax basis of goodwill in conjunction with business combinations; and the accounting for the effect of changes in tax laws enacted during interim periods. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as amended and supplemented by subsequent ASUs (collectively, “ASU 2020-04”), which provides practical expedients for contract modifications and certain hedging relationships associated with the transition from reference rates that are expected to be discontinued. This guidance is applicable for borrowing instruments, which use LIBOR as a reference rate, and is effective immediately, but is only available through December 31, 2022. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

(3)     Fair Value

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis include cash and cash equivalents, and restricted cash. The carrying amounts of cash and cash equivalents and restricted cash approximate their fair value.

The Company’s financial assets that are measured at fair value on a non-recurring basis when impairment is identified include equity method investment and investment in equity securities without readily determinable fair value not accounted for under the equity method. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the investment exceeds its fair value. This is considered a Level 3 fair value measurement. See Note 5 — Investment for further information regarding the fair value measurement of these investments.

The fair value of accounts receivables approximates carrying value due to the short-term maturities.

The Company’s notes receivable from affiliate, loans from affiliate (see Note 18 — Related Party Transactions), line of credit and long-term debt are carried at cost with fair value disclosed, if required. The fair value of the amounts outstanding under the line of credit and long-term debt with a floating interest rate approximates the carrying value due primarily to the variable nature of the interest rate of the instruments, which is considered a Level 2 fair value measurement. The fair value of the amounts outstanding under notes receivable from affiliate, loans from affiliate, and line of credit with a fixed interest rate is estimated based on the discounted amount of the contractual future cash flows using an appropriate discount rate. This is considered a Level 3 fair value measurement. The following is a summary of the carrying amounts and estimated fair values of these financial instruments as of December 31, 2020 and 2019 (in thousands):

	December 31, 2020		December 31, 2019
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Notes receivable from affiliate (Level 3)	$15,000	$15,000	$15,000	$15,000
Line of credit (Level 2)	$5,276	$5,276	$4,949	$4,949
Line of credit (Level 3)	$—	$—	$1,430	$1,430
Long-term debt (Level 2)	$2,369	$2,310	$2,481	$2,424

NEWEGG INC.
Notes to Consolidated Financial Statements

(4)     Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31
	2020	2019
Land	$2,324	2,179
Buildings	34,680	32,455
Machinery and equipment	36,781	40,477
Computer and software	30,023	32,538
Leasehold improvements	12,102	12,560
Capitalized software	13,811	12,650
Furniture and fixtures	3,321	3,196
Construction in progress(1)	9,247	6,706
	142,289	142,761
Accumulated depreciation and amortization	(95,823)	(95,631)
Property and equipment, net	$46,466	47,130

____________

(1)      Property construction-in-progress is sated at cost and not depreciated. The property would be transferred to its respective account within property, plant and equipment upon completion.

Depreciation and amortization expense associated with property and equipment was $9.1 million, $10.7 million and $10.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

During 2019, the Company entered into a sale leaseback transaction for one of its real estate properties in the United States. The Company sold the property for gross proceeds of $38.5 million, and recognized a gain of $28.8 million from the transaction, which is included as other operating income in its consolidated statements of operations. The Company concurrently leased back the property from the buyer under a lease agreement for ten years, resulting in ROU lease asset of $14.1 million and a lease liability of $13.9 million as of the lease commencement date.

(5)     Investment

On April 17, 2018, the Company entered into an agreement to acquire an equity interest in Mountain Capital Fund L.P. (“Mountain”) from Pegasus View Global Ltd., an international business company incorporated in the Republic of Seychelles (“Pegasus”), which is a related party. Mountain is an exempted limited partnership registered under the partnership law in the Cayman Islands and primarily engages in investing. The Company’s equity interest in Mountain was limited to 50% of Mountain’s investment in One97 Communications Limited and PayTM E-Commerce Private Limited (collectively, the “Mountain Investment”). In addition to the $43.0 million initial investment made during 2018, the purchase price in this transaction included a contingent consideration of up to $7.0 million upon satisfaction of certain conditions described in the purchase agreement. This contingent consideration of $7.0 million has been paid in April 2019. The Company evaluated the Mountain Investment under the variable interest model and the voting interest model and concluded that Mountain Capital Fund L.P. is not a variable interest entity and no consolidation is needed under either the variable interest model or the voting interest model. The Company recorded an estimate of contingent consideration payable of $7.0 million as of the acquisition date. The Company accounted for the Mountain Investment under the equity method, and recognized a gain on this equity method investment of $9.6 million for the year ended December 31, 2018. As of December 31, 2018, the carrying value of the Mountain Investment was $59.6 million. The Company’s ownership percentage in Mountain was approximately 48% as of December 31, 2018.

During the year ended December 31, 2019, Mountain sold a portion of its investment in One97 Communications Limited (“One97”) to various third-party buyers, which resulted in the Company’s disposal of all of its investment in One97. The Company recorded a gain from the sale of the equity method investment in Mountain of $21.8 million for the year ended December 31, 2019. As of December 31, 2020 and 2019, the carrying value of the Company’s investment in Mountain was $9.7 and $6.5 million, respectively, and the Company’s ownership percentage in

NEWEGG INC.
Notes to Consolidated Financial Statements

(5)     Investment (cont.)

Mountain was approximately 11% and 8%, respectively. As Mountain is a limited partnership, the Company continues accounting for the Mountain Investment under the equity method as of December 31, 2020 and 2019 and for the years then ended.

See Note 18 — Related Party Transactions for further information regarding this transaction.

In August 2018, the Company purchased 11,506,695 Series B+ Preferred shares in Bitmain Technologies Holding Company, a privately-held company incorporated in the Cayman Islands, for a total consideration of $15.0 million. Bitmain Technologies Holding Company and its subsidiaries (together “Bitmain”) primarily design and sell cryptocurrency mining hardware, operate cryptocurrency mining pools, and provide mining farm services. As this represents an investment in equity securities without readily determinable fair values, the Company elected the measurement alternative under ASU 2016-01 to measure this investment at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company reviewed the investment in Bitmain for impairment as of December 31, 2020 and 2019, respectively, by evaluating if events or circumstances have occurred that may have a significant adverse effect on the fair value of the investment. The Company concluded there were no impairment indicators as of December 31, 2020 and 2019. In the absence of observable price changes in orderly transactions for the identical or a similar investment of the same issuer during the years ended December 31, 2020 and 2019, the carrying value of the investment remained at $15.0 million as of December 31, 2020 and 2019.

There was no impairment loss on cost method investment for the years ended December 31, 2020, 2019 and 2018.

(6)     Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31
	2020	2019
Accrued personnel	$22,005	$20,534
Sales and other taxes payable	25,846	8,974
Allowance for sales returns	12,641	4,812
Accrued freight expense	12,161	3,563
Accrued advertising expense	2,369	2,051
Federal and states income tax payable	1,103	746
Accrued legal expense	1,448	1,396
Accrued medical expense	569	1,298
Other	5,797	6,022
Total accrued liabilities	$83,939	$49,396

(7)     Line of Credit

In July 2018, the Company entered into a credit agreement with several financial institutions that provided a revolving credit facility of up to $100.0 million with a maturity date of July 27, 2021. Prior to July 27, 2020 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the loan agreement, could be increased up to $140.0 million. The revolving credit facility includes a letter of credit sublimit of $25.0 million, which can be used to issue standby and trade letters of credit, and a $10.0 million sublimit for swingline loans. Advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the loan agreement, or the Alternate Base Rate (to be defined as the highest of the financial institution’s prime rate, the Overnight Bank Funding Rate plus 0.50%, or the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, the Company may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base

NEWEGG INC.
Notes to Consolidated Financial Statements

(7)     Line of Credit (cont.)

Rate loans is payable monthly. The line of credit is guaranteed by certain of the Company’s U.S. subsidiaries and is collateralized by certain of the assets of the Company. Such assets include all Receivables, equipment and fixtures, general intangibles, Inventory, Subsidiary Stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the loan agreement. To maintain availability of funds under the loan agreement, the Company will pay on a quarterly basis, an unused commitment fee of either 0.25% of the difference between the amount available and the amount outstanding under the facility if the difference is less than one-third of the Maximum Revolving Advance Amount or 0.40% of the difference between the amount available and the amount outstanding under the facility if the difference is equal to or greater than one-third of the Maximum Revolving Advance Amount. As of December 31, 2020 and 2019, there was no balance outstanding under this line of credit. The credit facility contains customary covenants, including covenants that limit or restrict the Company’s ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. The credit facility also requires the Company to maintain certain minimum financial ratios and maintain operation banking relationship with the financial institutions. As of December 31, 2020 and 2019, the Company was in compliance with all financial covenants related to the line of credit.

In July 2015, the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of up to $5.0 million (150.0 million New Taiwan Dollar) with a maturity date of no later than August 26, 2016. The Company extended the maturity date of this credit agreement to November 19, 2021. Advances from this line of credit are subject to interest at a floating interest rate of the one-year savings account plus 0.63% not to be lower than 1.62% per annum. The interest rate was equivalent to 1.62% as of December 31, 2020. The line of credit is guaranteed by one of the Company’s China subsidiaries and is collateralized by a real estate asset of that subsidiary. As of December 31, 2020 and 2019, there was $5.3 million and $4.9 million outstanding under this line of credit, respectively.

 In May 2018, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of up to $3.6 million with a maturity date of May 14, 2019 (the “3.6 Million LOC”). Advances from this line of credit are subject to a fixed interest rate of 5.22% per annum. The line of credit is guaranteed by one of the Company’s China subsidiaries and is collateralized by the foreign bank deposit assets of the same subsidiary. As of December 31, 2018, there was $3.0 million outstanding under this line of credit. This credit agreement expired in 2019.

In March 2019, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of $3.6 million with a maturity date of September 19, 2019. Advances from this line of credit were subject to interest at a floating interest rate of the Loan Prime Rate, as defined in the credit agreement, times 142%. This credit facility is collateralized by all of the assets of one of the Company’s subsidiaries in China. This credit agreement expired during 2019.

In December 2019, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of $1.4 million. Advances from this line of credit were subject to a fixed interest rate of 6.09% per annum. The line of credit is collateralized by a real estate asset of that subsidiary. As of December 31, 2019, there was $1.4 million outstanding under this line of credit. In September 2020, the Company paid back the revolving credit facility of $1.4 million in full.

(8)     Long-Term Debt

The Company has entered into various loans with financial institutions. Long-term debt consisted of the following (in thousands):

	December 31,
	2020	2019
Term Loan	$2,369	$2,481
Less current portion	(281)	(258)
Long-term debt less current portion	$2,088	$2,223

NEWEGG INC.
Notes to Consolidated Financial Statements

(8)     Long-Term Debt (cont.)

Credit Facility

In March 2018, the Company entered into a long-term revolving loan agreement with a financial institution that provided a revolving credit facility of up to $13.0 million with a maturity date of March 8, 2020 (the “Credit Facility”). For each calendar quarter during the term of this credit agreement, advances from the Credit Facility are subject to an interest rate of either the Wall Street Journal Prime Rate or LIBOR-Based Rate, as defined in the loan agreement, at the Company’s option. The LIBOR-Based Rate may be calculated as either LIBOR plus 2.75% if the Compensating Deposits, as defined in the credit agreement, are less than $15.0 million as a daily average for the previous calendar quarter or LIBOR plus 2.5% if the Compensating Deposits equal at least $15.0 million as a daily average for the previous calendar quarter. The Credit Facility was collateralized by a real estate asset of the Company, and contained customary covenants, including covenants that limit or restrict the Company’s ability to incur indebtedness, capital expenditures and lease payments, make certain investments and enter into certain related-party transactions. Additionally, there was a requirement to maintain minimum liquidity (to be defined as cash or cash equivalents and securities that are readily marketable and are not subject to any lien, claim, encumbrance, charge or any other restriction) of $35.0 million during the term of the Credit Facility. The Company paid off the loan in full during 2019.

Term Loan

In 2013, the Company entered into a term loan agreement with a financial institution for $4.1 million with a maturity date of November 26, 2028 (the “Term Loan”). The Term Loan bears a floating interest rate of the one-year savings account plus 0.43% per annum in the first two years and a floating interest rate of the one-year savings account plus 0.61% per annum for the remaining of the term, not to be lower than 1.8% during the entire term. The interest rate was equivalent to 1.8% as of December 31, 2020. The Term Loan is collateralized by a first position security interest in a floor of an office building owned by the Company in Taiwan.

Aggregate maturities of long-term debt, excluding unamortized debt issuance costs, were as follows (in thousands) as of December 31, 2020:

2021	$281
2022	286
2023	291
2024	297
2025	302
Thereafter	912
$2,369

(9)     Lease Obligations

Operating Leases

The Company leases certain office and warehouse facilities and warehouse equipment under various noncancelable operating leases. The Company is also committed under the terms of certain of these operating lease agreements to pay property taxes, insurance, utilities, and maintenance costs. See Note 4 – Property and Equipment, net for disclosure for sales and leaseback transaction.

Most of the Company’s leases do not provide an implicit rate that can be readily determined. Therefore, the Company uses a discount rate based on its incremental borrowing rate, which is determined using its credit rating and information available as of the commencement date. The Company’s operating lease agreements may include options to extend the lease term. The Company made an accounting policy election to exclude options that are not reasonably certain of exercise when determining the term of the borrowing in the assessment of the incremental borrowing rate. Additionally, the Company also made an accounting policy election to not separate lease and non-lease components of a contract, and to recognize the lease payments under short-term leases as an expense on a straight-line basis over the lease term without recognizing the lease liability and the ROU lease asset.

NEWEGG INC.
Notes to Consolidated Financial Statements

(9)     Lease Obligations (cont.)

The Company evaluates whether its contractual arrangements contain leases at the inception of such arrangements. Specifically, the Company considers whether it can control the underlying asset and have the right to obtain substantially all of the economic benefits or outputs from the assets. Substantially all of its leases are long-term operating leases with fixed payment terms. The Company does not have significant financing leases. Its ROU operating lease assets represent the right to use an underlying asset for the lease term, and its operating lease liabilities represent the obligation to make lease payments. ROU operating lease assets are recorded in other noncurrent assets in the consolidated balance sheet. Operating lease liabilities are recorded in other current liabilities or other noncurrent liabilities in the consolidated balance sheets based on their contractual due dates.

The Company’s operating lease liability is recognized as of the lease commencement date at the present value of the lease payments over the lease term. The Company’s ROU operating lease asset is recognized as of the lease commencement date at the amount of the corresponding lease liability, adjusted for prepaid lease payments, lease incentives received, and initial direct costs incurred. The Company evaluates its ROU lease assets for impairment consistent with its impairment of long-lived assets policy. See Note 2 — Summary of Significant Accounting Policies.

Operating lease expense is recognized on a straight-line basis over the lease term, and is included in selling, general, and administrative expenses in the consolidated statement of operations. Operating lease expense totaled $16.5 million, $13.0 million and $13.2 million, respectively, for the years ended December 31, 2020, 2019 and 2018. The Company has made an accounting policy election by underlying asset class to not apply the recognition requirements of ASC 842 to short-term leases. As a result, certain leases with a term of 12 months or less are not recorded on the balance sheet and expense is recognized on a straight-line basis over the lease term. Operating lease cost for the period ended December 31, 2018, includes short-term lease cost in accordance with ASC 840 disclosure requirements. Cash payments made for operating leases totaled $14.5 million and $12.1 million during years ended December 31, 2020 and 2019, respectively, which were included in cash flows from operating activities in the consolidated statement of cash flows. Disclosure was not required for periods reported under ASC 840. As of December 31, 2020 and 2019, the Company’s ROU operating lease assets were $46.6 million and $38.1 million, and its operating lease liabilities were $48.7 million and $39.2 million, of which $39.0 million and $30.6 million were classified as non-current, respectively. New ROU operating lease assets and liabilities entered into during 2020 were $16.9 million and $16.9 million, respectively. New ROU operating lease assets and liabilities entered into during 2019 were $21.3 million and $20.9 million, respectively. The Company’s weighted average remaining lease term and the discount rate for its operating leases were approximately 5.32 years and 4.6% at December 31, 2020. The Company’s weighted average remaining lease term and the discount rate for its operating leases were approximately 6.06 years and 5.06% at December 31, 2019.

The Company has certain sublease arrangements for some of the leased office and warehouse facilities. Sublease rental income for the years ended December 31, 2020, 2019, and 2018 was immaterial.

The following table summarizes the future minimum rental payments under noncancelable operating lease arrangements in effect at December 31, 2020 (in thousands):

2021	$11,522
2022	9,752
2023	7,253
2024	5,372
2025	4,584
Thereafter	16,262
Total minimum payments	$54,745
Less: Imputed interest	6,007
Present value of lease liabilities	$48,738

NEWEGG INC.
Notes to Consolidated Financial Statements

(10)     Income Taxes

The components of the Company’s income tax provision expense are as follows (in thousands):

	Year ended December 31
	2020	2019	2018
Current provision:
Federal	$21	$21	$21
State and local	133	152	217
Foreign	1,415	5,423	171
	1,569	5,596	409
Deferred expense/(benefit):
State and local	(118)	(141)	687
Foreign	490	(866)	486
	372	(1,007)	1,173
Provision for income taxes	$1,941	$4,589	$1,582

Income (loss) before provision for income taxes consisted of the following (in thousands):

	Year ended December 31
	2020	2019	2018
United States	$24,616	$(11,288)	$(37,891)
International	7,751	(1,114)	5,870
Total	$32,367	$(12,402)	$(32,021)

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred income tax assets and liabilities consisted of the following (in thousands):

	December 31
	2020	2019
Deferred tax assets:
Accounts receivable	$2,819	$685
Inventories	3,205	2,060
Reserves and other accruals	1,271	3,401
Lease liabilities	10,746	8,313
Credits and other	4,064	1,954
Long term investment	—	4,036
Net operating losses	10,485	15,892
Gross deferred tax assets	32,590	36,341
Valuation allowance	(19,425)	(25,119)
Total deferred tax assets, net	13,165	11,222
Deferred tax liabilities:
Prepaid expenses	(598)	(425)
ROU	(10,223)	(8,073)
Property and equipment	(693)	(1,683)
Long term investment	(982)	—
Total deferred tax liabilities	(12,496)	(10,181)
Net deferred tax assets	$669	$1,041

NEWEGG INC.
Notes to Consolidated Financial Statements

(10)     Income Taxes (cont.)

In accordance with ASC 740, Income Taxes, the Company evaluates whether a valuation allowance should be established against the net deferred tax assets based upon the consideration of all available evidence and using a “more-likely than-not” standard. Significant weight is given to evidence that can be objectively verified. The determination to record a valuation allowance is based on the recent history of cumulative losses and losses expected in the near future.

The Company’s U.S. federal consolidated filing group includes certain international entities. Based upon results of operations for the years ended December 31, 2020, 2019 and 2018, and estimated future trends in the Company’s business, it is determined that it is more likely than not that the Company will not realize any benefit from the U.S. federal net deferred tax assets. As a result of the analysis, the Company recorded a valuation allowance against the U. S. federal net deferred tax assets. The Company also maintains valuation allowances against certain non-US loss corporations. Total valuation allowance against U.S and non-US deferred tax asset were $19.4 million and $25.1 million as of December 31, 2020 and 2019, respectively.

At December 31, 2020, the Company had $21.4 million of federal net operating loss (“NOL”) carryforwards and $23.6 million of apportioned state NOL carryforwards available to reduce future taxable income. The federal NOLs that were generated prior to January 1, 2018 will expire starting in 2031. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted into law in response to the COVID-19 pandemic. The CARES Act temporarily suspends the 80% of taxable income limitation on the use of NOLs for tax years beginning before January 1, 2021, thereby permitting corporate taxpayers to use NOLs to fully offset taxable income in these years regardless of the year in which the NOL arose. As a result, the Company can fully utilize the remaining cumulative federal NOL for tax years before January 1, 2021, and then will be limited to 80% of taxable income afterwards. The state NOL carryforwards begin to expire in 2028. The Company has $7.6 million of NOL carryforwards in China as of December 31, 2020. The Company has $10.5 million of NOL carryforwards in Taiwan, which will begin to expire in 2024. The Company has $2.3 million NOLs in Hong Kong with indefinite carryforward. A valuation allowance was recorded on the NOLs in China, Taiwan, and Hong Kong. The Company has not provided for deferred income taxes on a cumulative total of $18.5 million of undistributed earnings of its foreign subsidiaries, as these amounts are considered indefinitely reinvested outside the United States. It is not practicable to determine the estimated income tax liability that might apply if these earnings were to be repatriated.

A reconciliation of the U.S. federal statutory tax rate to the Company’s effective tax rate is as follows:

	Year ended December 31
	2020	2019	2018
Federal taxes at statutory rate	21.00%	21.00%	21.00%
State taxes, net of federal benefit	0.04	(0.02)	(2.23)
Permanent items:
Other nondeductible items	0.17	(0.18)	(0.24)
Subpart F income	0.03	(1.24)	(0.68)
SEC. 956 Income inclusion	—	—	—
Stock-based compensation	0.07	—	0.16
Foreign withholding tax	—	(32.12)	—
R&D Credit	(2.04)	—	—
GILTI	2.36	—	—
Foreign rate differential and foreign tax credits	1.12	3.77	(1.05)
Change in valuation allowance	(15.48)	(13.60)	(17.94)
Federal tax reform rate differential	—	—	—
Prior year adjustments and other	(1.27)	(13.22)	(3.96)
Effective tax rate	6.00%	(35.61)%	(4.94)%

NEWEGG INC.
Notes to Consolidated Financial Statements

(10)     Income Taxes (cont.)

The significant item that caused the effective tax rate change related to the GILTI inclusion, R&D credit and the foreign withholding. In addition, the Company has material permanent differences, including Subpart F income and stock based compensation.

Uncertain tax Positions

As of the end of fiscal year 2020, the total liability for income tax associated with unrecognized tax benefits was $0.9 million. The Company’s effective tax rate will be affected by any portion of this liability we may recognize. The Company does not believe it is reasonably possible that any of the uncertain tax benefits will be recognized in the next 12 months. As such, all uncertain tax positions, including accrued interest, have been classified as long-term taxes payable on the consolidated balance sheets.

A reconciliation of the beginning and ending amounts of uncertain tax positions is as follows (in thousands):

	Year ended December 31
	2020	2019
Beginning balance	$586	$586
Additions based on tax positions related to the prior year	264	—
Reductions for tax positions of prior years	—	—
Ending balance	$850	$586

The Company’s continuing practice is to recognize interest and penalties related to unrecognized tax benefits as tax expense. As of December 31, 2020 and 2019, interest and penalties related to uncertain tax positions were not material.

The Company files a consolidated federal income tax return in the United States, as well as combined and separate U.S. state income tax returns. Certain subsidiaries of the Company are subject to income tax in China, Taiwan, Hong Kong, and Canada. The Company is still subject to examination for federal income tax returns for the years 2013 through 2019, for certain U.S. state income tax returns for the years 2009 through 2019, and for certain foreign income tax returns for the years 2011 through 2019. The Company is currently under examination by the Internal Revenue Service for the years 2012 through 2014 and by the California Franchise Tax Board for the years 2007 through 2012. The California Franchise Tax Board examination is related to amended tax returns filed for the years under exam. No additional reserve was accrued in 2020 based on the current audit status.

(11)     Common Stock

The Company’s Common Stock consists of Class A and Class B Common Stock (collectively, “Common Stock”). The holders of outstanding shares of Common Stock vote as one class on all matters submitted to a vote of the stockholders of the Company. Each holder of shares of Class A Common Stock is entitled to one vote per share, whereas each holder of shares of Class B Common Stock is entitled to 10 votes per share. No shares of Class B Common Stock are issuable until the Company completes an underwritten public offering of its Class A Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the Class A Common Stock is designated for trading on the New York Stock Exchange or the NASDAQ Global Market (an “IPO”).

The holders of Common Stock are entitled to share equally, on a per share basis, in any dividends or other distributions declared by the Board of Directors with respect to the Common Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder. Each share of Class B Common Stock will automatically convert into one share of Class A Common Stock upon the written consent of a majority of the Class B stockholders, subject to the consent of one of the Company’s significant shareholders.

No Common Stock dividend was declared by the Company’s Board of Directors for the years ended December 31, 2020, 2019 and 2018.

NEWEGG INC.
Notes to Consolidated Financial Statements

(12)     Redeemable Convertible Preferred Stock and Convertible Preferred Stock

Prior to March 30, 2017, the Company’s redeemable convertible Preferred Stock consisted of Single Vote Series B-1, Series B-1, and Series B-2 (collectively, “Series B”) redeemable convertible Preferred Stock. All issued and outstanding Series B redeemable convertible Preferred Stock were redeemed prior to January 1, 2017. The remaining installment payments to the holders of Series B-1 redeemable convertible Preferred Stock of $2.6 million was paid out by March 30, 2017.

The Company’s convertible Preferred Stock currently consists of Series AA convertible Preferred Stock and Series A convertible Preferred Stock.

The following tables include the activity of the convertible Preferred Stock:

	Authorized	Issued	Repurchased as of December 31, 2020	Outstanding as of December 31, 2020
Series A convertible preferred stock	59,000,000	47,402,573	(10,926,589)	36,475,984
Series AA convertible preferred stock	25,889,968	24,870,027	—	24,870,027
	Authorized	Issued	Repurchased as of December 31, 2019	Outstanding as of December 31, 2019
Series A convertible preferred stock	59,000,000	47,402,573	(10,926,589)	36,475,984
Series AA convertible preferred stock	25,889,968	24,870,027	—	24,870,027

The holders have various rights and preferences as follows.

(a)     Dividends

Prior to March 30, 2017, Series B redeemable convertible Preferred Stock was entitled to noncumulative dividends in an amount at least equal to $0.49 per share before any dividends may be paid on the Common Stock or Series A convertible Preferred Stock. The Series AA convertible Preferred Stock and Series A convertible Preferred Stock are entitled to noncumulative dividends of at least $0.0016 per share before any dividends may be paid on Common Stock. In addition to the dividend preferences discussed above, the holders of the Series AA convertible Preferred Stock and Series A convertible Preferred Stock are entitled to share in any dividends paid to holders of the Common Stock on an equal basis as if the Series AA convertible Preferred Stock and the Series A convertible Preferred Stock had been converted to Common Stock. Such dividends are payable when and as declared by the Company’s Board of Directors. No Series AA convertible Preferred Stock or Series A convertible Preferred Stock dividends were declared by the Company’s Board of Directors for the years ended December 31, 2020, 2019 and 2018.

(b)     Voting

The holders of the Series AA convertible Preferred Stock and Series A convertible Preferred Stock are entitled to vote on all matters presented to the stockholders of the Company for their action or consideration. The holders of the Series AA convertible Preferred Stock and Series A convertible Preferred Stock are entitled to 10 votes per “as converted” share of Class A Common Stock.

NEWEGG INC.
Notes to Consolidated Financial Statements

(12)     Redeemable Convertible Preferred Stock and Convertible Preferred Stock (cont.)

(c)     Optional Conversion

Each share of Series AA convertible Preferred Stock and Series A convertible Preferred Stock is convertible at the option of the holder at any time into Class A Common Stock. The conversion ratio is subject to adjustment for certain dilutive events, including certain types of stock dividends, stock splits, stock issuances, stock option grants, or a combination of these. As of both December 31, 2020 and 2019, approximately 24.9 million shares of Class A Common Stock could be issued based upon conversion ratios of 1:1 upon optional conversion of all outstanding shares of Series AA convertible Preferred Stock. As of both December 31, 2020 and 2019, approximately 36.5 million shares of Class A Common Stock could be issued, respectively, based upon conversion ratios of 1:1 upon optional conversion of all outstanding shares of Series A convertible Preferred Stock. There are no shares of Single Vote Series B-1 and Series B-1 redeemable convertible Preferred Stock authorized or outstanding as of December 31, 2020 and 2019.

Each share of Series B-2 redeemable convertible Preferred Stock was convertible into either Series A convertible Preferred Stock, Class B Common Stock, or Class A Common Stock, depending upon when the holder would have elected conversion. There are no shares of Series B-2 redeemable convertible Preferred Stock authorized or outstanding as of December 31, 2020 and 2019, as all shares of Series B-2 redeemable convertible Preferred Stock were redeemed by March 30, 2017.

(d)     Mandatory Conversion

Each share of Series AA convertible Preferred Stock and Series A convertible Preferred Stock will automatically convert at its then effective conversion rate into shares of Class B Common Stock upon the closing of an IPO. Upon a vote or written consent of holders of at least a majority of Series AA convertible Preferred Stock, all outstanding shares of Series AA convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversion rate. Upon a vote or written consent of holders of at least a majority of Series A convertible Preferred Stock (which must include the consent of a certain significant shareholder or his designee, as long as such significant shareholder or such designee has Voting Power (as defined in the Company’s Amended and Restated Certificate of Incorporation, the “Charter”) with respect to at least 20% of the outstanding Series A convertible Preferred Stock), all outstanding shares of Series A convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective conversion rate. The conversion ratio is subject to adjustment for certain dilutive events, including certain types of stock dividends, stock splits, or a combination of these. As of December 31, 2020, each share of Series AA convertible Preferred Stock and Series A convertible Preferred Stock could be converted, as described above, into one share of Class B Common Stock or one share of Class A Common Stock.

(e)     Liquidation

Upon the occurrence of a Qualified Liquidation Event, as defined in the Charter, each share of Series AA convertible Preferred Stock is entitled to receive, before any payment may be made to the holders of any other capital stock of the Company (including all other series of Preferred Stock of the Company outstanding), an amount equal to the greater of (i) the original issuance price of each share of Series AA convertible Preferred Stock, plus an amount equal to the amount of compounded annual interest that such original purchase price would yield had it been deposited from the Series AA Preferred Issue Date, as defined in the Charter, to the date of payment of such liquidation preference, inclusive, at the Three Month London Interbank Offered Rate (in U.S. dollars) in effect from time to time during such period, plus 50 basis points (subject to a maximum compounded interest rate per annum of 5%) (as adjusted for dividends in cash or in kind, share subdivisions, combinations, reclassifications, conversions and consolidations involving the Company’s capital stock and any restructuring, recapitalization, merger and combination involving the Company), plus all declared but unpaid dividends on such share of Series AA convertible Preferred Stock, and (ii) the amount to which the holder thereof would have received if such holder had converted all of its shares of Series AA convertible Preferred Stock into shares of Class A Common Stock immediately prior to such Qualified Liquidation Event. Following the payment in full of the Series AA Liquidation

NEWEGG INC.
Notes to Consolidated Financial Statements

(12)     Redeemable Convertible Preferred Stock and Convertible Preferred Stock (cont.)

Amount, as defined in the Charter, the holders of the Series A convertible Preferred Stock are entitled to receive, before any distributions are made to the holders of the Common Stock, an amount equal to the original issuance price of each share of Series A convertible Preferred Stock plus any declared but unpaid dividends thereon. After the payment of all preferential amounts required to be paid to the holders of Series AA convertible Preferred Stock and Series A convertible Preferred Stock, the remaining assets available will be distributed pro rata among the holders of Series AA convertible Preferred Stock, Series A convertible Preferred Stock and Common Stock as if all the shares had been converted to Common Stock immediately prior to such Qualified Liquidation Event.

(f)     Right of First Refusal

The Company has a right of first refusal in the event that the holders of Series AA convertible Preferred Stock and Series A convertible Preferred Stock attempt to sell their shares.

(g)     Pre-emptive Rights.

Certain holders of Series AA convertible Preferred Stock, Series A convertible Preferred Stock and Common Stock have pre-emptive rights to purchase any shares of Series AA convertible Preferred Stock, Series A convertible Preferred Stock or Common Stock that the Company proposes to issue other than in connection with an IPO and certain excluded issuances specified in the Stockholders Agreement.

(h)     Deemed dividend

In March 2017, Liaison purchased 490,706 shares of Class A Common Stock and 12,782,546 shares of Series A convertible Preferred Stock from existing shareholders for $91.9 million, and 24,870,027 shares of newly-issued Series AA Convertible Preferred Stock from the Company for $172.2 million. These were deemed to be a bundled transaction for accounting purposes. Separate fair value estimates were developed for the Class A Common Stock, Series A convertible Preferred Stock, and Series AA Convertible Preferred Stock as of March 2017. Considerations that Liaison paid to existing shareholders for their Class A Common Stock and Series A convertible Preferred Stock in excess of the estimated fair value was recorded as either additional stock-based compensation expense if the shares sold were originally acquired through stock compensation programs, or as deemed dividend if otherwise. This resulted in stock-based compensation expense of $2.5 million and a deemed dividend of $19.2 million during the year ended December 31, 2017.

Additionally, the Company’s share repurchase transaction in 2018 resulted in $20 million deemed dividend during the year ended December 31, 2018. See Note 14 – Share Repurchase for further discussion about this transaction.

(13)     Stock-Based Compensation

Stock-based compensation includes stock option awards issued under the Company’s employee incentive plan and restricted stock issued under a significant shareholder’s incentive plan, as further discussed in (a) below. There was no income tax benefit recognized in the consolidated statements of operations for stock-based compensation arrangements in any of the periods presented.

(a)     Stock Incentive Programs

2005 Incentive Award Plan:

On September 22, 2005, the Board of Directors approved the Company’s 2005 Equity Incentive Plan, which was amended in January 2008, October 2009, December 2011 and September 2015 (the “Incentive Award Plan”). Under the Incentive Award Plan, the Company may grant equity incentive awards to employees, directors, and consultants based on the Company’s Class A Common Stock. A committee of the Board of Directors of the Company determines the eligibility, types of equity awards, vesting schedules, and exercise prices for equity awards granted. Subject to certain adjustments in the event of a change in capitalization or similar transaction, the Company may issue

NEWEGG INC.
Notes to Consolidated Financial Statements

(13)     Stock-Based Compensation (cont.)

a maximum of 14,200,000 shares of its Class A Common Stock under the Incentive Award Plan. The Company issues new shares of Class A Common Stock from its authorized share pool to settle stock-based compensation awards. The exercise price of options granted under the plan shall not be less than the fair value of the Company’s Class A Common Stock as of the date of grant. Options typically vest over the term of four years, and are typically exercisable for a period of 10 years after the date of grant, except when granted to a holder who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiaries, in which case, the term of the option shall be no more than five years from the date of grant. In September 2015, the Incentive Award Plan was amended to permit additional awards to be made after the tenth anniversary of the original adoption of said plan.

Significant Shareholder Incentive Program:

In 2016, a significant shareholder established an incentive program (the “Significant Shareholder Incentive Program”) where he caused to be transferred a total of 5,198,458 shares of the Company’s Series A Preferred Stock from Tekhill USA LLC, a limited liability company fully owned by the significant shareholder, into the Fred Chang Partners Trust (the “Trust”). In March and May 2016, the Trust entered into restricted share award agreements (the “Award Agreements”) with several key executives of the Company, under which the Trust granted a total of 5,090,157 restricted shares of the Company’s Series A Preferred Stock to those executives to be vested over a 15-year period in equal annual installments on each anniversary date of the grant date. As of December 31, 2016, the Award Agreements were terminated with a concurrent offer from the significant shareholder to re-establish the Significant Shareholder Incentive Program. During the year ended December 31, 2017, the re-established incentive program (the “Re-established Significant Shareholder Incentive Program”) granted a total of 3,898,843 restricted shares of the Company’s Series A Preferred Stock to a subset of the same recipients with substantially the same terms as those under the Significant Shareholder Incentive Program. The Re-established Significant Shareholder Incentive Program subsequently modified the vesting period from 15 years to 10 years during the year ended December 31, 2017, which did not have a significant impact on the consolidated financial statements.

(b)     Stock Compensation Valuation Assumptions

The fair value of each option award granted under the Incentive Award Plan is estimated using the Black-Scholes-Merton option pricing model on the date of grant. This model requires the input of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the expected life of the awards and actual and projected employee stock option exercise behavior with the following inputs: risk-free interest rate, expected stock price volatility, forfeiture rate, expected term, dividend yield and weighted average grant date fair value.

The risk-free interest rate is based on the currently available rate on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option converted into a continuously compounded rate. The expected volatility of stock options is based on a review of the historical volatility and the implied volatility of a peer group of publicly traded companies comparable to the Company. In evaluating comparability, the Company considered factors such as industry, stage of life cycle, and size. After the adoption of Accounting Standards Update No. 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting as of January 1, 2017, the Company elected to recognize the effect of awards for which the requisite service is not rendered when the award is forfeited. The expected term assumption used by the Company reflects the application of the simplified method set out in Securities and Exchange Commission Staff Accounting Bulletin No. 110, Shared-Based Payment. The simplified method defines the expected term of an option as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The dividend

NEWEGG INC.
Notes to Consolidated Financial Statements

(13)     Stock-Based Compensation (cont.)

yield reflects the Company’s dividend rate on the date of grant. The Company did not grant any stock options during the year ended December 31, 2019. For the year ended December 31, 2020, the Company granted stock options representing the right to purchase a total of 8,888,000 shares of the Company’s Class A Common Stock.

The cost of the restricted shares is determined using the fair value of the Company’s Series A Convertible Preferred Stock on the date of the grant. Compensation expense is recognized on a straight-line basis over the vesting period. There was no grant of the restricted shares under the Re-established Significant Shareholder Incentive Program during the years ended December 31, 2020, 2019 and 2018.

(c)     Stock Option and Restricted Stock Activity

Stock Option

The following table summarizes the activity for all stock options granted:

	Options outstanding	Weighted average exercise price	Average remaining contractual terms (in years)	Aggregate intrinsic Value (in thousands)
Outstanding at December 31, 2017	5,285,213	$3.58	—	—
Exercised	(234,588)	1.62	—	—
Grant	—	—	—	—
Forfeited or expired	(1,071,493)	4.82	—	—
Outstanding at December 31, 2018	3,979,132	$3.36	4.92	8,225
Exercised	—	—	—	—
Grant	—	—	—	—
Forfeited or expired	(1,376,954)	4.91	—	—
Outstanding at December 31, 2019	2,602,178	$2.54	4.80	1,723
Exercised	—
Grant	8,888,000	3.77
Forfeited or expired	(14,610)	4.24
Outstanding at December 31, 2020	11,475,568	$3.49	8.19	$51,754
Vested and expected to vest at December 31, 2020	11,475,568	$3.49	8.19	$51,754
Exercisable at December 31, 2020	2,587,568	$2.53	3.81	$12,047

During the years ended December 31, 2020, 2019 and 2018, the total intrinsic value of stock options exercised was $0, $0 and $0.8 million, respectively, and the compensation expense for stock options granted included in “Selling, general and administrative expenses” in the consolidated statements of operations totaled $1.6 million, $0.2 million and $0.4 million, respectively.

As of December 31, 2020 and 2019, there were $11.0 million and $0.1 million, respectively, of unrecognized compensation costs related to nonvested options. The weighted average remaining vesting term of the stock option was 3.46 years, 0.39 years and 1.39 years as of December 31, 2020, 2019 and 2018 respectively.

NEWEGG INC.
Notes to Consolidated Financial Statements

(13)     Stock-Based Compensation (cont.)

Restricted Stock

The following table summarizes the activity for restricted stock issued from the Fred Chang Partners Trust under the Re-established Significant Shareholder Incentive Program:

	Shares	Weighted- average grant date fair value
Unvested at December 31, 2017	3,638,920	$1.58
Vested	(336,936)	1.58
Cancelled	(606,487)	1.58
Unvested at December 31, 2018	2,695,497	$1.58
Vested	(336,936)	1.58
Cancelled	—	—
Unvested at December 31, 2019	2,358,561	$1.58
Vested	(112,313)	1.58
Cancelled	(2,246,248)	1.58
Unvested at December 31, 2020	—	$1.58

During the years ended December 31, 2020, 2019 and 2018, the compensation expense for restricted shares granted included in “Selling, general and administrative expenses” in the consolidated statement of operations totaled $0, $0.5 million and $0.4 million, respectively.

As of December 31, 2020 and 2019, there were $0 and $3.4 million, respectively, of unrecognized compensation costs related to restricted stock.

(d)     Common Stock Valuations

The exercise prices of stock options and restricted stock granted were determined contemporaneously by the Company’s Board of Directors based on the estimated fair value of the underlying Class A Common Stock and Series A convertible Preferred Stock. The Class A Common Stock and Series A convertible Preferred Stock valuations were based on a combination of the income approach and two market approaches, which were used to estimate the total enterprise value of the Company. The income approach quantifies the present value of the future cash flows that management expects to achieve from continuing operations. These future cash flows are discounted to their present values using a rate corresponding to the Company’s estimated weighted average cost of capital. The Company’s weighted average cost of capital is calculated by weighting the required return on interest-bearing debt and common equity capital in proportion to their estimated percentages in the Company’s capital structure. The market approach considers multiples of financial metrics based on acquisition values or quoted trading prices of comparable public companies. An implied multiple of key financial metrics based on the trading and transaction values of publicly traded peers is applied to the Company’s similar metrics in order to derive an indication of value. A marketability discount is then applied to reflect the fact that the Company’s Class A Common Stock and Series A convertible Preferred Stock are not traded on a public exchange. The amount of the discount varies based on management’s expectation of effecting a public offering of the Company’s Class A Common Stock within the ensuing 12 months. The enterprise value indications from the income approach and market approaches were used to estimate the fair value of the Company’s Class A Common Stock and Series A convertible Preferred Stock in the context of the Company’s capital structure as of each valuation date. Each valuation was based on certain estimates and assumptions. If different estimates and assumptions had been used, these valuations could have been different.

NEWEGG INC.
Notes to Consolidated Financial Statements

(14)     Share Repurchase

On March 16, 2018, the Company’s Board of Directors approved a share repurchase program authorizing the repurchase of 6,640,447 shares of Series A convertible Preferred Stock and Class A Common Stock. The following table identifies shares of the Company’s Series A convertible Preferred Stock and Class A Common Stock that were repurchased during 2018:

	Series A Convertible Preferred Stock	Class A Common Stock
Shares repurchased	6,422,393	94,189
Price per share	$6.93	$6.93
Total investment	$44,480,466	$652,338

The repurchase price of $6.93 per share for the Class A Common Stock and Series A convertible Preferred Stock in excess over the fair value was recorded as additional stock-based compensation expense if the shares repurchased were originally acquired through stock compensation programs. If the shares were not originally acquired through stock compensation programs, the repurchase price in excess of the carrying value of the preferred shares was recorded as a deemed dividend. This resulted in a $3.1 million stock-based compensation expense and a $20 million deemed dividend during the year ended December 31, 2018. The Company did not repurchase any shares for the years ended December 31, 2020 and 2019. The excess of the repurchase price over the par value of the Series A Convertible Preferred Stock and Class A Common Stock was recorded in additional paid-in capital.

(15)     Net Income (Loss) per Share

Basic earnings per share of Common Stock is calculated by dividing net income available to holders of Common stock by the weighted average number of shares of Common Stock outstanding for the period. Under the two-class method, undistributed net income is allocated between shares of Common Stock and participating securities based on their participating rights. The diluted earnings per share of Common Stock calculation assumes the issuance of all dilutive potential common shares outstanding. Dilutive potential Common Stock consists of incremental shares of Class A Common Stock issuable upon the exercise of the stock options and upon conversion of all Preferred Stock.

In calculating the numerator of diluted earnings per share under the two-class method, undistributed net income is re-allocated to the common shares and participating securities that are assumed to be outstanding for diluted earnings per share purposes. In doing so, the undistributed net income allocated to common shares and participating securities for purposes of basic earnings per share is re-allocated in accordance with the sequencing rules of the FASB authoritative guidance to give effect to the potential common shares and participating securities that are assumed to be outstanding for purpose of computing diluted earnings per share.

Basic and diluted net loss per share is presented using the two-class method required for participating securities: Series AA convertible Preferred Stock, Series A convertible Preferred Stock and Class A Common Stock. Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted-average number of shares of common stock and, if dilutive, common stock equivalents outstanding during the period. The Company’s common stock equivalents consist of shares of common stock issuable upon the exercise of stock options and the conversion of Series AA convertible Preferred Stock and Series A convertible Preferred Stock. For the periods in which the Company has generated net loss, the basic and diluted net loss per share are the same because common stock equivalents are excluded from diluted net loss per share due to their antidilutive impact.

NEWEGG INC.
Notes to Consolidated Financial Statements

(15)     Net Income (Loss) per Share (cont.)

The following table summarizes the calculation of basic and diluted net income (loss) per common share (in thousands, except per share data):

	Year Ended December 31,
	2020	2019	2018
Reconciliation of net income attributable to Newegg Inc. to undistributed net income allocable to common stockholders for the basic computation
Net income (loss)	$30,426	$(16,991)	$(33,603)
Less: Dividend or deemed dividend paid to Series A convertible Preferred stock	—	—	(19,960)
Less: undistributed net income allocable to Series A and Series AA convertible Preferred Stocks	(30,012)	—	—
Undistributed net income (loss) allocable to common stockholders of Newegg Inc. for basic earnings per share	$414	$(16,991)	$(53,563)

Basic earnings per share
Basic weighted average shares outstanding	849	849	664
Basic earnings (loss) per share	$0.49	$(20.01)	$(80.68)

Diluted earnings per share
Basic weighted average shares outstanding	849	849	664
Dilutive effect of stock options	3,713	—	—
Diluted weighted average shares outstanding	4,562	849	664
Diluted earnings (loss) per share	$0.09	$(20.01)	$(80.68)

The following shares were excluded from the calculation of diluted net loss per share calculation as their effect would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2020	2019	2018
Stock options	741	2,602	3,979
Common stock issuable from the conversion of Series AA convertible Preferred Stock and Series A convertible Preferred Stock	61,346	61,346	61,346

(16)     Commitments and Contingencies

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of business. The Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable.

In February 2018, the Commonwealth of Massachusetts Department of Revenue issued a notice of intent to assess sales/use taxes against the Company for the period from October 1, 2017 through October 31, 2017 for a total assessment of $652,255 including penalties and interest. The Department of Revenue subsequently reduced this amount to $295,911 including penalties and interest. In May 2020, the Company received from the Commonwealth of Massachusetts Department of Revenue a notice of assessment for sales and use taxes for the months of November 2017 through September 2018 in the amount of $2,721,370, including penalties and interest. The Company has appealed these assessments and the Company intends to vigorously protest them. The outcome of this matter or the timing of such payments, if any, cannot be predicted at this time.

NEWEGG INC.
Notes to Consolidated Financial Statements

(16)     Commitments and Contingencies (cont.)

In 2017, the Company, along with two of its subsidiaries and various third parties, were named as defendants in a case brought by four South Korean banks in U.S. District Court for the Central District of California. The complaint alleged claims for intentional and negligent misrepresentation, negligent supervision and unfair competition, and sought damages against the Company and two subsidiaries. In April 2018, the Court dismissed all claims against one of the Company’s subsidiaries, Newegg Trading Limited, without prejudice. In October 2018, the court granted the Company’s motion to dismiss all claims against the Company and its remaining subsidiary without leave to amend.

In December 2014, an individual plaintiff sued Newegg.com Americas Inc. (“Newegg.com Americas”) in Superior Court in Los Angeles County, California, alleging that Newegg.com Americas had engaged in deceptive advertising practices and seeking to certify a class action. In 2016, the Court sustained Newegg.com Americas’ demurrer to the plaintiff’s claims without leave to amend. The plaintiff appealed, and in July 2018 the Court of Appeal reversed the decision of the trial court, thus allowing the case to proceed. The matter is now pending in the trial court. The Company does not believe that a loss is probable and intends to vigorously defend itself and its subsidiaries. Depending on the amount and timing, an unfavorable result could materially affect the Company’s business, consolidated results of operations, financial position or cash flows.

In addition to the legal proceedings mentioned above, from time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. There can be no assurance with respect to the outcome of any legal proceeding. The outcome of the litigation described above, the other pending lawsuits filed against the Company and other claims, including those that may be made in the future, may be adverse to the Company, and the monetary liability and other negative operational or financial impact may be material to the Company’s consolidated results of operations, financial position, and cash flows.

(17)     Employee Benefit Plan

The Company maintains a 401(k) defined-contribution plan for the benefit of its eligible employees. All full-time domestic employees who are at least 18 years of age are eligible to participate in the plan. Eligible employees may elect to contribute up to 100% of their eligible compensation. The Company’s matching contributions are made at the discretion of the Company’s Board of Directors. In addition, the Company may make a profit-sharing contribution at the sole discretion of the Board of Directors. Total contributions by the Company for each of the years ended December 31, 2020, 2019 and 2018 were $1.7 million, $1.8 million and $1.8 million, respectively. Contributions made by the Company are immediately 100% vested.

(18)     Related Party Transactions

Investment

On April 17, 2018, the Company acquired an equity interest in Mountain Capital Fund L.P. from Pegasus. The sole owner of Pegasus is the spouse of a member of the Company’s Board of Directors.

Loans to Affiliate

On June 16, 2017, the Company loaned $50.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate of 4% per annum (the “$50.0 Million Loan”). The $50.0 Million Loan was collateralized by a security interest in 43,167 Series C Shares of Razer Inc., a company incorporated under the laws of the Cayman Islands (“Razer”), held by Digital Grid.

On March 20, 2018, the Company loaned $20.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate equal to 4% per annum (the “$20.0 Million Loan”). The $20.0 Million Loan was collateralized by a security interest in 362,732,301 Ordinary Shares of Razer held by Digital Grid.

NEWEGG INC.
Notes to Consolidated Financial Statements

(18)     Related Party Transactions (cont.)

On May 11, 2018, the Company and Digital Grid entered into an amended and restated loan agreement which combined all of the remaining unpaid principal and interest on the $50.0 Million Loan and the $20.0 Million Loan into an amended and restated secured promissory note of approximately $23.3M (the “$23.3 Million Loan”). The $23.3 Million Loan replaces, amends, and restates in their respective entirety the $50.0 Million Loan and the $20.0 Million Loan. The $23.3 Million Loan had a maturity date of June 15, 2018 and carried an interest rate equal to 4% per annum. This loan was collateralized by a security interest in certain convertible bonds of China Digital Culture (Group) Limited, a company incorporated in the Cayman Islands, in the amount of HK$412,500,000 held by Digital Grid.

On June 15, 2018, the Company and Digital Grid entered into the First Amendment to the $23.3 Million Loan, pursuant to which the interest rate was amended to 5% per annum and the maturity date was extended to September 30, 2018. The $23.3 Million Loan was paid back in full by September 11, 2018. As of December 31, 2018, there was no outstanding principal balance receivable from affiliate.

On December 17, 2019, the Company loaned $15.0 million to Digital Grid under a term loan agreement with a maturity date of April 30, 2020 and a fixed interest rate of 5.0% (the “$15.0 Million Loan”). The $15.0 Million Loan was subsequently extended to June 30, 2021. The $15.0 Million Loan is included as “Notes receivable” at the Stockholders’ Equity section of the Consolidated Balance Sheets as of December 31, 2020 and 2019.

During the years ended December 31, 2020, 2019 and 2018, the Company recorded interest income of $0.7 million, $0.1 million and $0.9 million, respectively, from loans to affiliate in interest income in the consolidated statement of operations. As of December 31, 2020 and 2019, the amount of interest receivable on the $15.0 Million Loan outstanding included as a component of “Notes receivable” at the Stockholders’ Equity section in the consolidated balance sheets was $0.2 million and immaterial, respectively.

Loans from Affiliate

On January 14, 2019, the Company entered into three loan agreements with BARD Company Limited, an entity affiliated with our former Chief Executive Officer, pursuant to which the Company borrowed a total of $15.0 million. For all of the three loans, the maturity date was March 31, 2019 unless extended to April 30, 2019 in accordance with the terms of the loan agreements, and the interest rate was 6% per annum. The Company repaid the three loans in their entirety as of March 8, 2019.

Sales to Related Parties

Due from related parties and net sales to related parties primarily reflect sales of finished goods and services with the exception of loans to affiliate as discussed above.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $1.5 million, respectively, due from Digital Grid (Hong Kong) Technology (“Digital Grid”). Digital Grid is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020, 2019 and 2018 to this related party were immaterial.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $4.3 million, respectively, due from Connect Technova Inc. (“Connect Technova”). Connect Technova is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020 were immaterial. Sales during the year ended December 31, 2019 and 2018 to this related party were $0.8 million and $2.9 million, respectively.

As of December 31, 2020 and 2019, amount due to related parties was immaterial.

NEWEGG INC.
Notes to Consolidated Financial Statements

(19)     Segment Information

The Company’s Chief Executive Officer, who is the chief operating decision maker (“CODM”), reviews financial information presented on a consolidated basis. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. The Company considers itself to be operating within one reportable segment.

The following table summarizes net sales from external customers (in thousands):

	December 31,
	2020	2019	2018
United States	$1,906,058	$1,378,843	$1,811,254
Canada	150,707	117,406	158,681
Rest of world	58,107	37,679	52,502
Total	$2,114,872	$1,533,928	$2,022,437

The following table summarizes net sales by product category and revenue stream (in thousands):

Year Ended December 31, 2020
Net Sales by Product Category
Components & Storage	$1,311,608
Computer System	403,203
Office Solutions	155,592
Others	244,469
Total Net Sales	$2,114,872

Net Sales by Revenue Stream
Direct sales revenues(1)	$1,974,897
Marketplace revenues(2)	58,128
Services revenues(3)	81,847
Total Net Sales	$2,114,872

____________

(1)      Includes all first-party product sales where Newegg owns and sells its own inventories within its websites and third-party marketplace platforms.

(2)      Includes all the commission revenues earned from sales made by sellers on its websites.

(3)      Includes all revenue recognized from providing services to customers, including third-party logistics services, advertising services, and all other third-party seller services.

The following table summarizes net property, plant and equipment by country (in thousands):

	December 31,
	2020	2019	2018
United States	$19,663	$20,650	$29,297
Canada	71	447	718
China	26,732	26,033	27,427
Total	$46,466	$47,130	$57,442

NEWEGG INC.
Notes to Consolidated Financial Statements

(20)     COVID-19 Considerations

(1)    On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”) and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

(2)    On March 27, 2020, the ‘Coronavirus Aid, Relief, and Economic Security Act’ (the CARES Act) was signed into law by the president. The CARES act provides several favorable tax provisions. The Company evaluated the impacts of CARES Act and determined it has no material impact to the income tax provision.

(3)    As a consequence of the COVID-19 outbreak, the Company has experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. The Company has also experienced some increases in the cost of certain products, as well as a drop in promotions by some manufacturers.  The Company considers such events to have been relatively minor and temporary to date.  Despite the pandemic, the Company’s online business and warehouses remain active to serve our customers during the COVID-19 outbreak, and for the year ended December 31, 2020, the Company has seen increased demand for its products and services as compared with the year ended December 31, 2019.

(4)    However, the course of the COVID-19 outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic and market conditions, which in turn could lead to a reduced demand for the Company’s products and services. Similarly, supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, which could negatively impact sales in the future.  The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity and future results of operation. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry and workforce. Given the almost daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition or liquidity for fiscal year 2021 or beyond.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on the Company’s results of future operations, financial position and liquidity.

(21)     Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 31, 2021, the date the consolidated financial statements were issued.

Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2020 (this “Agreement”), is entered into by and among Lianluo Smart Limited, a business company incorporated under the laws of the British Virgin Islands (“LLIT”), Newegg Inc., a Delaware corporation (“Newegg”), and Lightning Delaware Sub, Inc., a Delaware corporation and a wholly owned subsidiary of LLIT (“Merger Sub”). LLIT, Newegg and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, LLIT is a British Virgin Islands business company which is currently authorized to issue a maximum of 6,250,000 common shares, divided into (i) 4,736,111 Class A common shares, par value $0.021848 per share (“LLIT Class A Shares”), of which 2,210,684 shares are issued and outstanding as of the date hereof, and (ii) 1,513,889 Class B common shares, par value $0.021848 per share, (“LLIT Class B Shares”), of which 1,388,888 shares are issued and outstanding as of the date hereof;

WHEREAS, Merger Sub is a Delaware corporation having authorized capital stock consisting of 100 shares of Common Stock, par value $0.01 per share (the “Merger Sub Common Stock”), of which all 100 shares are issued and outstanding as of the date hereof, all of which are owned of record and beneficially by LLIT;

WHEREAS, Newegg is a Delaware corporation having authorized capital stock consisting of: (i) 142,000,000 shares of Class A common stock, par value $0.001 per share (“Newegg Class A Shares”), of which 849,159 shares are issued and outstanding as of the date hereof, (ii) 59,000,000 shares of Class B common stock, par value $0.001 per share (“Newegg Class B Shares”), of which no shares are issued and outstanding as of the date hereof, (iii) 25,889,968 shares of Series AA preferred stock, par value $0.001 per share (“Newegg Series AA Preferred Shares”), of which 24,870,027 shares are issued and outstanding as of the date hereof, and (iv) 59,000,000 shares of Series A preferred stock, par value $0.001 per share (“Newegg Series A Preferred Shares”), of which 36,475,987 shares are issued and outstanding as of the date hereof (collectively, “Newegg Shares”);

WHEREAS, LLIT and Beijing Fenjin Times Technology Development Co., Ltd., a corporation organized under the laws of People’s Republic of China (the “Disposition Acquirer”) have entered into that certain Equity Transfer Agreement, (the “Disposition Agreement”) on the same date of this Agreement, pursuant to which LLIT has agreed to sell all of the equity interests in Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd, the wholly-owned subsidiary of LLIT (“Lianluo Connection”), and all remaining assets and liabilities of Lianluo Connection owned immediately prior to the Closing to the Disposition Acquirer (the “Disposition”, together with the Merger, the “Restructure”), on the Closing Date (as defined below) on or immediately after the Effective Time (as defined below);

WHEREAS, the respective Boards of Directors of LLIT, Newegg and Merger Sub, together with the LLIT Special Committee and the Newegg Special Committee, have unanimously approved and declared advisable the merger of Merger Sub with and into Newegg (the “Merger”), upon the terms and subject to the conditions set forth herein;

WHEREAS, Hangzhou Lianluo Interactive Technology Co., Ltd. (“Hangzhou Lianluo”), which beneficially owns 1,388,888 outstanding LLIT Class B Shares, representing 100% of the LLIT Class B Shares and 86.27% of the aggregate outstanding voting power of all classes of LLIT Shares and Ping Chen, who beneficially owns 201,692 outstanding shares of LLIT Class A Shares, representing 9.12% of outstanding LLIT Class A Shares and 1.25% of the aggregate outstanding voting power of all classes of LLIT Shares, have entered into a voting agreement simultaneously with the execution of this Agreement in the form attached hereto as Exhibit A, pursuant to which Hangzhou Lianluo and Ping Chen agree to vote in favor of the Merger, the Disposition, the Offering and any other transactions contemplated herein or described in the Form F-4 (as hereinafter defined) (the “Support Agreements”);

WHEREAS, within 5 days after the date hereof, stockholders of Newegg who hold a majority (measured both including and excluding any such stockholders who are affiliated with Hangzhou Lianluo) of each class and each series of Newegg Shares will act by written consent to adopt this Agreement and approve the transactions contemplated herein;

Annex A-1

WHEREAS, LLIT shall prepare, with the assistance and cooperation of Newegg, and file with the Securities and Exchange Commission (“SEC”) a registration restatement on Form F-1 (as amended or supplemented from time to time, the “Form F-1”) in connection with an offering of a certain number of LLIT Class A Shares for $30,000,000, or such other amount reasonably determined by Newegg that is necessary for LLIT to meet NASDAQ initial listing requirements (the “Offering”), which will be closed simultaneously with the Restructure;

WHEREAS, LLIT shall prepare, with the assistance and cooperation of Newegg, and file with the SEC a Form F-4 (as amended or supplemented from time to time, and including the notice to shareholders contained therein, the “Form F-4”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the LLIT Exchange Shares (as hereinafter defined) to be issued in the Merger (such registration statement, the “Merger Registration Statement”), which will also contain a proxy solicitation statement and notice to LLIT’s shareholders of the Shareholder Meeting (as hereinafter defined) held for the purpose of considering matters in connection with the Restructure and the Offering (the “Shareholder Meeting Notice”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the Parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Newegg at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease and Newegg shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of LLIT.

Section 1.2 Effective Time. The Merger shall become effective immediately when a Certificate of Merger (the “Certificate of Merger”), prepared and executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware or, if agreed to by LLIT (acting through the LLIT Special Committee) and Newegg (acting through the Newegg Special Committee), at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). The filing of the Certificate of Merger shall be made on the Closing Date (as hereinafter defined).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Newegg and Merger Sub shall vest in the Surviving Corporation, and all the debts, liabilities and duties of Newegg and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to be identical to the Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter changed or amended as provided therein or by applicable Laws.

(b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended in its entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(c) The directors and officers of the Surviving Corporation at the Effective Time shall be the directors and officers of Newegg, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Annex A-2

Section 1.5 Amended Charter, Directors and Officers of LLIT.

(a) At the Effective Time, LLIT shall cause its Memorandum and Articles of Association to be amended and restated in the form of the Amended Charter (as hereinafter defined).

(b) The Parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Board of Directors of LLIT (the “LLIT Board”) immediately prior to the Effective Time) so that, as of the Effective Time, the LLIT Board shall be comprised of the individuals listed on Exhibit B attached hereto. Each individual listed on Exhibit B shall become a director of LLIT effective as of the Effective Time, to serve for the terms set forth on Exhibit B until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c) The Parties shall take all action necessary so that, as of the Effective Time, the individuals listed on Exhibit B shall be appointed as the executive officers of LLIT. Each existing executive officer of LLIT who is not remaining in such capacity shall submit a written resignation from his or her position as an executive officer of LLIT on or prior to the Closing Date, which shall be effective as of the Effective Time.

(d) Prior to the Effective Time, in the event that any individual set forth on Exhibit B is unable or unwilling to serve on the LLIT Board or as an officer of LLIT, then Newegg shall select a replacement for such individual to serve in such person’s place. The Parties shall take all action necessary to ensure that any such replacement designee is duly qualified and appointed as a director of the LLIT Board or as an officer of LLIT as of the Effective Time.

Section 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of LLIT, Newegg, Merger Sub or the holders of any securities of LLIT, Newegg or Merger Sub, other than as contemplated in this Agreement, the following shall occur:

(a) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time), so that immediately following the Effective Time, LLIT will be the holder of all the issued and outstanding shares of capital stock of the Surviving Corporation.

(b) Subject to the provisions of Sections 1.8 and 1.9, each Newegg Share that is issued and outstanding immediately prior to the Effective Time (including any Newegg Class A Shares, Newegg Class B Shares, Newegg Series Preferred A Shares and Newegg Series AA Preferred Shares but excluding any Dissenting Shares (as hereinafter defined) or Excluded Shares (as hereinafter defined)) shall be exchanged for and converted into such number of validly issued, fully paid and non-assessable LLIT Class A Shares (the “LLIT Exchange Shares”) equal to the LLIT Conversion Ratio (the total number of LLIT Exchange Shares is collectively referred to as the “Merger Consideration”). The LLIT Conversion Ratio shall equal the Newegg Per Share Value divided by the LLIT Per Share Value. The “Newegg Per Share Value” shall equal $880,000,000 divided by the number of outstanding Newegg Shares on the date hereof. The “LLIT Per Share Value” shall equal (i) the volume-weighted average trading price of LLIT Class A Shares for the consecutive twenty (20) Trading Days immediately prior to and including October 16, 2020, as adjusted for a 1 to 8 reverse stock split effective on the date hereof (the “LLIT 20 Day VWAP”) minus (ii) (A) $3,500,000 (the “Escrow Amount”) divided by (B) the number of LLIT Class A Shares and LLIT Class B Shares issued and outstanding on the date hereof, after giving effect to such reverse stock split.

The LLIT Conversion Ratio shall be rounded to four decimal places and shall be appropriately adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Newegg Shares, LLIT Class A Shares or LLIT Class B Shares, reorganization, recapitalization, reclassification or other like change with respect to the Newegg Shares, LLIT Class A Shares or LLIT Class B Shares having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this subsection (i) shall be construed to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(i) If Section 1.6(b) would result in the issuance of any fractional LLIT Exchange Shares, then, notwithstanding Section 1.6(b), such fractional LLIT Exchange Share shall not be issued by LLIT and in lieu thereof, LLIT shall pay in cash, without interest, an amount equal to the amount of such fractional LLIT Exchange Share times the LLIT 20 Day VWAP (the “Cash Payment”).

Annex A-3

(ii) All Newegg Shares, when so exchanged and converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such Newegg Shares shall cease to have any rights with respect to Newegg Shares, and thereafter such certificates shall represent the LLIT Exchange Shares into which such Newegg Shares are converted.

(c) Each Newegg Share held by Newegg as treasury stock or owned by LLIT, Merger Sub or by any wholly-owned direct or indirect Subsidiary of Newegg immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall no longer be outstanding and shall automatically be cancelled and retired without payment or consideration therefor.

(d) All options, warrants and other securities convertible into or exercisable for shares of Newegg capital stock shall either be converted or exercised into Newegg Shares prior to the Effective Time (and holders thereof shall receive part of the Merger Consideration) or be assumed by LLIT pursuant to Section 1.9.

(e) At the Effective Time, each LLIT Class A Share issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, any LLIT Class A Shares owned by the Surviving Corporation shall automatically be cancelled and retired without payment or consideration therefor.

(f) Through the Support Agreement, Hangzhou Lianluo has agreed (i) to convert each LLIT Class B Share issued and outstanding immediately prior to the Effective Time into a LLIT Class A Share pursuant to the terms of the Amended Charter, and (ii) that the warrant contained in Section 4(j) of the Share Purchase Agreement dated as of April 28, 2016 by and among LLIT and Hangzhou Lianluo shall be a warrant to acquire from LLIT 125,000 LLIT Class A Shares at a purchase price of $17.60 per share (after giving effect to LLIT’s 1 for 8 reverse stock split), with the number of shares and exercise price both subject to appropriate adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of LLIT Shares that occur after the date hereof. Subject to the foregoing, immediately following the Effective Time, any LLIT Class B Shares, and any options, warrants or other securities which are convertible or exchangeable into LLIT Class B Shares shall automatically be cancelled and retired without payment or consideration therefor.

Section 1.7 Exchange of Shares.

(a) Exchange. Immediately prior to the Effective Time, LLIT shall designate for exchange, in accordance with this Section 1.7, certificates representing the LLIT Exchange Shares issuable pursuant to Section 1.6(b) in exchange for outstanding Newegg Shares. At the Effective Time, LLIT shall cause its transfer agent to deliver the appropriate Merger Consideration and enter in LLIT’s register of members the names of the holders of record of Newegg Shares in exchange for all Newegg Shares that are issued and outstanding immediately prior to the Effective Time, whether represented by certificates (the “Certificates”) or not represented by certificates (the “Book-Entry Shares”). Notwithstanding anything to the contrary contained in this Section 1.7, LLIT Exchange Shares issued as Merger Consideration can be delivered in book-entry form.

(b) Exchange Procedures. As soon as reasonably practical after the Effective Time, LLIT shall mail (or cause to be mailed) to each holder of record of Newegg Shares: (i) a letter of transmittal (which shall be in such form and have such provisions as LLIT and Newegg mutually and reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to LLIT or to such agents as may be appointed by LLIT, together with such letter of transmittal, duly executed, and any other documents as may be reasonably required, the holder of such Newegg Shares shall be entitled to receive in exchange therefor the LLIT Exchange Shares together with the Cash Payment, if applicable, to which such holder is entitled to under Section 1.6(b), and the Newegg Shares formerly represented by such Certificate or Book-Entry Shares shall forthwith be canceled. Until surrendered as contemplated by this Section 1.7, (x) each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the LLIT Exchange Shares as contemplated by Section 1.6(b) and (y) a holder of Newegg Shares shall not receive any dividends or distributions in respect of any such corresponding LLIT Exchange Shares which they may otherwise be entitled to; provided that once the Newegg Shares are properly surrendered, the holder shall receive, without interest, any dividends or distributions with a record date after the Closing Date and payable with respect to such LLIT Exchange Shares, if any, they are entitled to receive.

Annex A-4

(c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by LLIT in its reasonable business judgment, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, LLIT will issue in exchange for such lost, stolen or destroyed Certificate the LLIT Exchange Shares to which the holders thereof are entitled pursuant to Section 1.6(b).

(d) Form F-4. LLIT shall issue the LLIT Exchange Shares in exchange for outstanding Newegg Shares as provided in Section 1.6 pursuant to the Merger Registration Statement on the Form F-4 filed under the Securities Act. LLIT and Newegg shall comply with all applicable provisions of, and rules under, the Securities Act in connection with the offering and issuance of the Merger Consideration, including the inclusion of the necessary financial statements related to their respective businesses.

Section 1.8 Closing of Newegg Transfer Books. At the Effective Time, the stock transfer books of Newegg shall be closed, and no transfer of Newegg Shares shall thereafter be made on the records of Newegg. If, after the Effective Time, Certificates representing Newegg Shares are presented to the Surviving Corporation or LLIT, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.9 Assumption of Newegg Benefit Plans and Awards.

(a) Prior to Closing, LLIT (acting through the LLIT Special Committee) and Newegg (acting through the Newegg Special Committee) will enter into a Compensation Plan Agreement (the “Compensation Plan Agreement”), pursuant to which, among other things, Newegg will, at the Effective Time, transfer to LLIT, and LLIT will assume, sponsorship of all of the Newegg Benefit Plans (as defined below) and all of Newegg’s rights and obligations thereunder.

(b) At the Effective Time, pursuant to this Agreement and the Compensation Plan Agreement, Newegg will transfer to LLIT, and LLIT will assume, its rights and obligations under each stock option to purchase or a right to acquire or vest in, each Newegg Share (the “Awards”) issued under the Newegg Benefit Plans or granted by Newegg outside of its Benefit Plans that is outstanding and unexercised, whether vested or unvested, as of immediately prior to the Effective Time. Each of the Awards shall be converted into a stock option to purchase or a right to acquire or vest in, respectively, such number of LLIT Class A Shares equal to the LLIT Conversion Ratio, and, for stock options, the exercise price per LLIT Class A Share shall equal the exercise price per Newegg Share in effect immediately prior to the Effective Time for the Award divided by the LLIT Conversion Ratio, provided that such exercise price per share for the applicable LLIT Shares will be at least the per share par value of such LLIT Class A Shares and provided further that any Awards made during the Interim Period (as hereinafter defined) shall have an exercise price at least equal to the closing price of the LLIT Class A Shares on the date of grant times the LLIT Conversion Ratio. If the aforementioned conversion would result in the issuance of a fraction of a LLIT Class A Share, in lieu of issuing such fraction of a LLIT Class A Share, LLIT shall pay to the holder of the Award an amount in cash equal to the LLIT 20 Day VWAP times the amount of such fraction. For purposes of this Agreement, “Newegg Benefit Plans” shall mean, collectively, the Benefit Plans listed on Schedule 4.19 of the Newegg Disclosure Schedules (as hereinafter defined) and any and all subplans, appendices or addendums thereto, and any and all agreements evidencing Awards.

Section 1.10 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or Newegg, or (b) otherwise to carry out the purposes of this Agreement (including cooperating with the filing of future tax returns, as necessary), the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver in the name and on behalf of Merger Sub, and the individual(s) listed in Schedule 1.10 of the Newegg Disclosure Schedules shall be authorized to execute and deliver in the name and on behalf of Newegg, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or Newegg, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or Newegg and otherwise to carry out the purposes of this Agreement.

Annex A-5

Section 1.11 Dissenters Rights. No stockholder of Newegg who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Newegg Shares (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the LLIT Exchange Shares with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedures set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. Newegg shall give LLIT prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by Newegg relating to any Dissenting Stockholder’s rights of appraisal. Newegg shall direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the LLIT Exchange Shares shall be reduced by the portion of the LLIT Exchange Shares that would otherwise be due to any Dissenting Stockholders pursuant to Section 1.6 and Section 1.7 attributable to any Dissenting Shares, and the Dissenting Stockholders shall have no rights to any portion of the LLIT Exchange Shares with respect to any Dissenting Shares.

Section 1.12 Escrow. Within five (5) days after the date of this Agreement, LLIT shall place the Escrow Amount into a U.S. bank account (“Escrow Account”) designated by a third party escrow agent to be mutually selected by the Parties (the “Escrow Agent”) to be held pursuant to an escrow agreement between the Escrow Agent, LLIT and Newegg in customary form to be reasonably agreed upon by LLIT and Newegg (the “Escrow Agreement”). The Escrow Amount shall be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement.

ARTICLE II

CLOSING

Section 2.1 Closing. Unless this Agreement has been terminated pursuant to Article VI below, the closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Hunter Taubman Fischer & Li LLC, 800 Third Avenue, Suite 2800, New York, NY 10022, no later than the second Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the LLIT (acting through the LLIT Special Committee) and Newegg (acting through the Newegg Special Committee) may agree (the date and time at which the Closing is actually held being, the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LLIT AND MERGER SUB

Except as set forth in the disclosure schedules delivered by LLIT and Merger Sub to Newegg on the date hereof (the “LLIT Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of LLIT, LLIT’s direct and indirect Subsidiaries (each of the foregoing, a “LLIT Subsidiary” and collectively, the “LLIT Subsidiaries”) and Merger Sub, on a joint and several basis, represents and warrants to Newegg, as follows:

Section 3.1 Due Incorporation and Good Standing. LLIT is a business company duly incorporated, validly existing under the Laws of the British Virgin Islands. There are no proceedings pending to dissolve LLIT, and LLIT has taken no action seeking dissolution of LLIT. LLIT has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each LLIT Subsidiary, including Merger Sub, is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of LLIT and the LLIT Subsidiaries (each, a “LLIT Entity” and collectively, the “LLIT Entities”) is duly qualified or licensed and in good standing to conduct business in each jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on LLIT. Schedule 3.1 lists all

Annex A-6

jurisdictions in which each LLIT Entity is organized and qualified to conduct business and all names other than its legal name under which any LLIT Entity does business. LLIT has made available to Newegg accurate and complete copies of Organizational Documents of each of the LLIT Entities, each as amended to date and as currently in effect. No LLIT Entity is in material violation of any provision of its Organizational Documents.

Section 3.2 Authorization; Binding Agreement. LLIT and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each ancillary document to which it is or is required to be a party, to perform LLIT’s and Merger Sub’s obligations, and to consummate the transactions contemplated hereby and thereby (such agreements, each, an “Ancillary Document”, collectively “Ancillary Documents”). The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of LLIT and Merger Sub. No other corporate proceedings on the part of LLIT or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party. No other corporate proceedings on the part of LLIT or Merger Sub are necessary to consummate the transactions contemplated hereby and thereby, except for obtaining the Required Shareholder Vote. This Agreement has been, and each Ancillary Document to which LLIT or Merger Sub is or is required to be a party shall be when delivered, duly and validly executed and delivered by LLIT and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of each LLIT Entity, enforceable against each LLIT Entity in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of any LLIT Entity is required to be obtained or made in connection with the execution, delivery or performance by any LLIT Entity of this Agreement and each Ancillary Document to which it is a party or the consummation by any LLIT Entity of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in the British Virgin Islands to effect the amendment of the Memorandum and Articles of Association of LLIT (including but not limited to changes to the share capital of LLIT), (b) such filings as may be required in any jurisdiction where such LLIT Entity is qualified or authorized to conduct business as a foreign corporation in order to maintain such qualification or authorization, (c) such filings as contemplated by this Agreement, (d) any filings required with the NASDAQ Capital Market (“NASDAQ”) with respect to the transactions contemplated by this Agreement, (e) applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on LLIT as a whole or any LLIT Entity.

Section 3.4 Non-Contravention. The execution and delivery by LLIT or Merger Sub of this Agreement and each Ancillary Document to which it is a party or otherwise bound, the consummation by any LLIT Entity of the transactions contemplated hereby and thereby, and compliance by any LLIT Entity with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any LLIT Entity’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any LLIT Entity or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any LLIT Entity under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any LLIT Entity under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity

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or performance, cancel, terminate or modify any right, benefit, obligation or other term under any of the terms, conditions or provisions of any LLIT Material Contract to which any LLIT Entity is a party or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on LLIT.

Section 3.5 Capitalization.

(a) LLIT is authorized to issue (i) 6,250,000 common shares, divided into (i) 4,736,111 LLIT Class A Shares and (ii) 1,513,889 LLIT Class B Shares, each with a par value of $0.021848 (collectively, the “LLIT Shares”). The issued and outstanding LLIT Shares as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding LLIT Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, LLIT Memorandum and Articles of Association, as amended from time to time, or any Contract to which LLIT is a party or by which it or its securities are bound or, to the Knowledge of LLIT, any other Contract. LLIT holds no shares or other equity interests in or of LLIT in its treasury. None of the outstanding LLIT Shares have been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(b), LLIT does not have any Subsidiaries, control any variable interest entity (“VIE”) or own any equity interests in any other Person. All of the outstanding equity securities of each Subsidiary of LLIT are duly authorized and validly issued, paid in accordance with the applicable Laws and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by LLIT or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents, which are set forth in Schedule 3.5(b)). There are no Contracts to which LLIT or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of LLIT other than the Organizational Documents of any such Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any LLIT Entity. Except for the limitations and restrictions imposed under applicable PRC Law regarding LLIT Subsidiaries incorporated in PRC, no LLIT Entity has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. LLIT does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person (other than any LLIT Subsidiary and 652,174 shares of common stock, par value $0.001 per share, of Guardion Health Sciences, Inc., a Delaware company (“Guardion Shares”)). None of LLIT or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Except as set forth in Schedule 3.5(b), there are no outstanding material contractual obligations of LLIT or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

(c) Except as set forth in Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to the issued or unissued shares, warrants, options, capital stock or equity interests of LLIT or any LLIT Subsidiary, or (B) obligating LLIT or any LLIT Subsidiary to issue, transfer, deliver, repurchase or sell or cause to be issued, transferred, delivered, sold or repurchased such shares, stock or equity, or any options or shares or securities convertible into or exchangeable for such shares, stock or equity, or (C) obligating LLIT or any LLIT Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares, stock or equity. Except as set forth in Schedule 3.5(c), there are no outstanding obligations of LLIT to repurchase, redeem or otherwise acquire any shares, stock or equity of LLIT or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which any LLIT Entity is a party, or which is otherwise within the Knowledge of LLIT, with respect to the voting of any shares of any LLIT Entity.

(d) All Indebtedness of LLIT (including each LLIT Subsidiary) is disclosed in Schedule 3.5(d), except for such Indebtedness which does not cumulatively exceed $50,000. No Indebtedness of LLIT contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by LLIT or any LLIT Subsidiary or (iii) the ability of LLIT or any LLIT Subsidiary to grant any Lien on its properties or assets.

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(e) Except as disclosed in the SEC Reports, LLIT has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the LLIT Board has not authorized any of the foregoing.

Section 3.6 SEC Filings and LLIT Financials.

(a) LLIT has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by LLIT with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto from the beginning of the three most recent fiscal years up to the date hereof, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on LLIT. Except to the extent available on the SEC’s web site through EDGAR, LLIT has delivered to Newegg copies in the form filed with the SEC of all of the following: (i) LLIT’s Annual Reports on Form 20-F or on Form 10-K for each fiscal year of LLIT beginning with the year ended December 31, 2017, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by LLIT with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iii) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. LLIT, as of the date of this Agreement, is not aware of any filed SEC Report that contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the LLIT Class A Shares are listed on NASDAQ, (B) LLIT has not received any effective written deficiency notice from NASDAQ relating to the continued listing requirements of LLIT Shares, (C) there are no Actions pending or, to the Knowledge of LLIT, threatened against LLIT with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the LLIT Class A Shares on NASDAQ and (D) the LLIT Class A Shares are in compliance with all of the applicable listing and corporate governance rules of NASDAQ, except in the case of clauses (B), (C) and (D), as set forth in Schedule 3.6(a).

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports, as well as the consolidated and unconsolidated financial statement of LLIT as of and for the six months ended June 30, 2020, fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity and cash flows of LLIT at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). LLIT has provided Newegg with a true and complete copy of the financial statements and notes contained or incorporated by reference in the SEC Reports, as well as the consolidated and unconsolidated financial statement of LLIT as of and for the six months ended June 30, 2020 (the “LLIT Financials”) and the unaudited and unreviewed financial statements for the eight months ended August 31, 2020.

(c) Except as and to the extent reflected or reserved against in the LLIT Financials, LLIT has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the LLIT Financials.

(d) As of the date hereof, LLIT (exclusive of any LLIT Subsidiary) has an unrestricted cash balance of immediately available funds of not less than $5,000,000.

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Section 3.7 Absence of Certain Changes. Since December 31, 2019, other than as disclosed in the SEC Reports filed since December 31, 2019, LLIT and each LLIT Subsidiary has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect, other than as stated in Schedule 3.7 and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3 if such action were taken on or after the date hereof without the consent of Newegg.

Section 3.8 Compliance with Laws. Except as disclosed in Schedule 3.8, LLIT and each LLIT Subsidiary is, and has since its respective date of formation been, in compliance with all Laws applicable to it by which it or any of its properties, assets, employees, business or operations are or were bound or affected except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on LLIT or any LLIT Subsidiary, and no LLIT Entity has received written notice alleging any violation of applicable Law in any material respect by LLIT or any LLIT Subsidiary.

Section 3.9 Actions; Orders; Permits. Except as set forth in Schedule 3.9, there is no (a) Action of any nature pending or, to LLIT’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority, in either case of (a) or (b) by or against LLIT or any LLIT Subsidiary, its current or former directors, officers or equity holders, which would reasonably be expected to have a Material Adverse Effect on LLIT or LLIT Subsidiaries. None of the current or former officers, senior management or directors of LLIT or any LLIT Subsidiary have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Each LLIT Entity holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on LLIT or any LLIT Subsidiary.

Section 3.10 Taxes and Returns.

(a) Each LLIT Entity has or will have timely filed, or caused to be timely filed, all Tax Returns by it, which Tax Returns are true, accurate, correct and complete, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the LLIT Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where any LLIT Entity files or is required to file a Tax Return. Each LLIT Entity has complied in all material respects with all applicable Laws relating to Tax. There is no current pending or, to the Knowledge of a LLIT Entity, threatened Action against such LLIT Entity by a Governmental Authority in a jurisdiction where such LLIT Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no audits, examinations, investigations or other proceedings pending, or to the Knowledge of LLIT, threatened Action, against any LLIT Entity in respect of any Tax, no LLIT Entity has been notified in writing of any proposed Tax claims or assessments against any LLIT Entity (other than, in each case, claims or assessments for which adequate reserves in the LLIT Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any LLIT Entity’s assets, other than Permitted Liens. Each LLIT Entity has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due. No LLIT Entity has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any LLIT Entity for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the beginning of the three most recent fiscal years, no LLIT Entity has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law or permitted by applicable accounting principles, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) No LLIT Entity has any Liability for the Taxes of another Person (other than another LLIT Entity) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No LLIT Entity is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on LLIT or any LLIT Subsidiary with respect to any period following the Closing Date.

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(d) No LLIT Entity has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

Section 3.11 Employees and Employee Benefit Plans. Except as set forth in the SEC Reports, no LLIT Entity maintains, or has any liability under, any employee benefit plans. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

Section 3.12 Properties. Except as set forth in the SEC Reports, no LLIT Entity owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Except as set forth in the SEC Reports, no LLIT Entity owns or leases any material real property or Personal Property. Each LLIT Entity has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified in the LLIT Financials. The assets (including Intellectual Property rights and contractual rights) of LLIT Entities constitute all of the assets, rights and properties that are used in the operation of the businesses of the LLIT Entities as it is now conducted and presently proposed to be conducted, and taken together, are adequate and sufficient for the operation of the businesses of the LLIT Entities as currently conducted and as presently proposed to be conducted.

Section 3.13 Material Contracts.

(a) Except as set forth in the SEC Reports, this Agreement or the Ancillary Documents, there are no Contracts to which LLIT or any other LLIT Entity is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by any LLIT Entity on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of any LLIT Entity as its business as is currently conducted, any acquisition of material property by LLIT Entity, or restricts in any material respect the ability of any LLIT Entity from engaging in business as currently conducted by it or from competing with any other Person, (iv) relates to the purchase, sale or otherwise relates to any LLIT Shares, LLIT equity interests, or options, warrants or any other Contract which is convertible therefor, or (v) is otherwise material to any LLIT Entity and not described in clauses (i) through (iv) above (each, a “LLIT Material Contract”). All LLIT Material Contracts have been made available to Newegg other than those that are exhibits to the SEC Reports.

(b) With respect to each LLIT Material Contract: (i) the LLIT Material Contract was entered into at arms’ length; (ii) the LLIT Material Contract is legal, valid, binding and enforceable in all material respects against the respective LLIT Entity and, to the Knowledge of LLIT, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) each LLIT Entity is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the respective LLIT Entity, or permit termination or acceleration by the other party, under such LLIT Material Contract; (iv) to the Knowledge of LLIT, no other party to any LLIT Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the respective LLIT Entity under any LLIT Material Contract; (v) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will affect the validity or enforceability of any LLIT Material Contract; (vi) no LLIT Entity has received written notice of an intention by any party to any such LLIT Material Contract that provides for a continuing obligation by any party thereto to terminate such LLIT Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not materially adversely affect any LLIT Entity; and (vii) no LLIT Entity has waived any rights under any such LLIT Material Contract.

Section 3.14 Transactions with Affiliates. Schedule 3.14 sets forth the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between LLIT or any other LLIT Entity and any (a) present or former director, officer or employee or Affiliate of any LLIT Entity, or any family member of any of the foregoing, or (b) record or beneficial owner of more than ten percent (10%) of the outstanding LLIT Shares as of the date hereof. Except as set forth in in Schedule 3.14, no LLIT Entity nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a LLIT Entity

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or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing with respect to an applicable party, a “Related Person”) is presently a party to any transaction with a LLIT Entity.

Section 3.15 Investment Company Act. LLIT is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 3.16 Finders and Brokers. Except as contemplated by the Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from LLIT, any LLIT Subsidiary, or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of LLIT.

Section 3.17 Ownership of LLIT Exchange Shares. All the LLIT Exchange Shares issued and delivered in accordance with Article I shall be, upon issuance and delivery of such LLIT Exchange Shares, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, Newegg’s stockholder agreement (which will be assigned to LLIT) and any Liens incurred by Newegg’s stockholders, and the issuance and delivery of such LLIT Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 3.18 Certain Business Practices.

(a) Neither LLIT, nor any LLIT Subsidiary, nor, to the Knowledge of LLIT, any of their Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since April 1, 2017, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder LLIT or any LLIT Subsidiary or assist it in connection with any actual or proposed transaction.

(b) The operations of LLIT (including all LLIT Subsidiaries) are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving LLIT or any LLIT Subsidiary with respect to the any of the foregoing is pending or, to the Knowledge of LLIT, threatened.

(c) No LLIT Entity or any of its directors or officers, or, to the Knowledge of LLIT, any other Representative acting on behalf of any LLIT Entity, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and no LLIT Entity has, directly or, to the Knowledge of LLIT, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

Section 3.19 New Subsidiaries. Merger Sub was formed on or about September 23, 2020 solely for the purpose of the transactions contemplated herein. Merger Sub has had no operations or activities prior to the date hereof, other than those activities which are customary organizational and formation activities. Merger Sub has no assets, liabilities or employees and is not a party to any Contract except for the Contract under which LLIT acquired the Merger Sub Common Stock.

Section 3.20 LLIT After Disposition. Except as set forth in Schedule 3.20, immediately following the closing of the Disposition, LLIT and its then current Subsidiaries shall (i) have no assets, Indebtedness, Permits, employees or Liabilities, and (ii) not be a party to, nor will any of their properties or assets be bound, subject to or affected by, any Contract, Order or Action, other than in each case those which are held by Newegg as of immediately prior to the Closing, shares of Merger Sub, Guardion Shares and cash.

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Section 3.21 Disclosure. No representations or warranties by LLIT (including LLIT Subsidiaries) in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, and none of the information supplied or to be supplied by LLIT (including any LLIT Subsidiary) in connection with the transactions contemplated by this Agreement (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Section 3.22 Independent Investigation. LLIT has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Newegg and Newegg Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Newegg and Newegg Subsidiaries for such purpose. LLIT acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Newegg set forth in Article IV and the covenants set forth in Article V (including the related portions of Newegg Disclosure Schedules); and (b) none of Newegg or its respective Representatives have made any representation or warranty as to Newegg or any of Newegg’s Subsidiaries or this Agreement, except as expressly set forth in Article IV (including the related portions of the Newegg Disclosure Schedules).

Section 3.23 No Disagreement with Accountants. LLIT does not have any disagreements with their accountants on any matters related to the LLIT Financials.

Section 3.24 LLIT Board and Special Committee. The LLIT Board has formed a special committee (the “LLIT Special Committee”) comprised solely of disinterested Directors. The LLIT Special Committee, with the advice and assistance of independent legal counsel, has recommended (subject to the satisfaction of the conditions precedent set forth herein) that the LLIT Board approve this Agreement and the Merger and all other transactions contemplated hereby. The LLIT Board and the LLIT Special Committee have unanimously recommended that the LLIT shareholders approve all proposals presented at the Shareholders Meeting.

Section 3.25 SEC Filings. All information contained in any of the Registration Statements, other than the Newegg Information (the “LLIT Information”), will, at the time such Registration Statement is filed with the SEC, when it becomes effective under the Securities Act, on the date it is mailed to LLIT shareholders and at the time of the Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to LLIT or any LLIT Subsidiaries, or with respect to other LLIT Information shall occur, or if Newegg informs LLIT of any such event with respect to Newegg, any Newegg Subsidiary or any other Newegg Information, that is required to be described in an amendment of, or a supplement to, the Registration Statements, LLIT shall cause such event to be so described and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the LLIT shareholders. No representations or warranties are made by LLIT with respect to the Newegg Information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NEWEGG

Except as set forth in the disclosure schedules delivered by Newegg to LLIT on the date hereof (the “Newegg Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of Newegg and the Newegg Subsidiaries, on a joint and several basis, represents and warrants to LLIT, as follows:

Section 4.1 Due Organization and Good Standing. Newegg is a corporation duly organized, validly existing and in good standing under the Laws of the Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of Newegg is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Newegg Subsidiary is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business

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or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on Newegg. Schedule 4.1 lists all jurisdictions in which any Newegg Subsidiary is organized and qualified to conduct business and all names other than its legal name under which any Newegg Subsidiary does business. Newegg has provided to LLIT accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Newegg Subsidiary is in material violation of any provision of its Organizational Documents.

Section 4.2 Authorization; Binding Agreement. Newegg has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform Newegg’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Newegg is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by Newegg’s board of directors to the extent required by Newegg’s Organizational Documents, any other applicable Law or any Contract to which Newegg or, to the Knowledge of Newegg, any of its shareholders is a party or by which it or its securities are bound and (b) no other proceedings on the part of Newegg are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Newegg is or is required to be a party shall be when delivered, duly and validly executed and delivered by Newegg and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Newegg, enforceable against Newegg in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Capitalization.

(a) Newegg is authorized to issue 142,000,000 Newegg Class A Shares, 849,159 shares of which are issued and outstanding; 59,000,000 Newegg Class B Shares, 0 shares of which are issued and outstanding; 25,889,968 Newegg Series AA Preferred Shares, 24,870,027 shares of which are issued and outstanding; and 59,000,000 Newegg Series A Preferred Shares, 36,475,987 shares of which are issued and outstanding. Newegg Shares to be delivered by the stockholders of Newegg to LLIT at the Closing constitute all of the issued and outstanding shares and other equity interests in or of Newegg. All of the outstanding shares and other equity interests in or of Newegg have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, Newegg Charter or any Contract to which Newegg is a party or by which it or its securities are bound. Newegg holds no shares or other equity interests in or of Newegg in its treasury. None of the outstanding shares or other equity interests in or of Newegg were issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 4.3(b), there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests in or of Newegg or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of Newegg, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Newegg or any of its shareholders is a party or bound relating to any equity securities of Newegg, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Newegg. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Newegg’s shares or other equity interests. There are no outstanding contractual obligations of Newegg to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of Newegg, nor has Newegg granted any registration rights to any Person with respect to Newegg’s equity securities. All of Newegg’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests in or of Newegg are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Newegg accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Except as set forth in Schedule 4.3(c), Newegg has not declared or paid any distribution or dividend in respect of its shares or other equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of Newegg, and the board of directors of Newegg has not authorized any of the foregoing.

Section 4.4 Subsidiaries.

(a) Schedule 4.4(a) sets forth the name of each Subsidiary of Newegg, and with respect to each Subsidiary (a) its jurisdiction of organization and (b) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of Newegg are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by Newegg or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which Newegg or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of Newegg other than the Organizational Documents of any such Subsidiary or as otherwise disclosed in the Newegg Disclosure Schedules. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Newegg is a party or which are binding upon any Subsidiary of Newegg providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of Newegg except as otherwise disclosed in the Newegg Disclosure Schedules. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Newegg. No Subsidiary of Newegg has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Newegg does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person. None of Newegg or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding material contractual obligations of Newegg or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

Section 4.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Newegg Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Newegg of this Agreement or any Ancillary Documents to which it is a party or the consummation by Newegg of the transactions contemplated hereby or thereby other than (a) such filings as contemplated by this Agreement and (b) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Newegg.

Section 4.6 Non-Contravention. The execution and delivery by Newegg (or any other Newegg Subsidiary, as applicable) of this Agreement and each Ancillary Document to which any Newegg Subsidiary is a party or otherwise bound, and the consummation by any Newegg Subsidiary of the transactions contemplated hereby and thereby and compliance by any Newegg Subsidiary with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Newegg Subsidiary’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Newegg Subsidiary or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Newegg Subsidiary under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Newegg Subsidiary under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Newegg Material Contract, except for any deviations from any of the foregoing clauses that would not reasonably be expected to have a Material Adverse Effect on Newegg.

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Section 4.7 Financial Statements.

(a) As used herein, the term “Newegg Financials” means the (i) audited consolidated financial statements of the Newegg Subsidiaries (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Newegg Subsidiaries as of December 31, 2019 and 2018, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the three years ended on December 31, 2019. Newegg Financials (i) accurately reflect the books and records of the Newegg Subsidiaries as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the financial position of the Newegg Subsidiaries as of the respective dates thereof and the results of the operations and cash flows of the Newegg Subsidiaries for the periods indicated.

(b) Each Newegg Subsidiary maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Newegg Subsidiary does not maintain any off-the-book accounts and that such Newegg Subsidiary’s assets are used only in accordance with the Newegg Subsidiary’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Newegg Subsidiary and to maintain accountability for such Newegg Subsidiary’s assets, (iv) access to such Newegg Subsidiary’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Newegg Subsidiary’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Newegg Subsidiary has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Newegg and its Subsidiaries. Since April 1, 2017, neither Newegg or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Newegg Subsidiary or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Newegg Subsidiary has engaged in questionable accounting or auditing practices.

(c) No Newegg Subsidiary has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) All material Indebtedness of the Newegg Subsidiaries is disclosed in the financial statements and related notes previously delivered to LLIT. No material Indebtedness of any Newegg Subsidiary contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Newegg Subsidiary, or (iii) the ability of the Newegg Subsidiaries to grant any Lien on their respective properties or assets.

(e) No Newegg Subsidiary is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of Newegg and its Subsidiaries as of date of Newegg Financials or (ii) not material and that were incurred after the date of the most recent audited Newegg Financials in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Newegg Subsidiaries that were delivered by or on behalf of Newegg to LLIT or its Representatives were prepared in good faith using assumptions that Newegg believes to be reasonable.

Section 4.8 Absence of Certain Changes. Since the date of the most recent audited Newegg Financials, each Newegg Subsidiary has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) if such action were taken on or after the date hereof without the consent of LLIT other than such action as contemplated by this Agreement.

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Section 4.9 Compliance with Laws. No Newegg Subsidiary is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Newegg Subsidiary received, since April 1, 2017, any written or, to the Knowledge of Newegg, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except for such conflict, noncompliance, default or violation which would not reasonably be expected to have a Material Adverse Effect on Newegg.

Section 4.10 Newegg Permits. Each Newegg Subsidiary (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Newegg Subsidiary), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Newegg Permits”). Newegg has made available to LLIT true, correct and complete copies of all material Newegg Permits. All of Newegg Permits are in full force and effect, and no suspension or cancellation of any of Newegg Permits is pending or, to Newegg’s Knowledge, threatened, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Newegg. No Newegg Subsidiary is in violation in any material respect of the terms of any Newegg Permit.

Section 4.11 Litigation. Except as set forth in Schedule 4.11, there is no (a) material Action of any nature pending or, to Newegg’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority since April 1, 2017, in either case of (a) or (b) by or against any Newegg Subsidiary, its current or former directors, officers or equity holders, which would reasonably be expected to have a Material Adverse Effect on Newegg. Except as set forth in Schedule 4.11, since April 1, 2017, none of the current or former officers, senior management or directors of any Newegg Subsidiary have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and Newegg has made available to LLIT (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Newegg Subsidiary is a party or by which any Newegg Subsidiary, or any of its properties or assets are bound or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by a Newegg Subsidiary on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of a Newegg Subsidiary as its business as is currently conducted (each contract required to be set forth on Schedule 4.12(a), a “Newegg Material Contract”) that:

(i) contains covenants that limit the ability of any Newegg Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Newegg Subsidiary having an outstanding principal amount in excess of $250,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of another Person;

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(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Newegg Subsidiary, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Newegg Subsidiaries under such Contract or Contracts of more than $250,000 in the aggregate;

(viii) obligates the Newegg Subsidiaries to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(ix) is between any Newegg Subsidiary and any Top Customer or Top Supplier (other than in the ordinary course of business);

(x) is between any Newegg Subsidiary and any directors, officers or employees of a Newegg Subsidiary (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Newegg Subsidiaries to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Newegg Subsidiary has outstanding obligations (other than customary confidentiality obligations or in the ordinary course of business);

(xiii) provides another Person (other than another Newegg Subsidiary or any manager, director or officer of any Newegg Subsidiary) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Newegg Subsidiary, other than Off-the-Shelf Software Agreements; or

(xv) is otherwise material to any Newegg Subsidiary and not described in clauses (i) through (xiv) above.

(b) With respect to each Newegg Material Contract: (i) such Newegg Material Contract is valid and binding and enforceable in all material respects against the Newegg Subsidiary party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of Newegg, each other party thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will affect the validity or enforceability of any Newegg Material Contract in any material respect; (iii) no Newegg Subsidiary is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default in any material respect by any Newegg Subsidiary, or permit termination or acceleration by the other party thereto, under such Newegg Material Contract; (iv) to the Knowledge of Newegg, no other party to such Newegg Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party in any material respect, or permit termination or acceleration by any Newegg Subsidiary, under such Newegg Material Contract; (v) no Newegg Subsidiary has received written or, to the Knowledge of Newegg, oral notice of an intention by any party to any such Newegg Material Contract that provides for a continuing obligation by any party thereto to terminate such Newegg Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not materially adversely affect any Newegg Subsidiary; and (vi) no Newegg Subsidiary has waived any material rights under any such Newegg Material Contract.

Section 4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Patents, Trademarks, Internet Assets and Copyrights owned or licensed by a Newegg Subsidiary or otherwise used or held for use by a Newegg Subsidiary in which a Newegg Subsidiary is the owner, applicant or assignee (“Newegg Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or

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purported to be owned by a Newegg Subsidiary. Schedule 4.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“Newegg IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year (collectively, “Off-the-Shelf Software Agreements”), which are not required to be listed, although such licenses are “Newegg IP Licenses” as that term is used herein), under which a Newegg Subsidiary is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Newegg Subsidiary, if any. Each Newegg Subsidiary owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Newegg Subsidiary, and previously used or licensed by such Newegg Subsidiary, except for the Intellectual Property that is the subject of Newegg IP Licenses. For each Patent and Patent application in Newegg Registered IP, the Newegg Subsidiaries have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Newegg Registered IP is owned exclusively by the applicable Newegg Subsidiary without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Newegg Registered IP.

(b) Each Newegg Subsidiary has a valid and enforceable license to use all Intellectual Property that is the subject of Newegg IP Licenses applicable to such Newegg Subsidiary. Newegg IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Newegg Subsidiaries as presently conducted. Each Newegg Subsidiary has performed all obligations imposed on it in Newegg IP Licenses, has made all payments required to date, and such Newegg Subsidiary is not, nor, to the Knowledge of Newegg, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder, except that any breach or default would not reasonably be expected to have a Material Adverse Effect on Newegg. The continued use by the Newegg Subsidiaries of the Intellectual Property that is the subject of Newegg IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Newegg Subsidiary. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to any Newegg Subsidiary are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Newegg Subsidiary is party to any Contract that requires a Newegg Subsidiary to assign to any Person all of its rights in any Intellectual Property developed by a Newegg Subsidiary under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Newegg Subsidiary is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Newegg Subsidiary, if any. Each Newegg Subsidiary has performed all obligations imposed on it in the Outbound IP Licenses, and such Newegg Subsidiary is not, nor, to the Knowledge of Newegg, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder, except that any breach or default would not reasonably be expected to have a Material Adverse Effect on Newegg.

(d) No Action is pending or, to Newegg’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Newegg Subsidiaries in any material respect. No Newegg Subsidiary has received any written or, to the Knowledge of Newegg, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Newegg Subsidiary, nor to the Knowledge of Newegg is there a reasonable basis therefor. There are no Orders to which any Newegg Subsidiary is a party or its otherwise bound that (i) restrict the rights of a Newegg Subsidiary to use, transfer, license or enforce any Intellectual Property owned by a Newegg Subsidiary, (ii) restrict the conduct of the business of a Newegg Subsidiary in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Newegg Subsidiary. No Newegg Subsidiary is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Newegg Subsidiary or, to the Knowledge of Newegg, otherwise in connection

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with the conduct of the respective businesses of the Newegg Subsidiaries. To Newegg’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Newegg Subsidiary (“Newegg IP”) in any material respect.

(e) All employees and independent contractors of a Newegg Subsidiary have assigned to the Newegg Subsidiaries all Intellectual Property arising from the services performed for a Newegg Subsidiary by such Persons. No current or former officers, employees or independent contractors of a Newegg Subsidiary have claimed any ownership interest in any Intellectual Property owned by a Newegg Subsidiary. To the Knowledge of Newegg, there has been no violation of a Newegg Subsidiary’s policies or practices related to protection of Newegg Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Newegg Subsidiary, except for any violation that would not reasonably be expected to have a Material Adverse Effect on Newegg. Newegg has provided LLIT with true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Newegg Subsidiary.

(f) To the Knowledge of Newegg, no Person has obtained unauthorized access to third party information and data in the possession of a Newegg Subsidiary, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. Each Newegg Subsidiary has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Newegg Subsidiaries has not and does not materially violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Newegg Subsidiary, or (ii) any Newegg IP License. Following the Closing, Newegg shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Newegg Subsidiaries’ rights under such Contracts or IP Licenses described in the previous sentence to the same extent that the Newegg Subsidiaries would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Newegg Subsidiaries would otherwise be required to pay in the absence of such transactions.

Section 4.14 Taxes and Returns.

(a) Each Newegg Subsidiary has or will have timely filed, or caused to be timely filed, all Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Newegg Financials have been established in accordance with GAAP. Schedule 4.14(a) sets forth each jurisdiction in which each Newegg Subsidiary files or is required to file a Tax Return. Each Newegg Subsidiary has complied in all material respects with all applicable Laws relating to Tax.

(b) Except as set forth in Schedule 4.14(b), there is no current pending or, to the Knowledge of Newegg, threatened Action against a Newegg Subsidiary by a Governmental Authority in a jurisdiction where the Newegg Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in Schedule 4.14(c), no Newegg Subsidiary is being audited by any Tax authority or has been notified in writing or, to the Knowledge of Newegg, orally by any Tax authority that any such audit is contemplated or pending. Except as set forth in Schedule 4.14(c), there are no claims, assessments, audits, examinations, investigations or other Actions pending against a Newegg Subsidiary in respect of any Tax, and no Newegg Subsidiary has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in Newegg Financials have been established or are immaterial in amount).

(d) There are no Liens with respect to any Taxes upon any Newegg Subsidiary’s assets, other than Permitted Liens.

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(e) Each Newegg Subsidiary has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) Except as set forth in Schedule 4.14(f), no Newegg Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Newegg Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Except as set forth in Schedule 4.14(g), no Newegg Subsidiary has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Newegg Subsidiary has any Liability for the Taxes of another Person (other than another Newegg Subsidiary) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No Newegg Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on Newegg or its Subsidiaries with respect to any period following the Closing Date.

(i) No Newegg Subsidiary has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

Section 4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Newegg Subsidiary for the operation of the business of a Newegg Subsidiary, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Newegg Real Property Leases”), as well as the current annual rent and term under each Newegg Real Property Lease. Newegg has provided to LLIT a true and complete copy of each of Newegg Real Property Leases, and in the case of any oral Newegg Real Property Lease, a written summary of the material terms of such Newegg Real Property Lease. Newegg Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Newegg, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Newegg Subsidiary or any other party under any of Newegg Real Property Leases, and no Newegg Subsidiary has received notice of any such condition. No Newegg Subsidiary owns or has ever owned any real property or any interest in real property (other than the leasehold interests in Newegg Real Property Leases).

Section 4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Newegg Subsidiary with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements and lease guarantees related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Newegg Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the business of the Newegg Subsidiaries. Newegg has provided to LLIT a true and complete copy of each of Newegg Personal Property Leases, and in the case of any oral Newegg Personal Property Lease, a written summary of the material terms of such Newegg Personal Property Lease. Newegg Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Newegg, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Newegg Subsidiary or any other party under any of Newegg Personal Property Leases, and no Newegg Subsidiary has received notice of any such condition.

Section 4.17 Title to and Sufficiency of Assets. Each Newegg Subsidiary has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the most recent audited Newegg Financials. The assets (including Intellectual Property rights and contractual rights) of the Newegg Subsidiaries constitute all of the assets, rights and properties that are used in the operation of the businesses of the Newegg Subsidiaries as it is now conducted and presently proposed to be conducted or that are used or held by the

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Newegg Subsidiaries for use in the operation of the businesses of the Newegg Subsidiaries, and taken together, are adequate and sufficient for the operation of the businesses of the Newegg Subsidiaries as currently conducted and as presently proposed to be conducted.

Section 4.18 Employee Matters.

(a) No Newegg Subsidiary is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of any Newegg Subsidiary and Newegg has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of Newegg, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of Newegg, threatened between any Newegg Subsidiary and Persons employed by or providing services to a Newegg Subsidiary. No current officer or key employee of a Newegg Subsidiary has provided any Newegg Subsidiary written or, to the Knowledge of Newegg, oral notice of his or her plan to terminate his or her employment with any Newegg Subsidiary.

(b) Each Newegg Subsidiary (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against a Newegg Subsidiary, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or, to the Knowledge of Newegg, threatened against a Newegg Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) The Newegg Subsidiaries have paid in full to all employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and, except as set forth in Schedule 4.18(c), there are no severance payments which are or could become payable by a Newegg Subsidiary to any such employees under the terms of any written or, to Newegg’s Knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into Newegg’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with Newegg or its Subsidiaries (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been provided to LLIT by Newegg.

(d) Except as set forth in Schedule 4.18(d), there are no independent contractors (including consultants) currently engaged by any Newegg Subsidiary.

Section 4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Foreign Plan of a Newegg Subsidiary (each, a “Newegg Benefit Plan”). No Newegg Subsidiary has ever maintained or contributed to (or had an obligation to contribute to) any “employee benefit plan” (as defined in Section 3(3) of ERISA).

(b) With respect to each Newegg Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Newegg Subsidiary, Newegg has provided to LLIT accurate and complete copies, if applicable, of: (i) all Newegg Benefit Plans and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent annual and

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periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Newegg Subsidiary has any outstanding Liability or obligation.

(c) With respect to each Newegg Benefit Plan: (i) such Newegg Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of any and all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to Newegg’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions and premiums required to be made with respect to a Newegg Benefit Plan have been timely made. No Newegg Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Newegg Benefit Plan.

(d) The present value of the accrued benefit liabilities (whether or not vested) under each Newegg Benefit Plan, determined as of the end of Newegg’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Newegg Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(f) Except to the extent required by applicable Law, no Newegg Subsidiary provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Newegg Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to any Newegg Subsidiary, LLIT or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

Section 4.20 Transactions with Related Persons. Except as set forth in Schedule 4.20 and except for the Restructure and as set forth in the financial statements and related notes previously delivered to LLIT, no Newegg Subsidiary nor any of its Affiliates, nor any Related Person of Newegg or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) is presently, or since April 1, 2017 has been, a party to any transaction with a Newegg Subsidiary, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Newegg Subsidiary), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Newegg Subsidiary in the ordinary course of business consistent with past practice), any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth in Schedule 4.20 or in the financial statements and related notes previously delivered to LLIT, no Newegg Subsidiary has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Newegg Subsidiary.

Section 4.21 Books and Records. All of the financial books and records of the Newegg Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

Section 4.22 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Newegg Subsidiaries (the “Accounts Receivable”) arose from sales actually made or services actually performed and represent valid obligations to a Newegg Subsidiary. None of the Accounts Receivable are, to the Knowledge of Newegg, subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on Newegg

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Financials. All of the Accounts Receivable are, to the Knowledge of Newegg, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Newegg Subsidiaries (net of reserves) within ninety (90) days.

Section 4.23 Certain Business Practices.

(a) No Newegg Subsidiary, nor any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No Newegg Subsidiary, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Newegg Subsidiary or assist any Newegg Subsidiary in connection with any actual or proposed transaction.

(b) The operations of each Newegg Subsidiary are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Newegg Subsidiary with respect to the any of the foregoing is pending or, to the Knowledge of Newegg, threatened.

(c) No Newegg Subsidiary or any of their respective directors or officers, or, to the Knowledge of Newegg, any other Representative acting on behalf of a Newegg Subsidiary is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Newegg Subsidiary has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

Section 4.24 Investment Company Act. No Newegg Subsidiary is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25 Finders and Investment Bankers. No Newegg Subsidiary has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 4.26 Independent Investigation. Newegg has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of LLIT, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of LLIT for such purpose. Newegg acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of LLIT and LLIT Subsidiaries set forth in Article III and the covenants set forth in Article V (including the related portions of LLIT Disclosure Schedules); and (b) neither LLIT nor any of its Representatives have made any representation or warranty as to LLIT or this Agreement, except as expressly set forth in Article III (including the related portions of LLIT Disclosure Schedules).

Section 4.27 Information Supplied. None of the information supplied or to be supplied by Newegg expressly for inclusion or incorporation by reference: (a) in any Report on Form 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Shareholder Meeting Notice; or (c) in the mailings or other distributions to LLIT’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Newegg expressly for inclusion or incorporation by reference in any of

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the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release (in each case, as defined below) will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Newegg makes no representation, warranty or covenant with respect to any information supplied by or on behalf of LLIT or its Affiliates.

Section 4.28 Disclosure. No representations or warranties by Newegg in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Section 4.29 SAFE Registrations. Each Newegg Subsidiary or subsidiary that is incorporated outside of the PRC has taken, or is in the process of taking, all reasonable steps to comply with, and to ensure compliance by each of its equity holders that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC government agencies (including the Ministry of Commerce, the National Development and Reform Commission and the State Administration of Foreign Exchange) relating to overseas investment by PRC residents and citizens or overseas listing by offshore special purpose vehicles controlled directly or indirectly by PRC companies and individuals, such as Newegg (the “PRC Overseas Investment Regulations”), including requesting each equity holder that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment Regulations.

Section 4.30 Newegg Board and Special Committee. The Newegg Board has formed a special committee (the “Newegg Special Committee”) comprised solely of disinterested directors, whose members are determined in the Newegg Board’s discretion. Newegg Special Committee, with the advice and assistance of independent legal counsel, has recommended (subject to the satisfaction of the conditions precedent set forth herein) that the Newegg Board approve this Agreement and the Merger contemplated hereby. The Newegg Board and the Newegg Special Committee have unanimously recommended that the Newegg stockholders adopt this Agreement and approve all transactions contemplated herein. Such recommendation shall not be withdrawn, modified or changed except pursuant to Section 7.1(d)(iii).

Section 4.31 SEC Filings. All information, including financial statements, supplied or to be supplied by Newegg (such information, the “Newegg Information”) which is included or incorporated by reference in each of the Form F-1 and the Form F-4 (collectively the “Registration Statements”) will, at the time such Registration Statement is filed with the SEC, when it becomes effective under the Securities Act, on the date it is mailed to LLIT shareholders and at the time of the Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Newegg or any Newegg Subsidiaries, or with respect to other Newegg Information, shall occur that is required to be described in an amendment of, or a supplement to, the Registration Statements, Newegg shall promptly but in no event later than the third (3rd) Business Day following the occurrence of such event, inform LLIT of such event. No representations or warranties are made by Newegg with respect to the LLIT Information.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1 Access and Information.

(a) Newegg shall give, and shall direct its Representatives to give, LLIT and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Newegg Subsidiaries, as LLIT may reasonably request regarding the Newegg Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report,

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schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of Newegg’s Representatives to cooperate with LLIT and its Representatives in their investigation; provided, however, that LLIT and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Newegg Subsidiaries.

(b) LLIT shall give, and shall direct its Representatives to give, Newegg and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to LLIT or its Subsidiaries, as Newegg or its Representatives may reasonably request regarding LLIT, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of LLIT’s or LLIT Subsidiaries’ Representatives to cooperate with Newegg, and their Representatives in their investigation; provided, however, that Newegg, and their Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of LLIT or any of its Subsidiaries.

Section 5.2 Conduct of Business of Newegg.

(a) Unless LLIT (acting through the LLIT Special Committee) shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement Newegg shall, and shall cause the Newegg Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Newegg Subsidiaries and their respective businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement, during the Interim Period, without the prior written consent of LLIT (acting through the LLIT Special Committee) (such consent not to be unreasonably withheld, conditioned or delayed), Newegg shall not, and shall cause the Newegg Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), outside the ordinary course of business, in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person outside the ordinary course of business;

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(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Newegg Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Newegg Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of Newegg Registered IP, Newegg IP Licenses or other Newegg Intellectual Property, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under any material agreement to which it is a party;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Newegg’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Newegg or its Affiliates) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Newegg Financials;

(xiv) effectuate a “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or experience a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility; or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate other than in the ordinary course of business or pursuant to the terms of a Newegg Material Contract or Newegg Benefit Plan in effect on the date hereof;

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(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Newegg;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

Section 5.3 Conduct of Business of LLIT.

(a) Unless Newegg (acting through the Newegg Special Committee) shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, LLIT shall, and shall cause LLIT Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to LLIT, LLIT Subsidiaries, and their respective businesses, assets and employees, (iii) settle any and all pending or threatened Actions, lawsuits and/or proceedings involving any LLIT Entity, its current or former directors, officers or equity holders in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing prior to the Closing Date, and (iv) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Unless Newegg (acting through the Newegg Special Committee) shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, (i) Merger Sub shall not take any actions which are not expressly contemplated by this Agreement or necessary for the consummation of the transactions contemplated hereby, (ii) LLIT and its Subsidiaries (excluding Lianluo Connection) shall not reduce their consolidated working capital (as determined in accordance with GAAP) by more than $1,000,000 during the Interim Period, and (iii) LLIT and its Subsidiaries (excluding Lianluo Connection) shall not reduce their consolidated net assets (measured as the sum of their assets minus their liabilities, each as determined in accordance with GAAP) by more than $1,000,000 during the Interim Period, except for any deviations from any of the foregoing clauses (ii) or (iii) due to expenses which are strictly necessary for the consummation of the transactions contemplated herein or for maintenance of LLIT’s status as an SEC reporting company with LLIT Class A Shares listed on NASDAQ.

(b) Without limiting the generality of Section 5.3(a) and except as specifically contemplated by the terms of this Agreement (including or in connection with the transactions contemplated by Sections 5.3(b)(iii) and 5.18 hereof) during the Interim Period, without the prior written consent of Newegg (acting through the Newegg Special Committee) (such consent not to be unreasonably withheld, conditioned or delayed), LLIT shall not, and shall cause LLIT Subsidiaries to not:

(i) except as set forth in the Form F-4 or to maintain compliance with the minimum bid price requirements of the NASDAQ Capital Market, or to give effect to this Agreement and the transactions contemplated hereby, amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except for the issuance and sale of LLIT Class A Shares upon the exercise of LLIT options or warrants outstanding as of the date hereof which are described in Schedule 3.5(c), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities.

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(iii) except as set forth in the Form F-4 or to maintain compliance with the minimum bid price requirements of the NASDAQ Capital Market, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) except for accounts payable incurred in the ordinary course of business that are necessary to maintain LLIT’s public listing or to implement the transactions contemplated hereby, incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) or Liability that LLIT or any of its then current Subsidiaries would be liable for after the Disposition, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, or prepay any Indebtedness of Liability;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) terminate, waive or assign any material right under any material agreement to which it is a party;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(x) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with LLIT’s outside auditors;

(xi) waive, release, assign, settle or compromise any claim, Action or proceeding (including any suit, Action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the LLIT Financials;

(xii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiii) make or incur any expenditures in excess of $50,000 individually (or for any set of related expenditures) or $250,000 in the aggregate, other than expenditures which are paid for by Lianluo Connection which are strictly necessary and in the ordinary course of business of Lianluo Connection or expenses which are strictly necessary for the consummation of the transactions contemplated herein or to maintain LLIT’s status as an SEC reporting company with LLIT Class A Shares listed on NASDAQ;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization except as contemplated herein and set forth in the Form F-1 and Form F-4;

(xv) other than the Disposition, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any portion of its properties, assets or rights;

(xvi) other than the Support Agreements, enter into any agreement, understanding or arrangement with respect to the voting of the equity securities of LLIT;

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(xvii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xviii) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus or other payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any of LLIT’s or a LLIT Subsidiary’s Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any of LLIT’s or a LLIT Subsidiary’s Benefit Plans or in the ordinary course of business consistent with past practice;

(xix) other than the Disposition, transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of LLIT’s or a LLIT Subsidiary’s Registered IP, IP Licenses or other Intellectual Property, if any, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(xx) other than the Disposition, close or materially reduce its or any LLIT Subsidiary’s activities, or effect any layoff or other personnel reduction or change, at any of their respective facilities;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person;

(xxii) transfer any cash in excess of $1,000,000 from LLIT to any of its Subsidiaries (other than Merger Sub); or

(xxiii) authorize or agree to do any of the foregoing actions.

Section 5.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, Newegg shall deliver to LLIT an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from the date of the most recent audited Newegg Financials through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by certificates of the Chief Financial Officer and Chief Executive Officer of Newegg to the effect that all such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Newegg Subsidiaries as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, Newegg will also promptly deliver to LLIT copies of any audited consolidated financial statements of Newegg and its Subsidiaries that Newegg’s certified public accountants may issue.

Section 5.5 LLIT Public Filings. During the Interim Period, LLIT will keep current and timely file all of its public filings with the SEC (including any extension periods that may be applicable) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of LLIT Class A Shares on NASDAQ.

Section 5.6 Go Shop.

(a) During the Interim Period, each Party may and may cause its Representatives to, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(b) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or

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offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or any Newegg Subsidiary), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information.

Section 5.7 No Trading. Newegg acknowledges and agrees that it is aware, and that Newegg’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of LLIT, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Newegg hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of LLIT (other than acquire the LLIT Exchange Shares in accordance with Article I), communicate such information to any third party, take any other action with respect to LLIT in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (or with respect to LLIT, including any LLIT Subsidiary): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII to not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(c) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party or its Affiliates having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

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Section 5.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Section 5.11 Form F-4.

(a) As promptly as practicable after the date hereof, LLIT shall prepare and file with the SEC the Merger Registration Statement for the LLIT Exchange Shares to be issued in connection with the Merger, and the Shareholder Meeting Notice on the Form F-4 (as amended or supplemented from time to time) calling a special meeting of LLIT’s shareholders (including any adjournments or postponements thereof) (the “Shareholder Meeting”) seeking the approval of LLIT’s shareholders for the matters in connection with the Restructure and Offering, in accordance with and as required by LLIT’s Organizational Documents, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. In the Form F-4, LLIT shall seek (i) adoption and approval of the Disposition Agreement and the transactions contemplated thereby in accordance with LLIT’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and NASDAQ, (ii) if required to be approved by LLIT’s shareholders, adoption and approval of an Amended and Restated Memorandum and Articles of Association of LLIT in the form attached as Exhibit C, together with such other changes which are reasonably acceptable to LLIT and Newegg (the “Amended Charter”) (which will be adopted by LLIT prior to or at the time of the Closing to, among other things, effect the Stock Split, increase the authorized amount of LLIT Shares, change the name of LLIT and provide certain director appointment rights for certain holders of Newegg Shares), (iii) to appoint the members of the board of directors of LLIT, and appoint the members of any committees thereof, in each case in accordance with Section 5.16 hereof, and (iv) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including approval of the Merger and this Agreement. In connection with the Form F-4, LLIT will also furnish with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable rules set forth in LLIT’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and NASDAQ. In consultation with Newegg, LLIT shall set a preliminary record date for the Shareholder Meeting and commence a broker search in connection therewith.

(b) Except with respect to the Newegg Information for inclusion or incorporation by reference in the Form F-4, LLIT shall ensure that, when furnished, the Form F-4 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. LLIT shall cause the Shareholder Meeting Notice to be disseminated as promptly as practicable to LLIT’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”). Newegg shall promptly provide to LLIT such information concerning the Newegg Subsidiaries and their respective businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors and employees as is either required by Federal Securities Laws or reasonably requested by LLIT for inclusion in the Shareholder Meeting Notice. Subject to compliance by Newegg with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of them for inclusion in the Shareholder Meeting Notice, LLIT shall cause the Shareholder Meeting Notice to comply in all material respects with the Federal Securities Laws. LLIT shall provide copies of the proposed forms of the Shareholder Meeting Notice (including any amendments or supplements thereto) to Newegg such that Newegg and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or submission, and LLIT shall reasonably consider in good faith any comments of such Persons. LLIT and Newegg and their respective Representatives shall respond promptly to any comments of the SEC or its staff with respect to the Shareholder Meeting Notice and promptly correct any information provided by it for use in the Shareholder Meeting Notice if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. LLIT shall amend or supplement the Shareholder Meeting Notice and cause the Shareholder Meeting Notice, as so amended or supplemented, to be furnished to the SEC and to be disseminated to the holders of LLIT Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and LLIT Organizational Documents. LLIT shall provide Newegg and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that LLIT or any of its Representatives receive from the SEC or its staff with respect to the Shareholder Meeting Notice promptly after the receipt of such comments and shall give Newegg a reasonable opportunity under the

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circumstances to review and comment on any proposed written or material oral responses to such comments. LLIT shall use its commercially reasonable efforts to cause the Form F-4 to “clear” comments from the SEC and its staff and to permit Newegg and its Representatives to participate with LLIT or its Representatives in any discussions or meetings with the SEC and its staff. Newegg shall, and shall cause each of the Newegg Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to LLIT and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Shareholder Meeting Notice, and responding in a timely manner to comments from the SEC. LLIT shall call the Shareholder Meeting as promptly as reasonably practicable after the Form F-4 has “cleared” comments from the SEC.

(c) If at any time prior to the Closing, any information relating to the LLIT Entities, on the one hand, or Newegg and the Newegg Subsidiaries, on the other hand, or any of their respective Affiliates, businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors or employees, should be discovered by LLIT, on the one hand, or Newegg, on the other hand, that should be set forth in an amendment or supplement to the Shareholder Meeting Notice, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Parties and an appropriate amendment or supplement describing such information shall be promptly furnished to the SEC and, to the extent required by law, disseminated to LLIT’s shareholders.

(d) The Shareholder Meeting Notice shall contain the recommendation of the LLIT Board and the LLIT Special Committee for the LLIT shareholders to approve all proposals presented at the Shareholders Meeting, and such recommendation shall not be withdrawn, modified or changed except pursuant to Section 7.1(c)(iii).

Section 5.12 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of LLIT (acting through the LLIT Special Committee) and Newegg (acting through the Newegg Special Committee) (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, LLIT shall furnish to the SEC a Foreign Private Issuer Report on Form 6-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which Newegg shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with LLIT providing the draft Signing Filing to Newegg on the date of the execution of this Agreement and Newegg reviewing, commenting upon and approving such Signing Filing in any event no later than the second (2nd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, LLIT shall furnish to the SEC a Foreign Private Issuer Report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Newegg shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Newegg reviewing, commenting upon and approving such Closing Filing in any event no later than the second (2nd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable

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in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

Section 5.13 Confidential Information.

(a) Newegg (prior to the Closing) hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any LLIT Confidential Information, and will not use it for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of LLIT or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of LLIT Confidential Information without LLIT’s prior written consent; and (ii) in the event that Newegg (prior to the Closing), or any of the respective Representatives becomes legally compelled to disclose any LLIT Confidential Information, (A) provide LLIT with prompt written notice of such requirement so that LLIT or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 5.13(a), and (B) in the event that such protective order or other remedy is not obtained, or LLIT waives compliance with this Section 5.13(a), furnish only that portion of such LLIT Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such LLIT Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Newegg shall cause their respective Representatives to, promptly deliver to LLIT any and all copies (in whatever form or medium) of LLIT Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. If this Agreement is terminated and the transactions contemplated hereby are not contemplated, and Newegg acknowledge and agree that their ability to transact trades in the securities of LLIT may be limited for so long as information disclosed and Newegg constitutes material nonpublic information. Subject to Section 5.13(a)(ii), Newegg and its Representatives shall be permitted to disclose any and all LLIT Confidential Information in connection with the transactions contemplated by this Agreement or the Ancillary Documents to the extent required by applicable Laws.

(b) LLIT hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it (including each of its Affiliates) shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Newegg Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Newegg Confidential Information without Newegg’s prior written consent; and (ii) in the event that LLIT or any of its Representatives becomes legally compelled to disclose any Newegg Confidential Information, (A) provide Newegg with prompt written notice of such requirement so that Newegg, or an Affiliate of any of them may seek a protective order or other remedy or waive compliance with this Section 5.13(b), and (B) in the event that such protective order or other remedy is not obtained, or Newegg waives compliance with this Section 5.13(b), furnish only that portion of such Newegg Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Newegg Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, LLIT shall, and shall cause its Representatives to, promptly deliver to Newegg any and all copies (in whatever form or medium) of Newegg Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, LLIT and its Representatives shall be permitted to disclose any and all Newegg Confidential Information in connection with the transactions contemplated by this Agreement or the Ancillary Documents to the extent required by the Federal Securities Laws.

Section 5.14 Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing on or prior to the Closing Date involving LLIT or any Newegg Subsidiary, each of the

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other Parties will (i) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party.

Section 5.15 Documents and Information. After the Closing Date, LLIT and the Newegg Subsidiaries shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Newegg Subsidiaries in existence on the Closing Date.

Section 5.16 Stock Exchange Listing. LLIT shall, with the assistance and cooperation of Newegg, take commercially reasonable efforts to (a) submit the Listing of Additional Shares Notification to NASDAQ, if such listing of Additional Shares Notification is applicable, and (b) ensure that immediately prior to the Closing, the Company shall have not received any information indicating that the listing of such shares is or will be rejected.

Section 5.17 LLIT Policies. During the Interim Period, LLIT will consult with Newegg, and LLIT and Newegg will adopt, effective as of the Closing, corporate and operational policies for LLIT, Newegg and their respective Subsidiaries, including the Newegg Subsidiaries, appropriate for a company publicly traded in the United States with active business and operations in the industries and regions in which the Newegg Subsidiaries operate and contemplate operating as of the Closing. Such policies will include a conflicts of interest policy establishing, among other matters, proper procedures and limitations for related party loans involving LLIT or the Newegg Subsidiaries.

Section 5.18 Disposition Transaction. LLIT shall take and cause to be taken all actions necessary so that the Disposition shall be consummated on the Closing Date, immediately after the Effective Time. Upon consummation of the Disposition, except as set forth in Schedule 5.18, neither LLIT nor the Surviving Corporation shall have any obligations or liabilities, contingent or otherwise, relating to Lianluo Connection and shall have no affiliation with any LLIT Subsidiaries other than the Surviving Corporation. During the Interim Period, any waiver, amendment, termination, or other material decision with respect to the Disposition which could impact LLIT after the Closing shall be determined by the LLIT Special Committee.

Section 5.19 Registration Statement Information. To the extent permitted by Law, Newegg indemnifies and holds harmless LLIT against any losses, claims, damages, expenses and liabilities as the same are incurred (including reasonable fees and expenses of counsel), related to or arising out the inclusion or incorporation by reference of the Newegg Information in the Registration Statements; provided that the cumulative liability of Newegg under this sentence shall not exceed $3,500,000. To the extent permitted by Law, LLIT indemnifies and holds harmless Newegg against any losses, claims, damages, expenses and liabilities as the same are incurred (including reasonable fees and expenses of counsel), related to or arising out the inclusion of the LLIT Information in the Registration Statements; provided that the cumulative liability of LLIT under this sentence shall not exceed the Escrow Amount, and any payments under this sentence may be made from the Escrow Amount.

Section 5.20 Parent Company Loans to LLIT. Any amounts that, as of immediately after the Closing and the Disposition, would be owed or payable by LLIT or its Subsidiaries (other than the Surviving Corporation) to Hangzhou Lianluo or any of Hangzhou Lianluo’s Affiliates, whether in the form of intercompany payables, loans, or otherwise, shall be converted into additional paid-in capital of LLIT effective at the Closing. For clarity, this Section 5.21 shall not apply to any Indebtedness payable by Lianluo Connection that would remain with Lianluo Connection after the Disposition or the pledge of Guardion Shares by LLIT to Hangzhou Lianluo to secure the payment of certain loans owed by Lianluo Connection to Hangzhou Lianluo.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by LLIT (acting through the LLIT Special Committee) and Newegg (acting through the Newegg Special Committee) of the following conditions:

(a) Required LLIT Shareholder Approval. The Merger, the Disposition, the Stock Split and related transactions submitted to the vote of the shareholders of LLIT at the Shareholder Meeting, excluding the proposal

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to approve the adjournment of the Shareholder Meeting if necessary to solicit additional proxies, in accordance with the Shareholder Meeting Notice shall have been approved by the requisite vote of the shareholders of LLIT at the Shareholder Meeting in accordance with the Shareholder Meeting Notice, which shall in all cases include the approval of a majority of the LLIT voting interests cast on the relevant proposal which are not beneficially owned by Hangzhou Lianluo (the “Required Shareholder Vote”).

(b) Requisite Regulatory Approvals. All Consents or filings required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made. LLIT shall effect the Stock Split on, or prior to, the Closing Date if required by NASDAQ rules in connection with the listing of LLIT on the NASDAQ following the Closing.

(c) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement as set forth in Schedule 6.1(c) shall have each been obtained or made.

(d) No Legal Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement or the Disposition Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing or the closing of the Disposition.

(f) Appointment to the Board. The members of LLIT’s board of directors shall have been elected or appointed to LLIT’s board of directors as of the Closing consistent with the requirements of Section 1.5.

(g) Disposition Transaction. All of the conditions to the obligations of each Party to consummate the Disposition described in the Disposition Agreement shall have been satisfied, other than the Closing.

(h) Opinion of Financial Advisor. On or prior to the date of this Agreement, The Benchmark Company, LLC (the “Financial Advisor”) shall have delivered to the board of LLIT, dated as of the date hereof, to the effect that (subject to various qualifications and assumptions) the Merger Consideration was fair, from a financial point of view, to the holders of LLIT Shares (the “Fairness Opinion”).

(i) Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(j) Form F-1. The Form F-1 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(k) Simultaneous Closing. The Offering and Disposition are capable of being consummated on the Closing Date.

(l) Amendment of Newegg Stockholder Agreement. The certain amendment to the Stockholder Agreement, dated March 30, 2017, between Newegg and certain stockholders of Newegg that is being entered into concurrently herewith shall be in full force and effect and shall be assigned from Newegg to LLIT at the Closing.

Section 6.2 Conditions to Obligations of LLIT and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of LLIT and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by LLIT acting through the LLIT Special Committee) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Newegg (including Newegg Subsidiaries) set forth in this Agreement and in any certificate delivered by Newegg pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect),

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individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Newegg and any Newegg Subsidiary or materially and adversely affect Newegg’s ability to consummate the transactions contemplated hereby.

(b) Agreements and Covenants. Newegg shall have performed in all material respects all of Newegg’s obligations and complied in all material respects with all of Newegg’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing with respect to Newegg and its Subsidiaries, taken as a whole, since the date of this Agreement.

(d) Closing Deliveries.

(i) Officer Certificate. Newegg shall have delivered to LLIT and Merger Sub a certificate, dated the Closing Date, signed by an executive officer of Newegg in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii) Secretary Certificate. Newegg shall have delivered to LLIT and Merger Sub a certificate from its secretary certifying as to (A) copies of Newegg’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Newegg’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Merger has been approved by the requisite vote of the shareholders of Newegg required under the DGCL, including the approval of a majority of the Newegg voting interests which are not beneficially owned by Hangzhou Lianluo and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Newegg is or is required to be a party or otherwise bound.

(iii) Good Standing. Newegg shall have delivered to LLIT and Merger Sub a good standing certificate (or similar documents applicable for such jurisdictions) for Newegg and each Newegg Subsidiary certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of Newegg’s and each Newegg Subsidiary’s respective jurisdiction of organization and from each other jurisdiction in which Newegg or such Newegg Subsidiary is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. A copy of Newegg’s Certificate of Incorporation, as in effect as of the Closing, certified by the appropriate Governmental Authority of the Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Legal Opinion. Newegg shall have delivered to LLIT and Merger Sub a copy of a duly executed legal opinion addressed to LLIT and Merger Sub and dated as of the Closing Date from Newegg’s legal counsel in form and substance reasonably satisfactory to LLIT and Merger Sub.

(vi) Resignations. LLIT and Merger Sub shall have received duly executed written resignations, effective as of the Closing, of the directors and officers of Newegg prior to the Closing in accordance with Section 1.5.

(e) Lock-Up Agreement. The Lock-Up Agreements which are entered into concurrently herewith by and among Newegg, LLIT and any Newegg stockholders who would hold more than 5% of the LLIT Shares, measured immediately after the Closing (the “Lock-Up Agreement”), the form of which is attached as Exhibit D hereto, shall be in full force and effect in accordance with the terms thereof as of the Closing.

Section 6.3 Conditions to Obligations of Newegg. In addition to the conditions specified in Section 6.1, the obligations of Newegg to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Newegg acting through the Newegg Special Committee) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of LLIT and the Merger Sub set forth in this Agreement and in any certificate delivered by LLIT and the Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the

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Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, LLIT and its Subsidiaries.

(b) Agreements and Covenants. LLIT and the Merger Sub shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to LLIT, the Merger Sub and any LLIT Subsidiary since the date of this Agreement.

(d) Closing Deliveries.

(i) Officer Certificate. Newegg shall have received a certificate from LLIT and the Merger Sub, dated as the Closing Date, signed by executive officers of LLIT and the Merger Sub in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.3(c).

(ii) Secretary Certificate. Each of LLIT and the Merger Sub shall have delivered to Newegg a certificate from its executive officer certifying as to (A) copies of LLIT and the Merger Sub’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of LLIT and the Merger Sub’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Newegg is or is required to be a party or otherwise bound.

(iii) Good Standing. LLIT and the Merger Sub shall have delivered to Newegg good standing certificates (or similar documents applicable for such jurisdictions) for each LLIT Subsidiary certified as of a date no later than five (5) days prior to the Closing Date from the proper Governmental Authority of the LLIT Subsidiary’s jurisdiction of organization and from each other jurisdiction in which the LLIT Subsidiary is qualified to conduct business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. LLIT shall have executed the employment agreements, in each case effective as of the Closing, in form and substance reasonably satisfactory to Newegg (the “Employment Agreements”), between each of the persons set forth Exhibit B hereto and LLIT.

(v) Legal Opinion. Newegg shall have received from LLIT and the Merger Sub a legal opinion addressed to Newegg and dated as of the Closing Date from LLIT’s legal counsel in form and substance reasonably satisfactory to Newegg.

(vi) Amended and Restated Organizational Documents. Newegg shall have received from LLIT a copy of the Amended Charter that will have been approved by LLIT’s shareholders at the Shareholder Meeting.

(vii) Board Resolutions. Newegg shall have received duly executed written resolutions of LLIT Board, in the agreed form, approving the issuance of LLIT Exchange Shares in exchange for Newegg Shares; and the appointment of the directors and executive officers (designated by Newegg prior to the Closing) effective as of the Closing in accordance with Section 1.5.

(xi) LLIT’s Investors Approval. If required, the transaction contemplated by this Agreement shall have been approved by the investors pursuant to certain Securities Purchase Agreements that the investors and LLIT entered into on February 12, February 21 and February 27, 2020.

(viii) Effectiveness of Certain Ancillary Documents. Each of the Support Agreements and the Lock-Up Agreements shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(e) NASDAQ Listing Status. Immediately prior to the Closing, (a) LLIT shall have been approved by NASDAQ Capital Market for the initial listing; (b) LLIT shall have not received any notification indicating that

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the additional listing of LLIT Class A Shares as a result of the issuance of LLIT Exchange Shares on the NASDAQ Capital Market are or will be rejected and (c) NASDAQ Capital Market has notified LLIT that the review process for the Listing of Additional Shares Notification for the LLIT Exchange Shares has been completed, if such listing of Additional Shares Notification is applicable.

Section 6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time only:

(a) by mutual written consent of LLIT (acting through the LLIT Special Committee) and Newegg (acting through the Newegg Special Committee);

(b) by either LLIT (acting through the LLIT Special Committee) or Newegg (acting through the Newegg Special Committee):

(i) if the Merger shall not have been consummated on or before April 30, 2021 (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; provided further that the Outside Date shall be automatically extended up to two additional times by one month each time if, on the then current Outside Date (A) all conditions to Closing contained in Article VI (except for Section 6.3(e)) have been satisfied or waived, or are imminently capable of being satisfied, (B) Section 6.3(e) is reasonably likely to be satisfied by the Outside Date, as extended, and (C) the Parties have exercised and continue to exercise their best efforts to satisfy Section 6.3(e);

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and, in each case, such Order or action shall have become final and non-appealable; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to any Party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of such action;

(iii) if the Required Shareholder Vote shall not have been obtained at the Shareholder Meeting;

(iv) if any required approval by the Newegg shareholders shall not have been obtained within 5 days after the date hereof; or

(c) by Newegg (acting through the Newegg Special Committee) (provided it is not then in material breach of any of its obligations under this Agreement):

(i) if there is any breach of any representation, warranty, covenant or agreement on the part of LLIT or Merger Sub set forth in this Agreement, or if any representation or warranty of LLIT or Merger Sub shall have become untrue, in either case such that the applicable conditions set forth in Section 6 would not be satisfied; provided, however, if such breach is curable by LLIT or Merger Sub, then Newegg may not terminate this Agreement under this Section 7.1(c)(i) for so long as LLIT or Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Newegg to LLIT;

(ii) if for any reason LLIT fails to call and hold the Shareholder Meeting within sixty (60) days following the filing of the F-4, unless such failure is as a result of LLIT responding in good faith to comments on the Form F-4 or the Form F-1 received from the SEC or comments received from NASDAQ;

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(iii) if the LLIT Board (or any subgroup or committee thereof) (A) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Newegg or shall have resolved to do any of the foregoing, or (B) approves or recommends, or proposes to approve or recommend, an Acquisition Proposal; or

(iv) if the Escrow Amount is not placed into the Escrow Account within five days hereof; or

(d) by LLIT (acting through the LLIT Special Committee) (provided neither it nor its Subsidiaries are then in material breach of any of their obligations under this Agreement):

(i) if there is any breach of any representation, warranty, covenant or agreement on the part of Newegg set forth in this Agreement, or if any representation or warranty of Newegg shall have become untrue, in either case such that the applicable conditions set forth in Section 6 would not be satisfied; provided, however, if such breach is curable by Newegg, then LLIT may not terminate this Agreement under this Section 7.1(d)(i) for so long as Newegg continues to exercise its best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by LLIT to Newegg; or

(ii) if the Newegg Board (or any subgroup or committee thereof) (A) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to LLIT or shall have resolved to do any of the foregoing, or (B) approves or recommends, or proposes to approve or recommend, an Acquisition Proposal;

(e) by Newegg (acting through the Newegg Special Committee), if (i) Newegg receives a bona fide written offer prior to the approval of the LLIT shareholders of the Merger at the Shareholder Meeting, and the Newegg Special Committee determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a superior offer to the stockholders of Newegg (a “Newegg Superior Offer”) to the terms set forth herein, and (ii) the Newegg Special Committee determines in good faith (based upon advice of counsel) that, in light of such Newegg Superior Offer, the withdrawal or modification of the Newegg Board’s approval is required in order for the Newegg Board to comply with its fiduciary obligations to Newegg’s stockholders under the DGCL or other applicable law; or

(f) by LLIT (acting through the LLIT Special Committee), if (i) LLIT receives a bona fide written offer prior to the approval of the LLIT shareholders of the Merger at the Shareholder Meeting, and the LLIT Special Committee determines in good faith (based upon a written opinion of an independent financial advisor) that such offer constitutes a superior offer for the stockholders of LLIT (a “LLIT Superior Offer”) to the terms set forth herein, and (ii) the LLIT Special Committee determines in good faith (based upon advice of counsel) that, in light of such LLIT Superior Offer, the withdrawal or modification of the LLIT Board’s approval is required in order for the LLIT Board to comply with its fiduciary obligations to LLIT’s shareholders under the BVI Act or other applicable law.

The right of any Party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Newegg or LLIT, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of LLIT, Newegg and Merger Sub or their respective officers or directors (except for confidentiality agreements, Section 5.12, Section 5.13, this Section 7.2 and the entirety of Article VII, Article VIII and Article IX, all of which shall survive the termination); provided, however, that (i) in the event this Agreement is terminated pursuant to Section 7.1(b)(iii), Section 7.1(c), or Section 7.1(f), LLIT shall immediately pay to Newegg in cash or by wire transfer of immediately available funds or by disbursement from the Escrow Account, an amount equal to $450,000, and (ii) in the event this Agreement is terminated pursuant to Section 7.1(b)(iv), Section 7.1(d) or Section 7.1(e), Newegg shall immediately pay LLIT in cash or by wire transfer of immediately available funds an amount equal to $450,000; and provided further that nothing contained in this Section 7.2 shall relieve any Party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement or prevent a Party from exercising its rights under Section 9.8. During the Interim Period, Newegg agrees to keep $450,000 of cash available for the payment of the foregoing termination fee.

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ARTICLE VIII

SURVIVAL

Section 8.1 Representations and Warranties. The representations and warranties of each Party contained in Article III and Article IV shall terminate and expire at the Closing.

Section 8.2 Covenants. The covenants and agreements contained in this Agreement shall survive the Closing until the applicable statute of limitations has expired or until such covenant or agreement has been fully performed or waived, whichever is later.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the LLIT or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Lianluo Smart Ltd. Room 611, 6th Floor BeiKong Technology Building No. 10 Baifuquan Road, Changping District Beijing 102200, People’s Republic of China	Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Attention: Kevin Sun, Esq. Facsimile No.: (202) 869-0889 Telephone No.: (202) 869-0888 (ext. 101) E mail: kevin@bevilacquapllc.com
Attention: Yingmei Yang Telephone No.: 86-10-89788107 Email: yangyingmei@lianluo.com	Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 E. Cary St. Richmond, VA 23219 Attention: Anthony W. Basch, Esq. Telephone No: (804) 771-5725 Email: awbasch@kaufcan.com
If to Newegg, to:	with a copy (which will not constitute notice) to:
Newegg Inc. 17560 Rowland Street City of Industry, CA 91748	Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, New York 10022
Attention: James Yang and Matt Strathman Telephone No.: (626) 271.9700 x22010 and x 22183 Email: James.J.Yang@newegg.com Matt.O.Strathman@newegg.com	Attention: Joan Wu, Esq. Facsimile No.: (212) 202-6380 Telephone No.: (212) 530-2208 Email: jwu@htflawyers.com
If to LLIT after the Closing, to:

with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC
800 Third Avenue, Suite 2800
New York, New York 10022
Attention: Joan Wu, Esq.
Facsimile No.: (212) 202-6380
Telephone No.: (212) 530-2208
Email: jwu@htflawyers.com

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Section 9.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 9.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

Section 9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder; provided, however, that following the Effective Time, each holder of Newegg Shares shall be entitled to enforce the provisions of Article I to the extent necessary to receive the LLIT Exchange Shares to which such holder is entitled pursuant to Article I.

Section 9.5 Governing Law. Except to the extent that the laws of the British Virgin Islands shall apply to the internal corporate governance of LLIT, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of LLIT (acting through the LLIT Special Committee) and Newegg (acting through the Newegg Special Committee).

Section 9.7 Waiver. At any time prior to the Effective Time, LLIT and Merger Sub (acting jointly through the LLIT Special Committee) and Newegg (acting through the Newegg Special Committee) may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions of the other Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.8 Specific Performance; Submission to Jurisdiction. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. In addition, each of the Parties

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irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. LLIT, Newegg and Merger Sub hereby consent to service being made through the notice procedures set forth in Section 9.1 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 9.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.

Section 9.11 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such costs and expenses, whether or not the Merger shall be consummated.

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

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Section 9.13 Legal Representation. Each Party hereto acknowledges that it has been given the opportunity to be represented by independent legal counsel in the preparation of this Agreement and hereby waives any allegations that it has not been represented by its own counsel. The language used in this Agreement will be deemed to be the language chosen by the Parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any Party.

Section 9.14 Special Committee Decisions. All material decisions with respect to this Agreement, the Escrow Agreement and any other Ancillary Agreements and the transactions contemplated herein and therein, including the decision to enforce rights hereto and thereto or initiate Actions with respect hereto and thereto, where the interests of Hangzhou Lianluo or any of its Affiliates are materially different from the interests of any other stockholders of (i) LLIT, shall be determined by the LLIT Special Committee, or (ii) Newegg, shall be determined by the Newegg Special Committee.

Section 9.15 Definitions.

(a) In this Agreement, the following terms have the meanings specified or referred to in this Section 9.15(a) and shall be equally applicable to both the singular and plural forms.

(i) “$” means United States dollars.

(ii) “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means with respect to (A) Newegg and its respective Affiliates and (B) LLIT and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of any Newegg Subsidiaries or LLIT (including any LLIT Subsidiary) or (y) any of the shares or other equity interests or profits of any Newegg Subsidiaries or LLIT (including any LLIT Subsidiary), in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise

(iii) “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

(iv) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

(v) “Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plans, programs, policies, agreements or arrangements in each case that provide compensation or other benefits to any employee of LLIT or Newegg, as applicable, whether or not subject to ERISA, currently maintained or sponsored by LLIT or Newegg, as applicable, or any ERISA Affiliate.

(vi) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, Hong Kong and/or China are authorized by law or executive order to be closed.

(vii) “BVI Act” means the British Virgin Islands Business Companies Act, 2004, as amended.

(viii) “Confidential Information” means all confidential or proprietary documents and information concerning the LLIT, Merger Sub, Newegg or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Confidential Information shall not include any information which, (i) at the time of disclosure by LLIT, Merger Sub, Newegg or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by LLIT, Merger Sub, Newegg or any of their respective Representatives, was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Confidential Information.

(ix) “Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

(x) “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

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(xi) “Governmental Authority” means domestic or foreign governmental, administrative, judicial or regulatory authority.

(xii) “Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

(xiii) “Intellectual Property” means (a) all registered and unregistered trademarks, service marks, logos, corporate names, trade names, internet domain names and other indications of origin, together with all translations, adaptations, derivations and combinations thereof, the goodwill associated with the foregoing and registrations and renewals in any jurisdiction, and applications in any jurisdiction to register the same (“Trademarks”); (b) all issued U.S. and foreign patents and pending patent applications, including, without limitation, divisionals, continuation, continuation in part, continuing and renewal applications (“Patents”); (c) all registered and unregistered copyrights, copyrightable and copyright works and all registration, renewals and applications to register the same (whether or not constituting “work made for hire” as defined in 17 U.S.C. Sections 101 and 201(b)(4)) (“Copyrights”); (d) all protectable items of trade dress; (e) all computer software (including source code, executable code, systems and networks tools) and protectable databases, whether owned or under development or otherwise (“Software”); (f) all confidential and proprietary trade secrets, inventions, ideas, discoveries (whether or not patentable and whether or not reduced to practice), know-how, processes, procedures, drawings, specifications, designs, plans, proposals, customer and supplier lists, independent contractor lists, pricing and cost information or other technical data or confidential business information, together with all documentation and media constituting or describing any of the foregoing and tangible embodiments thereof (in whatever form of media and whether or not registered) (“Trade Secrets”); (g) all claims of infringement against third parties; and (h) other such rights generally classified as intangible, intellectual property assets.

(xiv) “Internet Assets” means any all domain name registrations, web sites and web pages and related rights, items and documentation related thereto.

(xv) “IP Licenses” means all licenses, sublicenses and other agreements or permissions, under which a Person is a licensee or otherwise is authorized to use or practice any Intellectual Property.

(xvi) “IRS” means the Internal Revenue Service.

(xvii) “Knowledge of LLIT” means the actual knowledge of the directors and officers of LLIT.

(xviii) “Knowledge of Newegg” means the actual knowledge of the directors and officers of Newegg.

(xix) “Laws” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

(xx) “Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

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(xxi) “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(xxii) “Material Adverse Effect” means, with respect to a particular Person, any effect that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or to the ability of such Person to enter into or perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions hereunder or thereunder; provided, however, that with respect to LLIT or its Subsidiaries, “Material Adverse Effect” shall be measured after giving effect to the Disposition and shall also include any effect that is or would be reasonably expected to be materially adverse to the issuance and listing of the LLIT Exchange Shares on NASDAQ.

(xxiii) “Newegg Board” means the Board of Directors of Newegg.

(xxiv) “Order” means any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator.

(xxv) “Organizational Documents” means the certificate of incorporation and bylaws, or documents of similar import, for an entity.

(xxvi) “Permits” means all permits (including environmental, construction and operational permits), licenses, franchises, certificates, approvals, registrations, authorizations, variances and similar rights issued by any Governmental Entity and all pending applications therefor and renewals thereof.

(xxvii) “Permitted Lien” means (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of LLIT or Newegg, as applicable, consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of LLIT or Newegg, as applicable, as currently conducted.

(xxviii) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Authority, trust or unincorporated organization.

(xxix) “Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

(xxx) “Registered IP” means all Patents, Trademarks, Internet Assets and Copyrights owned or licensed by a Person or otherwise used or held for use by a Person in which a Person is the owner, applicant or assignee.

(xxxi) “Representative” means any officers, directors or employees, and financial advisors, attorneys or other advisors or representatives.

(xxxii) “Stock Split” means the reverse stock split of the LLIT Shares required in anticipation of the Closing in order for the LLIT Shares to meet the minimum bid price requirement for initial listing on the NASDAQ Capital Market.

(xxxiii) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Newegg or LLIT, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

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(xxxiv) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise, tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any additions to tax, interest or penalty imposed by any Governmental Authority.

(xxxv) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(xxxvi) “Top Customer” means by dollar volume paid for each of (a) the twelve (12) months ended on the December 31, 2019 and (b) the period from January 1, 2020 to the end of the Interim Period, the ten (10) largest customers of Newegg or LLIT.

(xxxvii) “Top Supplier” means by dollar volume paid for each of (a) the twelve (12) months ended on the December 31, 2019 and (b) the period from January 1, 2020 to the end of the Interim Period, the five (5) largest suppliers of goods or services to Newegg or LLIT.

(xxxviii) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to LLIT Class A Shares, any day on which the LLIT Class A Share is eligible for trading on the NASDAQ Capital Market, or, if the NASDAQ Capital Market is not the principal trading market for the LLIT Class A Shares, then on the principal securities exchange or securities market on which the LLIT Class A Share is then traded, provided that “Trading Day” shall not include any day on which the LLIT Class A Share is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the LLIT Class A Share is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) or (y) with respect to all determinations other than price determinations relating to the LLIT Class A Shares, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities

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IN WITNESS WHEREOF, LLIT, Merger Sub and Newegg have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

LIANLUO SMART LIMITED
By:	/s/ Bin Lin
Name: Bin Lin
Title: Chief Executive Officer
LIGHTNING DELAWARE SUB, INC.
By:	/s/ Bin Lin
Name: Bin Lin
Title: Chief Executive Officer
NEWEGG INC.
By:	/s/ Anthony Chow
Name: Anthony Chow
Title: Chief Executive Officer

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Exhibit A
Support Agreements

[see attached]

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Exhibit B
LLIT Directors & Officers — Post-Closing

NAME	POSITION	APPOINTED BY
Anthony Chow	Director and Chief Executive Officer	Minority Representative
Robert Chang	Chief Financial Officer
Jamie Spannos	Chief Operating Officer
Montaque Hou	Chief Technology Officer
Matt Strathman	General Counsel
Zhitao “Tom” He	Chairman of the Board	Hangzhou Lianluo
Fred Faching Chang	Director, Vice Chairman of the Board	Minority Representative
Yingmei Yang	Director	Hangzhou Lianluo
Gregory Moore	Independent Director	Minority Representative
Paul Wu	Independent Director	Hangzhou Lianluo
[to be determined]	Independent Director	Hangzhou Lianluo

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Exhibit C
Form of Amended Charter for LLIT Post-Closing

[see attached]

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Exhibit D
Form of Lock-Up Agreement

THIS LOCK-UP AGREEMENT (this “Agreement”) is made as of [•], 2020 by and among Lianluo Smart Limited., a British Virgin Islands company, which will be known after the consummation of the transactions contemplated by the Merger Agreement (as defined below) as “Newegg Commerce, Inc.” (including any successor entity thereto, the “Parent”), and the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined herein below).

WHEREAS, on [•], 2020, the Parent entered into that certain Merger Agreement (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among (i) the Parent, (ii) Newegg, Inc., a Delaware corporation (the “Company”), and (iii) Lightning Delaware Sub, Inc., Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), pursuant to which the Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Parent (the “Merger”), and as a result of which, among other matters, all of the issued and outstanding capital shares of the Company, immediately prior to the consummation of the Merger (the “Closing”), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the LLIT Exchange Shares, and each outstanding Company option shall be assumed by the Parent and automatically converted into an option exercisable into LLIT Class A Shares (as equitably adjusted), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, immediately prior to the Closing, each Holder is a beneficial holder of the Company’s securities, in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the Parent and Holder desire to enter into this Agreement, pursuant to which the LLIT Exchange Shares received by Holder in the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing from the Closing and, with respect to the Restricted Securities, ending on the earliest of (x) the 180 day anniversary of the date of the Closing and (y) the date after the Closing on which the Parent consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Parent’s shareholders having the right to exchange their equity holdings in the Parent for cash, securities or other property (a “Subsequent Transaction”), (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii), or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”); provided, however, that the foregoing shall not preclude Holder from engaging in any transaction in the securities of another company in the same sector or in a similar sector as that of the Parent. The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder, (A) by gift, will or intestate succession upon the death of Holder, (B) to any Permitted Transferee or (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (A), (B) or (C) it shall be a condition to such transfer that the transferee executes and delivers to the Parent an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), (2) any trust for the direct or indirect

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benefit of Holder or the immediate family of Holder, (3) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or (5) to any affiliate of Holder or to any investment fund or other entity controlled by Holder.

(b) Intentionally omitted.

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Parent may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2020, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “PARENT”) AND THE PARENT’S SHAREHOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE PARENT TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Parent during the Lock-Up Period, including the right to vote any Restricted Securities.

(f) To the extent that any of the Merger Consideration Shares held by any other Company Stockholder subject to a Lock-Up Agreement entered into in connection with the Closing are released from, or not subject to, lockup restrictions substantially similar to those in this Agreement (a “Lock-up Change”), the Parent shall promptly give Holder written notice of such Lock-up Change and the Restricted Securities subject to the terms of this Agreement shall be immediately released from, or not subject to, the lockup restrictions in this Agreement with an effectiveness concurrent with, and to substantially the same extent and effect as, the Lock-up Change.

2. Miscellaneous.

(a) Termination of Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. The Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. The terms and provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California without reference to its conflict of law provisions. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in Los Angeles County, California (or in any court in which appeal from such courts may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

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(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be completed in accordance with Section 9.1 of the Merger Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Parent and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages may be inadequate and the Parent may have not adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Parent shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document, including the Amended and Restated Registration Rights Agreement. Notwithstanding the foregoing,

Annex A-54

nothing in this Agreement shall limit any of the rights or remedies of the Parent or any of the obligations of Holder under any other agreement between Holder and the Parent or any certificate or instrument executed by Holder in favor of the Parent, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Parent or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

Annex A-55

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

PARENT:
Lianluo Smart Limited
By:
Name:
Title:

Annex A-56

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder: [Name of the Holder]
By:
Name:
Title:

Number of shares of Company Securities:

Company Class A Common Stock: ______________________________________

Company Class B Common Stock: ______________________________________

Company Series A Preferred Stock: ______________________________________

Company Series AA Preferred Stock: ______________________________________

Address for Notice: Address:_______________________________________

______________________________________________________________

______________________________________________________________

Facsimile No.: ___________________________________________________

Telephone No.: __________________________________________________

Email: _________________________________________________________

Annex A-57

Annex B

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 23, 2020, is made by and among Lianluo Smart Limited, a business company incorporated under the laws of the British Virgin Islands (“LLIT”), Newegg Inc., a Delaware corporation (“Newegg”), and the undersigned holders (“Shareholders”) of LLIT Class A Shares and LLIT Class B Shares (the “Shares”).

WHEREAS, LLIT, Lightning Delaware Sub, Inc., a Delaware corporation (“Merger Sub”), and Newegg, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Newegg, with Newegg surviving as the wholly owned subsidiary of LLIT (the “Merger”);

WHEREAS, each Shareholder beneficially owns and has sole voting power with respect to the number of Shares, and holds the LLIT options or warrants to acquire shares of LLIT, set forth opposite such Shareholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of LLIT, Merger Sub and Newegg to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, each Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, LLIT, Merger Sub and Newegg’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Shareholders, LLIT and Newegg agree as follows:

1. Agreement to Vote Shares. Shareholders agree that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the shareholders of LLIT or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of LLIT, with respect to the Proposals (as defined below), Shareholders shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) all of the Shares and any New Shares that such Shareholder shall be entitled to so vote: (i) in favor of (A) the proposal to adopt the Merger Agreement and the Merger contemplated thereby, (B) the proposal to adopt the equity transfer agreement, dated on or about October 23, 2020, and as it may be amended from time to time, among Beijing Fenjin Times Technology Development Co., Ltd., or the Purchaser, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., or Lianluo Connection, and LLIT, pursuant to which LLIT will sell all of its equity interests in Lianluo Connection to the Purchaser immediately following completion of the Merger, (C) the proposal to eliminate unissued Class B common shares and rename class A common shares as common shares, (D) the proposal to approve a share combination of issued and outstanding common shares of LLIT by a ratio of not less than one-for-two and not more than one-for-fifty at any time prior to June 30, 2021, with the exact ratio to be set at a whole number within this range, as determined by LLIT’s board of directors in its sole discretion, (E)the proposal to increase the number of LLIT common shares that LLIT is authorized to issue, (F) the proposal to change the name of LLIT to “Newegg Commerce, Inc.”, (G) the proposal to amend and restate LLIT’s current amended and restated memorandum and articles of association to effect the foregoing and to make certain other amendments described in the preliminary proxy statement/prospectus on Form F-4 filed by LLIT with the Securities and Exchange Commission (the “SEC”), and (H) the proposal to approve the adjournment of the shareholder meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the above proposals at the time of the shareholder meeting, or any adjournment or postponement thereof ((A) through (H) collectively, the “Proposals”); and (ii) against any agreement, transaction or other matter that is intended to, or would reasonably be expected

Annex B-1

to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Proposals. Shareholders shall not take or commit or agree to take any action inconsistent with the foregoing and will take such further affirmative steps as may be reasonably required to effect the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, or (b) the date on which the Closing occurs in accordance with the Merger Agreement.

3. Additional Purchases. Shareholder agrees that any LLIT Class A Shares or LLIT Class B Shares or other equity securities of LLIT that Shareholder purchases or with respect to which Shareholder otherwise acquires sole or shared voting power (including any proxy, other than to the extent such proxy expressly limits such proxy holder’s ability to act as provided herein) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any LLIT options, warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Share Transfers. From and after the date hereof until the Expiration Date, Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, Shareholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Shareholder’s LLIT options or warrants, if any, which expire on or prior to the Expiration Date, a transfer, sale, or other disposition of Shares to LLIT as payment for the (i) exercise price of Shareholder’s LLIT options or warrants and (ii) taxes applicable to the exercise of Shareholder’s LLIT options or warrants, (3) if Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of Shareholder or to an Affiliate of Shareholder, or if Shareholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (4) transfers to another holder of the capital stock of LLIT that has signed a voting agreement in substantially the form hereof, and (5) transfers, sales or other dispositions as Newegg may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares and New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Shareholder and has not executed a counterpart hereof or joinder hereto.

5. Conversion of LLIT Class B Shares. Shareholders acknowledge that a condition to the Closing of the transaction contemplated by the Merger Agreement, including the Merger, is that Shareholders will convert, effective as of the Closing, all of the LLIT Class B Shares held beneficially and of record by Shareholders into LLIT Class A Shares (to be renamed as Common Shares). Effective as of immediately prior to the Closing, Shareholders hereby (a) elect to convert all Class B Common Shares held by such Shareholder into Class A Common Shares in accordance with Article 7.2.2 of LLIT’s current amended and restated memorandum and articles of association, and (b) agree that all of Shareholders’ LLIT Class B Shares shall be automatically converted into LLIT Class A Shares without further action by either Shareholder or LLIT.

6. Amendment of LLIT Warrant. Reference is made to Section 4(j) of that certain Share Purchase Agreement dated as of April 28, 2016 by and among LLIT (formerly known as Dehaier Medical Systems Limited) and Hangzhou Liaison Interactive Information Technology Co., Ltd. (the “LLIT Warrant”). The parties acknowledge and agree that (i) the LLIT Warrant was initially issued as a warrant for LLIT Class A Shares (formerly known as common shares), (ii) the board and shareholders of LLIT previously approved an amendment to the LLIT Warrant to change the underlying shares for which the LLIT Warrant is exercisable from LLIT Class A Shares to LLIT

Annex B-2

Class B Shares, (iii) they wish to further amend the LLIT Warrant so that it is once again exercisable for LLIT Class A Shares, (iv) they wish to clarify that the LLIT Warrant is subject to adjustment for certain share splits and similar events, and (v) they wish to amend and restate the terms of Section 4(j) to give effect to the reverse split by decreasing the number of shares underlying the LLIT Warrant and increasing the exercise price thereof, in each case by a factor of eight (8). Shareholder and LLIT hereby amend and replace, effective as of the Closing, Section 4(j) of the LLIT Warrant in its entirety to read as follows:

Issuance of New Warrants to the Buyer. In consideration of the payment by the Buyer of the Purchase Price, the Buyer and its designees are entitled to acquire from the Company 125,000 Common Shares at a purchase price of US$17.60 per share (such right to acquire such shares, the “New Warrants”). The New Warrants will be exercisable by the Buyer or its designees in whole or in part. The New Warrants will be exercisable at any time after the Closing. The Company acknowledges and agrees that the shares issuable upon the exercise of the Warrant shall be in certificated form and bear appropriate legends as prescribed in Section 2(g) hereof. The exercise price and number of underlying Common Shares for which the New Warrants are exercisable shall be appropriately adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to the Common Shares having a record date occurring after October 21, 2020, such that the aggregate exercise price of the New Warrants and aggregate portion of the Company into which the warrants are exercisable for remain unchanged before and after such adjustment and such effect. All references to Common Shares shall mean the common shares of the Company, par value $0.021848 per share.

7. Representations and Warranties of Shareholder. Each Shareholder hereby represents and warrants to LLIT and Newegg as follows:

(a) If Shareholder is an entity: (i) such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Shareholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has the legal capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of such Shareholder and, to such Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of Newegg and LLIT, constitutes a valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) such Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, and will own any New Shares, in each case free and clear of any Liens, and has sole and unrestricted voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) to the knowledge of such Shareholder, the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the compliance by such Shareholder with any provisions hereof will not, violate or conflict with, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on (in each case, with or without the passage of time or the occurrence of any other event) any Shares or New Shares pursuant to, any Contract or other obligation or any order, arbitration award, judgment or decree to which such

Annex B-3

Shareholder is a party or by which such Shareholder is bound, or any Law, statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any certificate of incorporation, bylaw or similar organizational document of such Shareholder;

(e) the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or regulatory authority by such Shareholder except for applicable requirements, if any, of the Exchange Act;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from LLIT or Newegg in respect of this Agreement based upon any Contract made by or on behalf of such Shareholder; and

(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of such Shareholder, threatened against such Shareholder that would reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any respect.

8. Irrevocable Proxy. Subject to the last sentence of this Section 8, by execution of this Agreement, Shareholders do hereby appoint Newegg and any of its designees with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Shareholder’s rights with respect to the Shares and New Shares, to vote and exercise all voting and related rights, including the right to sign Shareholder’s name (solely in its capacity as a shareholder) to any shareholder consent, if Shareholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Shareholders intend this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by any Shareholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Shareholder and the obligations of Shareholder shall be binding on Shareholder’s heirs, personal representatives, successors, transferees and assigns. Shareholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10. Directors and Officers. This Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of LLIT and/or holder of LLIT options or warrants and not in Shareholder’s capacity as a director, officer or employee of LLIT or its Subsidiaries or in Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict a director and/or officer of LLIT in the exercise of his or her fiduciary duties as a director and/or officer of LLIT or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of LLIT or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

Annex B-4

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Newegg any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Newegg does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of LLIT or exercise any power or authority to direct Shareholder in the voting of any of the Shares, except as otherwise provided herein.

12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13. Further Assurances. Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Newegg or LLIT may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

14. Disclosure. Shareholder hereby agrees that LLIT and Newegg may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the transactions contemplated by this Agreement and the Merger Agreement and any related documents filed with such regulatory authority and as otherwise required by Law, Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by LLIT or Newegg as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the transactions contemplated thereby, all subject to prior review and an opportunity to comment by Shareholder’s counsel. Prior to the Closing, Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated thereby, without the prior written consent of LLIT and Newegg, provided that the foregoing shall not limit or affect any actions taken by Shareholder (or any affiliated officer or director of Shareholder) that would be permitted to be taken by Shareholder, LLIT or Newegg pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Shareholder the prohibition of which would be prohibited under applicable Law.

15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) to Newegg or LLIT, as the case may be, in accordance with Section 9.1 of the Merger Agreement and to Shareholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Annex B-5

18. Waivers. No waivers of any breach of this Agreement extended by Newegg or LLIT to a Shareholder shall be construed as a waiver of any rights or remedies of Newegg or LLIT, as applicable, with respect to any other shareholder of LLIT who has executed an agreement substantially in the form of this Agreement or any other Shareholder with respect to Shares held or subsequently held by such shareholder or with respect to any subsequent breach of Shareholder or any other shareholder of LLIT. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

19. Governing Law. Except to the extent that the laws of British Virgin Islands shall apply to the internal corporate governance of LLIT, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

20. Specific Performance; Submission to Jurisdiction. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. LLIT, Newegg and Shareholder hereby consent to service being made through the notice procedures set forth in Section 15 above and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses as provided in Section 15 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

21. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY

Annex B-6

MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the LLIT Board has approved the Merger Agreement and the transactions contemplated thereby, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

23. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

24. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

25. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

26. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

27. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

28. Construction. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

[Remainder of Page has Intentionally Been Left Blank]

Annex B-7

EXECUTED as of the date first above written.

SHAREHOLDERS

HANGZHOU LIANLUO INTERACTIVE INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Zhitao He
Name:	Zhitao He
Title:	Chief Executive Officer

HYPERFINITE GALAXY HOLDING LIMITED

By:	/s/ Zhitao He
Name:	Zhitao He
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Annex B-8

EXECUTED as of the date first above written.

LIANLUO SMART LIMITED

By:	/s/ Bin Lin
Name:	Bin Lin
Title:	Chief Executive Officer

NEWEGG INC.

By:	/s/ Anthony Chow
Name:	Anthony Chow
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Annex B-9

SCHEDULE 1

Name, Address and Email Address of Shareholder	Shares and Class of LLIT Common Shares*	LLIT Options and underlying class of common shares	LLIT Warrants and underlying class of common shares*
Hangzhou Lianluo Interactive Information Technology Co., Ltd.	1,388,888 Class B Common Shares	None	Warrants exercisable for 125,000 Class B Common Shares
Hyperfinite Galaxy Holding Limited	58,937 Class A Common Shares	None	None

____________

*        All numbers of shares and warrants presented in the foregoing table give effect to the 1-for-8 reverse share split effected October 21, 2020.

Annex B-10

Annex C

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of October 23, 2020, is made by and among Lianluo Smart Limited, a business company incorporated under the laws of the British Virgin Islands (“LLIT”), Newegg Inc., a Delaware corporation (“Newegg”), and the undersigned holder (“Shareholder”) of LLIT Class A Shares(the “Shares”).

WHEREAS, LLIT, Lightning Delaware Sub, Inc., a Delaware corporation (“Merger Sub”), and Newegg, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Newegg, with Newegg surviving as the wholly owned subsidiary of LLIT (the “Merger”);

WHEREAS, Shareholder beneficially owns and has sole voting power with respect to the number of Shares, and holds the LLIT options or warrants to acquire shares of LLIT, set forth opposite Shareholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of LLIT, Merger Sub and Newegg to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, LLIT, Merger Sub and Newegg’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Shareholder, LLIT and Newegg agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the shareholders of LLIT or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of LLIT, with respect to the Proposals (as defined below), Shareholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) all of the Shares and any New Shares that Shareholder shall be entitled to so vote: (i) in favor of (A) the proposal to adopt the Merger Agreement and the Merger contemplated thereby, (B) the proposal to adopt the equity transfer agreement, dated on or about October 23, 2020, and as it may be amended from time to time, among Beijing Fenjin Times Technology Development Co., Ltd., or the Purchaser, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., or Lianluo Connection, and LLIT, pursuant to which LLIT will sell all of its equity interests in Lianluo Connection to the Purchaser immediately following completion of the Merger, (C) the proposal to eliminate unissued Class B common shares and rename class A common shares as common shares, (D) the proposal to approve a share combination of issued and outstanding common shares of LLIT by a ratio of not less than one-for-two and not more than one-for-fifty at any time prior to June 30, 2021, with the exact ratio to be set at a whole number within this range, as determined by LLIT’s board of directors in its sole discretion, (E)the proposal to increase the number of LLIT common shares that LLIT is authorized to issue, (F) the proposal to change the name of LLIT to “Newegg Commerce, Inc.”, (G) the proposal to amend and restate LLIT’s current amended and restated memorandum and articles of association to effect the foregoing and to make certain other amendments described in the preliminary proxy statement/prospectus on Form F-4 filed by LLIT with the Securities and Exchange Commission (the “SEC”), and (H) the proposal to approve the adjournment of the shareholder meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the above proposals at the time of the shareholder meeting, or any adjournment or postponement thereof ((A) through (H) collectively, the “Proposals”); and (ii) against any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay,

Annex C-1

postpone, discourage or materially and adversely affect the consummation of the Proposals. Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing and will take such further affirmative steps as may be reasonably required to effect the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, or (b) the date on which the Closing occurs in accordance with the Merger Agreement.

3. Additional Purchases. Shareholder agrees that any LLIT Class A Shares or LLIT Class B Shares or other equity securities of LLIT that Shareholder purchases or with respect to which Shareholder otherwise acquires sole or shared voting power (including any proxy, other than to the extent such proxy expressly limits such proxy holder’s ability to act as provided herein) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any LLIT options, warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Share Transfers. From and after the date hereof until the Expiration Date, Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, Shareholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Shareholder’s LLIT options or warrants, if any, which expire on or prior to the Expiration Date, a transfer, sale, or other disposition of Shares to LLIT as payment for the (i) exercise price of Shareholder’s LLIT options or warrants and (ii) taxes applicable to the exercise of Shareholder’s LLIT options or warrants, (3) if Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of Shareholder or to an Affiliate of Shareholder, or if Shareholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (4) transfers to another holder of the capital stock of LLIT that has signed a voting agreement in substantially the form hereof, and (5) transfers, sales or other dispositions as Newegg may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares and New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Shareholder and has not executed a counterpart hereof or joinder hereto.

5. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to LLIT and Newegg as follows:

(a) If Shareholder is an entity: (i) Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Shareholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Shareholder have been duly authorized by all necessary action on the part of Shareholder and no other proceedings on the part of Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Shareholder is an individual, Shareholder has the legal capacity to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

Annex C-2

(b) this Agreement has been duly executed and delivered by or on behalf of Shareholder and, to Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of Newegg and LLIT, constitutes a valid and binding agreement with respect to Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) Shareholder beneficially owns the number of Shares indicated opposite Shareholder’s name on Schedule 1, and will own any New Shares, in each case free and clear of any Liens except as otherwise set forth in Schedule 1, and has sole and unrestricted voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) to the knowledge of Shareholder, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the compliance by Shareholder with any provisions hereof will not, violate or conflict with, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on (in each case, with or without the passage of time or the occurrence of any other event) any Shares or New Shares pursuant to, any Contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any Law, statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any certificate of incorporation, bylaw or similar organizational document of Shareholder;

(e) the execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or regulatory authority by Shareholder except for applicable requirements, if any, of the Exchange Act;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from LLIT or Newegg in respect of this Agreement based upon any Contract made by or on behalf of Shareholder; and

(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder that would reasonably be expected to prevent or delay the performance by Shareholder of his, her or its obligations under this Agreement in any respect.

6. Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, Shareholder does hereby appoint Newegg and any of its designees with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Shareholder’s rights with respect to the Shares and New Shares, to vote and exercise all voting and related rights, including the right to sign Shareholder’s name (solely in its capacity as a shareholder) to any shareholder consent, if Shareholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Shareholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocably proxy and power of attorney granted herein shall survive the death or incapacity of Shareholder and the obligations of Shareholder shall be binding on Shareholder’s heirs, personal representatives, successors, transferees and assigns. Shareholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise

Annex C-3

breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

8. Directors and Officers. This Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of LLIT and/or holder of LLIT options or warrants and not in Shareholder’s capacity as a director, officer or employee of LLIT or its Subsidiaries or in Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict a director and/or officer of LLIT in the exercise of his or her fiduciary duties as a director and/or officer of LLIT or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of LLIT or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Newegg any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Newegg does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of LLIT or exercise any power or authority to direct Shareholder in the voting of any of the Shares, except as otherwise provided herein.

10. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11. Further Assurances. Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Newegg or LLIT may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

12. Disclosure. Shareholder hereby agrees that LLIT and Newegg may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the transactions contemplated by this Agreement and the Merger Agreement and any related documents filed with such regulatory authority and as otherwise required by Law, Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by LLIT or Newegg as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the transactions contemplated thereby, all subject to prior review and an opportunity to comment by Shareholder’s counsel. Prior to the Closing, Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated thereby, without the prior written consent of LLIT and Newegg, provided that the foregoing shall not limit or affect any actions taken by Shareholder (or any affiliated officer or director of Shareholder) that would be permitted to be taken by Shareholder, LLIT or Newegg pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Shareholder the prohibition of which would be prohibited under applicable Law.

Annex C-4

13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) to Newegg or LLIT, as the case may be, in accordance with Section 9.1 of the Merger Agreement and to Shareholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

15. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

16. Waivers. No waivers of any breach of this Agreement extended by Newegg or LLIT to Shareholder shall be construed as a waiver of any rights or remedies of Newegg or LLIT, as applicable, with respect to any other shareholder of LLIT who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such shareholder or with respect to any subsequent breach of Shareholder or any other shareholder of LLIT. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

17. Governing Law. Except to the extent that the laws of British Virgin Islands shall apply to the internal corporate governance of LLIT, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18. Specific Performance; Submission to Jurisdiction. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion,

Annex C-5

as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. LLIT, Newegg and Shareholder hereby consent to service being made through the notice procedures set forth in Section 13 above and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses as provided in Section 13 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

19. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the LLIT Board has approved the Merger Agreement and the transactions contemplated thereby, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

22. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

23. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

Annex C-6

26. Construction. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

[Remainder of Page has Intentionally Been Left Blank]

Annex C-7

EXECUTED as of the date first above written.

SHAREHOLDER

/s/ Ping Chen
PING CHEN

[Signature Page to Support Agreement]

Annex C-8

EXECUTED as of the date first above written.

LIANLUO SMART LIMITED

By:	/s/ Bin Lin
Name:	Bin Lin
Title:	Chief Executive Officer

NEWEGG INC.

By:	/s/ Anthony Chow
Name:	Anthony Chow
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Annex C-9

SCHEDULE 1

Name, Address and Email Address of Shareholder	Shares and Class of LLIT Common Shares**	LLIT Options and underlying class of common shares**	LLIT Warrants and underlying class of common shares
Ping Chen	201,692 Class A Common Shares*	Options exercisable for 65,733 Class A Common Shares	None

____________

*        On August 31, 2020, Hangzhou Lianluo Interactive Information Technology Co., Ltd. (“Hangzhou Lianluo”), Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. (“Lianluo Connection”) and Ping Chen entered into a guaranty agreement (the “Agreement”), pursuant to which Ping Chen agrees to pledge his 201,692 Class A Common Shares of Lianluo Smart Limited to Hangzhou Lianluo in favor of Lianluo Connection with respect to the indebtedness (the “Indebtedness”) owed by Lianluo Connection to Hangzhou Lianluo as of the date of the Agreement. Such Indebtedness consists of loans extended by Hangzhou Lianluo to Lianluo Connection for its working capital requirements which amount to RMB 6.5 million as of the date of the Agreement and are interest free until the earlier of (i) December 31, 2020, or (ii) the consummation of the disposition of Lianluo Connection.

**      All numbers of shares and warrants presented in the foregoing table give effect to the 1-for-8 reverse share split effected on October 21, 2020.

Annex C-10

Annex D

October 23, 2020

STRICTLY CONFIDENTIAL

The Special Committee of the Board of Directors
Lianluo Smart Limited
Room 611, 6th Floor, BeiKong Technology Building, No. 10 Baifuquan Road,
Changping District, Beijing, 102200
People’s Republic of China

To the Special Committee of the Board of Directors:

We understand that Lianluo Smart Limited (the “Company”) is considering a transaction pursuant to which, subject to the terms and conditions of the Agreement and Plan of Merger (the “Agreement”) entered into by and among Lianluo Smart Limited, a business company incorporated under the laws of the British Virgin Islands (“LLIT”, the “Company”), Newegg Inc., a Delaware corporation (“Newegg”), and Lightning Delaware Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of LLIT, Merger Sub shall be merged with and into Newegg at the Effective Time (the “Transaction”). We further understand that, as stated in the Agreement, each Newegg Share that is issued and outstanding immediately prior to the Effective Time shall be exchanged for and converted into such number of validly issued, fully paid and non-assessable LLIT common shares (the “LLIT Exchange Shares”) equal to the LLIT Conversion Ratio (the total number of LLIT Exchange Shares is collectively referred to as the “Merger Consideration”), that the LLIT Conversion Ratio shall equal the Newegg Per Share Value divided by the LLIT Per Share Value, and that the “Newegg Per Share Value” shall equal $880,000,000 divided by the number of outstanding Newegg Shares on the date hereof. The “LLIT Per Share Value” shall equal (i) the volume-weighted average trading price of LLIT Class A Shares for the consecutive twenty (20) Trading Days immediately prior to and including October 16, 2020, as adjusted for a 1 to 8 reverse stock split effective on the date hereof (the “LLIT 20 Day VWAP”) minus (ii) (A) $3,500,000 (the “Escrow Amount”) divided by (B) the number of LLIT Class A Shares and LLIT Class B Shares issued and outstanding on the date hereof, after giving effect to such reverse stock split.

The Special Committee of the board of directors of the Company (the “Special Committee”) has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) to the Special Committee and the board of directors of the Company (the “Board”) as to whether the consideration to be paid by the Company in the Transaction is fair to the Company’s shareholders from a financial point of view.

In exchange for our services in rendering this Opinion, the Company has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Transaction in the future for which we may receive compensation.

This Opinion is addressed to, and is intended for the use, information and benefit of the Special Committee and the Board (solely in their capacity as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Special Committee or the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

The Benchmark Company, LLC — Member FINRA, SIPC
150 East 58th Street, 17th Floor, New York, NY 10155 — Tel: 212-312-6700

Annex D-1

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, Newegg or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of Newegg, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Newegg, the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

•        the latest draft of the Agreement provided to us on October 22, 2020;

•        certain information relating to the historical, current and future operations, financial condition and prospects of Newegg, made available to us by the Company, including financial statements that included the actual income statements for the year ending 12/31/2019 and the 9 months ending 9/30/2020, a balance sheet as of 9/30/2020, and a financial model with projected income statements and balance sheets for the calendar years 2020-2022;

•        discussions with certain members of the management of the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

•        a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company;

•        the current and historical market prices for certain of the Company’s publicly traded securities, and the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant;

•        the publicly available financial terms of certain transactions that we deemed to be relevant; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates

Annex D-2

and judgments of such management as to the future financial results and condition of the Company or Newegg and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Newegg since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the latest draft of the Agreement provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or Newegg nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the Agreement identified above. Furthermore, the Company represented to Benchmark that the Transaction was negotiated by the parties on an arm’s length basis.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or Newegg or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Special Committee, the Board or any other party with respect to alternatives to the Transaction.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair to the Company’s shareholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director & Co-Head of Investment Banking

Annex D-3

Annex E

EQUITY TRANSFER AGREEMENT
股份转让协议

This Equity Transfer Agreement (this “Agreement”) is made and entered into as of October 23, 2020, 2020, in Chaoyang District, Beijing, by and among (i) Beijing Fenjin Times Technology Development Co., Ltd. (the “Purchaser”), (ii) Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., a company formed under laws of the People’s Republic of China with the registered address is Room 611, 612, 618, and 619 on the 6th floor of Beikong Science and Technology Building, Building 2, No. 10 Baifuquan Road, Changping District, Beijing (the “Company”) and (iii) Lianluo Smart Limited, a business company organized under the laws of British Virgin Islands with the offices at Room 611, 6th Floor, BeiKong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China (the “Seller”). The Purchaser, the Company and the Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

本《股权转让协议》（以下称“本协议”）是,于2020年10月23日，在北京市朝阳区，由（i）北京奋进时代科技发展有限公司（以下简称“买方”），（ii）联络互通医疗穿戴设备技术（北京）有限公司，一家根据中华人民共和国法律成立的公司，注册地址为北控科技大厦六楼611、612、618和619室，北京市昌平区白浮泉路10号2号（以下简称“公司”），和（iii）联络智能有限公司，一家根据英属维尔京群岛法律组建的商业公司，办公室位于北控科技大厦6楼611室 北京市昌平区白浮泉路10号，邮编102200。（以下简称“卖方”）签署的。 买方，公司和卖方有时在本文中分别称为“缔约方”，并统称为“缔约方”。

RECITALS:
前述

WHEREAS, the Company is a limited liability company established on June 20, 2016 with the registered capital of RMB 100.784 million, among which RMB 13 million has been paid as of the date hereof and RMB 87.784 million shall be paid no later than September 23, 2023 according to the Company’s articles of association, as amended (the “Company Charter”);

鉴于，本公司为有限责任公司，成立于2016年6月20日，注册资本为人民币1.00784亿元，已支付人民币13000000元，根据公司章程(及修订版)（“公司章程”），不迟于2023年9月23日支付人民币87784000元，

WHEREAS, the Seller is the sole shareholder of the Company, holding 100% of the equity ownership and all relevant rights and interests of the Company (the “Equity Interests”).

鉴于，卖方是本公司的唯一股东，持有本公司100％的股权和所有相关权益（“股权”）。

WHEREAS, as of the date hereof, the Company owes the Seller indebtedness in the aggregate amount of $11,255,188.47(the “Debt”). As an inducement for the Purchaser entering into this Agreement, the Seller agrees to convert the Debt into additional paid-in capital of the Company immediately prior to the closing of the Transaction;

鉴于，截至本报告日期，本公司欠卖方的债务总额为$11,255,188.47 （“债务”）。 为促使买方订立本协议，卖方同意在交易完成前将债务转换为公司的资本公积；

 WHEREAS, the Seller desires to transfer to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Equity Interests from the Seller, subject to the terms and conditions set forth herein (the “Transaction”); and

鉴于，卖方希望将所有股权转让给买方，买方希望从卖方购买卖方的所有股权，但要遵守此协议规定的条款和条件（“交易”）； 和

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Annex E-1

ARTICLE I

THE SHARE PURCHASE
购买股份

1.1 Purchase and Sale of Equity Interests. At the Closing (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Equity Interests, free and clear of all Liens.

购买和出售股权。 在交易结束时（以下定义），在遵守本协议的条款和条件的情况下，卖方应向买方出售、转让、转付和交付给买方，买方应从卖方购买、获取和接受所有的自由且没有质权限制的股权。

1.2 Consideration. The purchase price of the Equity Interests is RMB 0 (the “Purchase Price”).

对价。 股权的购买价为人民币0元（“购买价”）。

1.3 Company Shareholder Consent. Seller, as the sole shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Seller acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Charter, any other agreement in respect of the Company to which the Seller is a party and all applicable Laws.

公司股东同意。 卖方（作为公司的唯一股东）特此批准，授权并同意公司执行和交付本协议和辅助文件，公司履行其在此及以下的义务以及公司完成交易。 卖方承认并同意，此处所规定的同意是所愿的，并构成根据公司章程、任何其他涉及公司且卖方为订约方的协议和所有适用法律可能需要的卖方同意（并且，如适用，应作为公司的书面股东决议书）。

ARTICLE II

CLOSING
交割

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article III, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller no later than one Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

交割。 在满足或豁免第III条规定的条件的前提下，本协议拟进行的交易（以下称“交割”）的完成应在所有成交条件满足或豁免后的一个营业日内在卖方办公室进行，在当地时间上午10:00或买方与公司可能同意的其他日期、时间或地点（本次实际完成交割的日期和时间为“交割日”）。

Annex E-2

ARTICLE III

CLOSING CONDITIONS
交割条件

3.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Seller and the Purchaser of the following conditions:

各方义务的条件。 缔约双方完成本文所述交易的义务应受卖方和买方满足以下条件的满意或书面放弃（在允许的情况下）：

(a) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

必要的法规批准。 为完成本协议拟进行的交易而需要从任何政府机构获得或与之取得的所有同意书均应已获得或取得。

(b) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

无制定法律。 任何政府机构均不得制定，发布，颁布，执行或订立当时生效的，具有使本协议所设想的交易为非法或以其他方式阻止或防止或 禁止完成本协议拟进行的交易。

(c) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

无诉讼。 第三方非关联公司不得提出任何待决行动来禁止或以其他方式限制完成交易的完成。

(d) Fairness Opinion. On or prior to the date of this Agreement, The Benchmark Company, LLC (the “Financial Advisor”) shall have delivered to the board of the Seller, dated as of the date hereof, to the effect that (subject to various qualifications and assumptions) the Purchase Price was fair, from a financial point of view, to the shareholders of the Seller.

 公平意见。 在本协议签订之日或之前，Benchmark Company，LLC（“财务顾问”）应于本协议签订之日将其交付给卖方董事会，以（根据各种资格和假设而定）从财务角度看，购买价对卖方股东而言是公平的。

(e) Shareholders Approval. Seller shall have obtained its shareholders’ approval of the transaction contemplated by this Agreement.

股东批准。 卖方应已获得本协议拟进行的交易的股东批准。

(f) Newegg Merger. The merger transactions contemplated by certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Seller, Lightning Delaware Sub, Inc. and Newegg Inc. (the “Merger”), are closed.

新蛋合并。 卖方、Lightning Delaware Sub, Inc.和Newegg Inc.（以下称 “合并” ）与卖方之间达成的截至本协议签署之日的某些合并协议和计划中的合并交易已经完成。

(g) Debt Conversion. Immediately prior to the closing of the Transaction, Seller shall convert the Debt into additional paid-in capital of the Company and the Company shall have no further obligations in connection with the Debt.

Annex E-3

3.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

条件失效。 尽管本文中有相反的规定，但任何一方均不得依靠本条第三款规定的任何条件未能满足，如果该失败是由于该方或其关联企业未能遵守或履行其任何义务引起的 本协议中规定的契约或义务。

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
买方陈诺保证

The Purchaser hereby represents and warrants to the Seller and the Company as follows:

买方在此向卖方和公司声明并保证如下：

4.1   Due Organization and Good Standing. The Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the Laws of People’s Republic of China.

适当的组织和良好的信誉。 买方是一家根据中华人民共和国法律正式注册成立，有效存在且信誉良好的有限责任公司。

4.2 Authorization; Binding Agreement. The Purchaser has all requisite authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Purchasers, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

授权；有约束力的协议。买方拥有执行和交付本协议，履行其在本协议项下的义务以及完成此处拟进行的交易的所有必要权限。本协议的执行和交付以及所考虑的交易的完成（a）已得到适当和有效的授权，并且（b）除协议其他部分所规定的以外，无需其他公司程序来授权执行和执行。交付本协议或完成此处拟进行的交易。假设其他方对此协议进行了适当的授权，执行和交付，则买方已经，并将在交付，妥善有效地执行和交付本协议的同时，构成或将构成有效的买方具有约束力的义务，可根据其条款对买方执行，但其可执行性可能受到适用的破产，破产，重组和暂停法律以及其他一般影响债权人权利实施的一般适用法律的限制或通过任何适用的时效法规或通过对抵销或反请求的任何有效抗辩，以及公平的补救或救济（包括特定履行的补救）均应由法院酌情决定的事实（统称为“可执行性例外”）。

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) such filings as may be required in any jurisdiction in which the Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (b) such filings as contemplated by this Agreement.

政府批准。 除（a）此类备案外，无需执行本协议，执行，交付或履行本协议或进行拟进行的交易而获得或征得买方的同意或获得任何政府机构的同意。 买方具有资格或被授权以外国法人的身分从事经营业务的任何司法管辖区所必需的，以维持该资格或授权，以及（b）本协议所设想的此类备案。

Annex E-4

4.4 Non-Contravention. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the articles of association of the Purchaser, (b) conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Purchaser.

不违反。买方执行和交付本协议以及完成据此拟进行的交易，并遵守本协议的任何规定，将不会（a）与买方组织章程的任何规定相抵触或违反，（b ）与适用于购买者或其任何财产或资产的任何法律，命令或同意书发生冲突或违反，或（c）（i）违反，与之发生冲突或导致违反，（ii）构成违约（或（iii）导致（iii）终止、撤回、中止、取消或修改，（iv）加速买方根据（v） ）导致（vi）根据（vi）产生付款或提供赔偿的义务，（vii）根据（（vi）产生对买方的任何财产或资产的留置权viii）引起任何义务获得任何第三方同意或向任何人发出任何通知的权利；或（ix）赋予任何人声明违约，行使任何补救措施，要求退款，退款，罚款或更改交货时间表，加速到期或履行的权利，取消，终止或修改买方任何重要合同的任何条款，条件或规定下的任何权利，利益，义务或其他条款。

4.5 Access to Information. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, litigations, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Seller set forth in Article V (including any exhibits and schedules attached hereto and provided by the Company and the Seller).

获取信息。 买方已对公司的业务，经营成果，前景，状况（财务或其他方面）或资产进行了独立的调查，审查和分析，并确认已为员工，财产，资产提供了充分的访问权限 ，办公用房，诉讼，账簿和记录以及其他公司的文件和数据。 买方承认并同意：（a）在决定订立本协议并完成据此拟进行的交易时，买方仅依靠自己的调查以及本公司和卖方在本协议中阐明的明示和保证。 第五条（包括本公司和卖方提供的任何附件和附表）。

4.6 Unpaid Registered Capital. The Purchaser acknowledges and undertakes that after the Closing, it shall pay the unpaid registered capital of the Company equal to RMB 87.784 million in accordance with the Company Charter.

未缴注册资本。 买方确认并承诺，在完成交易后，买方将根据公司章程支付未支付的注册资本人民币87784000元。

4.7 No Further Liabilities. The Purchaser acknowledges and agrees that upon consummation of the Transaction, the Seller shall not have any obligations or liabilities, contingent or otherwise, relating to the Company and shall have no affiliation with the Company.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE company AND SELLER
公司及卖方承诺保证

The Company hereby represents and warrants to the Purchaser as follows:

本公司特此声明并向买方保证：

5.1 Due Organization and Good Standing. The Company is a limited liability company duly incorporated, validly existing and in good standing under the Laws of People’s Republic of China.

适当的组织和良好的信誉。 本公司是根据中华人民共和国法律正式注册成立，有效存在且信誉良好的有限责任公司。

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Company, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

授权；有约束力的协议。公司拥有执行和交付本协议，履行其在本协议项下的义务以及完成此处拟进行的交易的所有必要的公司权力和权力。本协议的执行和交付以及所考虑的交易的完成（a）已得到适当和有效的授权，并且（b）除协议其他部分所规定的以外，无需其他公司程序来授权执行和执行。交付本协议或完成此处拟进行的交易。假设其他各方对此协议进行了适当的授权，执行和交付，则本协议已由公司妥善，有效地执行和交付，并已构成，或在交付时构成有效的和本公司具有约束力的义务，可根据其条款对公司强制执行，但其可执行性可能会受到“可执行性例外”的限制。

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction in which the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, or (b) such filings as contemplated by this Agreement.

政府批准。 除（a）以外，不需要本公司就执行，交付或履行本协议或完成此处拟进行的交易而获得或取得任何政府机构的同意或同意。 公司有资格或被授权以外国公司的名义在任何司法管辖区经营业务以维持这种资格或授权所必需的文件，或（b）本协议所设想的文件。

5.4 Non-Contravention. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Company Charter, (b) conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Company.

不违反。公司对本协议的执行和交付以及据此拟进行的交易的完成以及对本协议任何规定的遵守，不会（a）与《公司章程》的任何规定相抵触或违反，（b）与公司章程的任何规定相抵触或违反适用于公司

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或其任何财产或资产的任何法律，命令或同意书，或（c）（i）违反，与之冲突或导致违反，（ii）构成违约（或与通知或时间的流逝或两者兼而有之，将构成以下违约），（iii）导致以下各项的终止，撤回，中止，取消或修改，（iv）加速公司在以下情况下所需的绩效：（v）导致（vi）产生任何付款或提供补偿的义务，（vii）导致根据（viii）产生对公司的任何财产或资产的留置权获得任何第三方的任何义务c向任何人发送或发出任何通知，或（ix）赋予任何人声明违约，行使任何补救，要求退款，退款，罚金或更改交货时间表，加速到期或履行，取消，终止或修改的权利公司任何重要合同的任何条款，条件或规定下的任何权利，利益，义务或其他条款。

The Seller hereby represents and warrants to the Purchaser as follows:

卖方特此声明并向买方保证：

5.5 Due Organization and Good Standing. The Seller is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands.

适当的组织和良好的信誉。 卖方是一家根据英属维尔京群岛法律正式注册成立，有效存在且信誉良好的商业公司。

5.6 Good Title. The Seller is the record owner of the Equity Interests free and clear of all Liens and upon the execution of the Agreement.

良好所有权。 卖方是股权的记录拥有者，在协议签署时其股权上无任何质权。

ARTICLE VI

TERMINATION AND EXPENSES
终止和费用

6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

终止。 在完成交易之前的任何时候，本协议可能会终止，特此进行的交易可能会被放弃，如下所示：

(a) by mutual written consent of the Purchasers and the Seller;

经买卖双方的书面同意

(b) by written notice by either the Purchaser or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

如果具有管辖权的政府机构已发布订单或采取了其他永久性限制，禁止或以其他方式禁止本协议进行的交易的行动，且买方或卖方以书面通知的形式，则该命令或其他行动已成为最终决定 并且不可上诉； 但是，前提是，如果某缔约方或其关联公司未遵守本协议的任何规定是造成以下情况的重大原因，则该缔约方不得享有根据本第6.1（b）条终止本协议的权利， 或实质上导致了该政府机构的此类行动；

(c) by written notice by the Seller if the required approval of shareholders of the Seller shall not have been obtained at the shareholder meeting of the Seller; or

如果未在卖方的股东大会上获得卖方的必要批准，则以卖方书面通知的形式； 或者

(d) by written notice by the Seller if the Merger shall not be closed.

如果（和新蛋的）合并未完成，则以卖方书面通知的方式提出。

6.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, and nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this

Annex E-7

Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in this Article VI, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 6.1.

终止的效力。 如果根据6.1节有效终止了本协议，则本协议立即失效，任何一方或其任何代表均不承担任何责任，并且各方的所有权利和义务 终止，并且在任何情况下，在本协议终止之前，本协议中的任何内容均不免除任何一方对任何故意违反本协议项下的任何陈述，担保，契约或义务或针对该方的欺诈请求的责任。 在不限制上述规定的情况下，并且除非本第六条另有规定，否则缔约双方在缔约之前的专有权利，涉及任何一方违反本协议所载的任何陈述，保证，盟约或其他协议，或 如果适用，根据本协议进行的交易是根据6.1节终止本协议的权利。

6.3 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

费用和支出。 与本协议有关的所有费用以及据此拟进行的交易应由发生此类费用的一方支付。 在本协议中，“费用”应包括所有自付费用（包括本协议一方或其任何关联公司的律师，会计师，投资银行家，财务顾问，融资来源，专家和顾问的所有费用和支出） ）由某方或其代表因与本协议或与本协议有关的任何辅助文件以及与本协议完成有关的所有其他事项的授权，准备，谈判，执行或履行而发生或相关

ARTICLE VII

RELEASES and INDEMNIFICATION
解除和赔偿

7.1 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Purchaser, on behalf of itself and its Affiliates, respectively (the “Releasing Persons”), will release and discharge the Seller from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Seller arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Seller, whether pursuant to its organizational documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Seller or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

解除和不起诉约定。自交易完成之日起，在适用法律允许的最大范围内，买方分别代表其本身及其关联公司（以下简称“解除权人”），解除并解除卖方的任何及所有行为，义务，在交割日期或之前，或由于以下原因，该解除权人现在或以后可能对卖方已经拥有的，无论在法律上还是在权益上无论是已知的还是未知的，无论是已知的还是未知的协议，债务和负债因在交割日期之前或之前发生的任何事情而产生，包括对卖方根据其组织文件，合同或其他方式享有的任何补偿或报销权，不论是否在交割日期时正主张或之后主张的索赔。交易结束后及之后，各解除权人在此不可撤消的承诺，就这里被解除的任何事情，不得直接或间接主张针对卖方或其关联公司的任何形式的诉讼，或开始或引起对卖方或其关联公司的任何形式的诉讼。尽管本文有任何相反的规定，本合同所述的解除和限制均不适用于解除权人根据本协议或任何辅助文件的条款和条件可能对任何一方提出的任何索赔。

7.2 Indemnification. Unless otherwise provided in this Agreement, each of the Seller and the Purchaser (the “Indemnitor”) agrees to indemnify the other Party and each of its Affiliates, successors and assigns (the “Indemnitee”) from and against any and all damages, losses and expenses (including, without limitation, legal fees

Annex E-8

and expenses and the costs of investigating any claims, but excluding any consequential or indirect damages, lost profits, frustrated expenses, internal administration and overhead costs) that the Indemnitee may incur or sustain from the Indemnitor’s breach of any of its representations, warranties or covenants in this Agreement.

保障。 除非本协议另有规定，否则卖方和买方（以下称“赔偿方”）均同意就任何及所有损害，损失向另一方及其关联方，继承人和受让人（“受偿方”）进行赔偿， 赔偿方可能就其违反在本协议中的任何陈述，保证或盟约而致受偿人遭受或承受的费用和损失（包括但不限于法律费用和费用以及调查任何索赔的费用，但不包括任何间接或间接损失，利润损失，受挫费用，内部管理费用和间接费用）进行赔偿。

ARTICLE VIII

Liability for Breach of Agreement
违约责任

8.1 Indemnification by the Purchaser. Any breach of or failure to perform its representation, warranties, obligations or responsibilities by one Party shall constitute a default. The breaching Party shall be liable for indemnifying the non-breaching Party against all monetary losses suffered by the non-breaching Party as well as all expenses incurred by it for claiming its rights, including but not limited to reasonable attorney fee, investigation fee and travel expense.

买方赔偿。 任何一方违反或不履行其代表，保证，义务或责任，均构成违约。 违约方有责任赔偿非违约方遭受非违约方遭受的所有金钱损失以及其因主张权利而遭受的所有费用，包括但不限于合理的律师费，调查费和差旅费 费用。

8.2 Force Majeure. Any delay in or failure of performance by either Party of all or any of their obligations under this Agreement shall not constitute a breach hereunder if, and to the extent that such delays or failures are caused by Force Majeure, provided that necessary remedial measures shall be taken to reduce the damage under proper condition. The Force Majeure means objective events or circumstances, unpredictable, unavoidable and uncontrollable, which includes earthquake, typhoon, flood, fire, war and other unpredictable, unavoidable and uncontrollable Acts of Gods, and change of any laws, rules and regulations, promulgation of new laws, rules and regulations, or any government act leading to direct influence on the performance of the Agreement or failure to perform the terms and conditions hereunder.

不可抗力。 如果任何一方延误或未能履行本协议项下的全部或任何义务，则在不可抗力的情况下，且在一定程度上应由不可抗力造成的，则不构成本协议的违反，但必须采取必要的补救措施。 在适当情况下采取以减少损坏的措施。 不可抗力是指不可预测，无法避免和无法控制的客观事件或情况，包括地震，台风，洪水，火灾，战争和其他不可预测，无法避免和不可控制的上帝行为，以及任何法律，法规和法规的变更，新法规的颁布。 法律，法规和规章或任何政府行为，直接影响协议的履行或未履行本协议的条款和条件。

ARTICLE IX

MISCELLANEOUS
附则

9.1 Registration. The Company shall, in accordance with the provisions herein, within 30 Business Days following the Closing Date, (i) report for filing to, and register the transfer of Equity Interests and this Agreement with, local SAIC, and obtain a new business license of the Company; and (ii) take all necessary steps to register or file the transfer of Equity Interests with various government authorities as may be required by the laws of the PRC (“Registration”). Both the Seller and the Purchaser shall offer any assistance and cooperation reasonably required to fulfil and complete those registrations or filings.

注册。 公司应按照本规定在交割日期后的30个营业日内，（i）向当地国家工商行政管理总局报告并向其登记并转让股权和本协议，并获得新的营业执照; （ii）采取一切必要步骤，按照中国法律的规定向各个政府机构注册或提交股权转让。 卖方和买方均应提供合理的协助和合作，以完成并完成这些注册或备案。

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If a separate equity transfer agreement is signed for the purpose of Registration under this Section 9.1 (the “Registration Agreement”), the Parties acknowledge and agree that the Registration Agreement shall only be used for handling Registrations as may be required by law. Wherever there is any inconsistency between this Agreement and the Registration Agreement, this Agreement shall govern.

如为股权转让工商变更登记等要求，另行签署股权转让协议的（以下简称“工商备案协议”），双方一致确认并同意：该等工商备案协议仅为办理本次股权转让工商变更登记手续之用；若本协议和工商备案协议有不一致之处的，以本协议约定为准。

9.2 Confidentiality. The terms and conditions are confidential and shall not be disclosed to any third party without other Party’s prior written consent. If required by Law or Governmental Authority, the disclosing party shall discuss with the other party the disclosure and submission of relevant information within reasonable time prior to the disclosure and submission. The Parties shall cause their respective Representatives to perform the confidentiality obligation set forth in this Section. This Section shall survive the termination of this Agreement for any reason.

保密。 这些条款和条件是机密的，未经另一方事先书面同意，不得将其透露给任何第三方。 如果法律或政府机构有要求，披露方应在披露和提交之前的合理时间内与另一方讨论披露和提交相关信息。 各方应促使其各自的代表履行本节规定的保密义务。 本节无论出于任何原因均应在本协议终止后继续有效。

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Seller, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

约束效果； 转让。 本协议及本协议的所有条款应对本协议双方及其各自的继承人和允许的受让人具有约束力，并确保其利益。 未经买卖双方事先书面同意，不得通过法律或其他方式转让本协议；未经买方和卖方事先书面同意，不得转让本协议； 但此类转让不得解除转让方在本协议项下的义务。

9.4 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

第三方。 本协议或任何一方与本协议所进行的交易有关的任何文件或文件中所包含的任何内容，均不得为任何非本协议当事方的人创造任何权利或被视为已为任何人的利益执行 或该当事方的继承人或允许的受让人。

9.5 Dispute Resolution. The execution, validity, interpretation, performance, implementation and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of China. Any dispute arising out of or in connection with this Agreement shall be settled by the parties hereto through friendly negotiation. Either party may submit any dispute failing friendly settlement to competent courts where this Agreement is executed.

争端解决。 本协议的执行、有效性、解释、执行和争议解决应受中国法律管辖并据其解释。 因本协议引起的或与本协议有关的任何争议，应由双方通过友好协商解决。 任何一方如未能友好解决，均可向本协议签署地的有管辖权的法院提起诉讼。

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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具体表现。 每一方均承认，其达成交易的权利是独一无二的，并确认，如果任何一方违反本协议，则金钱损失可能不足，并且非违约方可能没有足够的赔偿金。 并依法采取补救措施，并同意如果适用缔约方未按照其特定条款执行本协议的任何规定或以其他方式违反了本协议的任何规定，则会造成无法弥补的损害。 因此，每一当事方均有权寻求禁制令或禁止令，以防止违反本协议的规定，并寻求具体执行本协议的条款和规定，而无需发布任何保证金或其他担保或证明将对金钱造成损害的赔偿。

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

    可分割性。 如果本协议中的任何规定在某司法管辖区中被认为是无效，非法或不可执行，则仅在使该司法管辖区有效，合法且可强制执行该规定的范围内，才应修改或删除该规定。 其余条款的有效性，合法性和可执行性不会因此受到任何影响或损害，在任何其他司法管辖区中，此类条款的有效性，合法性或可执行性也不会受到任何影响。 一旦确定任何条款或其他规定无效，违法或无法执行，双方将在有效，合法和可执行的范围内替代适当，公平的规定代替任何无效，非法或不可执行的规定 ，此类无效，非法或无法执行的条款的意图和目的。

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Seller.

补充协议。 只有通过执行买卖双方签署的书面文书，才能对本协议进行修改，补充或修改。

9.9 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller on behalf of itself, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

豁免。 买方代表自己及其关联公司，公司代表自身及其关联公司以及卖方代表自己（i）可以自行决定（i）延长履行任何义务或任何其他行为的时间 本协议的其他非关联方，（ii）放弃本协议或根据本协议提供的任何文件中包含的该其他非关联方的陈述和保证中的任何不准确之处，以及（iii）放弃该其他非关联方遵守任何公约 或此处包含的条件。 任何此类延期或放弃均应仅在由一个或多个受其约束的当事方签署的书面文书中规定时有效。 尽管有前述规定，任何一方未能行使或延迟行使本协议项下的任何权利均不得放弃其行使权利，任何单项或部分行使也不得排除本协议项下任何其他权利的任何其他或进一步的行使。

9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Annex E-11

9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

文本。 本协议可以在一个或多个文本执行（包括通过传真或其他电子传输），并可以由本协议的不同当事方在单独的文本中执行和交付，在执行时，每个文本均应被视为原始协议，但所有内容应合计在一起 构成一项相同的协议。

ARTICLE X

DEFINITIONS
定义

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

特定定义。 就本协议而言，以下大写术语具有以下含义：

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“诉讼” 是指任何违规或违规通知，或任何索赔、要求、指控、诉讼、审计、和解、投诉、规定、评估或仲裁，或任何要求由任何政府机构进行聆讯，进行或调查（包括任何信息要求）、查询。

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

对于任何人，“关联公司”是指直接或间接控制，受其控制或与之共同控制的任何其他人。

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“辅助文件”是指作为附件所附的每份协议，文书或文件，包括由任何当事方根据或根据本协议执行或交付的其他协议，证书和文书

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Beijing, China are authorized to close for business.

“营业日”是指除星期六，星期日或法定假日以外的任何一天，中国北京的商业银行机构有权在该假日休业。

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“同意” 是指向任何政府机构或任何其他人的同意，批准，放弃，授权或许可，或向其发出的通知，声明，声明或申请。

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“合同” 是指所有合同，协议，有约束力的安排，债券，票据，契约，抵押，债务工具，定购单，许可证，特许经营权，租赁和其他任何形式的书面或口头义务（包括任何修正和其他修改） 到此）。

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other
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Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“人” 的 “控制” 是指直接或间接拥有指导或引起该人的管理和政策方向的权力，无论是通过表决权证券的所有权，通过合同还是其他方式。 “受控”，“控制”和“与...共同控制”具有相关的含义。在不限制上述规定的前提下，根据《交易法》第13d-3条的规定，某人（“受控人”）应被视为由（a）任何其他人（“ 10％所有者”）（i）实益拥有，使该人有权投票选出受控人的董事或等效治理机构的票数的百分之十（10％）或以上的证券，或（ii）有权分配或获得百分之十（10％）或以上的利润的证券，控制人的损失或分配； （b）受控人的高级职员，董事，普通合伙人，合伙人（有限合伙人除外），经理或成员（无管理权的成员（非10％所有人）除外）；或（c）下列人士的附属公司的配偶，父母，直系后裔，兄弟姐妹，姨妈，叔叔，侄女，侄子，岳母，岳父，岳母或兄弟受控制人或为受控制人的关联公司的利益或受其控制的人的受托人的信托。

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“政府机构” 是指任何联邦、州、地方、外国或其他政府、准政府或行政机构、机构、部门或机构、或任何法院、法庭、行政听证机构、仲裁小组、委员会或其他类似的争端解决 面板或主体。

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“法律”是指任何联邦、州、地方、市级、外国或其他法律、法规、立法、普通法原则、法令、法规、法令、公告、条约、公约、规则、法规、指令、要求、命令 或在任何政府机构的授权下已经或已经颁布通过、批准、颁布、实施或以其他方式生效的禁止令、解决方案、命令或同意书。

“Liabilities” means any and all liabilities, indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due.

“负债” 是指任何性质的任何和所有负债，债务，诉讼或义务（无论是绝对的，应计的，或有的或其他的，无论是已知的还是未知的，无论是直接的还是间接的，无论是成熟的还是未到期的，以及到期或到期的）， 包括到期或将要到期的税收负债。

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“命令” 是指由权威机构或在其授权下已经或已经作出或以其他方式实施的任何命令、法令、裁决、判决、禁令、令状、裁决、有约束力的决定、判决、司法裁决或其他行动。

“Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

对于买方而言，“组织文件”指的是买方章程，对于任何其他方而言，分别指经修订的公司注册证书和章程或类似的组织文件。

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“人员”是指个人，公司，合伙企业（包括普通合伙企业，有限合伙企业或有限责任合伙企业），有限责任公司，协会，信托或其他实体或组织，包括其政府，国内或国外机构或其政治分支机构， 或其代理机构或工具。

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

对于任何方，“代表”是指该人的关联公司及其经理、董事、高级职员、雇员、代理商和顾问（包括财务顾问，顾问和会计师）。

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Annex E-14

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

谨以此为证，各当事方已促使本协议由其各自的正式授权官员在上述日期之日起签署并交付。

The Purchaser: 买方

Beijing Fenjin Times Technology Development Co., Ltd.

北京奋进时代科技发展有限公司

By:	/s/ Yang Cao
Name: Yang Cao
Title: Legal Representative

The Seller:卖方

Lianluo Smart Limited 联络智能有限公司

By:	/s/ Bin Lin
Name: Bin Lin
Title: Chief Executive Officer

The Company:公司

Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd.
联络医疗可穿戴设备技术（北京）有限公司

By:	/s/ Ping Chen
Name: Ping Chen
Title: Legal Representative

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Annex F

October 23, 2020

STRICTLY CONFIDENTIAL

The Board of Directors
Lianluo Smart Limited
Room 611, 6th Floor, BeiKong Technology Building, No. 10 Baifuquan Road,
Changping District, Beijing, 102200
People’s Republic of China

To the Board of Directors:

We understand that Lianluo Smart Limited (the “Company”) is considering a transaction pursuant to which the Company, subject to the terms and conditions of the Equity Transfer Agreement (the “Agreement”) entered into by and among Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. (“Connection Medical”), Beijing Fenjin Times Technology Development Co., Ltd. (the “Purchaser”), and Lianluo Smart Limited, a BVI business company (“LLIT” or the “Company”), the Company desires to transfer to the Purchaser, and the Purchaser desires to purchase from the Seller, 100% of the equity ownership and all relevant rights and interests of Connection Medical (the “Equity Interests”) from the Company (the “Transaction”) to the Purchaser for a transfer price of RMB 0 (the “Transaction”).

The board of directors of the Company (the “Board”) has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) to the Board as to whether the consideration to be received by the Company in the Transaction is fair to the Company’s shareholders from a financial point of view.

In exchange for our services in rendering this Opinion, the Company has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Transaction in the future for which we may receive compensation.

This Opinion is addressed to, and is intended for the use, information and benefit of the Board (solely in its capacity as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, Connection Medical or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of Connection Medical,

The Benchmark Company, LLC - Member FINRA, SIPC
150 East 58th Street, 17th Floor, New York, NY 10155 - Tel: 212-312-6700

Annex F-1

the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Connection Medical, the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

•        the latest draft of the Agreement provided to us on October 16, 2020;

•        certain information relating to the historical, current and future operations, financial condition and prospects of Connection Medical, made available to us by the Company, including financial statements that included the actual income statements for the year ending 12/31/2019 and the 9 months ending 9/30/2020, a balance sheet as of 9/30/2020, and a financial model with projected income statements and balance sheets for the calendar years 2020-2023;

•        discussions with certain members of the management of the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

•        a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company;

•        the current and historical market prices for certain of the Company’s publicly traded securities, and the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain other companies that we deemed to be relevant;

•        the publicly available financial terms of certain transactions that we deemed to be relevant; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company or Connection Medical and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Connection Medical since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the latest draft of the Agreement provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or

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Connection Medical nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the Agreement identified above. Furthermore, the Company represented to Benchmark that the Transaction was negotiated by the parties on an arm’s length basis.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or Connection Medical or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the Company in the Transaction pursuant to the Agreement is fair to the Company’s shareholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director & Co-Head of Investment Banking

Annex F-3

Annex G

BVI COMPANY NUMBER: 553525

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES
OF ASSOCIATION

OF

Newegg Commerce, Inc.

A COMPANY LIMITED BY SHARES

Incorporated on the 22nd day of July, 2003
(Re-registered under the BVI Business Companies Act, 2004 on 1st January, 2007)

INCORPORATED IN THE BRITISH VIRGIN ISLANDS

(As adopted by Director’s resolutions dated 16 June, 2017 and filed on 26 June, 2017)

(As further amended by Director’s resolutions dated 24 December, 2019 and filed on 31 December, 2019)

(As further amended by Director’s resolutions dated 20 February, 2020 and filed on 21 February, 2020)

(As further amended by Shareholder’s resolutions dated 8 April, 2020 and filed on 15 April 2020)

(As further amended by Director’s resolutions dated 15 October 2020 and filed on 21 October 2020)

(As further amended by Shareholders’ resolutions dated [        ] 2021 and filed on [        ] 2021)

Annex G-1

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
Newegg Commerce, Inc.
A COMPANY LIMITED BY SHARES

1.       DEFINITIONS AND INTERPRETATION

1.1     In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) and includes the regulations made under the Act;

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided that no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of their investment in the Company;

“Affiliate Transactions” means any transaction or a series of related transactions on behalf of the Company or its Subsidiaries, on the one hand, and any Principal Shareholder, director or officer of the Company or its Subsidiaries, any spouse, parent, brother, sister, first cousin, first aunt, first uncle, first niece, first nephew or child (in each case whether by law or blood relation) of any of the foregoing, or any Affiliate of any of the foregoing, on the other hand, other than with respect to customary arrangements relating to the employment by the Company and/or its Subsidiaries on arm’s-length terms of any such Person who possesses market standard qualifications;

“Articles” means the attached Articles of Association of the Company;

“Board” means the board of Directors of the Company or the Directors present at a duly convened meeting of the Directors at which a Board Quorum is present;

“Board Quorum” has the meaning given to that term in Article 10.5;

“business day” means a weekday on which banks are generally open for business in the British Virgin Islands;

“clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Common Shares” or “Shares” means common shares of a nominal or par value of US$[ ] each issued or to be issued by the Company;

“Company Sale” means a bona fide negotiated transaction, to (i) Transfer, exclusively lease or license, or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to any Person, in a single transaction or series of related transactions; (ii) Transfer Shares or other Equity Interests of the Company to any Person constituting 100% of the then issued and outstanding voting Shares or other Equity Interests of the Company, in a single transaction or series of related transactions; or (iii) merge, consolidate, recapitalize or reorganize the Company with or into any Person whereby the Shareholders immediately prior to such transaction no longer constitute holders of a majority of the economic interests of the common (or equivalent) equity immediately after such transaction;

“Control” or “Controlled” means, as for any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

“Directors” mean those persons holding office as directors of the Company from time to time;

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“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to Shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“electronic” means actuated by electric, magnetic, electro-magnetic, electro-chemical or electro-mechanical energy and “by electronic means” means by any manner capable of being so actuated and shall include e-mail and/or other data transmission service;

“Equity Interests” means any shares or capital stock of or other type of equity interest in a Person, including any restricted shares, warrants, options or other securities to purchase shares or capital stock or other types of equity interests;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Excluded Issuance” means (i) any Equity Interests issued as share dividends, or pursuant to share splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the Shares held by the Principal Shareholders, and (ii) Shares issuable to officers, employees, Directors, managers or independent contractors of the Company or any of its Subsidiaries pursuant to warrants, options, notes or other rights to acquire Shares of the Company issued pursuant to any stock option or any similar equity incentive plan of the Company approved by the Board;

“executed” includes any mode of execution;

“held” means, in relation to Shares, the Shares entered in the Register of Members as being held by a member and term “holds” and “holder” shall be construed accordingly;

“Legacy Shareholders” means any Persons set forth in Exhibit A attached hereto who receive Shares issued by the Company as consideration for the acquisition of Newegg Inc., a Delaware company, together with any Affiliates of such Person who are Transferred such Shares;

“Liaison” means Digital Grid (Hong Kong) Technology Co., Limited, a company incorporated under the laws of Hong Kong;

“Memorandum” means this Memorandum of Association of the Company;

“Minority Representative” means the Person selected by the Legacy Shareholders from time to time in accordance with Article 10.9;

“month” means a calendar month;

“paid up” means paid up or credited as paid up and includes any sum paid by way of premium;

“Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships, limited liability companies, unincorporated associations of persons and other legal entities;

“present in person” means, in the case of an individual, that individual or his lawfully appointed attorney being present in person and, in the case of a corporation, being present by duly authorized representative or lawfully appointed attorney and, in relation to meetings, “in person” shall be construed accordingly;

“Primary Minority Board Appointee” has the meaning given to that term in Article 8.1(iv).

“Principal Shareholders” means Liaison and the Legacy Shareholders;

“public disclosure” means any disclosure in a press release issued or disseminated in a manner designated to provide broad, non-exclusionary distribution of the information to the public or in a document publicly filed or furnished by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or in a registration statement under the Securities Act;

“Register of Members” has the meaning given to that term in Article 2.6;

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“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Reorganization” means any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction;

“Reserved Matters” has the meaning given to that term in Article 9.10;

“Resolution of Directors” means either:

(a)     a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)     a resolution consented to in writing by all Directors or by all members of a committee of Directors of the Company, as the case may be;

“Resolution of Shareholders” means either:

(a)     a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the Shareholders holding the Shares were present at the meeting in person or by proxy and being Shares in respect of which the votes were voted; or

(b)     a resolution consented to in writing by Shareholders representing a majority of the votes of the Shares entitled to vote thereon;

“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time;

“Securities and Exchange Commission” means the United States Securities and Exchange Commission;

“Shareholder” means a Person whose name is entered in the Register of Members as the holder of one or more Shares or fractional Shares;

“Subsidiary” means any of which the Company (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other Equity Interests the holders of which are generally entitled to elect the board of directors or other governing body of such or (ii) if there are no such voting interests, 50% or more of the Equity Interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

“Transfer” means any direct or indirect sale, bequest, exchange, assignment, gift, transfer, pledge, creation of any security interest or other encumbrance, and any other disposition of any kind (whether with or without consideration and whether voluntary or involuntary or by operation of Law) affecting title to or possession of any Shares;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

“written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and

“in writing” shall be construed accordingly.

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1.2     In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)     an “Article” is a reference to an article of the Articles;

(b)     a “Clause” is a reference to a clause of the Memorandum;

(c)     voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)     the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act any re-enactment thereof; and

(e)     the singular includes the plural and vice versa.

1.3     Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4     Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2.     NAME

The name of the Company is Newegg Commerce, Inc. The Company was incorporated on the 22nd day of July, 2003 pursuant to the International Business Companies Act (Cap. 291) and immediately prior to its automatic re-registration under the BVI Business Companies Act, it was governed by the International Business Companies Act.

3.     STATUS

The Company is a company limited by shares.

4.       REGISTERED OFFICE AND REGISTERED AGENT

4.1     At the date of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered office of the Company is at the offices of Offshore Incorporations Limited, of P. O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

4.2     At the date of filing of the notice disapplying Part IV of Schedule 2 of the Act, the registered agent of the Company is Offshore Incorporations Limited, of P. O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

4.3     The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4     Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5.       CAPACITY AND POWERS

5.1    Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)     full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)     for the purposes of paragraph (a), full rights, powers and privileges.

5.2    For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

Annex G-5

6.     NUMBER AND CLASSES OF SHARES

6.1     The Company is authorized to issue an unlimited number of Common Shares of a nominal or par value of US$[    ] each.

6.2     The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6.3     Shares may be issued in one or more series of Shares as the Directors may by Resolution of Directors determine from time to time.

6.4     The Company has the power to redeem or purchase any of its Shares and to increase or reduce the number of Shares it is authorized to issue subject to the provisions of the BVI Business Companies Act, 2004, as amended, and the Articles of Association and to issue any of its Shares, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of Shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.       RIGHTS CONFERRED BY COMMON SHARES

7.1     Subject to the Articles, the terms of the issue of any share, or any Resolution of Members to the contrary (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), each Common Share confers on its holder:

7.1.1  the right to one vote at a meeting of the Members or on any Resolution of Members;

7.1.2  the right to an equal share in any Distribution paid by the Company in accordance with the Act; and

7.1.3  the right to an equal share in the distribution of the surplus assets of the Company on a winding-up.

8.     VARIATION OF RIGHTS

If at any time the Shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued Shares in that class.

9.     RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10.     REGISTERED SHARES

10.1   The Company shall issue registered Shares only.

10.2   The Company is not authorized to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

11.     TRANSFER OF SHARES

11.1   Subject to the provisions of Articles 6.2 and 6.3 of the Articles, the Company shall, on receipt of an instrument of transfer complying with Article 6 of the Articles, enter the name of the transferee of a Share in the Register of Members unless the Directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

Annex G-6

11.2   The Directors may not resolve to refuse or delay the transfer of a Share unless: (a) the Shareholder has failed to pay an amount due in respect of the Share; or (b) such refusal or delay is deemed necessary or advisable in the view of the Company or its legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable corporate, securities and other laws and regulation.

12.     AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

12.1   Subject to Clause 8, and the provisions of Article 9.10, the Company may amend the Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)     to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b)     to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles;

(c)     in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders; or

(d)     to Clauses 7, 8, 9 or this Clause 12.

12.2   Any amendment of the Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

Annex G-7

We, OFFSHORE INCORPORATIONS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of disapplying Part IV of Schedule 2 of the Act hereby sign this Memorandum of Association the 20th day of November, 2009.

Registered Agent

Sgd: Rexella D. Hodge
Authorised Signatory
OFFSHORE INCORPORATIONS LIMITED

Annex G-8

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Newegg Commerce, Inc.

A COMPANY LIMITED BY SHARES

1.       REGISTERED SHARES

1.1     Every Shareholder is entitled to a certificate signed by a Director or officer of the Company, or any other person authorized by Resolution of Directors, specifying the number of Shares held by him and the signature of the Director, officer or authorized person and the Seal may be facsimiles. A certificate may be issued in electronic form in accordance with the Electronic Transactions Act, 2001 as from time to time amended or re-enacted.

1.2     Any Shareholder receiving a certificate shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required and determined under the Company’s policy as set by Resolution of Directors.

1.3     If several Persons are registered as joint holders of any Shares, any one of such Persons may give an effectual receipt for any Distribution.

2.       SHARES

2.1     Subject to the provisions of Article 9.10, Shares and other Securities may be issued at such times, to such Persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.

2.2     Section 46 of the Act (Pre-emptive Rights) does not apply to the Company.

2.3     A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.4     The consideration for a Share with par value shall not be less than the par value of the Share. If a Share with par value is issued for consideration less than the par value, the person to whom the Share is issued is liable to pay to the Company an amount equal to the difference between the issue price and the par value.

2.5     No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)     the amount to be credited for the issue of the Shares;

(b)     the determination of the Directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)     that, in the opinion of the Directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.6     The Company shall keep a register (the “Register of Members”) containing:

(a)     the names and addresses of the Persons who hold Shares;

Annex G-9

(b)     the number of each class and series of Shares held by each Shareholder;

(c)     the date on which the name of each Shareholder was entered in the Register of Members;

(d)     the date on which any Person ceased to be a Shareholder; and

(e)     such other information as may be prescribed by the Act.

2.7     The Register of Members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register of Members.

2.8     A Share is deemed to be issued when the name of the Shareholder is entered in the Register of Members.

2.9     The entry of the name of a Person in the Register of Members as a holder of a Share is prima facie evidence that legal title in the Share vests in that Person.

2.10   No share may be issued by the Company that:

(a)     increases the liability of a person to the Company; or

(b)     imposes a new liability on a person to the Company,

unless that person, or an authorized agent of that person, agrees in writing to becoming the holder of the share.

2.11   The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation, combination and division of Shares and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of Shares or arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorize some persons to transfer the Shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

3.       REDEMPTION OF SHARES AND TREASURY SHARES

3.1     The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not, except pursuant to Article 3.7, purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

3.2     The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorizing the purchase, redemption or other acquisition contains a statement that the Directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

3.3     Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

3.4     Shares that the Company purchases, redeems or otherwise acquires pursuant to this Article may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50% of the issued Shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

3.5     All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

3.6     Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

Annex G-10

3.7     Where:

(a)     the Company undertakes any division or combination of the issued Shares pursuant to section 40A of the Act, and

(b)     pursuant to such division or combination a Shareholder holds a total number of Shares which includes a fractional Share, the Company may compulsorily redeem such fractional Share so that (subsequent to such redemption) the Shareholder holds a whole number of Shares.

4.     MORTGAGES AND CHARGES OF SHARES

4.1     Shareholders may mortgage or charge their Shares.

4.2     There shall be entered in the Register of Members at the written request of the Shareholder:

(a)     a statement that the Shares held by him are mortgaged or charged;

(b)     the name of the mortgagee or chargee; and

(c)     the date on which the particulars specified in subparagraphs (a) and (b) are entered in the Register of Members.

4.3     Where particulars of a mortgage or charge are entered in the Register of Members, such particulars may be cancelled:

(a)     with the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf; or

(b)     upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

4.4     Whilst particulars of a mortgage or charge over Shares are entered in the Register of Members pursuant to this Article:

(a)     no transfer of any Share the subject of those particulars shall be effected;

(b)     the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)     no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

5.     FORFEITURE

5.1     Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Article and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2     A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3     The written notice of call referred to in Article 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

5.4     Where a written notice of call has been issued pursuant to Article 5.3 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

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5.5     The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Article 5.4 and that Shareholder shall be discharged from any further obligation to the Company with respect to such cancelled Shares.

6.     TRANSFER AND TRANSMISSION OF SHARES

6.1     Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

6.2     The transfer of a Share is effective when the name of the transferee is entered on the Register of Members.

6.3     If the Directors or a duly authorized committee of Directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)     to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)     that the transferee’s name should be entered in the Register of Members notwithstanding the absence of the instrument of transfer.

6.4     Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

7.     MEETINGS AND CONSENTS OF SHAREHOLDERS

7.1     An action that may be taken by the Shareholders at a meeting (other than the election of Directors) may also be taken by a Resolution of Shareholders consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

7.2     All meetings of Shareholders (whether annual or special) shall be held on such dates and at such places as may be fixed from time to time by the Directors.

7.3     The Company shall not be required to hold an annual general meeting in any calendar year. Where so determined by the Directors, an annual general meeting of Shareholders shall be held once in each calendar year, for the purpose of conducting such business as may come before the meeting (the “annual meeting of Shareholders”) in accordance with the provisions of these Articles. Such annual general meeting (if any) shall be held at such date and time as may be determined by the Directors.

7.4     A meeting of Shareholders other than an annual meeting of Shareholders which shall be held for the consideration of any business, including the election of Directors, shall hereinafter be referred to as a “special meeting of Shareholders.” A special meeting of Shareholders may be called by the Directors pursuant to a Resolution of Directors at such date, time and for the consideration of any business as may be determined by the Directors, save that upon the written request of Shareholders holding at least 30 percent of the votes of the outstanding voting Shares in the Company, the Directors shall convene a special meeting of Shareholders in respect of the matter for which the meeting is requested. If a special meeting of Shareholders is called upon by the written request of Shareholders pursuant to the previous sentence, then such written request must specify the nature of the business proposed to be transacted and such business must be a proper matter for Shareholder action, and, as to any proposed business or Director nominations that such Shareholders propose to bring before the meeting, such Shareholder must provide with such request the information set forth in subclauses (i) through (viii) of Article 7.17(a). Furthermore, any such business must comply with, and shall be subject to, the requirements and provisions of Articles 7.16(b) and 7.17(b).

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7.5     Written notice of all meetings of Shareholders, stating the time, place and, in the case of a special meeting of Shareholders, the purpose or purposes thereof, shall be given by the Company pursuant to a Resolution of Directors not fewer than ten days before the date of the proposed meeting to those persons whose names appear as Shareholders in the Register of Members on the date of the notice and are entitled to vote at the meeting.

7.6     The Directors may fix the date notice is given of a meeting of Shareholders, or such other date as may be specified in the notice, as the record date for determining those Shares that are entitled to vote at the meeting.

7.7     A meeting of Shareholders may be called on short notice:

(a)     if Shareholders holding not less than 90 percent of the total number of Shares entitled to vote on all matters to be considered at the meeting, or 90 percent of the votes of each class or series of Shares where Shareholders are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)     if all Shareholders holding Shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

7.8     The inadvertent failure of the Directors to give notice of a meeting to a Shareholder, or the fact that a Shareholder has not received notice, does not invalidate the meeting.

7.9    A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

7.10   The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

7.11   An instrument appointing a proxy shall be in such form as the Directors may from time to time determine or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy. Execution of the instrument appointing a proxy may be accomplished by the Shareholder or such Shareholder’s authorized officer, director, employee or agent signing such instrument by any reasonable means, including, but not limited to, by facsimile signature. A Shareholder may authorize another person or persons to act for such Shareholder as proxy by transmitting or authorizing the transmission of such communication evidencing the Shareholder’s intention to appoint a person or persons as his proxy by means of a telegram, cablegram, or other means of electronic transmission (including but not limited to, via internet or telephone) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or the other means of electronic transmission (which must be supported by printed evidence thereof) must be either set forth or be submitted with written information from which it can be determined that the telegram, cablegram or printed evidence of the other electronic transmission was authorized by the Shareholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Article 7.11 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

7.12   The following applies where Shares are jointly owned:

(a)     if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)     if only one of the joint owners is present in person or by proxy, he may vote on behalf of all joint owners; and

(c)     if two or more of the joint owners are present in person or by proxy, they must vote as one.

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7.13   Subject to such limitations, restrictions, guidelines and procedures as may be established by the Directors by Resolution of Directors from time to time, a Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

7.14   A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one-third (33.33%) of the votes of the Shares entitled to vote on the Resolutions of Shareholders to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only a single Shareholder or proxy, then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders. The Shareholders present at a duly called or held meeting of Shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough Shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the Shares required to constitute a quorum.

7.15   If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the chairman of the meeting may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

7.16   (a)     At any annual meeting of Shareholders, only proposals of business which have been made in accordance with this Article shall be eligible to be brought before such meeting:

(i)     by or at the direction of the Chairman of the Board or by Resolution of Directors;

(ii)     by any Shareholder who is a holder of record as of the record date established pursuant to Article 7.6 who is entitled to vote at the meeting and who complies with the requirements and procedures set out in Article 7.17.

(b)     At any special meeting of Shareholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the notice of meeting made pursuant to Article 7.5.

7.17   (a)     For business to be properly brought to an annual meeting of Shareholders by a Shareholder, such business must be a proper matter for Shareholder action and the Shareholder must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the Secretary of the Company (the “Secretary”) at the principal executive offices of the Company. To be considered timely in connection with an annual meeting of Shareholders, a Shareholder’s notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting of Shareholders; provided, however, that in the event that the date of the annual meeting of Shareholders changed by more than 30 days from such anniversary date, notice from a Shareholder shall also be considered timely if it is delivered not earlier than 90 days prior to such annual meeting nor later than the later of (i) 60 days prior to such annual meeting or (ii) the close of business on the tenth day following the day on which public disclosure is first made of the date of such annual meeting of Shareholders. For the purposes of this Article 7.17, any adjournment(s) or postponement(s) of the original annual meeting of Shareholders whereby such meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of such original annual meeting of Shareholders and no business may be brought before any reconvened meeting unless such timely notice of such business was properly given to the Secretary for the meeting as originally scheduled. A Shareholder’s notice to the Secretary shall set out:

(i)     a brief description of the proposal or the business desired to be brought before the meeting;

(ii)     the full text of the proposal or business (including the full text of any resolutions proposed for consideration, and, in the event that such business includes a proposal to amend either the Memorandum or the Articles of the Company, the full text of the proposed amendment) and

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such other information regarding such proposal as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such proposal been made by the Company;

(iii)  the reasons for making the proposal or conducting such business at the meeting;

(iv)    a representation that the Shareholder is a holder of record of Shares in the Company entitled to vote at such meeting and that such Shareholder intends to appear in person or by a proxy at the meeting to conduct the business being proposed as specified in the notice;

(v)  the name and address of record of the Shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

(vi)    the class and number of Shares of the Company which are owned beneficially or of record by such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made;

(vii)     any material interest of such Shareholder, and the beneficial owner, if any, on whose behalf the proposal is made, in such proposal or business and a description of all relationships, arrangements or understandings between the Shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(viii)     if the Shareholder or the beneficial owner, if any, on whose behalf the proposal is made intends to solicit proxies in support of such Shareholder’s or beneficial owner’s proposal, a representation to that effect.

(b)     Notwithstanding the foregoing or any other Article contained in the Articles, nothing in Articles 7.4, 7.16(a)(ii), 7.16(b) or 7.17 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the Directors. The chairman of a meeting of Shareholders shall have the power and the duty, if the facts so warrant, to determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of Articles 7.4, 7.16 or 7.17 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding anything contained elsewhere in these Articles, if a Shareholder has notified the Company of his intention to present a proposal at a meeting of Shareholders and such Shareholder does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company. Notwithstanding anything contained elsewhere in these Articles, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Articles 7.4, 7.16(a)(ii), 7.16(b) and 7.17. Nothing in these Articles shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Regulation 14A under the Exchange Act.

7.18   At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the vice-Chairman of the Board shall be the chairman of the meeting. If there is no vice-Chairman of the Board or if the vice-Chairman of the Board is not present at the meeting, the chief executive officer shall be the chairman of the meeting. In the absence of the chief executive officer, such other person as shall be selected by the Board shall act as chairman of the meeting. Subject to the Memorandum and these Articles, the Board may adopt by Resolution of Directors, rules and regulations for the conduct of meetings of Shareholders as it shall deem appropriate relating to:

(a)     the establishment of an agenda or order of business for the meeting and other matters pertaining to the conduct of the meeting;

(b)     maintaining order at the meeting and the safety of those present;

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(c)     limitations on attendance at or participation in the meeting of shareholders of record, their duly authorized and constituted proxies or such other persons as the Directors or chairman of the meeting shall determine;

(d)     restrictions on entry to the meeting after the time fixed for commencement thereof; and

(e)     limitations on the time allotted to questions or comments by participants,

7.19   Subject to the Memorandum, these Articles and any Resolution of Directors, the chairman of the meeting of Shareholders shall have the right and authority to prescribe rules and regulations for the conduct of meetings of Shareholders as he shall deem appropriate, including but not limited to the matters described in Articles 7.18 (a) through (e) above.

7.20   The chairman of the meeting may adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

7.21   At any meeting of the Shareholders, the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not, and the result of his decision shall be announced to the meeting (including any adjournment thereof) and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll, then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting (including any adjournment thereof) and recorded in the minutes of the meeting.

7.22   Any person other than an individual shall be regarded as one Shareholder and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Shareholder.

7.23   Any person other than an individual which is a Shareholder of the Company may by resolution of its directors or other governing body of such person authorize such person as it thinks fit to act as its representative at any meeting of the Shareholders or meeting of any class of Shareholders of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual Shareholder.

7.24   The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

7.25   Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

7.26   No business of the Company shall be conducted at a meeting of shareholders except in accordance with the provisions of this Article 7.

8.     DIRECTORS

8.1     The Board shall consist of up to seven Directors. Initially, Liaison may, by notice in writing signed by or on behalf of Liaison and delivered to the principal executive offices of the Company, appoint and replace up to four of the Directors, and the Minority Representative may, by notice in writing signed by or on behalf of the

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Minority Representative and delivered to the principal executive offices of the Company, appoint and replace up to three of the Directors. All such notices must be addressed to the Chief Executive Officer and the General Counsel of the Company.

(i)     If the number of Shares or other Equity Interests held by the Legacy Shareholders from time to time represents (i) more than two sevenths (2/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace three Directors, (ii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace two Directors, (iii) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace one Director, and (iv) less than or equal to five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall no longer be entitled to appoint or replace any Directors under this Article 8.1(i).

(ii)     If the number of Shares or other Equity Interests held by Liaison or its Affiliates from time to time represents (i) more than fifty percent (50%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall be entitled to appoint and replace four Directors, (ii) less than or equal to fifty percent (50%) and more than two sevenths (2/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall be entitled to appoint and replace three Directors, (iii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall be entitled to appoint and replace two Directors, (iv) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall be entitled to appoint and replace one Director, and (v) less than or equal to five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Liaison shall no longer be entitled to appoint or replace any Directors under this Article 8.1(ii).

(iii)    Subject to the Articles and the Law, any Director positions which neither Liaison nor the Minority Representative are entitled to appoint under this Article 8.1 (the “Remaining Directors”) shall be elected or appointed in accordance with this Article 8.1(iii). The Directors shall have the right to nominate the Remaining Directors. Such Remaining Directors, shall be elected by Resolution of Shareholders. Pending any such election by members, the Directors shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board. Any Director appointed by the Board to fill a casual vacancy shall hold office until the first general meeting of Members after his appointment and shall resign and be subject to re-election at such meeting.

(iv)    Of the Directors appointed by the Minority Representative pursuant to Article 8.1(i), one shall be designated by the Minority Representative to be the “Primary Minority Board Appointee” from time to time by delivering written notice thereof to the Board. The initial Primary Minority Board Appointee shall be Fred Chang.

8.2     The composition of the board of directors (or equivalent governing body) of each of the Company’s Subsidiaries (each, a “Subsidiary Board”) shall be determined by the Board; provided that, the Minority Representative and Liaison shall each be entitled (but not be obligated) to cause any Subsidiary Board to consist of the same number of members as that of the Board, with the Minority Representative and Liaison each entitled to appoint and replace (or nominate for appointment, to the extent they are not allowed to appoint), the same number of members as they are then entitled to appoint to the Board itself pursuant to Article 8.1.

8.3     The Minority Representative and Liaison shall each have the right (but not the obligation) to appoint and replace a corresponding number of members to any committee of the Board (or Subsidiary Board) in the same proportion as the Minority Representative or Liaison, as the case may be, is entitled, at the time of such appointment or replacement, to appoint to the Board itself pursuant to Article 8.1, rounding to the nearest whole number.

8.4    Each Principal Shareholder shall vote all of its Shares and any other voting Equity Interests and securities of the Company over which such Principal Shareholder has voting control and shall take (and cause its nominees on the Board or any Subsidiary Board to take (including replacing such nominee if they do not follow such direction)) all other necessary or desirable actions within its control (whether in its capacity as a shareholder,

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stockholder, director, member of a board committee, or officer or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a Board Quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special board and shareholder meetings) to ensure that:

(i)     the Directors shall be appointed and replaced in accordance with the terms of Article 8.1, and such individuals shall be duly elected and appointed to such positions upon (a) in the case of any appointment or replacement under Articles 8.1(i) or 8.1(ii), the delivery to the principal executive offices of the Company of the relevant notice of appointment or replacement from Liaison or the Minority Representative, as the case may be, (b) in the case of any appointment or replacement under Article 8.1(iii), the passing of, and in accordance with the terms of, the relevant Resolution of Directors and (c) in the case of any election under Article 8.1(iii), the passing of, and in accordance with the terms of, the relevant Resolution of Shareholders; and

(ii)     the members of the Subsidiary Boards and committees of the Board shall be appointed and replaced in accordance with the terms of Article 8.2 and Article 8.3, respectively, and such individuals shall be duly elected and appointed to such positions.

8.5     A Director or member of a committee of the Board or Subsidiary Board may be removed from office, with cause, by a Resolution of Shareholders or by Resolution of Directors passed at a meeting of Directors called for the purpose of removing the Director or for purposes including the removal of the Director; provided that:

(i)     any Director or member of a committee of the Board or Subsidiary Board that is appointed or nominated by the Minority Representative shall be removed from the Board, any Subsidiary Board, or any committee thereof upon and only upon, the written request of the Minority Representative; and

(ii)     any Director or member of a committee of the Board or Subsidiary Board that is appointed or nominated by Liaison shall be removed from the Board, any Subsidiary Board, or any committee thereof upon, and only upon, the written request of Liaison.

8.6     In the event that any Director ceases to serve as a member of the Board or any committee thereof for any reason, in each case, during such member’s term of office, the resulting vacancy on the Board or committee, as applicable, shall be filled in the manner provided in Article 8.1. In the event that any Person for any reason ceases to serve as a member of a Subsidiary Board or any committee of the Board or of a Subsidiary Board during such member’s term of office, the resulting vacancy shall be filled by the Company or the relevant Subsidiary (acting at the direction of the Board) in the manner provided in Article 8.2 and Article 8.3.

8.7     The Company shall keep a register of Directors containing:

(a)     the names and addresses of the persons who are Directors of the Company;

(b)     the date on which each person whose name is entered in the register was appointed as a Director of the Company;

(c)     the date on which each person named as a Director ceased to be a Director of the Company; and

(d)     such other information as may be prescribed by the Act.

8.8     The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.

8.9     A Director is not required to hold a Share as a qualification to office.

8.10   The office of a Director shall be vacated in any of the events following, namely:

(a)     if he resigns his office by notice in writing delivered to the registered office or tendered at a meeting of the Board; or

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(b)     if the Board resolves that he is through physical or mental incapacity or mental disorder no longer able to perform the functions of a Director; or

(c)     if he fails, without leave, to attend (whether or not an alternate Director appointed by him attends) three successive Board meetings or four Board meetings in any consecutive period of 12 months despite a notice being given to him prior to such third or fourth meeting (as the case may be) that the provisions of this paragraph might apply and not less than two-thirds of all the other Directors (excluding the Director concerned and, in his capacity as such, any alternate Director appointed by the Director concerned) resolving that his office should be vacated; or

(d)     if he becomes bankrupt or insolvent or makes an arrangement or composition with his creditors or applies to the Court in connection with a voluntary arrangement; or

(e)     any event analogous to those listed in Article 8.11 under the laws of any other jurisdiction occurs in relation to a Director; or

(f)     if he is prohibited by law from being a Director; or

(g)     if he ceases to be a Director by virtue of the Act; or

(h)     if he is removed from office either (a) pursuant to Article 8.5, or (b) at the written request of (i) in the case of any Director that is appointed by the Minority Representative, the Minority Representative, or (ii) in the case of any Director that is appointed by Liaison, Liaison.

In the case of Articles 8.10 (b) to (h) inclusive above, the Director shall be removed from office. In the event of a vacation of any Director appointed by the Minority Representative or Liaison only the Minority Representative and Liaison (as the case may be) shall be entitled to replace that Director appointed by it in the manner provided for in accordance with Article 8.1.

8.11  A Resolution of Directors declaring that a Director has vacated office under Article 8.10 shall be conclusive as to that fact and as to the ground of vacation as stated in the resolution.

8.12  Each Director shall have the power to appoint any person to be his alternate Director and may at his discretion remove such alternate Director, provided that this does not prejudice the rights of the Minority Representative or Liaison under Article 8.1. If such alternate Director is not another Director, such appointment, unless previously approved by the Board, shall have effect only upon and subject to it being so approved. Any appointment or removal of an alternate Director shall be effected by notice in writing signed by the appointer and delivered to the registered office or tendered at a meeting of the Board. An alternate Director shall, if his appointer so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend at and vote as a Director at any such meeting at which the Director appointing him is not personally present and to exercise and discharge all the functions, powers and duties of his appointer as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director.

8.13  Every person acting as an alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the provisions of these Articles relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part (if any) of the remuneration otherwise payable to the Director appointing him as such Director may by notice in writing to the Company from time to time direct.

8.14  Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointer.

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8.15  An alternate Director shall ipso facto cease to be an alternate Director if his appointer ceases for any reason to be a Director provided that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment made by him pursuant to this Article which was in force immediately before his retirement shall remain in force as though he had not retired.

8.16  Each of the Directors shall be paid a fee at such rate as may from time to time be determined by the Board provided that the aggregate of all such fees so paid to Directors (excluding amounts payable under any other Article and any amount payable under any service contract) shall not exceed US$100,000 per annum, or such higher amount as may from time to time be determined by Resolution of Shareholders.

8.17  As the Board determines each Director may be paid his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Board or committees of the Board or meetings of Shareholders or separate meetings of the holders of any class or series of Shares or of debentures of the Company and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.

9.     POWERS OF DIRECTORS

9.1     Subject to the provisions of Article 9.10, the business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2     Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

9.3     If the Company is the wholly owned subsidiary of a holding company, a Director may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

9.4     Any Director which is a body corporate may appoint any individual as its duly authorized representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

9.5     The continuing Directors may act notwithstanding any vacancy in their body.

9.6     Subject to the provisions of Article 9.10, the Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party. The Directors shall have unlimited power to borrow money on behalf of the Company.

9.7     All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

9.8     For the purposes of Section 175 (Disposition of assets) of the Act, subject to the provisions of Article 9.10, the Directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

9.9     The Company has no power to grant loans to the Directors.

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9.10   Notwithstanding anything to the contrary in these Articles, if the number of Shares or other Equity Interests held by the Legacy Shareholders from time to time represents more than ten per cent. (10%) of the total voting power of all outstanding Equity Interests of the Company, then neither the Company nor any officer or agent of the Company or its Subsidiaries shall take, directly or indirectly, any of the actions described in this Article 9.10 (the “Reserved Matters”) without the approval of the affirmative vote of not less than a majority (more than 50%) of the number of votes represented by the Directors (excluding any vacancies), which majority must include the Primary Minority Board Appointee:

(i)      initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, share combination or division, restructuring or reorganization of the Company or any of its Subsidiaries;

(ii)     other than to the Company or a wholly-owned Subsidiary thereof, sell, license, Transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of the Company or any of its Subsidiaries in any transaction or series of related transactions;

(iii)    agree to any merger, consolidation or combination of the Company or any of its Subsidiaries, or to a sale of all or substantially all of the assets of the Company in connection with a Company Sale;

(iv)    commence or undertake any Reorganization;

(v)     issue, directly or indirectly, any Equity Interest of the Company or permit any of the Subsidiaries to issue any Equity Interest other than, in each case, any Excluded Issuance;

(vi)    materially alter or fundamentally change the nature of the business of the Company and its Subsidiaries;

(vii)   amend, change, or waive any provision of, the memorandum and articles of association of the Company;

(viii)  purchase or otherwise acquire all or any part of the assets or business of, or Equity Interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any Person (other than the Company or any of its Subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(ix)    other than to the Company or a wholly-owned Subsidiary thereof, sell, license, Transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of the Company or any of its Subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(x)     other than loans to wholly-owned Subsidiaries, (A) extend any credit or make any loans to any Person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness;

(xi)    appoint or remove the Chief Executive Officer of the Company;

(xii)   enter into any Affiliate Transactions;

(xiii)  amend, change or waive any of the actions of the Company described in this Article 9.10 or the required voting requirements specified in this Article 9.10; and

(xiv)  agree or commit to do any of the foregoing, or delegate any of the foregoing to the Company or any of its Subsidiaries or any officer or agent of the Company or Subsidiary thereof.

10.     PROCEEDINGS OF DIRECTORS

10.1   Any one Director may call a meeting of the Directors by sending a written notice to each other Director.

10.2   The Directors or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the Directors may determine to be necessary or desirable.

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10.3   A Director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

10.4   A Director shall be given not less than 3 days’ notice of meetings of Directors, but a meeting of Directors held without 3 days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

10.5   A quorum of the Board as to any action of the Board shall consist of (i) at least a majority of the Directors (excluding any vacancies), (ii) at least one Director appointed by the Minority Representative, and (iii) at least one Director appointed by Liaison (collectively, a “Board Quorum”); provided that if (x) notice for a board meeting is duly provided in accordance with these Articles, and (y) a Board Quorum for such noticed meeting is not obtained solely due to the absence of a Director appointed by the Minority Representative from the meeting or the absence of a Director appointed by Liaison from the meeting, then a Board Quorum shall be met for such subsequently noticed board meeting with the presence of at least a majority of the Directors and without the required presence pursuant to clauses (ii) or (iii), as applicable. A Board Quorum must be present at all Board meetings (whether in person or by proxy, by telephone, videoconference or otherwise) to conduct business and exist at all times during any such Board meeting, including the reconvening of a meeting adjourned, in order for any action taken at such meeting to be valid.

10.6   On all matters requiring the vote or action of the Board, each Director shall be entitled to one vote.

10.7   At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting.

10.8   An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

10.9   The Legacy Shareholders holding a majority (as measured at the time of selection of the Minority Representative) of the total voting interests represented by the Shares held by the Legacy Shareholders shall select the Minority Representative and have the power to remove and reselect a different Minority Representative from time to time. The initial Minority Representative shall be Fred Chang.

11.     COMMITTEES

11.1   The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

11.2   The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)     to amend the Memorandum or the Articles;

(b)     to designate committees of Directors;

(c)     to delegate powers to a committee of Directors;

(d)     to appoint or remove Directors;

(e)     to appoint or remove an agent;

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(f)     to approve a plan of merger, consolidation or arrangement;

(g)     to make a declaration of solvency or to approve a liquidation plan;

(h)     to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(i)     to make a determination in respect of a Reserved Matter.

11.3   Articles 11.2(b) and (c) do not prevent a committee of Directors, where authorized by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

11.4   The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.5   Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors under the Act.

12.     OFFICERS AND AGENTS

12.1   The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Any number of offices may be held by the same person.

12.2   The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Shareholders, the Chief Executive Officer to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the Register of Members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Chief Financial Officer to be responsible for the financial affairs of the Company.

12.3   The emoluments of all officers shall be fixed by Resolution of Directors.

12.4   The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

12.5   The Directors may, by Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company.

12.6   An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)     to amend the Memorandum or the Articles;

(b)     to change the registered office or agent;

(c)     to designate committees of Directors;

(d)     to delegate powers to a committee of Directors;

(e)     to appoint or remove Directors;

(f)     to appoint or remove an agent;

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(g)     to fix emoluments of Directors;

(h)     to approve a plan of merger, consolidation or arrangement;

(i)     to make a declaration of solvency or to approve a liquidation plan;

(j)     to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due; or

(k)     to authorize the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

12.7   The Resolution of Directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

12.8   The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

13.     CONFLICT OF INTERESTS

13.1   A Director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors.

13.2   For the purposes of Article 13.1, a disclosure to all other Directors to the effect that a Director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

13.3   A Director who is interested in a transaction entered into or to be entered into by the Company may:

(a)     vote on a matter relating to the transaction;

(b)     attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a Board Quorum; and

(c)     sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction, and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

14.     INDEMNIFICATION

14.1   Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)     is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer or a liquidator of the Company; or

(b)     is or was, at the request of the Company, serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

The indemnity in Article 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

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14.2   The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

14.3   The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

14.4   Expenses, including legal fees, incurred by a Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director to repay the amount if it shall ultimately be determined that the Director is not entitled to be indemnified by the Company in accordance with Article 14.1.

14.5   Expenses, including legal fees, incurred by a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former Director to repay the amount if it shall ultimately be determined that the former Director is not entitled to be indemnified by the Company in accordance with Article 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.

14.6   The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested Directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a Director.

14.7   If a person referred to in Article 14.1 has been successful in defense of any proceedings referred to in Article 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

14.8   The Company shall purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company or any of its Subsidiaries, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

15.     RECORDS

15.1   The Company shall keep the following documents at the office of its registered agent:

(a)     the Memorandum and the Articles;

(b)     the Register of Members, or a copy of the Register of Members;

(c)     the register of Directors, or a copy of the register of Directors; and

(d)     copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

15.2   Until the Directors determine otherwise by Resolution of Directors the Company shall keep the original Register of Members and original register of Directors at the office of its registered agent.

15.3   If the Company maintains only a copy of the Register of Members or a copy of the register of Directors at the office of its registered agent, it shall:

(a)     within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)     provide the registered agent with a written record of the physical address of the place or places at which the original Register of Members or the original register of Directors is kept.

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15.4   The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)     minutes of meetings and Resolutions of Shareholders and classes of Shareholders; and

(b)     minutes of meetings and Resolutions of Directors and committees of Directors.

15.5   Where any original records referred to in this Article are maintained other than at the office of the registered agent of the Company, and the place at which the original records are maintained is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

15.6   The records kept by the Company under this Article shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act, 2001 (No. 5 of 2001) as from time to time amended or re-enacted.

16.     REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent, a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)     the date of creation of the charge;

(b)     a short description of the liability secured by the charge;

(c)     a short description of the property charged;

(d)     the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)     unless the charge is a security to bearer, the name and address of the holder of the charge;

(f)     details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge; and

(g)     such other information as may be prescribed by the Act.

17.     SEAL

17.1   The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office.

17.2   Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorized from time to time by Resolution of Directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for the Seal and/or for the signature of any Director or authorized person to be affixed by electronic means on any instrument in accordance with the Electronic Transactions Act, 2001 and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17.3   A contract, agreement or other instrument executed by or on behalf of the Company by a Director or an authorized agent of the Company is not invalid by reason only of the fact that the Seal is not affixed to the contract, agreement or instrument.

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17.4   An instrument is validly executed by the Company as a deed or an instrument under seal if it is either:

(a)     sealed with the Seal and witnessed by a Director or such other person who is authorized by the Memorandum and these Articles to witness the application of the Seal; or

(b)     it is expressed to be, or is expressed to be executed as, or otherwise makes clear on its face that it is intended to be, a deed and it is signed by a Director or by a person so authorized from time to time by Resolution of Directors.

18.     DISTRIBUTIONS BY WAY OF DIVIDEND

18.1   Subject to the provisions of Article 9.10, the Directors of the Company may, by Resolution of Directors, authorize a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

18.2   Dividends may be paid in money, Shares, or other property.

18.3   Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Article 20.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

18.4   No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

18.5   The Directors may, before authorizing any Distribution, set aside out of the profits of the Company such sum as they think proper as a reserve fund, any may invest the sum so set apart as a reserve fund upon such securities as they may select.

19.     ACCOUNTS AND AUDIT

19.1   The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

19.2   The Company may by Resolution of Shareholders call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

19.3   The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

19.4   The first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by Resolution of Shareholders or by Resolution of Directors.

19.5   The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

19.6   The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

19.7   The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)     in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)     all the information and explanations required by the auditors have been obtained.

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19.8   The report of the auditors shall be annexed to the accounts and shall be given to the Shareholders.

19.9   Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

19.10 The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented

20.     NOTICES

20.1   Any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the Register of Members or by email or facsimile to an email address or facsimile number notified for that purpose by a Shareholder to the Company.

20.2   Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

20.3   Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

21.     VOLUNTARY LIQUIDATION

The Company may by a Resolution of Shareholders or, subject to the provisions of Article 9.10, by Resolution of Directors appoint a voluntary liquidator.

22.     CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all Directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

23.     UNTRACED SHAREHOLDERS

23.1   When the registered address of any Shareholder appears to the Board to be incorrect or out of date such Shareholder may, if the Board so resolves, be treated as if he had no registered address and the Company will not thereafter be obliged to send to such Shareholder cheques, warrants, notices of meetings or copies of the documents referred to in these Articles; provided that no resolution as aforesaid shall be proposed by the Board until cheques or warrants sent to the registered address of such Shareholder have been returned by the Post Office or left uncashed on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish any new address of such Shareholder.

23.2   The Company shall be entitled to sell at the best price reasonably obtainable any Share of a Shareholder or any Share to which a person is entitled by transmission if and provided that:

(a)     for a period of twelve years in the course of which at least three dividends have become payable in respect of the Share in question, no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the Shareholder or to the person entitled by transmission to the Share at his address on the Register of Members or the other last known address given by the Shareholder or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Shareholder or the person entitled by transmission; and

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(b)     the Company has at the expiration of the said period of twelve years by advertisement in both a leading national newspaper and in a newspaper circulating in the area in which the address referred to in paragraph (a) above is located given notice of its intention to sell such Share; and

(c)     the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the Shareholder or person entitled by transmission.

23.3   To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such Share and such instrument of transfer shall be as effective as if it had been executed by the registered holder of such Share. The Company shall account to the Shareholder or other person entitled to such Share for the net proceeds of such sale and shall be deemed to be his debtor and not a trustee for him in respect of the same. Any money not accounted for to the Shareholder or other person entitled to such Share shall be carried to a separate account and shall be a permanent debt of the Company. Money carried to such separate account may either be employed in the business of the Company or invested in such investments (other than Shares or its holding company, if any) as the Directors may from time to time think fit.

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We, OFFSHORE INCORPORATIONS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of disapplying Part IV of Schedule 2 of the Act hereby sign these Articles of Association the 20th day of November, 2009.

Registered Agent

Sgd: Rexella D. Hodge
Authorised Signatory
OFFSHORE INCORPORATIONS LIMITED

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Exhibit A

Legacy Shareholders1

Calvin Hsu

Chang Chung “Ben” Ru

Chang Trust 2008

Chang 2009 Annuity Trust No. 1

Chang 2009 Annuity Trust No. 2

Chang 2009 Annuity Trust No. 3

Crystal Clarity Ltd.

Eagle Creek Enterprises Limited

Fred Chang Partners Trust

Jing “James” Wu

Kunal Thakkar

Michael Bullen

Nabal Spring, LLC

Tally Liu

Tekhill USA LLC

Tzu-Wei “Danny” Lee

____________

1          Note to Draft, any Legacy Shareholders who exercise dissenters rights with respect to all of their Newegg shares in the Merger of Newegg and LLIT shall be excluded from Exhibit A.

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Part II
Information Not Required in the Prospectus

Item 20. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred in connection with the execution of their duties, powers, authorities or discretions as a director or officer of the Company, unless such losses or damages arise through the willful neglect or default of such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)     The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No	Description
2.1

Agreement and Plan of Merger, dated October 23, 2020, among Lianluo Smart Limited, Newegg Inc. and Lightning Delaware Sub, Inc. (included as Annex A to the proxy statement/prospectus forming part of this registration statement)

3.1*	Amended and Restated Memorandum and Articles of Association of the Lianluo Smart Limited
4.1*	Form of Class A Common Share Purchase Warrant dated March 2, 2020
4.2*	Form of Securities Purchase Agreement dated February 27, 2020
4.3*	Form of Amended and Restated Shareholders Agreement
5.1*	Opinion of Conyers Dill & Pearman regarding validity of the shares being registered hereunder
8.1*	Opinion of Potomac Law Group regarding certain U.S. tax matters
10.1

Equity Transfer Agreement, dated October 23, 2020, among Beijing Fenjin Times Technology Development Co., Ltd., Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. and Lianluo Smart Limited (included as Annex E to the proxy statement/prospectus forming part of this registration statement)

10.2*	Revolving Credit and Security Agreement, dated July 27, 2018, by and among East West Bank, PNC Bank, National Association, Newegg Inc. and Newegg Inc.’s subsidiaries
10.3*	First Amendment to Revolving Credit and Security Agreement, dated January 2019
10.4*	Second Amendment to Revolving Credit and Security Agreement and Consent, dated November 18, 2019
10.5*	Pledge Agreement, dated July 27, 2018, by and among PNC Bank, National Association, Newegg Inc. and Newegg Inc.’s subsidiaries
10.6*	Pledge and Security Agreement, dated July 27, 2018, by and among PNC Bank, National Association and Newegg Canada Inc.
10.7*	Pledge and Security Agreement, dated July 27, 2018, by and among PNC Bank, National Association and Newegg Inc.’s subsidiaries
10.8*	Guaranty and Suretyship Agreement, dated July 27, 2018, by and among East West Bank and Newegg Inc.’s subsidiaries
10.9	Lianluo Smart Limited 2009 Share Incentive Plan
10.10	Lianluo Smart Limited 2013 Share Incentive Plan
10.11	Lianluo Smart Limited 2014 Share Incentive Plan
10.12	Newegg Inc. Fourth Amended and Restated 2005 Incentive Award Plan
10.13	Newegg Inc. Significant Shareholder Incentive Program
21.1*	Subsidiaries of Lianluo Smart Limited
23.1	Consent of Centurion ZD CPA & Co. (successor of Centurion ZD CPA Limited), Independent Registered Public Accounting Firm

Exhibit No	Description
23.2	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP, Independent Registered Public Accounting Firm
23.3	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm
23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.5*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.6*	Consent of Potomac Law Group (include in Exhibit 8.1)
24.1*	Power of Attorney
99.1*	Consent of The Benchmark Company, LLC Related to Merger
99.2*	Consent of The Benchmark Company, LLC Related to Disposition

____________

*        Previously filed.

(b)    Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Act to any purchaser:

(i)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on April 12, 2021.

LIANLUO SMART LIMITED
By:	/s/ Bin Lin
Bin Lin, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chairman and Chief Executive Officer	April 12, 2021
Bin Lin	(Principal Executive Officer)
*	Director and Interim Chief Financial Officer	April 12, 2021
Yingmei Yang	(Principal Financial and Accounting Officer)
*	Director	April 12, 2021
Richard Zhiqiang Chang
*	Director	April 12, 2021
Bin Pan
*	Director	April 12, 2021
Fuya Zheng
* By:	/s/ Bin Lin
Bin Lin Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-4 in the City of New York, New York, on April 12, 2021.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries Title: Senior Vice President